Exhibit 10.7

Execution Version

FIRST LIEN CREDIT AGREEMENT

dated as of July 3, 2017 among

FOCUS FINANCIAL PARTNERS, LLC,
as the Borrower,

The Several Lenders
from Time to Time Parties Hereto,

ROYAL BANK OF CANADA,
as the Term Administrative Agent, the Collateral Agent and a Lender,

BANK OF AMERICA, N.A.,
as Revolver Administrative Agent, the Swingline Lender and a Letter of Credit Issuer

and

RBC CAPITAL MARKETS,

and

SUNTRUST ROBINSON HUMPHREY, INC.,
BMO CAPITAL MARKETS CORP.,
FIFTH THIRD BANK,
as Joint Lead Arrangers and Bookrunners and

BANK OF AMERICA, N.A.,
as a Revolving Credit Facility Joint Lead Arranger and Bookrunner and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
REGIONS BANK,
as Co-Documentation Agents

and

BANKUNITED, N.A.,
CAPITAL ONE, NATIONAL ASSOCIATION,
as Co-Syndication Agents

i

Section 4. Fees		111

4.1.	Fees	111
4.2.	Voluntary Reduction of Revolving Credit Commitments	112
4.3.	Mandatory Termination of Commitments	113

Section 5. Payments		113

5.1.	Voluntary Prepayments	113
5.2.	Mandatory Prepayments	114
5.3.	Method and Place of Payment	117
5.4.	Net Payments	118
5.5.	Computations of Interest and Fees	121
5.6.	Limit on Rate of Interest	121

Section 6. Conditions Precedent to Initial Borrowing		122

6.1.	Credit Documents	122
6.2.	Collateral	123
6.3.	Legal Opinions	123
6.4.	Equity Investments	123
6.5.	Closing Certificates	123
6.6.	Authorization of Proceedings of the Borrower and the Guarantors; Corporate Documents	123
6.7.	Fees	124
6.8.	Representations and Warranties	124
6.9.	Solvency Certificate	124
6.10.	Acquisition	124
6.11.	Patriot Act	124
6.12.	Pro Forma Balance Sheet	124
6.13.	Financial Statements	124
6.14.	No Material Adverse Effect	125
6.15.	Refinancing	125

Section 7. Conditions Precedent to All Credit Events		125

7.1.	No Default; Representations and Warranties	125
7.2.	Notice of Borrowing; Letter of Credit Request	125

Section 8. Representations and Warranties		126

8.1.	Corporate Status	126
8.2.	Corporate Power and Authority	126
8.3.	No Violation	126
8.4.	Litigation	127
8.5.	Margin Regulations	127
8.6.	Governmental Approvals	127
8.7.	Investment Company Act	127
8.8.	True and Complete Disclosure	127
8.9.	Financial Condition; Financial Statements	127
8.10.	Compliance with Laws; No Default	128
8.11.	Tax Matters	128
8.12.	Compliance with ERISA	128
8.13.	Subsidiaries	128
8.14.	Intellectual Property	128

8.15.	Environmental Laws	129
8.16.	Properties	129
8.17.	Solvency	129
8.18.	Patriot Act	129
8.19.	OFAC	129
8.20.	Anti-Corruption Laws	129

Section 9. Affirmative Covenants		130

9.1.	Information Covenants	130
9.2.	Books, Records, and Inspections	133
9.3.	Maintenance of Insurance	133
9.4.	Payment of Taxes	134
9.5.	Preservation of Existence; Consolidated Corporate Franchises	134
9.6.	Compliance with Statutes, Regulations, Etc.	134
9.7.	ERISA	134
9.8.	Maintenance of Properties	134
9.9.	Transactions with Affiliates	135
9.10.	End of Fiscal Years	136
9.11.	Additional Credit Parties	136
9.12.	Pledge of Additional Stock and Evidence of Indebtedness	136
9.13.	Use of Proceeds	137
9.14.	Further Assurances	137
9.15.	Maintenance of Ratings	139
9.16.	Lines of Business	139

Section 10. Negative Covenants		139

10.1.	Limitation on Indebtedness	139
10.2.	Limitation on Liens	145
10.3.	Limitation on Fundamental Changes	146
10.4.	Limitation on Sale of Assets	147
10.5.	Limitation on Restricted Payments	149
10.6.	Limitation on Subsidiary Distributions	157
10.7.	Financial Covenant	159
10.8.	Sanctions	159
10.9.	Anti-Corruption Laws	159

Section 11. Events of Default		159

11.1.	Payments	159
11.2.	Representations, Etc.	159
11.3.	Covenants	159
11.4.	Default Under Other Agreements	160
11.5.	Bankruptcy, Etc.	160
11.6.	ERISA	161
11.7.	Guarantee	161
11.8.	Pledge Agreement	161
11.9.	Security Agreement	161
11.10.	Judgments	161
11.11.	Change of Control	161
11.12.	Remedies Upon Event of Default	162
11.13.	Application of Proceeds	162
11.14.	Equity Cure	163

Section 12. The Agents		164

12.1.	Appointment	164
12.2.	Delegation of Duties	164
12.3.	Exculpatory Provisions	164
12.4.	Reliance by Agents	165
12.5.	Notice of Default	166
12.6.	Non-Reliance on Administrative Agents, Collateral Agent, and Other Lenders	166
12.7.	Indemnification	166
12.8.	Agents in Their Individual Capacities	167
12.9.	Successor Agents	167
12.10.	Withholding Tax	169
12.11.	Agents Under Security Documents and Guarantee	169
12.12.	Right to Realize on Collateral and Enforce Guarantee	170
12.13.	Intercreditor Agreement Governs	171

Section 13. Miscellaneous		171

13.1.	Amendments, Waivers, and Releases	171
13.2.	Notices	175
13.3.	No Waiver; Cumulative Remedies	176
13.4.	Survival of Representations and Warranties	176
13.5.	Payment of Expenses; Indemnification	176
13.6.	Successors and Assigns; Participations and Assignments	178
13.7.	Replacements of Lenders Under Certain Circumstances	185
13.8.	Adjustments; Set-off	185
13.9.	Counterparts	186
13.10.	Severability	186
13.11.	Integration	186
13.12.	GOVERNING LAW	186
13.13.	Submission to Jurisdiction; Waivers	186
13.14.	Acknowledgments	187
13.15.	WAIVERS OF JURY TRIAL	188
13.16.	Confidentiality	188
13.17.	Direct Website Communications	189
13.18.	USA PATRIOT Act	191
13.19.	Judgment Currency	191
13.20.	Payments Set Aside	191
13.21.	No Fiduciary Duty	191
13.22.	Nature of Borrower Obligations	192
13.23.	Acknowledgemment and Consent to Bail-In of EEA Financial Institutions	193

SCHEDULES

Schedule 1.1(a)	Commitments of Lenders
Schedule 1.1(b)	Existing Letters of Credit
Schedule 8.13(a)	Subsidiaries
Schedule 8.13(b)	Regulated Subsidiaries
Schedule 9.14	Post-Closing Actions
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2	Closing Date Liens
Schedule 10.5	Closing Date Investments

Schedule 13.2	Notice Addresses

EXHIBITS

Exhibit A	Form of Joinder Agreement
Exhibit B	Form of Guarantee
Exhibit C	Form of Pledge Agreement
Exhibit D	Form of Security Agreement
Exhibit E	Form of Credit Party Closing Certificate
Exhibit F	Form of Assignment and Acceptance
Exhibit G	Form of Promissory Note
Exhibit H	Form of Compliance Certificate
Exhibit I-1	Form of Closing Date Intercreditor Agreement
Exhibit I-2	Form of First Lien Intercreditor Agreement
Exhibit I-3	Form of Second Lien Intercreditor Agreement
Exhibit J-1	Form of Non-Bank Tax Certificate
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-2	Form of Non-Bank Tax Certificate
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-3	Form of Non-Bank Tax Certificate
(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-4	Form of Non-Bank Tax Certificate
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K	Form of Notice of Borrowing or Continuation or Conversion
Exhibit L	Form of Letter of Credit Request
Exhibit M-1	Form of Hedge Bank Designation
Exhibit M-2	Form of Cash Management Bank Designation

v

FIRST LIEN CREDIT AGREEMENT

FIRST LIEN CREDIT AGREEMENT, dated as of July 3, 2017, among FOCUS FINANCIAL PARTNERS, LLC, a Delaware limited liability company (the “Borrower”), the lending institutions from time to time parties hereto (each, a “Lender” and, collectively, the “Lenders”), BANK OF AMERICA, N.A., as Revolver Administrative Agent (the “Revolver Administrative Agent”) and the Swingline Lender and a Letter of Credit Issuer and ROYAL BANK OF CANADA, as the Term Administrative Agent (in such capacity, the “Term Administrative Agent”), the Collateral Agent and a Letter of Credit Issuer (such terms and each other capitalized term used but not defined in this preamble having the meaning provided in Section 1).

WHEREAS, pursuant to the Securities Purchase Agreement, dated as of April 12, 2017 (the “Acquisition Agreement”), by and among the Borrower, the Investor and the equityholders’ representative named therein, the Investor and the other Initial Investors will directly or indirectly acquire certain newly issued and existing units of the Borrower as described in the Acquisition Agreement;

WHEREAS, to fund, in part, the Acquisition, it is intended that the Investor and the other Initial Investors will make an equity contribution to the Borrower and/or a direct or indirect parent thereof in exchange for Capital Stock (such contribution, the “Equity Investments”), which when combined with the fair market value of equity of management, certain partner firms and certain shareholders that is not being redeemed or repurchased in connection with the Transactions, shall be no less than 40% of the pro forma total capitalization of the Borrower and its Subsidiaries after giving effect to the Transactions (the “Minimum Equity Amount”);

WHEREAS, to consummate the transactions contemplated by the Acquisition Agreement, it is intended that the Borrower will incur Second Lien Term Loans under a second lien term loan facility established pursuant to the Second Lien Credit Agreement in an original principal amount of $207,000,000;

WHEREAS, in connection with the foregoing, the Borrower has requested that (i) the Lenders extend credit in the form of Initial Term Loans to the Borrower on the Closing Date, in an aggregate principal amount of $795,000,000, (ii) the Lenders extend credit in the form of Revolving Credit Loans made available to the Borrower at any time and from time to time prior to the Revolving Credit Maturity Date, in Dollars and Alternative Currencies, in an aggregate principal amount at any time outstanding not in excess of the Dollar Equivalent of $250,000,000 less the sum of (1) aggregate Letters of Credit Outstanding at such time and (2) the aggregate principal amount of all Swingline Loans outstanding at such time, (iii) the Letter of Credit Issuers issue Letters of Credit at any time and from time to time prior to the L/C Facility Maturity Date, in Dollars and Alternative Currencies, in an aggregate Stated Amount at any time outstanding not in excess of the Dollar Equivalent of $30,000,000 and (iv) the Swingline Lender extend credit in the form of Swingline Loans at any time and from time to time prior to the Swingline Maturity Date, in Dollars, in an aggregate principal amount at any time outstanding not in excess of $25,000,000;

WHEREAS, the proceeds of the Initial Term Loans will be used, together with (i) any net proceeds of borrowings under the Revolving Credit Facility, (ii) the net proceeds of the Second Lien Term Loans, (iii) the net proceeds of the Equity Investments on the Closing Date and (iv) cash on hand, to effect the Acquisition, to consummate the Closing Date Refinancing and to pay Transaction Expenses; and

WHEREAS, the Lenders, the Letter of Credit Issuers and the Swingline Lender are willing to make available to the Borrower such term loans and Revolving Credit Loans, letter of credit facilities and Swingline Loans upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

Section 1.                                           Definitions

1.1.                            Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“ABR” shall mean for any day a fluctuating rate per annum equal to the highest of (i) the Federal Funds Effective Rate plus 1/2 of 1%, (ii) (A) except in respect of the Revolving Credit Facility, the rate of interest in effect for such day as determined from time to time by the Term Administrative Agent as its “prime rate” at its principal office in New York City and (B) in respect of the Revolving Credit Facility, the rate of interest in effect for such day as publicly announced from time to time by the Revolver Administrative Agent as its “prime rate,” and (iii) the Adjusted LIBOR Rate (which rate shall be calculated based on an Interest Period of one month as of such date) plus 1%; provided that the ABR shall not, in any event, be less than 0.00% per annum. Any change in the ABR due to a change in such rate determined by the applicable Administrative Agent or in the Federal Funds Effective Rate or Adjusted LIBOR Rate shall take effect at the opening of business on the day of such change. The Revolver Administrative Agent’s “prime rate” is a rate set by the Revolver Administrative Agent based upon various factors including the Revolver Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.

“ABR Loan” shall mean each Loan bearing interest based on the ABR and “ABR Term Loan” and “ABR Revolving Credit Loan” shall have corresponding meanings. All ABR Loans shall be denominated in Dollars.

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business or Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined using such definitions as if references to the Borrower and its Restricted Subsidiaries therein were references to such Pro Forma Entity and its Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” shall have the meaning provided in the definition of Consolidated EBITDA.

“Acquired Indebtedness” shall mean, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged, consolidated, or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating, or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” shall mean the transactions contemplated by the Acquisition Agreement.

“Acquisition Agreement” shall have the meaning provided in the recitals of this Agreement.

“Additional Earnings” shall mean the “base earnings”, “base threshold”, “preferred earnings”,

or similar economic preferential right, as applicable, each as described in the relevant acquisition agreement, management agreement, or other related agreements executed in connection with any acquisition by or of a “partner firm”.

“Adjusted LIBOR Rate” shall mean, with respect to any LIBOR Rate Borrowing for any Interest Period, an interest rate per annum equal to the product of (i) the LIBOR Rate in effect for such Interest Period and (ii) Statutory Reserves; provided that the Adjusted LIBOR Rate shall not, in any event, be less than 0.00% per annum.

“Adjusted Total Revolving Credit Commitment” shall mean at any time the Total Revolving Credit Commitment less the aggregate Revolving Credit Commitments of all Defaulting Lenders.

“Adjusted Total Term Loan Commitment” shall mean at any time the Total Term Loan Commitment less the Term Loan Commitments of all Defaulting Lenders.

“Administrative Agent” shall mean the Term Administrative Agent and/or the Revolver Administrative Agent, as the context requires, or any successor administrative agent pursuant to Section 12.9.

“Administrative Agent’s Office” shall mean, with respect to any currency, the applicable Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.2 with respect to such currency or such other address or account as the applicable Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” shall have the meaning provided in Section 13.6(b)(ii)(D).

“Advisor Group” means each Person that manages the operations of a Subsidiary pursuant to a management agreement in the ordinary course of business.

“Advisor Group Documents” means, collectively, each management agreement, non- competition agreement and agreement documenting earn out payments entered into by the Borrower, the relevant Subsidiary and, if applicable, any member of the Advisor Group party thereto.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Institutional Lender” shall mean (i) any Affiliate of the Sponsor (other than any portfolio company of the Sponsor) that is either a bona fide debt fund or such Affiliate extends credit or buys loans in the ordinary course of business and (ii) KKR Corporate Lending LLC and KKR Capital Markets LLC, and, in each case, any other Affiliate of an Initial Investor that is a bona fide debt fund, in any case, to the extent the Sponsor or such Initial Investor, as applicable, does not directly or indirectly possess the power to direct or cause the direction of the investment policies of such entity.

“Affiliated Lender” shall mean a Lender that is the Sponsor or any Affiliate thereof (other than the Borrower, any other Subsidiary of the Borrower, or any Affiliated Institutional Lender).

“Agent Parties” shall have the meaning provided in Section 13.17(c).

“Agents” shall mean each Administrative Agent, the Collateral Agent and each Joint Lead Arranger and Bookrunner.

“Aggregate Multicurrency Exposure” shall have the meaning provided in Section 5.2(a)(iv).

“Agreement” shall mean this Credit Agreement.

“Agreement Currency” shall have the meaning provided in Section 13.19.

“AHYDO” shall have the meaning provided in Section 2.14(g)(i).

“Alternative Currency” shall mean British Pounds Sterling, Canadian Dollars, Euro, Australian Dollars and any other currency acceptable to the Revolver Administrative Agent and each applicable Revolving Credit Lender that is freely convertible into Dollars.

“Anti-Corruption Laws” shall mean laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to the Credit Parties or their Subsidiaries, including laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official, foreign government employee or commercial entity to obtain a business advantage; including the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1 et seq.), the U.K. Bribery Act of 2010, and all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Applicable Margin” shall mean a percentage per annum equal to:

(a)                                 until delivery of Section 9.1 Financials for the first full fiscal quarter commencing on or after the Closing Date (1) for LIBOR Loans that are Initial Term Loans, 3.25%, (2) for ABR Loans that are Initial Term Loans, 2.25%, (3) for LIBOR Loans that are Revolving Credit Loans, 3.25% and (4) for ABR Loans that are Revolving Credit Loans or Swingline Loans, 2.25% (each of clauses (3) and (4), as applicable, the “Base Revolving Loan Margin”);

(b)                                 thereafter, in connection with Initial Term Loans, (1) for LIBOR Loans, 3.25%, and (2) for ABR Loans, 2.25%; and

(c)                                  thereafter, in connection with Revolving Credit Loans and Swingline Loans (1) so long as the First Lien Leverage Ratio set forth in the most recently delivered Section 9.1 Financials is greater than 4.50 to 1.00, (A) for LIBOR Loans, 3.25% and (B) for ABR Loans, 2.25%, (2) so long as the First Lien Leverage Ratio set forth in the most recently delivered Section 9.1 Financials is less than or equal to 4.50 to 1.00 but greater than 4.00 to 1.00, (A) for LIBOR Loans, 3.00%, and (B) for ABR Loans, 2.00% and (3) so long as the First Lien Leverage Ratio set forth in the most recently delivered Section 9.1 Financials is less than or equal to 4.00 to 1.00, (A) for LIBOR Loans, 2.75%, and (B) for ABR Loans, 1.75%.

Any increase or decrease in the Applicable Margin for Revolving Credit Loans or Swingline Loans resulting from a change in the First Lien Leverage Ratio shall become effective as of the first Business Day immediately following the most recent delivery of Section 9.1 Financials.

Notwithstanding the foregoing, (a) the Applicable Margin in respect of any Class of Extended Term Loans shall be the applicable percentages per annum set forth in the relevant Extension Amendment, (b) the Applicable Margin in respect of any Class of New Term Loans shall be the applicable percentages per annum set forth in the relevant Joinder Agreement, (c) the Applicable Margin in respect of any Class of Replacement Term Loans shall be the applicable percentages per annum set forth in the relevant agreement and (d) in the case of the Term Loans and any Class of New Term Loans, the Applicable Margin shall be increased as, and to the extent, necessary to comply with the provisions of Section 2.14.

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the First Lien Leverage Ratio set forth in any Compliance Certificate delivered to the applicable Administrative Agent is inaccurate for any reason and the result thereof is that the Lenders received interest or fees for any period based on an Applicable Margin that is less than that which would have been applicable had the First Lien Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the Applicable Margin for any day occurring within the period covered by such Compliance Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined First Lien Leverage Ratio for such period, and any shortfall in the interest or fees theretofore paid by the Borrower for the relevant period as a result of the miscalculation of the First Lien Leverage Ratio shall be deemed to be (and shall be) due and payable, at the time the interest or fees for such period were required to be paid; provided that notwithstanding the foregoing, so long as an Event of Default described in Section 11.5 is not continuing with respect to the Borrower, such shortfall shall be due and payable within five Business Days following the written demand thereof by the applicable Administrative Agent and no Default shall be deemed to have occurred as a result of such non-payment until the expiration of such five Business Day period. In addition, at any time during which the Borrower shall have failed to deliver any of the Section 9.1 Financials by the applicable date required under Section 9.1, then at the option of the Required Revolving Credit Lenders, the First Lien Leverage Ratio shall be deemed to be above 4.25 to 1.00 for the purposes of determining the Applicable Margin for Revolving Credit Loans (in the case of both clause (a) and (c), only for so long as such failure continues, after which such ratio and shall be determined based on the then existing First Lien Leverage Ratio).

“Approved Fund” shall mean any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” shall mean:

(i)                                     the sale, conveyance, transfer, or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale Leaseback) (each a “disposition”) of the Borrower or any Restricted Subsidiary, or

(ii)                                  the issuance or sale of Equity Interests of any Restricted Subsidiary (other than preferred stock of Restricted Subsidiaries issued in compliance with Section 10.1), whether in a single transaction or a series of related transactions, in each case, other than:

(a)                                 any disposition of cash, Cash Equivalents or Investment Grade Securities or obsolete, worn out, damaged or surplus property or property (including leasehold property interests) that is no longer economically practical in its business or commercially desirable to maintain or no longer used or useful equipment (or other assets) in the ordinary course of business or any disposition of inventory or immaterial assets or goods in the ordinary course of business;

(b)                                 the disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to Section 10.3;

(c)                                  the making of any Restricted Payment or any transaction specifically excluded from the definition of Restricted Payments that in each case is permitted to be made, and is made, pursuant to Section 10.5, or any Permitted Investment (other than pursuant to clause (i) of the definition thereof);

(d)                                 any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate Fair Market Value of less than the greater of (x) $15,000,000 and (y) 10% of Consolidated EBITDA (calculated on a Pro Forma Basis) at the time of such disposition;

(e)                                  any disposition of property or assets or issuance or sale of securities by (1) a Restricted Subsidiary of the Borrower to the Borrower or (2) by the Borrower or a Restricted Subsidiary of the Borrower to another Restricted Subsidiary of the Borrower;

(f)                                   to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g)                                  any issuance, disposition or pledge of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(h)                                 foreclosures, condemnation, casualty, eminent domain or any similar action on assets (including dispositions in connection therewith);

(i)                                     dispositions of accounts receivable, or participations therein, and related assets in connection with any Receivables Facility;

(j)                                    any financing transaction with respect to property built or acquired by the Borrower or any of its Restricted Subsidiary after the Closing Date, including Sale Leasebacks and asset securitizations permitted by this Agreement;

(k)                                 (1) any surrender or waiver of contractual rights or the settlement, release, or surrender of contractual rights or other litigation claims, (2) the termination or collapse of cost sharing agreements with the Borrower or any Subsidiary and the settlement of any crossing payments in connection therewith, or (3) the settlement, discount, write-off, forgiveness, or cancellation of any Indebtedness owing by any present or former consultants, directors, officers, or employees of the Borrower (or any direct or indirect parent company of the Borrower) or any Subsidiary or any of their successors or assigns;

(l)                                     the disposition or discount of accounts receivable, notes receivable or other current assets in the ordinary course of business or the conversion of accounts receivable to notes receivable or other disposition of accounts receivable in connection with the collection or compromise thereof;

(m)                             the licensing, cross-licensing or sub-licensing of Intellectual Property or other general intangibles in the ordinary course of business;

(n)                                 the unwinding of any Hedging Obligations or obligations in respect of Cash Management Services;

(o)                                 sales, transfers, and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(p)                                 the lapse or abandonment of Intellectual Property rights, which in the reasonable business judgment of the Borrower are not material to the conduct of the business of the Borrower and the Restricted Subsidiaries taken as a whole;

(q)                                 the issuance of directors’ qualifying shares and shares issued to foreign nationals or other third parties as required by applicable law;

(r)                                    dispositions of property to the extent that (1) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (2) the proceeds of such Asset Sale are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);

(s)                                   leases, assignments, subleases, licenses, or sublicenses of any real or personal property in the ordinary course of business;

(t)                                    dispositions of non-core assets acquired in connection with any Permitted Acquisition or Investment permitted hereunder;

(u)                                 the incurrence of Liens that are permitted to be incurred pursuant to Section 10.2; and

(v)                                 the creation of any Permitted Lien.

“Asset Sale Prepayment Event” shall mean any Asset Sale subject to the Reinvestment Period allowed in Section 10.4; provided, further, that with respect to any Asset Sale Prepayment Event, the Borrower shall not be obligated to make any prepayment otherwise required by Section 5.2 unless and until the aggregate amount of Net Cash Proceeds from all such Asset Sale Prepayment Events, after giving effect to the reinvestment rights set forth herein, exceeds $25,000,000 (the “Prepayment Trigger”) in any fiscal year of the Borrower, but then from all such Net Cash Proceeds (excluding amounts below the Prepayment Trigger).

“Assignment and Acceptance” shall mean (i) an assignment and acceptance substantially in the form of Exhibit F, or such other form (including an electronic documentation form generated by use of an electronic platform) as may be approved by the applicable Administrative Agent and (ii) in the case of any assignment of Term Loans in connection with a Permitted Debt Exchange conducted in accordance with Section 2.15, such form of assignment (if any) as may be agreed by the applicable Administrative Agent and the Borrower in accordance with Section 2.15(a).

“Auction Agent” shall mean (i) the Term Administrative Agent or (ii) any other financial institution or advisor employed by the Borrower or any Subsidiary (whether or not an Affiliate of the Term Administrative Agent) to act as an arranger in connection with any Permitted Debt Exchange pursuant to Section 2.15 or Dutch auction pursuant to Section 13.6(h); provided that the Borrower shall not designate the Term Administrative Agent as the Auction Agent without the written consent of the Term Administrative Agent (it being understood that the Term Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Borrower nor any of its Subsidiaries may act as the Auction Agent.

“Authorized Officer” shall mean, with respect to any Person, any individual holding the position of chairman of the board (if an officer), the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Assistant Treasurer, the Controller, the Vice President—Finance, a Senior Vice President, a Director, a Manager, the Secretary, the Assistant Secretary or any other senior officer or agent with express authority to act on behalf of such Person designated as such by the board of directors or other managing authority of such Person.

“Auto Extension Letter of Credit” shall have the meaning provided in Section 3.2(d).

“Available Amount” shall have the meaning provided in Section 10.5.

“Available Commitment” shall mean an amount equal to the excess, if any, of (i) the amount of the Total Revolving Credit Commitment over (ii) the sum of the aggregate principal amount of (a) all Revolving Credit Loans then outstanding and (b) the aggregate Letters of Credit Outstanding at such time.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“Base Revolving Loan Margin” shall have the meaning assigned to such term in the definition of Applicable Margin.

“BBSY Screen Rate” shall mean, for any Loan in Australian Dollars, with respect to any Interest Period, the rate per annum equal to the Bank Bill Swap Reference Bid Rate (“BBSY”), or a comparable or successor rate which rate is approved by the Revolver Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Revolver Administrative Agent from time to time) at or about 10:30 a.m. (Melbourne, Australia time) on the Quotation Day with a term equivalent to such Interest Period; provided that (i) to the extent a comparable or successor rate is approved by the Revolver Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further, that to the extent such market practice is not administratively feasible for the Revolver Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Revolver Administrative Agent.

“Benefited Lender” shall have the meaning provided in Section 13.8(a).

“Book of Business” means, with respect to any Person, such Person’s client lists and customer contact information, including, without limitation, all personal goodwill associated therewith.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower Materials” shall have the meaning provided in Section 13.17(c).

“Borrower” shall have the meaning provided in the preamble hereto.

“Borrowing” shall mean Loans of the same Class and Type, made, converted, or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Business Day” shall mean any day excluding Saturday, Sunday, and any other day on which the applicable Administrative Agent’s Office or banking institutions in New York City are authorized by law or other governmental actions to close, and, if such day relates to any interest rate settings as to a LIBOR Loan, any fundings, disbursements, settlements, and payments in respect of any such LIBOR Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such LIBOR Loan, such day shall be a day on which dealings in deposits in Dollars are conducted by and between banks in the applicable London interbank market and when used in connection with a LIBOR Loan for a LIBOR Quoted Currency, the term “Business Day” shall also exclude any day on which banks are not open for general business in London; and in addition, with respect to any date for the payment or purchase of, or the fixing of an interest rate in relation to, any LIBOR Quoted Currency any Non-Quoted Currency, the term “Business Day” shall also exclude any day on which banks are not open for general business in the principal financial center of the country of that currency and, if the Borrowings or Letters of Credit which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in Euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in Euro).

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by the Borrower and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be additions to property or equipment or intangibles on a consolidated statement of cash flows of the Borrower and its Subsidiaries (including capitalized software expenditures, website development costs and website content development costs).

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal, or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person, subject to Section 1.12.

“Capital Stock” shall mean (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights, or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (it being understood and agreed, for the avoidance of doubt, that “cash-settled phantom appreciation programs” in connection with employee benefits that do not require a dividend or distribution shall not constitute Capital Stock).

“Capitalized Lease Obligation” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP, subject to Section 1.12.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Collateral” shall have a meaning correlative to the immediately succeeding paragraph and shall include the proceeds of such cash collateral and other credit support.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Revolver Administrative Agent, for the benefit of one or more of the Letter of Credit Issuers or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances in the currencies in which the Letters of Credit Outstanding are denominated or, if the Revolver Administrative Agent and the Letter of Credit Issuers shall agree in their sole discretion, other credit support.

“Cash Equivalents” shall mean:

(i)                                     Dollars,

(ii)                                  Canadian dollars or Australian dollars,

(iii)                               (a) Euro, Pounds Sterling, Yen, Swiss Francs, or any national currency of any Participating Member State in the European Union or (b) local currencies held from time to time in the ordinary course of business,

(iv)                              securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any country that is a member state of the European Union or any agency or instrumentality thereof with maturities of 24 months or less from the date of acquisition,

(v)                                 certificates of deposit, time deposits, and eurodollar time deposits with maturities of two years or less from the date of acquisition, bankers’ acceptances with maturities not exceeding two years, and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $100,000,000,

(vi)                              repurchase obligations for underlying securities of the types described in clauses (iii), (iv), and (ix) entered into with any financial institution meeting the qualifications specified in clause (iv) above,

(vii)                           commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within 24 months after the date of creation thereof and any commercial paper or variable or fixed rate notes issued by or guaranteed by any Lender,

(viii)                        marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized ratings agency) and in each case maturing within 24 months after the date of creation or acquisition thereof,

(ix)                              readily marketable direct obligations issued by any state, commonwealth, or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) with maturities of 24 months or less from the date of acquisition,

(x)                                 Indebtedness or preferred stock issued by Persons with a rating of A or higher from S&P or A-2 or higher from Moody’s with maturities of 24 months or less from the date of acquisition,

(xi)                              solely with respect to any Foreign Subsidiary: (a) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (b) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof or from Moody’s is at least P-2 or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition, and (c) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank, in each case, customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by such Foreign Subsidiary organized in such jurisdiction,

(xii)                           Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s,

(xiii)                        in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States, Cash Equivalents shall also include investments of the type and maturity described in clauses (i) through (xii) above of foreign obligors, which investments have ratings, described in such clauses or equivalent ratings from comparable foreign rating agencies, and

(xiv)                       investment funds investing 95% of their assets in securities of the types described in clauses (i) through (xiii) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (i) through (iii) above; provided that such amounts are converted into any currency listed in clauses (i) through (iii) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under the Credit Documents regardless of the treatment of such items under GAAP.

“Cash Management Agreement” shall mean any agreement or arrangement to provide Cash Management Services.

“Cash Management Bank” shall mean (i) any Person that, at the time it enters into a Cash Management Agreement with the Borrower, is an Agent or a Lender or an Affiliate of an Agent or a Lender or (ii) any Person that is designated by the Borrower as a “Cash Management Bank” by written notice to the Term Administrative Agent substantially in the form of Exhibit M-2 or such other form reasonably acceptable to the Term Administrative Agent.

“Cash Management Services” shall mean any one or more of the following types of services or facilities: (i) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, or electronic funds transfer services; (ii) treasury management services (including controlled disbursement, overdraft facilities, foreign exchange facilities, automatic clearing house fund transfer services, return items, and interstate depository network services); (iii) any other demand deposit or operating account relationships or other cash management services, including pursuant to any Cash Management Agreements; and (iv) and other services related, ancillary or complementary to the foregoing.

“Casualty Event” shall mean, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking by a Governmental Authority of, such property for which such Person or any of its Restricted Subsidiaries receives insurance proceeds or proceeds of a condemnation award in respect of any equipment, fixed assets, or real property (including any improvements thereon) to replace or repair such equipment, fixed assets, or real property; provided that with respect to any Casualty Event, the Borrower shall not be obligated to make any prepayment otherwise required by Section 5.2 unless and until the aggregate amount of Net Cash Proceeds from all such Casualty Events, after giving effect to the reinvestment rights set forth herein, exceeds $25,000,000 (the “Casualty Prepayment Trigger”) in any fiscal year of the Borrower, but then from all such Net Cash Proceeds (excluding amounts below the Casualty Prepayment Trigger).

“CDOR Screen Rate” shall mean, for any Loan in Canadian Dollars, with respect to any Interest Period, the rate per annum equal to the Canadian Dollar Offered Rate (“CDOR”), or a comparable or successor rate which rate is approved by the Revolver Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Revolver Administrative Agent from time to time) (in such case, the “CDOR Rate”) at or about 10:00a.m. (Toronto, Ontario time) on the Quotation Day with a term equivalent to such Interest Period; provided that (i) to the extent a comparable or successor rate is approved by the Revolver Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Revolver Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Revolver Administrative Agent.

“CFC” shall mean a controlled foreign corporation within the meaning of Section 957 of the Code.

“Change in Law” shall mean (i) the adoption of any law, treaty, order, policy, rule, or regulation after the Closing Date, (ii) any change in any law, treaty, order, policy, rule, or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (iii) compliance by any Lender with any guideline, request, directive, or order issued or made after the Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law), including, for avoidance of doubt, any such adoption, change or compliance in respect of (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines, requirements, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities pursuant to Basel III in each case, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean and be deemed to have occurred if (i) at any time prior to an IPO of the Borrower, the Permitted Holders shall at any time not own, in the aggregate, directly or indirectly, beneficially and of record, at least 35% of the voting power of the outstanding Voting Stock of the Borrower; (ii) any Person, entity, or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), other than the Permitted Holders, shall at any time have acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding Voting Stock of the Borrower that exceeds 35% thereof, unless, in case of clause (i) or (ii) above, the Permitted Holders have, at such time, the right or the ability by voting power, contract, or otherwise to elect or designate for election at least a majority of the board of directors of the Borrower. For the purpose of clauses (i) and (ii), at any time when a majority of the outstanding Voting Stock of the Borrower is directly or indirectly owned by a Parent Entity or, if applicable, a Parent Entity acts as the manager, managing member or general partner of the Borrower, references in this definition to “the Borrower” shall be deemed to refer to the ultimate Parent Entity that directly or indirectly owns such Voting Stock or acts as (or, if applicable, is a Parent Entity that directly or indirectly owns a majority of the outstanding Voting Stock of) such manager, managing member or general partner. For purposes of this definition, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act, (ii) the phrase Person or “group” is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and (iii) if any Person or “group” includes one or more Permitted Holders, the issued and outstanding Equity Interests of the Borrower, the IPO Entity or the Borrower, as applicable, directly or indirectly owned by the Permitted Holders that are part of such Person or “group” shall not be treated as being owned by such Person or “group” for purposes of determining whether clause (ii) of this definition is triggered.

“Class” (i) when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans, New Term Loans (of each Series), Extended Term Loans (of the same Extension Series), Replacement Term Loans (of the same Series), Revolving Credit Loans, Extended Revolving Credit Loans (of the same Extension Series) New Revolving Credit Loans or Swingline Loans and (ii) when used in reference to any Commitment, refers to whether such Commitment is an Initial Term Loan Commitment, a New Term Loan Commitment, a Revolving Credit Commitment, an Extended Revolving Credit Commitment (of the same Extension Series) or a New Revolving Credit Commitment.

“Closing Date” shall mean July 3, 2017.

“Closing Date Intercreditor Agreement” shall mean an Intercreditor Agreement dated as of the Closing Date substantially in the form of Exhibit I-1 (with such changes to such form as may be reasonably acceptable to the Term Administrative Agent and the Borrower) by and among the Administrative Agents, the Collateral Agent, the Second Lien Administrative Agent and the Second Lien Collateral Agent, as the same may be amended, restated and or modified from time to time subject to the terms thereof.

“Closing Date Refinancing” shall mean the repayment, repurchase, redemption, defeasance or other discharge of the Existing Debt and termination and/or release of any security interests and guarantees in connection therewith.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all property pledged or mortgaged or purported to be pledged or mortgaged pursuant to the Security Documents, excluding in all events Excluded Property.

“Collateral Agent” shall mean Royal Bank of Canada, as collateral agent under the Security Documents, or any successor collateral agent pursuant to Section 12.9, and any Affiliate or designee of Royal Bank of Canada, may act as the Collateral Agent under any Credit Document.

“Commitment Fee” shall have the meaning provided in Section 4.1(a).

“Commitment Fee Rate” shall mean a rate per annum equal to 0.50%; provided that, commencing on the first date of the first fiscal quarter commencing after the Closing Date and for any day thereafter, the Commitment Fee Rate shall be the applicable rate per annum set forth below based upon the First Lien Leverage Ratio:

First Lien Leverage Ratio	Commitment Fee Rate
Greater than 4.00 to 1.00	0.50%
Less than or equal to 4.00 to 1.00	0.375%

Any increase or decrease in the Commitment Fee Rate resulting from a change in the First Lien Leverage Ratio shall become effective as of the first Business Day immediately following the most recent delivery of Section 9.1 Financials, in accordance with the table above.

“Commitments” shall mean, with respect to each Lender (to the extent applicable), such Lender’s Initial Term Loan Commitment, New Term Loan Commitment, Revolving Credit Commitment, Extended Revolving Credit Commitment or New Revolving Credit Commitment.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning provided in Section 13.17(a).

“Company Representations” shall mean the representations and warranties made by the Borrower with respect to the Borrower, its subsidiaries and their respective businesses in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or one of its Affiliates) has the right (taking into account any applicable cure provisions) to terminate its obligations under the Acquisition Agreement (or otherwise decline to consummate the Acquisition without any liability) as a result of a breach of such representations and warranties in the Acquisition Agreement.

“Compliance Certificate” shall mean a certificate of a responsible financial or accounting officer of the Borrower substantially in the form of Exhibit H or such other form reasonably acceptable to the applicable Administrative Agent delivered pursuant to Section 9.1(d) for the applicable Test Period.

“Confidential Information” shall have the meaning provided in Section 13.16.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated May 9, 2017.

“Consolidated Depreciation and Amortization Expense” shall mean with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, debt issuance costs, commissions, fees and expenses, capitalized expenditures (including Capitalized Software Expenditures), customer acquisition costs, intangible amortization expenses in connection with any acquisition or other Investment, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and incentive payments, conversion costs, and contract acquisition costs of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(i)                                     increased (without duplication) by:

(a)                                 provision for taxes based on income, profits, revenue or capital, including, without limitation, U.S. federal, state, non-U.S., franchise, excise, value added, and similar taxes (including, without limitation, any franchise taxes imposed in lieu of income taxes and Permitted Tax Distributions) and foreign withholding taxes of such Person paid or accrued during such period (including in respect of repatriated funds), including any penalties and interest related to such taxes or arising from any tax examinations, and the net tax expenses associated with any adjustments made pursuant to the definition of “Consolidated Net Income” and any payments to any direct or indirect parent in respect of such taxes (including, without limitation, any Permitted Tax Distributions), plus

(b)                                 Fixed Charges of such Person for such period (including (1) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (2) bank and letter of credit fees and (3) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of Consolidated Interest Expense and any non-cash interest expense, in each case to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income, plus

(c)                                  Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same was deducted (and not added back) in computing Consolidated Net Income, plus

(d)                                 any expenses, fees, charges, or losses (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, Restricted Payment, acquisition, Wealth Advisor Recruitment (including any finders’, brokers’ or other recruitment fees payable to any executive recruiting firm or other Person in connection therewith), disposition, restructuring, recapitalization, any payments made to buy out or terminate any management agreement in connection with “partner firms” or the incurrence of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful and including any such transaction consummated prior to the Closing Date), including (1) such fees, expenses, or charges related to the incurrence of the Loans hereunder and all Transaction Expenses, (2) such fees, expenses, or charges related to the offering of the Credit Documents and any other credit facilities, and (3) any amendment or other modification of the Loans hereunder or other Indebtedness, and, in each case, deducted (and not added back) in computing Consolidated Net Income, plus

(e)                                  the amount of any costs and expenses associated with establishing new wealth management services and related offering and services, expanding the Borrower’s business or acquiring new wealth management services and related offering and services (including (1) the amount of any compensation paid within 24 months following any Wealth Advisor Recruitment to any applicable Wealth Advisor or prospective Wealth Advisor pursuant to such Wealth Advisor’s or prospective Wealth Advisor’s employment agreement with the Borrower or any of its Subsidiaries, or in connection with any applicable Wealth Advisor’s recruitment of another Wealth Advisor or prospective Wealth Advisor, in each case to the extent such compensation has not been equaled or exceeded by the amount of compensation paid to such Wealth Advisors during such period and (2) any legal expenses and other expenses and costs associated with hiring (including in connection with Wealth Advisor Recruitments) and ramp up of Wealth Advisors or other employees) deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions and Wealth Advisor Recruitments after the Closing Date, and costs related to the closure and/or consolidation of facilities, plus

(f)                                   any other non-cash charges, including any write-offs, write-downs, expenses, losses, or items to the extent the same were deducted (and not added back) in computing

Consolidated Net Income (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be deducted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), plus

(g)                                  the amount of any net income (loss) attributable to non-controlling interests in any non-Wholly-Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income, plus

(h)                                 the amount of management, monitoring, consulting, and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period to the Initial Investors or any of their respective Affiliates, plus

(i)                                     costs of surety bonds incurred in such period in connection with financing activities, plus

(j)                                    the amount of reasonably identifiable and factually supported “run rate” cost savings, operating expense reductions and other synergies that are projected by the Borrower in good faith to result from actions either taken or expected to be taken within 24 months of the determination to take such action, net of the amount of actual benefits realized prior to or during such period from such actions (which cost savings, operating expense reductions, and synergies shall be calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, or synergies had been realized on the first day of such period), plus

(k)                                 the amount of loss or discount on sale of receivables and related assets to a Receivables Subsidiary in connection with a Receivables Facility, plus

(l)                                     any costs or expense incurred by the Borrower or a Restricted Subsidiary pursuant to (i) any management equity plan or stock option or phantom equity plan or any other management or employee benefit plan or agreement, any severance agreement or any stock or unit subscription, contribution or shareholder or equityholder agreement, to the extent that such cost or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Stock), or (ii) any recruitment bonus arrangement entered into in connection with any acquisition or Wealth Advisor Recruitment (provided that any such bonus paid in units of the Borrower or any of its direct or indirect subsidiaries or parent companies shall be valued at the fair market value of such units for purposes of calculating Consolidated EBITDA), plus

(m)                             the amount of expenses relating to payments made to option, phantom equity or profits interest holders of the Borrower or any of its direct or indirect subsidiaries or parent companies in connection with, or as a result of, any distribution being made to equity holders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option, phantom equity or profits interest holders as though they were equity holders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Agreement and expenses relating to distributions made to equity holders of such Person or its direct or indirect parent companies resulting from the application of Financial Accounting Standards Codification Topic 718—Compensation—Stock Compensation (formerly Financial Accounting Standards Board Statement No. 123 (Revised 2004)), plus

(n)                                 with respect to any joint venture that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (a) and (c) above relating to such joint venture corresponding to the Borrower’s and the Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary), plus

(o)                                 cash receipts (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any period solely to the extent that the corresponding non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (ii) below for any previous period and not added back, plus

(p)                                 to the extent not already included in the Consolidated Net Income, the amount of proceeds received or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or Investment or any disposition of any asset permitted under this Agreement, plus

(q)                                 charges, expenses and other items described in the Confidential Information Memorandum or the Sponsor Model, including without limitation all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in the Confidential Information Memorandum to the extent such adjustments continue to be applicable during the period in which Consolidated EBITDA is being calculated; provided that any such adjustments that consist of reductions in costs and other operating improvements or synergies shall be calculated in accordance with, and satisfy the requirements specified in, the definition of Pro Forma Adjustment, plus

(r)                                    any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification Topic 715—Compensation—Retirement Benefits, and any other items of a similar nature, plus

(s)                                   interest income on fiduciary funds and shareholder loans;

(ii)                                  decreased by (without duplication), non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period other than non-cash gains relating to the application of Financial Accounting Standards Codification Topic 840—Leases (formerly Financial Accounting Standards Board Statement No. 13); provided that, to the extent non-cash gains are deducted pursuant to this clause (ii) for any previous period and not otherwise added back to Consolidated EBITDA, Consolidated EBITDA shall be increased by the amount of any cash receipts (or any netting arrangements resulting in reduced cash expenses) in respect of such non-cash gains received in subsequent periods to the extent not already included therein; and

(iii)                               increased or decreased by (without duplication):

(a)                                 any net gain or loss resulting in such period from currency gains or losses related to Indebtedness, intercompany balances, and other balance sheet items, plus or minus, as the case may be,

(b)                                 any net gain or loss resulting in such period from Hedging Obligations, and the application of Financial Accounting Standards Codification Topic 815— Derivatives and Hedging (ASC 815) (formerly Financing Accounting Standards Board Statement No. 133), and its related pronouncements and interpretations, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP, plus or minus, as the case may be,

(c)                                  any adjustments resulting from the application of Financial Accounting Standards Codification No. 460—Guarantees.

For the avoidance of doubt:

(x)                                 to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of ASC 815 and its related pronouncements and interpretations, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP;

(y)                                 there shall be included in determining Consolidated EBITDA for any period, without duplication, (1) (A) the Acquired EBITDA of any Person or business, or attributable to any property or asset acquired by such Person during such period, including any Book of Business or Additional Earnings (but not the Acquired EBITDA of any related Person or business or any Acquired EBITDA attributable to any assets or property, in each case to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned, or otherwise disposed by such Person during such period (each such Person, business, property, or asset, including any Book of Business or Additional Earnings, acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) and (B) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) and (2) the Wealth Advisor EBITDA for such period; and

(z)                                  to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business, or asset sold, transferred, abandoned, or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business, or asset so sold, disposed of or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”) based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, or disposition or conversion); provided that for the avoidance of doubt, notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, the Disposed EBITDA of such Person or business shall not be excluded pursuant to this subsection (z) until such disposition shall have been consummated.

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, the sum of (1) cash interest expense (including that attributable to Capitalized Lease Obligations), net of cash interest income of such Person and its Restricted Subsidiaries with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements, plus (2) non-cash interest expense resulting solely from (x) the net amortization of original issue discount and original issuance premium from the issuance of Indebtedness of such Person and its Restricted Subsidiaries (excluding any Indebtedness borrowed under this Agreement in connection with the Transactions), plus (y) pay in kind interest expense of such Person and its Restricted Subsidiaries, but excluding, for the avoidance of doubt, (a) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest other than referred to in clause (2) above (including as a result of the effects of acquisition method accounting or pushdown accounting), (b) non-cash interest expense attributable to the movement of the mark-to-market valuation of Indebtedness or obligations under Hedging Obligations or other derivative instruments pursuant to FASB Accounting Standards Codification Topic 815—Derivatives and Hedging, (c) any one- time cash costs associated with breakage in respect of hedging agreements for interest rates, (d) any “additional interest” owing pursuant to a registration rights agreement with respect to any securities, (e) any payments with respect to make whole premiums or other breakage costs of any Indebtedness, including, without limitation, any Indebtedness issued in connection with the Transactions, (f) penalties and interest relating to taxes, (g) accretion or accrual of discounted liabilities not constituting Indebtedness, (h) interest expense attributable to a direct or indirect parent entity resulting from pushdown accounting, (i) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, and (j) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential), with respect thereto and with respect to the Transactions, any acquisition, Wealth Advisor Recruitment or Investment permitted hereunder, all as calculated on a consolidated basis.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, determined on a consolidated basis, excluding (and excluding the effect of), without duplication,

(i)                                     extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transactions or any multi-year strategic initiatives, any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, non-recurring or unusual items), severance, relocation costs, integration and facility opening costs and other restructuring and business optimization expenses (including related to wealth management services and related offering and services and other strategic or cost savings initiatives), restructuring charges, accruals or reserves (including restructuring and integration costs related to Wealth Advisor Recruitment and acquisitions and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses, other executive recruiting and retention costs, transition costs, costs related to closure/consolidation of facilities or other locations (including through any acquisition or Wealth Advisor Recruitment or other hiring of new brokers or advisors or broker teams or advisor teams), new wealth management services and related offering and service introductions, one-time compensation charges and curtailments or modifications to pension and post retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments),

(ii)                                  the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period,

(iii)                               any gain (loss) (less all fees and expenses relating thereto) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) or discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of),

(iv)                              [Reserved],

(v)                                 the Net Income for such period of any Person that is (x) an Unrestricted Subsidiary or (y) solely for the purpose of determining the amount available for Restricted Payments under clause (a)(iii)(A) of Section 10.5, that is not the Borrower or a Subsidiary that is accounted for by the equity method of accounting; provided that, to the extent Net Income of any Person is excluded pursuant to clause (x) or (y) of this clause (v), Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents), and the amount contractually required to be distributed in cash within 180 days after the end of any such period, to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(vi)                              solely for the purpose of determining the amount available for Restricted Payments under clause (a)(iii)(A) of Section 10.5, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, is otherwise restricted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions (a) has been legally waived, or otherwise released, (b) is imposed pursuant to this Agreement and other Credit Documents, the Second Lien Credit Agreement, New Term Loans, or Permitted Other Indebtedness, or (c) arises pursuant to an agreement or instrument if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Secured Parties than the encumbrances and restrictions contained in the Credit Documents (as determined by the Borrower in good faith); provided that Consolidated Net Income of the referent Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to such Person or a Restricted Subsidiary in respect of such period, to the extent not already included therein,

(vii)                           adjustments (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements required or permitted by Financial Accounting Standards Codification Topic 805— Business Combinations and Topic 350—Intangibles Goodwill and Other (ASC 805 and ASC 350) (formerly Financial Accounting Standards Board Statement Nos. 141 and 142, respectively) resulting from the application of purchase accounting, including in relation to the Transactions, any acquisition (by merger, consolidation, amalgamation or otherwise) or Investment or the amortization or write-off of any amounts thereof, net of taxes,

(viii)                        (a) any income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments (including deferred financing costs written off and premiums paid), (b) any non-cash income (or loss) related to currency gains or losses related to Indebtedness, intercompany balances, and other balance sheet items and to Hedging Obligations pursuant to ASC 815 (or any successor provision), and (c) any non-cash expense, income, or loss attributable to the movement in mark-to-market valuation of foreign currencies, Indebtedness, or derivative instruments pursuant to GAAP,

(ix)                              any impairment charge, asset write-off, or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, or as a result of a change in law or regulation, in each case pursuant to ASC 350 and Financial Accounting Standards Codification Topic 360—Impairment and Disposal of Long-Lived Assets (ASC 360) (formerly Financial Accounting Standards Board Statement No. 144) or relating to investments in debt or equity securities and the amortization of intangibles arising pursuant to ASC 805,

(x)                                 (a) any non-cash compensation charge or expense, including any such charge related to earn-outs or similar arrangements or arising from employee benefit plans or post- employment benefit plans, grants of stock appreciation or similar rights, phantom equity, stock options, profits interest, restricted stock, restricted units or other rights to officers, directors, managers, employees or non-employees, any cash charges associated with the rollover, acceleration or payout of Equity Interests by management or other employees of the Borrower, any of its Restricted Subsidiaries or any of its direct or indirect parent companies in connection with the Transactions, including any expense resulting from the application of ASC 718, and (b) any income (loss) attributable to deferred compensation plans or trusts,

(xi)                              any fees and expenses (including any transaction fee or retention bonus or similar payment) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Wealth Advisor Recruitment, recapitalization, Asset Sale, issuance, or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification Topic 805—Business Combinations and gains or losses associated with FASB Accounting Standards Codification Topic 460—Guarantees),

(xii)                           accruals and reserves, contingent liabilities and any gains or losses on the settlement of any preexisting contractual or non-contractual relationships that are established or adjusted within 12 months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP (including any adjustment of estimated payouts on existing earn-outs), or changes as a result of adoption or modification of accounting policies,

(xiii)                        to the extent covered by insurance or indemnification and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is (a) not denied by the applicable carrier or indemnifying party in writing within 180 days and (b) in fact reimbursed within 365 days of the date of the determination by the Borrower that there exists such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), losses and expenses with respect to liability or casualty events or business interruption,

(xiv)                       any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowance related to such items,

(xv)                          any costs or expenses incurred during such period relating to environmental remediation, litigation, or other disputes in respect of events and exposures that occurred prior to the Closing Date,

(xvi)                       costs and write-offs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Public Company Costs, and

(xvii)                    (a) the non-cash portion of “straight-line” rent expense; provided, that, the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense shall be included.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received or, so long as such Person has made a determination that there exists reasonable evidence that such amount (A) is not denied by the applicable carrier in writing within 180 days and (B) will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), due from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Wealth Advisor Recruitment or Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement.

“Consolidated Total Assets” shall mean with respect to any Person, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) as of such date of determination, calculated on the most recent consolidated balance sheet of such Person and its Restricted Subsidiaries at such date. Unless otherwise expressly provided, all references herein to Consolidated Total Assets shall mean Consolidated Total Assets of the Borrower.

“Consolidated Working Capital” shall mean with respect to any Person, at any date, the excess of (i) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries at such date excluding the current portion of current and deferred income taxes over (ii) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries on such date, but excluding (for purposes of both clauses (i) and (ii) above), without duplication, (a) the current portion of any Funded Debt, (b) all Indebtedness consisting of Loans, Letter of Credit Exposure and Capital Leases to the extent otherwise included therein, (c) the current portion of interest, (d) the current portion of current and deferred income taxes, (e) any liabilities that are not Indebtedness and will not be settled in cash or Cash Equivalents during the next succeeding 12-month period after such date, (f) the effects from applying purchase accounting, (g) any accrued professional liability risks, (h) restricted marketable securities, and (i) deferred revenue reflected within current liabilities; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in working capital (A) arising from acquisitions or dispositions by the Borrower and the Restricted Subsidiaries shall be measured from the date on which such acquisition or disposition occurred and (B) shall exclude (I) the impact of non-cash adjustments contemplated in the Excess Cash Flow calculation, (II) the impact of adjusting items in the definition of Consolidated Net Income and (III) any changes in current assets or current liabilities as a result of (x) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under hedging agreements or other derivative obligations, (y) any reclassification, other than as a result of the passage of time, in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (z) the effects of acquisition method accounting.

“Contingent Obligations” shall mean, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends, or other payment obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities, or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contract Consideration” shall have the meaning provided in the definition of Excess Cash Flow.

“Contractual Compensation” shall mean, with respect to any Wealth Advisor Recruitment, the amount of non-commission based compensation agreed to be paid by the Borrower or any Restricted Subsidiary to the Wealth Advisor(s) who are subject of such Wealth Advisor Recruitment over a period of time not longer than 24 months following such Wealth Advisor Recruitment.

“Contractual Requirement” shall have the meaning provided in Section 8.3.

“Controlled Investment Affiliate” shall mean, as to any Person, any other Person, other than any Investor, which directly or indirectly controls, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrower and/or other Persons.

“Converted Restricted Subsidiary” shall have the meaning provided in the definition of Consolidated EBITDA.

“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of Consolidated EBITDA.

“Credit Documents” shall mean this Agreement, each Joinder Agreement, each Extension Amendment, each Permitted Repricing Amendment, the Guarantees, the Security Documents, and any promissory notes issued by the Borrower pursuant hereto.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance of a Letter of Credit.

“Credit Facilities” shall mean, collectively, each category of Commitments and each extension of credit hereunder.

“Credit Facility” shall mean a category of Commitments and extensions of credit thereunder.

“Credit Party” shall mean each of the Borrower and the Guarantors.

“Cure Amount” shall have the meaning provided in Section 11.14.

“Cure Right” shall have the meaning provided in Section 11.14.

“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by the Borrower or any of the Restricted Subsidiaries of any Indebtedness (excluding any Indebtedness permitted to be issued or incurred under Section 10.1 other than Section 10.1(w)(i)).

“Declined Proceeds” shall have the meaning provided in Section 5.2(f).

“Default” shall mean any event, act, or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” shall have the meaning provided in Section 2.8(c).

“Defaulting Lender” shall mean any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of Lender Default.

“Deferred Net Cash Proceeds” shall have the meaning provided such term in the definition of Net Cash Proceeds.

“Deferred Net Cash Proceeds Payment Date” shall have the meaning provided such term in the definition of Net Cash Proceeds.

“Derivative Counterparty” shall have the meaning provided in Section 13.16.

“Designated Jurisdiction” shall mean any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Borrower, setting forth the basis of such valuation, executed by either a senior vice president or the principal financial officer of the Borrower, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 10.4.

“Designated Preferred Stock” shall mean preferred stock of the Borrower or any direct or indirect parent company of the Borrower (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an officer’s certificate executed by the principal financial officer of the Borrower or parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (iii) of Section 10.5(a).

“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business or Converted Unrestricted Subsidiary and its respective Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary, as the case may be.

“disposition” shall have the meaning assigned such term in clause (i) of the definition of Asset Sale.

“Disqualified Lenders” shall mean such Persons (i) that have been specified in writing to each Administrative Agent and the Joint Lead Arrangers and Bookrunners prior to the commencement of “primary syndication” as being Disqualified Lenders, (ii) who are competitors of the Borrower and its Subsidiaries that are separately identified in writing by the Borrower to each Administrative Agent from time to time, and (iii) in the case of each of clauses (i) and (ii), any of their Affiliates (other than any such Affiliate that is affiliated with a financial investor in such Person and that is not itself an operating company or otherwise an Affiliate of an operating company so long as such Affiliate is a bona fide Fund) that are either (a) identified in writing by the Borrower to each Administrative Agent from time to time or (b) clearly identifiable on the basis of such Affiliate’s name. Notwithstanding the foregoing, each Credit Party and the Lenders acknowledge and agree that no Administrative Agent shall have any responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Lender and no Administrative Agent shall have liability with respect to any assignment made to a Disqualified Lender.

“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is puttable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Qualified Stock), other than as a result of a change of control, asset sale, condemnation event or similar event, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely for Qualified Stock), other than as a result of a change of control, asset sale, condemnation event or similar event, in whole or in part, in each case, prior to the date that is 91 days after the Latest Term Loan Maturity Date hereunder; provided that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death, or disability; provided, further, that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower, any of its Subsidiaries or any direct or indirect parent of the Borrower or any other entity in which the Borrower or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the board of directors of the Borrower (or the compensation committee thereof) shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries pursuant to any stockholders’ agreement, management equity plan, stock option plan or any other management or employee benefit plan or agreement or in order to satisfy applicable statutory or regulatory obligations.

“Dollar Equivalent” shall mean, at any time, (i) with respect to any amount denominated in Dollars, such amount, and (ii) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars, as determined by the applicable Administrative Agent or the Letter of Credit Issuer, as the case may be, on the basis of the Spot Rate (determined on the most recent date of determination) for the purchase of Dollars with such currency.

“Dollars” and “$” shall mean dollars in lawful currency of the United States.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is not a Foreign Subsidiary.

“Early Warning Threshold” shall mean (a) with respect to any Regulated Subsidiary subject to regulation by the SEC, those circumstances set forth in Rule 17a 11(b) promulgated under the 1934 Act pursuant to which a broker-dealer is required to give an “early warning” notice of capital related problems to the SEC and (b) with respect to any Regulated Subsidiary not covered by clause (a) above, any provisions arising under applicable law or regulation similar in nature to those enumerated in clause (a) above.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” shall mean, as to any Indebtedness, the effective yield on such Indebtedness in the reasonable determination of the Term Administrative Agent in consultation with the Borrower and consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate floors (the effect of which floors shall be determined in a manner set forth in the proviso below), or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (i) the remaining weighted average life to maturity of such Indebtedness and (ii) the four years following the date of incurrence thereof) payable generally to Lenders or other institutions providing such Indebtedness in connection with the initial primary syndication thereof, but excluding any arrangement, structuring, ticking, or other similar fees payable in connection therewith that are not generally shared with the relevant Lenders and, if applicable, consent fees for an amendment paid generally to consenting Lenders; provided that with respect to any Indebtedness that includes a “LIBOR floor” or “ABR floor,” (a) to the extent that the Adjusted LIBOR Rate (with an Interest Period of three months) or ABR (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and (b) to the extent that the Adjusted LIBOR Rate (with an Interest Period of three months) or ABR (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield.

“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demand letters, claims, notices of noncompliance or potential responsibility or violation, or proceedings pursuant to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial, or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation, or injunctive relief relating to the presence, Release or threatened Release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, ambient air, indoor air, surface water, groundwater, soil, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Law” shall mean any applicable federal, state, foreign, or local statute, law, rule, regulation, ordinance, code, and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree, or judgment, relating to pollution or protection of the environment, including, without limitation, ambient air, indoor air, surface water, groundwater, soil, land surface and subsurface strata and natural resources such as flora, fauna, or wetlands, or protection of human health or safety (to the extent relating to human exposure to Hazardous Materials) and including those relating to the generation, storage, treatment, transport, Release, or threat of Release of Hazardous Materials.

“Equity Interest” shall mean Capital Stock and all warrants, options, or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Investments” shall have the meaning provided in the recitals to this Agreement.

“Equity Offering” shall mean any public or private sale of common stock or preferred stock of the Borrower, or any direct or indirect parent company of the Borrower (excluding Disqualified Stock), other than (i) public offerings with respect to the Borrower or any of its direct or indirect parent company’s common stock registered on Form S-8, (ii) issuances to any Subsidiary of the Borrower, (iii) any such public or private sale that constitutes an Excluded Contribution and (iv) any Cure Amount.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Credit Party, is treated as a single employer under Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” shall mean: (i) the failure of any Plan to comply with any provisions of ERISA and/or the Code (and applicable regulations under either) or with the terms of such Plan; (ii) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (iii) any Reportable Event; (iv) the failure of any Credit Party or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (v) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (vi) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (vii) the termination of, or the appointment of a trustee to administer, any Pension Plan under Section 4042 of ERISA or the incurrence by any Credit Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan (other than for PBGC premiums due but not delinquent under Section 4007 of ERISA), including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (viii) the receipt by any Credit Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice to terminate any Pension Plan under Section 4041 of ERISA or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (ix) the failure by any Credit Party or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (x) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer (within the meaning of Section 4001(a)(2) of ERISA), or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or the complete or partial withdrawal (within the meaning of Section 4203 or 4205 of ERISA) from any Multiemployer Plan; (xi) the receipt by any Credit Party or any of its ERISA Affiliates of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer

Plan is, or is expected to be, Insolvent, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA); or (xii) the failure by any Credit Party or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning provided in Section 11.

“Excess Cash Flow” shall mean, for any period, an amount equal to the excess of:

(i)                                     the sum, without duplication (in each case, for the Borrower and the Restricted Subsidiaries on a consolidated basis), of:

(a)                                 Consolidated Net Income for such period,

(b)                                 an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income and cash receipts to the extent excluded in arriving at such Consolidated Net Income,

(c)                                  decreases in Consolidated Working Capital for such period (other than (1) reclassification of items from short-term to long-term or vice versa and (2) any such decreases arising from acquisitions or Asset Sales by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),

(d)                                 an amount equal to the aggregate net non-cash loss on Asset Sales by the Borrower and the Restricted Subsidiaries during such period (other than Asset Sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income,

(e)                                  cash receipts in respect of Hedge Agreements during such period to the extent not otherwise included in Consolidated Net Income,

(f)                                   increases in current and non-current deferred revenue to the extent deducted or not included in arriving at such Consolidated Net Income, and

(g)                                  extraordinary gains;

over (ii) the sum, without duplication, of:

(a)                                 an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income, cash charges to the extent excluded in arriving at such Consolidated Net Income, and Transaction Expenses to the extent not deducted in arriving at such Consolidated Net Income and paid in cash during such period,

(b)                                 without duplication of amounts deducted pursuant to clause (k) below in prior periods, the amount of Capital Expenditures or acquisitions of Intellectual Property accrued or made in cash during such period by the Borrower and its Restricted Subsidiaries, except to the extent that such Capital Expenditures or acquisitions were financed with the proceeds of long- term

Indebtedness of the Borrower or the Restricted Subsidiaries (unless such Indebtedness has been repaid other than with the proceeds of long-term indebtedness) other than intercompany loans and Revolving Credit Loans,

(c)                                  the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (1) the principal component of payments in respect of Capitalized Lease Obligations, (2) the amount of any scheduled repayment of Term Loans pursuant to Section 2.5, and (3) the amount of a mandatory prepayment of Term Loans pursuant to Section 5.2(a) to the extent required due to an Asset Sale that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding (A) all other prepayments of Term Loans and (B) all prepayments of Revolving Loans (and any other revolving loans (unless there is an equivalent permanent reduction in commitments thereunder)) made during such period, except to the extent financed with the proceeds of other long-term Indebtedness of the Borrower or the Restricted Subsidiaries,

(d)                                 an amount equal to the aggregate net non-cash gain on Asset Sales by the Borrower and the Restricted Subsidiaries during such period (other than Asset Sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(e)                                  increases in Consolidated Working Capital for such period (other than (1) reclassification of items from short-term to long-term or vice versa and (2) any such increases arising from acquisitions or Asset Sales by the Borrower and its Restricted Subsidiaries completed during such period or the application of purchase accounting),

(f)                                   payments by the Borrower and its Restricted Subsidiaries during such period in respect of any purchase price holdbacks, earn-out obligations, and long-term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness, to the extent not already deducted from Consolidated Net Income,

(g)                                  without duplication of amounts deducted pursuant to clause (k) below in prior fiscal periods, the aggregate amount of cash consideration (including earn-out payments and/or leveraged hire payments) paid by the Borrower and the Restricted Subsidiaries (on a consolidated basis) in connection with Investments (including acquisitions (but excluding Permitted Investments of the type described in clauses (i) and (ii) thereof) made during such period constituting Permitted Investments or made pursuant to Section 10.5 to the extent that such Investments were not financed with the proceeds received from the issuance or incurrence of long-term Indebtedness (other than intercompany loans),

(h)                                 the amount of dividends paid during such period (on a consolidated basis) by the Borrower and the Restricted Subsidiaries, to the extent such dividends were not financed with the proceeds received from the issuance or incurrence of long-term Indebtedness (other than intercompany loans),

(i)                                     the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period and are not deducted in calculating Consolidated Net Income,

(j)                                    the aggregate amount of any premium, make-whole, or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent that such payments are not deducted in calculating Consolidated Net Income,

(k)                                 without duplication of amounts deducted from Excess Cash Flow in other periods, (1) the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts, commitments, letters of intent or purchase orders (the “Contract Consideration”) entered into prior to or during such period and (2) any planned cash expenditures by the Borrower or any of the Restricted Subsidiaries (including cash expenditures made after the end of such period and prior to the time such Excess Cash Flow prepayment is due) (the “Planned Expenditures”) including, in the case of each of clauses (1) and (2), for Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions), Capital Expenditures, Restricted Payments, restructurings or acquisitions of Intellectual Property to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period (except to the extent financed with any of the proceeds received from (A) the issuance or incurrence of long-term Indebtedness (other than intercompany loans) or (B) the issuance of Equity Interests); provided that to the extent that the aggregate amount of cash actually utilized to finance such Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions), Capital Expenditures, Restricted Payments, restructurings or acquisitions of Intellectual Property during such following period of four consecutive fiscal quarters is less than the Contract Consideration and Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow, at the end of such period of four consecutive fiscal quarters,

(l)                                     the amount of taxes (including penalties and interest) paid in cash (including payments made in connection with the Transactions) or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,

(m)                             cash expenditures by the Borrower and its Restricted Subsidiaries in respect of Hedge Agreements during such period to the extent not deducted in arriving at such Consolidated Net Income,

(n)                                 decreases in current and non-current deferred revenue to the extent included or not deducted in arriving at such Consolidated Net Income, and

(o)                                 extraordinary losses.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Contribution” shall mean net cash proceeds, the Fair Market Value of marketable securities, or the Fair Market Value of Qualified Proceeds received by the Borrower from (i) contributions to its common equity capital, and (ii) the sale (other than to a Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Borrower, in each case designated as Excluded Contributions pursuant to an officer’s certificate executed by either a senior vice president or the principal financial officer of the Borrower on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (iii) of Section 10.5(a); provided that (i) any non-cash assets shall qualify only if acquired by a parent of the Borrower in an arm’s-length transaction within the six months prior to such contribution and (ii) no Cure Amount shall constitute an Excluded Contribution.

“Excluded Property” shall have the meaning set forth in the Security Agreement.

“Excluded Stock and Stock Equivalents” shall mean (i) any Capital Stock or Stock Equivalents with respect to which, in the reasonable judgment of the Term Administrative Agent and the Borrower (as agreed to in writing), the cost or other consequences of pledging such Capital Stock or Stock Equivalents in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (ii) solely in the case of any pledge of Capital Stock and Stock Equivalents of any Foreign Subsidiary of a Domestic Subsidiary, any Voting Stock or Stock Equivalents of any class of such Foreign Subsidiary in excess of 65% of the outstanding Voting Stock of such class, (iii) any Capital Stock or Stock Equivalents to the extent the pledge thereof would violate any applicable Requirements of Law (including any legally effective requirement to obtain the consent of any Governmental Authority unless such consent has been obtained), (iv) in the case of (A) any Capital Stock or Stock Equivalents of any Subsidiary to the extent such Capital Stock or Stock Equivalents are subject to a Lien permitted by clause (ix) of the definition of Permitted Lien or (B) any Capital Stock or Stock Equivalents of any Subsidiary that is not wholly-owned by the Borrower and its Subsidiaries at the time such Subsidiary becomes a Subsidiary, any Capital Stock or Stock Equivalents of each such Subsidiary described in clause (A) or (B) to the extent (I) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law and other than proceeds thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition or restriction), (II) any Contractual Requirement prohibits such a pledge without the consent of any other party; provided that this clause (II) shall not apply if (x) such other party is a Credit Party or Wholly-Owned Subsidiary or (y) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent) and for so long as such Contractual Requirement or replacement or renewal thereof is in effect, or (III) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or Wholly-Owned Subsidiary) to any contract, agreement, instrument, or indenture governing such Capital Stock or Stock Equivalents the right to terminate its obligations thereunder (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law and other than proceeds thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition or restriction), (v) any Capital Stock or Stock Equivalents of any Subsidiary to the extent that the pledge of such Capital Stock or Stock Equivalents would result in materially adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower in consultation with the Collateral Agent, (vi) any Capital Stock or Stock Equivalents that are margin stock, and (vii) any Capital Stock and Stock Equivalents of any Excluded Subsidiary other than as provided in clause (ii) above.

“Excluded Subsidiary” shall mean (i) each Subsidiary, in each case, for so long as any such Subsidiary does not (on (x) a consolidated basis with its Restricted Subsidiaries, if determined on the Closing Date by reference to the Historical Financial Statements or (y) a consolidated basis with its Restricted Subsidiaries, if determined after the Closing Date by reference to the Section 9.1 Financials most recently delivered to the Administrative Agents) constitute a Material Subsidiary, (ii) each Subsidiary that is not a Wholly-Owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements of Section 9.11 (for so long as such Subsidiary remains a non-Wholly-Owned Restricted Subsidiary), (iii) each Foreign Subsidiary and each Subsidiary of a Foreign Subsidiary that is a CFC, (iv) each Subsidiary that is not permitted by any applicable Contractual Requirement or Requirements of Law from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect) or would require governmental consent, approval, license or authorization to provide such Guarantee, (v) each Subsidiary with respect to which, as reasonably determined by the Borrower, the consequence of providing a Guarantee of the Obligations would adversely affect the ability of the Borrower and its Subsidiaries to satisfy applicable Requirements of Law, (vi) each Subsidiary with respect to which, as reasonably determined by the Borrower in consultation with the Collateral Agent, providing such a Guarantee would result in material adverse tax consequences, (vii) each other Subsidiary with respect to which, in the reasonable judgment of the Collateral Agent and the Borrower, as agreed in writing, the cost or other consequences of providing a Guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (viii) each Unrestricted Subsidiary, (ix) each Receivables Subsidiary, (x) each other Subsidiary acquired pursuant to a Permitted Acquisition or other Investment permitted hereunder and financed with assumed secured Indebtedness permitted hereunder, and each Restricted Subsidiary acquired in such Permitted Acquisition or other Investment permitted hereunder that guarantees such Indebtedness, in each case to the extent that, and for so long as, the documentation relating to such Indebtedness to which such Subsidiary is a party prohibits such Subsidiary from guaranteeing the Obligations and such prohibition was not created in contemplation of such Permitted Acquisition or other Investment permitted hereunder and (xi) each SPV, Regulated Subsidiary or not-for-profit Subsidiary.

“Excluded Swap Obligation” shall mean, with respect to any Credit Party, (a) any Swap Obligation if, and to the extent that, all or a portion of the Obligations of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any Obligations thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Credit Parties and Hedge Bank applicable to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Obligation or security interest is or becomes illegal or unlawful.

“Excluded Taxes” shall mean, with respect to the Administrative Agents, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (i) Taxes imposed on or measured by its overall net income, net profits, or branch profits (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local, or foreign law), and franchise (and similar) Taxes imposed on it (in lieu of net income Taxes), in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document), (ii) any United States federal withholding Tax imposed on any payment by or on account of any obligation of any Credit Party hereunder or under any Credit Document that is required to be imposed on amounts payable to or for the account of a Lender pursuant to laws in force at the time such Lender acquires an interest in any Credit Document (or designates a new lending office) (or if such Lender is an intermediary partnership or other flow-through entity for U.S. tax purposes, the date on which the relevant beneficiary, partner or member of such Lender becomes a beneficiary, partner or member thereof if later) other than in the case of a Lender that is an assignee pursuant to a request by the Borrower under Section 13.7 (or that designates a new lending office pursuant to a request by the Borrower), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from the Credit Parties with respect to such withholding Tax pursuant to Section 5.4, (iii) any Taxes attributable to a recipient’s failure to comply with Section 5.4(e), or (iv) any withholding Tax imposed under FATCA.

“Existing Debt” shall mean the Existing Secured Facility.

“Existing Letters of Credit” shall mean Letters of Credit issued prior to, and outstanding on, the Closing Date and set forth on Schedule 1.1(b).

“Existing Revolving Credit Class” shall have the meaning provided in Section 2.14(g)(ii).

“Existing Revolving Credit Commitment” shall have the meaning provided in Section 2.14(g)(ii).

“Existing Revolving Credit Loans” shall have the meaning provided in Section 2.14(g)(ii).

“Existing Secured Facility” shall mean that certain Credit Agreement, dated as of December 10, 2013, as amended, by and among the Borrower, the lenders from time to time party thereto, and Bank of America, N.A., as administrative agent.

“Existing Term Loan Class” shall have the meaning provided in Section 2.14(g)(i).

“Expiring Credit Commitment” shall have the meaning provided in Section 2.1(e).

“Extended Repayment Date” shall have the meaning provided in Section 2.5(c).

“Extended Revolving Credit Commitments” shall have the meaning provided in Section 2.14(g)(ii).

“Extended Revolving Credit Loans” shall have the meaning provided in Section 2.14(g)(ii).

“Extended Term Loans” shall have the meaning provided in Section 2.14(g)(i).

“Extended Term Loan Commitment” shall mean the commitments of the Lenders to make Extended Term Loans.

“Extended Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).

“Extending Lender” shall have the meaning provided in Section 2.14(g)(iii).

“Extension Amendment” shall have the meaning provided in Section 2.14(g)(iv).

“Extension Date” shall have the meaning provided in Section 2.14(g)(v).

“Extension Election” shall have the meaning provided in Section 2.14(g)(iii).

“Extension Request” shall mean a Term Loan Extension Request or a Revolving Credit Extension Request, as the context may require.

“Extension Series” shall mean all Extended Term Loans or Extended Revolving Credit Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, and amortization schedule.

“Fair Market Value” shall mean with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as determined in good faith by the Borrower, whose determination shall be conclusive.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above), and any intergovernmental agreements (or related legislation or official administrative rules or practices) implementing the foregoing.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the applicable Administrative Agent on such day on such transactions as determined by the applicable Administrative Agent.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.

“First Lien Intercreditor Agreement” shall mean an Intercreditor Agreement substantially in the form of Exhibit I-2 (with such changes to such form as may be reasonably acceptable to the Term Administrative Agent and the Borrower) among the Administrative Agents, the Collateral Agent, and the representatives for purposes thereof for holders of one or more classes of First Lien Obligations (other than the Obligations).

“First Lien Leverage Ratio” shall mean as of any date of determination with respect to any Person, the ratio of (i) Total First Lien Debt of such Person minus cash and Cash Equivalents (in each case, free and clear of all Liens other than Permitted Liens) of such Person and its Restricted Subsidiaries to (ii) Consolidated EBITDA of such Person for the Test Period most recently ended on or prior to such date of determination, in each case on a Pro Forma Basis.

“First Lien Obligations” shall mean the Obligations and the Permitted Other Indebtedness Obligations that are secured by Liens on the Collateral that rank on an equal priority basis (but without regard to the control of remedies) with Liens on the Collateral securing the Obligations.

“Fixed Charges” shall mean, with respect to any Person for any period, the sum of:

(i)                                     Consolidated Interest Expense of such Person for such period,

(ii)                                  all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock (including any Designated Preferred Stock) or any Refunding Capital Stock of such Person made during such period, and

(iii)                               all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period.

“Flood Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 and (v) the Biggert —Waters Flood Insurance Reform Act of 2012, as now or hereafter in effect of any successor statute thereto, in each case, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting any of the foregoing, as amended or modified from time to time.

“Foreign Benefit Arrangement” shall mean any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by any Credit Party or any of its Subsidiaries.

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower (a) that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof, (b) that is a Restricted Subsidiary of any Foreign Subsidiary or (c) that has no material assets other than securities or indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof) and/or cash relating to an ownership interest in any such securities or Subsidiaries.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to the Letter of Credit Issuer, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fronting Fee” shall have the meaning provided in Section 4.1(d).

“Fund” shall mean any Person (other than a natural Person) that is engaged or advises funds or other investment vehicles that are engaged in making, purchasing, holding, or investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” shall mean all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or any Restricted Subsidiary, to a date more than one year from the date of its creation or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date (including all amounts of such Funded Debt required to be paid or prepaid within one year from the date of its creation), and, in the case of the Credit Parties, Indebtedness in respect of the Loans.

“GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time; provided that if the Borrower notifies the Term Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Furthermore, at any time after the Closing Date, the Borrower may elect to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP and GAAP concepts shall thereafter be construed to refer to

IFRS and corresponding IFRS concepts (except as otherwise provided in this Agreement); provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. Notwithstanding any other provision contained herein, the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of Capitalized Lease Obligations.

“Governmental Authority” shall mean any nation, sovereign, or government, any state, province, territory, or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, taxing, regulatory, or administrative functions of or pertaining to government, including a central bank or stock exchange (including any supranational body exercising such powers or functions, such as the European Union or the European Central Bank).

“Granting Lender” shall have the meaning provided in Section 13.6(g).

“Guarantee” shall mean (i) the Guarantee made by each Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit B, as the same may be amended, supplemented, restated or otherwise modified from time to time and (ii) any other guarantee of the Obligations made by a Restricted Subsidiary in form and substance reasonably acceptable to the Administrative Agents.

“guarantee obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any primary obligor in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such Indebtedness or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities, or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness, or (iv) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided that the term guarantee obligations shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations or product warranties in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any guarantee obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such guarantee obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean (i) each Subsidiary of the Borrower that is party to the Guarantee on the Closing Date, and (ii) each Subsidiary of the Borrower that becomes a party to the Guarantee after the Closing Date pursuant to Section 9.11 or otherwise; provided that in no event shall any Excluded Subsidiary be required to be a Guarantor (unless such Subsidiary is no longer an Excluded Subsidiary).

“Hazardous Materials” shall mean (i) any petroleum or petroleum products, radioactive materials, friable asbestos, polychlorinated biphenyls, and radon gas; (ii) any chemicals, materials, or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable

Environmental Law; and (iii) any other chemical, material, or substance, which is prohibited, limited, or regulated due to its dangerous or deleterious properties or characteristics, by any Environmental Law.

“Hedge Agreements” shall mean (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Bank” shall mean (i) (a) any Person that, at the time it enters into a Hedge Agreement with the Borrower, is a Lender, an Agent or an Affiliate of a Lender or an Agent and (b) with respect to any Hedge Agreement entered into prior to the Closing Date, any Person that is a Lender or an Agent or an Affiliate of a Lender or an Agent on the Closing Date, (ii) Bank of America, N.A. and the Royal Bank of Canada and any of their respective Affiliates or branches and (iii) any other Person that is designated by the Borrower as a “Hedge Bank” by written notice to the Administrative Agents substantially in the form of Exhibit M-1 or such other form reasonably acceptable to the Administrative Agents.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under any Hedge Agreements (other than with respect to any Credit Party’s obligations that constitute Excluded Swap Obligations solely with respect to such Credit Party).

“Historical Financial Statements” shall mean (a) the audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at December 31, 2015 and December 31, 2016, and the related audited consolidated statements of income, comprehensive income, members’ deficit and cash flows of the Borrower and its consolidated Subsidiaries for the years ended December 31, 2014, December 31, 2015 and December 31, 2016, and (b) the unaudited interim consolidated balance sheets of the Borrower and its consolidated Subsidiaries for the fiscal quarter ended March 31, 2017, and the related unaudited consolidated statements of operations, comprehensive income, members’ deficit and cash flows of the Borrower and its consolidated Subsidiaries for such fiscal quarter, and for the comparable quarter of the prior fiscal year.

“IFRS” shall have the meaning given to such term in the definition of GAAP.

“Immediate Family Members” shall mean, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Impacted Loans” shall have the meaning provided in Section 2.10(a).

“Impacted Interest Period” shall mean, with respect to a LIBOR Screen Rate or a Local Screen Rate, as applicable, an Interest Period which shall not be available at the applicable time.

“Increased Amount Date” shall mean the date of effectiveness of any New Loan Commitments.

“Indebtedness” shall mean, with respect to any Person, (i) any indebtedness (including principal and premium) of such Person, whether or not contingent (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures, or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof), (c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), or (d) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a net liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any direct or indirect parent company appearing upon the balance sheet of the Borrower solely by reason of pushdown accounting under GAAP shall be excluded, (ii) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (i) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business, and (iii) to the extent not otherwise included, the obligations of the type referred to in clause (i) of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person; provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business, (2) obligations under or in respect of Receivables Facilities, (3) prepaid or deferred revenue arising in the ordinary course of business, (4) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset, (5) any balance that constitutes a trade payable or similar obligation to a trade creditor, accrued in the ordinary course of business, (6) any earn-out obligation until such obligation, within 60 days after becoming due and payable, has not been paid and such obligation is reflected as a liability on the balance sheet of such Person in accordance with GAAP, (7) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (8) accrued expenses and royalties or (9) asset retirement obligations and obligations in respect of workers’ compensation (including pensions and retiree medical care) that are not overdue by more than 60 days. The amount of Indebtedness of any Person for purposes of clause (iii) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.

For all purposes hereof, the Indebtedness of the Borrower and the Restricted Subsidiaries shall exclude all intercompany Indebtedness having a term not exceeding 365 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice.

“Indemnified Liabilities” shall have the meaning provided in Section 13.5.

“Indemnified Person” shall have the meaning provided in Section 13.5.

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, other than Excluded Taxes or Other Taxes.

“Initial Investors” shall mean (i) Stone Point Capital LLC and its Affiliates (including, as applicable, related funds and general partners thereof and limited partners thereof, but solely to the extent any such limited partners are directly or indirectly participating as investors pursuant to a side-by-side investing arrangement); (ii) KKR Freya Aggregator L.P., (iii) Trident FFP LP, (iv) CP Falcon AIV L.P., (v) Centerbridge Capital Partners SBS II, L.P., (vi) CCP II Falcon AIV — B, L.P., and (vii) members of management of the Borrower and its Subsidiaries, certain “partner firms” and certain shareholders (or their respective direct or indirect parent or management vehicle) who are holders of Equity Interests of the Borrower (or its direct or indirect parent company or management investment vehicle) and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the forgoing are members, and each of their respective Affiliates.

“Initial Term Loan” shall have the meaning provided in Section 2.1(a).

“Initial Term Loan Commitment” shall mean, in the case of each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s Initial Term Loan Commitment. The aggregate amount of the Initial Term Loan Commitments as of the Closing Date is $795,000,000.

“Initial Term Loan Lender” shall mean a Lender with an Initial Term Loan Commitment or an outstanding Initial Term Loan.

“Initial Term Loan Maturity Date” shall mean July 3, 2024 or, if such date is not a Business Day, the immediately preceding Business Day.

“Initial Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(b).

“Initial Term Loan Repayment Date” shall have the meaning provided in Section 2.5(b).

“Insolvent” shall mean, with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is “insolvent” within the meaning of Section 4245 of ERISA.

“Intellectual Property” shall mean U.S. intellectual property, including all (i) (a) patents, inventions, processes, developments, technology, and know-how; (b) copyright rights to works of authorship or other copyrightable subject matter; (c) trademarks, service marks, trade names, brand names, corporate names, Internet domain names, logos, trade dress, and other source indicators, and the goodwill of any business symbolized thereby; and (d) trade secrets, confidential, proprietary, or non- public information and (ii) all registrations, issuances, applications, renewals, extensions, substitutions, continuations, continuations-in-part, divisionals, re-issues, re-examinations, or similar legal protections related to the foregoing.

“Interest Period” shall mean, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Investment” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances, or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel, and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests, or other securities issued by any other Person and investments that are required by GAAP to be classified on the consolidated balance sheet (excluding the footnotes) of the Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property; provided that Investments shall not include, in the case of the Borrower and the Restricted Subsidiaries, intercompany loans (including guarantees), advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business. In no event shall a guarantee of an operating lease of the Borrower or any Restricted Subsidiary be deemed an Investment.

For purposes of the definition of Unrestricted Subsidiary and Section 10.5,

(i)                                     Investments shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Borrower’s Investment in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(ii)                                  any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment, or other amount received by the Borrower or a Restricted Subsidiary in respect of such Investment (provided that, with respect to amounts received other than in the form of Cash Equivalents, such amount shall be equal to the Fair Market Value of such consideration).

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other ratings agency.

“Investment Grade Securities” shall mean:

(i)                                     securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),

(ii)                                  debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries,

(iii)                               investments in any fund that invests at least 90% in investments of the type described in clauses (i) and (ii) which fund may also hold immaterial amounts of cash pending investment or distribution, and

(iv)                              corresponding instruments in countries other than the United States customarily utilized for high-quality investments.

“Investor” shall mean the Sponsor and certain other investor entities arranged and designated by the Sponsor.

“IPO” shall mean the initial underwritten public offering (other than a public offering pursuant to a registration statement on Form S-8) of common Equity Interests in the Borrower or a parent entity of the Borrower.

“IPO Entity” shall mean, at any time at and after an IPO, the Borrower or a parent entity of the Borrower, as the case may be, the Equity Interests in which were issued or otherwise sold pursuant to the IPO.

“IPO Listco” shall mean a parent entity of the Borrower or a wholly-owned subsidiary of the Borrower formed in contemplation of an IPO to become the IPO Entity.

“IPO Reorganization Transactions” shall mean, collectively, the transactions taken in connection with and reasonably related to consummating an IPO, including (a) formation and ownership of IPO Shell Companies, (b) entry into, and performance of, (i) a reorganization agreement among any of the Borrower, its Subsidiaries and/or IPO Shell Companies implementing IPO Reorganization Transactions and other reorganization transactions in connection with an IPO and (ii) customary underwriting agreements in connection with an IPO and any future follow-on underwritten public offerings of common Equity Interests in the IPO Entity, including the provision by IPO Entity and the Borrower of customary representations, warranties, covenants and indemnification to the underwriters thereunder, (c) the merger of one or more IPO Subsidiaries with one or more direct or indirect holders of Equity Interests in the Borrower with the surviving entity in any such merger holding Equity Interests in the Borrower, and the merger of such entities with any IPO Shell Company or IPO Subsidiary, (d) the issuance of Equity Interests of IPO Shell Companies to holders of Equity Interests of the Borrower in connection with any IPO Reorganization Transactions, (e) the entry into an exchange agreement, pursuant to which holders of Equity Interests of the Borrower will be permitted to exchange such interests for certain economic/voting Equity Interests in IPO Listco, and (f) the entry into, and performance of, any Tax Receivable Agreement by any IPO Shell Company or IPO Subsidiary, in each case of clauses (a) through (f), so long as after giving Pro Forma Effect to such agreement and the transactions contemplated thereby, the security interests of the Lenders in the Collateral and the Guarantees of the Obligations, taken as a whole, would not be materially impaired.

“IPO Shell Company” shall mean each of IPO Listco and IPO Subsidiary.

“IPO Subsidiary” shall mean a wholly-owned subsidiary of IPO Listco formed in contemplation of, and to facilitate, IPO Reorganization Transactions and an IPO.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” shall mean with respect to any Letter of Credit, the Letter of Credit Request, and any other document, agreement, and instrument entered into by the applicable Letter of Credit Issuer and the Borrower (or any Restricted Subsidiary) or in favor of such Letter of Credit Issuer and relating to such Letter of Credit.

“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit A.

“Joint Lead Arrangers and Bookrunners” shall mean RBC Capital Markets, SunTrust Robinson Humphrey, Inc., BMO Capital Markets Corp. and Fifth Third Bank and, solely with respect to the Revolving Credit Facility, Bank of America, N.A.

“Judgment Currency” shall have the meaning provided in Section 13.19.

“Junior Debt” shall mean any Indebtedness (other than any permitted intercompany Indebtedness owing to the Borrower or any Restricted Subsidiary) (i) in respect of Subordinated Indebtedness and (ii) that is secured by a Lien ranking junior to the Lien securing the First Lien Obligations.

“Latest Term Loan Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Term Loan hereunder at such time, including the latest maturity or expiration date of any New Term Loan or any Extended Term Loan, in each case as extended in accordance with this Agreement from time to time.

“LCT Election” shall have the meaning provided in Section 1.12(b).

“LCT Test Date” shall have the meaning provided in Section 1.12(b).

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Facility Maturity Date” shall mean the date that is three Business Days prior to the Revolving Credit Maturity Date; provided that the L/C Facility Maturity Date may be extended beyond such date with the consent of the applicable Letter of Credit Issuer.

“L/C Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unpaid Drawings, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (ISP98), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time.

“L/C Participant” shall have the meaning provided in Section 3.3(a).

“L/C Participation” shall have the meaning provided in Section 3.3(a).

“L/C Sublimit” shall mean up to $30,000,000 in aggregate amount of Letters of Credit that may be issued under the Revolving Credit Facility.

“Lender” shall have the meaning provided in the preamble to this Agreement, and unless the context requires otherwise, includes the Swingline Lender.

“Lender Default” shall mean (i) the refusal or failure of any Lender to make available its portion of any incurrence of Loans or Reimbursement Obligations, which refusal or failure is not cured within one business day after the date of such refusal or failure, unless such Lender notifies the applicable Administrative Agent in writing that such refusal or failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in writing) has not been satisfied, (ii) the failure of any Lender to pay over to the applicable Administrative Agent, any Letter of Credit Issuer or any other Lender any other amount required to be paid by it hereunder within one business day of the date when due, unless the subject of a good faith dispute, (iii) a Lender has notified, in writing, the Borrower or the applicable Administrative Agent that it does not intend to comply with its funding obligations under this Agreement or has made a public statement to that effect with respect to its funding obligations under this Agreement, or a Lender has publicly announced that it does not intend to comply with its funding obligations under other loan agreements, credit agreements or similar facilities generally, (iv) a Lender has failed to confirm in a manner reasonably satisfactory to the applicable Administrative Agent that it will comply with its funding obligations under this Agreement, (v) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event or (vi) a Lender that has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action.

“Lender-Related Distress Event” shall mean, with respect to any Lender or any other Person that directly or indirectly controls such Lender (each, a “Distressed Person”), other than via an Undisclosed Administration, a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver, or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person, or any Person that directly or indirectly controls such Distressed Person or is subject to a forced liquidation or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such Distressed Person to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by a governmental authority or an instrumentality thereof.

“Letter of Credit” shall mean each letter of credit issued pursuant to Section 3.1 providing for the payment of cash upon the honoring of a presentation thereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit. Notwithstanding anything to the contrary contained herein, a letter of credit issued by an Letter of Credit Issuer other than Bank of America, N.A. after the Closing Date shall not be a “Letter of Credit” for purposes of the Credit Documents until such time as the Revolver Administrative Agent has been notified of the issuance thereof by the applicable Letter of Credit Issuer and has confirmed availability under the Total Revolving Credit Commitment and the Letter of Credit Commitment with the applicable Letter of Credit Issuer.

“Letter of Credit Commitment” shall mean with respect to Bank of America, N.A., in its capacity as a Letter of Credit Issuer, 100% of the L/C Sublimit, as may be reduced from time to time pursuant to Section 3.1.

“Letter of Credit Expiration Date” shall mean the day that is three Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility.

“Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (i) the amount of the principal amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a) at such time and (ii) such Lender’s Revolving Credit Commitment Percentage of the Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a)).

“Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).

“Letter of Credit Issuer” shall mean (i) with respect to standby Letters of Credit, Bank of America, N.A., (ii) solely with respect to Existing Letters of Credit, Bank of America, N.A., (iii) any Affiliates or branches of either of the foregoing and (iv) any replacement, additional issuer, or successor pursuant to Section 3.6. In the event that there is more than one Letter of Credit Issuer at any time, references herein and in the other Credit Documents to the Letter of Credit Issuer shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.

“Letter of Credit Request” shall mean a notice executed and delivered by the Borrower pursuant to Section 3.2, and substantially in the form of Exhibit L or another form which is acceptable to the applicable Letter of Credit Issuer in its reasonable discretion.

“Letters of Credit Outstanding” shall mean, at any time the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of the principal amount of all Unpaid Drawings.

“LIBOR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate and “LIBOR Revolving Credit Loan” and “LIBOR Term Loan” shall have corresponding meanings.

“LIBOR Quoted Currency” shall mean Dollars, Euro, Pounds Sterling and each other currency that is approved by the applicable Persons as a quoted currency in accordance with the definition of Alternative Currency.

“LIBOR Rate” shall mean:

(i)                                     for any Interest Period with respect to a LIBOR Loan in any LIBOR Quoted Currency, the LIBOR Screen Rate as of the Specified Time on the Quotation Day for such currency with a term equivalent to such Interest Period;

(ii)                                  for any Interest Period with respect to a LIBOR Loan in any Non-Quoted Currency, the applicable Local Screen Rate for such Non-Quoted Currency as of the Specified Time and on the Quotation Day for such currency with a term equivalent to such Interest Period; and

(iii)                               for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to the LIBOR Screen Rate, at or about 11:00 a.m., London time, determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day;

provided that if a LIBOR Screen Rate or a Local Screen Rate, as applicable, shall not be available at the applicable time for the applicable Interest Period, then the LIBOR Rate for such currency and Interest Period shall be such other successor or comparable rate as approved by the applicable Administrative Agent.

“LIBOR Screen Rate” shall mean the London interbank offered rate administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such LIBOR Quoted Currency for a period equal in length to such Interest Period (or a comparable or successor rate which rate is approved by the applicable Administrative Agent) as displayed on the applicable Reuters (or, in the case of the Revolver Administrative Agent, Bloomberg) screen page or, in the event such rate does not appear on such page, on any successor or substitute page on such screen that displays such rate or, in the event such rate does not appear on any successor or substitute page, on the appropriate page of such other information service that publishes such rate as shall be selected by the applicable Administrative Agent from time to time in its reasonable discretion; provided that (i) to the extent a comparable or successor rate is approved by the applicable Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further, that to the extent such market practice is not administratively feasible for the applicable Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the applicable Administrative Agent.

“Lien” shall mean with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority, or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in, and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease or a license, sub-license or cross-license to Intellectual Property be deemed to constitute a Lien.

“Limited Condition Transaction” shall mean (a) any levered hire or acquisition or Investment by one or more of the Borrower and its Restricted Subsidiaries of any assets, business or Person permitted to be acquired by this Agreement, in each case, whose consummation is not conditioned on the availability of, or on obtaining, third party financing or (b) any redemption, satisfaction and discharge or repayment of Indebtedness or preferred stock requiring irrevocable notice in advance of such redemption satisfaction and discharge or repayment.

“Loan” shall mean any Revolving Loan, Swingline Loan, Term Loan or any other loan made by any Lender pursuant to this Agreement.

“Local Screen Rates” shall mean the CDOR Screen Rate, the BBSY Screen Rate and any other screen rate for any Non-Quoted Currency that is approved in accordance with the definition of Alternative Currency.

“Management Group” shall mean, collectively, (a) Ruediger Adolf, (b) Rajini Kodialam, (c) James Shanahan and (d) any other Person that is or may become a member of the management group of the Company (or the IPO Entity, if applicable).

“Mandatory Borrowing” shall have the meaning provided in Section 2.1(d).

“Master Agreement” shall have the meaning provided in the definition of Hedge Agreement.

“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties, or financial condition of the Borrower and its Subsidiaries, taken as a whole, that would, individually or in the aggregate, materially adversely affect (i) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their payment obligations under this Agreement or any of the other Credit Documents or (ii) the rights and remedies of the Administrative Agents and the Lenders under the Credit Documents.

“Material Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 5.0% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (ii) whose revenues during such Test Period were equal to or greater than 5.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Restricted Subsidiaries that are not Material Subsidiaries (other than Subsidiaries that are Excluded Subsidiaries by virtue of any of clauses (ii) through (xiii) of the definition of Excluded Subsidiary) have, in the aggregate, (a) total assets at the last day of such Test Period equal to or greater than 10.0% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (b) revenues during such Test Period equal to or greater than 10.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, then the Borrower shall, on the date on which financial statements for such quarter are delivered pursuant to this Agreement, designate in writing to the Term Administrative Agent one or more of such Restricted Subsidiaries as Material Subsidiaries for each fiscal period until this proviso is no longer applicable.

“Maturity Date” shall mean the Initial Term Loan Maturity Date, the New Term Loan Maturity Date, the Revolving Credit Maturity Date, any New Revolving Credit Maturity Date or the maturity date of an Extended Term Loan or Extended Revolving Credit Loan, as applicable.

“Maximum Incremental Facilities Amount” shall mean, at any date of determination, an aggregate principal amount of up to (a) an amount such that (i) if such New Loan Commitment is secured on a pari passu basis with the Credit Facilities, after giving effect to the incurrence of such amount the Borrower would be in compliance on a Pro Forma Basis (including any adjustments required by such definition as a result of a contemplated Permitted Acquisition, but excluding any prior or concurrent incurrence of Indebtedness pursuant to clause (b) below) with respect to the last day of the most recently ended Test Period with a First Lien Leverage Ratio of no greater than 5.00 to 1.00, (ii) if such New Loan Commitment is secured on a junior basis to the Credit Facilities, after giving effect to the incurrence of such amount the Borrower would be in compliance on a Pro Forma Basis (including any adjustments required by such definition as a result of a contemplated Permitted Acquisition, but excluding any prior or concurrent incurrence of Indebtedness pursuant to clause (b) below) with respect to the last day of the most recently ended Test Period with a Total Secured Leverage Ratio of no greater than 6.25 to 1.00 or (iii) if such New Loan Commitment is subordinated in right of payment to the Credit Facilities and the Second Lien Term Loans or unsecured, after giving effect to the incurrence of such amount the Borrower would be in compliance on a Pro Forma Basis (including any adjustments required by such definition as a result of a contemplated Permitted Acquisition, but excluding any prior or concurrent incurrence of Indebtedness pursuant to clause (b) below) with respect to the last day of the most recently ended Test Period with a Total Leverage Ratio of no greater than 6.25 to 1.00 (it being understood that (x) the proceeds from such New Loan Commitment shall not be used for netting Indebtedness for purposes of calculating the First Lien Leverage Ratio, the Total Secured Leverage or the Total Leverage Ratio, as applicable, pursuant to this clause (a) and (y) any New Revolving Credit Commitments being established shall be treated as being fully drawn), plus (b) the sum of (I) an amount equal to the greater of (x) 100% of Consolidated EBITDA on a Pro Forma Basis after giving effect to the Transactions on the Closing Date and (y) $155,000,000 (less the amount, if any, incurred under the Second Lien New Term Loan Commitments), plus (II) the aggregate amount of (A) voluntary prepayments of (i) Term Loans (including purchases of the Term Loans by the Borrower at or below par, in which case the amount of voluntary prepayments of Term Loans shall be deemed not to exceed the actual purchase price of such Loans at or below par), (ii) Permitted Other Indebtedness issued or incurred pursuant to Section 10.1(x)(i)(a) in reliance on clause (b) of this definition and (iii) any refinancing, refunding, renewal or extension of any Indebtedness specified in clauses (i) and (ii) above, and (B) voluntary reductions of Revolving Credit Commitments, in each case, other than from proceeds of the incurrence of long-term Indebtedness, minus (III) the sum of (i) the aggregate principal amount of New Term Loan Commitments incurred pursuant to Section 2.14(a) in reliance on clause (b)(I) of this definition prior to such date and (ii) the aggregate principal amount of Permitted Other Indebtedness issued or incurred (including any unused commitments obtained) pursuant to Section 10.1(x)(i)(a) in reliance on clause (b)(I) of this definition prior to such date.

“Maximum Rate” shall have the meaning provided in Section 5.6(c).

“Member” shall mean, with respect to the Borrower or any Subsidiary of the Borrower (including any Acquired Entity or Business) that is a limited liability company, any “Member” (or any equivalent or comparable holder of Equity Interests) as defined in such Person’s operating agreement.

“Minimum Borrowing Amount” shall mean with respect to a Borrowing, $1,000,000.

“Minimum Collateral Amount” shall mean, at any time, (i) with respect to Cash Collateral consisting of cash or Cash Equivalents or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 102% of the Fronting Exposure of the Letter of Credit Issuer with respect to Letters of Credit issued and outstanding at such time and (ii) with respect to Cash Collateral consisting of cash or Cash Equivalents or deposit account balances provided in accordance with the provisions of Section 3.8(a)(i), (a)(ii), or (a)(iii), an amount equal to 102% of the outstanding amount of all L/C Obligations.

“Minimum Equity Amount” shall have the meaning provided in the recitals of this Agreement.

“MIRE Event” shall mean, if there are any Mortgaged Properties at such time, any increase, extension or renewal of any of the Commitments or Loans (including pursuant to Section 2.14 or any other incremental credit facilities hereunder, but excluding (i) any continuation or conversion of borrowings, (ii) the making of any Loan or (iii) the issuance, renewal or extension of Letters of Credit).

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt, trust deed, or other security document entered into by the owner of a Mortgaged Property and the Collateral Agent for the benefit of the Secured Parties in respect of that Mortgaged Property to secure the Obligations, in form and substance reasonably acceptable to the Collateral Agent and the Borrower, together with such terms and provisions as may be required by local laws.

“Mortgaged Property” shall mean each fee owned parcel Real Estate with respect to which a Mortgage is granted pursuant to Section 9.14.

“Multicurrency Exposure” shall mean with respect to any Lender at any time, the sum of (i) the aggregate principal amount of Revolving Credit Loans of such Lender then outstanding denominated in any Alternative Currency, (ii) such Lender’s Letter of Credit Exposure at such time with respect to Letters of Credit denominated in any Alternative Currency, and (iii) such Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of all outstanding Swingline Loans at such time denominated in any Alternative Currency.

“Multicurrency Sublimit” shall mean $30,000,000.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or ERISA Affiliate makes or is obligated to make contributions, or during the five preceding calendar years, has made or been obligated to make contributions.

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event and any incurrence of Permitted Other Indebtedness, (i) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable, but only as and when received) received by or on behalf of the Borrower or any of its Restricted Subsidiaries in respect of such Prepayment Event or incurrence of Permitted Other Indebtedness, as the case may be, less (ii) the sum of:

(a)                                 the amount, if any, of all taxes (including in connection with any repatriation of funds) paid or estimated to be payable by the Borrower or any of its Restricted Subsidiaries in connection with such Prepayment Event or incurrence of Permitted Other Indebtedness,

(b)                                 the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (a) above) (1) associated with the assets that are the subject of such Prepayment Event and (2) retained by the Borrower or any of the Restricted Subsidiaries; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction,

(c)                                  the amount of any Indebtedness (other than the Loans and Permitted Other Indebtedness) secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event,

(d)                                 in the case of any Asset Sale Prepayment Event or Casualty Event or Permitted Sale Leaseback, the amount of any proceeds of such Prepayment Event that the Borrower or any Restricted Subsidiary has reinvested (or intends to reinvest within the Reinvestment Period or has entered into a binding commitment prior to the last day of the Reinvestment Period to reinvest) in the business of the Borrower or any of the Restricted Subsidiaries; provided that any portion of such proceeds that has not been so reinvested within such Reinvestment Period (with respect to such Prepayment Event, the “Deferred Net Cash Proceeds”) shall, unless the Borrower or a Restricted Subsidiary has entered into a binding commitment prior to the last day of such Reinvestment Period to reinvest such proceeds no later than 180 days following the last day of such Reinvestment Period, (1) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event, Casualty Event, or Permitted Sale Leaseback occurring on the last day of such Reinvestment Period or, if later, 180 days after the date the Borrower or such Restricted Subsidiary has entered into such binding commitment, as applicable (such last day or 180th day, as applicable, the “Deferred Net Cash Proceeds Payment Date”), and (2) be applied to the repayment of Term Loans in accordance with Section 5.2(a)(i);

(e)                                  in the case of any Asset Sale Prepayment Event, Casualty Event, or Permitted Sale Leaseback by a non-Wholly-Owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (e)) attributable to non-controlling interests and not available for distribution to or for the account of the Borrower or a Wholly- Owned Restricted Subsidiary as a result thereof;

(f)                                   in the case of any Asset Sale Prepayment Event or Permitted Sale Leaseback, any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition; provided that the amount of any subsequent reduction of such escrow (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction solely to the extent that the Borrower and/or any Restricted Subsidiaries receives cash in an amount equal to the amount of such reduction; and

(g)                                  all fees and out-of-pocket expenses paid by the Borrower or a Restricted Subsidiary in connection with any of the foregoing (for the avoidance of doubt, including, (1) in the case of the issuance of Permitted Other Indebtedness, any fees, underwriting discounts, premiums, and other costs and expenses incurred in connection with such issuance and any costs associated with unwinding any related Hedging Obligations in connection with such transaction, and (2) attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses, and brokerage, consultant, accountant, and other customary fees), in each case, only to the extent not already deducted in arriving at the amount referred to in clause (i) above.

“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“New Loan Commitments” shall have the meaning provided in Section 2.14(a).

“New Project” shall mean (a) each facility or operating location which is either a new facility, location or office or an expansion, relocation, remodeling or substantial modernization of an existing facility, location or office owned by the Borrower or its Subsidiaries which in fact commences operations and (b) each creation (in one or a series of related transactions) of a business unit to the extent such business unit commences operations or each expansion (in one or a series of related transactions) of business into a new market.

“New Revolving Credit Commitment” shall have the meaning provided in Section 2.14(a).

“New Revolving Credit Loan” shall have the meaning provided in Section 2.14(b).

“New Revolving Credit Maturity Date” shall mean the date on which any tranche of Revolving Credit Loans made pursuant to the Lenders’ New Revolving Credit Commitments matures.

“New Revolving Loan Lender” shall have the meaning provided in Section 2.14(b).

“New Term Loan” shall have the meaning provided in Section 2.14(c).

”New Term Loan Commitments” shall have the meaning provided in Section 2.14(a).

“New Term Loan Lender” shall have the meaning provided in Section 2.14(c).

“New Term Loan Maturity Date” shall mean the date on which a New Term Loan matures.

“New Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).

“Non-Bank Tax Certificate” shall have the meaning provided in Section 5.4(e)(ii)(B)(3).

“Non-Consenting Lender” shall have the meaning provided in Section 13.7(b).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Expiring Credit Commitment” shall have the meaning provided in Section 2.1(e).

“Non-Extension Notice Date” shall have the meaning provided in Section 3.2(d).

“Non-Quoted Currency” shall mean Canadian Dollars and each other currency that is approved by the relevant Persons as a non-quoted currency in accordance with the definition of Alternative Currency.

“Non-U.S. Lender” shall mean any Lender that is not a “United States person” as defined by Section 7701(a)(30) of the Code.

“Notice of Borrowing” shall mean a Notice of Borrowing substantially in the form of Exhibit K (or such other form reasonably acceptable to the applicable Administrative Agent, including any form on an electronic platform or electronic transmission system as shall be approved by the applicable Administrative Agent) and delivered in accordance with Section 2.3(a) or 2.3(b).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants, and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan, Revolving Credit Commitment or Letter of Credit or under any Secured Cash Management Agreement or Secured Hedge Agreement (other than with respect to any Credit Party’s obligations that constitute Excluded Swap Obligations solely with respect to such Credit Party), in each case, entered into with the Borrower or any of the Restricted Subsidiaries, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and any of their Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities, and other amounts payable by any Credit Party under any Credit Document.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Operating Agreement” shall mean (a) the Operating Agreement of the Borrower, (b) the bylaws of the Borrower following any conversion to a corporation permitted hereunder or (c) any other equivalent organizational document adopted as a replacement of any of the foregoing, in each case, as amended from time to time.

“Original Revolving Credit Commitments” shall mean all Revolving Credit Commitments, Existing Revolving Credit Commitments and Extended Revolving Credit Commitments, other than any New Revolving Credit Commitments (and any Extended Revolving Credit Commitments related thereto).

“Other Taxes” shall mean all present or future stamp, registration, court or documentary Taxes or any other excise, property, intangible, mortgage recording, filing or similar Taxes arising from any payment made hereunder or under any other Credit Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Credit Document; provided that such term shall not include any of the foregoing Taxes (i) that result from an assignment, grant of participation pursuant to Section 13.6 or transfer or assignment to or designation of a new lending office or other office for receiving payments under any Credit Document (“Assignment Taxes”) to the extent such Assignment Taxes are imposed as a result of a connection between the assignor/participating Lender and/or the assignee/Participant and the taxing jurisdiction (other than a connection arising solely from any Credit Documents or any transactions contemplated thereunder), except to the extent that any such action described in this proviso is requested or required by the Borrower or (ii) Excluded Taxes.

“Overnight Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate determined by the applicable Administrative Agent, the applicable Letter of Credit Issuer or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation.

“Parent Entity” shall mean any Person that is a direct or indirect parent company (which may be organized as, among other things, a partnership), including any managing member, of the Borrower.

“Participant” shall have the meaning provided in Section 13.6(c)(i).

“Participant Register” shall have the meaning provided in Section 13.6(c)(ii).

“Participating Member State” shall mean any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“Patriot Act” shall have the meaning provided in Section 13.18.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA, but excluding any Multiemployer Plan) that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, in respect of which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA, be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Permitted Acquisition” shall have the meaning provided in clause (iii) of the definition of Permitted Investment.

“Permitted Asset Swap” shall mean the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or a Restricted Subsidiary and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 10.4.

“Permitted Debt Exchange” shall have the meaning provided in Section 2.15(a).

“Permitted Debt Exchange Notes” shall have the meaning provided in Section 2.15(a).

“Permitted Debt Exchange Offer” shall have the meaning provided in Section 2.15(a).

“Permitted Holders” shall mean each of (i) the Initial Investors and their respective Affiliates (other than any portfolio company of an Initial Investor) and members of management of the Borrower and its Subsidiaries (or their respective direct or indirect parent or management investment vehicle) who are holders of Equity Interests of the Borrower (or its direct or indirect parent company or management investment vehicle) and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Initial Investors, their respective Affiliates (other than any portfolio company of an Initial Investor) and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Borrower or any other direct or indirect Parent Entity, (ii) any direct or indirect Parent Entity formed not in connection with, or in contemplation of, a transaction (other than the Transactions or IPO Reorganization Transactions) that, assuming such parent was not formed after giving effect thereto, would constitute a Change of Control, (iii) any entity (other than a Parent Entity) through which a Parent Entity described in clause (ii) directly or indirectly holds Equity Interests of the Borrower and has no other material operations other than those incidental thereto and (iv) the Advisor Group and their affiliates.

“Permitted Investments” shall mean:

(i)                                     any Investment in the Borrower or any Restricted Subsidiary;

(ii)                                  any Investment in cash, Cash Equivalents, or Investment Grade Securities at the time such Investment is made;

(iii)                               (a) any transactions or Investments otherwise made in connection with the Transactions and in accordance with the Acquisition Agreement and (b) any Investment by the Borrower or any Restricted Subsidiary in a Person that is engaged in a Similar Business if as a result of such Investment (a “Permitted Acquisition”), (1) such Person becomes a Restricted Subsidiary or (2) such Person, in one transaction or a series of related transactions, is merged, consolidated, or amalgamated with or into, or transfers or conveys a Book of Business or all or substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation, amalgamation, transfer or conveyance;

(iv)                              any Investment in securities or other assets not constituting cash, Cash Equivalents, or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 10.4 or any other disposition of assets not constituting an Asset Sale;

(v)                                 (a) any Investment existing or contemplated on the Closing Date and, in each case, listed on Schedule 10.5 and (b) Investments consisting of any modification, replacement, renewal, refinancing, refunding, reinvestment or extension of any such Investment; provided that the amount of any such Investment is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment (including in respect of any unused commitment), plus any accrued but unpaid interest (including any portion thereof which is payable in kind in accordance with the terms of such modified, extended, renewed, refinanced, refunded or replaced Investment) and premium payable by the terms of such Investment thereon and fees, costs and expenses associated therewith as of the Closing Date;

(vi)                              any Investment (x) acquired by the Borrower or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization, or recapitalization of such other Investment or accounts receivable, (b) in satisfaction of judgments against other persons or (c) as a result of a foreclosure or other remedial action by the Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default and (y) received in compromise or resolution of (1) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (2) litigation, arbitration or other disputes;

(vii)                           Hedging Obligations permitted under clause (j) of Section 10.1 and Cash Management Services;

(viii)                        any Investment in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (viii) that are at that time outstanding, not to exceed the greater of (a) $45,000,000 and (b) 30% of Consolidated EBITDA (calculated on a Pro Forma Basis) at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that if any Investment pursuant to this clause (viii) is made in any Person that is not a Restricted Subsidiary of the Borrower at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above and shall cease to have been made pursuant to this clause (viii) for so long as such Person continues to be a Restricted Subsidiary;

(ix)                              Investments the payment for which consists of Equity Interests of the Borrower or any direct or indirect parent company of the Borrower (in each case, exclusive of Disqualified Stock of the Borrower); provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (iii) of Section 10.5(a);

(x)                                 guarantees of Indebtedness permitted under Section 10.1;

(xi)                              any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 9.9 (except transactions described in clause (b) of such paragraph) and Section 10.3;

(xii)                           Investments consisting of purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses, sublicenses, leases or subleases of intellectual property, other assets or other rights in the ordinary course of business;

(xiii)                        additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (xiii) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (a) $65,000,000 and (b) 40% of Consolidated EBITDA (calculated on a Pro Forma Basis) at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that if any Investment pursuant to this clause (xiii) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Borrower after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above and shall cease to have been made pursuant to this clause (xiii) for so long as such Person continues to be a Restricted Subsidiary;

(xiv)                       Investments relating to any Receivables Subsidiary that, in the good faith determination of the board of directors of the Borrower, are necessary or advisable to effect a Receivables Facility or any repurchases in connection therewith;

(xv)                          loans and advances to, or guarantees of Indebtedness of, employees, officers, directors, managers and consultants not in excess of the greater of (a) $15,000,000 and (b) 10% of Consolidated EBITDA (calculated on a Pro Forma Basis) at the time of such Investment;

(xvi)                       (a) loans and advances to officers, directors, managers, employees and consultants for business-related travel and entertainment expenses, moving and relocation expenses, and other similar expenses, in each case, incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Borrower or any direct or indirect parent company thereof and (b) promissory notes received from stockholders of the Borrower, any direct or indirect parent company of the Borrower or any Subsidiary in connection with the exercise of stock options in respect of the Equity Interests of the Borrower, any direct or indirect parent company of the Borrower and the Subsidiaries;

(xvii)                    Investments consisting of purchases and acquisitions of assets or services, advances, loans or extensions of trade credit in the ordinary course of business;

(xviii)                 Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(xix)                       non-cash Investments in connection with tax planning and reorganization activities; provided that after giving effect to any such activities, the security interests of the Lenders in the Collateral, taken as a whole, would not be materially impaired;

(xx)                          Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client, customer contracts and loans or advances made to, and guarantees with respect to obligations of, clients, customers, distributors, suppliers, licensors and licensees in the ordinary course of business;

(xxi)                       the licensing, sub-licensing and contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons;

(xxii)                    advances of payroll payments to employees in the ordinary course of business;

(xxiii)                 contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower;

(xxiv)                Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of Unrestricted Subsidiary;

(xxv)                   intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its Subsidiaries; and

(xxvi)                Investments of a Restricted Subsidiary of the Borrower acquired after the Closing Date or of an entity merged into or amalgamated or consolidated with a Restricted Subsidiary of the Borrower in a transaction that is not prohibited by Section 10.3 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation; and

(xxvii)             Investments by any Loan Party consisting of the purchase of call options to purchase RIAs the aggregate amount of which shall not exceed the greater of (a) $40,000,000 and (b) 25% of Consolidated EBITDA (calculated on a Pro Forma Basis) at any time outstanding, provided that to the extent any Loan Party acquires any RIA pursuant to a call option purchased by a Loan Party in accordance with this clause (xxvii), the initial purchase price of such call option shall no longer be included in the limitation set forth above;

(xxviii)          Investments by any Loan Party in a Regulated Subsidiary solely to the extent and in such amounts necessary to avoid a Regulatory Net Capital Deficiency; and

(xxix)                in the case of any Regulated Subsidiaries, Investments entered into or made in the ordinary course of business in accordance with normal practice.

“Permitted Joint Venture” shall mean, with respect to any Person, a joint venture (which for the avoidance of doubt is not itself a Restricted Subsidiary) of such Person, which joint venture is engaged in a Similar Business and in respect of which the Borrower or a Restricted Subsidiary beneficially owns at least 20.0% of the shares of Equity Interests of such Person.

“Permitted Liens” shall mean, with respect to any Person:

(i)                                     pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws, or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness), or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay, customs or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent or deposits made to secure obligations arising from contractual or warranty refunds, in each case, incurred in the ordinary course of business;

(ii)                                  Liens imposed by law, such as carriers’, warehousemen’s, landlords’, materialmen’s, repairmen’s, mechanics’ and construction contractors’ Liens, in each case, for sums not yet overdue for a period of more than 60 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review or if due and payable, are being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP (or, for Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdictions of organization);

(iii)                               Liens for taxes, assessments, or other governmental charges not yet overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP (or, for Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdictions of organization) or are not required to be paid pursuant to Section 8.11, or for property taxes on property of the Borrower or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy, or claim is to such property;

(iv)                              Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business;

(v)                                 survey exceptions, encumbrances, ground leases, easements, or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines, and other similar purposes, or zoning, building codes, or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not, in the aggregate, materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person, taken as a whole;

(vi)                              Liens securing Indebtedness permitted to be outstanding pursuant to the first paragraph of Section 10.1 and clause (a), (b), (d), (r), (w), (x) or (y) of Section 10.1; provided that, (a) in the case of clause (d) of Section 10.1, such Lien may not extend to any property or equipment (or assets affixed or appurtenant thereto) other than the property or equipment being financed or refinanced under such clause (d) of Section 10.1, replacements of such property, equipment or assets, additions and accessions, and the income or proceeds thereof, and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender; (b) in the case of clause (r) of Section 10.1, such Lien may not extend to any assets other than the assets owned by the Restricted Subsidiaries incurring such Indebtedness; (c) in the case of Liens securing Permitted Other Indebtedness Obligations that constitute First Lien Obligations pursuant to this clause (vi), the applicable Permitted Other Indebtedness Secured Parties (or a representative thereof on behalf of such holders) shall enter into security documents with terms and conditions not materially more restrictive to the Credit Parties, taken as a whole, than the terms and conditions of the Security Documents and (1) in the case of the first such issuance of Permitted Other Indebtedness constituting First Lien Obligations, the Collateral Agent, each Administrative Agent and the representative for the holders of such Permitted Other Indebtedness Obligations shall have entered into the First Lien Intercreditor Agreement and (2) in the case of subsequent issuances of Permitted Other Indebtedness constituting First Lien Obligations, the representative for the holders of such Permitted Other Indebtedness Obligations shall have become a party to the First Lien Intercreditor Agreement in accordance with the terms thereof; (d) in the case of Liens securing Permitted Other Indebtedness Obligations that do not constitute First Lien Obligations pursuant to this clause (vi), the applicable Permitted Other Indebtedness Secured Parties (or a representative thereof on behalf of such holders) shall enter into security documents with terms and conditions not materially more restrictive to the Credit Parties, taken as a whole, than the terms and conditions of the Security Documents and shall (x) in the case of the first such issuance of Permitted Other Indebtedness that does not constitute First Lien Obligations, the Collateral Agent, each Administrative Agent and the representative of the holders of such Permitted Other Indebtedness Obligations shall have entered into the Second Lien Intercreditor Agreement and (y) in the case of subsequent issuances of Permitted Other Indebtedness that do not constitute First Lien Obligations, the representative for the holders of such Permitted Other Indebtedness shall have become a party to the Second Lien Intercreditor Agreement in accordance with the terms thereof; without any further consent of the Lenders, the Administrative Agents and the Collateral Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement contemplated by this clause (vi) and (e) in the case of Liens securing Indebtedness incurred pursuant to the first paragraph of Section 10.1 that constitutes First Lien Obligations, the Borrower shall be in compliance on a Pro Forma Basis with respect to the last day of the most recently ended Test Period, with a First Lien Leverage Ratio of no greater than 5.00 to 1.00;

(vii)                           Liens existing on the Closing Date; provided that any Lien securing Indebtedness or other obligations in excess of (a) $5,000,000 individually or (b) $20,000,000 in the aggregate (when taken together with all other Liens securing obligations outstanding in reliance on this clause (b) that are not listed on Schedule 10.2) shall only be permitted if set forth on Schedule 10.2, and, in each case, any modifications, replacements, renewals, or extensions thereof;

(viii)                        Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary (other than, with respect to such Person, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after- acquired property of such Person, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);

(ix)                              Liens on property at the time the Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary or the designation of an Unrestricted Subsidiary as a Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger, consolidation, or designation; provided, further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary (other than, with respect to such property, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);

(x)                                 Liens securing Indebtedness or other obligations of the Borrower or a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary permitted to be incurred in accordance with Section 10.1; provided that any Liens securing obligations of a Credit Party to a Restricted Subsidiary that is not a Credit Party shall be subordinated to the Liens securing the Obligations;

(xi)                              Liens securing Hedging Obligations and Cash Management Services so long as the related Indebtedness is, and is permitted hereunder to be, secured by a Lien on the same property securing such Hedging Obligations and Cash Management Services;

(xii)                           Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or letters of credit entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(xiii)                        leases, subleases, licenses, or sublicenses, occupancy agreements or assignments (including of Intellectual Property, software and other technology licenses) granted to others in the ordinary course of business;

(xiv)                       Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xv)                          Liens in favor of the Borrower or any other Guarantor;

(xvi)                       Liens on equipment of the Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Borrower’s or such Restricted Subsidiary’s client at which such equipment is located;

(xvii)                    Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(xviii)                 Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (vi), (vii), (viii), (ix), (x), and (xv) of this definition of Permitted Liens; provided that (a) such new Lien shall be limited to all or part of the same property that secured (or, under the written arrangements under which the original Lien arose, could secure) the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (1) the outstanding principal amount or, if greater, the committed amount of the Indebtedness described under clauses (vi), (vii), (viii), (ix), (x), and (xv) at the time the original Lien became a Permitted Lien under this Agreement, and (2) an amount necessary to pay any fees and expenses, including premiums and accrued and unpaid interest, related to such refinancing, refunding, extension, renewal, or replacement;

(xix)                       deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;

(xx)                          other Liens securing obligations (including Capitalized Lease Obligations) which do not exceed the greater of (a) $80,000,000 and (b) 50% of Consolidated EBITDA (calculated on a Pro Forma Basis) at the time of the incurrence of such Lien; provided that at the Borrower’s election, (i) in the case of Liens securing Permitted Other Indebtedness Obligations that constitute First Lien Obligations, the applicable Permitted Other Indebtedness Secured Parties (or a representative thereof on behalf of such holders) shall enter into security documents with terms and conditions not materially more restrictive to the Credit Parties, taken as a whole, than the terms and conditions of the Security Documents and (1) in the case of the first such issuance of Permitted Other Indebtedness constituting First Lien Obligations, the Collateral Agent, each Administrative Agent and the representative for the holders of such Permitted Other Indebtedness Obligations shall have entered into the First Lien Intercreditor Agreement and (2) in the case of subsequent issuances of Permitted Other Indebtedness constituting First Lien Obligations, the representative for the holders of such Permitted Other Indebtedness Obligations shall have become a party to the First Lien Intercreditor Agreement in accordance with the terms thereof; and (ii) in the case of Liens securing Permitted Other Indebtedness Obligations that do not constitute First Lien Obligations, the applicable Permitted Other Indebtedness Secured Parties (or a representative thereof on behalf of such holders) shall enter into security documents with terms and conditions not materially more restrictive to the Credit Parties, taken as a whole, than the terms and conditions of the Security Documents and shall (x) in the case of the first such issuance of Permitted Other Indebtedness that do not constitute First Lien Obligations, the Collateral Agent, each Administrative Agent and the representative of the holders of such Permitted Other Indebtedness Obligations shall have entered into the Second Lien Intercreditor Agreement and (y) in the case of subsequent issuances of Permitted Other Indebtedness that do not constitute First Lien Obligations, the representative for the holders of such Permitted Other Indebtedness shall have become a party to the Second Lien Intercreditor Agreement in accordance with the terms thereof; and without any further consent of the Lenders, the Administrative Agents and the Collateral Agent shall be authorized to execute and deliver on behalf of the Secured Parties the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement contemplated by this clause (xx);

(xxi)                       Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.5 or 11.10 and notices of this pendens and associated rights related to litigation so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(xxii)                    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;

(xxiii)                 Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (b) attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (c) in favor of banking or other financial institutions or other electronic payment service providers arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(xxiv)                Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.1; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(xxv)                   Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xxvi)                Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks or other Persons not given in connection with the issuance of Indebtedness, (b) relating to pooled deposits or sweep accounts of the Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries, or (c) relating to purchase orders and other agreements entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(xxvii)             Liens (a) solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement or (b) consisting of an agreement to dispose of any property pursuant to a disposition permitted hereunder;

(xxviii)          rights reserved or vested in any Person by the terms of any lease, license, franchise, grant, or permit held by the Borrower or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant, or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(xxix)                restrictive covenants affecting the use to which real property may be put; provided that the covenants are complied with;

(xxx)                   security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(xxxi)                zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements, and contract zoning agreements;

(xxxii)             Liens arising out of conditional sale, title retention, consignment, or similar arrangements for sale of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xxxiii)          Liens arising under the Security Documents and the Second Lien Security Documents;

(xxxiv)         Liens on goods purchased in the ordinary course of business, the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Subsidiaries;

(xxxv)            any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(xxxvi)         Liens on cash or Cash Equivalents deposited in order to defease or to irrevocably satisfy and discharge Indebtedness pursuant to the terms of the agreements governing such Indebtedness; provided (a) such cash and/or Cash Equivalents are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be satisfied or discharged, (b) such Liens extend solely to the account in which such cash and/or Cash Equivalents are deposited and are solely in favor of the Person or Persons holding the Indebtedness (or any agent or trustee for such Person or Persons) that is to be satisfied or discharged, and (c) the satisfaction or discharge of such Indebtedness is expressly permitted hereunder;

(xxxvii)      with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by any Requirements of Law;

(xxxviii)         to the extent pursuant to any Requirements of Law, Liens on cash or Permitted Investments securing Swap Obligations in the ordinary course of business;

(xxxix)         Liens on cash and Cash Equivalents securing Hedging Obligations and Cash Management Services;

(xl)                              Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(xli)                           Liens on vehicles or equipment of the Borrower or any of the Restricted Subsidiaries granted in the ordinary course of business;

(xlii)                        Liens on the Equity Interests of Unrestricted Subsidiaries; and

(xliii)                     Liens on the assets of any Regulated Subsidiary incurred by such Regulated Subsidiary in the ordinary course of its brokerage business to finance the carrying of securities and other investment positions.

For purposes of determining compliance with this definition, (A) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but are permitted to be incurred in part under any combination thereof and of any other available exemption, (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens, the Borrower shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition, and (C) the principal amount of Indebtedness secured by a Lien outstanding under any category of Permitted Liens shall be determined after giving effect to the application of the proceeds of any such Indebtedness to refinance any such other Indebtedness.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on, and fees, expenses and other obligations payable with respect to, such Indebtedness.

“Permitted Other Indebtedness” shall mean subordinated or senior Indebtedness (which Indebtedness may (i) be unsecured, (ii) have the same lien priority as the First Lien Obligations (without regard to control of remedies), or (iii) be secured by a Lien ranking junior to the Lien securing the First Lien Obligations), in each case issued or incurred by the Borrower or a Guarantor, (a) the terms of which do not provide for any scheduled repayment, mandatory repayment, or redemption or sinking fund obligations prior to, at the time of incurrence, the Latest Maturity Date (other than, in each case, customary offers or obligations to repurchase upon a change of control, asset sale, or casualty or condemnation event, AHYDO payments and customary acceleration rights after an event of default), (b) the covenants, taken as a whole, are not materially more restrictive to the Borrower and the Restricted Subsidiaries (as the case may be) than those herein (taken as a whole) (except, in any case for covenants applicable only to the periods after the Latest Term Loan Maturity Date) (it being understood that, (1) to the extent that any financial maintenance covenant is added for the benefit of any such Indebtedness, no consent shall be required by the Administrative Agents or any of the Lenders if such financial maintenance covenant is also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Indebtedness or (2) no consent shall be required by the Administrative Agents or any of the Lenders if any covenants are only applicable after the Latest Term Loan Maturity Date at the time of such refinancing); provided that a certificate of an Authorized Officer of the Borrower delivered to the Term Administrative Agent at least five Business Days (or such shorter period as the Term Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Term Administrative Agent notifies the Borrower within two Business Days after receipt of such certificate that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (c) of which no Subsidiary of the Borrower (other than a Guarantor) is an obligor and (d) that, if secured, is not secured by a lien on any assets of the Borrower or its Subsidiaries other than the Collateral.

“Permitted Other Indebtedness Documents” shall mean any document or instrument (including any guarantee, security agreement, or mortgage and which may include any or all of the Credit Documents) issued or executed and delivered with respect to any Permitted Other Indebtedness by any Credit Party.

“Permitted Other Indebtedness Obligations” shall mean, if any Permitted Other Indebtedness is issued or incurred, all advances to, and debts, liabilities, obligations, covenants, and duties of, any Credit Party arising under any Permitted Other Indebtedness Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Permitted Other Indebtedness Obligations of the applicable Credit Parties under the Permitted Other Indebtedness Documents (and any of their Restricted Subsidiaries to the extent they have obligations under the Permitted Other Indebtedness Documents) include the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities, and other amounts payable by any such Credit Party under any Permitted Other Indebtedness Document.

“Permitted Other Indebtedness Secured Parties” shall mean the holders from time to time of secured Permitted Other Indebtedness Obligations (and any representative on their behalf).

“Permitted Other Provision” shall have the meaning provided in Section 2.14(g)(i).

“Permitted Repricing Amendment” shall have the meaning provided in Section 13.1.

“Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by the Borrower or any of the Restricted Subsidiaries after the Closing Date; provided that any such Sale Leaseback not between the Borrower and a Restricted Subsidiary is consummated for fair value as determined at the time of consummation in good faith by (i) the Borrower or such Restricted Subsidiary or (ii) in the case of any Sale Leaseback (or series of related Sale Leasebacks) the aggregate proceeds of which exceed the greater of (a) $25,000,000 and (b) 15% of Consolidated EBITDA (calculated on a Pro Forma Basis) at the time of the incurrence of such Sale Leaseback, the board of directors (or analogous governing body) of the Borrower or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of the Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Permitted Tax Distributions” shall mean (a) with respect to the Borrower, the income tax distributions by it to its Members or on behalf of its Members to relevant Tax authorities pursuant to the Operating Agreement; provided that, such distributions shall not be made more than forty-five (45) days prior to the date such payments are to be paid by the Borrower’s Members and (b) after an IPO Reorganization Transaction pursuant to clause (a) of the definition thereof, distributions by the Borrower to an IPO Shell Company, the proceeds of which shall be used to pay (i) the tax liability for each relevant jurisdiction in respect of consolidated, combined or affiliated returns filed by or on behalf of the Borrower or such IPO Shell Company, (ii) franchise taxes and other fees, taxes and expenses required to maintain the corporate existence of the Borrower or such IPO Shell Company and (iii) payments pursuant to the terms of the Tax Receivable Agreements, if applicable.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust, or other enterprise or any Governmental Authority.

“Plan” shall mean, other than any Multiemployer Plan, any employee benefit plan (as defined in Section 3(3) of ERISA), including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Credit Party or, with respect to any such plan that is that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4062 or Section 4069 of ERISA be reasonably likely to be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning provided in Section 13.17(a).

“Pledge Agreement” shall mean the Pledge Agreement, entered into by the Credit Parties party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C.

“Post-Acquisition Period” shall mean, with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition is consummated and ending on the last day of the eighth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition is consummated.

“Prepayment Event” shall mean any Asset Sale Prepayment Event, Debt Incurrence Prepayment Event, Casualty Event, or any Permitted Sale Leaseback.

“primary obligor” shall have the meaning provided such term in the definition of Contingent Obligations.

“Prime Rate” shall mean the “prime rate” referred to in the definition of ABR.

“Pro Forma Adjustment” shall mean, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of (i) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (ii) any additional costs incurred during such Post-Acquisition Period, in each case, in connection with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of the Borrower and the Restricted Subsidiaries; provided that (a) at the election of the Borrower, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business or Converted Restricted Subsidiary to the extent the aggregate consideration paid in connection with such acquisition was less than $5,000,000; and (b) so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post- Acquisition Period, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that the applicable amount of such cost savings will be realizable during the entirety of such Test Period, or the applicable amount of such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided, further, that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Basis,” “Pro Forma Compliance,” and “Pro Forma Effect” shall mean, with respect to compliance with any test, financial ratio, or covenant hereunder, that (i) to the extent applicable, the Pro Forma Adjustment shall have been made and (ii) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (1) in the case of a sale, transfer, or other disposition of all or substantially all Capital Stock in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (2) in the case of a Permitted Acquisition or Investment described in the definition of Specified Transaction, shall be included, (b) any retirement of Indebtedness, and (c) any incurrence or assumption of Indebtedness by the Borrower or any of the Restricted Subsidiaries in connection therewith (it being agreed that if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to operating expense reductions that are (x)(1) directly attributable to such transaction, (2) expected to have a continuing impact on the Borrower, the Borrower or any of the other Restricted Subsidiaries, and (3) factually supportable or (y) otherwise consistent with the definition of Pro Forma Adjustment.

“Pro Forma Entity” shall have the meaning provided in the definition of Acquired EBITDA.

“Pro Forma Financial Statements” shall have the meaning provided in Section 6.12.

“Projections” shall have the meaning provided in Section 9.1(c).

“Prohibited Transaction” shall have the meaning assigned to such term in Section 406 of ERISA and Section 4975(c) of the Code.

“Public Company Costs” shall mean costs relating to compliance with the provisions of the Securities Act and the Exchange Act, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal, tax and other professional fees, and listing fees.

“Purchase Money Obligations” shall mean any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Qualified Proceeds” shall mean assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Stock” of any Person shall mean Capital Stock of such Person other than Disqualified Stock of such Person.

“Quotation Day” shall mean, with respect to any LIBOR Loan for any Interest Period, two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days); provided that to the extent such market practice is not administratively feasible for the applicable Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the applicable Administrative Agent).

“Real Estate” shall have the meaning provided in Section 9.1(f).

“Receivables Facility” shall mean any of one or more receivables financing facilities (and any guarantee of such financing facility), as amended, supplemented, modified, extended, renewed, restated, or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants, and indemnities made in connection with such facilities) to the Borrower and the Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Borrower or any Restricted Subsidiary sells, directly or indirectly, grants a security interest in or otherwise transfers its accounts receivable to either (i) a Person that is not a Restricted Subsidiary or (ii) a Receivables Subsidiary that in turn funds such purchase by purporting to sell its accounts receivable to a Person that is not a Restricted Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person.

“Receivables Fee” shall mean distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Repurchase Obligation” shall mean any obligation of a seller of receivables in a Receivables Facility to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” shall mean any Subsidiary formed for the purpose of facilitating or entering into one or more Receivables Facilities, and in each case engages only in activities reasonably related or incidental thereto or another Person formed for the purposes of engaging in a Receivables Facility in which the Borrower or any Subsidiary makes an Investment and to which the Borrower or any Subsidiary transfers accounts receivable and related assets.

“Refinanced Term Loans” shall have the meaning provided in Section 13.1.

“Refinancing Indebtedness” shall have the meaning provided in Section 10.1(m).

“Refunding Capital Stock” shall have the meaning provided in Section 10.5(b)(2).

“Register” shall have the meaning provided in Section 13.6(b)(iv).

“Regulatory Net Capital Deficiency” occurs if a Regulated Subsidiary’s Regulatory Net Capital is less than 125% of the highest Early Warning Threshold applicable thereto.

“Regulated Subsidiary” means any Subsidiary of the Company so long as such Subsidiary is (a) a Broker-Dealer Subsidiary or (b) otherwise subject to regulation by any Governmental Authority and for which the incurrence of Indebtedness (including Guarantees) or the granting of Liens with respect to its assets would be prohibited or restricted or would result in a negative impact on any minimum capital or similar requirement applicable to it, in any case, as set forth in any rule or regulation of such Governmental Authority.

“Regulatory Net Capital” means, for each Regulated Subsidiary, the Regulatory Total Capital adjusted by amounts and calculations that are specified in the applicable laws of the applicable Regulatory Supervising Organizations.

“Regulatory Supervising Organization” means (a) the SEC or (b) any other governmental or regulatory organization, exchange, clearing house or financial regulatory authority of which a Regulated Subsidiary is a member or to whose rules it is subject.

“Regulatory Total Capital” means, for each Regulated Subsidiary, the amount of capital (including qualified subordinated debt which is characterized as equity for regulatory reporting purposes) as calculated pursuant to the rules of, and reported from time to time to, the applicable Regulatory Supervising Organization.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reimbursement Date” shall have the meaning provided in Section 3.4(a).

“Reimbursement Obligations” shall mean the Borrower’s obligations to reimburse Unpaid Drawings pursuant to Section 3.4(a).

“Reinvestment Period” shall mean 450 days following the date of receipt of Net Cash Proceeds of an Asset Sale Prepayment Event, Casualty Event, or Permitted Sale Leaseback.

“Rejection Notice” shall have the meaning provided in Section 5.2(f).

“Related Business Assets” shall mean assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Borrower or the Restricted Subsidiaries in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Fund” shall mean, with respect to any Lender that is a Fund, any other Fund that is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of such entity that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Release” shall mean any release, spill, emission, discharge, disposal, escaping, leaking, pumping, pouring, dumping, emptying, injection, or leaching into or migration through the environment.

“Removal Effective Date” shall have the meaning provided in Section 12.9(b).

“Repayment Amount” shall mean the Initial Term Loan Repayment Amount, a New Term Loan Repayment Amount with respect to any Series, or an Extended Term Loan Repayment Amount with respect to any Extension Series, as applicable.

“Replacement Term Loan Commitment” shall mean the commitments of the Lenders to make Replacement Term Loans.

“Replacement Term Loans” shall have the meaning provided in Section 13.1.

“Reportable Event” shall mean any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than a Pension Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code), other than those events as to which notice is waived pursuant to DOL Reg. § 4043.

“Repricing Transaction” shall mean (i) the incurrence by the Borrower of any Indebtedness in the form of a similar term loan that is broadly syndicated to banks and other institutional investors (a) having an Effective Yield for the respective Type of such Indebtedness that is less than the Effective Yield for the Initial Term Loans of the respective equivalent Type, but excluding Indebtedness incurred in connection with an IPO, Change of Control or Transformative Acquisition and (b) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of Initial Term Loans or (ii) any effective reduction in the Effective Yield for the Initial Term Loans (e.g., by way of amendment, waiver or otherwise), except for a reduction in connection with an IPO, Change of Control or Transformative Acquisition. Any determination by the Term Administrative Agent with respect to whether a Repricing Transaction shall have occurred shall be conclusive and binding on all Lenders holding the Initial Term Loans.

“Required Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding more than 50.0% of the Dollar Equivalent of the sum of (i) the Adjusted Total Revolving Credit Commitment at such date (or, if the Total Revolving Credit Commitment has been terminated, Non-Defaulting Lenders having or holding more than 50.0% of the Revolving Credit Exposure (excluding Revolving Credit Exposure of Defaulting Lenders) in the aggregate at such date), (ii) the Adjusted Total Term Loan Commitment at such date and (iii) the aggregate outstanding principal amount of the Term Loans (excluding Term Loans held by Defaulting Lenders) at such date.

“Required Revolving Credit Lenders” shall mean, at any date, Non-Defaulting Lenders holding more than 50.0% of the Adjusted Total Revolving Credit Commitment at such date (or, if the Total Revolving Credit Commitment has been terminated at such time, more than 50.0% of the Revolving Credit Exposure (excluding Revolving Credit Exposure of Defaulting Lenders) at such time).

“Required Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding more than 50.0% of the sum of (i) the Adjusted Total Term Loan Commitment at such date and (ii) the aggregate outstanding principal amount of the Term Loans (excluding Term Loans held by Defaulting Lenders) at such date.

“Requirements of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Resignation Effective Date” shall have the meaning provided in Section 12.9(a).

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Payment” shall have the meaning provided in Section 10.5(a).

“Restricted Person” shall have the meaning provided in Section 13.16.

“Restricted Subsidiary” of any Person shall mean and include any Subsidiary of such Person other than an Unrestricted Subsidiary. Unless otherwise expressly provided, all references herein to a Restricted Subsidiary shall mean a Restricted Subsidiary of the Borrower.

“Retained Asset Sale Proceeds” shall have the meaning provided in Section 10.4.

“Retained Declined Proceeds” shall have the meaning provided in Section 5.2(f).

“Retired Capital Stock” shall have the meaning provided in Section 10.5(b)(2).

“Revolver Administrative Agent” shall have the meaning provided in the preamble hereto.

“Revolving Commitment” shall mean, collectively or individually as the context may require, any Revolving Credit Commitment, Extended Revolving Credit Commitment or New Revolving Credit Commitment.

“Revolving Credit Commitment” shall mean, as to each Revolving Credit Lender, its obligation to make Revolving Credit Loans to the Borrower pursuant to Section 2.1(b), in an aggregate principal amount at any one-time outstanding not to exceed the amount set forth, and opposite such Lender’s name on Schedule 1.1(a) under the caption Revolving Credit Commitment or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14). The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $250,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Revolving Credit Commitment Percentage” shall mean at any time, for each Lender, the percentage (carried out to the ninth decimal place) obtained by dividing (i) such Lender’s Revolving Credit Commitment at such time by (ii) the amount of the Total Revolving Credit Commitment at such time; provided that at any time when the Total Revolving Credit Commitment shall have been terminated, each Lender’s Revolving Credit Commitment Percentage shall be the percentage obtained by dividing (a) such Lender’s Revolving Credit Exposure at such time by (b) the Revolving Credit Exposure of all Lenders at such time.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (i) the aggregate principal amount of Revolving Credit Loans of such Lender then outstanding, (ii) such Lender’s Letter of Credit Exposure at such time, and (iii) such Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of all outstanding Swingline Loans at such time.

“Revolving Credit Extension Request” shall have the meaning provided in Section 2.14(g)(ii).

“Revolving Credit Facility” shall mean, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” shall mean, at any time, any Lender that has a Revolving Credit Commitment or a New Revolving Credit Commitment at such time.

“Revolving Credit Loan” shall have the meaning provided in Section 2.1(b).

“Revolving Credit Maturity Date” shall mean July 3, 2022, or, if such date is not a Business Day, the immediately preceding Business Day.

“Revolving Credit Termination Date” shall mean the date on which the Revolving Credit Commitments shall have terminated, no Revolving Credit Loans or Swingline Loans shall be outstanding and the Letters of Credit Outstanding shall have been reduced to zero, Cash Collateralized, backstopped or otherwise provided for in accordance with the terms of this Agreement.

“Revolving Loan” shall mean, collectively or individually as the context may require, any Revolving Credit Loan, Extended Revolving Credit Loan or New Revolving Credit Loan, in each case made pursuant to and in accordance with the terms and conditions of this Agreement.

“RIA” shall mean an independent investment advisor registered with the SEC.

“S&P” shall mean S&P Global Inc. or any successor by merger or consolidation to its business.

“Sanctions” shall mean any international economic sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Sale Leaseback” shall mean any arrangement with any Person providing for the leasing by the Borrower or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person in contemplation of such leasing.

“Screen Rate” shall mean the LIBOR Screen Rate and the Local Screen Rates collectively and individually as the context may require.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Lien Administrative Agent” shall mean the “Administrative Agent” under and as defined in the Second Lien Credit Agreement.

“Second Lien Collateral Agent” shall mean the “Collateral Agent” under and as defined in the Second Lien Credit Agreement.

“Second Lien Credit Agreement” shall mean the Second Lien Credit Agreement, dated as of the Closing Dates thereof among the Borrower, the other Credit Parties from time to time party thereto, the Second Lien Lenders and the Second Lien Administrative Agent, as the same may be amended, restated and/or modified from time to time subject to the terms thereof.

“Second Lien Intercreditor Agreement” shall mean a First Lien/Second Lien Intercreditor Agreement substantially in the form of Exhibit I-3 (with such changes to such form as may be reasonably acceptable to the Administrative Agents and the Borrower) among the Administrative Agents, the Collateral Agent and the representatives for purposes thereof of any other Permitted Other Indebtedness Secured Parties that are holders of Permitted Other Indebtedness Obligations having a Lien on the Collateral ranking junior to the Lien securing the Obligations.

“Second Lien Lenders” shall mean the “Lenders” under and as defined in the Second Lien Credit Agreement.

“Second Lien New Term Loan Commitments” shall mean the “New Term Loan Commitments” under and as defined in the Second Lien Credit Agreement.

“Second Lien Security Documents” shall mean the “Security Documents” under and as defined in the Second Lien Credit Agreement.

“Second Lien Term Loans” shall mean the “Term Loans” under and as defined in the Second Lien Credit Agreement.

“Section 2.14 Additional Amendment” shall have the meaning provided in Section 2.14(g)(iv).

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(d).

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between the Borrower or any Restricted Subsidiary and any Cash Management Bank; provided that solely with respect to any Cash Management Bank under clause (ii) of the definition therein, any Cash Management Agreement specified in writing by the Borrower to the Term Administrative Agent as constituting a Secured Cash Management Agreement hereunder.

“Secured Cash Management Obligations” shall mean Obligations under Secured Cash Management Agreements.

“Secured Hedge Agreement” shall mean any Hedge Agreement that is entered into by and between the Borrower or any Restricted Subsidiary and any Hedge Bank; provided that solely with respect to any Hedge Bank under clause (b)(iii) of the definition therein, any Hedge Agreement which is specified in writing by the Borrower to the Term Administrative Agent as constituting a “Secured Hedge Agreement” hereunder. For purposes of the preceding proviso, the Borrower may deliver one notice designating all Hedge Agreements entered into pursuant to a specified Master Agreement as “Secured Hedge Agreements”.

“Secured Hedge Obligations” shall mean Obligations under Secured Hedge Agreements.

“Secured Parties” shall mean each Administrative Agent, the Collateral Agent, the Letter of Credit Issuers and each Lender, in each case with respect to the Credit Facilities, each Hedge Bank that is party to any Secured Hedge Agreement with Borrower or any Restricted Subsidiary, each Cash Management Bank that is party to a Secured Cash Management Agreement with the Borrower or any Restricted Subsidiary and each sub-agent pursuant to Section 12 appointed by the applicable Administrative Agent with respect to matters relating to the Credit Facilities or the Collateral Agent with respect to matters relating to any Security Document.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Agreement” shall mean the Security Agreement entered into by the Borrower, the other grantors party thereto, and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Security Documents” shall mean, collectively, the Pledge Agreement, the Security Agreement, the Mortgages, if executed, the First Lien Intercreditor Agreement, if executed, the Second Lien Intercreditor Agreement, if executed, the Closing Date Intercreditor Agreement and each other security agreement or other instrument or document executed and delivered pursuant to Section 9.11, 9.12, or 9.14 or pursuant to any other such Security Documents to secure the Obligations or to govern the lien priorities of the holders of Liens on the Collateral.

“Series” shall have the meaning provided in Section 2.14(a).

“Significant Subsidiary” shall mean, at any date of determination, (a) any Restricted Subsidiary whose gross revenues (when combined with the gross revenues of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) for the Test Period most recently ended on or prior to such date were equal to or greater than 10% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, determined in accordance with GAAP or (b) each other Restricted Subsidiary that, when such Restricted Subsidiary’s total gross revenues (when combined with the total gross revenues of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) are aggregated with each other Restricted Subsidiary (when combined with the total gross revenues of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) that is the subject of an Event of Default described in Section 11.5 would constitute a “Significant Subsidiary” under clause (a) above.

“Similar Business” shall mean any business conducted or proposed to be conducted by the Borrower and the Restricted Subsidiaries on the Closing Date or any business that is similar, reasonably related, synergistic, incidental, or ancillary thereto.

“Sold Entity or Business” shall have the meaning provided in the definition of Consolidated EBITDA.

“Solvent” shall mean, after giving effect to the consummation of the Transactions, (i) the sum of the liabilities (including contingent liabilities) of the Borrower and its Restricted Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrower and its Restricted Subsidiaries, on a consolidated basis; (ii) the fair value of the property of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities (including contingent liabilities) of the Borrower and its Restricted Subsidiaries, on a consolidated basis; (iii) the capital of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof; and (iv) the Borrower and its Restricted Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise).

“Special Notice Currency” shall mean at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Existing Revolving Credit Commitment” shall have the meaning provided in Section 2.14(g)(ii).

“Specified Representations” shall mean the representations and warranties with respect to the Borrower set forth in Sections 8.1(a), 8.2 (as related to the borrowing under, guaranteeing under, granting of security interests in the Collateral to secure the facilities under, and performance of, the Credit Documents), 8.3(c) (as related to the borrowing under, guaranteeing under, granting of security interests in the Collateral to secure the facilities under, and performance of, the Credit Documents), 8.5, 8.7, 8.17, 8.18, and in Sections 3.2(a) and (b) of the Security Agreement and Section 4(d) and (e) of the Pledge Agreement, except with respect to items referred to on Schedule 9.14 of this Agreement.

“Specified Time” shall mean (i) in relation to a Loan denominated in a Non-Quoted Currency, the local time in the place of settlement for such Non-Quoted Currency as may be determined by the Revolver Administrative Agent in accordance with normal banking procedures; and (ii) in relation to a Loan denominated in a LIBOR Quoted Currency, as of 11:00 a.m. London time.

“Specified Transaction” shall mean, with respect to any period, any Investment (including a Permitted Acquisition), asset sale, incurrence or repayment of Indebtedness, Restricted Payment, New Project, Subsidiary designation, New Revolving Credit Commitment, New Term Loan, restructuring or cost saving initiative, or other event or action that in each case by the terms of this Agreement requires Pro Forma Compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.

“Sponsor” shall mean Stone Point Capital LLC and its Affiliates but excluding portfolio companies of any of the foregoing.

“Sponsor Model” shall mean the Sponsor’s financial model, dated March 31, 2017, used in connection with the syndication of the Credit Facilities.

“Spot Rate” for any currency shall mean the rate determined by the applicable Administrative Agent or Letter of Credit Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that such Administrative Agent or Letter of Credit Issuer, as applicable, may obtain such spot rate from another financial institution designated by such Administrative Agent or Letter of Credit Issuer, as applicable, if it does not have as of the date of determination a spot buying rate for any such currency; and provided, further, that the Letter of Credit Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“SPV” shall have the meaning provided in Section 13.6(g).

“Stated Amount” of any Letter of Credit shall mean the Dollar Equivalent of the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met; provided that with respect to any Letter of Credit that by its terms or the terms of any Issuer Document provides for one or more automatic increases in the stated amount thereof, the Stated Amount shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) established by the Board and any other banking authority, domestic or foreign, to which either Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject to Eurocurrency Liabilities (as defined in Regulation D of the Board). LIBOR Rate Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Capital Stock and all warrants, options, or other rights to purchase or subscribe for any Capital Stock, whether or not presently convertible, exchangeable, or exercisable.

“Subject Lien” shall have the meaning provided in Section 10.2(a).

“Subordinated Indebtedness” shall mean Indebtedness of the Borrower or any Guarantor that is by its terms subordinated in right of payment to the obligations of the Borrower or such Guarantor, as applicable, under this Agreement or the Guarantee, as applicable.

“Subsidiary” of any Person shall mean and include (i) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Capital Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, or (ii) any limited liability company, partnership, association, joint venture, or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a Subsidiary shall mean a Subsidiary of the Borrower.

“Successor Borrower” shall have the meaning provided in Section 10.3(a).

“Swap Obligation” shall mean, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act.

“Swingline Commitment” shall mean $25,000,000. The Swingline Commitment is part of and not in addition to the Revolving Credit Commitment.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Credit Lender at any time shall equal its Revolving Credit Commitment Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean Bank of America, N.A., in its capacity as lender of Swingline Loans hereunder or any replacement or successor thereto.

“Swingline Loans” shall have the meaning provided in Section 2.1(c).

“Swingline Maturity Date” shall mean, with respect to any Swingline Loan, the Revolving Credit Maturity Date.

“TARGET Day” shall mean any day on which (i) TARGET2 is open for settlement of payments in Euro and (ii) banks are open for dealings in deposits in Euro in the London interbank market.

“TARGET2” shall mean the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system reasonably determined by the applicable Administrative Agent to be a suitable replacement) for the settlement of payments in Euro.

“Tax Receivable Agreement” shall mean the Tax Receivable Agreements, if any, entered into or to be entered into among the Borrower, an IPO Shell Company and certain existing, former or future direct or indirect owners of membership interests in the Borrower providing for certain payments to such owners relating to tax benefits realized by such IPO Shell Company, in each case, in form and substance reasonably satisfactory to the Term Administrative Agent.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings (including backup withholding), fees, or other similar charges imposed by any Governmental Authority and any interest, fines, penalties, or additions to tax with respect to the foregoing.

“Term Administrative Agent” shall have the meaning provided in the preamble hereto; provided that following the discharge of the obligations with respect to the Term Loans, “Term Administrative Agent” shall mean “Revolver Administrative Agent”.

“Term Loan Commitment” shall mean, with respect to each Lender, such Lender’s Initial Term Loan Commitment and, if applicable, New Term Loan Commitment with respect to any Series, Extended

Term Loan Commitment with respect to any Series and Replacement Term Loan Commitment with respect to any Series.

“Term Loan Extension Request” shall have the meaning provided in Section 2.14 (g)(i).

“Term Loan Lender” shall mean, at any time, any Lender that has a Term Loan Commitment or an outstanding Term Loan.

“Term Loans” shall mean the Initial Term Loans, any New Term Loans, any Replacement Term Loans, and any Extended Term Loans, collectively.

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date of determination and for which Section 9.1 Financials shall have been delivered (or were required to be delivered) to the Term Administrative Agent (or, before the first delivery of Section 9.1 Financials, the most recent period of four fiscal quarters at the end of which financial statements are available).

“Total Credit Exposure” shall mean, at any date, the sum, without duplication, of (i) the Total Term Loan Commitment at such date, (ii) without duplication of clause (i), the aggregate outstanding principal amount of all Term Loans at such date and (iii) the Total Revolving Credit Commitment at such date (or, if the Total Revolving Credit Commitment shall have terminated on such date, the aggregate Revolving Credit Exposure of all Lenders at such date).

“Total Debt” shall mean with respect to any Person, as at any date of determination, an amount equal to the sum of the aggregate amount of all outstanding Indebtedness of such Person and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Capitalized Lease Obligations, Purchase Money Obligations and debt obligations evidenced by promissory notes and similar instruments (and excluding, for the avoidance of doubt, Hedging Obligations); provided that Total Debt shall not include Letters of Credit, except to the extent of Unpaid Drawings thereunder.

“Total First Lien Debt” shall mean Total Debt as of such date secured by a Lien on the assets of the Borrower and its Restricted Subsidiaries on a pari passu basis with the Liens securing the Credit Facilities.

“Total Initial Term Loan Commitment” shall mean the sum of the Initial Term Loan Commitments of all Lenders.

“Total Leverage Ratio” shall mean with respect to any Person, as of any date of determination, the ratio of (i) Total Debt of such Person as of such date of determination minus cash and Cash Equivalents (in each case, free and clear of all Liens other than Permitted Liens) of such Person and its Restricted Subsidiaries to (ii) Consolidated EBITDA of such Person for the Test Period most recently ended on or prior to such date of determination, in each case on a Pro Forma Basis.

“Total Revolving Credit Commitment” shall mean the sum of the Revolving Credit Commitments of all the Lenders.

“Total Secured Debt” shall mean Total Debt as of such date secured by a Lien on the assets of the Borrower and its Restricted Subsidiaries.

“Total Secured Leverage Ratio” shall mean, as of any date of determination with respect to any Person, the ratio of (i) Total Secured Debt of such Person as of such date of determination minus cash and

Cash Equivalents (in each case, free and clear of all Liens other than Permitted Liens) of such Person and its Restricted Subsidiaries to (ii) Consolidated EBITDA of such Person for the Test Period most recently ended on or prior to such date of determination, in each case on a Pro Forma Basis and subject to the application, if applicable, of any Cure Amount as set forth in Section 11.14.

“Total Term Loan Commitment” shall mean the sum of (i) the Initial Term Loan Commitments and (ii) the New Term Loan Commitments, Replacement Term Loan Commitments and Extended Term Loan Commitments, if applicable, of all the Lenders.

“Transaction Expenses” shall mean any fees, costs, or expenses incurred or paid by the Borrower, or any of its Affiliates in connection with the Transactions, this Agreement, and the other Credit Documents, and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, the transactions contemplated by this Agreement and the Second Lien Credit Agreement, the Acquisition, the Equity Investments, the Closing Date Refinancing and the consummation of any other transactions in connection with the foregoing (including (x) in connection with the Acquisition Agreement and the payment of the fees and expenses incurred in connection with any of the foregoing (including the Transaction Expenses) and (y) any restructuring or rollover of Equity Interests in connection with Acquisition).

“Transferee” shall have the meaning provided in Section 13.6(e).

“Transformative Acquisition” shall mean any acquisition by the Borrower or any Restricted Subsidiary that (i) is not permitted by the terms of the Credit Documents immediately prior to the consummation of such acquisition or (ii) would result in an upsizing of the Credit Facilities.

“Type” shall mean as to any Loan, its nature as an ABR Loan or a LIBOR Loan.

“UCP” shall mean, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Undisclosed Administration” shall mean in relation to a Lender or its parent company the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“Unrestricted Subsidiary” shall mean (i) any Subsidiary of the Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by the board of directors of the Borrower, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary.

The board of directors of the Borrower may designate any Subsidiary of the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary, unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or

Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any Subsidiary of the Borrower (other than any Subsidiary of the Subsidiary to be so designated or an Unrestricted Subsidiary); provided that:

(a)                                 such designation complies with Section 10.5;

(b)                                 each of (1) the Subsidiary to be so designated and (2) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee, or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any Restricted Subsidiary, and

(c)                                  immediately after giving effect to such designation, no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing.

The board of directors of the Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing.

Any such designation by the board of directors of the Borrower shall be notified by the Borrower to the Term Administrative Agent by promptly delivering to the Term Administrative Agent a copy of the Board Resolution giving effect to such designation and a certificate of an Authorized Officer of the Borrower certifying that such designation complied with the foregoing provisions.

“U.S.” and “United States” shall mean the United States of America.

“Voting Stock” shall mean, with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Wealth Advisor” shall mean an advisor or advisor team that expands the existing business of the Borrower and its Subsidiaries or enables the Borrower and its Subsidiaries to offer new services.

“Wealth Advisor EBITDA” shall mean, for any period, an amount equal to (i) the amount of reasonably identifiable and factually supportable Consolidated EBITDA (determined using such definition as if references to the Borrower and its Restricted Subsidiaries therein were references to such Wealth Advisor) that is projected in good faith (and in the ordinary course of business) by the Borrower to be generated within 24 months following any Wealth Advisor Recruitment by any applicable Wealth Advisor during such period on a pro forma basis, it being understood that it may be assumed, for purposes of projecting such pro forma Wealth Advisor EBITDA that the applicable amount of Wealth Advisor EBITDA will be realizable during the entirety of such period, minus (ii) actual Net Income generated by such Wealth Advisor during such period, plus (iii) any Contractual Compensation agreed to be paid to the Wealth Advisor(s) who are the subject of such Wealth Advisor Recruitment.

“Wealth Advisor Recruitment” shall mean the hiring of one or more Wealth Advisors by the Borrower or any of its Subsidiaries (other than through an acquisition).

“Wholly-Owned Restricted Subsidiary” of any Person shall mean a Restricted Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Wholly-Owned Subsidiary” of any Person shall mean a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent” shall mean any Credit Party, either Administrative Agent and, in the case of any U.S. federal withholding Tax, any other applicable withholding agent.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2.                            Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a)                                 The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)                                 The words “herein”, “hereto”, “hereof”, and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c)                                  Section, Exhibit, and Schedule references are to the Credit Document in which such reference appears.

(d)                                 The term “including” is by way of example and not limitation.

(e)                                  The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)                                   In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g)                                  Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(h)                                 The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(i)                                     All references to “knowledge” or “awareness” of any Credit Party or any Restricted Subsidiary thereof means the actual knowledge of an Authorized Officer of such Credit Party or such Restricted Subsidiary.

1.3.                            Accounting Terms.

(a)                                 Except as expressly provided herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied in a consistent manner.

(b)                                 Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Total Leverage Ratio, the Total Secured Leverage Ratio and the First Lien Leverage Ratio shall each be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

(c)                                  Where reference is made to “the Borrower and the Restricted Subsidiaries on a consolidated basis” or similar language, such combination shall not include any Subsidiaries of the Borrower other than Restricted Subsidiaries.

1.4.                            Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number.

1.5.                            References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents), and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements, modifications, replacements, refinancings, renewals, or increases, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements, modifications, replacements, refinancings, renewals, or increases are permitted by any Credit Document; and (b) references to any Requirements of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such Requirements of Law.

1.6.                            Exchange Rates. Notwithstanding the foregoing, for purposes of any determination under Section 9, Section 10 or Section 11 or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding, or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Spot Rate; provided that for purposes of determining compliance with Section 10 with respect to the amount of any Indebtedness, Restricted Investment, Lien, Asset Sale, or Restricted Payment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness, Lien or Restricted Investment is incurred or after such Asset Sale or Restricted Payment is made; provided, further, that, for the avoidance of doubt, the foregoing provisions of this Section 1.6 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness, Lien, or Investment may be incurred or Asset Sale or Restricted Payment made at any time under such Sections. For purposes of any determination of Total Debt, Total Secured Debt or Total First Lien Debt, amounts in currencies other than Dollars shall be translated into Dollars at the currency exchange rates used in preparing the most recently delivered Section 9.1 Financials.

1.7.                            Rates. No Administrative Agent warrants, or accepts responsibility, nor shall either Administrative Agent have any liability with respect to the administration, submission, or any other matter related to the rates in the definition of LIBOR Rate or with respect to any comparable or successor rate thereto.

1.8.                            Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.9.                            Timing of Payment or Performance. Except as otherwise provided herein, when the payment of any obligation or the performance of any covenant, duty, or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

1.10.                     Certifications. All certifications to be made hereunder by an officer or representative of a Credit Party shall be made by such a Person in his or her capacity solely as an officer or a representative of such Credit Party, on such Credit Party’s behalf and not in such Person’s individual capacity.

1.11.                     Compliance with Certain Sections. In the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), disposition, Restricted Payment, Affiliate transaction, Contractual Requirement, or prepayment of Indebtedness meets the criteria of one or more than one of the categories of transactions then permitted pursuant to any clause or subsection of Section 9.9 or any clause or subsection of Section 10.1, 10.2, 10.3, 10.4, 10.5 or 10.6, then such transaction (or portion thereof) at any time shall be allocated or reallocated to one or more of such clauses or subsections within the relevant sections as determined by the Borrower in its sole discretion at such time.

1.12.                     Pro Forma and Other Calculations.

(a)                                 For purposes of calculating the First Lien Leverage Ratio, the Total Secured Leverage Ratio, the Total Leverage Ratio and the amount of any basket based on Consolidated EBITDA or Consolidated Total Assets, the effects of any Specified Transactions that have been made by the Borrower or any Restricted Subsidiary during the Test Period or subsequent to such Test Period and on or prior to or simultaneously with the date of determination shall be calculated assuming that all such Specified Transactions (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the Test Period. If, since the beginning of such period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period) shall have made any Specified Transactions that would have required adjustment pursuant to this Section 1.12, then the First Lien Leverage Ratio, the Total Secured Leverage Ratio and the Total Leverage Ratio shall be calculated giving Pro Forma Effect thereto for such Test Period as if such Specified Transactions had occurred at the beginning of the Test Period.

(b)                                 Whenever Pro Forma Effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower (and may include, for the avoidance of doubt and without duplication, cost savings, operating expense reductions and synergies resulting from such Investment, acquisition, merger, amalgamation, consolidation or disposed operation which is being given Pro Forma Effect that have been or are expected to be realized; provided that such cost savings, operating expense reductions and synergies are made in compliance with the definition of Pro Forma Adjustment). If any Indebtedness bears a floating rate of interest and is being given Pro Forma Effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account for such entire period, any Hedging Obligation applicable to such Indebtedness with a remaining term of 12 months or longer, and in the case of any Hedging Obligation applicable to such Indebtedness with a remaining term of less than 12 months, taking into account such Hedging Obligation to the extent of its remaining term). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a Pro Forma Basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period (or, if lower, the greater of (i) maximum commitments under such revolving credit facilities as of the date of determination and (ii) the aggregate principal amount of loans outstanding under such revolving credit facilities on such date). Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

In connection with any action being taken solely in connection with a Limited Condition Transaction, for purposes of:

(i)                                     determining compliance with any provision of this Agreement which requires the calculation of the Total Leverage Ratio or the First Lien Leverage Ratio;

(ii)                                  determining the accuracy of representations and warranties in Section 8 and/or whether a Default or Event of Default shall have occurred and be continuing under Section 11; or

(iii)                               testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated EBITDA or Consolidated Total Assets);

in each case, the date of determination of whether any such action shall be permitted hereunder shall be at the election of the Borrower (the Borrower’s election in connection with any Limited Condition Transaction, an “LCT Election”) either the date the definitive agreements for such Limited Condition Transaction are entered into or the date a binding letter of intent for such Limited Condition Transaction is entered into (or, if so elected by the Borrower, the date on which notice with respect to such Limited Condition Transaction is given) (either, as applicable, the “LCT Test Date”) and if, after giving Pro Forma Effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with, provided that in the case of an LCT Election with respect to a binding letter of intent, in the event that the relevant Limited Condition Transaction is not consummated on the terms contemplated by the relevant binding letter of intent, or such irrevocable notice is rescinded, as applicable, appropriate adjustment for the terms of the actual consummation (or non-consummation) of such Limited Condition Transaction shall be given Pro Forma Effect in future periods. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA or Consolidated Total Assets of the Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments, mergers, consolidations or amalgamations, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement or letter of intent for such Limited Condition Transaction is terminated or expires or such irrevocable notice is rescinded, as applicable, without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such

Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

(c)                                  Notwithstanding anything to the contrary in this Section 1.12 or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, no Pro Forma Effect shall be given to any discontinued operations (and the EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition shall have been consummated.

(d)                                 Any determination of Consolidated Total Assets shall be made by reference to the last day of the Test Period most recently ended on or prior to the relevant date of determination. Any determination of Consolidated EBITDA shall be made by reference to the Test Period most recently ended on or prior to the relevant date of determination.

(e)                                  Except as otherwise specifically provided herein, all computations of Excess Cash Flow, Consolidated Total Assets, Available Amount, the Total Secured Leverage Ratio, the Total Leverage Ratio, the First Lien Leverage Ratio and other financial ratios and financial calculations (and all definitions (including accounting terms) used in determining any of the foregoing) shall be calculated, in each case, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis.

(f)                                   All leases of any Person that are or would have been characterized as operating leases in accordance with GAAP if such leases were in effect as of the date hereof (whether or not such leases were in effect on such date) shall be accounted for as operating leases (and not as Capital Leases) for purposes of this Agreement regardless of any change in GAAP following the Closing Date that would otherwise require such leases to be recharacterized as Capital Leases, to the extent that financial reporting shall not be affected hereby; provided, however, that, solely for the purposes of determining whether a lease constitutes Indebtedness for the purposes of Section 10.1, any obligations relating to a lease that was accounted for by the Borrower and/or its Subsidiaries as an operating lease as of the Closing Date and any similar lease assumed or entered into after the Closing Date shall be accounted for as an operating lease and not a Capitalized Lease Obligation for all purposes thereunder.

Section 2.                                           Amount and Terms of Credit.

2.1.                            Commitments.

(a)                                 Subject to and upon the terms and conditions herein set forth, each Lender having an Initial Term Loan Commitment severally agrees to make a loan or loans in Dollars (each, an “Initial Term Loan”) to the Borrower on the Closing Date, which Initial Term Loans shall not exceed for any such Lender the Initial Term Loan Commitment of such Lender and in the aggregate shall not exceed $795,000,000. Such Term Loans (i) may at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Term Loans or LIBOR Term Loans; provided that all Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type, (ii accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed, (iii) shall not exceed for any such Lender the Initial Term Loan Commitment of such Lender, and (iv) shall not exceed in the aggregate the Total Initial Term Loan Commitments. On the Initial Term Loan Maturity Date, all then unpaid Initial Term Loans shall be repaid in full in Dollars.

(b)                                 Subject to and upon the terms and conditions herein set forth each Revolving Credit Lender severally agrees to make Revolving Credit Loans to the Borrower denominated in Dollars or any Alternative Currency as elected by the Borrower pursuant to Section 2.2 from its applicable lending office (each, a

“Revolving Credit Loan”) in an aggregate Dollar Equivalent principal amount that shall not, after giving effect thereto and to the application of the proceeds thereof, result in (i) such Revolving Credit Lender’s Revolving Credit Exposure exceeding such Revolving Credit Lender’s Revolving Credit Commitment and (ii) the aggregate Revolving Credit Exposures exceeding the aggregate Revolving Credit Commitments. Any of the foregoing such Revolving Credit Loans (A) shall be made at any time and from time to time on and after the Closing Date and prior to the Revolving Credit Maturity Date, (B) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Revolving Credit Loans (in the case of Revolving Credit Loans denominated in Dollars only) or LIBOR Revolving Credit Loans; provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type, (C) may be repaid (without premium or penalty) and reborrowed in accordance with the provisions hereof, (D) shall not, for any Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Revolving Credit Lender’s Revolving Credit Exposure in respect of any Class of Revolving Loans at such time exceeding such Revolving Credit Lender’s Revolving Credit Commitment in respect of such Class of Revolving Loan at such time, (E) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Exposures at such time exceeding the Total Revolving Credit Commitment then in effect or the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Exposures of any Class of Revolving Loans at such time exceeding the aggregate Revolving Credit Commitment with respect to such Class and (F) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the Multicurrency Exposure at such time exceeding the Multicurrency Sublimit then in effect.

(c)                                  Subject to and upon the terms and conditions herein set forth, the Swingline Lender in its individual capacity agrees, at any time and from time to time on and after the Closing Date and prior to the Swingline Maturity Date, to make a loan or loans (each, a “Swingline Loan” and, collectively the “Swingline Loans”) to the Borrower in Dollars, which Swingline Loans (i) shall be ABR Loans, (ii) shall have the benefit of the provisions of Section 2.1(d), (iii) shall not exceed at any time outstanding the Swingline Commitment, (iv) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Exposures at such time exceeding the Total Revolving Credit Commitment at such time and (v) may be repaid and reborrowed in accordance with the provisions hereof. On the Swingline Maturity Date, all Swingline Loans shall be repaid in full. The Swingline Lender shall not make any Swingline Loan after receiving a written notice from the Borrower, the Revolver Administrative Agent or the Required Revolving Credit Lenders stating that a Default or Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice of (i) rescission of all such notices from the party or parties originally delivering such notice or (ii) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1. The Swingline Lender may, but shall have no obligation to, make any Swingline Loan if a default of any Revolving Credit Lender’s obligations to fund under Section 2.1(d) exists or any Revolving Credit Lender is at such time a Defaulting Lender hereunder, unless, in each case, the Borrower has entered into arrangements reasonably satisfactory to the Swingline Lender to eliminate the Swingline Lender’s risk with respect to such Revolving Credit Lender or such risk has been reallocated in accordance with Section 2.16.

(d)                                 On any Business Day occurring prior to the latest expiration date of the Revolving Commitments, the Swingline Lender may, in its sole discretion, give notice to each Revolving Credit Lender that all then outstanding Swingline Loans shall be funded with a Borrowing of Revolving Credit Loans denominated in Dollars (each such Borrowing, a “Mandatory Borrowing”) by each Revolving Credit Lender pro rata based on each Revolving Credit Lender’s Revolving Credit Commitment Percentage, and the proceeds thereof shall be applied directly to the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each Revolving Credit Lender hereby irrevocably agrees to make such Revolving Credit Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for each Borrowing specified in Section 2.2, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing, or (v) any reduction in the Total Revolving Credit Commitment after any such Swingline Loans were made. In the event that, in the sole judgment of the Swingline Lender, any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each Revolving Credit Lender hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty) such participation of the outstanding Swingline Loans as shall be necessary to cause the Lenders to share in such Swingline Loans ratably based upon their respective Revolving Credit Commitment Percentages; provided that all principal and interest payable on such Swingline Loans shall be for the account of the Swingline Lender until the date the respective participation is purchased and, to the extent attributable to the purchased participation, shall be payable to such Lender purchasing such participation from and after such date of purchase.

(e)                                  If the maturity date shall have occurred in respect of any tranche of Revolving Credit Commitments (the “Expiring Credit Commitment”) at a time when another tranche or tranches of Revolving Credit Commitments is or are in effect with a longer maturity date (each a “Non-Expiring Credit Commitment” and collectively, the “Non-Expiring Credit Commitments”), then with respect to each outstanding Swingline Loan, if consented to by the Swingline Lender (such consent not to be unreasonably withheld, conditioned or delayed), on the earliest occurring maturity date such Swingline Loan shall be deemed reallocated to the tranche or tranches of the Non-Expiring Credit Commitments on a pro rata basis; provided that (x) to the extent that the amount of such reallocation would cause the aggregate credit exposure to exceed the aggregate amount of such Non-Expiring Credit Commitments, immediately prior to such reallocation the amount of Swingline Loans to be reallocated equal to such excess shall be repaid or Cash Collateralized and (y) notwithstanding the foregoing, if a Default or Event of Default has occurred and is continuing, the Borrower shall still be obligated to pay Swingline Loans allocated to the Revolving Credit Lenders holding the Expiring Credit Commitments at the maturity date of the Expiring Credit Commitment or if the Loans have been accelerated prior to the maturity date of the Expiring Credit Commitment. Upon the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Swingline Loans may be reduced as agreed between the Swingline Lender and the Borrower, without the consent of any other Person.

2.2.                            Minimum Amount of Each Borrowing; Maximum Number of Borrowings.

(a)                                 The aggregate principal amount of each Borrowing of Term Loans shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loans and in a multiple of $100,000 in excess thereof. More than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than eight Borrowings of LIBOR Term Loans.

(b)                                 The aggregate principal amount of each Borrowing of Revolving Credit Loans shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loans and in a multiple of $100,000 (or the Dollar Equivalent thereof) in excess thereof and Swingline Loans shall be in a minimum amount of $250,000 and in a multiple of $100,000 in excess thereof (except that Mandatory Borrowings shall be made in the amounts required by Section 2.1(e) and Revolving Credit Loans to reimburse the Letter of Credit Issuer with respect to any Unpaid Drawing shall be made in the amounts required by Section 3.3 or Section 3.4, as applicable). More than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than ten Borrowings of LIBOR Revolving Credit Loans.

2.3.                            Notice of Borrowing.

(a)                                 The Borrower shall give the Term Administrative Agent at the Term Administrative Agent’s Office prior to 9:00 a.m. (New York City time) on the Closing Date written notice in the case of a Borrowing of Initial Term Loans to be made on the Closing Date if such Initial Term Loans are to be LIBOR Loans or ABR Loans. Such Notice of Borrowing shall specify (A) the aggregate principal amount of the Term Loans to be made, (B) the date of the Borrowing (which shall be the Closing Date) and (C) whether the Term Loans shall consist of ABR Loans and/or LIBOR Loans and, if the Term Loans are to include LIBOR Loans, the Interest Period to be initially applicable thereto. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be a Borrowing of ABR Loans. If no Interest Period with respect to any Borrowing of LIBOR Loans is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Term Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.3(a) (and the contents thereof), and of each Lender’s pro rata share of the requested Borrowing.

(b)                                 Whenever the Borrower desires to incur Revolving Credit Loans (other than Mandatory Borrowings or Borrowings to repay Unpaid Drawings), the Borrower shall give the Revolver Administrative Agent at the Revolver Administrative Agent’s Office, (i) prior to 12:00 noon (New York City time) at least three Business Days’ prior notice of each Borrowing of LIBOR Revolving Credit Loans, (ii) prior to 12:00 noon (New York City time) at least four Business Days’ (or five (5) Business Days’ in the case of a Special Notice Currency) prior notice of each Borrowing of LIBOR Revolving Credit Loans denominated in an Alternative Currency and (iii) prior to 12:00 p.m. (New York City time) on the date of such Borrowing prior notice of each Borrowing of ABR Revolving Credit Loans. Each such notice, except as otherwise expressly provided in Section 2.10, shall specify (A) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (B) the date of Borrowing (which shall be a Business Day) and (C) whether the respective Borrowing shall consist of ABR Revolving Credit Loans (in the case of Revolving Credit Loans denominated in Dollars) or LIBOR Revolving Credit Loans and, if LIBOR Revolving Credit Loans, the currency of such LIBOR Revolving Credit Loans and the Interest Period to be initially applicable thereto. The Revolver Administrative Agent shall promptly give each Revolving Credit Lender notice of each proposed Borrowing of Revolving Credit Loans, of such Lender’s Revolving Credit Commitment Percentage thereof, and of the other matters covered by the related Notice of Borrowing. Notices under this Section may be given by: (A) telephone or (B) a Notice of Borrowing.

(c)                                  Whenever the Borrower desires to incur Swingline Loans hereunder, the Borrower shall give the Swingline Lender notice with a copy to the Revolver Administrative Agent of each Borrowing of Swingline Loans prior to 1:30 p.m. (New York City time) on the date of such Borrowing. Each such notice shall specify (x) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing and (y) the date of Borrowing (which shall be a Business Day). Notices under this Section may be given by: (A) telephone or (B) a Notice of Borrowing.

(d)                                 Mandatory Borrowings shall be made upon the notice specified in Section 2.1(d), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.

(e)                                  Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).

(f)                                   Without in any way limiting the obligation of the Borrower to confirm in writing any notice it shall give hereunder by telephone (which obligation is absolute), the applicable Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the applicable Administrative Agent in good faith to be from an Authorized Officer of the Borrower.

2.4.                            Disbursement of Funds.

(a)                                 No later than 2:00 p.m. (New York City time) (and, with respect to Borrowings in a currency other than Dollars, no later than local time in the place of settlement for such Alternative Currency as may be determined by the applicable Administrative Agent (New York City time)) on the date specified in each Notice of Borrowing (including Mandatory Borrowings), each Lender shall make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below; provided that on the Closing Date, such funds may be made available at such earlier time as may be agreed among the Lenders, the Borrower, and the applicable Administrative Agent for the purpose of consummating the Transactions; provided, further, that all Swingline Loans shall be made available to the Borrower in the full amount thereof by the Swingline Lender no later than 4:00 p.m. (New York City time).

(b)                                 Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing for its applicable Commitments, and in immediately available funds, to the applicable Administrative Agent at the applicable Administrative Agent’s Office and the applicable Administrative Agent will (except in the case of Mandatory Borrowings and Borrowings to repay Unpaid Drawings) make available to the Borrower, by depositing to an account designated by the Borrower to the applicable Administrative Agent the aggregate of the amounts so made available in the applicable currency. Unless the applicable Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to such Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, such Administrative Agent may assume that such Lender has made such amount available to such Administrative Agent on such date of Borrowing, and the applicable Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the applicable Administrative Agent by such Lender and such Administrative Agent has made available such amount to the Borrower, such Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the applicable Administrative Agent’s demand therefor such Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to such Administrative Agent in the applicable currency. The applicable Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by such Administrative Agent to the Borrower to the date such corresponding amount is recovered by such Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.

(c)                                  Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5.                            Repayment of Loans; Evidence of Debt.

(a)                                 The Borrower shall repay to the Term Administrative Agent, for the benefit of the Initial Term Loan Lenders, on the Initial Term Loan Maturity Date, the then-outstanding Initial Term Loans. The Borrower shall repay to the Revolver Administrative Agent, for the benefit of the Revolving Credit Lenders, on the Revolving Credit Maturity Date, the then-outstanding Revolving Credit Loans made to the Borrower in the currency in which such Revolving Credit Loans are denominated. The Borrower shall repay to the Swingline Lender, on the Swingline Maturity Date, the then-outstanding Swingline Loans made to the Borrower in Dollars.

(b)                                 The Borrower shall repay to the Term Administrative Agent, for the benefit of the Initial Term Loan Lenders, (i) on the last Business Day of each of March, June, September and December, commencing with the fiscal quarter ending on December 31, 2017 (each such date, an “Initial Term Loan Repayment Date”), a principal amount of Term Loans equal to the aggregate outstanding principal amount of Initial Term Loans made on the Closing Date multiplied by 0.25% and (ii) on the Initial Term Loan Maturity Date, any remaining outstanding amount of Initial Term Loans (the repayment amounts in clauses (i) and (ii) above, each, an “Initial Term Loan Repayment Amount”).

(c)                                  In the event that any New Term Loans are made, such New Term Loans shall, subject to Section 2.14(d), be repaid by the Borrower in the amounts (each, a “New Term Loan Repayment Amount”) and on the dates set forth in the applicable Joinder Agreement. In the event that any Extended Term Loans are established, such Extended Term Loans shall, subject to Section 2.14(g), be repaid by the Borrower in the amounts (each, an “Extended Term Loan Repayment Amount”) and on the dates set forth in the applicable Extension Amendment. In the event that any New Revolving Credit Loans are made, such New Revolving Credit Loans shall, subject to Section 2.14(g), be repaid by the Borrower in the amounts and on the dates set forth in the applicable Joinder Agreement. In the event that any Extended Revolving Credit Loans are made, such Extended Revolving Credit Loans shall, subject to Section 2.14(g), be repaid by the Borrower in the amounts and on the dates set forth in the applicable Extension Amendment.

(d)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(e)                                  Each Administrative Agent shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is an Initial Term Loan, New Term Loan, Extended Term Loan, Revolving Credit Loan, New Revolving Credit Loan, Extended Revolving Credit Loan or Swingline Loan, the Type of each Loan made, the currency in which made and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by each Administrative Agent (as applicable) hereunder from the Borrower and each Lender’s share thereof.

(f)                                   The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (d) and (e) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided that, in the event of any inconsistency between the Register and any such account or subaccount, the Register shall govern; provided, further, that the failure of any Lender or either Administrative Agent to maintain such account, such Register or subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(g)                                  The Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made an initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense a promissory note, substantially in the form of Exhibit G, evidencing the Initial Term Loans, New Term Loans, Revolving Loans and Swingline Loans owing to such Lender. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 13.6) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if requested by such payee, to such payee and its registered assigns).

2.6.                            Conversions and Continuations.

(a)                                 Subject to the penultimate sentence of this clause (a), (x) the Borrower shall have the option on any Business Day to convert all or a portion equal to at least $2,500,000 (or the Dollar Equivalent thereof) of the outstanding principal amount of Loans of one Type into a Borrowing or Borrowings of another Type and (y) the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Loans as LIBOR Loans for an additional Interest Period; provided that (i) no partial conversion of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into LIBOR Loans if an Event of Default is in existence on the date of the conversion and the applicable Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) LIBOR Loans may not be continued as LIBOR Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the applicable Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the applicable Administrative Agent prior notice at the applicable Administrative Agent’s Office prior to (i) 1:00 p.m. (New York City time) at least three Business Days prior, in the case of a continuation of or conversion to LIBOR Loans denominated in Dollars (other than in the case of a notice delivered on the Closing Date, which shall be deemed to be effective on the Closing Date), (ii) 1:00 p.m. (New York City time) at least four Business Days’ (or five (5) Business Days’ in the case of a Special Notice Currency) in the case of a continuation of or conversion to LIBOR Loans denominated in Alternative Currencies or (iii) 10:00 a.m. (New York City time) on the proposed day of a conversion into ABR Loans (each, a “Notice of Conversion or Continuation” substantially in the form of Exhibit K (or such other form reasonably acceptable to the applicable Administrative Agent, including any form on an electronic platform or electronic transmission system as shall be approved by the applicable Administrative Agent)) specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued into and, if such Loans are to be converted into or continued as LIBOR Loans, the Interest Period to be initially applicable thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a LIBOR Loan, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The applicable Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b)                                 If any Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans denominated in Dollars and the applicable Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of LIBOR Loans (other than LIBOR Loans denominated in Alternative Currencies), the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a), the Borrower shall be deemed to have elected to convert such Borrowing of LIBOR Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period. Notwithstanding the foregoing, with respect to the Borrowings of LIBOR Loans denominated in Alternative Currencies, in connection with the occurrence of any of the events described in the preceding two sentences, at the expiration of the then current Interest Period each such Borrowing shall be automatically continued as a Borrowing of LIBOR Loans with an Interest Period of one month.

(c)                                  No Loan may be converted into or continued as a Loan denominated in a different currency.

2.7.                            Pro Rata Borrowings. Each Borrowing of Initial Term Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable Initial Term Loan Commitments. Each Borrowing of New Term Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable New Term Loan Commitments. Each Borrowing of Revolving Credit Loans under this Agreement shall be made by the Revolving Credit Lenders pro rata on the basis of their then applicable Revolving Credit Commitment Percentages. Each Borrowing of New Revolving Credit Loans under this Agreement shall be made by the Revolving Credit Lenders pro rata on the basis of their then applicable New Revolving Credit Commitments. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) other than as expressly provided herein with respect to a Defaulting Lender, failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation under any Credit Document.

2.8.                            Interest.

(a)                                 The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for ABR Loans plus the ABR, in each case, in effect from time to time.

(b)                                 The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for LIBOR Loans plus the relevant Adjusted LIBOR Rate.

(c)                                  If an Event of Default has occurred and is continuing, if all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon or any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum (the “Default Rate”) that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2.00% or (y) in the case of any other overdue amount, including overdue interest, to the extent permitted by applicable law, the rate described in Section 2.8(a) for the applicable Class plus 2.00% from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).

(d)                                 Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in the same currency in which the Loan is denominated; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, and (iii) in respect of each Loan, (A) on any prepayment in respect of LIBOR Loans, (B) at maturity (whether by acceleration or otherwise), and (C) after such maturity, on demand.

(e)                                  All computations of interest hereunder shall be made in accordance with Section 5.5.

(f)                                   The applicable Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9.                            Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans in accordance with Section 2.6(a), the Borrower shall give the applicable Administrative Agent written notice of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be a one, two, three or six month period (or if approved by all the Lenders making such LIBOR Loans as determined by such Lenders in good faith based on prevailing market conditions, a 12-month or shorter period).

Notwithstanding anything to the contrary contained above:

(a)                                 the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b)                                 if any Interest Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)                                  if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day; and

(d)                                 the Borrower shall not be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the Maturity Date of such Loan.

2.10.                     Increased Costs, Illegality, Etc.

(a)                                 In the event that (x) in the case of clause (i) below, the Term Administrative Agent (with respect to Term Loans) or the Revolver Administrative Agent (with respect to Revolving Credit Commitments) and (y) in the case of clauses (ii) and (iii) below, the Required Term Loan Lenders (with respect to Term Loans) or the Required Revolving Credit Lenders (with respect to Revolving Credit Commitments) shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i)                                     on any date for determining the Adjusted LIBOR Rate for any Interest Period that (x) deposits in the principal amounts and currencies of the Loans comprising such LIBOR Borrowing are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the applicable London or other interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate; or

(ii)                                  at any time, that such Lenders shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loans (including any increased costs or reductions attributable to Taxes, other than any increase or reduction attributable to Indemnified Taxes, Excluded Taxes or Other Taxes) because of any Change in Law; or

(iii)                               at any time, that the making or continuance of any LIBOR Loan has become unlawful by compliance by such Lenders in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Closing Date that materially and adversely affects the interbank LIBOR market;

(such Loans, “Impacted Loans”), then, and in any such event, such Required Term Loan Lenders or Required Revolving Credit Lenders, as applicable (or the applicable Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and to such Administrative Agent of such determination (which notice the applicable Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the applicable Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by such Administrative Agent no longer exist (which notice such Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion or Continuation given by the Borrower with respect to LIBOR Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lenders, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Required Term Loan Lenders or Required Revolving Credit Lenders, as applicable, in their reasonable discretion shall determine) as shall be required to compensate such Lenders for such actual increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lenders, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lenders shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto), and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in subclause (x) or (y), as applicable, of Section 2.10(b) promptly and, in any event, within the time period required by law.

Notwithstanding the foregoing, if the applicable Administrative Agent has made the determination described in Section 2.10(a)(i)(x), such Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the applicable Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (x) of the first sentence of the immediately preceding paragraph, (2) such Administrative Agent or the affected Lenders notify such Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the applicable Administrative Agent and the Borrower written notice thereof.

(b)                                 At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if a Notice of Borrowing or Notice of Conversion or Continuation with respect to the affected LIBOR Loan has been submitted pursuant to Section 2.3 but the affected LIBOR Loan has not been funded or continued, cancel such requested Borrowing by giving the applicable Administrative Agent written notice thereof on the same date that the Borrower was notified by Lenders pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ notice to such Administrative Agent, require the affected Lender to convert each such LIBOR Loan into an ABR Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c)                                  If, after the Closing Date, any Change in Law relating to capital adequacy or liquidity of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy or liquidity occurring after the Closing Date, has or would have the effect of reducing the actual rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Affiliate could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy or liquidity), then from time to time, promptly after demand by such Lender (with a copy to the applicable Administrative Agent), the Borrower shall pay to such Lender such actual additional amount or amounts as will compensate such Lender or its parent for such actual reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any law, rule or regulation as in effect on the Closing Date or to the extent such Lender is not imposing such charges on, or requesting such compensation from, borrowers (similarly situated to the Borrower hereunder) under comparable syndicated credit facilities similar to the Credit Facilities. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) promptly following receipt of such notice.

(d)                                 If the applicable Administrative Agent shall have received notice from the Required Term Loan Lenders or the Required Revolving Credit Lenders, as applicable, that the Adjusted LIBOR Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as certified by such Lenders) of making or maintaining its affected LIBOR Loans during such Interest Period, such Administrative Agent shall give notice thereof to the Borrower and the Lenders as soon as practicable thereafter (which notice shall include supporting calculations in reasonable detail). If such notice is given, (i) any LIBOR Loan requested to be made on the first day of such Interest Period shall be made as an ABR Loan, (ii) any Loans that were to have been converted on the first day of such Interest Period to LIBOR Loans shall be continued as an ABR Loan and (iii) any outstanding LIBOR Loans shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by the applicable Administrative Agent, no further LIBOR Loans shall be made or continued as such, nor shall the Borrower have the right to convert ABR Loans to LIBOR Loans.

2.11.                     Compensation. If (a) any payment of principal of any LIBOR Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of LIBOR Loans is not made as a result of a withdrawn Notice of Borrowing or a failure to satisfy borrowing conditions, (c) any ABR Loan is not converted into a LIBOR Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any LIBOR Loan is not continued as a LIBOR Loan, as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), promptly pay to the applicable Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender as specified in this Section 2.11 and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Borrower and shall be conclusive, absent manifest error. The obligations of the Borrower under this Section 2.11 shall survive the payment in full of the Loans and the termination of this Agreement.

2.12.                     Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or other material economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10, 3.5 or 5.4.

2.13.                     Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Sections 2.10, 2.11 or 3.5 is given by any Lender more than 120 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Sections 2.10, 2.11 or 3.5, as the case may be, for any such amounts incurred or accruing prior to the 121st day prior to the giving of such notice to the Borrower.

2.14.                     Incremental Facilities.

(a)                                 The Borrower may, by written notice to each Administrative Agent, elect to request the establishment of one or more (1) additional tranches of term loans or increases in Term Loans of any Class (the commitments thereto, the “New Term Loan Commitments”) and/or (2) additional revolving credit and/or letter of credit facilities or increases in Revolving Credit Commitments, Letter of Credit Commitments or Extended Revolving Credit Commitments of any Class (the “New Revolving Credit Commitments” and, together with the New Term Loan Commitments, the “New Loan Commitments”) by an aggregate amount not in excess of the Maximum Incremental Facilities Amount in the aggregate and not less than $10,000,000 individually (or such lesser amount as (x) may be approved by the applicable Administrative Agent or (y) shall constitute the difference between the Maximum Incremental Facilities Amount and all such New Loan Commitments obtained on or prior to such date). In connection with the incurrence of any New Loan Commitments under this Section 2.14, at the request of the applicable Administrative Agent, the Borrower shall provide to the applicable Administrative Agent a certificate certifying that the New Loan Commitments do not exceed the Maximum Incremental Facilities Amount, which certificate shall be in reasonable detail and shall provide the calculations and basis therefor and classify such Indebtedness as being incurred under clause (a) or clause (b) of the definition of “Maximum Incremental Facilities Amount”. The Borrower may approach any Lender or any Person (other than a natural Person) to provide all or a portion of the New Loan Commitments; provided that any Lender offered or approached to provide all or a portion of the New Loan Commitments may elect or decline, in its sole discretion, to provide a New Loan Commitment. In each case, such New Loan Commitments shall become effective as of the applicable Increased Amount Date; provided that (i) no Event of Default (except in connection with any Limited Condition Transaction, any other acquisition or investment (including any Permitted Acquisition or Investment) or repayments of Indebtedness that requires an irrevocable payment or redemption notice, no Event of Default under Section 11.1 or Section 11.5) shall exist on such Increased Amount Date before or after giving effect to such New Loan Commitments, as applicable, and subject to Section 1.12, (ii) the New Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower and the applicable Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 5.4(e), and (iii) the Borrower shall make any payments required pursuant to Section 2.11 in connection with the New Loan Commitments, as applicable. No Lender shall have any obligation to provide any Commitments pursuant to this Section 2.14(a). Any New Term Loans made on an Increased Amount Date shall, at the election of the Borrower and agreed to by Lenders providing such New Term Loan Commitments, be designated as (a) a separate series (a “Series”) of New Term Loans for all purposes of this Agreement or (b) as part of a Series of existing Term Loans for all purposes of this Agreement.

(b)                                 On any Increased Amount Date on which New Revolving Credit Commitments increasing Revolving Credit Commitments or Extended Revolving Credit Commitments of any Class are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Lenders with Commitments of the applicable Class shall assign to each Lender with a New Revolving Credit Commitment (each, a “New Revolving Loan Lender”) and each of the New Revolving Loan Lenders shall purchase from each of the Lenders with Commitments of such Class, at the principal amount thereof and in the applicable currency(ies), such interests in the Loans outstanding under such Class of Commitments on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Loans of such Class will be held by existing Lenders of such Class and New Revolving Loan Lenders ratably in accordance with their Commitments of such Class after giving effect to the addition of such New Revolving Credit Commitments to the Commitments of such Class, (b) each such New Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment or an Extended Revolving Credit Commitment, as applicable, and each Loan made thereunder (a “New Revolving Credit Loan”) shall be deemed, for all purposes, a Loan of the applicable Class, (c) each New Revolving Loan Lender shall become a Lender with respect to the New Revolving Credit Commitment and all matters relating thereto and (d) the terms of such New Revolving Credit Commitments (other than upfront fees) shall be identical to the existing Class; provided that the fees and Applicable Margin applicable to the existing Class of Commitments may be increased at the option of the Borrower in connection with the establishment of such New Revolving Credit Commitments.

(c)                                  On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Lender with a New Term Loan Commitment (each, a “New Term Loan Lender”) of any Series shall make a Loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto.

(d)                                 The terms and provisions of the New Term Loans, New Term Loan Commitments and New Revolving Credit Commitments (other than New Revolving Credit Commitments of the type described in Section 2.14(b)) of any Series shall be on terms and documentation set forth in the Joinder Agreement as determined by the Borrower; provided that (i) (x) the applicable New Term Loan Maturity Date of each Series shall be no earlier than the Initial Term Loan Maturity Date and (y) the applicable New Revolving Credit Maturity Date of each Series shall be no earlier than the Revolving Credit Maturity Date; (ii) the weighted average life to maturity of all New Term Loans shall be no shorter than the weighted average life to maturity of the then existing Initial Term Loans; (iii) the pricing, interest rate margins, discounts, premiums, rate floors, fees, and amortization schedule applicable to any New Term Loans shall be determined by the Borrower and the Lenders thereunder; provided that clauses (i) and (ii) shall not apply to up to $75,000,000 of New Term Loans or Permitted Other Indebtedness as elected by the Borrower; provided, further, that, with respect to any New Term Loan incurred pursuant to clause (a)(i) of the definition of Maximum Incremental Facilities Amount that matures earlier than one year after the Initial Term Loan Maturity Date, if the Effective Yield for LIBOR Loans or ABR Loans in respect of such New

Term Loans exceeds the Effective Yield for LIBOR Loans or ABR Loans in respect of the then existing Initial Term Loans by more than 0.50%, the Applicable Margin for LIBOR Loans or ABR Loans in respect of the then existing Initial Term Loans shall be adjusted so that the Effective Yield in respect of the then existing Initial Term Loans is equal to the Effective Yield for LIBOR Loans or ABR Loans in respect of the New Term Loans minus 0.50%; and (iv) to the extent such terms and documentation are not consistent with the then existing Initial Term Loans (except to the extent permitted by clause (i), (ii) or (iii) above), they shall be reasonably satisfactory to the Term Administrative Agent (it being understood that, (1) to the extent that any financial maintenance covenant is added for the benefit of any such Indebtedness, no consent shall be required by the Term Administrative Agent or any of the Lenders if such financial maintenance covenant is also added for the benefit of any corresponding Term Loans remaining outstanding after the issuance or incurrence of such Indebtedness or (2) no consent shall be required by the Term Administrative Agent or any of the Lenders if any covenants or other provisions are only applicable after the Latest Term Loan Maturity Date).

(e)                                  Any New Revolving Credit Commitments increasing Revolving Credit Commitments or Extended Revolving Credit Commitments of any Class shall be subject to the written consent of the Revolver Administrative Agent, each Letter of Credit Issuer, the Swingline Lender and the Borrower (such approval in each case not to be unreasonably withheld).

(f)                                   Each Joinder Agreement may, without the consent of any other Lenders, effect technical and corresponding amendments to this Agreement and the other Credit Documents (including amendments in order for the New Loan Commitments, New Revolving Credit Loans or New Term Loans provided pursuant to such Joinder Agreement to be fungible with the existing Commitments or Loans of such Class, as applicable) as may be necessary or appropriate, in the opinion of the Term Administrative Agent, to effect the provisions of this Section 2.14.

(g)                                  (i)                                     The Borrower may at any time, and from time to time, request that all or a portion of the Term Loans of any Class (an “Existing Term Loan Class”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.14(g). In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Term Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class which such request shall be offered equally to all such Lenders) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall not be materially more restrictive to the Credit Parties (as determined in good faith by the Borrower), when taken as a whole, than the terms of the Term Loans of the Existing Term Loan Class unless (x) the Lenders of the Term Loans of such applicable Existing Term Loan Class receive the benefit of such more restrictive terms or (y) any such provisions apply after the Initial Term Loan Maturity Date (a “Permitted Other Provision”); provided that (x) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of such Existing Term Loan Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.5 or in the Joinder Agreement, as the case may be, with respect to the Existing Term Loan Class from which such Extended Term Loans were converted, in each case as more particularly set forth in clause (iv) of this Section 2.14(g)), (y) (A) the interest margins with respect to the Extended Term Loans may be higher or lower than the interest margins for the Term Loans of such Existing Term Loan Class and/or (B) additional fees, premiums or applicable high-yield discount obligation (“AHYDO”) payments may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment and to the extent that any Permitted Other Provision (including a financial maintenance covenant) is added for the benefit of any such Indebtedness, no consent shall be required by the Term Administrative Agent or any of the Lenders if such Permitted Other Provision is also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Indebtedness or if such Permitted Other Provision applies only after the Initial Term Loan Maturity Date. Notwithstanding anything to the contrary in this Section 2.14 or otherwise, no Extended Term Loans may be optionally prepaid prior to the date on which the Existing Term Loan Class from which they were converted is repaid in full, except in accordance with the last sentence of Section 5.1(a). No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Extension Request. Any Extended Term Loans of any Extension Series shall constitute a separate Class of Term Loans from the Existing Term Loan Class from which they were converted.

(ii)                                  The Borrower may at any time and from time to time request that all or a portion of the Revolving Credit Commitments and/or any Extended Revolving Credit Commitments, each existing at the time of such request (each, an “Existing Revolving Credit Commitment” and any related revolving credit loans thereunder, “Existing Revolving Credit Loans”; each Existing Revolving Credit Commitment and related Existing Revolving Credit Loans together being referred to as an “Existing Revolving Credit Class”), be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Loans related to such Existing Revolving Credit Commitments (any such Existing Revolving Credit Commitments which have been so extended, “Extended Revolving Credit Commitments” and any related Loans, “Extended Revolving Credit Loans”) and to provide for other terms consistent with this Section 2.14(g). In order to establish any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Revolver Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Revolving Credit Commitments, which such request shall be offered equally to all such Lenders) (a “Revolving Credit Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which terms shall be identical to those applicable to the Existing Revolving Credit Commitments from which they are to be extended (the “Specified Existing Revolving Credit Commitment”), except (x) all or any of the final maturity dates of such Extended Revolving Credit Commitments may be delayed to later dates than the final maturity dates of the Specified Existing Revolving Credit Commitments, (y) (A) the interest margins with respect to the Extended Revolving Credit Commitments may be higher or lower than the interest margins for the Specified Existing Revolving Credit Commitments and/or (B) additional fees may be payable to the Lenders providing such Extended Revolving Credit Commitments in addition to or in lieu of any increased margins contemplated by the preceding clause (A) and (z) the revolving credit commitment fee rate with respect to the Extended Revolving Credit Commitments may be higher or lower than the commitment fee rate for the Specified Existing Revolving Credit Commitment, in each case, to the extent provided in the applicable Extension Amendment; provided that, notwithstanding anything to the contrary in this Section 2.14(g) or otherwise, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of Loans with respect to any Existing Revolving Credit Commitments shall be made on a pro rata basis with all other Existing Revolving Credit Commitments and (2) assignments and participations of Extended Revolving Credit Commitments and Extended Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and the Revolving Credit Loans related to such Commitments set forth in Section 13.6. No Lender shall have any obligation to agree to have any of its Existing Revolving Credit Loans or Existing Revolving Credit Commitments of any Existing Revolving Credit Class converted into Extended Revolving Credit Loans or Extended Revolving Credit Commitments pursuant to any Extension Request. Unless otherwise specified in the applicable Revolving Credit Extension Request, any Extended Revolving Credit Commitments of any Extension Series shall constitute a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitments and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date).

(iii)                               Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans, Revolving Credit Commitments or Extended Revolving Credit Commitments of the existing Class or Classes subject to such Extension Request converted into Extended Term Loans or Extended Revolving Credit Commitments, as applicable, shall notify the applicable Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans, Revolving Credit Commitments, New Revolving Credit Commitments or Extended Revolving Credit Commitments of the existing Class or Classes subject to such Extension Request that it has elected to convert into Extended Term Loans or Extended Revolving Credit Commitments, as applicable. In the event that the aggregate amount of Term Loans, Revolving Credit Commitments, New Revolving Credit Commitments or Extended Revolving Credit Commitments of the existing Class or Classes subject to Extension Elections exceeds the amount of Extended Term Loans or Extended Revolving Credit Commitments, as applicable, requested pursuant to the Extension Request, Term Loans or Revolving Credit Commitments, New Revolving Credit Commitments or Extended Revolving Credit Commitments of the existing Class or Classes subject to Extension Elections shall be converted to Extended Term Loans or Extended Revolving Credit Commitments, as applicable, on a pro rata basis based on the amount of Term Loans, Revolving Credit Commitments, New Revolving Credit Commitments or Extended Revolving Credit Commitments included in each such Extension Election. Notwithstanding the conversion of any Existing Revolving Credit Commitments into Extended Revolving Credit Commitments, such Extended Revolving Credit Commitments shall be treated identically to all other Original Revolving Credit Commitments for purposes of the obligations of a Revolving Credit Lender in respect of Swingline Loans under Section 2.1(d) and Letters of Credit under Section 3, except that the applicable Extension Amendment may provide that the Swingline Maturity Date and/or the L/C Facility Maturity Date may be extended and the related obligations to make Swingline Loans and issue Letters of Credit may be continued so long as the Swingline Lender and/or the applicable Letter of Credit Issuer, as applicable, have consented to such extensions in their sole discretion (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(iv)                              Extended Term Loans or Extended Revolving Credit Commitments, as applicable, shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.14(g)(iv) and notwithstanding anything to the contrary set forth in Section 13.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, established thereby) executed by the Credit Parties, the applicable Administrative Agent and the Extending Lenders. No Extension Amendment shall provide for any tranche of Extended Term Loans or Extended Revolving Credit Commitments in an aggregate principal amount that is less than $10,000,000. In addition to any terms and changes required or permitted by Section 2.14(g)(i), each Extension Amendment (x) shall amend the scheduled amortization payments pursuant to Section 2.5 or the applicable Joinder Agreement with respect to the Existing Term Loan Class from which the Extended Term Loans were converted to reduce each scheduled Repayment Amount for the Existing Term Loan Class in the same proportion as the amount of Term Loans of the Existing Term Loan Class is to be converted pursuant to such Extension Amendment (it being understood that the amount of any Repayment Amount payable with respect to any individual Term Loan of such Existing Term Loan Class that is not an Extended Term Loan shall not be reduced as a result thereof) and (y) may, but shall not be required to, impose additional requirements (not inconsistent with the provisions of this Agreement in effect at such time) with respect to the final maturity and weighted average life to maturity of New Term Loans incurred following the date of such Extension Amendment. Notwithstanding anything to the contrary in this Section 2.14(g) and without limiting the generality or applicability of Section 13.1 to any Section 2.14 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.14 Additional Amendment”) to this Agreement and the other Credit Documents; provided that such Section 2.14 Additional Amendments are within the requirements of Section 2.14(g)(i) and do not become effective prior to the time that such Section 2.14 Additional Amendments have been consented to (including, without limitation, pursuant to (1) consents applicable to holders of New Term Loans and New Revolving Credit Commitments provided for in any Joinder Agreement and (2) consents applicable to holders of any Extended Term Loans or Extended Revolving Credit Commitments provided for in any Extension Amendment) by such of the Lenders, Credit Parties and other parties (if any) as may be required in order for such Section 2.14 Additional Amendments to become effective in accordance with Section 13.1.

(v)                                 Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any existing Class is converted to extend the related scheduled maturity date(s) in accordance with clause (i) above (an “Extension Date”), (I) in the case of the existing Term Loans of each Extending Lender, the aggregate principal amount of such existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans (together with any other Extended Term Loans so established on such date) and (II) in the case of the Specified Existing Revolving Credit Commitments of each Extending Lender, the aggregate principal amount of such Specified Existing Revolving Credit Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving Credit Commitments so converted by such Lender on such date, and such Extended Revolving Credit Commitments shall be established as a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitments and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date) and (B) if, on any Extension Date, any Loans of any Extending Lender are outstanding under the applicable Specified Existing Revolving Credit Commitments, such Loans (and any related participations) shall be deemed to be allocated as Extended Revolving Credit Loans (and related participations) and Existing Revolving Credit Loans (and related participations) in the same proportion as such Extending Lender’s Specified Existing Revolving Credit Commitments to Extended Revolving Credit Commitments.

(vi)                              The Administrative Agents and the Lenders hereby consent to the consummation of the transactions contemplated by this Section 2.14 (including, for the avoidance of doubt, payment of any interest, fees, or premium in respect of any Extended Term Loans or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Amendment) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment or amendment section) or any other Credit Document that may otherwise prohibit or restrict any such extension or any other transaction contemplated by this Section 2.14.

2.15.                     Permitted Debt Exchanges

(a)                                 Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower, the Borrower may from time to time following the Closing Date consummate one or more exchanges of Term Loans for Permitted Other Indebtedness in the form of notes (such notes, “Permitted Debt Exchange Notes,” and each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied: (i) no Event of Default shall have occurred and be continuing at the time the final offering document in respect of a Permitted Debt Exchange Offer is delivered to the relevant Lenders, (ii) the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall equal no more than the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans; provided that the aggregate principal amount of the Permitted Debt Exchange Notes may include accrued interest and premium (if any) under the Term Loans exchanged and underwriting discounts, fees, commissions and expenses in connection with the issuance of such Permitted Debt Exchange Notes, (iii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged under each applicable Class by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on the date of the settlement thereof (and, if requested by the Term Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Term Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Term Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), (iv) if the aggregate principal amount of all Term Loans of a given Class (calculated on the face amount thereof) tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof of the applicable Class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such Class offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (v) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Borrower and the Auction Agent, and (vi) any applicable Minimum Tender Condition shall be satisfied.

(b)                                 With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.15, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 5.1 or 5.2, and (ii) such Permitted Debt Exchange Offer shall be made for not less than $10,000,000 in aggregate principal amount of Term Loans; provided that subject to the foregoing clause (ii), the Borrower may at its election specify as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes be tendered.

(c)                                  In connection with each Permitted Debt Exchange, the Borrower and the Auction Agent shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.15 and without conflict with Section 2.15(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than a reasonable period (in the discretion of the Borrower and the Auction Agent) of time following the date on which the Permitted Debt Exchange Offer is made.

(d)                                 The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) none of the Auction Agent, the Term Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Exchange Act.

2.16.                     Defaulting Lenders.

(a)                                 Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Requirements of Law:

(i)                                     Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of Required Lenders, Required Revolving Credit Lenders, Required Term Loan Lenders and Section 13.1.

(ii)                                  Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the applicable Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise) or received by such Administrative Agent from a Defaulting Lender pursuant to Section 13.8 shall be applied at such time or times as may be determined by such Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the applicable Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Letter of Credit Issuer or Swingline Lender hereunder; third, to Cash Collateralize the Letter of Credit Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 3.8; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the applicable Administrative Agent; fifth, if so determined by the applicable Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Letter of Credit Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 3.8; sixth, to the payment of any amounts owing to the Borrower, the Lenders, any Letter of Credit Issuer or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by the Borrower, any Lender, any Letter of Credit Issuer or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.

(A)                               No Defaulting Lender shall be entitled to receive any fee payable under Section 4 for any period during which that Lender is a Defaulting Lender (the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)                               Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its applicable percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 3.8.

(C)                               With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Letter of Credit Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Letter of Credit’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)                              Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 13.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)                                 Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Letter of Credit Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 3.8.

(b)                                 Defaulting Lender Cure. If the Borrower, the Revolver Administrative Agent, the Swingline Lender and the Letter of Credit Issuers agree in writing that a Lender is no longer a Defaulting Lender, the Revolver Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Revolver Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Revolving Credit Commitment Percentages (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 3.                                           Letters of Credit

3.1.                            Letters of Credit.

(a)                                 Subject to and upon the terms and conditions herein set forth, at any time and from time to time after the Closing Date and prior to the L/C Facility Maturity Date, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 3, Bank of America, N.A. agrees to continue under this Agreement for the account of the Borrower, the Existing Letters of Credit issued by it until the scheduled expiration or earlier termination thereof, and each other Letter of Credit Issuer agrees to issue from time to time from the Closing Date through the L/C Facility Maturity Date for the account of the Borrower letters of credit (the letters of credit issued on and after the Closing Date pursuant to this Section 3, together with the Existing Letters of Credit, collectively the “Letters of Credit” and each, a “Letter of Credit”), which Letters of Credit shall not exceed any such Letter of Credit Issuer’s Letter of Credit Commitment and in the aggregate shall not exceed the L/C Sublimit, in such form as may be approved by the applicable Letter of Credit Issuer in its reasonable discretion. On the Closing Date, (i) the Existing Letters of Credit shall be deemed to be Letters of Credit issued pursuant to this Section 3 for the account of the Borrower, (ii) the Dollar Equivalent of the face amount of such Existing Letters of Credit shall be included in the calculation of L/C Obligations and (iii) all liabilities of the Borrower with respect to such Existing Letters of Credit shall constitute Obligations.

(b)                                 Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding at such time, would exceed the Letter of Credit Commitment then in effect (or with respect to any Letter of Credit Issuer, exceed such Letter of Credit Issuer’s Letter of Credit Commitment); (ii) no Letter of Credit shall be issued the Stated Amount of which would cause the aggregate amount of the Lenders’ Revolving Credit Exposures at the time of the issuance thereof to exceed the Total Revolving Credit Commitment then in effect; (iii) no Letter of Credit in an Alternative Currency shall be issued the Stated Amount of which would cause the Aggregate Multicurrency Exposures at the time of the issuance thereof to exceed the Multicurrency Sublimit then in effect; (iv) each Letter of Credit shall have an expiration date occurring no later than one year after the date of issuance thereof (or such longer period of time as may be agreed by the applicable Letter of Credit Issuer) (except as set forth in Section 3.2(d)), provided that in no event shall such expiration date occur later than the L/C Facility Maturity Date, in each case, unless otherwise agreed upon by the Revolver Administrative Agent, the Letter of Credit Issuer and, unless such Letter of Credit has been Cash Collateralized or backstopped (in the case of a backstop only, on terms reasonably satisfactory to such Letter of Credit Issuer), the Revolving Credit Lenders; (v) each Letter of Credit shall be denominated in Dollars or an Alternative Currency; (vi) no Letter of Credit shall be issued if it would be illegal under any applicable law for the beneficiary of a Letter of Credit to have a Letter of Credit issued in its favor; and (vii) no Letter of Credit shall be issued by a Letter of Credit Issuer after it has received a written notice from any Credit Party or the Revolver Administrative Agent or the Required Revolving Credit Lenders stating that a Default or Event of Default has occurred and is continuing until such time as such Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1.

(c)                                  Upon at least two Business Days’ prior written notice to the Revolver Administrative Agent and the Letter of Credit Issuer (which notice the Revolver Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Commitment in whole or in part; provided that, after giving effect to such termination or reduction, the Letters of Credit Outstanding shall not exceed the Letter of Credit Commitment (or with respect to a Letter of Credit Issuer, the Letters of Credit outstanding with respect to Letters of Credit issued by such Letter of Credit Issuer shall not exceed such Letter of Credit Issuer’s Letter of Credit Commitment).

(d)                                 [Reserved].

(e)                                  The Letter of Credit Issuer shall not be under any obligation to issue any Letter of Credit if:

(i)                                     any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms enjoin or restrain any such Letter of Credit Issuer from issuing such Letter of Credit, or any law applicable to such Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Letter of Credit Issuer shall prohibit, or request that such Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (in each case, for which such Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Letter of Credit Issuer in good faith deems material to it;

(ii)                                  the issuance of such Letter of Credit would violate one or more policies of such Letter of Credit Issuer applicable to letters of credit generally;

(iii)                               except as otherwise agreed by the applicable Letter of Credit Issuer, such Letter of Credit is in an initial Stated Amount less than the Dollar Equivalent of $50,000, in the case of a commercial Letter of Credit, or the Dollar Equivalent of $10,000, in the case of a standby Letter of Credit;

(iv)                              such Letter of Credit is denominated in a currency other than Dollars or an Alternative Currency;

(v)                                 the Letter of Credit Issuer does not as of the issuance date of such requested Letter of Credit issue letters of credit in the requested currency;

(vi)                              such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder; or

(vii)                           a default of any Revolving Credit Lender’s obligations to fund under Section 3.3 exists or any Revolving Credit Lender is at such time a Defaulting Lender hereunder, unless, in each case, the Borrower has entered into arrangements reasonably satisfactory to the applicable Letter of Credit Issuer to eliminate such Letter of Credit Issuer’s risk with respect to such Revolving Credit Lender or such risk has been reallocated in accordance with Section 2.16.

(f)                                   The Letter of Credit Issuer shall not increase the Stated Amount of any Letter of Credit if any such Letter of Credit Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(g)                                  The Letter of Credit Issuer shall be under no obligation to amend any Letter of Credit if (A) any such Letter of Credit Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(h)                                 The Letter of Credit Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith and the Letter of Credit Issuer shall have all of the benefits and immunities (A) provided to the Revolver Administrative Agent in Section 13 with respect to any acts taken or omissions suffered by the Letter of Credit Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 13 included the Letter of Credit Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Letter of Credit Issuer.

3.2.                            Letter of Credit Requests.

(a)                                 Whenever the Borrower desires that a Letter of Credit be issued or amended, the Borrower shall give the Revolver Administrative Agent and the Letter of Credit Issuer a Letter of Credit Request by no later than 1:00 p.m. (New York City time) at least three Business Days (or such other period as may be agreed upon by the Borrower, the Revolver Administrative Agent and the Letter of Credit Issuer) prior to the proposed date of issuance or amendment. Each Letter of Credit Request shall be executed by the Borrower. Such Letter of Credit Request may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the Letter of Credit Issuer, by personal delivery or by any other means acceptable to the Letter of Credit Issuer.

(b)                                 In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the Letter of Credit Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the Stated Amount thereof in the relevant currency; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the identity of the applicant; and (H) such other matters as the Letter of Credit Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the Letter of Credit Issuer (I) the Letter of Credit to be amended; (II) the proposed date of amendment thereof (which shall be a Business Day); (III) the nature of the proposed amendment; and (IV) such other matters as the Letter of Credit Issuer may reasonably require. Additionally, the Borrower shall furnish to the Letter of Credit Issuer and the Revolver Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Letter of Credit Issuer or the Revolver Administrative Agent may reasonably require.

(c)                                  Unless the Letter of Credit Issuer has received written notice from any Revolving Credit Lender, the Revolver Administrative Agent or any Credit Party, at least one Business Day prior to the requested date of issuance or amendment of the Letter of Credit, that one or more applicable conditions contained in Sections 6 (solely with respect to any Letter of Credit issued on the Closing Date) and 7 shall not then be satisfied to the extent required thereby, then, subject to the terms and conditions hereof, the Letter of Credit Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Letter of Credit Issuer’s usual and customary business practices.

(d)                                 If the Borrower so requests in any Letter of Credit Request, the Letter of Credit Issuer shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto Extension Letter of Credit”); provided that any such Auto Extension Letter of Credit must permit the Letter of Credit Issuer to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof and the Borrower not later than a day (the “Non-Extension Notice Date”) in each such 12-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Letter of Credit Issuer, the Borrower shall not be required to make a specific request to the Letter of Credit Issuer for any such extension. Once an Auto Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Letter of Credit Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Facility Maturity Date, unless otherwise agreed upon by the Revolver Administrative Agent and the Letter of Credit Issuer; provided, however, that the Letter of Credit Issuer shall not permit any such extension if (A) the Letter of Credit Issuer has reasonably determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (b) of Section 3.1 or otherwise), or (B) it has received written notice on or before the day that is seven Business Days before the Non-Extension Notice Date from the Revolver Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Sections 6 and 7 are not then satisfied, and in each such case directing the Letter of Credit Issuer not to permit such extension.

(e)                                  Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Letter of Credit Issuer will also deliver to the Borrower and the Revolver Administrative Agent a true and complete copy of such Letter of Credit or amendment. On the first day of each month, the Letter of Credit Issuer shall provide the Revolver Administrative Agent a list of all Letters of Credit issued by it that are outstanding at such time.

(f)                                   The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).

3.3.                            Letter of Credit Participations.

(a)                                 Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each Revolving Credit Lender (each such Revolving Credit Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Revolving Credit Commitment Percentage in each Letter of Credit, each substitute therefor, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto; provided that the Letter of Credit Fees will be paid directly to the Revolver Administrative Agent for the ratable account of the L/C Participants as provided in Section 4.1(b) and the L/C Participants shall have no right to receive any portion of any Fronting Fees.

(b)                                 In determining whether to pay under any Letter of Credit, the relevant Letter of Credit Issuer shall have no obligation relative to the L/C Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the relevant Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct as determined in the final non- appealable judgment of a court of competent jurisdiction, shall not create for the Letter of Credit Issuer any resulting liability.

(c)                                  In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrower shall not have repaid such amount in full to the respective Letter of Credit Issuer through the Revolver Administrative Agent pursuant to Section 3.4(a), the Revolver Administrative Agent shall promptly notify each L/C Participant of such failure, and each L/C Participant shall promptly and unconditionally pay to the Revolver Administrative Agent for the account of the Letter of Credit Issuer, the amount of such L/C Participant’s Revolving Credit Commitment Percentage of the Dollar Equivalent of such unreimbursed payment in Dollars and in immediately available funds. If and to the extent such L/C Participant shall not have so made its Revolving Credit Commitment Percentage of the amount of such payment available to the Revolver Administrative Agent for the account of the Letter of Credit Issuer, such L/C Participant agrees to pay to the Revolver Administrative Agent for the account of the Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Revolver Administrative Agent for the account of the Letter of Credit Issuer at a rate per annum equal to the Overnight Rate from time to time then in effect, plus any administrative, processing or similar fees that are reasonably and customarily charged by the Letter of Credit Issuer in connection with the foregoing. The failure of any L/C Participant to make available to the Revolver Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Revolver Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Revolver Administrative Agent such other L/C Participant’s Revolving Credit Commitment Percentage of any such payment.

(d)                                 Whenever the Revolver Administrative Agent receives a payment from the Borrower in respect of an unpaid reimbursement obligation as to which the Revolver Administrative Agent has received for the account of the Letter of Credit Issuer any payments from the L/C Participants pursuant to clause (c) above, the Revolver Administrative Agent shall promptly pay to each L/C Participant that has paid its Revolving Credit Commitment Percentage of such reimbursement obligation, in Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the Dollar Equivalent of the amount so paid in respect of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations at the Overnight Rate.

(e)                                  The obligations of the L/C Participants to make payments to the Revolver Administrative Agent for the account of a Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances.

(f)                                   If any payment received by the Revolver Administrative Agent for the account of a Letter of Credit Issuer pursuant to Section 3.4(a) is required to be returned under any of the circumstances described in Section 3.4(c) (including pursuant to any settlement entered into by such Letter of Credit Issuer in its discretion), each Lender shall pay to the Revolver Administrative Agent for the account of such Letter of Credit Issuer its Revolving Credit Commitment Percentage thereof on demand of the Revolver Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

3.4.                            Agreement to Repay Letter of Credit Drawings.

(a)                                 The Borrower hereby agrees to reimburse the Letter of Credit Issuer, by making payment with respect to any drawing under any Letter of Credit to the Revolver Administrative Agent in the same currency in which such drawing was made unless the Letter of Credit Issuer (at its option) shall have specified in the notice of drawing that it will require reimbursement in Dollars. In the case of any reimbursement in Dollars of a drawing of a Letter of Credit denominated in an Alternative Currency, the Letter of Credit Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Any such reimbursement shall be made by the Borrower to the Revolver Administrative Agent in immediately available funds for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit (each such amount so paid until reimbursed, an “Unpaid Drawing”) no later than the date that is one Business Day after the date on which the Borrower receives written notice of such payment or disbursement (the “Reimbursement Date”), with interest on the amount so paid or disbursed by the Letter of Credit Issuer, to the extent not reimbursed prior to 5:00 p.m. (New York City time) on the Reimbursement Date, from the Reimbursement Date to the date the Letter of Credit Issuer is reimbursed therefor at a rate per annum that shall at all times be the Applicable

Margin for ABR Loans that are Revolving Credit Loans plus the ABR as in effect from time to time, provided that, notwithstanding anything contained in this Agreement to the contrary, (i) unless the Borrower shall have notified the Revolver Administrative Agent and the relevant Letter of Credit Issuer prior to 1:00 p.m. (New York City time) on the Reimbursement Date that the Borrower intends to reimburse the relevant Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, the Borrower shall be deemed to have given a Notice of Borrowing requesting that, with respect to Letters of Credit, the Revolving Credit Lenders make Revolving Credit Loans (which shall be denominated in Dollars and which shall be ABR Loans) on the Reimbursement Date in the amount, or Dollar Equivalent of the amount, as applicable, of such drawing and (ii) the Revolver Administrative Agent shall promptly notify each L/C Participant of such drawing and the amount of its Revolving Credit Loan to be made in respect thereof, and each L/C Participant shall be irrevocably obligated to make a Revolving Credit Loan to the Borrower in Dollars in the manner deemed to have been requested in the amount of its Revolving Credit Commitment Percentage of the applicable Unpaid Drawing by 2:00 p.m. (New York City time) on such Reimbursement Date by making the amount of such Revolving Credit Loan available to the Revolver Administrative Agent. Such Revolving Credit Loans shall be made without regard to the Minimum Borrowing Amount. The Revolver Administrative Agent shall use the proceeds of such Revolving Credit Loans solely for purpose of reimbursing the Letter of Credit Issuer for the related Unpaid Drawing. In the event that the Borrower fails to Cash Collateralize any Letter of Credit that is outstanding on the L/C Facility Maturity Date, the full amount of the Letters of Credit Outstanding in respect of such Letter of Credit shall be deemed to be an Unpaid Drawing subject to the provisions of this Section 3.4 except that the Letter of Credit Issuer shall hold the proceeds received from the L/C Participants as contemplated above as cash collateral for such Letter of Credit to reimburse any Unpaid Drawing under such Letter of Credit and shall use such proceeds first, to reimburse itself for any Unpaid Drawings made in respect of such Letter of Credit following the L/C Facility Maturity Date, second, to the extent such Letter of Credit expires or is returned undrawn while any such cash collateral remains, to the repayment of obligations in respect of any Revolving Credit Loans that have not been paid at such time and third, to the Borrower or as otherwise directed by a court of competent jurisdiction. Nothing in this Section 3.4(a) shall affect the Borrower’s obligation to repay all outstanding Revolving Credit Loans when due in accordance with the terms of this Agreement.

(b)                                 The obligation of the Borrower to reimburse the Letter of Credit Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii)                                  the existence of any claim, set off, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Revolver Administrative Agent, the Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              waiver by the Letter of Credit Issuer of any requirement that exists for the Letter of Credit Issuer’s protection and not the protection of the Borrower (or a Restricted Subsidiary) or any waiver by the Letter of Credit Issuer which does not in fact materially prejudice the Borrower (or a Restricted Subsidiary);

(v)                                 any payment made by the Letter of Credit Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the Uniform Commercial Code, the ISP or the UCP, as applicable;

(vi)                              any payment by the Letter of Credit Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Letter of Credit Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under the Bankruptcy Code;

(vii)                           honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(viii)                        any adverse change in any relevant exchange rates or in the relevant currency markets generally; or

(ix)                              any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower (or a Restricted Subsidiary) (other than the defense of payment or performance).

(c)                                  The Borrower shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by the Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer as determined in the final non-appealable judgment of a court of competent jurisdiction.

3.5.                            Increased Costs. If after the Closing Date, the adoption of any applicable law, treaty, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by the Letter of Credit Issuer or any L/C Participant with any request or directive made or adopted after the Closing Date (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (x) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by the Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein, or (y) impose on the Letter of Credit Issuer or any L/C Participant any other conditions or costs affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the actual cost to the Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the actual amount of any sum received or receivable by the Letter of Credit Issuer or such L/C Participant hereunder (including any increased costs or reductions attributable to Taxes, other than any increase or reduction attributable to Indemnified Taxes, Excluded Taxes or Other Taxes) in respect of Letters of Credit or L/C Participations therein, then, promptly after receipt of written demand to the Borrower by the Letter of Credit Issuer or such L/C Participant, as the case may be (a copy of which notice shall be sent by the Letter of Credit Issuer or such L/C Participant to the Revolver Administrative Agent (with respect to a Letter of Credit issued on account of the Borrower (or a Restricted Subsidiary))), the Borrower shall pay to the Letter of Credit Issuer or such L/C Participant such actual additional amount or amounts as will compensate the Letter of Credit Issuer or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that the Letter of Credit Issuer or an L/C Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the Closing Date. A certificate submitted to the Borrower by the relevant Letter of Credit Issuer or an L/C Participant, as the case may be (a copy of which certificate shall be sent by the Letter of Credit Issuer or such L/C Participant to the Revolver Administrative Agent), setting forth in reasonable detail the basis for the determination of such actual additional amount or amounts necessary to compensate the Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error. The obligations of the Borrower under this Section 3.5 shall survive the payment in full of the Obligations and the termination of this Agreement.

3.6.                            New or Successor Letter of Credit Issuer.

(a)                                 Any Letter of Credit Issuer may resign as a Letter of Credit Issuer upon 60 days’ prior written notice to the Revolver Administrative Agent, the Lenders and the Borrower. The Borrower may replace any Letter of Credit Issuer for any reason upon written notice to the Revolver Administrative Agent and such Letter of Credit Issuer. The Borrower may add Letter of Credit Issuers at any time upon notice to the Revolver Administrative Agent. If any Letter of Credit Issuer shall resign or be replaced, or if the Borrower shall decide to add a new Letter of Credit Issuer under this Agreement, then the Borrower may appoint from among the Lenders a successor issuer of Letters of Credit or a new Letter of Credit Issuer, as the case may be, or, with the consent of the Revolver Administrative Agent (such consent not to be unreasonably withheld), another successor or new issuer of Letters of Credit, whereupon such successor issuer accepting such appointment shall succeed to the rights, powers and duties of the replaced or resigning Letter of Credit Issuer under this Agreement and the other Credit Documents, or such new issuer of Letters of Credit accepting such appointment shall be granted the rights, powers and duties of a Letter of Credit Issuer hereunder, and the term Letter of Credit Issuer shall include such successor or such new issuer of Letters of Credit effective upon such appointment. At the time such resignation or replacement shall become effective, the Borrower shall pay to the resigning or replaced Letter of Credit Issuer all accrued and unpaid fees applicable to the Letters of Credit pursuant to Sections 4.1(b) and 4.1(d). The acceptance of any appointment as a Letter of Credit Issuer hereunder whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form reasonably satisfactory to the Borrower and the Revolver Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become a Letter of Credit Issuer hereunder. After the resignation or replacement of a Letter of Credit Issuer hereunder, the resigning or replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Letter of Credit Issuer replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Borrower shall cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Letter of Credit Issuer, to issue “back stop” Letters of Credit naming the resigning or replaced Letter of Credit Issuer as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Letter of Credit Issuer, which new Letters of Credit shall be denominated in the same currency as, and shall have a face amount equal to, the Letters of Credit being backstopped and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding backstopped Letters of Credit. After any resigning or replaced Letter of Credit Issuer’s resignation or replacement as Letter of Credit Issuer, the provisions of this Agreement relating to the Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was the Letter of Credit Issuer under this Agreement or (B) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.

(b)                                 To the extent there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including, without limitation, any obligations related to the payment of Fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.

3.7.                            Role of Letter of Credit Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuer, the Revolver Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the Letter of Credit Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Revolving Credit Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in the final non- appealable judgment of a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuit of such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuers, the Revolver Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of any Letter of Credit Issuer shall be liable or responsible for any of the matters described in Section 3.3(b); provided that anything in such Section to the contrary notwithstanding, the Borrower may have a claim against a Letter of Credit Issuer, and a Letter of Credit Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Letter of Credit Issuer’s willful misconduct or gross negligence or such Letter of Credit Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit in each case as determined in the final non-appealable judgment of a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

The Letter of Credit Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

3.8.                            Cash Collateral.

(a)                                 Certain Credit Support Events. Upon the written request of the Revolver Administrative Agent or the Letter of Credit Issuer, if (i) as of the L/C Facility Maturity Date, any L/C Obligation for any reason remains outstanding, (ii) the Borrower shall be required to provide Cash Collateral pursuant to Section 11.13, or (iii) the provisions of Section 2.16(a)(v) are in effect, the Borrower shall immediately (in the case of clause (ii) above) or within one Business Day (in all other cases) following any written request by the Revolver Administrative Agent or the Letter of Credit Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iii) above, after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)                                 Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subject to the control of) the Revolver Administrative Agent, for the benefit of the Revolver Administrative Agent, the Letter of Credit Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein as described in Section 3.8(a), and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 3.8(c). If at any time the Revolver Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Revolver Administrative Agent or the Letter of Credit Issuer as herein provided, other than Permitted Liens, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount (including, without limitation, as a result of exchange rate fluctuations), the Borrower will, promptly upon written demand by the Revolver Administrative Agent, pay or provide to the Revolver Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. Cash Collateral shall be maintained in blocked, interest bearing deposit accounts with the Revolver Administrative Agent. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)                                  Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 3.8 or Sections 2.16, 5.2, or 11.13 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)                                 Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 13.6(b)(ii)) or there is no longer existing an Event of Default) or (ii) the determination by the Revolver Administrative Agent and the Letter of Credit Issuer that there exists excess Cash Collateral.

3.9.                            Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Letter of Credit Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the Letter of Credit Issuer shall not be responsible to the Borrower for, and the Letter of Credit Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Letter of Credit Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the applicable law or any order of a jurisdiction where the Letter of Credit Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

3.10.                     Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control and any grant of security interest in any Issuer Documents shall be void.

3.11.                     Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary (other than the Borrower), the Borrower shall be obligated to reimburse the Letter of Credit Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any other Restricted Subsidiaries inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of the other Restricted Subsidiaries.

3.12.                     Provisions Related to Extended Revolving Credit Commitments. If the Letter of Credit Expiration Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if consented to by the Letter of Credit Issuer which issued such Letter of Credit, if one or more other tranches of Revolving Credit Commitments in respect of which the Letter of Credit Expiration Date shall not have so occurred are then in effect, such Letters of Credit for which consent has been obtained shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Sections 3.3 and 3.4) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non- terminating tranches up to an aggregate amount not to exceed the aggregate amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 3.8. Upon the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Letters of Credit may be reduced as agreed between the Letter of Credit Issuer and the Borrower, without the consent of any other Person.

Section 4.                                           Fees

4.1.                            Fees.

(a)                                 Without duplication, the Borrower agrees to pay to the Revolver Administrative Agent in Dollars, for the account of each Revolving Credit Lender (in each case pro rata according to the respective Revolving Credit Commitments of all such Lenders), a commitment fee (the “Commitment Fee”) for each day from the Closing Date to the Revolving Credit Termination Date. Each Commitment Fee shall be payable (x) quarterly in arrears on the last Business Day of each March, June, September and December (for the quarterly period (or portion thereof) ended on such day for which no payment has been received) and (y) on the Revolving Credit Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (x) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the Available Commitment in effect on such day.

(b)                                 Without duplication, the Borrower agrees to pay to the Revolver Administrative Agent in Dollars for the account of the Revolving Credit Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of the Dollar Equivalent face amount of each Letter of Credit (the “Letter of Credit Fee”), for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit computed at the per annum rate for each day equal to the Applicable Margin for Revolving Credit Loans that are LIBOR Loans less the Fronting Fee set forth in clause (d) below. Except as provided below, such Letter of Credit Fees shall be due and payable (x) quarterly in arrears on the last Business Day of each March, June, September and December and (y) on the date upon which the Total Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.

(c)                                  Without duplication, the Borrower agrees to pay to the Administrative Agents in Dollars, for its own account, administrative agent fees as have been previously agreed in writing or as may be agreed in writing from time to time.

(d)                                 Without duplication, the Borrower agrees to pay to the Letter of Credit Issuer a fee in Dollars in respect of each Letter of Credit issued by it to the Borrower (the “Fronting Fee”) (i) with respect to each commercial Letter of Credit, at the rate of 0.125% per annum, computed on the amount of such Letter of Credit, and (ii) with respect to each standby Letter of Credit, for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit, computed at the rate for each day equal to 0.125% per annum on the average daily Stated Amount of such Letter of Credit (or at such other rate per annum as agreed in writing between the Borrower and the Letter of Credit Issuer). Such Fronting Fees shall be due and payable (x) quarterly in arrears on the last Business Day of each March, June, September and December and (y) on the date upon which the Total Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.

(e)                                  Without duplication, the Borrower agrees to pay directly to the Letter of Credit Issuer in Dollars upon each issuance or renewal of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as the Letter of Credit Issuer and the Borrower shall have agreed upon for issuances or renewals of, drawings under or amendments of, letters of credit issued by it.

(f)                                   Notwithstanding the foregoing, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 4.1.

4.2.                            Voluntary Reduction of Revolving Credit Commitments. Upon at least two Business Days’ prior written notice to the Revolver Administrative Agent at the Revolver Administrative Agent’s Office (which notice the Revolver Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Revolving Credit Commitments in whole or in part; provided that (a) any such reduction shall apply proportionately and permanently to reduce the Revolving Credit Commitment of each of the Lenders of any applicable Class, except that (i) notwithstanding the foregoing, in connection with the establishment on any date of any Extended Revolving Credit Commitments pursuant to Section 2.14(g), the Revolving Credit Commitments of any one or more Lenders providing any such Extended Revolving Credit Commitments on such date shall be reduced in an amount equal to the amount of Revolving Credit Commitments so extended on such date (provided that (x) after giving effect to any such reduction and to the repayment of any Revolving Credit Loans made on such date, the Revolving Credit Exposure of any such Lender does not exceed the Revolving Credit Commitment thereof and (y) for the avoidance of doubt, any such repayment of Revolving Credit Loans contemplated by the preceding clause shall be made in compliance with the requirements of Section 5.3(a) with respect to the ratable allocation of payments hereunder, with such allocation being determined after giving effect to any conversion pursuant to Section 2.14(g) of Revolving Credit Commitments and Revolving Credit Loans into Extended Revolving

Credit Commitments and Extended Revolving Credit Loans pursuant to Section 2.14(g) prior to any reduction being made to the Revolving Credit Commitment of any other Lender) and (ii) the Borrower may at its election permanently reduce the Revolving Credit Commitment of a Defaulting Lender to $0 without affecting the Revolving Credit Commitments of any other Lender, (b) any partial reduction pursuant to this Section 4.2(a) shall be in the amount of at least $5,000,000, and (c) after giving effect to such termination or reduction and to any prepayments of the Loans made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Revolving Credit Exposures shall not exceed the Total Revolving Credit Commitment and the aggregate amount of the Lenders’ Revolving Credit Exposures in respect of any Class shall not exceed the aggregate Revolving Credit Commitment of such Class.

4.3.                            Mandatory Termination of Commitments.

(a)                                 The Initial Term Loan Commitments shall terminate at 5:00 p.m. (New York City time) on the Closing Date.

(b)                                 The Revolving Credit Commitment shall terminate at 5:00 p.m. (New York City time) on the Revolving Credit Maturity Date.

(c)                                  The Swingline Commitment shall terminate at 5:00 p.m. (New York City time) on the Swingline Maturity Date.

(d)                                 The New Term Loan Commitment for any Series shall, unless otherwise provided in the applicable Joinder Agreement, terminate at 5:00 p.m. (New York City time) on the Increased Amount Date for such Series.

Section 5.                                           Payments

5.1.                            Voluntary Prepayments.

(a)                                 The Borrower shall have the right to prepay Term Loans, Revolving Loans and Swingline Loans, as applicable, other than as set forth in Section 5.1(b), without premium or penalty, in whole or in part from time to time on the following terms and conditions: (1) the Borrower shall give the applicable Administrative Agent at the applicable Administrative Agent’s Office written notice (or such other form of notice as may be agreed by the applicable Administrative Agent) of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than 12:00 noon (New York City time) (i) in the case of LIBOR Loans denominated in Dollars, three Business Days prior to, (ii) in the case of LIBOR Loans denominated in an Alternative Currency, four Business Days (or five Business Days, in the case of Special Notice Currencies) prior to, (iii) in the case of ABR Loans (other than Swingline Loans), on the same Business Day or (iv) in the case of Swingline Loans, on the date of such prepayment and shall promptly be transmitted by the applicable Administrative Agent to each of the Lenders or the Swingline Lender, as applicable; (2) each partial prepayment of (i) any Borrowing of LIBOR Loans denominated in Dollars or any Alternative Currency other than Euro shall be in a minimum amount of the Dollar Equivalent of $2,500,000 and in multiples of the Dollar Equivalent of $500,000 in excess thereof, (ii) any ABR Loans (other than Swingline Loans) shall be in a minimum amount of $1,000,000 and in multiples of $100,000 in excess thereof, (iii) any Loans denominated in Euro shall be in a minimum amount of €2,500,000 and in multiples of €500,000 in excess thereof and (iv) Swingline Loans shall be in a minimum amount of $100,000 and in multiples of $100,000 in excess thereof, provided that no partial prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount for such LIBOR Loans; and (3) in the case of any prepayment of LIBOR Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto, the Borrower shall, promptly after receipt of a written request by any applicable Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the applicable Administrative Agent for the account of such Lender any amounts required pursuant to Section 2.11. Each prepayment in respect of any Term Loans pursuant to this Section 5.1 shall be (a) applied to the Class or Classes of Term Loans as the Borrower may specify and (b) applied to reduce Initial Term Loan Repayment Amounts, any New Term Loan Repayment Amounts, and, subject to Section 2.14(g), Extended Term Loan Repayment Amounts, as the case may be, in each case, in such order as the Borrower may specify. At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Term Loan or Revolving Credit Loan of a Defaulting Lender.

(b)                                 In the event that, on or prior to the six-month anniversary of the Closing Date, the Borrower (i) makes any prepayment of Initial Term Loans in connection with any Repricing Transaction the primary purpose of which is to decrease the Effective Yield on such Initial Term Loans or (ii) effects any amendment of this Agreement resulting in a Repricing Transaction the primary purpose of which is to decrease the Effective Yield on the Initial Term Loans, the Borrower shall pay to the Term Administrative Agent, for the ratable account of each of the applicable Lenders, (x) in the case of clause (i), a prepayment premium of 1.00% of the principal amount of the Initial Term Loans being prepaid in connection with such Repricing Transaction and (y) in the case of clause (ii), an amount equal to 1.00% of the aggregate amount of the applicable Initial Term Loans outstanding immediately prior to such amendment that are subject to an effective pricing reduction pursuant to such Repricing Transaction.

5.2.                            Mandatory Prepayments.

(a)                                 Term Loan Prepayments.

(i)                                     On each occasion that a Prepayment Event occurs, the Borrower shall, within three Business Days after receipt of the Net Cash Proceeds of a Debt Incurrence Prepayment Event (other than one covered by clause (iii) below) and within ten Business Days after the occurrence of any other Prepayment Event (or, in the case of Deferred Net Cash Proceeds, within ten Business Days after the Deferred Net Cash Proceeds Payment Date), prepay, in accordance with clause (c) below, Term Loans with an equivalent principal amount equal to 100% of the Net Cash Proceeds from such Prepayment Event; provided, that, other than in the case of a Debt Incurrence Prepayment Event, the percentage in this Section 5.2(a)(i) shall be reduced to 50% if the First Lien Leverage Ratio on the date of prepayment (prior to giving effect thereto) for the most recent Test Period ended prior to such prepayment date is less than or equal to 4.50:1.00; provided further, that, with respect to the Net Cash Proceeds of an Asset Sale Prepayment Event, Casualty Event or Permitted Sale Leaseback, in each case solely to the extent with respect to any Collateral, the Borrower may use a portion of such Net Cash Proceeds to prepay or repurchase Permitted Other Indebtedness (and with such prepaid or repurchased Permitted Other Indebtedness permanently extinguished) with a Lien on the Collateral ranking equal with the Liens securing the Obligations to the extent any applicable Permitted Other Indebtedness Document requires the issuer of such Permitted Other Indebtedness to prepay or make an offer to purchase such Permitted Other Indebtedness with the proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (x) the amount of such Net Cash Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of the Permitted Other Indebtedness with a Lien on the Collateral ranking equal with the Liens securing the Obligations and with respect to which such a requirement to prepay or make an offer to purchase exists and the denominator of which is the sum of the outstanding principal amount of such Permitted Other Indebtedness and the outstanding principal amount of Term Loans.

(ii)                                  Not later than ten Business Days after the date on which financial statements are required to be delivered pursuant to Section 9.1(a) for any fiscal year (commencing with and including the fiscal year ending December 31, 2018), the Borrower shall prepay (or cause to be prepaid), in accordance with clause (c) below, Term Loans with a principal amount equal to (x) 50% of Excess Cash Flow for such fiscal year; provided that (A) the percentage in this Section 5.2(a)(ii) shall be reduced to 25% if the First Lien Leverage Ratio on the date of prepayment (prior to giving effect thereto but giving effect to any prepayment described in clause (y) below and as certified by an Authorized Officer of the Borrower) for the most recent Test Period ended prior to such prepayment date is less than or equal to 4.25 to 1.00 but greater than 3.75 to 1.00, and (B) no payment of any Term Loans shall be required under this Section 5.2(a)(ii) if the First Lien Leverage Ratio on the date of prepayment (prior to giving effect thereto but giving effect to any prepayment described in clause (y) below and as certified by an Authorized Officer of the Borrower) for the most recent Test Period ended prior to such prepayment date is less than or equal to 3.75 to 1.00, minus (y) the principal amount of Term Loans voluntarily prepaid pursuant to Section 5.1 or Section 13.6(h) (in each case, including purchases of the Loans by the Borrower and its Subsidiaries at or below par, in which case the amount of voluntary prepayments of Loans shall be deemed not to exceed the actual purchase price of such Loans below par) and, to the extent accompanied by permanent optional reductions of Revolving Commitments, Revolving Credit Loans, in each case during such fiscal year or after such fiscal year and prior to the date of the required Excess Cash Flow payment and other than to the extent any such prepayment is funded with the proceeds of Funded Debt.

(iii)                               On each occasion that Permitted Other Indebtedness is issued or incurred pursuant to Section 10.1(w), the Borrower shall within three Business Days of receipt of the Net Cash Proceeds of such Permitted Other Indebtedness prepay, in accordance with clause (c) below, Term Loans with a principal amount equal to 100% of the Net Cash Proceeds from such issuance or incurrence of Permitted Other Indebtedness.

(iv)                              Notwithstanding anything to the contrary in this Section 5.2, (A) to the extent that any or all of the Net Cash Proceeds of any Prepayment Event by a Subsidiary that is not a Credit Party giving rise to a prepayment pursuant to clause (i) or Excess Cash Flow are prohibited or delayed by any Requirements of Law from being repatriated to the Credit Parties, an amount equal to the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in clauses (i) and (ii) above, as the case may be, but only so long, as the applicable Requirements of Law will not permit repatriation to the Credit Parties (the Credit Parties hereby agreeing to cause the applicable Subsidiary to promptly take all actions reasonably required by the applicable Requirements of Law to permit repatriation), and once a repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable Requirements of Law, an amount equal to such Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than ten Business Days after such repatriation is permitted) applied (net of any taxes that would be payable or reserved against if such amounts were actually repatriated whether or not they are repatriated) to the repayment of the Loans pursuant to clauses (i) and (ii) above, as applicable, and (B) mandatory prepayments required to be made pursuant to clauses (i) and (ii) above shall be limited to the extent that and for so long as such prepayment requirement, in the good faith determination of the Borrower, arises out of an Asset Sale Prepayment Event (in the case of clause (i)) or Excess Cash Flow (in the case of clause (ii)), and, in each case, the Borrower determines that such prepayment would result in material adverse tax consequences related to the repatriation of funds in connection therewith by Foreign Subsidiaries. For the avoidance of doubt, nothing in this Agreement, including this Section 5, shall be construed to require any Subsidiary to repatriate cash.

(b)                                 Repayment of Revolving Credit Loans. (i) Subject to clause (ii) of this Section 5.2(b), if on any date the aggregate amount of the Lenders’ Revolving Credit Exposures in respect of any Class of Revolving Loans for any reason exceeds the Revolving Commitment for such Class of Revolving Loans at such time, the Borrower shall forthwith repay on such date Revolving Loans of such Class in an amount equal to such excess. If after giving effect to the prepayment of all outstanding Revolving Loans of such Class, the Revolving Credit Exposures of such Class exceed the Revolving Commitment of such Class then in effect, the Borrower shall Cash Collateralize the letters of credit Outstanding in relation to such Class to the extent of such excess.

(ii)                                  If on any date the aggregate amount of the Lenders’ Multicurrency Exposures (collectively, the “Aggregate Multicurrency Exposures”) for any reason exceeds 105% of the Multicurrency Sublimit as then in effect, the Borrower shall forthwith repay on such date Revolving Credit Loans denominated in Alternative Currencies in a principal amount such that, after giving effect to such repayment, the Aggregate Multicurrency Exposures do not exceed 100% of the Multicurrency Sublimit. If, after giving effect to the prepayment of all outstanding Revolving Credit Loans denominated in Alternative Currencies, the Aggregate Multicurrency Exposures exceed 100% of the Multicurrency Sublimit, the Borrower shall Cash Collateralize the Letters of Credit Outstanding in respect of Letters of Credit denominated in Alternative Currencies to the extent of such excess.

(c)                                  Application to Repayment Amounts. Subject to Section 5.2(f), each prepayment of Term Loans required by Section 5.2(a)(i) or (ii) shall be allocated pro rata among the Initial Term Loans, the New Term Loans and the Extended Term Loans based on the applicable remaining Repayment Amounts due thereunder and shall be applied within each Class of Term Loans in respect of such Term Loans in direct order of maturity thereof or as otherwise directed by the Borrower; provided that if any Class of Extended Term Loans have been established hereunder, the Borrower may allocate such prepayment in its sole discretion to the Term Loans of the Existing Term Loan Class, if any, from which such Extended Term Loans were converted (except, as to Term Loans made pursuant to a Joinder Agreement, as otherwise set forth in such Joinder Agreement, or as to a Replacement Term Loan). Subject to Section 5.2(f), with respect to each such prepayment, the Borrower will, not later than the date specified in Section 5.2(a) for making such prepayment, give the Term Administrative Agent written notice which shall include a calculation of the amount of such prepayment to be applied to each Class of Term Loans requesting that the Term Administrative Agent provide notice of such prepayment to each Initial Term Loan Lender, New Term Loan Lender or Lender of Extended Term Loans, as applicable.

(d)                                 Application to Term Loans. With respect to each prepayment of Term Loans required by Section 5.2(a), the Borrower may, if applicable, designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made; provided that if any Lender has provided a Rejection Notice in compliance with Section 5.2(f), such prepayment shall be applied with respect to the Term Loans to be prepaid on a pro rata basis across all outstanding Types of such Term Loans in proportion to the percentage of such outstanding Term Loans to be prepaid represented by each such Class. In the absence of a Rejection Notice or a designation by the Borrower as described in the preceding sentence, the Term Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(e)                                  Application to Revolving Credit Loans. With respect to each prepayment of Revolving Loans, the Borrower may designate (i) the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (ii) the Revolving Loans to be prepaid, provided that no prepayment of Revolving Loans shall be applied to the Revolving Loans of any Defaulting Lender unless otherwise agreed in writing by the Borrower. In the absence of a designation by the Borrower as described in the preceding sentence, the Revolver Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(f)                                   Rejection Right. The Borrower shall notify the Term Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to Section 5.2(a) at least three Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Term Administrative Agent will promptly notify each Lender holding Term Loans of the contents of such prepayment notice and of such Lender’s pro rata share of the prepayment. Each Term Loan Lender may reject all (but not less than all) of its pro rata share of any mandatory prepayment other than any such mandatory prepayment with respect to a Debt Incurrence Prepayment Event under Section 5.2(a)(i) or Permitted Other Indebtedness under Section 5.2(a)(iii) (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to Section 5.2(a) by providing written notice (each, a “Rejection Notice”) to the Term Administrative Agent no later than 5:00 p.m. (New York City time) one Business Day after the date of such Lender’s receipt of notice from the Term Administrative Agent regarding such prepayment. If a Lender fails to deliver a Rejection Notice to the Term Administrative Agent within the time frame specified above, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds remaining after offering such Declined Proceeds to the Lenders in accordance with the terms hereof and subject to prepayment provisions in the Second Lien Credit Agreement shall be retained by the Borrower (“Retained Declined Proceeds”).

5.3.                            Method and Place of Payment.

(a)                                 Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the applicable Administrative Agent for the ratable account of the Lenders entitled thereto (or, in the case of Swingline Loans, to the Swingline Lender) or the Letter of Credit Issuer entitled thereto, as the case may be, not later than 2:00 p.m. (New York City time) (or, in the case of Loans denominated in Alternative Currencies, not later than the local time in the place of settlement for such Alternative Currency as may be determined by the applicable Administrative Agent), in each case on the date when due and shall be made in immediately available funds at the applicable Administrative Agent’s Office with respect to the applicable currency or at such other office as such Administrative Agent shall specify for such purpose by notice to the Borrower (or, in the case of the Swingline Loans, at such office as the Swingline Lender shall specify for such purpose by notice to the Borrower), it being understood that written or facsimile notice by the Borrower to the applicable Administrative Agent to make a payment from the funds in the Borrower’s account at the applicable Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder shall be made in the currency in which such Loans are denominated and all other payments under each Credit Document shall, unless otherwise specified in such Credit Document, be made in Dollars. The applicable Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by such Administrative Agent prior to 2:00 p.m. (New York City time) or, otherwise, on the next Business Day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

(b)                                 Any payments under this Agreement that are made later than 2:00 p.m. (New York City time) (or, in the case of Loans denominated in Alternative Currencies, not later than the local time in the place of settlement for such Alternative Currency as may be determined by the applicable Administrative Agent) may be deemed to have been made on the next succeeding Business Day in the applicable Administrative Agent’s sole discretion (or, in the case of the Swingline Loans, at the Swingline Lender’s sole discretion) for purposes of calculating interest thereon. Except as otherwise provided herein, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4.                            Net Payments.

(a)                                 Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)                                     Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Credit Document shall to the extent permitted by applicable laws be made free and clear of and without reduction or withholding for any Taxes.

(ii)                                  If any Credit Party, either Administrative Agent or any other applicable Withholding Agent shall be required by applicable law to withhold or deduct any Taxes from any payment, then (A) such Withholding Agent shall withhold or make such deductions as are reasonably determined by such Withholding Agent to be required by applicable law, (B) such Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or deductions have been made (including withholding or deductions on account of Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section 5.4) each Lender (or, in the case of a payment to either Administrative Agent for its own account, such Administrative Agent) receives an amount equal to the sum it would have received had no such withholding or deductions been made.

(b)                                 Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or timely reimburse the applicable Administrative Agent or any Lender for the payment of any Other Taxes.

(c)                                  Tax Indemnifications. Without limiting the provisions of subsection (a) or (b) above, the Borrower shall indemnify each Administrative Agent and each Lender, and shall make payment in respect thereof within 15 days after demand therefor, for the full amount of Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) payable or paid by, or required to be deducted or withheld from a payment to such Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability (along with a written statement setting forth in reasonable detail the basis and calculation of such amounts) delivered to the Borrower by a Lender, or by an Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. If the Borrower reasonably believes that any such Indemnified Taxes or Other Taxes were not correctly or legally asserted, each Administrative Agent and/or each affected Lender will use reasonable efforts to cooperate with the Borrower in pursuing a refund of such Indemnified Taxes or Other Taxes so long as such efforts would not, in the sole determination of the affected Administrative Agent or affected Lender, result in any additional costs, expenses or risks or be otherwise disadvantageous to it.

(d)                                 Evidence of Payments. After any payment of Taxes by any Credit Party or the applicable Administrative Agent to a Governmental Authority as provided in this Section 5.4, the Borrower shall deliver to such Administrative Agent or such Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or such Administrative Agent, as the case may be.

(e)                                  Status of Lenders and Tax Documentation.

(i)                                     Each Lender shall deliver to the Borrower and to the applicable Administrative Agent, at such time or times reasonably requested by the Borrower or such Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or such Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Credit Party pursuant to any Credit Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. Any documentation and information required to be delivered by a Lender pursuant to this Section 5.4(e) (including any specific documentation set forth in subsection (ii) below) shall be delivered by such Lender (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before any date on which such documentation expires or becomes obsolete or invalid, (iii) after the occurrence of any change in the Lender’s circumstances requiring a change in the most recent documentation previously delivered by it to the Borrower and the applicable Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or such Administrative Agent, and each such Lender shall promptly notify in writing the Borrower and such Administrative Agent if such Lender is no longer legally eligible to provide any documentation previously provided.

(ii)                                  Without limiting the generality of the foregoing:

(A)                               any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the applicable Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrower or such Administrative Agent as will enable the Borrower or such Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements;

(B)                               each Non-U.S. Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. federal withholding tax with respect to any payments hereunder or under any other Credit Document shall deliver to the Borrower and the applicable Administrative Agent (in such number of copies as shall be requested by the recipient) whichever of the following is applicable:

(1)                                 executed originals of Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or any applicable successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(2)                                 executed originals of Internal Revenue Service Form W-8ECI (or any successor form thereto);

(3)                                 in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, substantially in the form of Exhibit J-1, J-2, J-3 or J-4, as applicable, (a “Non-Bank Tax Certificate”), to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments under any Credit

Document are effectively connected with such Non-U.S. Lender’s conduct of a United States trade or business and (y) executed originals of Internal Revenue Service Form W- 8BEN or Form W-8BEN-E (or any applicable successor form);

(4)                                 where such Lender is a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner (e.g., where such Lender has sold a participation), Internal Revenue Service Form W-8IMY (or any successor thereto) and all required supporting documentation (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the portfolio interest exemption, a Non- Bank Tax Certificate of such beneficial owner(s)) (provided that, if the Non-U.S. Lender is a partnership and not a participating Lender, the Non-Bank Tax Certificate(s) may be provided by the Non-U.S. Lender on behalf of the direct or indirect partner(s)); or

(5)                                 executed originals of any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable laws to permit the Borrower or the applicable Administrative Agent to determine the withholding or deduction required to be made;

(C)                               if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the applicable Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or such Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or such Administrative Agent as may be necessary for the Borrower and such Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and

(D)

(1)                                 If an Administrative Agent is a “United States person” (as defined in Section 7701(a)(30) of the Code), it shall provide the Borrower with two duly completed original copies of Internal Revenue Service Form W-9.

(2)                                 If an Administrative Agent is not a “United States person” (as defined in Section 7701(a)(30) of the Code), it shall deliver to the Borrower on or prior to the date on which it becomes an Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower):

(A)                               Executed originals of Form W-8ECI with respect to any amounts payable to such Administrative Agent for its own account, and

(B)                               Executed originals of Form W-8IMY with respect to any amounts payable to such Administrative Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United

States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. person with respect to such payments (and the Borrower and such Administrative Agent agree to so treat such Administrative Agent as a U.S. person with respect to such payments as contemplated by Section 1.1441-1(b)(2)(iv) of the United States Treasury Regulations).

(iii)                               Notwithstanding anything to the contrary in this Section 5.4, no Lender or either Administrative Agent shall be required to deliver any documentation that it is not legally eligible to deliver.

(f)                                   Treatment of Certain Refunds. If either Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 5.4, such Administrative Agent or such Lender (as applicable) shall promptly pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Credit Parties under this Section 5.4 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) incurred by such Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of such Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Administrative Agent or such Lender in the event such Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. In such event, such Administrative Agent or such Lender, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Administrative Agent or such Lender may delete any information therein that it deems confidential). Notwithstanding anything to the contrary in this paragraph (f), in no event will either Administrative Agent or any Lender be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place either Administrative Agent or any Lender in a less favorable net after-Tax position than such Administrative Agent or any Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require either Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party or any other Person.

(g)                                  For the avoidance of doubt, for purposes of this Section 5.4, the term “applicable law” includes FATCA.

(h)                                 Each party’s obligations under this Section 5.4 shall survive the resignation or replacement of an Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Credit Documents.

5.5.                            Computations of Interest and Fees.

(a)                                 Interest on LIBOR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest on ABR Loans shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b)                                 Fees and the average daily Stated Amount of Letters of Credit shall be calculated on the basis of a 360-day year for the actual days elapsed.

5.6.                            Limit on Rate of Interest.

(a)                                 No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b)                                 Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules, and regulations.

(c)                                  Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest (the “Maximum Rate”), as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8; provided that to the extent lawful, the interest or other amounts that would have been payable but were not payable as a result of the operation of this Section shall be cumulated and the interest payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrower shall be entitled, by notice in writing to the applicable Administrative Agent, to obtain reimbursement on behalf of the Borrower from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

Section 6.                                           Conditions Precedent to Initial Borrowing

The initial Borrowing under this Agreement is subject to the satisfaction of the following conditions precedent, except as otherwise agreed between the Borrower and the Term Administrative Agent.

6.1.                            Credit Documents.

The Term Administrative Agent (or its counsel) shall have received:

(a)                                 this Agreement, executed and delivered by a duly Authorized Officer of the Borrower;

(b)                                 the Guarantee, executed and delivered by a duly Authorized Officer of the Guarantors;

(c)                                  the Pledge Agreement, executed and delivered by a duly Authorized Officer of the Borrower and the Guarantors;

(d)                                 the Security Agreement, executed and delivered by a duly Authorized Officer of the Borrower and the Guarantors; and

(e)                                  the Closing Date Intercreditor Agreement, executed and delivered by a duly Authorized Officer of the Borrower and the Guarantors.

6.2.                            Collateral. Except for any items referred to on Schedule 9.14:

(a)                                 All outstanding equity interests in whatever form of the Borrower and each Restricted Subsidiary that is directly owned by or on behalf of any Credit Party and required to be pledged pursuant to the Security Documents shall have been pledged pursuant thereto;

(b)                                 The Collateral Agent shall have received the certificates representing securities of the Borrower and of each Credit Party’s Wholly-Owned-Restricted Subsidiaries that are Domestic Subsidiaries to the extent required to be delivered under the Security Documents and pledged under the Security Documents to the extent certificated, accompanied by instruments of transfer and undated stock powers or allonges endorsed in blank; and

(c)                                  All Uniform Commercial Code financing statements required to be filed, registered or recorded to create the Liens intended to be created by any Security Document and perfect such Liens to the extent required by such Security Document shall have been delivered to the Collateral Agent, and shall be in proper form, for filing, registration or recording.

6.3.                            Legal Opinions. The Term Administrative Agent (or its counsel) shall have received the executed legal opinion, in customary form, of (a) White & Case LLP, special New York counsel to the Credit Parties, (b) Goulston & Storrs PC, special Massachusetts counsel to the Credit Parties, (c) Ballard Spahr LLP, special Pennsylvania counsel to the Credit Parties and (d) Woods, Fuller, Shultz & Smith P.C., special South Dakota counsel to the Credit Parties.

6.4.                            Equity Investments. Equity Investments, which, to the extent constituting Capital Stock other than common Capital Stock and equity interests of management or other existing equity owners rolled over or invested in connection with the Transactions, shall be reasonably satisfactory to the Joint Lead Arrangers and Bookrunners, in an amount not less than the Minimum Equity Amount shall have been made or shall be made substantially concurrently with the funding of the Initial Term Loans.

6.5.                            Closing Certificates. The Term Administrative Agent (or its counsel) shall have received a certificate of each of (x) the Borrower and each Guarantor, dated the Closing Date, substantially in the form of Exhibit E, with appropriate insertions, executed by any Authorized Officer and the Secretary or any Assistant Secretary of the Borrower and each Guarantor, as applicable, and attaching the documents referred to in Section 6.6 and (y) an Authorized Officer of the Borrower certifying compliance with Sections 6.8 (with respect to Company Representations) and 6.10 and certifying that, since December 31, 2016, there has not been any effect, event, change, development, occurrence or circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.6.                            Authorization of Proceedings of the Borrower and the Guarantors; Corporate Documents. The Term Administrative Agent shall have received (i) a copy of the resolutions of the board of directors or other managers of the Borrower and each Guarantor (or a duly authorized committee thereof) authorizing (a) the execution, delivery, and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (b) in the case of the Borrower, the extensions of credit contemplated hereunder, (ii) the certificate of incorporation and by-laws, certificate of formation and operating agreement or other comparable organizational documents, as applicable, of the Borrower and the Guarantors, and (iii) signature and incumbency certificates (or other comparable documents evidencing the same) of the Authorized Officers of the Borrower and the Guarantors executing the Credit Documents to which each is a party.

6.7.                            Fees. The Agents and Lenders shall have received, or will receive substantially simultaneously with the funding of the Initial Term Loans, fees and, to the extent invoiced at least three business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower) reasonable out-of-pocket expenses in the amounts previously agreed in writing to be received on the Closing Date (which amounts may, at the Borrower’s option, be offset against the proceeds of the Initial Term Loans or any Revolving Credit Loans borrowed on the Closing Date).

6.8.                            Representations and Warranties. On the Closing Date, the Specified Representations shall be true and correct in all material respects (provided that any such Specified Representations which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) and the Company Representations shall be true to the extent a breach thereof would give the Borrower (or one of its Affiliates) the right (taking into account any applicable cure provisions) to terminate its obligations under the Acquisition Agreement (or otherwise decline to consummate the Acquisition) without any liability.

6.9.                            Solvency Certificate. On the Closing Date, the Term Administrative Agent shall have received a certificate from the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Vice President-Finance, a Director, a Manager, or any other senior financial officer of the Borrower to the effect that after giving effect to the consummation of the Transactions, the Borrower on a consolidated basis with the Restricted Subsidiaries is Solvent.

6.10.                     Acquisition. The Acquisition shall have been or, substantially concurrently with the initial Credit Event hereunder shall be, consummated in all material respects in accordance with the terms of the Acquisition Agreement (or the Joint Lead Arrangers and Bookrunners shall be reasonably satisfied with the arrangements in place for the consummation of the Acquisition reasonably promptly after the initial Credit Event hereunder and shall have received confirmation from representatives of the Borrower that such actions shall be taken promptly after the initial Credit Event hereunder).

6.11.                     Patriot Act. The Administrative Agents and the Joint Lead Arrangers shall have received at least two Business Days prior to the Closing Date such documentation and information as is reasonably requested in writing at least ten calendar days prior to the Closing Date by the Term Administrative Agent or the Joint Lead Arrangers about the Credit Parties to the extent required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

6.12.                     Pro Forma Balance Sheet. The Joint Lead Arrangers and Bookrunners shall have received a pro forma consolidated balance sheet and related pro forma statement of income (collectively, the “Pro Forma Financial Statements”) of the Borrower as of and for the 12-month period ending on the last day of the four-fiscal quarter period ended March 31, 2017, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other statements of income), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by ASC 805).

6.13.                     Financial Statements. The Joint Lead Arrangers and Bookrunners shall have received the Historical Financial Statements.

6.14.                     No Material Adverse Effect. Since December 31, 2016, there has not been any effect, event, change, development, occurrence or circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.15.                     Refinancing. Substantially simultaneously with the funding of the Initial Term Loans, the Closing Date Refinancing shall be consummated.

For purposes of determining compliance with the conditions specified in Section 6 on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Term Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 7.                                           Conditions Precedent to All Credit Events

The agreement of each Lender to make any Loan requested to be made by it on any date (including the Closing Date) (excluding Mandatory Borrowings and Revolving Credit Loans required to be made by the Revolving Credit Lenders in respect of Unpaid Drawings pursuant to Sections 3.3 and 3.4) and the obligation of the Letter of Credit Issuers to issue Letters of Credit on any date is subject to the satisfaction (or waiver) of the following conditions precedent:

7.1.                            No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto (other than any Credit Event on the Closing Date or pursuant to any Loan made pursuant to Section 2.14 (which shall be subject to the applicable terms of Section 2.14)) (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects (provided that any such representations and warranties which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (provided that any such representations and warranties which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) as of such earlier date).

7.2.                            Notice of Borrowing; Letter of Credit Request.

(a)                                 Prior to the making of each Term Loan, each Revolving Credit Loan (other than any Revolving Credit Loan made pursuant to Section 3.4(a)) and each Swingline Loan, the applicable Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.3.

(b)                                 Prior to the issuance of each Letter of Credit, the Revolver Administrative Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).

7.3                               Credit Events denominated in Alternative Currencies.

In the case of a Credit Event to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Revolver Administrative Agent, the Required Revolving Credit Lenders (in the case of any Revolving Credit Loans to be denominated in an Alternative Currency) or the Letter of Credit Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Event to be denominated in the relevant Alternative Currency.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified in Section 7 above have been satisfied as of that time.

Section 8.                                           Representations and Warranties

In order to induce the Lenders to enter into this Agreement and to make the Loans and issue or participate in Letters of Credit as provided for herein, the Borrower makes the following representations and warranties to the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of Letters of Credit (it being understood that the following representations and warranties shall be deemed made with respect to any Foreign Subsidiary only to the extent relevant under applicable law):

8.1.                            Corporate Status. Each Credit Party (a) is a duly organized and validly existing corporation, limited liability company or other entity in good standing (if applicable) under the laws of the jurisdiction of its organization and has the corporate, limited liability company or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.

8.2.                            Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid, and binding obligation of such Credit Party enforceable in accordance with its terms (provided that, with respect to the creation and perfection of security interests with respect to Indebtedness, Capital Stock and Stock Equivalents of Foreign Subsidiaries, only to the extent enforceability of such obligation with respect to which Capital Stock and Stock Equivalents of Foreign Subsidiaries is governed by the Uniform Commercial Code), except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

8.3.                            No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the Acquisition and the other transactions contemplated hereby or thereby will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality other than as would not reasonably be expected to result in a Material Adverse Effect, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents or Permitted Liens) pursuant to, the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which such Credit Party or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) other than any such breach, default or Lien that would not reasonably be expected to result in a Material Adverse Effect or (c) violate any provision of the certificate of incorporation, by-laws, articles or other organizational documents of such Credit Party or any of the Restricted Subsidiaries (after giving effect to the Acquisition).

8.4.                            Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened in writing against the Borrower or any of the Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect.

8.5.                            Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

8.6.                            Governmental Approvals. The execution, delivery and performance of each Credit Document does not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings, consents, approvals, registrations and recordings in respect of the Liens created pursuant to the Security Documents (and to release existing Liens), and (iii) such licenses, approvals, authorizations, registrations, filings or consents the failure of which to obtain or make would not reasonably be expected to result in a Material Adverse Effect.

8.7.                            Investment Company Act. None of the Borrower or any Restricted Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.8.                            True and Complete Disclosure.

(a)                                 None of the written factual information and written data (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower, any Restricted Subsidiaries or any of their respective authorized representatives to the Term Administrative Agent, any Joint Lead Arranger, and/or any Lender on or before the Closing Date (including all such written information and data contained in (i) the Confidential Information Memorandum (as updated prior to the Closing Date and including all information incorporated by reference therein) and (ii) the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time in light of the circumstances under which such information or data was furnished (after giving effect to all supplements and updates), it being understood and agreed that for the purposes of this Section 8.8(a), such factual information and data shall not include pro forma financial information, projections, estimates (including financial estimates, forecasts, and other forward-looking information) or other forward looking information and information of a general economic or general industry nature.

(b)                                 The projections (including financial estimates, forecasts, and other forward-looking information) contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

8.9.                            Financial Condition; Financial Statements.

(a)                                 (i) The unaudited historical consolidated financial information of the Borrower as set forth in the Confidential Information Memorandum, and (ii) the Historical Financial Statements, in each case present fairly in all material respects the consolidated financial position of the Borrower at the respective dates of said information, statements and results of operations for the respective periods covered thereby.

The Pro Forma Financial Statements, copies of which have heretofore been furnished to the Administrative Agents, have been prepared based on the Historical Financial Statements and have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a Pro Forma Basis the estimated financial position of the Borrower and its Subsidiaries as at March 31, 2017 (as if the Transactions had been consummated on such date) and their estimated results of operations as if the Transactions had been consummated on March 31, 2017. The financial statements referred to in clause (ii) of this Section 8.9(a) have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements.

(b)                                 There has been no Material Adverse Effect since the Closing Date.

(c)                                  Each Lender and each Administrative Agent hereby acknowledges and agrees that the Borrower and its Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP or IFRS, or the respective interpretation thereof, and that such restatements will not result in a Default or an Event of Default under the Credit Documents.

8.10.                     Compliance with Laws; No Default. Each Credit Party is in compliance with all Requirements of Law applicable to it or its property, except where the failure to be so in compliance would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

8.11.                     Tax Matters. Except as would not reasonably be expected to have a Material Adverse Effect, (a) each of the Borrower and each of the Restricted Subsidiaries has filed all Tax returns required to be filed by it and has timely paid all Taxes payable by it (whether or not shown on a Tax return and including in its capacity as withholding agent) that have become due, other than those being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of the Borrower or such Restricted Subsidiary, as applicable) with respect thereto in accordance with GAAP and (b) each of the Borrower and each of the Restricted Subsidiaries has paid, or has provided adequate reserves (in the good faith judgment of management of the Borrower or such Restricted Subsidiary, as applicable) in accordance with GAAP for the payment of all Taxes not yet due and payable. There is no current or proposed Tax assessment, deficiency or other claim against the Borrower or any Restricted Subsidiary that would reasonably be expected to result in a Material Adverse Effect.

8.12.                     Compliance with ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur.

8.13.                     Subsidiaries.

(a)                                 Schedule 8.13(a) lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein), in each case existing on the Closing Date after giving effect to the Transactions.

(b)                                 Schedule 8.13(b) lists each Regulated Subsidiary.

8.14.                     Intellectual Property. Each of the Borrower and the Restricted Subsidiaries owns or has the right to use all Intellectual Property that is necessary for the operation of their respective businesses as currently conducted, except where the failure to own or have a right to use such Intellectual Property would not reasonably be expected to have a Material Adverse Effect.

8.15.                     Environmental Laws.

(a)                                 Except as would not reasonably be expected to have a Material Adverse Effect: (i) each of the Borrower and the Restricted Subsidiaries and their respective operations and properties are in compliance with all applicable Environmental Laws; (ii) none of the Borrower or any Restricted Subsidiary has received written notice of any Environmental Claim; (iii) none of the Borrower or any Restricted Subsidiary is conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; and (iv) to the knowledge of the Borrower, no underground or above ground storage tank or related piping, or any impoundment or other disposal area containing Hazardous Materials is located at, on or under any Real Estate currently owned or leased by the Borrower or any of the Restricted Subsidiaries.

(b)                                 None of the Borrower or any of the Restricted Subsidiaries has treated, stored, transported, released or arranged for disposal or transport for disposal or treatment of Hazardous Materials at, on, under or from any currently or formerly owned or operated property nor, to the knowledge of the Borrower, has there been any other Release of Hazardous Materials at, on, under or from any such properties, in each case, in a manner that would reasonably be expected to have a Material Adverse Effect.

8.16.                     Properties.

(a)                                 Each of the Borrower and the Restricted Subsidiaries has good and valid record title to, valid leasehold interests in, or rights to use, all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title or interest would not reasonably be expected to have a Material Adverse Effect.

(b)                                 No Mortgage encumbers improved Real Estate that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968, as amended, unless flood insurance available under such Act has been obtained in accordance with Section 9.3(b).

8.17.                     Solvency. On the Closing Date (after giving effect to the Transactions) immediately following the making of the Loans and after giving effect to the application of the proceeds of such Loans, the Borrower on a consolidated basis with the Restricted Subsidiaries will be Solvent.

8.18.                     Patriot Act. On the Closing Date, the use of proceeds of the Loans will not violate the Patriot Act in any material respect.

8.19.                     OFAC. No Credit Party, nor any Related Party, (i) is currently the subject of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, or (iii) is or has been (within the previous five years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction. No Loan, nor the proceeds from any Loan, has been used, directly or indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, the Administrative Agents, the Letter of Credit Issuer or the Swingline Lender) of Sanctions.

8.20.                     Anti-Corruption Laws. Since five years prior to the date hereof, there has been no action taken by the Borrower or any of its Subsidiaries or any officer, director, or employee, or any agent, representative, sales intermediary, or other third party of the Borrower or any of its Subsidiaries, in each case, acting on behalf of any Credit Party or any of its Subsidiaries in violation of any applicable Anti-Corruption Law.

Section 9.                                           Affirmative Covenants.

The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Commitments, the Swingline Commitment and each Letter of Credit have terminated or been Cash Collateralized, backstopped or otherwise provided for in accordance with the terms of this Agreement and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder (other than (x) any contingent indemnity obligations and (y) any Secured Hedge Obligations or Secured Cash Management Obligations that have been collateralized, back-stopped or otherwise provided for), shall have been paid in full:

9.1.                            Information Covenants. The Borrower will furnish to the Administrative Agents (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)                                 Annual Financial Statements. As soon as available and in any event within five days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 120 days after the end of each such fiscal year) (135 days for the fiscal year of the Borrower ending December 31, 2017), the consolidated balance sheets of the Borrower and the Restricted Subsidiaries as at the end of each fiscal year, and the related consolidated statements of operations, comprehensive income (loss), members’ equity (deficit) and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal years, all in reasonable detail and prepared in accordance with GAAP, and, in each case, certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Borrower or any of the Material Subsidiaries (or group of Subsidiaries that together would constitute a Material Subsidiary) as a going concern (other than any qualification, that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date under any Indebtedness, (ii) any potential inability to satisfy a financial maintenance covenant (including Section 10.7) on a future date or in a future period or (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary).

(b)                                 Quarterly Financial Statements. As soon as available and in any event within five days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to the first quarterly accounting period in each fiscal year of the Borrower (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 60 days after the end of each such quarterly accounting period (75 days for the fiscal quarter of the Borrower ending September 30, 2017)), the consolidated balance sheets of the Borrower and the Restricted Subsidiaries as at the end of such quarterly period and the related consolidated statements of operations, comprehensive income (loss), members’ equity (deficit) and cash flows for such quarterly period, and commencing with the quarter ending September 30, 2018 setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the related period in the prior fiscal year, all of which shall be certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Restricted Subsidiaries in accordance with GAAP (except as noted therein), subject to changes resulting from normal year- end adjustments and the absence of footnotes, and, with respect to fiscal 2017 reporting periods, subject to finalization of the purchase price allocation to the fair value of assets acquired and liabilities assumed in the Transactions, as required by GAAP.

(c)                                  Budgets. Prior to an IPO, within 120 days (135 days in the case of the fiscal year beginning on January 1, 2018) after the commencement of each fiscal year of the Borrower, a consolidated budget of the Borrower in reasonable detail on a quarterly basis for such fiscal year as customarily prepared by management of the Borrower for its internal use consistent in scope with the financial statements provided pursuant to Section 9.1(a), setting forth the principal assumptions upon which such budget is based (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of an Authorized Officer of the Borrower stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood and agreed that such Projections and assumptions as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results and such differences may be material.

(d)                                 Officer’s Certificates. Not later than five days after the delivery of the financial statements provided for in Sections 9.1(a) and (b), a certificate of an Authorized Officer of the Borrower substantially in the form of Exhibit H or such other form reasonably acceptable to the Term Administrative Agent to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, as the case may be, which certificate shall set forth (i) a specification of any change in the identity of the Restricted Subsidiaries and Unrestricted Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be, (ii) the then applicable First Lien Leverage Ratio and underlying calculations in connection therewith and (iii) any changes to the legal name, jurisdiction of formation, type of entity and organizational number (or equivalent) of a Credit Party organized in a jurisdiction where an organizational identification number is required to be included in a Uniform Commercial Code financing statement, in each case for each Credit Party or confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this clause (d), as the case may be.

(e)                                  Notice of Default or Litigation. Promptly after an Authorized Officer of the Borrower or any of the Restricted Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto, (ii) any notice of default provided to the Second Lien Lenders with respect to the Second Lien Credit Agreement that is not otherwise required to be provided to the Administrative Agents or Lenders under this Agreement or any other Credit Document and (iii) any litigation or governmental proceeding pending against the Borrower or any of the Restricted Subsidiaries that would reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect.

(f)                                   Environmental Matters. Promptly after an Authorized Officer of the Borrower or any of the Restricted Subsidiaries obtains knowledge of any one or more of the following environmental matters, unless such environmental matters would not reasonably be expected to result in a Material Adverse Effect, notice of:

(i)                                     any pending or threatened Environmental Claim against any Credit Party or any Real Estate; and

(ii)                                  the conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, Release or threatened Release of any Hazardous Material on, at, under or from any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation or removal, remedial or other corrective action in response thereto. The term “Real Estate” shall mean land, buildings, facilities and improvements owned or leased by any Credit Party.

(g)                                  Other Information. Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements (other than drafts of pre-effective versions of registration statements) with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by the Borrower or any of the Restricted Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agents), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices, and reports that the Borrower or any of the Restricted Subsidiaries shall send to the holders of any publicly issued debt of the Borrower and/or any of the Restricted Subsidiaries, in their capacity as such holders, lenders or agents (in each case to the extent not theretofore delivered to the Administrative Agents pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as either Administrative Agent on its own behalf or on behalf of any Lender (acting through the either Administrative Agent) may reasonably request in writing from time to time; provided that none of the Borrower nor any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agents or any Lender (or their respective contractors) is prohibited by law, or any binding agreement, (iii) that is subject to attorney client or similar privilege or constitutes attorney work product or (iv) that is otherwise subject to the limitations set forth in Section 9.2.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 9.1 may be satisfied with respect to financial information of the Borrower and the Restricted Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Borrower or (B) the Borrower’s (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q (or any comparable or successor form), as applicable, filed with the SEC; provided that, with respect to each of subclauses (A) and (B) of this paragraph, to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating or other information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a stand-alone basis, on the other hand.

Documents required to be delivered pursuant to clauses (a), (b), and (g) of this Section 9.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earliest date on which (i) the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; (ii) such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency, Syndtrak or another website, if any, to which each Lender and each Administrative Agent have access (whether a commercial, third-party website or whether sponsored by an Administrative Agent), or (iii) such financial statements and/or other documents are posted on the SEC’s website on the internet at www.sec.gov; provided that (A) the Borrower shall, at the request of either Administrative Agent, continue to deliver copies (which delivery may be by electronic transmission) of such documents to such Administrative Agent and (B) the Borrower shall notify (which notification may be by facsimile or electronic transmission) such Administrative Agent of the posting of any such documents on any website described in this paragraph.

Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from such Administrative Agent and maintaining its copies of such documents.

9.2.                            Books, Records, and Inspections. The Borrower will, and will cause each Restricted Subsidiary to, permit officers and designated representatives of the Administrative Agents or the Required Lenders to visit and inspect any of the properties or assets of the Borrower and any such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the books and records of the Borrower and any such Subsidiary and discuss the affairs, finances and accounts of the Borrower and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agents or the Required Lenders may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default, (a) only an Administrative Agent on behalf of the Required Lenders may exercise rights of an Administrative Agent and the Lenders under this Section 9.2, (b) neither Administrative Agent shall exercise its rights more than one time in any calendar year, which such visit will be at the Borrower’s expense, and (c) notwithstanding anything to the contrary in this Section 9.2, none of the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to such Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any agreement binding on a third-party or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product; provided, further, that when an Event of Default exists, each Administrative Agent (or any of its respective representatives or independent contractors) or any representative of the Required Lenders may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agents and the Required Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.

9.3.                            Maintenance of Insurance. (a) The Borrower will, and will cause each Material Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business and the availability of insurance on a cost-effective basis) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business and the availability of insurance on a cost-effective basis; and will furnish to the Administrative Agents, promptly following written request from an Administrative Agent, information presented in reasonable detail as to the insurance so carried and (b) with respect to each Mortgaged Property, if at any time the area in which any improvements located on such Mortgaged Property is designated a “special flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the Borrower will obtain flood insurance in compliance with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time, and rules and regulations promulgated thereunder in form and substance reasonably satisfactory to the Collateral Agent or any Lender, (B) furnish to the Collateral Agent evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (C) to the extent the Borrower becomes aware of any re-designation, furnish to the Collateral Agent prompt written notice of any re-designation of any such improved Mortgaged Property into or out of a “special flood hazard area”. The Borrower will use its commercially reasonable efforts to promptly cause each such policy of insurance to (i) name the Collateral Agent, on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties as the loss payee thereunder.

9.4.                            Payment of Taxes. The Borrower will pay and discharge, and will cause each of the Restricted Subsidiaries to pay and discharge, all material Taxes imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims in respect of any Taxes imposed, assessed or levied that, if unpaid, would reasonably be expected to become a material Lien upon any properties of the Borrower or any of the Restricted Subsidiaries; provided that neither the Borrower nor any of the Restricted Subsidiaries shall be required to pay any such Tax that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of the Borrower) with respect thereto in accordance with GAAP and the failure to pay would not reasonably be expected to result in a Material Adverse Effect.

9.5.                            Preservation of Existence; Consolidated Corporate Franchises. The Borrower will, and will cause each Material Subsidiary to, take all actions necessary (a) to preserve and keep in full force and effect its existence, organizational rights and authority and (b) to maintain its rights, privileges (including its good standing (if applicable)), permits, licenses and franchises necessary in the normal conduct of its business, in each case, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any transaction permitted under the definition of Permitted Investments or Section 10.2, 10.3, 10.4, or 10.5.

9.6.                            Compliance with Statutes, Regulations, Etc. The Borrower will, and will cause each Restricted Subsidiary to, (a) comply with all applicable laws, rules, regulations, and orders applicable to it or its property, including, without limitation, applicable laws administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury and the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder, and all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, (b) comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, and (c) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal, and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives which are being timely contested in good faith by proper proceedings, except in each case of (a), (b), and (c) of this Section 9.6, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

9.7.                            ERISA. The Borrower will promptly notify the Administrative Agent and each Lender of the occurrence of any ERISA Event, that alone or together with any other ERISA Events, would reasonably be expected to have a Material Adverse Effect.

9.8.                            Maintenance of Properties. The Borrower will, and will cause each of the Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear, casualty, and condemnation excepted, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

9.9.                            Transactions with Affiliates. The Borrower will conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions with any of its Affiliates (other than the Borrower and the Restricted Subsidiaries) involving aggregate payments or consideration in excess of $15,000,000 for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Affiliate transaction, for any individual transaction or series of related transactions on terms that are at least substantially as favorable to the Borrower or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, as determined by the board of directors of the Borrower or such Restricted Subsidiary in good faith; provided that the foregoing restrictions shall not apply to (a) the payment of customary investment banking fees paid to the Sponsor for services rendered to the Borrower and the Subsidiaries in connection with divestitures, acquisitions, financings and other transactions which payments are approved by a majority of the board of directors of the Borrower in good faith; provided that the amount of such payments in any fiscal year does not exceed the greater of (x) $4,000,000 and (y) 2.5% of Consolidated EBITDA (calculated on a Pro Forma Basis) at the time of such payment, (b) transactions permitted by Section 10.5, (c) consummation of the Transactions and the payment of the Transaction Expenses, (d) the issuance of Capital Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries not otherwise prohibited by the Credit Documents, (e) loans, advances and other transactions between or among the Borrower, any Restricted Subsidiary or any joint venture (regardless of the form of legal entity) in which the Borrower or any Subsidiary has invested to the extent permitted or not prohibited under Section 10, (f) payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to, and indemnities, reimbursements, employment agreements, severance agreements, stock option plans, benefit plans and other similar arrangements provided to or on behalf of, or for the benefit of, former, current or future officers, directors, managers, employees or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower, any Restricted Subsidiary or any Parent Entity, (g) payments by the Borrower (and any direct or indirect parent thereof) and the Subsidiaries pursuant to the tax sharing agreements among the Borrower (and any such parent) and the Subsidiaries that are permitted under Section 10.5(b)(15); provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Borrower, the Restricted Subsidiaries and the Unrestricted Subsidiaries (to the extent of the amount received from Unrestricted Subsidiaries) would have been required to pay in respect of such foreign, federal, state and/or local taxes for such fiscal year had the Borrower, the Restricted Subsidiaries and the Unrestricted Subsidiaries (to the extent described above) paid such taxes separately from any such direct or indirect parent company of the Borrower, (h) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers or employees of the Borrower (or any direct or indirect parent thereof) and the Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Subsidiaries, (i) transactions undertaken pursuant to membership in a purchasing consortium, (j) transactions pursuant to any agreement or arrangement as in effect as of the Closing Date, or any amendment, modification, supplement or replacement thereto (so long as any such amendment, modification, supplement or replacement is not disadvantageous in any material respect to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date as determined by the Borrower in good faith), (k) customary payments by the Borrower (or any direct or indirect parent) and any Restricted Subsidiaries to the Sponsor made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), (l) the existence and performance of agreements and transactions with any Unrestricted Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary and transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary; provided that such transaction was not entered into in contemplation of such designation or redesignation, as applicable, (m) Affiliate repurchases of the Loans or Commitments to the extent permitted hereunder and the holding of such Loans or Commitments and the payments and other transactions contemplated herein in respect thereof, (n) any customary transactions with a Receivables Subsidiary effected as part of a Receivables Facility, (o) undertaking or consummating any IPO Reorganization Transactions, (p) contributions to the capital of the Borrower (other than Disqualified Stock) or any investments by the Sponsors in the Equity Interests of the Borrower (and payment of reasonable out-of-pocket expenses incurred by such Investors in connection therewith), (q) leases and intellectual property licenses entered into in the ordinary course of business, (r) pledges of Equity Interests of Unrestricted Subsidiaries, (s) investments by Affiliates in Indebtedness or preferred Equity Interests of the Borrower or any of its Subsidiaries, so long as non-Affiliates were also offered the opportunity to invest in such Indebtedness or preferred Equity Interests, and transactions with Affiliates solely in their capacity as holders of Indebtedness or preferred Equity Interests of the Borrower or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally and (t) existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of their obligations under the terms of, any customary registration rights agreement to which they are a party or become a party in the future.

9.10.                     End of Fiscal Years. The Borrower will, for financial reporting purposes, cause each of its, and each of the Restricted Subsidiaries’, fiscal years to end on dates consistent with past practice; provided, however, that the Borrower may, upon written notice to the Term Administrative Agent, change the financial reporting convention specified above to (x) align the dates of such fiscal year and fiscal quarter end for any Restricted Subsidiary whose fiscal years and fiscal quarters end on dates different from those of the Borrower or (y) any other financial reporting convention (including a change of fiscal year) reasonably acceptable (such consent not to be unreasonably withheld or delayed) to the Term Administrative Agent, in which case the Borrower and the Term Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

9.11.                     Additional Credit Parties. Subject to any applicable limitations set forth in the Security Documents, the Borrower will cause each direct or indirect Subsidiary (other than any Excluded Subsidiary) formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition), and each other Subsidiary that ceases to constitute an Excluded Subsidiary, within 60 days from the date of such formation, acquisition or cessation, as applicable (or such longer period as the Collateral Agent may agree in its reasonable discretion), and the Borrower may at its option cause any other Subsidiary, to execute (a) a supplement to the Guarantee and (b) a supplement to each of the Pledge Agreement and the Security Agreement in order to become a Guarantor under the Guarantee and a grantor under such Security Documents or, to the extent reasonably requested by the Collateral Agent, enter into a new Security Document substantially consistent with the analogous existing Security Documents and otherwise in form and substance reasonably satisfactory to the Collateral Agent and take all other action reasonably requested by the Collateral Agent to grant a perfected security interest in its assets to substantially the same extent as created and perfected by the Credit Parties on the Closing Date and pursuant to Section 9.14(d) in the case of such Credit Parties. For the avoidance of doubt, no Credit Party or any Restricted Subsidiary that is a Domestic Subsidiary shall be required to take any action outside the United States to perfect any security interest in the Collateral (including the execution of any agreement, document or other instrument governed by the law of any jurisdiction other than the United States, any State thereof or the District of Columbia).

9.12.                     Pledge of Additional Stock and Evidence of Indebtedness. Subject to any applicable limitations set forth in the Security Documents and other than (x) when in the reasonable determination of the Collateral Agent and the Borrower (as agreed to in writing), the cost or other consequences of doing so would be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) to the extent doing so would result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Collateral Agent, the Borrower will cause (i) all certificates representing Capital Stock and Stock Equivalents of any Restricted Subsidiary (other than any Excluded Stock and Stock Equivalents) held directly by the Borrower or any other Credit Party, (ii) all evidences of Indebtedness in excess of the greater of (a) $25,000,000 and (b) 15% of Consolidated EBITDA (calculated on a Pro Forma Basis) received by the Borrower or any of the Guarantors at the time of any disposition of assets pursuant to Section 10.4(b) and (iii) any promissory notes executed by the Borrower or any Subsidiary after the Closing Date evidencing Indebtedness in excess of the greater of (a) $25,000,000 and (b) 15% of Consolidated EBITDA (calculated on a Pro Forma Basis) at the time such promissory note is executed that is owing to the Borrower or any other Credit Party, in each case, to be delivered to the Collateral Agent as security for the Obligations accompanied by undated instruments of transfer executed in blank pursuant to the terms of the Security Documents. Notwithstanding the foregoing, any promissory note among the Borrower and/or its Subsidiaries need not be delivered to the Collateral Agent so long as (i) a global intercompany note superseding such promissory note has been delivered to the Collateral Agent, (ii) such promissory note is not delivered to any other party other than the Borrower or any other Credit Party, in each case, owed money thereunder, and (iii) such promissory note indicates on its face that it is subject to the security interest of the Collateral Agent.

9.13.                     Use of Proceeds. The Borrower and its Affiliates will use the proceeds of (a) the Initial Term Loans, the Second Lien Term Loans, the Equity Investments and cash on hand to effect the Transactions, (b) Revolving Loans for working capital and general corporate purposes (including to finance the Transactions and any transaction not prohibited by the Credit Documents but limited on the Closing Date to (i) fund working capital (including with respect to net working capital adjustments set forth in Acquisition Agreement), (ii) fund any OID or upfront fees required to be funded on the Closing Date due to the exercise of “market flex” or “securities demand” provisions and (iii) to fund fees and expenses in connection with the Transactions; provided that the Revolving Loans on the Closing Date for the purposes described in clauses (i) and (iii) above shall be limited to $40,000,000) and (c) Letters of Credit for working capital and general corporate purposes (including to finance the Transactions and any transaction not prohibited by the Credit Documents but limited on the Closing Date to issuances for the purpose of backstopping or replacing letters of credit outstanding on the Closing Date under the Existing Secured Facility).

9.14.                     Further Assurances.

(a)                                 Subject to the terms of Sections 9.11 and 9.12, this Section 9.14 and the Security Documents, the Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements, and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust, and other documents) that may be required under any applicable law, or that the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect, and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Borrower and the Restricted Subsidiaries.

(b)                                 Subject to any applicable limitations set forth in the Security Documents and other than (x) when in the reasonable determination of the Collateral Agent and the Borrower (as agreed to in writing), the cost or other consequences of doing so would be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) to the extent doing so would result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Collateral Agent, if any assets (other than Excluded Property) (including any fee owned Real Estate but excluding Capital Stock and Stock Equivalents of any Subsidiary and excluding any real estate which the applicable Credit Party intends to dispose of pursuant to a Permitted Sale Leaseback so long as actually disposed of within 270 days of acquisition (or such longer period as the Collateral Agent may reasonably agree)) with a book value in excess of the greater of (a) $10,000,000 and (b) 5% of Consolidated EBITDA (calculated on a Pro Forma

Basis) (at the time of acquisition) are acquired by the Borrower or any other Credit Party after the Closing Date (other than assets constituting Collateral under a Security Document that become subject to the Lien of the applicable Security Document upon acquisition thereof) that are of a nature secured by a Security Document or that constitute a fee interest in Real Estate in the United States, the Borrower will notify the Collateral Agent, and, if requested by the Collateral Agent, the Borrower will cause such assets to be subjected to a Lien securing the Obligations (provided that in the event any Mortgage delivered pursuant to this clause (b) shall incur any mortgage recording tax or similar charges in connection with the recording thereof, such Mortgage shall not secure an amount in excess of the Fair Market Value of the applicable Mortgaged Property) and will take, and cause the other applicable Credit Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent, as soon as commercially reasonable but in no event later than 90 days, unless extended by the Collateral Agent in its sole discretion, to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in clause (a) of this Section 9.14.

(c)                                  Any Mortgage delivered to the Collateral Agent in accordance with the preceding clause (b) shall, if requested by the Collateral Agent, be received as soon as commercially reasonable but in no event later than 90 days (except as set forth in the preceding clause (b)), unless extended by the Collateral Agent acting reasonably and accompanied by (w) a policy or policies (or an unconditional binding commitment therefor to be replaced by a final title policy) of title insurance issued by a nationally recognized title insurance company, in such amounts as reasonably acceptable to the Collateral Agent not to exceed the Fair Market Value of the applicable Mortgaged Property, insuring the Lien of each Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 10.2 or as otherwise permitted by the Collateral Agent and otherwise in form and substance reasonably acceptable to the Collateral Agent and the Borrower, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request but only to the extent such endorsements are (i) available in the relevant jurisdiction (provided in no event shall the Collateral Agent request a creditors’ rights endorsement) and (ii) available at commercially reasonable rates, (x) an opinion of local counsel in the jurisdiction in which each Mortgaged Property is located to the applicable Credit Party in form and substance reasonably acceptable to the Collateral Agent, (y) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination, and if any improvements on such Mortgaged Property are located in a special flood hazard area, (i) a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Credit Party and (ii) certificates of insurance evidencing the insurance required by Section 9.3 in form and substance reasonably satisfactory to the Collateral Agent, and (z) an ALTA survey in a form and substance reasonably acceptable to the Collateral Agent or such existing survey together with a no- change affidavit sufficient for the title company to remove all standard survey exceptions from the title policy related to such Mortgaged Property and issue the endorsements required in (w) above. Notwithstanding the foregoing, the Collateral Agent shall not enter into any Mortgage in respect of any real property acquired by any Credit Party after the Closing Date (1) until the date that is (a) if such Mortgaged Property relates to property not located in a special flood hazard area, five (5) Business Days or (b) if such Mortgaged Property relates to a property located in a special flood hazard area, thirty (30) days, after the Collateral Agent has delivered to the Lenders with a Revolving Credit Commitment the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the applicable Credit Parties of that fact and (if applicable) notification to the applicable Credit Parties that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Credit Parties of such notice; and (iii) evidence of required flood insurance, if available, in compliance with Section 9.3 and (2) the Collateral Agent shall have received written confirmation from each Revolving Credit Lender that flood insurance compliance has been completed by such Lender with respect to such real property (such written confirmation not to be unreasonably withheld or delayed); provided that, nothing in this sentence shall be deemed to modify the 90 day period set forth above (as such period may be extended by the Collateral Agent acting reasonably).

(d)                                 Post-Closing Covenant. The Borrower agrees that it will, or will cause its relevant Subsidiaries to, complete each of the actions described on Schedule 9.14 as soon as commercially reasonable and by no later than the date set forth in Schedule 9.14 with respect to such action or such later date as the Term Administrative Agent may reasonably agree.

9.15.                     Maintenance of Ratings. The Borrower will use commercially reasonable efforts to obtain and maintain (but not maintain any specific rating) a corporate family and/or corporate credit rating, as applicable, and ratings in respect of the Term Loans provided pursuant to this Agreement, in each case, from each of S&P and Moody’s.

9.16.                     Lines of Business. The Borrower and the Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and the Subsidiaries, taken as a whole, on the Closing Date and other business activities which are extensions thereof or otherwise incidental, synergistic, reasonably related, or ancillary to any of the foregoing (and non-core incidental businesses acquired in connection with any Permitted Acquisition or Permitted Investment).

Section 10.                                    Negative Covenants.

The Borrower hereby covenants and agrees that on the Closing Date (immediately after consummation of the Acquisition) and thereafter, until the Commitments, the Swingline Commitment and each Letter of Credit have terminated or been Cash Collateralized, backstopped or otherwise provided for in accordance with the terms of this Agreement and the Loans and Unpaid Drawings, together with interest, Fees, and all other Obligations incurred hereunder (other than (x) any contingent indemnity obligations and (y) any Secured Hedge Obligations or Secured Cash Management Obligations that have been collateralized, back-stopped or otherwise provided for), shall have been paid in full:

10.1.                     Limitation on Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to incur any Indebtedness (including Acquired Indebtedness) and the Borrower will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or, in the case of Restricted Subsidiaries that are not Guarantors, preferred stock; provided that the Borrower and its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of preferred stock, if, after giving effect thereto, the Total Leverage Ratio of the Borrower and the Restricted Subsidiaries would be no greater than 6.25 to 1.00; provided, further, that the amount of Indebtedness (other than Acquired Indebtedness), Disqualified Stock and preferred stock that may be incurred pursuant to the foregoing together with any amounts incurred under Section 10.1(n)(x) by Restricted Subsidiaries that are not Guarantors shall not exceed the greater of (x) $75,000,000 and (y) 50% of Consolidated EBITDA (calculated on a Pro Forma Basis) at any one time outstanding.

The foregoing limitations will not apply to:

(a)                                 Indebtedness arising under the Credit Documents;

(b)                                 Indebtedness represented by the Second Lien Term Loans and any guarantee thereof in an aggregate principal amount (together with any Refinancing Indebtedness in respect thereof and all accrued interest, fees and expenses) not to exceed $207,000,000;

(c)                                  Indebtedness (including any unused commitment) outstanding on the Closing Date; provided that any Indebtedness that is in excess of $10,000,000 individually shall only be permitted under this clause (c) to the extent such Indebtedness is listed on Schedule 10.1;

(d)                                 Indebtedness (including Capitalized Lease Obligations and mortgage financings as Purchase Money Obligations), Disqualified Stock and preferred stock incurred by the Borrower or any Restricted Subsidiary, to finance the purchase, lease, construction, installation, maintenance, replacement or improvement of property (real or personal), plant or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and Indebtedness arising from the conversion of the obligations of the Borrower or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of the Borrower or such Restricted Subsidiary, in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (d) and all Refinancing Indebtedness incurred to refinance any other Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (d), does not exceed the greater of (x) $50,000,000 and (y) 30% of Consolidated EBITDA (calculated on a Pro Forma Basis) at the time of incurrence; provided that Capitalized Lease Obligations incurred by the Borrower or any Restricted Subsidiary pursuant to this clause (d) in connection with a Permitted Sale Leaseback shall not be subject to the foregoing limitation so long as the proceeds of such Permitted Sale Leaseback are used by the Borrower or such Restricted Subsidiary to permanently repay outstanding Term Loans or other Indebtedness secured by a Lien on the assets subject to such Permitted Sale Leaseback (excluding any Lien ranking junior to the Lien securing the Obligations);

(e)                                  Indebtedness incurred by the Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business or consistent with past practice, including letters of credit in respect of workers’ compensation claims, deferred compensation, performance or surety bonds, health, disability or other employee benefits (whether in respect of current or former employees) or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement or indemnification type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(f)                                   Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnout or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary or other Person, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(g)                                  Indebtedness of the Borrower to a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness not permitted by this clause (g);

(h)                                 Indebtedness of the Borrower or a Restricted Subsidiary owing to another Restricted Subsidiary or the Borrower; provided that if the Borrower or a Guarantor incurs such Indebtedness owing to a Restricted Subsidiary that is not the Borrower or a Guarantor, such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor as the case may be; provided, further, that any subsequent transfer of any such Indebtedness (except to another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness not permitted by this clause;

(i)                                     shares of preferred stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock not permitted by this clause;

(j)                                    Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(k)                                 (i) obligations in respect of self-insurance, performance, bid, appeal, and surety bonds and completion guarantees and similar obligations provided by the Borrower or any Restricted Subsidiary or (ii) obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business or consistent with past practice;

(l)                                     (i) Indebtedness, Disqualified Stock and preferred stock of the Borrower or any Restricted Subsidiary in an aggregate principal amount or liquidation preference (together with any Refinancing Indebtedness in respect thereof) up to 100% of the net cash proceeds received by the Borrower since immediately after the Closing Date from the issue or sale of Equity Interests of the Borrower or cash contributed to the capital of the Borrower (in each case, other than Excluded Contributions, any Cure Amount or proceeds of Disqualified Stock or sales of Equity Interests to the Borrower or any of its Subsidiaries) as determined in accordance with Sections 10.5(a)(iii)(B) and 10.5(a)(iii)(C) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 10.5(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (i) and (iii) of the definition thereof) and (ii) Indebtedness, Disqualified Stock or preferred stock of the Borrower or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (l)(ii), does not at any one time outstanding exceed the greater of (x) $80,000,000 and (y) 50% of Consolidated EBITDA (calculated on a Pro Forma Basis) at the time of incurrence (it being understood that if the Borrower shall so determine any Indebtedness, Disqualified Stock or preferred stock incurred pursuant to this clause (l)(ii) shall cease to be deemed incurred or outstanding for purposes of this clause (l)(ii) but shall be deemed incurred for the purposes of the first paragraph of this Section 10.1 from and after the first date on which the Borrower or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or preferred stock under the first paragraph of this Section 10.1 without reliance on this clause (l)(ii));

(m)                             the incurrence or issuance by the Borrower or any Restricted Subsidiary of Indebtedness, Disqualified Stock or preferred stock which serves to refinance any Indebtedness, Disqualified Stock or preferred stock incurred as permitted under the first paragraph of this Section 10.1 and clauses (b), (c) and (d) above, clause (l)(i) and this clause (m) and clauses (n) and (v) below or any Indebtedness, Disqualified Stock or preferred stock issued to so refinance, replace, refund, extend, renew, defease, restructure, amend, restate or otherwise modify (collectively, “refinance”) such Indebtedness, Disqualified Stock or preferred stock including additional

Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to or at its respective maturity; provided that such Refinancing Indebtedness (1) has a weighted average life to maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining weighted average life to maturity of the Indebtedness, Disqualified Stock or preferred stock being refinanced, (2) to the extent such Refinancing Indebtedness refinances (i) Indebtedness that is unsecured or secured by a Lien ranking junior to the Liens securing the Obligations, such Refinancing Indebtedness is unsecured or secured by a Lien ranking junior to the Liens securing the Obligations, (ii) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively, and (iii) Indebtedness subordinated to the Obligations, such Refinancing Indebtedness is subordinated to the Obligations at least to the same extent as the Indebtedness being refinanced and (3) shall not include Indebtedness, Disqualified Stock or preferred stock of a Subsidiary of the Borrower that is not a Guarantor that refinances Indebtedness, Disqualified Stock or preferred stock of a Borrower or a Guarantor;

(n)                                 Indebtedness, Disqualified Stock or preferred stock of (x) the Borrower or a Restricted Subsidiary incurred or issued to finance an acquisition, merger, or consolidation; provided that the amount of Indebtedness (other than Acquired Indebtedness), Disqualified Stock and preferred stock that may be incurred pursuant to this clause (x), together with any amounts incurred under the first paragraph of this Section 10.1, by Restricted Subsidiaries that are not the Borrower or Guarantors shall not exceed the greater of (A) $75,000,000 and (B) 50% of Consolidated EBITDA (calculated on a Pro Forma Basis) at any one time outstanding, or (y) Persons that are acquired by the Borrower or any Restricted Subsidiary or merged into or consolidated with the Borrower or a Restricted Subsidiary in accordance with the terms hereof (including designating an Unrestricted Subsidiary a Restricted Subsidiary); provided that the amount of Acquired Indebtedness that may be assumed pursuant to this clause (y) by Restricted Subsidiaries that are not the Borrower or Guarantors shall not exceed the greater of (A) $50,000,000 and (B) 30% of Consolidated EBITDA (calculated on a Pro Forma Basis) at any one time outstanding; provided that after giving effect to any such acquisition, merger, consolidation or designation described in this clause (n), either (1) the Total Leverage Ratio of the Borrower and the Restricted Subsidiaries would be no greater than 6.25 to 1.00 or (2) the Total Leverage Ratio of the Borrower and the Restricted Subsidiaries is equal to or less than that immediately prior to such acquisition, merger, consolidation or designation;

(o)                                 Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(p)                                 (i) Indebtedness of the Borrower or any Restricted Subsidiary supported by a letter of credit or bank guarantee, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee so long as such letter of credit or bank guarantee is otherwise permitted to be incurred pursuant to this Section 10.1 or (ii) obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Subsidiary of the Borrower to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(q)                                 (1) any guarantee by the Borrower or a Restricted Subsidiary of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary so long as in the case of a guarantee of Indebtedness by a Restricted Subsidiary that is not the Borrower or a Guarantor, such

Indebtedness could have been incurred directly by the Restricted Subsidiary providing such guarantee or (2) any guarantee by a Restricted Subsidiary of Indebtedness of the Borrower;

(r)                                    Indebtedness of Restricted Subsidiaries that are not the Borrower or a Guarantor; provided that the principal amount of such Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not the Borrower or a Guarantor shall not exceed, in the aggregate at any one time outstanding, the greater of (x) $30,000,000 and (y) 20% of Consolidated EBITDA (calculated on a Pro Forma Basis) (it being understood that any Indebtedness incurred pursuant to this clause (r) shall cease to be deemed incurred or outstanding for purposes of this clause (r) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Restricted Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (r));

(s)                                   Indebtedness of the Borrower or any of the Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business or consistent with past practice;

(t)                                    (i) Indebtedness of the Borrower or any of the Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business, including with respect to financial accommodations of the type described in the definition of Cash Management Services and (ii) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Borrower and its Restricted Subsidiaries, including treasury, depository, overdraft, credit, purchasing or debit card, electronic funds transfer and other cash management arrangements and Indebtedness in respect of netting services, overdraft protection, credit card programs, automatic clearinghouse arrangements and similar arrangements in each case in connection with deposit accounts;

(u)                                 Indebtedness consisting of Indebtedness issued by the Borrower or any of the Restricted Subsidiaries to future, current or former officers, directors, managers, employees and consultants thereof (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower, any Restricted Subsidiary and any direct or indirect parent thereof, in each case to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent company of the Borrower to the extent described in clause (4) of Section 10.5(b);

(v)                                 the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness consisting of guarantees of Indebtedness incurred by Permitted Joint Ventures; provided that the aggregate principal amount of Indebtedness guaranteed pursuant to this clause (v) does not at any one time outstanding exceed the greater of (x) $15,000,000 and (y) 10% of Consolidated EBITDA (calculated on a Pro Forma Basis) of the Borrower at the time of incurrence;

(w)                               Indebtedness in respect of (i) Permitted Other Indebtedness to the extent that the Net Cash Proceeds therefrom are applied to the prepayment of Term Loans in the manner set forth in Section 5.2(a)(iii) and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses, and premium and accrued and unpaid interest in connection with such refinancing) and (y) such Indebtedness otherwise complies with the definition of Permitted Other Indebtedness;

(x)                                 Indebtedness in respect of (i) Permitted Other Indebtedness; provided that either (a) the aggregate principal amount of all such Permitted Other Indebtedness issued or incurred pursuant to this clause (i)(a) shall not exceed the Maximum Incremental Facilities Amount or (b) the Net Cash Proceeds thereof shall be applied no later than ten Business Days after the receipt thereof to repay Indebtedness in an amount such that after giving effect to such repayment, the Total Leverage Ratio does not exceed 6.25:1.00 and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses and premium and accrued and unpaid interest in connection with such refinancing), (y) such Indebtedness otherwise complies with the definition of Permitted Other Indebtedness, and (z) in the case of a refinancing of Permitted Other Indebtedness incurred pursuant to clause (i)(b) above with other Permitted Other Indebtedness;

(y)                                 (i) Indebtedness in respect of Permitted Debt Exchange Notes incurred pursuant to a Permitted Debt Exchange in accordance with Section 2.15 (and which does not generate any additional proceeds) and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses, and premium and accrued and unpaid interest in connection with such refinancing) and (y) such Indebtedness otherwise complies with the definition of Permitted Other Indebtedness; and

(z)                                  customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business.

For purposes of determining compliance with this Section 10.1: (i) in the event that an item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred stock described in clauses (a) through (z) above or is entitled to be incurred pursuant to the first paragraph of this Section 10.1, the Borrower, in its sole discretion, at the time of incurrence will divide, classify or reclassify or at any later time divide, classify or reclassify such item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or preferred stock in one of the above clauses or paragraphs; (ii) at the time of incurrence, the Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in this Section 10.1; provided that all Indebtedness outstanding under the Second Lien Term Loans on the Closing Date will be treated as incurred under clause (b) above; and (iii) the principal amount of Indebtedness outstanding under this Section 10.1 shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or preferred stock and the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this covenant. Any Refinancing Indebtedness and any Indebtedness incurred to refinance Indebtedness incurred pursuant to clauses (a) and (l)(i) above shall be deemed to include additional Indebtedness, Disqualified

Stock or preferred stock incurred to pay premiums (including reasonable tender premiums), defeasance costs, fees, and expenses in connection with such refinancing. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower Dollar Equivalent), in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in another currency, and such refinancing would cause the applicable Dollar- denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums, and other costs and expenses and accrued and unpaid interest incurred in connection with such refinancing.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral or because it is guaranteed by other obligors.

10.2.                     Limitation on Liens.

(a)                                 The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired (each, a “Subject Lien”) that secures obligations under any Indebtedness on any asset or property of the Borrower or any Restricted Subsidiary, except:

(i)                                     if such Subject Lien is a Permitted Lien;

(ii)                                  [reserved]; and

(iii)                               in the case of any Subject Lien on assets or property not constituting Collateral, any Subject Lien if the Obligations are equally and ratably secured with (or on a senior basis to, in the case such Subject Lien secures any Junior Debt) the obligations secured by such Subject Lien.

(b)                                 Any Lien created for the benefit of the Secured Parties pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Subject Lien that gave rise to the obligation to so secure the Obligations.

10.3.                     Limitation on Fundamental Changes. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:

(a)                                 so long as no Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower; provided that (A) the Borrower shall be the continuing or surviving corporation or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Borrower (such other Person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (2) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto or in a form otherwise reasonably satisfactory to the Term Administrative Agent, (3) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have, by a supplement to the Guarantee, confirmed that its guarantee thereunder shall apply to any Successor Borrower’s obligations under this Agreement, (4) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger, amalgamation or consolidation, shall have, by a supplement to any applicable Security Document, affirmed that its obligations thereunder shall apply to its Guarantee as reaffirmed pursuant to clause (3), (5) each mortgagor of a Mortgaged Property, unless it is the other party to such merger, amalgamation or consolidation, shall have affirmed that its obligations under the applicable Mortgage shall apply to its Guarantee as reaffirmed pursuant to clause (3), (6) the Successor Borrower shall have delivered to the Administrative Agents, at least three Business Days prior to its assumption of the obligation under this Agreement, such “know-your-customer” or similar information as is reasonably requested by the Administrative Agents, and (7) the Successor Borrower shall have delivered to the Term Administrative Agent (x) an officer’s certificate stating that such merger, amalgamation, or consolidation and such supplements preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the applicable Security Documents and (y) if requested by the Term Administrative Agent, an opinion of counsel to the effect that such merger, amalgamation, or consolidation does not violate this Agreement or any other Credit Document and that the provisions set forth in the preceding clauses (3) through (5) preserve the enforceability of the Guarantee and the perfection of the Liens created under the applicable Security Documents (it being understood that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement);

(b)                                 so long as no Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower; provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving Person or (B) the Borrower shall cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving the Borrower or one or more Guarantors, the Borrower or a Guarantor, as applicable, shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation and if the surviving Person is not already the Borrower or a Guarantor, such Person shall execute a supplement to the Guarantee and the relevant Security Documents in form and substance reasonably satisfactory to the Term Administrative Agent in order to become a Guarantor and pledgor, mortgagor and grantor, as applicable, thereunder for the benefit of the Secured Parties, and (iii) the Borrower shall have delivered to the Term Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and any such supplements to any Security Document preserve the enforceability of this Agreement or the Guarantees, as applicable, and the perfection and priority of the Liens under the applicable Security Documents;

(c)                                  the Transactions may be consummated;

(d)                                 (i) any Restricted Subsidiary that is not a Credit Party may convey, sell, lease, assign, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or dissolution or otherwise) to the Borrower or any other Restricted Subsidiary or (ii) any Credit Party may convey, sell, lease, assign, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or dissolution or otherwise) to any other Credit Party;

(e)                                  any Subsidiary may convey, sell, lease, assign, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or dissolution or otherwise) to a Credit Party; provided that the consideration for any such disposition by any Person other than a Guarantor shall not exceed the fair value of such assets;

(f)                                   any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; and

(g)                                  the Borrower and the Restricted Subsidiaries may consummate a merger, dissolution, liquidation, consolidation, investment or conveyance, sale, lease, assignment or disposition, the purpose of which is to effect an Asset Sale (which for purposes of this Section 10.3(g), will include any disposition below the dollar threshold set forth in clause (d) of the definition of Asset Sale) permitted by Section 10.4 or an investment permitted pursuant to Section 10.5 or an investment that constitutes a Permitted Investment.

10.4.                     Limitation on Sale of Assets. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, consummate an Asset Sale, unless:

(a)                                 the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of;

(b)                                 except in the case of a Permitted Asset Swap, if the property or assets sold or otherwise disposed of have a Fair Market Value in excess of the greater of (x) $30,000,000 and (y) 20% of Consolidated EBITDA (calculated on a Pro Forma Basis) at the time of such disposition, at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(i)                                     any liabilities (as reflected on the Borrower’s most recent consolidated balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Borrower’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such consolidated balance sheet, as determined in good faith by the Borrower) of the Borrower, other than liabilities that are by their terms subordinated to the Loans, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) and for which the Borrower and all such Restricted Subsidiaries have been validly released by all applicable creditors in writing;

(ii)                                  any securities, notes or other obligations or assets received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale;

(iii)                               Indebtedness, other than liabilities that are by their terms subordinated to the Loans, that are of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Borrower and all Restricted Subsidiaries have been validly released from any Guarantee of payment of such Indebtedness in connection with such Asset Sale; and

(iv)                              any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iv) that is at that time outstanding, not to exceed the greater of (x) $100,000,000 and (y) 65% of Consolidated EBITDA (calculated on a Pro Forma Basis) at the time of the receipt of such Designated Non- Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this clause (b) of this provision and for no other purpose; and

(c)                                  no Event of Default shall have occurred or be occurring or will occur as a consequence thereof.

Within the Reinvestment Period after the Borrower’s or any Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale, the Borrower or such Restricted Subsidiary shall apply the Net Cash Proceeds from such Asset Sale:

(i)                                     (x) to prepay Loans or Permitted Other Indebtedness in accordance with Section 5.2(a)(i) or (y) to the extent not required to prepay Loans pursuant to Section 5.2(a)(i), be retained by the Borrower and/or Restricted Subsidiaries (any such amounts, “Retained Asset Sale Proceeds”); and/or

(ii)                                  to make investments in the Borrower and its Subsidiaries; provided that the Borrower and the Restricted Subsidiaries will be deemed to have complied with this clause (ii) if and to the extent that, within the Reinvestment Period after the Asset Sale that generated the Net Cash Proceeds, the Borrower or such Restricted Subsidiary has entered into and not abandoned or rejected a binding agreement or letter of intent to consummate any such investment described in this clause (ii) with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment within 180 days of such commitment and, in the event any such commitment is later cancelled or terminated for any reason before the Net Cash Proceeds are applied in connection therewith, the Borrower or such Restricted Subsidiary prepays the Loans in accordance with Section 5.2(a)(i).

(d)                                 Pending the final application of any Net Cash Proceeds pursuant to this covenant, the Borrower or the applicable Restricted Subsidiary may apply such Net Cash Proceeds temporarily to reduce Indebtedness outstanding under any revolving credit facility or otherwise invest such Net Cash Proceeds in any manner not prohibited by this Agreement.

10.5.                     Limitation on Restricted Payments.

(a)                                 The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1)                                 declare or pay any dividend or make any payment or distribution on account of the Borrower’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than:

(A)                               dividends or distributions by the Borrower payable in Equity Interests (other than Disqualified Stock) of the Borrower or in options, warrants or other rights to purchase such Equity Interests, or

(B)                               dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly-Owned Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2)                                 purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower or any direct or indirect parent company of the Borrower, including in connection with any merger, amalgamation or consolidation in each case held by a person other than the Borrower or a Restricted Subsidiary;

(3)                                 make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Junior Debt of the Borrower or any Restricted Subsidiary, other than (A) Indebtedness permitted under clauses (g) and (h) of Section 10.1 or (B) the payment, redemption, purchase, repurchase, defeasance, retirement or other acquisition of Junior Debt purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of payment, redemption, purchase, repurchase, defeasance, retirement or acquisition; or

(4)                                 make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above (other than any exception thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(i)                                     Except in the case of a Restricted Investment and other than with respect to amounts attributable to subclauses (B), (C) and (G) below, no Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(ii)                                  except in the case of a Restricted Investment and other than with respect to amounts attributable to subclauses (B), (C), and (G) below, immediately after giving effect to such transaction on a pro forma basis, the Total Leverage Ratio of the Borrower and the Restricted Subsidiaries would be no greater than 6.25 to 1.00; and

(iii)                               such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and the Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (b) thereof only) and (6)(C) of Section 10.5(b) below, but excluding all other Restricted Payments permitted by Section 10.5(b)), is less than the sum of (without duplication) (the sum of the amounts attributable to clauses (A) through (G) below is referred to herein as the “Available Amount”):

(A)                               50% of Consolidated Net Income of the Borrower for the period (taken as one accounting period) from the first day of the fiscal quarter during which the Closing Date occurs to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, plus

(B)                               100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by any parent entity of the Borrower since immediately after the Closing Date (other than net cash proceeds from Cure Amounts or to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to clause (l)(i) of Section 10.1) from the issue or sale of (x) Equity Interests of the Borrower, including Retired Capital Stock, but excluding cash proceeds and the Fair Market Value of marketable securities or other property received from the sale of (A) Equity Interests to any employee, officer, director, manager or consultant of the Borrower, any direct or indirect parent company of the Borrower and its Subsidiaries after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 10.5(b) below, and (B) Designated Preferred Stock, and, to the extent such net cash proceeds are actually contributed to the Borrower, Equity Interests of any direct or indirect parent company of the Borrower (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 10.5(b) below) or (y) Indebtedness of the Borrower or a Restricted Subsidiary that has been converted into or exchanged for such Equity Interests of the Borrower or any direct or indirect parent company of the Borrower; provided that this clause (B) shall not include the proceeds from (a) Refunding Capital Stock, (b) Equity Interests or Indebtedness that has been converted or exchanged for Equity Interests of the Borrower sold to a Restricted Subsidiary, (c) Disqualified Stock or Indebtedness that has been converted or exchanged into Disqualified Stock, (d) Excluded Contributions or (e) Cure Amounts, plus

(C)                               100% of the aggregate amount of cash and the Fair Market Value of marketable securities or other property contributed to the capital of the Borrower following the Closing Date (other than net cash proceeds from Cure Amounts or to the extent such net cash proceeds (i) have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to clause (l)(i) of Section 10.1), (ii) are contributed by a Restricted Subsidiary, (iii) constitute Excluded Contributions or (iv) constitute Cure Amounts), plus

(D)                               100% of the aggregate amount received in cash and the Fair Market Value of marketable securities or other property received by means of (A) the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of, or returns on investments from, Restricted Investments made by the Borrower (including cash distributions and cash interest received in respect of Restricted Investments) and the Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Borrower and the Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Borrower or the Restricted Subsidiaries, in each case, after the Closing Date; or (B) the sale (other than to the Borrower or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to clause (7) of Section 10.5(b) below (but including such cash or Fair Market Value to the extent exceeding the amount of such Permitted Investment) or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Closing Date, plus

(E)           in the case of either the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary with or into, or transfer or conveyance of its assets to, or its liquidation into, the Borrower or a Restricted Subsidiary, in each case after the Closing Date, the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary (or such combination or transfer as applied), other than to the extent the Investment in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to clause (7) of Section 10.5(b) below or to the extent such Investment constituted a Permitted Investment, plus

(F)           the aggregate amount of any Retained Declined Proceeds and Retained Asset Sale Proceeds since the Closing Date, plus

(G)          the greater of (x) $50,000,000 and (y) 33.5% of Consolidated EBITDA (calculated on Pro Forma Basis).

(b)           The foregoing provisions of Section 10.5(a) will not prohibit:

(1)           the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement;

(2)           (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Junior Debt of the Borrower or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Borrower or any direct or indirect Parent Entity or management investment vehicle to the extent contributed to the Borrower (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this Section 10.5(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Borrower) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3)           the prepayment, redemption, defeasance, repurchase or other acquisition or retirement for value of Junior Debt of the Borrower or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Borrower or a Restricted Subsidiary, as the case may be, which is incurred in compliance with Section 10.1 so long as: (A) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on the Junior Debt being so redeemed, defeased, repurchased, exchanged, acquired or retired for value, plus the amount of any premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness, (B) if such Junior Debt is subordinated to the Obligations, such new Indebtedness is subordinated to the Obligations or the applicable Guarantee at least to the same extent as such Junior Debt so purchased, exchanged, redeemed, defeased, repurchased, acquired or retired for value, (C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Junior Debt being so redeemed, defeased, repurchased, exchanged, acquired or retired, (D) if such Junior Debt so purchased, exchanged, redeemed, repurchased, acquired or retired for value is (i) unsecured then such new Indebtedness shall be unsecured or (ii) Permitted Other Indebtedness incurred pursuant to Section 10.1(x)(i)(b) and is secured by a Lien ranking junior to the Liens securing the Obligations then such new Indebtedness shall be unsecured or secured by a Lien ranking junior to the Liens securing the Obligations, and (E) such new Indebtedness has a weighted average life to maturity equal to or greater than the remaining weighted average life to maturity of the Junior Debt being so redeemed, defeased, repurchased, exchanged, acquired or retired;

(4)           a Restricted Payment to pay for the repurchase, retirement, redemption or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Borrower or any direct or indirect Parent Entity or management investment vehicle held by any future, present or former employee, officer, director, manager or consultant (or any of their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferee thereof) of the Borrower, any Subsidiary or any direct or indirect Parent Entity pursuant to any management equity plan or stock option or phantom equity plan or any other management or employee benefit plan or agreement or arrangement, or any stock subscription or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Borrower or any direct or indirect Parent Entity or management investment vehicle in connection with such repurchase, retirement or other acquisition), including any Equity Interests rolled over or otherwise purchased by management of the Borrower, any Subsidiary or any direct or indirect Parent Entity or management investment vehicle in connection with the Transactions; provided that, except with respect to non-discretionary purchases, repurchases, retirements, redemptions or other acquisitions or retirements for value, the aggregate Restricted Payments made under this clause (4) subsequent to the Closing Date do not exceed (x) in any twelve month period ended prior to the third anniversary of the Closing Date, the greater of (a) $25,000,000 and (b) 15% of Consolidated EBITDA (calculated on a Pro Forma Basis) and (y) in any twelve month period ended after the third anniversary of the Closing Date, the greater of (a) $40,000,000 and (b) 25% of Consolidated EBITDA (calculated on a Pro Forma Basis) (which subsequent to the consummation of an IPO shall increase to the greater of (a) $50,000,000 and (b) 30% of Consolidated EBITDA (calculated on a Pro Forma Basis)) (with unused amounts in any calendar year being carried over to succeeding calendar years); provided, further, that such amount in any twelve month period may be increased by an amount not to exceed: (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Borrower and, to the extent contributed to the Borrower, the cash proceeds from the sale of Equity Interests of any direct or indirect Parent Entity or management investment vehicle, in each case to any future, present or former employees, officers, directors, managers or consultants (or any of their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferee thereof) of the Borrower, any Subsidiary or any direct or indirect Parent Entity that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (iii) of Section 10.5(a), plus (B) the cash proceeds of key man life insurance policies received by the Borrower or any direct or indirect parent of the Borrower and its Restricted Subsidiaries after the Closing Date, plus (C) the amount of any cash bonuses otherwise payable to employees, officers, directors, managers or consultants of the Borrower and its Restricted Subsidiaries or any direct or indirect parent of the Borrower in connection with the Transactions that are foregone in return for the receipt of Equity Interests, less (D) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4) (provided that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (A), (B) and (C) above in any calendar year); and provided, further, that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from any future, present or former employees, directors, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members, or any permitted transferee thereof) of the Borrower, any direct or indirect Parent Entity or any Restricted Subsidiary, in connection with a repurchase of Equity Interests of the Borrower or any direct or indirect Parent Entity or management investment vehicle will not be deemed to constitute a Restricted Payment for purposes of this Section 10.5 or any other provision of this Agreement;

(5)           the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower or any Restricted Subsidiary or any class or series of preferred stock of any Restricted Subsidiary, in each case, issued in accordance with Section 10.1 to the extent such dividends are included in the definition of Fixed Charges;

(6)           (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Borrower after the Closing Date; (B) the declaration and payment of dividends to any direct or indirect parent company of the Borrower, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent company issued after the Closing Date; provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Borrower from the sale of such Designated Preferred Stock; or (C) the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this Section 10.5(b); provided that, in the case of each of clauses (A) and (C) of this clause (6), for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock, after giving effect to such issuance or declaration on a pro forma basis, the Borrower and the Restricted Subsidiaries on a consolidated basis would have had a Total Leverage Ratio of not greater than 6.25 to 1.00;

(7)           Investments in any Subsidiary that is not a Credit Party having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of a Subsidiary that is not a Credit Party to the extent the proceeds of such sale do not consist of cash, Cash Equivalents or marketable securities, not to exceed the greater of (x) $40,000,000 and (y) 25% of Consolidated EBITDA (calculated on a Pro Forma Basis) at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8)           (i) payments made or expected to be made by the Borrower or any Restricted Subsidiary in respect of withholding or similar taxes payable in connection with the grant, exercise, vesting or settlement of Equity Interests or any other equity award by any future, present or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower, any Parent Entity or any Restricted Subsidiaries and repurchases or withholdings of Equity Interests in connection with the exercise of any stock or other equity options or warrants or the vesting of equity awards if such Equity Interests represent all or a portion of the exercise price thereof or payments in lieu of the issuance of fractional Equity Interests, or withholding obligation with respect to, such options or warrants or other Equity Interests or equity awards, (ii) payments or other adjustments to outstanding Equity Interests in accordance with any management equity plan, stock option plan or any other similar employee benefit plan, agreement or arrangement in connection with any Restricted Payment and (iii) loans or advances to officers, directors, employees, managers and consultants of the Borrower or any direct or indirect parent of the Borrower or any Subsidiary in connection with such Person’s purchase of Equity Interests of the Borrower or any direct or indirect parent of the Borrower; provided that no cash is actually advanced pursuant to this clause (iii) other than to pay taxes due in connection with such purchase, unless immediately repaid;

(9)           the declaration and payment of dividends on the Borrower’s common stock (or the payment of dividends to any direct or indirect parent company of the Borrower to fund a payment of dividends on such company’s common stock), following consummation of an IPO, not to exceed the sum (a) of up to 6.0% per annum of the net cash proceeds received by or contributed to the Borrower in or from such IPO, other than public offerings with respect to the Borrower’s common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution and (b) an aggregate amount per annum not to exceed 6.0% of the market capitalization of the Borrower;

(10)         Restricted Payments in an amount that does not exceed the amount of Excluded Contributions made since the Closing Date;

(11)         other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause, not to exceed the greater of (x) $50,000,000 and (y) 30% of Consolidated EBITDA (calculated on a Pro Forma Basis) at the time made;

(12)         purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Receivables Facility and distributions or payments of Receivables Fees;

(13)         any Restricted Payment made in connection with the Transactions in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto), in each case, with respect to the Transactions and the fees and expenses related thereto or used to fund amounts owed to Affiliates (including dividends, loans or other payments to any direct or indirect parent company of the Borrower to permit payment by such parent of such amount), to the extent permitted by Section 9.9 (other than clause (b) thereof), and Restricted Payments in respect of working capital adjustments or purchase price adjustments pursuant to the Acquisition Agreement, any Permitted Acquisition or other Permitted Investment and to satisfy indemnity and other similar obligations under the Acquisition Agreement, any Permitted Acquisitions or other Permitted Investments;

(14)         other Restricted Payments; provided that after giving Pro Forma Effect to such Restricted Payments the Total Leverage Ratio of the Borrower is equal to or less than 5.00 to 1.00;

(15)         any Permitted Tax Distributions;

(16)         the declaration and payment of dividends or other distributions by the Borrower to, or the making of loans by the Borrower to, any direct or indirect parent company of the Borrower in amounts required for any such direct or indirect parent company to pay: (A) franchise and excise taxes, and other fees and expenses, required to maintain its organizational existence, (B) without duplication of any Permitted Tax Distributions, consolidated, combined or similar foreign, federal, state and local income and similar taxes, to the extent that such income taxes are attributable to the income of the Borrower and the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments with respect to any fiscal year does not exceed the amount that the Borrower, the Restricted Subsidiaries and the Unrestricted Subsidiaries (to the extent described above) would have been required to pay in respect of such foreign, federal, state and local income taxes for such fiscal year had the Borrower, the Restricted Subsidiaries and the Unrestricted Subsidiaries (to the extent described above) been a stand-alone taxpayer or stand-alone group (separate from any such direct or indirect parent company of the Borrower) for all fiscal years ending after the Closing Date, (C) customary salary, bonus, and other benefits payable to officers, employees, directors, managers and consultants of any direct or indirect parent company of the Borrower to the extent such salaries, bonuses, and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries, including the Borrower’s proportionate share of such amount relating to such parent company being a public company, (D) general corporate or other operating (including, without limitation, expenses related to auditing, tax or other related accounting matters) and overhead costs and expenses of any direct or indirect parent company of the Borrower to the extent such costs and expenses are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries, including the Borrower’s proportionate share of such amount relating to such parent company being a public company, (E) amounts required for any direct or indirect parent company of the Borrower to pay fees and expenses incurred by any such direct or indirect parent company of the Borrower related to (i) the maintenance by such parent entity of its corporate or other entity existence and performance of its obligations under the Second Lien Credit Agreement and this Agreement, as applicable, (ii) any unsuccessful equity or debt offering of the Borrower or such parent, (iii) any equity or debt issuance, incurrence or offering or acquisition or Investment transaction in any business, assets or property, in each case to the extent the net proceeds thereof will be contributed to the Borrower or any of the Restricted Subsidiaries as part of the same or a related transaction, permitted by this Agreement and (iv) transactions of the Borrower and/or such parent company of the type described in clause (xi) of the definition of Consolidated Net Income, (F) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower or any such direct or indirect parent company of the Borrower, (G) repurchases deemed to occur upon the cashless exercise of stock options, (H) amounts equal to amounts required for any direct or indirect parent of the Borrower to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Borrower (other than as Excluded Contributions, Cure Amounts or as Disqualified Stock) and that has been guaranteed by, and is otherwise considered Indebtedness of, the Borrower or any Restricted Subsidiary incurred in accordance with Section 10.1 (except to the extent any such payments have otherwise been made by any such Guarantor), and (I) amounts to make payments for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, including in connection with the consummation of the Transactions, which payments are (x) made pursuant to agreements with the Investors described in this Agreement or (y) approved by a majority of the board of directors of the Borrower in good faith;

(17)         the repurchase, redemption or other acquisition for value of Equity Interests of the Borrower deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Borrower, in each case, permitted under this Agreement;

(18)         the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(19)         the prepayment, redemption, defeasance, repurchase or other acquisition or retirement for value of Junior Debt in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause, not to exceed the greater of (x) $50,000,000 and (y) 30% of Consolidated EBITDA (calculated on a Pro Forma Basis);

(20)         undertaking or consummating any IPO Reorganization Transactions;

(21)         payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets that complies with Section 10.3; and

(22)         payments of (i) management fees to the Advisor Group payable monthly pursuant to the Advisor Group Documents and (ii) compensation to the Management Group payable in the ordinary course of business;

provided that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (11), (14), and (19) above, no Event of Default shall have occurred and be continuing or would occur as a consequence thereof (or in the case of a Restricted Investment, no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing or would occur as a consequence thereof). For purposes of clauses (15) and (16) above, Taxes shall include all interest and penalties with respect thereto and all additions thereto.

The Borrower will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate sentence of the definition of Unrestricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of Investment. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 10.5(a) or under clauses (7), (10), or (11) of Section 10.5(b), or pursuant to the definition of Permitted Investments, and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Agreement.

For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment or Investment (or a portion thereof) meets the criteria of clauses (1) through (22) above or is entitled to be made pursuant to Section 10.5(a) and/or one or more of the exceptions contained in the definition of Permitted Investments, the Borrower will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or portion thereof) among such clauses (1) through (22), Section 10.5(a) and/or one or more of the exceptions contained in the definition of Permitted Investments, in a manner that otherwise complies with this covenant.

(c)           Prior to the Initial Term Loan Maturity Date, to the extent any Permitted Debt Exchange Notes are issued pursuant to Section 10.1(y) for the purpose of consummating a Permitted Debt Exchange, (i) the Borrower will not, and will not permit any Restricted Subsidiary to, prepay, repurchase, redeem or otherwise defease or acquire any Permitted Debt Exchange Notes unless the Borrower or a Restricted Subsidiary shall concurrently voluntarily prepay Term Loans pursuant to Section 5.1(a) on a pro rata basis among the Term Loans, in an amount not less than the product of (a) a fraction, the numerator of which is the aggregate principal amount (calculated on the face amount thereof) of such Permitted Debt Exchange Notes that are proposed to be prepaid, repurchased, redeemed, defeased or acquired and the denominator of which is the aggregate principal amount (calculated on the face amount thereof) of all Permitted Debt Exchange Notes in respect of the relevant Permitted Debt Exchange then outstanding (prior to giving effect to such proposed prepayment, repurchase, redemption, defeasance or acquisition) and (b) the aggregate principal amount (calculated on the face amount thereof) of Term Loans then outstanding and (ii) the Borrower will not waive, amend or modify the terms of any Permitted Debt Exchange Notes or any indenture pursuant to which such Permitted Debt Exchange Notes have been issued in any manner inconsistent with the terms of Section 2.15(a), Section 10.1(y), or the definition of Permitted Other Indebtedness or that would result in a Default hereunder if such Permitted Debt Exchange Notes (as so amended or modified) were then being issued or incurred.

10.6.       Limitation on Subsidiary Distributions. The Borrower will not permit any of its Restricted Subsidiaries that are not a Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(a)           (i) pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or (ii) pay any Indebtedness owed to the Borrower or any Restricted Subsidiary;

(b)           make loans or advances to the Borrower or any Restricted Subsidiary; or

(c)           sell, lease or transfer any of its properties or assets to the Borrower or any Restricted Subsidiary;

except (in each case) for such encumbrances or restrictions (x) which the Borrower has reasonably determined in good faith will not materially impair the Borrower’s ability to make payments under this Agreement when due or (y) existing under or by reason of:

(i)            contractual encumbrances or restrictions in effect on the Closing Date, including pursuant to this Agreement and the related documentation and related Hedging Obligations;

(ii)           the Second Lien Credit Agreement, the Second Lien Term Loans and the related guarantees;

(iii)          purchase money obligations for property acquired in the ordinary course of business or consistent with past practice and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(iv)          Requirements of Law or any applicable rule, regulation or order;

(v)           any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;

(vi)          contracts or agreements for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary and restrictions on transfer of assets subject to Permitted Liens;

(vii)         (x) secured Indebtedness otherwise permitted to be incurred pursuant to Sections 10.1 and 10.2 that limit the right of the debtor to dispose of the assets securing such Indebtedness and (y) restrictions on transfers of assets subject to Permitted Liens (but, with respect to any such Permitted Lien, only to the extent that such transfer restrictions apply solely to the assets that are the subject of such Permitted Lien);

(viii)        restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(ix)          other Indebtedness, Disqualified Stock or preferred stock of Restricted Subsidiaries permitted to be incurred subsequent to the Closing Date pursuant to the provisions of Section 10.1;

(x)           customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture and the Equity Interests issued thereby;

(xi)          customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business;

(xii)         restrictions created in connection with any Receivables Facility that, in the good faith determination of the board of directors of the Borrower, are necessary or advisable to effect such Receivables Facility;

(xiii)        any encumbrances or restrictions arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, (x) detract from the value of the property or assets of the Borrower or any Restricted Subsidiary in any manner material to the Borrower or any Restricted Subsidiary or (y) materially affect the Borrower’s ability to make future principal or interest payments under this Agreement, in each case, as determined by the Borrower in good faith;

(xiv)        customary provisions in operating or other similar agreements, asset sale agreements, and stock sale agreements entered into in connection with the entering into of such transaction, which limitation is applicable only to the assets that are the subject of those agreements; and

(xv)         any encumbrances or restrictions of the type referred to in clauses (a), (b), and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiv) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, or refinancings (x) are, in the good faith judgment of the Borrower’s board of directors, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing or (y) do not materially impair the Borrower’s ability to pay its obligations under the Credit Documents as and when due (as determined in good faith by the Borrower).

For purposes of determining compliance with this covenant (i) the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Borrower or a Restricted Subsidiary of the Borrower to other Indebtedness incurred by the Borrower or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

10.7.       Financial Covenant. The Borrower will not permit its Total Secured Leverage Ratio as of the last day of any Test Period to be greater than (x) for any Test Period ending on or prior to March 31, 2019, 8.85 to 1.00, and (y) for any Test Period ending thereafter, 8.60 to 1.00.

10.8.       Sanctions. The Borrower will not, and will not permit any of its Subsidiaries to, permit any Loan or the proceeds of any Loan, directly or indirectly, (i) to be lent, contributed or otherwise made available to fund any activity or business in any Designated Jurisdiction; (ii) to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions; or (iii) in any other manner that will result in any violation by any Person (including any Lender, the Administrative Agents, Letter of Credit Issuer or Swingline Lender) of any Sanctions.

10.9.       Anti-Corruption Laws. The Borrower will not, and will not permit any of its Subsidiaries to, permit any Loans or the proceeds of any Loan, directly or indirectly, to be used by or on behalf of the Borrower or any of its Subsidiaries, for any payments to any Person in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law.

Section 11.            Events of Default.

Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.1.       Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loans or any Fees, Unpaid Drawings or of any other amounts owing hereunder or under any other Credit Document; or

11.2.       Representations, Etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto (except those in the Credit Documents made or deemed made on the Closing Date that are not the Company Representations and the Specified Representations) shall prove to be untrue in any material respect on the date as of which made or deemed made, and, to the extent capable of being cured, such incorrect representation or warranty shall remain incorrect for a period of 30 days after written notice thereof from the Term Administrative Agent to the Borrower; or

11.3.       Covenants. Any Credit Party shall:

(a)           default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(e)(i), Section 9.5 (solely with respect to the Borrower), Section 9.14(d) or Section 10; provided that any Event of Default under Section 10.7 is subject to cure as provided in Section 11.14 and an Event of Default with respect to such Section shall not occur until the expiration of the 10th Business Day subsequent to the date the relevant financial statements are required to be delivered for the applicable fiscal quarter pursuant to Section 9.1(a) or (b); provided, further, that any Event of Default under Section 10.7 shall not constitute an Event of Default with respect to the Term Loans until the date on which the Revolving Credit Loans (if any) have been accelerated or the Revolving Credit Commitments have been terminated, in either case, by the Required Revolving Credit Lenders; or

(b)           default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any Security Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrower from the Term Administrative Agent or the Required Lenders; or

11.4.       Default Under Other Agreements. (a) The Borrower or any of the Restricted Subsidiaries shall (i) fail to make any payment with respect to any Indebtedness (other than the Obligations) in excess of the greater of (x) $25,000,000 and (y) 15% of Consolidated EBITDA (calculated on a Pro Forma Basis) in the aggregate, for the Borrower and such Restricted Subsidiaries, beyond the period of grace and following all required notices, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (after giving effect to all applicable grace period and delivery of all required notices) (other than, with respect to Indebtedness consisting of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements (it being understood that clause (i) shall apply to any failure to make any payment in excess of the greater of (x) $25,000,000 and (y) 15% of Consolidated EBITDA (calculated on a Pro Forma Basis) that is required as a result of any such termination or similar event and that is not otherwise being contested in good faith)), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (a) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements (it being understood that clause (a)(i) above shall apply to any failure to make any payment in excess of the greater of (x) $25,000,000 and (y) 15% of Consolidated EBITDA (calculated on a Pro Forma Basis) that is required as a result of any such termination or equivalent event and that is not otherwise being contested in good faith)), prior to the stated maturity thereof; provided that this clause (b) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness, (y) Indebtedness which is convertible into Qualified Stock and converts to Qualified Stock in accordance with its terms and such conversion is not prohibited hereunder, or (z) any breach or default that is (I) remedied by the Borrower or the applicable Restricted Subsidiary or (II) waived (including in the form of amendment) by the required holders of the applicable item of Indebtedness, in either case, prior to the acceleration of Loans pursuant to this Section 11; or

11.5.       Bankruptcy, Etc. Except as otherwise permitted by Section 10.3, the Borrower or any Significant Subsidiary shall commence a voluntary case, proceeding or action concerning itself under Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against the Borrower or any Significant Subsidiary and the petition is not controverted within 60 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action is commenced against the Borrower or any Significant Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code), judicial manager, compulsory manager, receiver, receiver manager, trustee, liquidator, administrator, administrative receiver or similar Person is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any Significant Subsidiary; or the Borrower or any Significant Subsidiary commences any other voluntary proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, winding-up, administration or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any Significant Subsidiary; or there is commenced against the Borrower or any Significant Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or the Borrower or any Significant Subsidiary is adjudicated bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or the Borrower or any Significant Subsidiary suffers any appointment of any custodian receiver, receiver manager, trustee, administrator or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any Significant Subsidiary makes a general assignment for the benefit of creditors; or

11.6.       ERISA. (a) An ERISA Event shall have occurred, or (b) the Borrower, any of its Subsidiaries or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan and in each case in clauses (a) and (b) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a Material Adverse Effect; or

11.7.       Guarantee. Other than as expressly permitted hereunder, any Guarantee provided by any Credit Party or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof and thereof) or any such Guarantor thereunder or any other Credit Party shall deny or disaffirm in writing any such Guarantor’s obligations under the Guarantee; or

11.8.       Pledge Agreement. Other than as expressly permitted hereunder, the Pledge Agreement or any other Security Document pursuant to which the Capital Stock or Stock Equivalents of the Borrower or any Subsidiary is pledged or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Collateral Agent or any Lender) or any pledgor thereunder or any Credit Party shall deny or disaffirm in writing any pledgor’s or Credit Party’s obligations under any Security Document; or

11.9.       Security Agreement. Other than as expressly permitted hereunder, the Security Agreement or any other Security Document pursuant to which the assets of the Borrower or any Material Subsidiary are pledged as Collateral or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Collateral Agent or any Lender) or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s obligations under the Security Agreement or any other Security Document; or

11.10.     Judgments. One or more judgments or decrees shall be entered against the Borrower or any of the Restricted Subsidiaries involving a liability in excess of the greater of (x) $25,000,000 and (y) 15% of Consolidated EBITDA (calculated on a Pro Forma Basis) in the aggregate for all such judgments and decrees for the Borrower and the Restricted Subsidiaries (to the extent not covered by insurance or indemnities as to which the applicable insurance company or third party has not denied coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days after the entry thereof; or

11.11.     Change of Control. A Change of Control shall occur;

11.12.     Remedies Upon Event of Default. If an Event of Default occurs and is continuing, the Term Administrative Agent shall, upon the written request of the Required Lenders (or, in the case of an Event of Default relating to Section 10.7, the Required Revolving Credit Lenders following the expiration of the Borrower’s ability to effectuate the Cure Right), by written notice to the Borrower, without prejudice to the rights of the Administrative Agents or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to the Borrower, the result that would occur upon the giving of written notice by the Term Administrative Agent as specified in clauses (i), (ii), (iii) and (iv) below shall occur automatically without the giving of any such notice): (i) declare the Total Revolving Credit Commitment and Swingline Commitment terminated, whereupon the Revolving Credit Commitment and Swingline Commitment, if any, of each Lender or the Swingline Lender, as the case may be, shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind and, after any termination of the Revolving Credit Commitments pursuant to this clause (i), the Required Term Loan Lenders shall have the right to accelerate the Term Loans; (ii) declare the principal of and any accrued interest and fees in respect of all Loans (or, in the case of action by the Required Revolving Credit Lenders, all Revolving Credit Loans) and all related Obligations to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower to the extent permitted by applicable law; (iii) terminate any Letter of Credit that may be terminated in accordance with its terms; and/or (iv) direct the Borrower to (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.5 with respect to the Borrower, it will) Cash Collateralize all Letters of Credit issued and then outstanding. In the case of an Event of Default under Section 11.3(a) in respect of a failure to observe or perform the covenant under Section 10.7, the actions previously described will be permitted to occur only following the expiration of the ability to effectuate the Cure Right.

11.13.     Application of Proceeds. Subject to the terms of the First Lien Intercreditor Agreement, and the Second Lien Intercreditor Agreement, in each case if executed, and the Closing Date Intercreditor Agreement any amount received by the Administrative Agents or the Collateral Agent from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 11.4 shall be applied:

(i)            first, to the payment of all reasonable and documented costs and expenses incurred by the Administrative Agents or the Collateral Agent in connection with any collection or sale of the Collateral or otherwise in connection with any Credit Document, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agents or the Collateral Agent hereunder or under any other Credit Document on behalf of any Credit Party and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document to the extent reimbursable hereunder or thereunder;

(ii)           second, to the Secured Parties, an amount equal to that portion of the Obligations constituting accrued and unpaid interest (including post-petition interest), ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amounts;

(iii)          third, to the Secured Parties an amount (x) equal to all other Obligations owing to them on the date of any distribution and (y) sufficient to Cash Collateralize all Letters of Credit Outstanding on the date of any distribution, and, if such moneys shall be insufficient to pay such amounts in full and Cash Collateralize all Letters of Credit Outstanding, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amounts thereof and to Cash Collateralize the Letters of Credit Outstanding; and

(iv)          fourth, any surplus then remaining shall be paid to the applicable Credit Parties or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct;

provided that any amount applied to Cash Collateralize any Letters of Credit Outstanding that has not been applied to reimburse the Letter of Credit Issuer for Unpaid Drawings under the applicable Letters of Credit at the time of expiration of all such Letters of Credit shall be applied by the Revolver Administrative Agent in the order specified in clauses (i) through (iii) above.

Notwithstanding the foregoing, amounts received from any Guarantor that is not an “Eligible Contract Participant” (as defined in the Commodity Exchange Act) shall not be applied to Excluded Swap Obligations.

11.14.     Equity Cure. Notwithstanding anything to the contrary contained in this Section 11, in the event that the Borrower fails to comply with the requirement of the financial covenant set forth in Section 10.7, from the end of any Test Period until the expiration of the 10th Business Day following the date of the delivery of the Section 9.1 Financials in respect of such Test Period for which such financial covenant is being measured, any holder of Capital Stock or Stock Equivalents of the Borrower or any direct or indirect parent of the Borrower shall have the right to cure such failure (the “Cure Right”) by causing cash net equity proceeds derived from an issuance of Capital Stock or Stock Equivalents (other than Disqualified Stock, unless reasonably satisfactory to the Revolver Administrative Agent) by the Borrower (or from a contribution to the common equity capital of a parent entity of the Borrower) to be contributed, directly or indirectly, as cash common equity to the Borrower, and upon receipt by the Borrower of such cash contribution (such cash amount being referred to as the “Cure Amount”) pursuant to the exercise of such Cure Right, such financial covenant shall be recalculated giving effect to the following pro forma adjustments:

(a)           Consolidated EBITDA shall be increased, solely for the purpose of determining the existence of an Event of Default resulting from a breach of the financial covenant set forth in Section 10.7 with respect to any Test Period that includes the fiscal quarter for which the Cure Right was exercised and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(b)           if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the financial covenant set forth in Section 10.7 (calculated on a Pro Forma Basis), the Borrower shall be deemed to have satisfied the requirements of the financial covenant set forth in Section 10.7 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such financial covenants that had occurred shall be deemed cured for the purposes of this Agreement; provided that (i) in each Test Period there shall be at least two fiscal quarters in which no Cure Right is made, (ii) there shall be a maximum of five Cure Rights made during the term of this Agreement, (iii) each Cure Amount shall be no greater than the amount expected to be required to cause the Borrower to be in compliance with the financial covenant set forth in Section 10.7; and (iv) all Cure Amounts shall be disregarded for the purposes of any financial ratio determination under the Credit Documents other than for determining compliance with Section 10.7.

Section 12.            The Agents.

12.1.       Appointment.

(a)           Each Lender hereby irrevocably designates and appoints the applicable Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes such Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to such Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Section 12 (other than Section 12.1(c) with respect to the Joint Lead Arrangers and Bookrunners and Sections 12.1, 12.9, 12.11 and 12.12 with respect to the Borrower and the other Credit Parties) are solely for the benefit of the Agents and the Lenders, none of the Borrower or any other Credit Party shall have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Administrative Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agents. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any relationship of agency or trust with or for the Borrower or any of its respective Subsidiaries.

(b)           Each Administrative Agent, each Lender, the Swingline Lender and the Letter of Credit Issuers hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agents, each Lender, the Swingline Lender and the Letter of Credit Issuers irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any of the Administrative Agents, the Lenders, the Swingline Lender or the Letter of Credit Issuers, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent.

(c)           Each of the Joint Lead Arrangers, Bookrunners, syndication agents and documentation agents, each in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12.

12.2.       Delegation of Duties. The Administrative Agents and the Collateral Agent may each execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub- agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agents nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents, subagents or attorneys-in-fact selected by it in the absence of its gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).

12.3.       Exculpatory Provisions. No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (b) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or the creation, perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of any Credit Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof. The Collateral Agent shall not be under any obligation to the Administrative Agents or any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party. Without limiting the generality of the foregoing, (a) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 13.1), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law and (b) except as expressly set forth in the Credit Documents, no Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as an Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither the Administrative Agents nor any of their Related Parties shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agents shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

12.4.       Reliance by Agents. The Administrative Agents and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by each Administrative Agent or the Collateral Agent. The applicable Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with such Administrative Agents. The Administrative Agents and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agents and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the

Administrative Agents and the Collateral Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or applicable law.

12.5.       Notice of Default. Neither the Administrative Agents nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agents or the Collateral Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that either Administrative Agent receives such a notice, it shall, within ten (10) days of such receipt, give notice thereof to the other Administrative Agent, Lenders and the Collateral Agent. The Term Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Term Administrative Agent shall have received such directions, the Term Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable.

12.6.       Non-Reliance on Administrative Agents, Collateral Agent, and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agents nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agents or the Collateral Agent hereinafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agents or the Collateral Agent to any Lender. Each of the Lenders, the Swingline Lender and the Letter of Credit Issuers represents to the Administrative Agents and the Collateral Agent that it has, independently and without reliance upon the Administrative Agents, the Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and each other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agents, the Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of any of the Credit Parties. Except for notices, reports, and other documents expressly required to be furnished to the Lenders by the applicable Administrative Agent hereunder or as otherwise requested by a Lender from the Borrower through the Administrative Agent in accordance with the terms hereof, neither the applicable Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of any Credit Party that may come into the possession of such Administrative Agent or the Collateral Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7.       Indemnification. The Lenders agree to severally indemnify each Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against an Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agents or the Collateral Agent under or in connection with any of the foregoing; provided that no Lender shall be liable to an Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction; provided, further, that no action taken by an Administrative Agent in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 12.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder. The indemnity provided to each Agent under this Section 12.7 shall also apply to such Agent’s respective Affiliates, directors, officers, members, controlling persons, employees, trustees, investment advisors and agents and successors.

12.8.       Agents in Their Individual Capacities. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. Each Agent and its Affiliates may make loans to, accept deposits from, own securities of and generally engage in any kind of business with any Credit Party as though such Agent were not an Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

12.9.       Successor Agents.

(a)           Each of the Administrative Agents and the Collateral Agent may at any time give notice of its resignation to the Lenders, the Letter of Credit Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Event of Default under Section 11.1 or 11.5 is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above (including receipt of the Borrower’s consent); provided that if an Administrative Agent or the Collateral Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice.

(b)           If the Person serving as an Administrative Agent is a Defaulting Lender pursuant to clause (v) of the definition of Lender Default, the Required Lenders may to the extent permitted by applicable law, subject to the consent of the Borrower (not to be unreasonably withheld or delayed), by notice in writing to the Borrower and such Person remove such Person as an Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)           With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the Letter of Credit issuers under any of the Credit Documents, the retiring or removed Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the retiring or removed Administrative Agent shall instead be made by or to each Lender or Letter of Credit Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as an Administrative Agent or the Collateral Agent, as the case may be, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Agent, and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 12.9). Except as provided above, any resignation or removal of Royal Bank of Canada as an Administrative Agent pursuant to this Section 12.9 shall also constitute the resignation or removal of Royal Bank of Canada as the Collateral Agent. The fees payable by the Borrower (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Section 12 (including Section 12.7) and Section 13.5 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as an Agent.

(d)           Any resignation by or removal of Bank of America, N.A. as the Revolver Administrative Agent pursuant to this Section 12.9 shall also constitute its resignation or removal as Swingline Lender and Letter of Credit Issuer. If Bank of America resigns as Letter of Credit Issuer, it shall retain all the rights, powers, privileges and duties of the Letter of Credit Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Letter of Credit Issuer and all Obligations with respect thereto, including the right to require the Lenders to make ABR Loans or fund risk participations in

Unpaid Drawings pursuant to Section 3.3. If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make ABR Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.1(d). Upon the acceptance of a successor’s appointment as the Revolver Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Lender and Letter of Credit Issuer, (b) the retiring Swingline Lender and Letter of Credit Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor Swingline Lender and Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit issued by the Revolver Administrative Agent, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit.

12.10.     Withholding Tax. To the extent required by any applicable law, each Administrative Agent may withhold from any payment to any Lender under any Credit Document an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that either Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify such Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective) or if such Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify such Administrative Agent (to the extent that such Administrative Agent has not already been reimbursed by any applicable Credit Party and without limiting the obligation of any applicable Credit Party to do so), fully for all amounts paid, directly or indirectly, by such Administrative Agent or as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. A certificate as to the amount of such payment or liability delivered to any Lender by either Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes each Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to such Administrative Agent under this Section 12.10. The agreements in this Section 12.10 shall survive the resignation and/or replacement of the Administrative Agents, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, for purposes of this Section 12.10, the term Lender includes the Swingline Lender and the Letter of Credit Issuers.

12.11.     Agents Under Security Documents and Guarantee. Each Secured Party hereby further authorizes the Administrative Agents or the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents. Subject to Section 13.1, without further written consent or authorization from any Secured Party, the Administrative Agents or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (a) release any Lien on any property granted to or held by an Administrative Agent or the Collateral Agent (or any sub-agent thereof) under any Credit Document (i) upon the Maturity Date and the payment in full of all Obligations hereunder (except for (x) contingent indemnification obligations in respect of which a claim has not yet been made, (y) any Secured Hedge Obligations or Secured Cash Management Obligations that have been collateralized, backstopped or otherwise provided for and (z) any Letter of Credit Outstandings that have been Cash Collateralized, backstopped or otherwise provided for in accordance with the terms of this Agreement), (ii) that is sold or to be sold or transferred as part of or in connection with any sale or other transfer permitted hereunder or under any other Credit Document to a Person that is not a Credit Party or in connection with the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, (iii) if the property subject to such Lien is owned by a Guarantor, upon the release of such Guarantor from its Guarantee otherwise in accordance with the Credit Documents, (iv) as to the extent provided in the Security Documents, (v) that constitutes Excluded Property or Excluded Stock and Stock Equivalents or (vi) if approved, authorized or ratified in writing in accordance with Section 13.1; (b) release any Guarantor from its obligations under the Guarantee if such Person ceases to be a Restricted Subsidiary (or becomes an Excluded Subsidiary) as a result of a transaction or designation permitted hereunder; (c) subordinate any Lien on any property granted to or held by an Administrative Agent or the Collateral Agent under any Credit Document to the holder of any Lien permitted under clause (vi) (solely with respect to Section 10.1(d)) or (ix) of the definition of Permitted Lien; and (d) enter into subordination or intercreditor agreements with respect to Indebtedness to the extent an Administrative Agent or the Collateral Agent is otherwise contemplated herein as being a party to such intercreditor or subordination agreement, including the First Lien Intercreditor Agreement, the Second Lien Intercreditor Agreement and the Closing Date Intercreditor Agreement.

The Collateral Agent shall have its own independent right to demand payment of the amounts payable by the Borrower under this Section 12.11, irrespective of any discharge of the Borrower’s obligations to pay those amounts to the other Lenders resulting from failure by them to take appropriate steps in insolvency proceedings affecting the Borrower to preserve their entitlement to be paid those amounts.

Any amount due and payable by the Borrower to the Collateral Agent under this Section 12.11 shall be decreased to the extent that the other Lenders have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Credit Documents and any amount due and payable by the Borrower to the Collateral Agent under those provisions shall be decreased to the extent that the Collateral Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 12.11.

12.12.     Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Agents, and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights, and remedies hereunder may be exercised solely by the Collateral Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights, and remedies under the Security Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition. No holder of Secured Hedge Obligations or Secured Cash Management Obligations shall have any rights in connection with the management or release of any Collateral or of the obligations of any Credit Party under this Agreement. No holder of Secured Hedge Obligations or Secured Cash Management Obligations that obtains the benefits of any Guarantee or any Collateral by virtue of the provisions hereof or of any other Credit Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender or Agent and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Agreement to the contrary, neither Administrative Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Hedge

Agreements and Secured Cash Management Agreements, unless an Administrative Agent has received written notice of such Obligations, together with such supporting documentation as such Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

12.13.              Intercreditor Agreement Governs. The Administrative Agents, the Collateral Agent, and each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor agreement (including the Closing Date Intercreditor Agreement) entered into pursuant to the terms hereof, (b) hereby authorizes and instructs the Administrative Agents and the Collateral Agent to enter into each intercreditor agreement (including the Closing Date Intercreditor Agreement) entered into pursuant to the terms hereof and to subject the Liens securing the Obligations to the provisions thereof, and (c) hereby authorizes and instructs the Administrative Agents and the Collateral Agent to enter into any intercreditor agreement that includes, or to amend any then existing intercreditor agreement to provide for, the terms described in the definition of Permitted Other Indebtedness and the terms of the Second Lien Credit Agreement, as applicable.

Section 13.                                    Miscellaneous.

13.1.                     Amendments, Waivers, and Releases. Except as otherwise expressly set forth in the Credit Documents, neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. Except as provided to the contrary under Section 2.14 or the fifth and sixth paragraphs hereof in respect of Replacement Term Loans, and other than with respect to any amendment, modification or waiver contemplated in the proviso to clause (i) below, which shall only require the consent of the Lenders expressly set forth therein and not the Required Lenders, the Required Lenders may, or, with the written consent of the Required Lenders, the applicable Administrative Agent and/or the Collateral Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive in writing, on such terms and conditions as the Required Lenders or the applicable Administrative Agent and/or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; and provided, further, that no such waiver and no such amendment, supplement or modification shall (x) (i) forgive or reduce any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated rate (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate or amend Section 2.8(c)), or forgive any portion thereof, or extend the date for the payment, of any principal hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Commitment or extend the final expiration date of any Letter of Credit beyond the L/C Facility Maturity Date, or increase the aggregate amount of the Commitments of any Lender, make any Loan, interest, Fee or other amount payable in any currency other than expressly provided herein, in each case without the written consent of each Lender directly and adversely affected thereby; provided that a waiver of any condition precedent in Section 6 or 7, the waiver of any Default, Event of Default, default interest, mandatory prepayment or reductions, any modification, waiver or amendment to the financial covenant definitions or financial ratios or any component thereof or the waiver of any other covenant shall not constitute an increase of any Commitment of a Lender, a reduction or forgiveness in the interest rates or the fees or premiums or a postponement of any date scheduled for the payment of principal, premium or interest or an extension of the final maturity of any Loan or the scheduled termination date of any Commitment, in each case for purposes of this clause (i), or (ii) consent to the assignment or transfer by the Borrower of its rights and obligations under any

Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent and Collateral Agent in a manner that directly and adversely affects such Person, or (iv) amend, modify or waive any provision of Section 3 with respect to any Letter of Credit without the written consent of the Letter of Credit Issuer to the extent such amendment, modification or waiver directly and adversely affects the Letters of Credit Issuer, or (v) amend, modify or waive any provisions hereof relating to Swingline Loans without the written consent of the Swingline Lender in a manner that directly and adversely affects such Person, or (vi) release all or substantially all of the Guarantors under the Guarantees (except as expressly permitted by the Guarantees, the Closing Date Intercreditor Agreement or this Agreement) or release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents, the Closing Date Intercreditor Agreement or this Agreement) without the prior written consent of each Lender, or (vii) decrease the Initial Term Loan Repayment Amount applicable to Initial Term Loans or extend any scheduled Initial Term Loan Repayment Date applicable to Initial Term Loans, in each case without the written consent of each Lender directly and adversely affected thereby, or (viii) reduce the percentages specified in the definitions of the terms Required Lenders, Required Revolving Credit Lenders or Required Term Loan Lenders or amend, modify or waive any provision of this Section 13.1 that has the effect of decreasing the number of Lenders that must approve any amendment, modification or waiver, without the written consent of each Lender, (y) notwithstanding anything to the contrary in clause (x), (i) extend the final expiration date of any Lender’s Commitment or (ii) increase the aggregate amount of the Commitments of any Lender, in each case, without the written consent of such Lender, or (z) in connection with an amendment that addresses solely a repricing transaction in which any Class of Term Loans is refinanced with a replacement Class of Term Loans bearing (or is modified in such a manner such that the resulting Term Loans bear) a lower Effective Yield (a “Permitted Repricing Amendment”), only the consent of the Lenders holding Term Loans subject to such permitted repricing transaction that will continue as a Lender in respect of the repriced tranche of Term Loans or modified Term Loans or (ix) amend, modify or waive the pro rata sharing provisions set forth in Sections 2.16(a)(ii), 5.2(c), 5.2(d) or 11.13, in each case without the written consent of each Lender directly and adversely affected thereby.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except (x) that the Commitment of such Lender may not be increased or extended without the consent of such Lender and (y) for any such amendment, waiver or consent that treats such Defaulting Lender disproportionately from the other Lender of the same Class (other than because of its status as a Defaulting Lender).

Notwithstanding anything in this Agreement to the contrary, the consent of each Revolving Credit Lender and the Revolver Administrative Agent (and no other Lenders) shall be required to amend the definition of “Alternative Currency” to add additional currencies.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the applicable Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrower, the Lenders and the applicable Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the applicable Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

Notwithstanding the foregoing, only the Required Revolving Credit Lenders shall have the ability to waive, amend, supplement or modify (i) the covenant set forth in Section 10.7 (or any of the defined terms used therein or related thereto solely as used in Section 10.7) and (ii) the conditions precedent to advances under the Revolving Credit Facility which consent, in each case, shall be effective without the consent of any other Lender.

Notwithstanding the foregoing, in addition to any credit extensions and related Joinder Agreement or Extension Amendment effectuated without the consent of Lenders in accordance with Section 2.14, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the applicable Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans and the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new Term Loans and Revolving Credit Loans.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Term Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing of all or any portion of outstanding Term Loans of any Class (“Refinanced Term Loans”) with a replacement term loan tranche (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans (plus an amount equal to all accrued but unpaid interest, fees, premiums, and expenses incurred in connection therewith), (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, unless any such Applicable Margin applies after the Initial Term Loan Maturity Date, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans), and (d) the covenants, events of default and guarantees shall be not materially more restrictive (taken as a whole) (as determined in good faith by the Borrower) to the Lenders providing such Replacement Term Loans than the covenants, events of default and guarantees applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants, events of default and guarantees applicable to any period after the maturity date in respect of the Refinanced Term Loans in effect immediately prior to such refinancing; provided that a certificate of an Authorized Officer of the Borrower delivered to the Term Administrative Agent at least five Business Days (or such shorter period as the Term Administrative Agent may reasonably agree) prior to the incurrence of such Replacement Term Loans, together with a reasonably detailed description of the material terms and conditions of such Replacement Term Loans or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Term Administrative Agent notifies the Borrower within two Business Days after receipt of such certificate that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, upon the termination of this Agreement and the payment of all Obligations hereunder (except for (x) contingent indemnification obligations in respect of which a claim has not yet been made, (y) any Secured Hedge Obligations or Secured Cash Management Obligations that have been collateralized, backstopped or otherwise provided for and (z) any Letter of Credit Outstandings that have been Cash Collateralized, backstopped or otherwise provided for in accordance with the terms of this Agreement), (ii) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Credit Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 13.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the applicable Guarantee (in accordance with the second following sentence), (vi) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents, and (vii) if such assets constitute Excluded Property or Excluded Stock and Stock Equivalents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Lenders hereby irrevocably agree that any Restricted Subsidiary that is a Guarantor shall be released from the Guarantees upon consummation of any transaction not prohibited hereunder resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary. The Lenders hereby authorize the Administrative Agents and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.

Notwithstanding anything herein to the contrary, the Credit Documents may be amended to add syndication or documentation agents and make customary changes and references related thereto with the consent of only the Borrower and the Term Administrative Agent.

Notwithstanding anything in this Agreement (including, without limitation, this Section 13.1) or any other Credit Document to the contrary, (i) this Agreement and the other Credit Documents may be amended to effect an incremental facility or extension facility pursuant to Section 2.14 (and an Administrative Agent and the Borrower may effect such amendments to this Agreement and the other Credit Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of such Administrative Agent and the Borrower, to effect the terms of any such incremental facility or extension facility); (ii) no Lender consent is required to effect any amendment or supplement to any intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of such intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to any applicable intercreditor agreement as, in the good faith determination of the Term Administrative Agent, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders taken as a whole); provided, further, that no such agreement shall amend, modify or otherwise directly and adversely affect the rights or duties of the Administrative Agents hereunder or under any other Credit Document without the prior written consent of the Administrative Agents; (iii) any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrower and an Administrative Agent to (x) cure any ambiguity, omission, mistake, defect or inconsistency (as reasonably determined by an Administrative Agent and the Borrower) and (y) effect administrative changes of a technical or immaterial nature (including to effect changes to the terms and conditions applicable solely to the Letter of Credit Issuers in respect of issuances of Letters of Credit) and such amendment shall be deemed approved by the Lenders if the Lenders shall have received at least five Business Days’ prior written notice of such change and such Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; (iv) the applicable Credit Parties and an Administrative and/or the Collateral Agent may in its or their respective discretion enter into any amendment or waiver or any Credit Document, or enter into any new agreement or instrument, to subordinate any Lien on any item of Collateral that is subject to a Lien permitted by clauses (v), (vi)(a), (xiii), (xviii) (solely to the extent such Lien relates to clause (vi)(a) of the definition of Permitted Liens), (xxviii), (xxix), (xxx), (xxxi), (xxxv) and (xliv) (solely to the extent such Lien is of a type that would otherwise be permitted by any of the foregoing clauses of the definition of Permitted Liens without regard to any limitation on the amount of obligations secured by such Liens) of the definition of Permitted Liens; (v) guarantees, collateral documents and related documents executed by Credit Parties in connection with this Agreement may be in a form reasonably determined by the Term Administrative Agent and may be, together with any other Credit Document, entered into, amended, supplemented or waived, without the consent of any other Person, by the applicable Credit Party or Credit Parties and the Collateral Agent or the Collateral Agent in its or their respective sole discretion, to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law or advice of counsel to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law, or (C) to cure ambiguities, omissions, mistakes or defects (as reasonably determined by the Term Administrative Agent and the Borrower) or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Credit Documents; and (vi) Intercreditor Agreements contemplated by the terms of this Agreement may be entered into.

Notwithstanding anything in this Agreement or any Security Document to the contrary, the Collateral Agent may, in its sole discretion, grant extensions of time for the satisfaction of any of the requirements under Sections 9.12, 9.13 and 9.14 or any Security Documents in respect of any particular Collateral or any particular Subsidiary if it determines that the satisfaction thereof with respect to such Collateral or such Subsidiary cannot be accomplished without undue expense or unreasonable effort or due to factors beyond the control of the Borrower and the Restricted Subsidiaries by the time or times at which it would otherwise be required to be satisfied under this Agreement or any Security Document.

Notwithstanding the foregoing, no MIRE Event may be closed until (1) the date that is (a) if there are no Mortgaged Properties in a special flood hazard area, five (5) Business Days or (b) if there are any Mortgaged Properties in a special flood hazard area, forty-five (45) days, in each case, after the Collateral Agent has delivered to the Lenders with a Revolving Credit Commitment the following documents in respect of such existing Mortgaged Property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the applicable Credit Parties of that fact and (if applicable) notification to the applicable Credit Parties that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Credit Parties of such notice; and (iii) if required by Flood Laws, evidence of required flood insurance in compliance with Section 9.3 and (2) the Collateral Agent shall have received written confirmation from each Revolving Credit Lender that flood insurance compliance has been completed by such Lender with respect to each Mortgaged Property (such written confirmation not to be unreasonably withheld or delayed).

13.2.                     Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a)                                 if to the Borrower, the Administrative Agents, the Collateral Agent, any Letter of Credit Issuer or the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b)                                 if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agents, the Collateral Agent, the Letter of Credit Issuers and the Swingline Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to an Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

Notices and other communications to the Lenders and the Letter of Credit Issuer hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the applicable Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Letter of Credit Issuer pursuant to Section 2 or 3 if such Lender or Letter of Credit Issuer, as applicable, has notified the applicable Administrative Agent that it is incapable of receiving notices under such Sections by electronic communication. Each Administrative Agent, the Swingline Lender, the Letter of Credit Issuer or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

13.3.                     No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agents, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.

13.4.                     Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

13.5.                     Payment of Expenses; Indemnification.

(a)                                 The Borrower agrees (i) to pay or reimburse each of the Agents for all their reasonable and documented out-of-pocket costs and expenses (without duplication) incurred in connection with the development, preparation, execution and delivery of, and any amendment, supplement, modification to, waiver and/or enforcement this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of Paul Hastings LLP (or such other counsel as may be agreed by the Term Administrative Agent and the Borrower), one counsel in each relevant local jurisdiction with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), (ii) to pay or reimburse each Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of one firm or counsel to the Administrative Agents and the Collateral Agent, and, to the extent required, one firm or local counsel in each relevant local jurisdiction with the Borrower’s consent (such consent not to be unreasonably withheld or delayed (which may include a single special counsel acting in multiple jurisdictions), and (iii) to pay, indemnify and hold harmless each Lender, each Agent and their respective Related Parties (without duplication) (the “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, obligations, demands, actions, judgments, suits, costs, expenses, disbursements or penalties of any kind or nature whatsoever (in each case, excluding allocated costs of in-house counsel) (and the reasonable and documented out-of-pocket legal fees, expenses, disbursements and other charges of one firm of counsel for all Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies the Borrower of any existence of such conflict and, after the Borrower has given its consent (which consent shall not be unreasonably withheld or delayed), in connection with the investigating or defending any of the foregoing (including the reasonable fees) has retained its own counsel, of another firm of counsel for such affected Indemnified Person), and to the extent required, one firm or local counsel in each relevant, material jurisdiction (which may include a single special counsel acting in multiple jurisdictions)) of any such Indemnified Person arising out of or relating to any action, claim, litigation, investigation or other proceeding (regardless of whether such Indemnified Person is a party thereto or whether or not such action, claim, litigation or proceeding was brought by the Borrower, any of its Subsidiaries or any other Person), arising out of, or with respect to the Transactions or to the execution, enforcement, delivery, performance and administration of this Agreement, the other Credit Documents and any such other documents, including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or any actual or alleged presence, Release or threatened Release of Hazardous Materials relating in any way to the Borrower or any of its Subsidiaries (all the foregoing in this clause (iii), collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to indemnified liabilities to the extent arising from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of its Related Parties as determined in a final and non-appealable judgment of a court of competent jurisdiction, (ii) a material breach of the obligations of such Indemnified Person or any of its Related Parties under the terms of this Agreement or any other Credit Document by such Indemnified Person or any of its Related Parties as determined in a final and non-appealable judgment of a court of competent jurisdiction, (iii) in the case of a proceeding initiated by a Credit Party against any Indemnified Person, a breach of the obligations of such Indemnified Person or any of its Related Parties of this Agreement or any other Credit Document as determined in a final and non-appealable judgment of a court of competent jurisdiction or (iv) any proceeding between and among Indemnified Persons that does not involve an act or omission by the Borrower or its Subsidiaries; provided the Agents, Letter of Credit Issuer and Swingline Lender to the extent acting in their capacity as such, shall remain indemnified in respect of such proceeding, to the extent that none of the exceptions set forth in clause (i), (ii) or (iii) of the immediately preceding proviso applies to such person at such time. The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder. This Section 13.5 shall not apply with respect to Taxes, other than any Taxes that represent losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, cost, expenses, or disbursements arising from any non-Tax claim.

(b)                                 No Credit Party nor any Indemnified Person shall have any liability for any special, punitive, indirect or consequential damages resulting from this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that the foregoing shall not limit the Borrower’s indemnification obligations to the Indemnified Persons pursuant to Section 13.5(a) in respect of damages incurred or paid by an Indemnified Person to a third party. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of any Indemnified Person or any of its Related Parties as determined by a final and non-appealable judgment of a court of competent jurisdiction.

13.6.                     Successors and Assigns; Participations and Assignments.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly permitted by Section 10.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agents and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 13.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agents, the Collateral Agent and the Lenders and each other Person entitled to indemnification under Section 13.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i) Subject to the conditions set forth in clause (b)(ii) below and Section 13.7, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including participations in L/C Obligations or Swingline Loans) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed; it being understood that, without limitation, the Borrower shall have the right to withhold or delay its consent to any assignment if, in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:

(A)                               the Borrower; provided that no consent of the Borrower shall be required for (1) an assignment of Term Loans to (X) a Lender, (Y) an Affiliate of a Lender, or (Z) an Approved Fund, (2) an assignment of Revolving Credit Loans to an existing Revolving Credit Lender or (3) an assignment of Loans or Commitments to any assignee if an Event of Default under Section 11.1 or Section 11.5 (with respect to the Borrower) has occurred and is continuing; and

(B)                               the applicable Administrative Agent and, in the case of Revolving Credit Commitments or Revolving Credit Loans only, the Swingline Lender and the Letter of Credit Issuers (not to be unreasonably withheld or delayed); provided that no consent of an Administrative Agent shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

Notwithstanding the foregoing, no such assignment shall be made to (i) a natural Person, Disqualified Lender or Defaulting Lender, and (ii) with respect to the Revolving Credit Commitments, any Affiliated Lender, any Affiliated Institutional Lender, the Borrower or any Subsidiary of the Borrower. For the avoidance of doubt, the Administrative Agents shall bear no responsibility or liability for monitoring and enforcing the list of Persons who are Disqualified Lenders at any time.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the applicable Administrative Agent) shall not be less than $1,000,000 in the case of Revolving Credit Commitments and $1,000,000 in the case of Term Loans and, in each case, increments of $1,000,000 in excess thereof, unless each of the Borrower and the applicable Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing; provided, further, that contemporaneous assignments by a Lender and its Affiliates or Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above (and simultaneous assignments to or by two or more Related Funds shall be treated as one assignment), if any;

(B)                               each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)                               the parties to each assignment shall execute and deliver to the applicable Administrative Agent an Assignment and Acceptance via an electronic settlement system or other method reasonably acceptable to such Administrative Agent and the assignor or the assignee shall pay to such Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of such Administrative Agent);

(D)                               the assignee, if it shall not be a Lender, shall deliver to the applicable Administrative Agent an administrative questionnaire in a form approved by such Administrative Agent (the “Administrative Questionnaire”) and applicable tax forms (as required under Section 5.4(e)); and

(E)                                any assignment to the Borrower, any Subsidiary or an Affiliated Lender (other than an Affiliated Institutional Lender) shall also be subject to the requirements of Section 13.6(h).

For the avoidance of doubt, no Administrative Agent bears any responsibility for tracking or monitoring assignments to or participations by any Affiliated Lender.

(iii)                               Subject to acceptance and recording thereof pursuant to clause (b)(v) of this Section 13.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6. For the avoidance of doubt, in case of an assignment to a new Lender pursuant to this Section 13.6, (i) the applicable Administrative Agent, the new Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the new Lender been an original Lender signatory to this Agreement with the rights and/or obligations acquired or assumed by it as a result of the assignment and to the extent of the assignment the assigning Lender shall each be released from further obligations under the Credit Documents and (ii) the benefit of each Security Document shall be maintained in favor of the new Lender.

(iv)                              Each Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at such Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans (and stated interest amounts) and any payment made by the Letter of Credit Issuer under any Letter of Credit owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, each Administrative Agent, the Collateral Agent, the Letter of Credit Issuers and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent, the Letter of Credit Issuers, each Administrative Agent and its Affiliates and, with respect to itself, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and applicable tax forms (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 13.6 and any written consent to such assignment required by clause (b) of this Section 13.6, the applicable Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (b)(v).

(c)                                  (i)                                     Any Lender may, without the consent of the Borrower or either Administrative Agent, the Letter of Credit Issuer or the Swingline Lender, sell participations to one or more banks or other entities (other than (x) a natural person, (y) the Borrower and its Subsidiaries and (z) any Disqualified Lender; provided that, notwithstanding clause (z) hereof, participations may be sold to Disqualified Lenders unless a list of Disqualified Lenders has been made available to all Lenders) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agents, the Letter of Credit Issuers and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, no Administrative Agent shall bear any responsibility or liability for monitoring and enforcing the list of Disqualified Lenders or the sales of participations thereto at any time. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i) and (vii) of the second proviso to Section 13.1 that affects such Participant. Subject to clause (c)(ii) of this Section 13.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11, 3.5 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6, including the requirements of clause (e) of Section 5.4) (it being agreed that any documentation required under Section 5.4(e) shall be provided to the participating Lender)). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided such Participant shall be subject to Section 13.8(a) as though it were a Lender.

(ii)                                  The Borrower shall not be obligated to make any greater payment under Section 2.10, 2.11, 3.5 or 5.4 than it would have been obligated to make absent the sale of the participation to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld). Each Lender that sells a participation shall, acting for itself and, solely for this purpose, as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(d)                                 Any Lender may, without the consent of the Borrower or the Administrative Agents, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, or other central bank having jurisdiction over such Lender and this Section 13.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)                                  Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(f)                                   The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g)                                  SPV Lender. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Term Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Term Loan that such Granting Lender would otherwise be obligated to make the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 13.6, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Term Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) other than a Disqualified Lender providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) subject to Section 13.16, disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This Section 13.6(g) may not be amended without the written consent of the SPV. Notwithstanding anything to the contrary in this Agreement but subject to the following sentence, each SPV shall be entitled to the benefits of Sections 2.10, 2.11, 3.5 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6, including the requirements of clause (e) of Section 5.4 (it being agreed that any documentation required under Section 5.4(e) shall be provided to the Granting Lender)). Notwithstanding the prior sentence, an SPV shall not be entitled to receive any greater payment under Section 2.10, 2.11, 3.5 or 5.4 than its Granting Lender would have been entitled to receive absent the grant to such SPV, unless such grant to such SPV is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld).

(h)                                 Notwithstanding anything to the contrary contained herein, (x) any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to the Borrower, any Subsidiary or an Affiliated Lender and (y) the Borrower and any Subsidiary may, from time to time, purchase or prepay Term Loans, in each case, on a non-pro rata basis through (1) Dutch auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be agreed between the Borrower and the Auction Agent or (2) open market purchases; provided that:

(i)                                     any Loans or Commitments acquired by the Borrower or any other Subsidiary shall be retired and cancelled promptly upon the acquisition thereof;

(ii)                                  by its acquisition of Loans or Commitments, an Affiliated Lender shall be deemed to have acknowledged and agreed that:

(A)                               it shall not have any right to (i) attend or participate in (including, in each case, by telephone) any meeting (including “Lender only” meetings) or discussions (or portion thereof) among the Administrative Agents or any Lender to which representatives of the Borrower are not then present, (ii) receive any information or material prepared by the Administrative Agents or any Lender or any communication by or among the Administrative Agents and one or more Lenders or any other material which is “Lender only”, except to the extent such information or materials have been made available to the Borrower or their representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Section 2) or receive any advice of counsel to the Administrative Agents or (iii) make any challenge to an Administrative Agent’s or any other Lender’s attorney-client privilege on the basis of its status as a Lender; and

(B)                               except with respect to any amendment, modification, waiver, consent or other action (I) in Section 13.1 requiring the consent of all Lenders, all Lenders directly and adversely affected or specifically such Lender, (II) that alters an Affiliated Lender’s pro rata share of any payments given to all Lenders, or (III) affects the Affiliated Lender (in its capacity as a Lender) in a manner that is disproportionate to the effect on any Lender in the same Class, the Loans held by an Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Lender vote (and, in the case of a plan of reorganization that does not affect the Affiliated Lender in a manner that is materially adverse to such Affiliated Lender relative to other Lenders, shall be deemed to have voted its interest in the Term Loans in the same proportion as the other Lenders) (and shall be deemed to have been voted in the same percentage as all other applicable Lenders voted if necessary to give legal effect to this paragraph);

(iii)                               the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders may not exceed 30% of the aggregate principal amount of all Term Loans outstanding at the time of such purchase; and

(iv)                              any such Loans acquired by an Affiliated Lender may, with the consent of the Borrower, be contributed to a Borrower and exchanged for debt or equity securities that are otherwise permitted to be issued at such time (and such Loans or Commitments shall be retired and cancelled promptly).

For avoidance of doubt, the foregoing limitations shall not be applicable to Affiliated Institutional Lenders. None of the Borrower, any Subsidiary of the Borrower or any Affiliated Lender shall be required to make any representation that it is not in possession of information which is not publicly available and/or material with respect to the Borrower and its Subsidiaries or their respective securities for purposes of U.S. federal and state securities laws.

(i)                                     Disqualified Lenders.

(i)                                     No assignment or, to the extent the list of Disqualified Lenders (the “DQ List”) has been posted on the Platform for all Lenders, participation shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Lender”), (x) such assignee shall not retroactively be considered a Disqualified Lender and

(y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender. Any assignment in violation of this subsection (i)(i) shall not be void, but the other provisions of this subsection (i) shall apply.

(ii)                                  If any assignment or participation is made to any Disqualified Lender without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Lender after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agents, (A) terminate any Revolving Credit Commitment of such Disqualified Lender and repay all obligations of the Borrower owing to such Disqualified Lender in connection with such Revolving Credit Commitment, (B) in the case of outstanding Term Loans held by Disqualified Lenders, purchase or prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Credit Documents and/or (C) require such Disqualified Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 13.6), all of its interest, rights and obligations under this Agreement and related Credit Documents to an assignee permitted by this Section 13.6 that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Credit Documents.

(iii)                               Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agents or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agents, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agents or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agents or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Credit Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any debtor relief laws (“Plan of Reorganization”), each Disqualified Lender party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Lender does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other applicable debtor relief laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other debtor relief laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)                              The Administrative Agents shall have the right, and the Borrower hereby expressly authorizes the Administrative Agents, to (A) post the DQ List on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide the DQ List to each Lender requesting the same.

13.7.                     Replacements of Lenders Under Certain Circumstances.

(a)                                 The Borrower shall be permitted (x) to replace any Lender or (y) terminate the Commitment of such Lender or Letter of Credit Issuer, and repay all Obligations of the Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date that (a) requests reimbursement for amounts owing pursuant to Section 2.10 or 5.4, (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken, or (c) becomes a Defaulting Lender, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any Requirements of Law, (ii) no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts pursuant to Section 2.10, 2.11, or 5.4, as the case may be, owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, an Affiliate of the Lender, an Affiliated Lender or Approved Fund, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Term Administrative Agent, (v) the replacement bank or institution, if not already a Lender shall be subject to the provisions of Section 13.6(b), (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 (provided that unless otherwise agreed the Borrower shall be obligated to pay the registration and processing fee referred to therein), and (vii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Term Administrative Agent or any other Lender shall have against the replaced Lender.

(b)                                 If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 13.1 requires the consent of either (i) all of the Lenders directly and adversely affected or (ii) all of the Lenders, and, in each case, with respect to which the Required Lenders (or at least 50.1% of the directly and adversely affected Lenders) shall have granted their consent, then, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to (x) replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Term Administrative Agent (to the extent such consent would be required under Section 13.6) or to terminate the Commitment of such Lender or Letter of Credit Issuer, as the case may be, and (1) in the case of a Lender (other than the Letter of Credit Issuer), repay all Obligations of the Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of the Letter of Credit Issuer, repay all Obligations of the Borrower owing to such Letter of Credit Issuer relating to the Loans and participations held by the Letter of Credit Issuer as of such termination date and cancel, backstop or otherwise provide for on terms satisfactory to such Letter of Credit Issuer any Letters of Credit issued by it); provided that (a) all Obligations hereunder of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment including any amounts that such Lender may be owed pursuant to Section 2.11, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, and (c) the Borrower shall pay to such Non-Consenting Lender the amount, if any, owing to such Lender pursuant to Section 5.1(b). In connection with any such assignment, the Borrower, the Term Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6.

13.8.                     Adjustments; Set-off.

(a)                                 Except as contemplated in Section 13.6 or elsewhere herein, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)                                 After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Credit Parties but with the prior consent of the Collateral Agent, any such notice being expressly waived by the Credit Parties to the extent permitted by applicable law, upon any amount becoming due and payable by the Credit Parties hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final) (other than payroll, trust, tax, fiduciary, and petty cash accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Credit Parties. Each Lender agrees promptly to notify the Credit Parties and the Collateral Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.9.                     Counterparts. This Agreement and each other Credit Document may be executed by one or more of the parties to this Agreement and each other Credit Document, as applicable, on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute an original and one and the same instrument.

13.10.              Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11.              Integration. This Agreement and the other Credit Documents represent the agreement of the Borrower, the Collateral Agent, the Administrative Agents and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Administrative Agents, the Collateral Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

13.12.              GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.13.              Submission to Jurisdiction; Waivers. Each party hereto irrevocably and unconditionally:

(a)                                 submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party to the exclusive general jurisdiction of the courts of the State of New York or the courts of the United States for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding shall be brought in such courts and waives (to the extent permitted by applicable law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;

(c)                                  agrees that service of process in any such action or proceeding shall be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 at such other address of which the applicable Administrative Agent shall have been notified pursuant to Section 13.2;

(d)                                 agrees that nothing herein shall affect the right of the Administrative Agents, any Lender or another Secured Party to effect service of process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower or any other Credit Party in any other jurisdiction; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages; provided that nothing in this clause (e) shall limit the Credit Parties’ indemnification obligations set forth in Section 13.5.

13.14.              Acknowledgments. The Borrower hereby acknowledges that:

(a)                                 it has been advised by counsel in the negotiation, execution, and delivery of this Agreement and the other Credit Documents to which it is a party;

(b)                                 (i)                                     the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower and the other Credit Parties, on the one hand, and the Administrative Agents, the Lenders and the other Agents on the other hand, and the Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof);

(ii)                                  in connection with the process leading to such transaction, each of the Administrative Agents and the other Agents, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for the Borrower, any other Credit Parties or any of their respective Affiliates, stockholders, creditors or employees, or any other Person;

(iii)                               neither the Administrative Agents nor any other Agent has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agents or other Agent has advised or is currently advising the Borrower, the other Credit Parties or their respective Affiliates on other matters) and neither the Administrative Agents or other Agent has any obligation to the Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents;

(iv)                              the Administrative Agents, each other Agent and each Affiliate of the foregoing may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and their Affiliates, and neither the Administrative Agents nor any other Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and

(v)                                 neither the Administrative Agents nor any other Agent has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby agrees that it will not claim that any Agent owes a fiduciary or similar duty to the Credit Parties in connection with the Transactions contemplated hereby and waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agents or any other Agent with respect to any breach or alleged breach of agency or fiduciary duty; and

(c)                                  no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, on the one hand, and any Lender, on the other hand.

13.15.              WAIVERS OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.16.              Confidentiality. The Administrative Agents, each other Agent and each Lender (collectively, the “Restricted Persons” and, each a “Restricted Person”) shall treat confidentially all non-public information provided to any Restricted Person by or on behalf of any Credit Party hereunder in connection with such Restricted Person’s evaluation of whether to become a Lender hereunder or obtained by such Restricted Person pursuant to the requirements of this Agreement (“Confidential Information”) and shall not publish, disclose or otherwise divulge such Confidential Information; provided that nothing herein shall prevent any Restricted Person from disclosing any such Confidential Information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process (in which case such Restricted Person agrees (except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrower promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over such Restricted Person or any of its Affiliates (in which case such Restricted Person agrees (except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrower promptly thereof prior to disclosure), (c) to the extent that such Confidential Information becomes publicly available other than by reason of improper disclosure by such Restricted Person or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing under this Section 13.16, (d) to the extent that such Confidential Information is received by such Restricted Person from a third party that is not, to such Restricted Person’s knowledge, subject to confidentiality obligations owing to any Credit Party or any of their respective subsidiaries or affiliates, (e) to the extent that such Confidential Information was already in the possession of the Restricted Persons prior to any duty or other undertaking of confidentiality or is independently developed by the Restricted Persons without the use of such Confidential Information, (f) to such Restricted Person’s affiliates and to its and their respective officers, directors, partners, employees, legal counsel, independent auditors, and other experts or agents who need to know such Confidential Information in connection with providing the Loans or action as an Agent hereunder and who are informed of the confidential nature of such Confidential Information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this Section 13.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16) (with each such Restricted Person, to the extent within its control, responsible for such person’s compliance with this paragraph), (g) to potential or prospective Lenders, hedge providers (or other derivative transaction counterparties) (any such person, a “Derivative Counterparty”), participants or assignees, in each case who agree (pursuant to customary syndication practice) to be bound by the terms of this Section 13.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16); provided that (i) the disclosure of any such Confidential Information to any Lenders, Derivative Counterparties or prospective Lenders, Derivative Counterparties or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender, Derivative Counterparty or prospective Lender or participant or prospective participant that such Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 13.16 or confidentiality provisions at least as restrictive as those set forth in this Section 13.16) in accordance with the standard syndication processes of such Restricted Person or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such Confidential Information and (ii) no such disclosure shall be made by such Restricted Person to any person that is at such time a Disqualified Lender, (h) for purposes of establishing a “due diligence” defense, or (i) to rating agencies in connection with obtaining ratings for the Borrower and the Credit Facilities to the extent such rating agencies are subject to customary confidentiality obligations of professional practice or agree to be bound by the terms of this Section 13.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16). Notwithstanding the foregoing, (i) Confidential Information shall not include, with respect to any Person, information available to it or its Affiliates on a non-confidential basis from a source other than the Borrower, its Subsidiaries or its Affiliates, (ii) the Administrative Agents shall not be responsible for compliance with this Section 13.16 by any other Restricted Person (other than its officers, directors or employees), (iii) in no event shall any Lender, the Administrative Agents or any other Agent be obligated or required to return any materials furnished by the Borrower or any of its Subsidiaries, and (iv) each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration, settlement and management of this Agreement and the other Credit Documents.

13.17.              Direct Website Communications.

(a)                                 The Borrower may, at its option, provide to the Term Administrative Agent any information, documents and other materials that it is obligated to furnish to the Term Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial, and other reports, certificates, and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto, (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any default or event of default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Term Administrative Agent to the Term Administrative Agent at an email address provided by the Term Administrative Agent from time to time; provided that (i) upon written request by the Term Administrative Agent or the Borrower shall deliver paper copies of such documents to the Term Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Term Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Term Administrative Agent of the posting of any such documents and provide to the Term Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Term Administrative Agent and maintaining its copies of such documents. Nothing in this Section 13.17 shall prejudice the right of the Borrower, the Administrative Agents, any other Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

The Term Administrative Agent agrees that the receipt of the Communications by the Term Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Term Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (A) to notify the Term Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(b)                                 The Borrower further agrees that any Agent may make the Communications available to the Lenders by posting the Communications on Intralinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform (i) is limited to the Agents, the Lenders and Transferees or prospective Transferees and (ii) remains subject to the confidentiality requirements set forth in Section 13.16.

(c)                                  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY MATERIALS OR INFORMATION PROVIDED BY THE CREDIT PARTIES (THE “BORROWER MATERIALS”) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall either Administrative Agent or any of its Related Parties (collectively, the “Agent Parties” and each an “Agent Party”) have any liability to the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities, or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or such Administrative Agent’s transmission of Borrower Materials through the internet, except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties’ (other than any trustee or advisor)) gross negligence, bad faith or willful misconduct or material breach of the Credit Documents as determined in the final non- appealable judgment of a court of competent jurisdiction.

(d)                                 The Borrower and each Lender acknowledge that certain of the Lenders may be “public- side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Borrower, the Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to the Credit Documents or otherwise are being distributed through the Platform, any document or notice that the Borrower has indicated contains only publicly available information with respect to the Borrower may be posted on that portion of the Platform designated for such public-side Lenders. If the Borrower has not indicated whether a document or notice delivered contains only publicly available information, the applicable Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the Borrower, the Subsidiaries and their securities. Notwithstanding the foregoing, the Borrower shall use commercially reasonable efforts to indicate whether any document or notice contains only publicly available information; provided that the following documents shall be deemed to be marked “PUBLIC,” unless the Borrower notifies the applicable Administrative Agent promptly that any such document contains material nonpublic information: (1) the Credit Documents; (2) any notification of changes in the terms of the Credit Facility; and (3) all financial statements and certificates delivered pursuant to Sections 9.1(a), (b) and (d).

13.18.     USA PATRIOT Act. Each Lender hereby notifies each Credit Party that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.

13.19.     Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Term Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Term Administrative Agent or the Lenders hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Term Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Term Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Term Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Term Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Term Administrative Agent in such currency, the Term Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

13.20.     Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver, or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (b) each Lender severally agrees to pay to the Term Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

13.21.     No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders or creditors. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

13.22.     Nature of Borrower Obligations.

(a)           [Reserved]

(b)           Notwithstanding anything to the contrary contained elsewhere in this Agreement, it is understood and agreed by the various parties to this Agreement that the Borrower’s Obligations to repay principal of, interest on, and all other amounts with respect to, all Loans, L/C Obligations and all other Obligations of the Borrower pursuant to this Agreement (including, without limitation, all fees, indemnities, taxes and other Obligations in connection therewith or in connection with the related Commitments) shall be guaranteed pursuant to, and in accordance with the terms of, the Guarantee.

(c)           The obligations of the Borrower are independent of the obligations of any Guarantor under its guaranty the Borrower’s Obligations, and a separate action or actions may be brought and prosecuted against the Borrower, whether or not any such Guarantor is joined in any such action or actions. The Borrower waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof.

(d)           The Borrower authorizes the Collateral Agent and the Lenders without notice or demand (except as shall be required by the Credit Documents and applicable statute that cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(i)            exercise or refrain from exercising any rights against any Guarantor or others or otherwise act or refrain from acting;

(ii)           apply any sums paid by any other Person, howsoever realized or otherwise received to or for the account of the Borrower to any liability or liabilities of such other Person regardless of what liability or liabilities of such other Person remain unpaid; and/or

(iii)          consent to or waive any breach of, or act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise, by any other Person.

(e)           It is not necessary for the Administrative Agents or any other Lender to inquire into the capacity or powers of the Borrower or any of its Subsidiaries or the officers, directors, members, partners or agents acting or purporting to act on its behalf.

(f)            The Borrower waives any right to require the Administrative Agents or the other Lenders to (i) proceed against any Guarantor or any other party, (ii) proceed against or exhaust any security held from any Guarantor or any other party or (iii) pursue any other remedy in the Administrative Agents’ or the Lenders’ power whatsoever. The Borrower waives any defense based on or arising out of suretyship or any impairment of security held from the Borrower, any Guarantor or any other party or on or arising out of any defense of any Guarantor or any other party other than payment in full in cash of the Obligations of the Credit Parties, including, without limitation, any defense based on or arising out of the disability of any Guarantor or any other party, or the unenforceability of the Obligations of the Borrower or any part thereof from any cause, in each case other than as a result of the payment in full in cash of the Obligations of the Borrower.

(g)           All provisions contained in any Credit Document shall be interpreted consistently with this Section 13.22 to the extent possible.

13.23.     Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

FOCUS FINANCIAL PARTNERS, LLC,
as the Borrower

By:	/s/ James Shanahan
Name: James Shanahan
Title: Chief Financial Officer

[Signature Page to Credit Agreement (First Lien)]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

ROYAL BANK OF CANADA,
as Term Administrative Agent and Collateral Agent

By:	/s/ Yvonne, Brazier
	Name:	Yvonne, Brazier
	Title:	Manager, Agency

[Signature Page to Credit Agreement (First Lien)]

BANK OF AMERICA, N.A.,
as Revolver Administrative Agent

By:	/s/ Liliana Claar
	Name:	Liliana Claar
	Title:	Vice President

[Signature Page to Credit Agreement (First Lien)]

BANK OF AMERICA, N.A.,
as Swingline Lender, a Letter of Credit Issuer and a Revolving Credit Lender

By:	/s/ Robert C. Megan
	Name:	Robert C. Megan
	Title:	Senior Vice President

[Signature Page to Credit Agreement (First Lien)]

BANK OF MONTREAL,
as a Revolving Credit Lender

By:	/s/ Gregory F. Tomczyk
	Name:	Gregory F. Tomczyk
	Title:	Director

[Signature Page to Credit Agreement (First Lien)]

FIFTH THIRD BANK,
as a Revolving Credit Lender

By:	/s/ Olga Krasner
	Name:	Olga Krasner
	Title:	VP, Principal

[Signature Page to Credit Agreement (First Lien)]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as a Revolving Credit Lender

By:	/s/ Oscar Cortez
	Name:	Oscar Cortez
	Title:	Director

[Signature Page to Credit Agreement (First Lien)]

REGIONS BANK,
as a Revolving Credit Lender

By:	/s/ Peter Wesemeier
	Name:	Peter Wesemeier
	Title:	Managing Director

[Signature Page to Credit Agreement (First Lien)]

BANK UNITED, N.A.,
as a Revolving Credit Lender

By:	/s/ John S. Wamboldt
	Name:	John S. Wamboldt
	Title:	SVP

[Signature Page to Credit Agreement (First Lien)]

ROYAL BANK OF CANADA,
as a Revolving Credit Lender

By:	/s/ Tim Stephens
	Name:	Tim Stephens
	Title:	Authorized Signatory

[Signature Page to Credit Agreement (First Lien)]

SUNTRUST BANK,
as a Revolving Credit Lender

By:	/s/ David Fournier
	Name:	David Fournier
	Title:	Director

[Signature Page to Credit Agreement (First Lien)]

CAPITAL ONE, NATIONAL ASSOCIATION,
as a Revolving Credit Lender

By:	/s/ Michael J. Sullivan
	Name:	Michael J. Sullivan
	Title:	Senior Vice President

[Signature Page to Credit Agreement (First Lien)]

ROYAL BANK OF CANADA,
as a Term Loan Lender

By:	/s/ Tim Stephens
	Name:	Tim Stephens
	Title:	Authorized Signatory

[Signature Page to Credit Agreement (First Lien)]

SCHEDULES TO FIRST LIEN CREDIT AGREEMENT

SCHEDULE 1.1(a)

COMMITMENTS OF LENDERS

Term Loan Commitments

Lender	Term Loan Commitment
Royal Bank of Canada	$795,000,000.00

Revolving Credit Commitments

Lender	Revolving Credit Commitment
Royal Bank of Canada	$26,250,000.00
SunTrust Bank	$26,250,000.00
Bank of America, N.A.	$40,000,000.00
Bank of Montreal	$40,000,000.00
Fifth Third Bank	$40,000,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$25,000,000.00
Regions Bank	$15,000,000.00
Bank United, N.A.	$20,000,000.00
Capital One, National Association	$17,500,000.00

SCHEDULE 1.1(b)

EXISTING LETTERS OF CREDIT

Bank of America

L/C No:                                                    68075359

Date:                                                                  July 2, 2012

Beneficiary:                             546 Fifth Owner, LLC

Amount:                                               $392,156

Bank of America

L/C No:                                                    68089283

Date:                                                                  January 9, 2013

Beneficiary:                             Advance Magazine Publishers, Inc.

Amount:                                               $298,075

Bank of America

L/C No:                                                    68111214

Date:                                                                  April 15, 2015

Beneficiary:                             Gen II Fund Services, LLC

Amount:                                               $68,978

Bank of America

L/C No:                                                    68114869

Date:                                                                  September 28, 2015

Beneficiary:                             JT MH 1250 Owner LP

Amount:                                               $131,223

Bank of America

L/C No:                                                    68127605

Date:                                                                  August 10, 2016

Beneficiary:                             Sage Realty Corporation, as Agent

Amount:                                               $345,959

SCHEDULE 8.13(a)

SUBSIDIARIES

Legal Name of Entity	Jurisdiction of Org	Owner/Percentage Owned
Acorn Insurance Agency, Inc.	Massachusetts	Focus Operating, LLC;100%
AFG Acquisition, LLC	Delaware	Focus Financial Partners, LLC;100%
Atlas Private Wealth Management, LLC (f/k/a Dion Money Management, LLC)	Delaware	Focus Operating, LLC;100%
Atlas Risk Management, LLC	Delaware	Atlas Private Wealth Management, LLC;100%
BAM Advisor Services, LLC	Delaware	Focus Operating, LLC;100%
BAM Risk Management, LLC	Delaware	Focus Operating, LLC;100%
Becketts Greystone Private Wealth Management LLP	England and Wales	Greystone Financial Services (Holdings) Limited;50%
Beirne Wealth Consulting Services, LLC	Delaware	Focus Operating, LLC;100%
BFSG, LLC	Delaware	Focus Operating, LLC;100%
Bordeaux Wealth Advisors LLC	Delaware	Focus Operating, LLC;100%
BRFA Insurance Services, LLC (f/k/a XML Insurance Services, LLC)	Delaware	Focus Operating, LLC;100%
Bridgewater Wealth & Financial Management LLC	Delaware	Focus Operating, LLC;100%
Brownlie & Braden Advisors, LLC	Delaware	Focus Financial Partners, LLC;100%
BSWM Acquisition, LLC	Delaware	Focus Financial Partners, LLC;100%
Buckingham Asset Management, LLC	Delaware	Focus Operating, LLC;100%
Carnick & Kubik Group, LLC	Delaware	Focus Operating, LLC;100%
CFO4Life Group, LLC	Delaware	Focus Operating, LLC;100%
Colony Funds, LLC	Delaware	The Colony Group, LLC;100%
Crestwood Advisors Group, LLC	Delaware	Focus Operating, LLC;100%
Dorchester Wealth Management Company	Canada	Focus Canada Holdings, LLC;100%
Douglas Lane & Associates, LLC	Delaware	Focus Operating, LLC;100%
FAM Acquisition, LLC	Delaware	Focus Financial Partners, LLC;100%

Legal Name of Entity	Jurisdiction of Org	Owner/Percentage Owned
FFO-HG LLC	Delaware	LVW Flynn, LLC;100%
FHC Acquisition, LLC	Delaware	Focus Financial Partners, LLC;100%
FI Services Holdings, LLC (f/k/a Strategic Point Holdings, LLC)	Delaware	Focus Operating, LLC;100%
FI Services, LLC	Delaware	FI Services Holdings, LLC;100%
Fidelity Independent Adviser Newsletter, LLC	Delaware	Focus Operating, LLC;100%
Financial Professionals Pty Ltd (f/k/a PKF Planning (Gold Coast) Pty Ltd)	Australia	Focus Australia Holdings, LLC;100%
Flynn Family Office LLC	Delaware	LVW Flynn, LLC;100%
Focus Advisors, LLC	New York	Focus Financial Partners, LLC;100%
Focus Australia Holdings, LLC	Delaware	Focus Operating, LLC;100%
Focus BMF Australia, LLC	Delaware	Focus Operating, LLC;100%
Focus Canada Holdings, LLC	Delaware	Focus Operating, LLC;100%
Focus Consulting, LLC (f/k/a Delphi Investment Advisors LLC)	Delaware	Focus Financial Partners, LLC;100%
Focus International Partners LLC	Delaware	Focus Operating, LLC;100%
Focus MW Lomax Australia, LLC	Delaware	Focus Operating, LLC;100%
Focus Operating Holding Co.	Delaware	Focus Financial Partners, LLC;100%
Focus Operating, LLC	Delaware	Focus Financial Partners, LLC; 999 Units Focus Operating Holding Co.; 1 Unit
Focus Wealth Advisors, LLC	Delaware	Focus Financial Partners, LLC;100%
Fort Pitt Capital Group, LLC	Delaware	Focus Operating, LLC;100%
Foundation Investment Management Limited	England and Wales	Greystone Financial Services (Holdings) Limited;100%
Gelfand, Rennert & Feldman, LLC	Delaware	Focus Operating, LLC;100%
Gratus Capital, LLC	Delaware	Focus Operating, LLC;100%
Greystone Financial Services (Holdings) Limited	England and Wales	Focus Operating, LLC;100%
Greystone Financial Services Limited	England and Wales	Greystone Financial Services (Holdings) Limited;100%

Legal Name of Entity	Jurisdiction of Org	Owner/Percentage Owned
Greystone Wealth Management Limited	England and Wales	Greystone Financial Services (Holdings) Limited;100%
GRF Advisory Services, LLC	Delaware	Gelfand, Rennert & Feldman, LLC;100%
GW & Wade Asset Management Company, LLC (Broker Dealer)	Delaware	Focus Operating, LLC;100%
GW & Wade, LLC	Delaware	Focus Operating, LLC;100%
GYL Financial Synergies, LLC	Delaware	Focus Operating, LLC;100%
HC Insurance Services, LLC	Delaware	Focus Operating, LLC;100%
HLB Financial Services Limited	England and Wales	Greystone Financial Services Limited;50%
HoyleCohen, LLC	Delaware	Focus Operating, LLC;100%
Institutional and Family Asset Management, LLC	Delaware	Focus Operating, LLC;100%
Investment Professionals Pty (f/k/a Eplan Investments Pty Ltd)	Australia	Focus Australia Holdings, LLC;100%
JFS Risk Management, LLC	Delaware	Focus Operating, LLC;100%
JFS Wealth Advisors, LLC	Delaware	Focus Operating, LLC;100%
Joel Isaacson & Co., LLC	Delaware	Focus Operating, LLC;100%
JPS Acquisition, LLC	Delaware	Focus Financial Partners, LLC;100%
Kovitz Investment Group Partners, LLC	Delaware	Focus Operating, LLC;100%
Kovitz Securities, LLC (Broker Dealer)	Delaware	Focus Operating, LLC;100%
LaFleur & Godfrey LLC	Delaware	Focus Operating, LLC;100%
Lake Street Advisors Group, LLC	Delaware	Focus Operating, LLC;100%
LLBH Private Wealth Management, LLC (D/B/A Coastal Bridge Advisors)	Delaware	Focus Operating, LLC;100%
LVW Advisors, LLC	Delaware	LVW Flynn, LLC;100%
LVW Flynn, LLC	Delaware	Focus Operating, LLC;100%
Merriman Wealth Management, LLC	Delaware	Focus Operating, LLC;100%
One Charles Group Insurance Services, LLC	Delaware	Focus Operating, LLC;100%
One Charles Private Wealth Services, LLC	Delaware	Focus Operating, LLC;100%
PAM Fiduciary Services Limited, LLC	South Dakota	Patton Albertson Miller Group, LLC;100%

Legal Name of Entity	Jurisdiction of Org	Owner/Percentage Owned
Patton Albertson Miller Group, LLC	Delaware	Focus Operating, LLC;100%
Pettinga Financial Advisors LLC	Delaware	Focus Operating, LLC;100%
PPG Acquisition, LLC	Delaware	Focus Financial Partners, LLC;100%
Quadrant Insurance Wealth Structuring, LLC	Pennsylvania	Quadrant Private Wealth Management, LLC;100%
Quadrant Private Wealth Management, LLC	Delaware	Focus Operating, LLC;100%
Relative Value Partners Group, LLC	Delaware	Focus Operating, LLC;100%
Resnick Investment Advisors, LLC	Delaware	Focus Operating, LLC;100%
Retirement Advisory Group, LLC (f/k/a/ Geller Advisory Group LLC)	Delaware	Focus Operating, LLC;100%
Retirement Benefit Consulting Services, LLC (f/k/a Focus Benefit Consulting Services, LLC)	Delaware	Focus Operating, LLC;100%
Retirement Consulting Group, LLC (f/k/a Geller Consulting Group LLC)	Delaware	Focus Operating, LLC;100%
Retirement Group, LLC (f/k/a Geller Group LLC)	Delaware	Focus Operating, LLC;100%
RW Harris Limited	England and Wales	Greystone Financial Services (Holdings) Limited;100%
Sapient Private Wealth Management Services, LLC	Delaware	Focus Operating, LLC;100%
Sentinel Benefits Group, Inc.	Massachusetts	Focus Operating, LLC;100%
Sentinel Benefits Group, LLC (f/k/a CACPA Acquisition, LLC)	Delaware	Focus Operating, LLC;100%
Sentinel Financial Group, LLC	Massachusetts	Focus Operating, LLC;100%
Sentinel Insurance Agency, Inc.	Massachusetts	Focus Operating, LLC;100%
Sentinel Pension Advisors, Inc.	Massachusetts	Focus Operating, LLC;100%
Sentinel Securities, Inc. (Broker Dealer)	Massachusetts	Focus Operating, LLC;100%
Strategic Point Insurance Services, LLC	Delaware	FI Services Holdings, LLC;100%
Strategic Point Investment Advisors, LLC	Delaware	FI Services Holdings, LLC;100%
Strategic Point Securities, LLC (Broker Dealer)	Delaware	FI Services Holdings, LLC;100%
Strategic Wealth Partners Group, LLC	Delaware	Focus Operating, LLC;100%
Summit Financial Wealth Advisors, LLC	Delaware	Focus Operating, LLC;100%

Legal Name of Entity	Jurisdiction of Org	Owner/Percentage Owned
Superannuation Professionals Pty Ltd	Australia	Focus Australia Holdings, LLC;100%
Telemus Capital, LLC	Delaware	Focus Operating, LLC;100%
Telemus Decorrelation Opportunity GP QP, LLC	Delaware	Focus Operating, LLC;100%
Telemus Decorrelation Opportunity GP, LLC	Delaware	Focus Operating, LLC;100%
Telemus Insurance Services, LLC	Delaware	Telemus Capital, LLC;100%
TFG Acquisition, LLC	Delaware	Focus Financial Partners, LLC;100%
The Colony Group, LLC	Delaware	Focus Operating, LLC;100%
The Fiduciary Group, LLC	Delaware	Focus Operating, LLC;100%
The Portfolio Strategy Group, LLC	Delaware	Focus Operating, LLC;100%
Vestor Capital Insurance Advisors, LLC	Delaware	Vestor Capital, LLC;100%
Vestor Capital Securities, LLC (Broker Dealer)	Delaware	Vestor Capital, LLC;100%
Vestor Capital, LLC	Delaware	Focus Operating, LLC;100%
Waddell & Associates, LLC	Delaware	Focus Operating, LLC;100%
Wespac Advisors, LLC	Delaware	Focus Operating, LLC;100%
Wespac Benefit & Insurance Services, LLC	Delaware	Focus Operating, LLC;100%
Wespac Plan Services, LLC	Delaware	Focus Operating, LLC;100%
XML Financial, LLC	Delaware	Focus Operating, LLC;100%

SCHEDULE 8.13(b)

REGULATED SUBSIDIARIES

(a)                                 Broker-Dealer Subsidiaries

Subsidiary
GW & Wade Asset Management Company, LLC
Kovitz Securities, LLC
Sentinel Securities, Inc.
Strategic Point Securities, LLC
Vestor Capital Securities, LLC

(b)                                 Other Regulated Subsidiaries

•                                          Dorchester Wealth Management Company

•                                          Foundation Investment Management Limited

•                                          Greystone Financial Services Limited

SCHEDULE 9.14

POST-CLOSING ACTIONS

None.

SCHEDULE 10.1

CLOSING DATE INDEBTEDNESS

None.

SCHEDULE 10.2

CLOSING DATE LIENS

None.

SCHEDULE 10.5

CLOSING DATE INVESTMENTS

1.                                      Acorn Insurance Agency, Inc. owns 50% of Sentinel/Forsberg Insurance Agency, a Massachusetts general partnership.

2.                                      Greystone Financial Services (Holdings) Limited owns 50% of the equity interest of Becketts Greystone Private Wealth Management LLP., a partnership incorporated and registered in the United Kingdom.

3.                                      Greystone Financial Services Limited owns 42.5% of the equity interest of Hillyer McKeown Financial Services LLP., a partnership incorporated and registered in the United Kingdom.

4.                                      Greystone Financial Services Limited owns 50% of the equity interest of HLB Financial Services Ltd., a company incorporated and registered in the United Kingdom.

5.                                      Focus MW Lomax Australia, LLC owns 49.9% of the equity interest of MW Lomax Pty Ltd., a company incorporated and registered in Australia.

6.                                      Focus International Partners LLC owns 19.99% of the equity interest of Zhongda Focus (Shanghai) Investment Management Co., Ltd., a company incorporated and registered in China.

7.                                      Colony Funds LLC is the general partner of the Colony Multi-Strategy Fund L.P.

8.                                      JFS Wealth Advisors, LLC has a minority ownership interest in a savings and loan holding company, National Advisors Holdings, Inc., that formed a federally chartered trust company, National Advisors Trust Company.

9.                                      Kovitz Investment Group Partners, LLC is the general partner of Anchor Capital Partners I, L.P., New Millennium Fundamental Hedged Equity QP, L.P. and New Millennium Fundamental Hedged Equity, L.P., and also owns a limited partner interest in VK Industrial IV, L.P.

10.                               Merriman Wealth Management, LLC is a general partner of the Leveraged Global Opportunity Fund, L.P.

11.                               Telemus Decorrelation Opportunity GP QP, LLC is the general partner of Telemus Decorrelation Opportunity Fund QP, LP.

12.                               Telemus Decorrelation Opportunity GP, LLC is the general partner of Telemus Decorrelation Opportunity Fund, LP.

13.                               The Portfolio Strategy Group, LLC is the general partner and a limited partner of The PSG Fund, LLC (and is also the manager).

14.                               Greystone Financial Services Limited owns 6,994 “C” shares in IntegraFin Holdings Limited.

15.                               The ownership of the Subsidiaries set forth on Schedule 8.13(a).

16.                               The proposed acquisition of the business of SCS Capital Management LLC, directly and indirectly, including through the acquisition of all of the outstanding capital stock in Trident SCS Holdings, Inc., and also including:

i                     The following Subsidiaries of SCS Capital Management LLC:

•                  SCS Private Equity IV GP, LLC

•                  SCS Private Equity V GP, LLC

ii                  The following Investments of SCS Capital Management LLC (SCS Capital Management LLC owns the percentage of the limited liability company membership interests in each entity as set forth below):

•                  SCS US Equity Fund, LLC (0.00067777% ownership percentage)

•                  SCS International Equity Fund, LLC (0.0003498% ownership percentage)

•                  SCS Core Fixed Income Plus Fund, LLC (0.00008061% ownership percentage)

•                  SCS Private Equity I, LLC (0.00032014% ownership percentage)

•                  SCS Private Equity II, LLC (0.00172843% ownership percentage)

•                  SCS Private Equity III, LLC (0.00030551% ownership percentage)

•                  SCS Private Equity IV, LLC (0.00029571% ownership percentage)

•                  SCS Private Equity V, LLC (0.0007483% ownership percentage)

•                  SCS Private Credit I, LLC (0.00032014% ownership percentage)

•                  SCS Private Credit II, LLC (0.00042191% ownership percentage)

•                  SCS Private Real Assets I, LLC (0.00041084% ownership percentage)

•                  SCS Special Situations Fund, LLC (0.00485125% ownership percentage)

•                  SCS Capital Partners Fund, LLC (0.00046405% ownership percentage)

•                  Multi Insight Solution LLC (0.0025379% ownership percentage)

iii               SCS Special Situations Fund, Ltd., in which SCS Capital Management LLC owns 1,000 Voting Shares

17.                               The proposed acquisitions of the businesses set forth below by the Borrower or its Subsidiaries:

i                     Brownlie & Braden, LLC

ii                  Barrington Strategic Wealth Management Group LLC

iii               Anchor Financial Group LLC

iv              Powell Financial Management Ltd

v                 ET George Investment Management, LLC

vi              Bell Partners Accountants Advisors Auditors Pty Ltd

18.                               The proposed acquisition by the Borrower or its Subsidiaries of the client list of Michael Kabarec.

SCHEDULE 13.2

NOTICE ADDRESSES

BORROWER:

Focus Financial Partners LLC

825 Third Avenue, 27th Floor

New York, NY 10022

Attention:  James Shanahan

Telephone:  646 576 6577

Facsimile:  516 224 7440

Electronic Mail:  jshanahan@focuspartners.com

Website Address:  www.focusfinancialpartners.com

Taxpayer Identification Number:  16-1728260

ADMINISTRATIVE AGENTS:

Term Administrative Agent’s Office:

Royal Bank of Canada

20 King Street West, 4th Floor

Toronto, Ontario M5H 1C4

Canada

Attention:  Manager, Agency Services Group

Telephone:  (416) 842-4023

Revolver Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

Bank of America, N.A.

One Independence Center

101 N Tryon Street

Mail Code:  NC1-001-05-46

Charlotte, NC 28255-0001

Attention:  Charles Hensley

Telephone:  980-388-3225

Facsimile:  704-719-5362

Electronic Mail:  Charles.hensley@baml.com

Account No.:  (for Swing Line loans and USD Loans)

Bank of America

New York NY

ABA 026009593

Acct # 1366072250600

Acct Name:  Corporate Credit Services

Ref:  Account No. (for Euro):

Bank of America, London

SWIFT:  BOFAGB22

IBAN #:  GB63 BOFA 1650 5096 2720 19

Acct #:  96272019

Attn:  Grand Cayman Unit #1207

Ref:  FOCUS FINANCIAL PARTNERS, LLC

Account No. (for Sterling):

Bank of America, London

SWIFT:  BOFAGB22

SORT CODE:  16-50-50

IBAN GB41 BOFA 1650 5096 2720 27

Acct #:  96272027

Attn:  Grand Cayman Unit #1207

Ref:  FOCUS FINANCIAL PARTNERS, LLC

Account No. (for Canadian Dollars):

Bank of America Canada

SWIFT:  BOFACATT

Acct #:  65042228

Attn:  Credit Services Grand Cayman Unit 1207

Ref:  FOCUS FINANCIAL PARTNERS, LLC

Other Notices as Administrative Agent:

Bank of America, N.A.

Agency Management

555 California Street

Mail Code:  CA5-705-04-09

San Francisco, CA 94104

Attention:  Liliana Claar

Telephone:  415-436-2770

Facsimile:  415-503-5003

Electronic Mail:  liliana.claar@baml.com

L/C ISSUER:

Bank of America, N.A.

Michael Grizzanti

Trade Operations

1 Fleet Way

Mail Code:  PA6-580-02-30

Scranton, PA 18507

Attention:  Mike Grizzanti

Telephone:  570-496-9621

Facsimile:  800-755-8743

Electronic Mail:  michael.a.grizzanti@baml.com

EXHIBIT A

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of [                , 20  ] (this “Agreement”), by and among [NEW [TERM][REVOLVING] LOAN LENDERS] (each, a “New [Term][Revolving] Loan Lender”), FOCUS FINANCIAL PARTNERS, LLC, as Borrower and [ROYAL BANK OF CANADA][BANK OF AMERICA, N.A.], as the [term][revolver] administrative agent (the “[Term][Revolver] Administrative Agent”).

RECITALS:

WHEREAS, reference is hereby made to the First Lien Credit Agreement, dated as of July 3, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FOCUS FINANCIAL PARTNERS, LLC (the “Borrower”), the lending institutions from time to time parties thereto (each a “Lender” and collectively the “Lenders”), BANK OF AMERICA, N.A., as the Revolver Administrative Agent (in such capacity, the “Revolver Administrative Agent”), the Swingline Lender and a Letter of Credit Issuer and ROYAL BANK OF CANADA, as the Term Administrative Agent and the Collateral Agent (in such capacity, the “Term Administrative Agent”) (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement); and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may establish New [Term Loan][Revolving Credit] Commitments by, among other things, entering into one or more Joinder Agreements with New [Term][Revolving] Loan Lenders;

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each New [Term][Revolving] Loan Lender party hereto hereby agrees to commit to provide its respective New [Term][Revolving] Loan Commitment as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below.

Each New [Term][Revolving] Loan Lender (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents and the exhibits thereto, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the [Term][Revolver] Administrative Agent, the Collateral Agent, any other New [Term][Revolving] Loan Lender or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the [Term][Revolver] Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the [Term][Revolver] Administrative Agent or the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a New [Term][Revolving] Loan Lender.

Each New [Term][Revolving] Loan Lender hereby agrees to make its respective Commitment on the following terms and conditions:(1)

1.                                      Applicable Margin. The Applicable Margin for ABR Loans or for LIBOR Loans, as applicable, for each Series [   ] New [Term][Revolving] Loan shall mean, as of any date of determination, the applicable percentage per annum as set forth below.

[Series [ ] New [Term][Revolving] Loans]
LIBOR Loans	ABR Loans
%	%

2.                                      Principal Payments. [The Borrower shall make principal payments on the Series [     ] New Term Loans in installments on the dates and in the amounts set forth below:

(A)	(B)
New Term Loan Payment Date	Scheduled Repayment of Series [ ] New Term Loans
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$

[The Borrower shall repay the then-outstanding Series [   ] New Revolving Loans on [       ,   ].]

3.                                      [Voluntary and Mandatory Prepayments. Scheduled installments of principal of the Series [     ] New Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Series [     ] New Term Loans in accordance with Sections 5.1 and 5.2 of the Credit Agreement respectively.

4.                                      Prepayment Fees. The Borrower agrees to pay to each New Term Loan Lender the following prepayment fees, if any: [       ].](2)

(1)         Insert completed items 1-7 as applicable, with such modifications as may be agreed to by the parties hereto to the extent consistent with the Credit Agreement.

(2)         Applicable to New Term Loan commitments only.

[Insert other additional provisions and conditions with respect to Series [     ] New [Term] [Revolving] Loans]

5.                                      Other Fees. The Borrower agrees to pay each New [Term][Revolving] Loan Lender its pro rata share (determined based upon each New [Term][Revolving] Loan Lender’s share of the New [Term Loan][Revolving Credit]

Commitments) an aggregate fee equal to [          ] on [       ,     ].

6.                                      Proposed Borrowing. This Agreement represents a request by the Borrower to borrow Series [     ] New [Term][Revolving] Loans from the New [Term][Revolving] Loan Lenders as follows (the “Proposed Borrowing”):

(a)                                 Business Day of Proposed Borrowing:         ,

(b)                                 Amount of Proposed Borrowing: [$](3)

(c)                                  Interest rate option:

(i)                                     ABR Loan(s)

(ii)                                  LIBOR Loans
with an initial Interest
Period of       month(s)

7.                                      [New [Term][Revolving] Loan] Lenders. Each New [Term][Revolving] Loan Lender acknowledges and agrees that upon its execution of this Agreement and the making of Series [     ] New [Term][Revolving] Loans, that such New [Term][Revolving] Loan Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Credit Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.](4)

8.                                      Credit Agreement Governs. Except as set forth in this Agreement, the Series [     ] New [Term][Revolving] Loans shall otherwise be subject to the provisions of the Credit Agreement and the other Credit Documents.

9.                                      Borrower Certifications. By its execution of this Agreement, the undersigned officer of the Borrower, to the best of his or her knowledge, hereby certifies, solely in his or her capacity as an officer of the Borrower and not in his or her individual capacity, that no Event of Default (except, in connection with an acquisition or investment, no Event of Default under Section 11.1 or Section 11.5 of the Credit Agreement) exists on the date hereof before or after giving effect to the New [Term Loan][Revolving Credit] Commitments contemplated hereby.

10.                               Notice. For purposes of the Credit Agreement, the initial notice address of each New [Term][Revolving] Loan Lender shall be as set forth below its signature below.

11.                               Tax Forms. For each relevant New [Term][Revolving] Loan Lender, delivered herewith to the Borrower and the [Term][Revolver] Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such New

(3)         Insert applicable symbol for New Revolving Loans to be denominated in an Alternative Currency.

(4)         Insert bracketed language if the lending institution is not already a Lender.

[Term][Revolving] Loan Lender] may be required to deliver to the [Term][Revolver] Administrative Agent pursuant to Section 5.4(e) of the Credit Agreement.

12.                               Recordation of the New Loans. Upon execution and delivery hereof, the [Term][Revolver] Administrative Agent will record the Series [   ] New [Term][Revolving] Loans made by each New [Term][Revolving] Loan Lender in the Register.

13.                               Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

14.                               Entire Agreement. This Agreement, the Credit Agreement and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

15.                               GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

16.                               Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

17.                               Counterparts. This Agreement may be executed in counterparts (including by facsimile or other electronic transmission), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of the date first set forth above.

[NAME OF NEW [TERM][REVOLVING] LOAN LENDER]

By:
Name:
Title:

Notice Address:
Attention:
Telephone:
Facsimile:

FOCUS FINANCIAL PARTNERS, LLC, as Borrower

By:
Name:
Title:

Consented to by:

[ROYAL BANK OF CANADA][BANK OF AMERICA, N.A.], as [Term][Revolver] Administrative Agent

By:
Name:
Title:

SCHEDULE A
TO JOINDER AGREEMENT

Name of New [Term][Revolving] Loan Lender	Commitment Amount
[ ]	$
[ ]	$
	Total:	$

EXHIBIT B

FORM OF GUARANTEE

[See Attached.]

B-1

FIRST LIEN GUARANTEE

THIS FIRST LIEN GUARANTEE dated as of [•], 2017 (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Guarantee”), by each of the signatories listed on the signature pages hereto and each of the other entities that becomes a party hereto pursuant to Section 20 (the “Guarantors,” and individually, a “Guarantor”), in favor of the Collateral Agent for the benefit of the Secured Parties.

W I T N E S S E T H:

WHEREAS, reference is made to that certain First Lien Credit Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Focus Financial Partners LLC, a Delaware limited liability company “Borrower”), the Lenders from time to time party thereto, Bank of America, N.A., as the Revolver Administrative Agent, the Swingline Lender and Letter of Credit Issuer and Royal Bank of Canada, as the Term Administrative Agent and the Collateral Agent, pursuant to which, among other things, the Lenders have severally agreed to make Loans to the Borrower, the Letter of Credit Issuers have agreed to issue Letters of Credit for the account of the Borrower and the Swingline Lender has agreed to make Swingline Loans to the Borrower upon the terms and subject to the conditions set forth therein and one or more Cash Management Banks or Hedge Banks may from time to time enter into Secured Cash Management Agreements or Secured Hedge Agreements, respectively, with the Borrower;

WHEREAS, pursuant to the Securities Purchase Agreement, dated as of April 12, 2017 (the “Acquisition Agreement”), by and among the Borrower, the Investor and the equityholders’ representative named therein, the Investor and the other Initial Investors will directly or indirectly acquire certain newly issued and existing units of the Borrower as described therein;

WHEREAS, each Guarantor is a direct or indirect wholly-owned Subsidiary of the Borrower;

WHEREAS, the proceeds of the Loans, the issuance of Letters of Credit and the provision of Secured Cash Management Agreements and Secured Hedge Agreements will be used in part to enable the Borrower to make valuable transfers to the Guarantors in connection with the operation of their respective businesses;

WHEREAS, each Guarantor acknowledges that it will derive substantial direct and indirect benefit from the making of the Loans and the issuance of the Letters of Credit, and from the provision of such Secured Cash Management Agreements and Secured Hedge Agreements; and

WHEREAS, it is a condition precedent to the obligation of the Lenders, Swingline Lender and the Letter of Credit Issuers to make their respective extensions of credit to the Borrower under the Credit Agreement that the Guarantors shall have executed and delivered this Guarantee to the Collateral Agent for the benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agents, the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective Loans, the Swingline Lender to make Swingline Loans and the Letter of Credit Issuers to issue Letters of Credit for the account of the Borrower and the Restricted Subsidiaries under the Credit Agreement and to induce one or more Cash Management Banks or Hedge Banks to enter into

1

Secured Cash Management Agreements or Secured Hedge Agreements, respectively, with the Borrower, the Guarantors hereby agree with the Collateral Agent, for the benefit of the Secured Parties, as follows:

1.                                      Defined Terms.

(a)                                 Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b)                                 The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Guarantee shall refer to this Guarantee as a whole and not to any particular provision of this Guarantee, and Section, subsection, clause and Schedule references are to this Guarantee unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(c)                                  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(d)                                 “Termination Date” shall have the meaning set forth in Section 2(d).

(e)                                  Section 1.2, 1.5, 1.9, 1.10 and 1.12 of the Credit Agreement are incorporated herein by reference, mutatis mutandis.

2.                                      Guarantee.

(a)                                 Subject to the provisions of Section 3, each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees, as primary obligor and not merely as surety, to the Collateral Agent, for the benefit of the Secured Parties, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of anyone other than such Guarantor (including amounts that would become due but for operation of the automatic stay under 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)).

(b)                                 Each Guarantor further agrees to pay any and all reasonable and documented out of pocket expenses (including all reasonable and documented fees and disbursements of counsel) that may be paid or incurred by the Administrative Agents, the Collateral Agent or any other Secured Party in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, the Guarantors under this Guarantee, in each case subject to the limitations on reimbursement of costs and expenses set forth in Section 13.5 of the Credit Agreement.

(c)                                  Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing this Guarantee or affecting the rights and remedies of the Collateral Agent or any other Secured Party hereunder.

(d)                                 No payment or payments made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Collateral Agent, an Administrative Agent or any other Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder, which shall, notwithstanding any such payment or payments, other than payments made by such Guarantor in respect of the Obligations or payments received or collected from such Guarantor in respect of the Obligations, remain liable for the Obligations

2

hereunder (subject to the limitations set forth herein) until the Obligations under the Credit Documents (other than (x) contingent indemnity obligations for which no claim or demand for payment has been made or is not then due and (y) any Secured Hedge Obligations or Secured Cash Management Obligations that have been collateralized, backstopped or otherwise provided for) shall have been satisfied in full, the Commitments shall have been terminated and all Letter of Credit Outstandings shall have been reduced to zero, Cash Collateralized, backstopped or otherwise provided for in accordance with the terms of the Credit Agreement (such date, the “Termination Date”).

(e)                                  Each Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Collateral Agent or any other Secured Party on account of its liability hereunder, it will notify the Collateral Agent in writing that such payment is made under this Guarantee for such purpose, but the failure to notify the Collateral Agent of any such payment will not create a breach or default hereunder or result in any liability to such Guarantor.

(f)                                   Each Guarantor intends that its guarantee under this Section 2 constitutes, and this Section 2 shall be deemed to constitute a guarantee or other arrangement for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Subject to Section 9 hereof, any amount due and payable by a Guarantor to the Collateral Agent under this Section 2 shall be decreased to the extent that the other Secured Parties have received payment in full in cash of the corresponding amount under the other provisions of the Credit Documents and any amount due and payable by a Guarantor to the Collateral Agent under those provisions shall be decreased to the extent that the Collateral Agent has received payment in full in cash of the corresponding amount under this Section 2.

3.                                      Limitation of Guarantee. Anything herein or in any other Credit Document to the contrary notwithstanding, the liability of each Guarantor hereunder and under the other Credit Documents shall be limited to the maximum amount that would not render such Guarantor’s obligations subject to avoidance under any applicable laws relating to fraudulent conveyances, fraudulent transfers or the insolvency of debtors, including under the Bankruptcy Code.

4.                                      Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payments made hereunder and under the Credit Agreement (including by way of set-off rights being exercised against it), such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder and the Borrower under the Credit Agreement who has not paid its proportionate share of such payments. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 6 hereof. The provisions of this Section 4 shall in no respect limit the obligations and liabilities of any Guarantor to the Collateral Agent and the other Secured Parties, and each Guarantor shall remain liable to the Collateral Agent and the other Secured Parties up to the maximum liability of such Guarantor hereunder.

5.                                      Right of Set-off. In addition to any rights and remedies of the Secured Parties provided by law, each Guarantor hereby irrevocably authorizes each Secured Party at any time and from time to time following the occurrence and during the continuance of an Event of Default, without notice to such Guarantor or any other Guarantor but with the prior consent of the Term Administrative Agent, any such notice being expressly waived by each Guarantor to the extent permitted by applicable law, upon any amount becoming due and payable by such Guarantor hereunder (whether at stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final) (other than payroll, trust, tax, fiduciary and petty cash accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such

3

Secured Party to or for the credit or the account of such Guarantor. Each Secured Party shall notify such Guarantor promptly of any such set-off and the appropriation and application made by such Secured Party, provided that the failure to give such notice shall not affect the validity of such set-off and application.

6.                                      Postponement of Subrogation. Notwithstanding any payment or payments made by any of the Guarantors hereunder or any set-off or appropriation and application of funds of any of the Guarantors by the Collateral Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights (or if subrogated by operation of law, such Guarantor hereby waives such rights to the extent permitted by applicable law) of the Collateral Agent or any other Secured Party against the Borrower or any Guarantor or any collateral security or guarantee or right of offset held by the Collateral Agent or any other Secured Party for the payment of any of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any Guarantor or other guarantor in respect of payments made by such Guarantor hereunder, in each case, until the Termination Date. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time prior to the Termination Date, such amount shall be held by such Guarantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Collateral Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Collateral Agent, if required), to be applied against the Obligations whether matured or unmatured, in accordance with Section 5.4 of the Security Agreement.

7.                                      Amendments, etc. with Respect to the Obligations; Waiver of Rights. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, (a) any demand for payment of any of the Obligations made by the Collateral Agent or any other Secured Party may be rescinded by such party and any of the Obligations continued, (b) the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any other Secured Party, (c) the Credit Agreement, the other Credit Documents and any other documents executed and delivered in connection therewith and the Secured Cash Management Agreements and Secured Hedge Agreements and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agents (or the Required Lenders, as the case may be, or, in the case of any Secured Cash Management Agreement or Secured Hedge Agreement, the Cash Management Bank or Hedge Bank party thereto) may deem advisable from time to time and (d) any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any other Secured Party for the payment of any of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Collateral Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto.

8.                                      Guarantee Absolute and Unconditional.

(a)                                 Each Guarantor waives any and all notice of the creation, contraction, incurrence, renewal, extension, amendment, waiver or accrual of any of the Obligations, and notice of or proof of reliance by the Collateral Agent or any other Secured Party upon this Guarantee or acceptance of this Guarantee. All Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, waived or accrued, in reliance upon this Guarantee, and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Collateral Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guarantee. To the fullest extent permitted by applicable law, each Guarantor waives diligence, promptness, presentment, protest and notice of protest, demand for payment or performance,

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notice of default or nonpayment, notice of acceptance and any other notice in respect of the Obligations or any part of them, and any defense arising by reason of any disability or other defense of the Borrower or any of the Guarantors with respect to the Obligations. Each Guarantor understands and agrees that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of the Credit Agreement, any other Credit Document, any Secured Cash Management Agreement, any Secured Hedge Agreement, any of the Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Collateral Agent or any other Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by the Borrower against the Collateral Agent or any other Secured Party or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) that constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of such Guarantor under this Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against any Guarantor, the Collateral Agent and any other Secured Party may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower or any Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Collateral Agent or any other Secured Party to pursue such other rights or remedies or to collect any payments from the Borrower or any Guarantor or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower or any Guarantor or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve such Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent and the other Secured Parties against such Guarantor.

(b)                                 This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Guarantor and the successors and assigns thereof and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their respective successors, indorsees, transferees and assigns permitted under the Credit Agreement until the Termination Date, notwithstanding that from time to time during the term of the Credit Agreement and any Secured Cash Management Agreement or Secured Hedge Agreement the Credit Parties may be free from any Obligations.

(c)                                  A Guarantor shall automatically be released from its obligations hereunder and the Guarantee of such Guarantor shall be automatically released under the circumstances described in Section 13.1 of the Credit Agreement.

(d)                                 The Guarantors jointly and severally agree that, as between the Guarantors and the Secured Parties, the Obligations under the Credit Documents may be declared to be forthwith due and payable as provided in Section 11 of the Credit Agreement (and shall be deemed to have become automatically due and payable in the circumstances provided in such Section) for purposes of Section 2, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 2.

9.                                      Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time, payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Collateral Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the

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Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

10.                               Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Collateral Agent without set-off or counterclaim in Dollars (based on the Dollar Equivalent amount of such Obligations on the date of payment) at the Collateral Agent’s office. Each Guarantor agrees that the provisions of Section 5.4 of the Credit Agreement shall apply to such Guarantor’s obligations under this Guarantee.

11.                               Representations and Warranties; Covenants.

(a)                                 Each Guarantor hereby represents and warrants that the representations and warranties set forth in Section 8 of the Credit Agreement as they relate to such Guarantor and in the other Credit Documents to which such Guarantor is a party, each of which hereby incorporated herein by reference, are true and correct in all material respects as of the Closing Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date and if any such representation and warranties are qualified by materiality, material adverse effect or similar language, such representations and warranties shall be true and correct in all respects), and the Collateral Agent and each other Secured Party shall be entitled to rely on each of them as if they were fully set forth herein.

(b)                                 Each Guarantor hereby covenants and agrees with the Collateral Agent and each other Secured Party that, from and after the date of this Guarantee until the Termination Date, such Guarantor shall take, or shall refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in Section 9 or Section 10 of the Credit Agreement and so that no Default or Event of Default is caused by any act or failure to act of such Guarantor.

12.                               Authority of the Collateral Agent.

(a)                                 The Collateral Agent enters into this Guarantee in its capacity as agent for the Secured Parties from time to time. The rights and obligations of the Collateral Agent under this Guarantee at any time are the rights and obligations of the Secured Parties at that time. Each of the Secured Parties has (subject to the terms of the Credit Documents) a several entitlement to each such right, and a several liability in respect of each such obligation, in the proportions described in the Credit Documents. The rights, remedies and discretions of the Secured Parties, or any of them, under this Guarantee may be exercised by the Collateral Agent. No party to this Guarantee is obliged to inquire whether an exercise by the Collateral Agent of any such right, remedy or discretion is within the Collateral Agent’s authority as agent for the Secured Parties.

(b)                                 Each party to this Guarantee acknowledges and agrees that any changes (in accordance with the provisions of the Credit Documents) in the identity of the persons from time to time comprising the Secured Parties gives rise to an equivalent change in the Secured Parties, without any further act. Upon such an occurrence, the persons then comprising the Secured Parties are vested with the rights, remedies and discretions and assume the obligations of the Secured Parties under this Guarantee. Each party to this Guarantee irrevocably authorizes the Collateral Agent to give effect to the change in Lenders contemplated in this Section 12(b) by countersigning an Assignment and Acceptance.

(c)                                  Neither the Collateral Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be liable to any party for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any Credit Document (except for its or such other

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Person’s own gross negligence or willful misconduct, as determined in the final non-appealable judgment of a court of competent jurisdiction).

13.                               Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.2 of the Credit Agreement. All communications and notices hereunder to any Guarantor shall be given to it in care of the Borrower at the Borrower’s address set forth on Schedule 13.2 to the Credit Agreement.

14.                               Counterparts. This Guarantee may be executed by one or more of the parties to this Guarantee on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

15.                               Severability. Any provision of this Guarantee that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

16.                               Integration. This Guarantee, together with the other Credit Documents and each other document in respect of any Secured Hedge Agreement and any Secured Cash Management Agreement, represents the agreement of each Guarantor and the Collateral Agent with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Guarantors or the Collateral Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents or each other document in respect of any Secured Hedge Agreement or any Secured Cash Management Agreement.

17.                               Amendments in Writing; No Waiver; Cumulative Remedies.

(a)                                 None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except in accordance with Section 13.1 of the Credit Agreement.

(b)                                 Neither the Collateral Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 17(a)), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent or such other Secured Party would otherwise have on any future occasion.

(c)                                  The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

18.                               Section Headings. The Section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

19.                               Successors and Assigns. This Guarantee shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Collateral Agent and the other Secured Parties

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and their respective successors and assigns except that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Guarantee without the prior written consent of the Collateral Agent or as otherwise permitted by the Credit Agreement.

20.                               Additional Guarantors. Each Subsidiary of the Borrower that is required to become a party to this Guarantee pursuant to Section 9.11 of the Credit Agreement shall become a Guarantor, with the same force and effect as if originally named as a Guarantor herein, for all purposes of this Guarantee, upon execution and delivery by such Subsidiary of a written supplement substantially in the form of Annex A hereto (each such written supplement, a “Guarantor Supplement”). The execution and delivery of any instrument adding an additional Guarantor as a party to this Guarantee shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guarantee.

21.                               WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTEE OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

22.                               Submission to Jurisdiction; Waivers; Service of Process. Each party hereto irrevocably and unconditionally:

(a)                                 submits for itself and its property in any legal action or proceeding relating to this Guarantee and the other Credit Documents to which it is a party to the exclusive general jurisdiction of the courts of the State of New York or the courts of the United States for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives (to the extent permitted by applicable law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address referred to in Section 13 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;

(d)                                 agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Guarantor in any other jurisdiction; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 22 any special, exemplary, punitive or consequential damages.

Each Guarantor hereby irrevocably and unconditionally appoints the Borrower as its agent for service of process in any suit, action or proceeding with respect to this Guarantee and each other Credit Document and agrees that service of process in any such suit, action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Guarantor in care of the Borrower at the Borrower’s address set forth on Schedule 13.2 to the Credit

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Agreement and each Guarantor hereby irrevocably authorizes and directs the Borrower (or such other substitute agent) to accept such service on its behalf.

23.                               GOVERNING LAW. THIS GUARANTEE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee to be duly executed and delivered by its duly authorized officer or other representative as of the day and year first above written.

[GUARANTORS], as Guarantor

By:
Name:
Title:

[Signature Page to Guarantee (First Lien)]

ROYAL BANK OF CANADA, as the Collateral Agent

By:
Name:
Title:

[Signature Page to Guarantee (First Lien)]

ANNEX A TO
THE GUARANTEE

SUPPLEMENT NO. [  ] dated as of [  ], 20[  ] to the FIRST LIEN GUARANTEE dated as of [•], 2017 (this “Supplement”), among each of the Guarantors listed on the signature pages thereto (each such subsidiary individually, a “Guarantor” and, collectively, the “Guarantors”), and Royal Bank of Canada, as the Collateral Agent for the Secured Parties from time to time party to the Credit Agreement referred to below (as amended, restated, supplemented or otherwise modified from time to time, the “Guarantee”).

A.                                    Reference is made to that certain First Lien Credit Agreement, dated as of July 3, 2017 (as amended, restated, refinanced, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Focus Financial Partners, LLC, a Delaware limited liability company (the “Borrower”), the Lenders from time to time party thereto, Bank of America, N.A., as Revolver Administrative Agent, the Swingline Lender, a Letter of Credit Issuer and Royal Bank of Canada, as the Term Administrative Agent, the Collateral Agent and a Lender.

B.                                    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guarantee.

C.                                    The Guarantors have entered into the Guarantee in order to induce the Administrative Agents, the Collateral Agent, the Swingline Lender, the Letter of Credit Issuers and the Lenders to enter into the Credit Agreement, to induce the Lenders to make their respective Loans to the Borrower, the Letter of Credit Issuers to issue their respective Letters of Credit and the Swingline Lender to extent Swingline Loans under the Credit Agreement and to induce one or more Cash Management Banks or Hedge Banks to enter into Secured Cash Management Agreements or Secured Hedge Agreements, respectively, with the Borrower.

D.                                    Section 9.11 of the Credit Agreement and Section 20 of the Guarantee provide that additional Subsidiaries may become Guarantors under the Guarantee by execution and delivery of an instrument in the form of this Supplement. Each undersigned Subsidiary (each a “New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guarantee in order to induce the Administrative Agents, the Collateral Agent, the Swingline Lender, the Letter of Credit Issuers and the Lenders to enter into the Credit Agreement, to induce the Lenders to make their respective Loans to the Borrower, the Letter of Credit Issuers to issue their respective Letters of Credit and the Swingline Lender to extend Swingline Loans under the Credit Agreement and to induce one or more Cash Management Banks or Hedge Banks to enter into Secured Cash Management Agreements or Secured Hedge Agreements, respectively, with the Borrower.

Accordingly, the Collateral Agent and each New Guarantor agrees as follows:

SECTION 1.                            In accordance with Section 20 of the Guarantee, each New Guarantor by its signature below becomes a Guarantor under the Guarantee with the same force and effect as if originally named therein as a Guarantor, and each New Guarantor hereby (a) agrees to all the terms and provisions of the Guarantee applicable to it as a Guarantor thereunder (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date and if any such representations and warranties are qualified by materiality, material adverse effect or similar language, such representations and warranties shall be true and correct in all respects) and (c), jointly and severally, unconditionally and irrevocably, guarantees, as primary obligor and not merely as surety, to the

A-1

Collateral Agent, for the benefit of the Secured Parties, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of anyone other than such Guarantor (including amounts that would become due but for operation of the automatic stay under 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)). Each reference to a Guarantor in the Guarantee shall be deemed to include each New Guarantor. The Guarantee is hereby incorporated herein by reference.

SECTION 2.                            Each New Guarantor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general equitable principles and principles of good faith and fair dealing.

SECTION 3.                            Anything herein or in any other Credit Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Credit Documents shall in no event exceed the amount that can be guaranteed by such Guarantor under the Bankruptcy Code or any applicable laws relating to fraudulent conveyances, fraudulent transfers or the insolvency of debtors.

SECTION 4.                            This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Supplement shall become effective as to each New Guarantor when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of such New Guarantor and the Collateral Agent.

SECTION 5.                            Except as expressly supplemented hereby, the Guarantee shall remain in full force and effect.

SECTION 6.                         THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 7.                            Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Guarantee, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8.                            All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.2 of the Credit Agreement. All communications and notices hereunder to each New Guarantor shall be given to it in care of the Borrower at the Borrower’s address set forth on Schedule 13.2 to the Credit Agreement.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, each New Guarantor and the Collateral Agent have duly executed this Supplement to the Guarantee as of the day and year first above written.

[NAME OF NEW GUARANTOR], as the New Guarantor

By:
Name:
Title:

[Signature Page for First Lien Guarantee Supplement]

ROYAL BANK OF CANADA as the Collateral Agent

By:
Name:
Title:

[Signature Page for First Lien Guarantee Supplement]

EXHIBIT C

FORM OF PLEDGE AGREEMENT

[See Attached.]

C-1

PLEDGE AGREEMENT

PLEDGE AGREEMENT, dated as of [•], 2017 (this “Pledge Agreement”), among Focus Financial Partners, LLC, a Delaware limited liability company (the “Borrower”), each of the Subsidiaries listed on the signature pages hereto or that becomes a party hereto pursuant to Section 28 (each such Subsidiary being a “Subsidiary Pledgor” and, collectively, the “Subsidiary Pledgors”) and Royal Bank of Canada, as collateral agent (in such capacity, the “Collateral Agent”) for the benefit of the Secured Parties.

W I T N E S S E T H:

WHEREAS, the Borrower is party to the First Lien Credit Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), among, the Borrower, the Lenders from time to time party thereto, Bank of America, N.A., as Revolver Administrative Agent, the Swingline Lender, a Letter of Credit Issuer, and Royal Bank of Canada, as the Term Administrative Agent, the Collateral Agent and a Lender;

WHEREAS, (a) pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans to the Borrower, the Swingline Lender has agreed to make Swingline Loans to the Borrower and the Letter of Credit Issuers have agreed to issue Letters of Credit for the account of the Borrower and the Restricted Subsidiaries upon the terms and subject to the conditions set forth therein and (b) one or more Cash Management Banks or Hedge Banks may from time to time enter into Secured Cash Management Agreements or Secured Hedge Agreements, respectively, with the Borrower;

WHEREAS, pursuant to the Guarantee dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Guarantee”), each Pledgor party thereto has agreed to unconditionally and irrevocably guarantee, as primary obligor and not merely as surety, to the Collateral Agent for the benefit of the Secured Parties the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations;

WHEREAS, pursuant to the Securities Purchase Agreement, dated as of April 12, 2017 (the “Acquisition Agreement”), by and among the Borrower, the Investor and the equityholders’ representative named therein, the Investor and the other Initial Investors will directly or indirectly acquire certain newly issued and existing units of the Borrower as described in the Acquisition Agreement;

WHEREAS, the proceeds of the Loans, the issuance of Letters of Credit and the provision of Secured Cash Management Agreements and Secured Hedge Agreements will be used in part to enable the Borrower to make valuable transfers to the other Pledgors in connection with the operation of their respective businesses;

WHEREAS, each Pledgor is the Borrower or a Guarantor;

WHEREAS, each Pledgor acknowledges that it will derive substantial direct and indirect benefit from the making of the Loans and the issuance of the Letters of Credit, and from the provision of Secured Cash Management Agreements and Secured Hedge Agreements; and

WHEREAS, as of the date hereof, (a) the Pledgors are the legal and beneficial owners of the Pledged Shares described in Schedule 1 hereto and issued by the entities named therein and (b) each of the Pledgors is the legal and beneficial owner of the Pledged Debt described in Schedule 1 hereto;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agents, the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders

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to make their respective Loans, the Swingline Lender to make Swingline Loans and the Letter of Credit Issuers to issue Letters of Credit for the account of the Borrower and the Restricted Subsidiaries under the Credit Agreement and to induce one or more Cash Management Banks or Hedge Banks to enter into Secured Cash Management Agreements or Secured Hedge Agreements, respectively, with the Borrower, the Pledgors hereby agree with the Collateral Agent, for the benefit of the Secured Parties, as follows:

1.                                      Defined Terms.

(a)                                 Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b)                                 Terms used herein without definition that are defined in the UCC have the meanings given to them in the UCC.

(c)                                  The following terms shall have the following meanings:

Collateral” shall have the meaning provided in Section 2.

“Collateral Agent” shall have the meaning provided in the preamble hereto.

“Equity Interests” shall mean, collectively, Capital Stock and Stock Equivalents.

“Guarantee” shall have the meaning provided in the recitals hereto.

“Pledge Agreement” shall mean this Pledge Agreement.

“Pledged Debt” shall mean, collectively, (a) the Indebtedness evidenced by a promissory note in excess of the greater of (x) $25,000,000 and (y) 15% of Consolidated EBITDA (calculated on a Pro Forma Basis) and described in Schedule 1 hereto and (b) any other Indebtedness owed to any Pledgor on the date hereof and any time hereafter, including the promissory notes required to be pledged pursuant to Section 9.12 of the Credit Agreement.

“Pledged Shares” shall mean, collectively, (a) the Equity Interests described in Schedule 1 hereto and issued by the entities named therein and (b) any Equity Interests of the issuer of such Equity Interests or any other issuer directly held by any Pledgor hereafter, in the case of each of the foregoing clauses (a) and (b), except to the extent excluded from the Collateral for the Obligations pursuant to the last paragraph of Section 2.

“Pledgors” shall mean the Subsidiary Pledgors and the Borrower, and “Pledgor” shall mean each of them.

“Proceeds” has the meaning given to it in the UCC.

“Security Interest” shall have the meaning provided in Section 2.

“Subsidiary Pledgor” shall have the meaning provided in the recitals hereto.

“Termination Date” shall have the meaning provided in Section 13(a).

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of any provisions of law, any of the attachment, perfection or priority of the Collateral Agent’s and the Secured Parties’ security interest in

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any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

(d)                                 The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Pledge Agreement shall refer to this Pledge Agreement as a whole and not to any particular provision of this Pledge Agreement, and Section, subsection, clause and Schedule references are to this Pledge Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(e)                                  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(f)                                   Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Pledgor, shall refer to such Pledgor’s Collateral or the relevant part thereof.

(g)                                  Sections 1.2, 1.5, 1.9, 1.10 and 1.12 of the Credit Agreement are incorporated herein by reference, mutatis mutandis.

2.                                      Grant of Security Interest. Each Pledgor hereby transfers, assigns and pledges to the Collateral Agent, for the benefit of the Secured Parties, and grants to the Collateral Agent, for the benefit of the Secured Parties, a lien on and security interest in (the “Security Interest”) all of such Pledgor’s right, title and interest in, to and under the following, whether now owned or at any time hereafter acquired by such Pledgor or in which such Pledgor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations:

(a)                                 the Pledged Shares held by such Pledgor and the certificates representing such Pledged Shares and any interest of such Pledgor in the entries on the books of the issuer of the Pledged Shares or any financial intermediary pertaining to the Pledged Shares and all dividends, cash, warrants, rights, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;

(b)                                 the Pledged Debt and the instruments evidencing the Pledged Debt owed to such Pledgor, and all interest, cash, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Debt; and

(c)                                  to the extent not otherwise included, all Proceeds of any or all of the foregoing;

provided that the Collateral (and any defined term used in the definition thereof) for any Obligations shall not include any (x) Excluded Stock and Stock Equivalents or (y) Excluded Property.

3.                                      Delivery of the Collateral. All certificates or instruments, if any, representing or evidencing the Collateral shall be (a) in the case of such Collateral existing as of the date hereof, delivered pursuant to Section 6.2 or Section 9.14(d) of the Credit Agreement, as the case may be, and (b) in the case of such Collateral acquired after the date hereof, promptly (and in any event within 90 days of the acquisition thereof (or such longer period as the Collateral Agent may reasonably agree)), delivered by the applicable Pledgor to and held by or on behalf of the Collateral Agent pursuant hereto to the extent required by the Credit Agreement (including Section 9.11 and Section 9.12 thereof) and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in

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blank, all in form and substance reasonably satisfactory to the Collateral Agent. The Collateral Agent shall have the right, at any time after the occurrence and during the continuance of an Event of Default, subject to any Intercreditor Agreement then in effect, and upon at least three Business Days’ prior written notice to the relevant Pledgor, to transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Pledged Shares.

4.                                      Representations and Warranties. Each Pledgor represents and warrants, after giving effect to the Transactions, as follows:

(a)                                 Schedule 1 hereto (i) correctly represents as of the Closing Date (A) the issuer, the certificate number, the Pledgor and the record and beneficial owner, the number and class and the percentage of the issued and outstanding Equity Interests of such class of all Pledged Shares and (B) the issuer, the initial principal amount, the Pledgor and holder, date of issuance and maturity date of all Pledged Debt and (ii) together with the comparable schedule to each supplement hereto, includes all Equity Interests, debt securities and promissory notes required to be pledged hereunder. Except as set forth on Schedule 1, and except for Excluded Stock and Stock Equivalents, the Pledged Shares represent all (or 65% in the case of pledges of the Voting Stock of Foreign Subsidiaries) of the issued and outstanding Equity Interests of each class of Equity Interests in the issuer on the Closing Date.

(b)                                 Such Pledgor is the legal and beneficial owner of the Collateral pledged or assigned by such Pledgor hereunder free and clear of any Lien, except for the Liens permitted by the Credit Agreement and the Security Interests created by this Pledge Agreement and the Security Agreement.

(c)                                  As of the Closing Date, the Pledged Shares pledged by such Pledgor hereunder have been duly authorized and validly issued and, in the case of Pledged Shares issued by a corporation, are fully paid and non-assessable, in each case, to the extent such concepts are applicable in the jurisdiction of organization of the respective issuer.

(d)                                 The execution and delivery by such Pledgor of this Pledge Agreement and the pledge of the Collateral pledged by such Pledgor hereunder pursuant hereto are effective to create in favor of the Collateral Agent, for its benefit and for the benefit of the Secured Parties, legal, valid and enforceable Security Interests in such Collateral (with respect to Collateral consisting of the Equity Interests or Pledged Debt of Foreign Subsidiaries, to the extent the creation of such Security Interest is governed by the UCC) and, upon delivery of such Collateral to the Collateral Agent in the State of New York, shall constitute a perfected Lien on and Security Interest in the Collateral, securing the payment of the Obligations, in favor of the Collateral Agent for the benefit of the Secured Parties (with respect to Collateral consisting of the Equity Interests or Pledged Debt of Foreign Subsidiaries, to the extent the creation and perfection of such Security Interest are governed by the Uniform Commercial Code of any applicable jurisdiction), except, in each case as enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general equitable principles and principles of good faith and fair dealing.

(e)                                  Such Pledgor has full organizational power, authority and legal right to pledge all the Collateral pledged by such Pledgor pursuant to this Pledge Agreement and this Pledge Agreement constitutes a legal, valid and binding obligation of each Pledgor (with respect to Collateral consisting of the Equity Interests or Pledged Debt of Foreign Subsidiaries, to the extent the enforceability of such Security Interest is governed by the UCC), enforceable in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general equitable principles and principles of good faith and fair dealing.

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5.                                      Certification of Limited Liability Company, Limited Partnership Interests, Equity Interests in Foreign Subsidiaries and Pledged Debt.

(a)                                 With respect to any Equity Interests in any Subsidiary constituting Collateral that are not a security as defined in Section 8-102(a)(15) of the Uniform Commercial Code of any applicable jurisdiction or pursuant to Section 8-103 of the Uniform Commercial Code of any applicable jurisdiction, if any Pledgor shall take any action that, under such sections, converts such Equity Interests into a security, such Pledgor shall give prompt written notice thereof to the Collateral Agent and cause the issuer thereof to issue to it certificates or instruments evidencing such Equity Interests, which it shall promptly deliver to the Collateral Agent as provided in Section 3.

(b)                                 Each Pledgor will comply with Section 9.12 of the Credit Agreement.

(c)                                  In the event that any Equity Interests in any Foreign Subsidiary constituting Collateral are not represented by a certificate, the Pledgors agree not to permit such Foreign Subsidiary to issue Equity Interests represented by a certificate to any other Person.

6.                                      Further Assurances. Subject to the terms and limitations of Sections 9.11, 9.12 and 9.14 of the Credit Agreement and Section 3.2(c) of the Security Agreement, each Pledgor agrees that at any time and from time to time, at the expense of such Pledgor, it will execute or otherwise authorize the filing of any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, deeds of trust and other documents), which may be required under any applicable law, or which, subject to the terms of any Intercreditor Agreement then in effect, the Collateral Agent may reasonably request, in order (x) to grant, preserve, protect and perfect the validity and priority of the Security Interests created or intended to be created hereby or (y) to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Each Pledgor hereby irrevocably authorizes the Collateral Agent and its Affiliates, counsel and other representatives, at any time and from time to time, to file or record financing statements, amendments to financing statements and, with notice to the applicable Pledgors, other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect the Security Interest of the Collateral Agent under this Pledge Agreement.

7.                                      Voting Rights; Dividends and Distributions; Etc.

(a)                                 So long as no Event of Default shall have occurred and be continuing:

(i)                                     Each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not prohibited by the terms of this Pledge Agreement or the other Credit Documents.

(ii)                                  The Collateral Agent shall execute and deliver (or cause to be executed and delivered) to each Pledgor all such proxies and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above.

(b)                                 Subject to paragraph (c) below, each Pledgor shall be entitled to receive and retain and use, free and clear of the Lien created by this Pledge Agreement, any and all dividends, distributions, principal and interest made or paid in respect of the Collateral to the extent permitted by the Credit Agreement, as applicable; provided, however, that any and all noncash dividends, interest, principal or other distributions that would constitute Pledged Shares or Pledged Debt, whether resulting from a subdivision,

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combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Shares or received in exchange for Pledged Shares or Pledged Debt or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be, and shall be forthwith delivered to the Collateral Agent to hold as, Collateral and shall, if received by such Pledgor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Pledgor and be forthwith delivered to the Collateral Agent as Collateral in the same form as so received (with any necessary endorsement).

(c)                                  Upon at least three Business Days’ prior written notice to a Pledgor by the Collateral Agent that the Collateral Agent is exercising its rights under this Section 7(c), following the occurrence and during the continuance of an Event of Default, subject to the terms of any Intercreditor Agreement then in effect,

(i)                                     all rights of such Pledgor to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 7(a)(i) shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights during the continuance of such Event of Default, provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right from time to time following the occurrence and during the continuance of an Event of Default, subject to the terms of any Intercreditor Agreement then in effect, to permit the Pledgors to exercise such rights. After all Events of Default have been cured or waived, each Pledgor will have the right to exercise the voting and consensual rights that such Pledgor would otherwise be entitled to exercise pursuant to the terms of Section 7(a)(i) (and the obligations of the Collateral Agent under Section 7(a)(ii) shall be reinstated);

(ii)                                  all rights of such Pledgor to receive the dividends, distributions and principal and interest payments that such Pledgor would otherwise be authorized to receive and retain pursuant to Section 7(b) shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which, subject to the terms of any Intercreditor Agreement then in effect, shall thereupon have the sole right to receive and hold as Collateral such dividends, distributions and principal and interest payments during the continuance of such Event of Default. After all Events of Default have been cured or waived, the Collateral Agent shall repay to each Pledgor (without interest) all dividends, distributions and principal and interest payments not otherwise applied in accordance with Section 11(b) that such Pledgor would otherwise be permitted to receive, retain and use pursuant to the terms of Section 7(b);

(iii)                               all dividends, distributions and principal and interest payments that are received by such Pledgor contrary to the provisions of Section 7(b) shall be received in trust for the benefit of the Collateral Agent and segregated from other property or funds of such Pledgor and shall forthwith be delivered to the Collateral Agent as Collateral in the same form as so received (with any necessary endorsements); and

(iv)                              in order to permit the Collateral Agent to receive all dividends, distributions and principal and interest payments to which it may be entitled under Section 7(b) above, to exercise the voting and other consensual rights that it may be entitled to exercise pursuant to Section 7(c)(i) above, and to receive all dividends, distributions and principal and interest payments that it may be entitled to under Sections 7(c)(ii) and (c)(iii) above, such Pledgor shall from time to time execute and deliver to the Collateral Agent, appropriate proxies, dividend payment orders and other instruments as the Collateral Agent may reasonably request in writing, subject to the terms of any Intercreditor Agreement then in effect.

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8.                                      Transfers and Other Liens; Additional Collateral; Etc. Subject to the terms of any Intercreditor Agreement then in effect, each Pledgor shall:

(a)                                 not (i) except as permitted by the Credit Agreement, sell or otherwise dispose of, or grant any option or warrant with respect to, any of the Collateral or (ii) create or suffer to exist any consensual Lien upon or with respect to any of the Collateral, except for Permitted Liens and the Lien created by this Pledge Agreement; provided that, subject to the provisions of the Intercreditor Agreements then in effect, in the event such Pledgor sells or otherwise disposes of assets as permitted by the Credit Agreement to a Person that is not a Credit Party, and such assets are or include any of the Collateral, the Lien created by this Pledge Agreement shall be automatically released concurrently with the consummation of such sale, and upon the request of the applicable Pledgor the Collateral Agent shall evidence such release of such Collateral to such Pledgor free and clear of the Lien and Security Interest created hereby; and

(b)                                 use commercially reasonable efforts to defend its and the Collateral Agent’s title or interest in and to all the Collateral (and in the Proceeds thereof) against any and all Liens (other than Permitted Liens and the Lien created by this Pledge Agreement), however arising, and any and all Persons whomsoever (except to the extent that the Collateral Agent and the Borrower agree that the cost of such defense is excessive in relation to the benefit to the Lenders thereof).

9.                                      Collateral Agent Appointed Attorney-in-Fact. Each Pledgor hereby appoints, which appointment is irrevocable and coupled with an interest, and shall automatically terminate with respect to such Pledgor on the Termination Date or, if sooner, upon the release of such Pledgor hereunder pursuant to Section 13, the Collateral Agent as such Pledgor’s attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise to take any action and to execute any instrument, in each case solely after the occurrence and during the continuance of an Event of Default (and upon prior written notice to such Pledgor that the Collateral Agent intends to take such action), that the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Pledge Agreement, including to receive, endorse and collect all instruments made payable to such Pledgor representing any dividend, distribution or principal or interest payment in respect of the Collateral or any part thereof and to give full discharge for the same.

10.                               The Collateral Agent’s Duties. The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Shares, whether or not the Collateral Agent or any other Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

11.                               Remedies. Subject to the terms of any Intercreditor Agreement then in effect, if an Event of Default shall have occurred and be continuing, and after giving prior notice to the Borrower and any applicable Pledgor:

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(a)                                 The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC or any other applicable law (whether or not the UCC applies to the affected Collateral) and also may upon prior written notice to the relevant Pledgor, sell the Collateral or any part thereof in one or more parcels at public or private sale or sales, at any exchange broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such price or prices and upon such other terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral. The Collateral Agent shall be authorized at any such sale of Pledged Shares or Pledged Debt (if it deems it advisable to do so) to restrict the prospective bidders or purchasers of Collateral to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and, upon consummation of any such sale, the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Pledged Shares or Pledged Debt so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent or any Secured Party shall have the right upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase all or any part of the Collateral so sold, and the Collateral Agent or such Secured Party may pay the purchase price by crediting the amount thereof against the Obligations. Each Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days’ prior written notice to such Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, each Pledgor hereby waives any claim against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree.

(b)                                 Subject to any Intercreditor Agreement then in effect, the Collateral Agent shall apply the Proceeds of any collection or sale of the Collateral as well as any Collateral consisting of cash, at any time after receipt in the order set forth in Section 11.13 of the Credit Agreement.

Upon any sale of the Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

(c)                                  All payments received by any Pledgor in respect of the Collateral after the occurrence and during the continuance of an Event of Default, shall be received in trust for the benefit of the Collateral Agent shall be segregated from other property or funds of such Pledgor and shall be forthwith delivered to the Collateral Agent as Collateral in the same form as so received (with any necessary endorsement).

12.                               Amendments, etc. with Respect to the Obligations; Waiver of Rights. Each Pledgor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Pledgor and without notice to or further assent by any Pledgor, (a) any demand for payment of any of the Obligations made by the Collateral Agent or any other Secured Party may be rescinded by such party and any of the

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Obligations continued, (b) the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any other Secured Party, (c) the Credit Agreement, the other Credit Documents and any other documents executed and delivered in connection therewith and the Secured Cash Management Agreements, Secured Hedge Agreements and any other documents executed and delivered in connection therewith may, in accordance with Section 13.1 of the Credit Agreement or any applicable Secured Cash Management or Secured Hedge Agreement, be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agents (or the Required Lenders, as the case may be, or, in the case of any Secured Hedge Agreement or Secured Cash Management Agreement, the Hedge Bank or Cash Management Bank party thereto) may deem advisable from time to time and (d) any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any other Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Collateral Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Pledge Agreement or any property subject thereto. When making any demand hereunder against any Pledgor, the Collateral Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on any Pledgor or any other Person, and any failure by the Collateral Agent or any other Secured Party to make any such demand or to collect any payments from any Pledgor or any other Person or any release of any Borrower or any other Pledgor or any other Person shall not relieve any Pledgor in respect of which a demand or collection is not made or any Pledgor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Collateral Agent or any other Secured Party against any Pledgor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

13.                               Continuing Security Interest; Assignments Under the Credit Agreement; Release.

(a)                                 This Pledge Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Pledgor and the successors and assigns thereof, and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their respective successors, endorsees, transferees and assigns permitted under the Credit Agreement until the date on which all the Obligations (other than (x) any contingent indemnity obligations for which no claim or demand for payment has been made or is not then due and (y) any Secured Hedge Obligations or Secured Cash Management Obligations that have been collateralized, backstopped or otherwise provided for) shall have been satisfied by payment in full, the Commitments shall have been terminated and all Letter of Credit Outstandings shall have been reduced to zero, Cash Collateralized, backstopped or otherwise provided for in accordance with the terms of the Credit Agreement (such date, the “Termination Date”), notwithstanding that from time to time during the term of the Credit Agreement the Credit Parties may be free from any Obligations.

(b)                                 A Pledgor shall automatically be released from its obligations hereunder and the Collateral of such Pledgor shall be automatically released as it relates to the Obligations upon such Pledgor ceasing to be a Credit Party in accordance with Section 13.1 of the Credit Agreement. Any such release in connection with any sale, transfer or other disposition of such Collateral not prohibited under the Credit Agreement to a Person that is not a Credit Party shall result in such Collateral being sold, transferred or disposed of, as applicable, free and clear of the Liens of this Pledge Agreement.

(c)                                  The Security Interest granted hereby in any Collateral shall automatically be released as it relates to the Obligations (i) to the extent provided for in Section 13.1 of the Credit Agreement and (ii) upon the effectiveness of any written consent to the release of the Security Interest granted in such Collateral pursuant to Section 13.1 of the Credit Agreement.

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(d)                                 In connection with any termination or release pursuant to the foregoing paragraph (a), (b) or (c), the Collateral Agent shall execute and deliver to any Pledgor or authorize the filing of, at such Pledgor’s expense, all documents that such Pledgor shall reasonably request to evidence such termination or release subject to, if reasonably requested by the Collateral Agent, the Collateral Agent’s receipt of a certification by the Borrower and the applicable Pledgor stating that such transaction is in compliance with the Credit Agreement and the other Credit Documents. Any execution and delivery of documents pursuant to this Section 13 shall be without recourse to or warranty by the Collateral Agent.

14.                               Reinstatement. Each Pledgor further agrees that, if any payment made by any Credit Party or other Person and applied to the Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the Proceeds of Collateral are required to be returned by any Secured Party to such Credit Party, its estate, trustee, receiver or any other Person, including any Pledgor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto the Lien granted hereby or other Collateral securing such liability hereunder shall have been released or terminated by virtue of such cancellation or surrender, such Lien or other Collateral shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect any Lien or other Collateral securing the obligations of any Pledgor in respect of the amount of such payment.

15.                               Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.2 of the Credit Agreement. All communications and notices hereunder to any Pledgor shall be given to it in care of the Borrower at the Borrower’s address set forth on Schedule 13.2 to the Credit Agreement.

16.                               Counterparts. This Pledge Agreement may be executed by one or more of the parties to this Pledge Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

17.                               Severability. Any provision of this Pledge Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

18.                               Integration. This Pledge Agreement together with the other Credit Documents represents the agreement of each of the Pledgors with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by the Collateral Agent or any other Secured Party relative to the subject matter hereof not expressly set forth herein or in the other Credit Documents.

19.                               Amendments in Writing; No Waiver; Cumulative Remedies.

(a)                                 None of the terms or provisions of this Pledge Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Pledgor and the Collateral Agent in accordance with Section 13.1 of the Credit Agreement.

(b)                                 Neither the Collateral Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 19(a)), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any

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breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent or such other Secured Party would otherwise have on any future occasion.

(c)                                  The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

20.                               Section Headings. The Section headings used in this Pledge Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

21.                               Successors and Assigns. The provisions of this Pledge Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Pledgor may assign, transfer or delegate any of its rights or obligations under this Pledge Agreement without the prior written consent of the Collateral Agent or as otherwise permitted by the Credit Agreement.

22.                               WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS PLEDGE AGREEMENT, ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

23.                               Submission to Jurisdiction; Waivers. Each party hereto irrevocably and unconditionally:

(a)                                 submits for itself and its property in any legal action or proceeding relating to this Pledge Agreement and the other Credit Documents to which it is a party to the exclusive general jurisdiction of the courts of the State of New York or the courts of the United States for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives (to the extent permitted by applicable law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address referred to in Section 15 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;

(d)                                 agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Pledgor in any other jurisdiction; and

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(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 23 any special, exemplary, punitive or consequential damages.

24.                               GOVERNING LAW. THIS PLEDGE AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

25.                               Intercreditor Agreements. Notwithstanding anything herein to the contrary, the Liens and Security Interests granted to the Collateral Agent pursuant to this Pledge Agreement and the exercise of any right or remedy by the Collateral Agent hereunder, are subject to the provisions of any Intercreditor Agreement then in effect. In the event of any conflict between the terms of any Intercreditor Agreement then in effect and the terms of this Pledge Agreement, the terms of such Intercreditor Agreement shall govern and control. No right, power or remedy granted to the Collateral Agent hereunder shall be exercised by the Collateral Agent, and no direction shall be given by the Collateral Agent, in contravention of any such Intercreditor Agreement.

26.                               Enforcement Expenses; Indemnification.

(a)                                 Each Pledgor agrees to pay any and all reasonable and documented out of pocket expenses (including all reasonable and documented fees and disbursements of counsel) that may be paid or incurred by any Secured Party in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, such Pledgor under this Pledge Agreement, in each case subject to the limitations on reimbursement of costs and expenses set forth in Section 13.5 of the Credit Agreement.

(b)                                 Each Pledgor agrees to pay, and to save the Collateral Agent and the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Pledge Agreement to the extent the Borrower would be required to do so pursuant to Section 13.5 of the Credit Agreement.

(c)                                  The agreements in this Section 26 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Credit Documents.

27.                               Acknowledgments. Each party hereto hereby acknowledges that:

(a)                                 it has been advised by counsel in the negotiation, execution and delivery of this Pledge Agreement and the other Credit Documents to which it is a party;

(b)                                 neither the Collateral Agent nor any other Secured Party has any fiduciary relationship with or duty to any Pledgor arising out of or in connection with this Pledge Agreement or any of the other Credit Documents, and the relationship between the Pledgors, on the one hand, and the Collateral Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                                  no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders and any other Secured Party or among the Pledgors and the Lenders and any other Secured Party.

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28.                               Additional Pledgors. Each Subsidiary that is required to become a party to this Pledge Agreement pursuant to Section 9.11 of the Credit Agreement shall become a Subsidiary Pledgor, with the same force and effect as if originally named as a Pledgor herein, for all purposes of this Pledge

Agreement, upon execution and delivery by such Subsidiary of a written supplement substantially in the form of Annex A hereto. The execution and delivery of any instrument adding an additional Pledgor as a party to this Pledge Agreement shall not require the consent of any other Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Pledgor as a party to this Pledge Agreement.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, each of the undersigned has caused this Pledge Agreement to be duly executed and delivered as of the date first above written.

FOCUS FINANCIAL PARTNERS, LLC

By:
Name:
Title:

[SUBSIDIARY PLEDGORS]

By:
Name:
Title:

[Signature Page to Pledge Agreement]

ROYAL BANK OF CANADA,
as the Collateral Agent

By:
Name:
Title:

[Signature Page to Pledge Agreement]

SCHEDULE 1 TO
THE PLEDGE AGREEMENT

Pledged Debt

ANNEX A
TO THE PLEDGE AGREEMENT

SUPPLEMENT NO. [  ], dated as of [  ], 20[  ] (this “Supplement”), to the Pledge Agreement, dated as of [•], 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”), among Focus Financial Partners, LLC, a Delaware limited liability company (the “Borrower”), each of the Subsidiaries listed on the signature pages thereto or that becomes a party thereto pursuant to Section 28 thereof (each such Subsidiary being a “Subsidiary Pledgor” and, collectively, the “Subsidiary Pledgors”) and Royal Bank of Canada, as collateral agent (in such capacity, the “Collateral Agent”) for the benefit of the Secured Parties.

A.                                    Reference is made to the First Lien Credit Agreement dated as of July 3, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the Lenders from time to time party thereto, Bank of America, N.A., as Revolver Administrative Agent, the Swingline Lender, a Letter of Credit Issuer and Royal Bank of Canada, as the Term Administrative Agent, the Collateral Agent and a Lender.

B.                                    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Pledge Agreement.

C.                                    The Pledgors have entered into the Pledge Agreement in order to induce the Administrative Agents, the Collateral Agent, the Swingline Lender, the Letter of Credit Issuers and the Lenders to enter into the Credit Agreement, to induce the Lenders to make their respective Loans to the Borrower, the Letter of Credit Issuers to issue their respective Letters of Credit and the Swingline Lender to extend Swingline Loans and to induce one or more Cash Management Banks or Hedge Banks to enter into Secured Cash Management Agreements or Secured Hedge Agreements with the Borrower.

D.                                    The undersigned Subsidiaries (each an “Additional Pledgor”) are, as of the date hereof, (a) the legal and beneficial owners of the Equity Interests described in Schedule 1 hereto and issued by the entities named therein (such Equity Interests, together with any Equity Interests of the issuer of such Equity Interests or any other issuer directly held directly by any such Additional Pledgor hereafter, in each case, except to the extent excluded from the Additional Collateral for the Obligations pursuant to the penultimate paragraph of Section 1 below, referred to collectively herein as the “Additional Pledged Shares”) and (b) the legal and beneficial owners of the Indebtedness evidenced by a promissory note in excess of the greater of (x) $25,000,000 and (y) 15% of Consolidated EBITDA (calculated on a Pro Forma Basis) described in Schedule 1 hereto (together with any other Indebtedness owed to any such Additional Pledgor on the date hereof or hereafter, including the promissory notes required to be pledged pursuant to Section 9.12 of the Credit Agreement, referred to collectively herein the “Additional Pledged Debt”).

E.                                     Section 9.11 of the Credit Agreement and Section 28 of the Pledge Agreement provide that additional Subsidiaries may become Subsidiary Pledgors under the Pledge Agreement by execution and delivery of an instrument in the form of this Supplement. Each undersigned Additional Pledgor is executing this Supplement in accordance with the requirements of Section 9.11 of the Credit Agreement and Section 28 of the Pledge Agreement to pledge to the Collateral Agent for the benefit of the Secured Parties the Additional Pledged Shares and the Additional Pledged Debt and to become a Subsidiary Pledgor under the Pledge Agreement in order to induce the Lenders to make their respective Loans to the Borrower, the Letter of Credit Issuers to issue their respective Letters of Credit and the Swingline Lender to extend Swingline Loans, and to induce one or more Cash Management Banks or Hedge Banks to enter into Secured Cash Management Agreements or Secured Hedge Agreements with the Borrower.

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Accordingly, the Collateral Agent and each undersigned Additional Pledgor agree as follows:

SECTION 1.                            Each Additional Pledgor by its signature hereby transfers, assigns and pledges to the Collateral Agent, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a Lien on and Security Interest in all of such Additional Pledgor’s right, title and interest in, to and under the following, whether now owned or hereafter acquired by such Additional Pledgor or in which such Additional Pledgor now has or at any time in the future may acquire any right title or interest (collectively, the “Additional Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations:

(a)                                 the Additional Pledged Shares held by such Additional Pledgor and the certificates representing such Additional Pledged Shares and any interest of such Additional Pledgor in the entries on the books of the issuer of the Additional Pledged Shares or any financial intermediary pertaining to the Additional Pledged Shares and all dividends, cash, warrants, rights, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Additional Pledged Shares;

(b)                                 the Additional Pledged Debt and the instruments evidencing the Additional Pledged Debt owed to such Additional Pledgor, and all interest, cash, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Additional Pledged Debt; and

(c)                                  to the extent not otherwise included, all Proceeds of any or all of the foregoing;

provided that the Additional Collateral (and any defined term used in the definition thereof) for any Obligations shall not include any (x) Excluded Stock and Stock Equivalents or (y) Excluded Property.

For purposes of the Pledge Agreement, the Collateral shall be deemed to include the Additional Collateral.

SECTION 2.                            Each Additional Pledgor by its signature below becomes a Pledgor under the Pledge Agreement with the same force and effect as if originally named therein as a Pledgor, and each Additional Pledgor hereby agrees to all the terms and provisions of the Pledge Agreement applicable to it as a Pledgor thereunder. Each reference to a “Subsidiary Pledgor” or a “Pledgor” in the Pledge Agreement shall be deemed to include each Additional Pledgor. The Pledge Agreement is hereby incorporated herein by reference.

SECTION 3.                            Each Additional Pledgor represents and warrants as follows:

(a)                                 Schedule 1 hereto correctly represents as of the date hereof (A) the issuer, the certificate number, the Additional Pledgor and registered owner, the number and class and the percentage of the issued and outstanding Equity Interests of such class of all Additional Pledged Shares and (B) the issuer, the initial principal amount, the Additional Pledgor and holder, date of and maturity date of all Additional Pledged Debt. Except as set forth on Schedule 1 and except for Excluded Stock and Stock Equivalents, the Additional Pledged Shares represent all (or 65% in the case of pledges of the Voting Stock of Foreign Subsidiaries) of the issued and outstanding Equity Interests of each class of Equity Interests of the issuer thereof on the date hereof.

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(b)                                 Such Additional Pledgor is the legal and beneficial owner of the Additional Collateral pledged or assigned by such Additional Pledgor hereunder free and clear of any Lien, except for the Liens permitted by the Credit Agreement and the Security Interests created by the Pledge Agreement (as supplemented by this Supplement) and the Security Agreement.

(c)                                  As of the date of this Supplement, the Additional Pledged Shares pledged by such Additional Pledgor hereunder have been duly authorized and validly issued and, in the case of Additional Pledged Shares issued by a corporation, are fully paid and non-assessable, in each case, to the extent such concepts are applicable in the jurisdiction of organization of the respective issuer.

(d)                                 The execution and delivery by such Additional Pledgor of this Supplement and the pledge of the Additional Collateral pledged by such Additional Pledgor pursuant hereto are effective to create in favor of the Collateral Agent, for its benefit and for the benefit of the Secured Parties, legal, valid and enforceable Security Interests in such Additional Collateral (with respect to Collateral consisting of the Equity Interests or Pledged Debt of Foreign Subsidiaries, to the extent the creation of such Security Interest is governed by the UCC) and, upon delivery of such Additional Collateral to the Collateral Agent in the State of New York, shall constitute a perfected Lien and Security Interest in the Additional Collateral (with respect to Collateral consisting of the Equity Interests or Pledged Debt of Foreign Subsidiaries, to the extent the creation and perfection of such Security Interest is governed by UCC), except, in each case, as enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general equitable principles and principles of good faith and fair dealing.

(e)                                  Such Additional Pledgor has full organizational power, authority and legal right to pledge all the Additional Collateral pledged by such Additional Pledgor pursuant to this Supplement, and this Supplement constitutes a legal, valid and binding obligation of each Additional Pledgor (with respect to Collateral consisting of the Equity Interests or Pledged Debt of Foreign Subsidiaries, to the extent the enforceability of such Security Interest is governed by the UCC), enforceable in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general equitable principles and principles of good faith and fair dealing.

SECTION 4.                            This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Supplement shall become effective as to each Additional Pledgor when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of such Additional Pledgor and the Collateral Agent.

SECTION 5.                            Except as expressly supplemented hereby, the Pledge Agreement shall remain in full force and effect.

SECTION 6.                            THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 7.                            Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Pledge Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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SECTION 8. All notices, requests and demands pursuant hereto shall be made in accordance with Section 15 of the Pledge Agreement. All communications and notices hereunder to each Additional Pledgor shall be given to it in care of the Borrower at the Borrower’s address set forth on Schedule 13.2 to the Credit Agreement.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, each Additional Pledgor and the Collateral Agent have duly executed this Supplement to the Pledge Agreement as of the day and year first above written.

[NAME OF ADDITIONAL PLEDGOR],
as an Additional Pledgor

By:
Name:
Title:

ROYAL BANK OF CANADA, as the Collateral Agent

By:
Name:
Title:

[Signature Page for the Supplement to the Pledge Agreement]

SCHEDULE 1
TO SUPPLEMENT NO. [  ]
TO THE PLEDGE AGREEMENT

Pledged Shares

Record owner	Issuer	Certificate No.	Number of Shares	% of Shares Owned

Pledged Debt

Payee	Issuer	Principal Amount	Date of Instrument	Maturity Date

EXHIBIT D

FORM OF SECURITY AGREEMENT

[See Attached.]

D-1

SECURITY AGREEMENT

THIS SECURITY AGREEMENT, dated as of [•], 2017 (this “Security Agreement”), among Focus Financial Partners, LLC, a Delaware limited liability company (the “Borrower”), each of the Subsidiaries listed on the signature pages hereto or that becomes a party hereto pursuant to Section 8.14 (each such Subsidiary being a “Subsidiary Grantor” and, collectively, the “Subsidiary Grantors”) and Royal Bank of Canada, as collateral agent (in such capacity, the “Collateral Agent”) for the benefit of the Secured Parties.

W I T N E S S E T H:

WHEREAS, the Borrower is party to the First Lien Credit Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto, Bank of America, N.A., as Revolver Administrative Agent, the Swingline Lender, a Letter of Credit Issuer and Royal Bank of Canada, as the Term Administrative Agent, the Collateral Agent and a Lender;

WHEREAS, (a) pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans to the Borrower, the Swingline Lender has agreed to make Swingline Loans to the Borrower and the Letter of Credit Issuers have agreed to issue Letters of Credit for the account of the Borrower and the Restricted Subsidiaries upon the terms and subject to the conditions set forth therein and (b) one or more Cash Management Banks or Hedge Banks may from time to time enter into Secured Cash Management Agreements or Secured Hedge Agreements, respectively, with the Borrower;

WHEREAS, pursuant to the Guarantee dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Guarantee”), each Grantor party thereto has agreed to unconditionally and irrevocably guarantee, as primary obligor and not merely as surety, to the Collateral Agent for the benefit of the Secured Parties the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations;

WHEREAS, pursuant to the Securities Purchase Agreement, dated as of April 12, 2017 (the “Acquisition Agreement”), by and among the Borrower, the Investor and the equityholders’ representative named therein, the Investor and the other Initial Investors will directly or indirectly acquire certain newly issued and existing units of the Borrower as described in the Acquisition Agreement;

WHEREAS, each Grantor is either the Borrower or a Guarantor;

WHEREAS, the proceeds of the Loans, the issuance of Letters of Credit and the provision of Secured Cash Management Agreements and Secured Hedge Agreements will be used in part to enable the Borrower to make valuable transfers to the other Grantors in connection with the operation of their respective businesses; and

WHEREAS, each Grantor acknowledges that it will derive substantial direct and indirect benefit from the making of the Loans and the issuance of the Letters of Credit, and from the provision of such Secured Cash Management Agreements and Secured Hedge Agreements.

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agents, the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective Loans, the Swingline Lender to make Swingline Loans and the Letter of Credit Issuers to issue Letters of Credit for the account of the Borrower and the Restricted Subsidiaries under the Credit Agreement and to induce one or more Cash Management Banks or Hedge Banks to enter into

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Secured Cash Management Agreements or Secured Hedge Agreements, respectively, with the Borrower, the Grantors hereby agree with the Collateral Agent, for the benefit of the Secured Parties, as follows:

1.                                      Defined Terms.

(a)                                 Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b)                                 Terms used herein without definition that are defined in the UCC have the meanings given to them in the UCC, including the following terms (which are capitalized herein): Account, Chattel Paper, Commercial Tort Claims, Commodity Contract, Deposit Accounts, Documents, Fixtures, Goods, Instruments, Inventory, Letter-of-Credit Right, Securities, Securities Accounts, Security Entitlement, Software, Supporting Obligation and Tangible Chattel Paper.

(c)                                  The following terms shall have the following meanings:

“Collateral” shall have the meaning provided in Section 2.

“Collateral Account” shall mean any collateral account established by the Collateral Agent as provided in Section 5.1 or Section 5.3.

“Collateral Agent” shall have the meaning provided in the preamble hereto.

“Control” shall mean “control,” as such term is defined in Section 9-104 or 9-106, as applicable, of the UCC.

“Copyrights” shall mean, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (i) all rights in any work arising under the copyright laws of the United States, whether as author, assignee, transferee, or otherwise, and (ii) all registrations and applications for registration of any such copyright in the United States, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office, including those U.S. registered copyrights owned by any Grantor and listed on Schedule 1.

“Default” or “Event of Default” shall mean a “Default” or “Event of Default” under the Credit Agreement.

“Equipment” shall mean all “equipment,” as such term is defined in Article 9 of the UCC, now or hereafter owned by any Grantor or to which any Grantor has rights and, in any event, shall include all machinery, equipment, furnishings, movable trade fixtures and Vehicles now or hereafter owned by any Grantor or to which any Grantor has rights and any and all Proceeds, additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto; but excluding equipment to the extent it is subject to a Lien permitted pursuant to clause (vi) (solely with respect to clause (d) of Section 10.1 of the Credit Agreement), (vii) (to the extent that such Lien permitted by clause (vii) is listed on Schedule 10.2 of the Credit Agreement), (viii), (ix) or (xx) (to the extent the value of any such property subject to clause (xx) does not exceed the maximum amount of obligations permitted by such clause (xx)) of the definition of “Permitted Liens” in the Credit Agreement if the contract or other agreement in which such Lien is granted (or the documentation providing for such Indebtedness) prohibits assignment of, or granting of a security interest in, such Grantor’s rights and interests therein or creates a right of termination in favor of any other party thereto (other than a Credit Party) as a result of such assignment or granting of a security interest (in each case, other than to the extent that any such prohibition or restriction would be rendered ineffective

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pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law and other than any proceeds and receivables of such Equipment, the assignment of which is expressly deemed effective under the UCC of any relevant jurisdiction or any other applicable law notwithstanding such prohibition or restriction), provided, that immediately upon the repayment of all Indebtedness secured by such Lien, such Grantor shall be deemed to have granted a Security Interest in all the rights and interests with respect to such equipment.

“Excluded Property” shall mean (i) any Vehicles, aircraft, aircraft engines and other assets subject to certificates of title, (ii) Letter-of-Credit Rights except to the extent perfection of a security interest therein may be accomplished by filing financing statements in appropriate form in the applicable jurisdiction under the UCC, (iii) any property that is subject to a Lien permitted pursuant to clauses (vi) (solely with respect to clause (d) of Section 10.1 of the Credit Agreement), (vii) (to the extent such lien permitted by clause (vii) is listed on Schedule 10.2 of the Credit Agreement), (viii), (ix) and (xx) (to the extent the value of any such property subject to clause (xx) does not exceed the maximum amount of obligations permitted by such clause (xx)) of the definition of “Permitted Liens” in the Credit Agreement if the contract or other agreement in which such Lien is granted (or the documentation providing for such Indebtedness) prohibits the creation of any other Lien on such property or creates a right of termination in favor of any other party thereto (other than a Credit Party) as a result of the creation of any such Lien (in each case, other than to the extent that any such prohibition or restriction would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law) and other than any proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC of any relevant jurisdiction or any other applicable law notwithstanding such prohibition or restriction), (iv) (x) all leasehold interests in real property and (y) any parcel of real estate and the improvements thereto owned in fee by a Credit Party not constituting Mortgaged Property (but not any Collateral located thereon), (v) any “intent to use” Trademark application filed in the United States Patent and Trademark Office unless and until an amendment to allege use or a statement of use has been filed under 15 U.S.C. Section 1051(c) or 1051(d), respectively, and accepted by the United States Patent and Trademark Office, to the extent that granting a Security Interest therein before such time would invalidate or terminate, or adversely affect the enforceability or validity of, such “intent-to-use” Trademark application, (vi) except to the extent a security interest therein can be perfected by filing a financing statement under the UCC of any relevant jurisdiction, deposit accounts, securities accounts, commodities accounts and any other assets requiring perfection through control agreements or perfection by “control” (other than any Pledged Shares or Pledged Debt or any Instruments or Chattel Paper with a fair market value in excess of the greater of (a) $25,000,000 and (b) 15% of Consolidated EBITDA (calculated on a Pro Forma Basis) individually required to be delivered pursuant to this Security Agreement), (vii) any contract, lease, license, agreement, instrument or indenture, in each case, only to the extent and for so long as the grant of a security interest therein by the applicable Grantor (x) is prohibited by such contract, lease, license, agreement, instrument or indenture without the consent of any other party thereto (other than a Credit Party), (y) would give any other party (other than a Credit Party) to any such contract, lease, license, agreement, instrument or indenture the right to terminate or accelerate its obligations thereunder or (z) is permitted only with consent and all necessary consents (other than those of a Credit Party) to such grant of a security interest have not been obtained from the other parties thereto (other than to the extent that any such prohibition referred to in clauses (x), (y) and (z) would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law and other than any proceeds and receivables of such contract, lease, license, agreement, instrument or indenture, the assignment of which is expressly deemed effective under the UCC of any relevant jurisdiction or any other applicable law notwithstanding such prohibition or restriction) (it being understood that the foregoing shall not be deemed to obligate such Grantor to obtain such consents), provided that the foregoing limitation shall not affect, limit, restrict or impair the grant by such Grantor of a Security Interest pursuant to this Security Agreement in any Account or any money or other amounts due or to become due under any such contract, lease, license,

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agreement, instrument or indenture, (viii) any Commercial Tort Claim with a claim value of less than the greater of (a) $25,000,000 and (b) 15% of Consolidated EBITDA (calculated on a Pro Forma Basis), (ix) any asset or property to the extent and for so long as the grant of a security interest in such asset or property in favor of the Collateral Agent would be prohibited by any Contractual Requirement permitted under the Credit Documents binding on such assets (including in respect of Permitted Liens), applicable Requirement of Law or regulation (in each case, except to the extent such prohibition would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law and other than any proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC of any relevant jurisdiction or any other applicable law notwithstanding such prohibition or restriction) or to the extent and for so long as the grant of such security interest in such asset or property would require the consent of any Governmental Authority as reasonably determined by the Borrower, (x) those assets as to which (a) the Term Administrative Agent and the Borrower reasonably determine in writing that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby or (b) the Borrower reasonably determines would result in materially adverse tax consequences to the Borrower or its Subsidiaries, (xi) any licenses or state or local franchises, charters and authorizations issued by a Governmental Authority to any Grantor, in each case, only to the extent and for so long as the terms of such license, franchise, charter or authorization prohibit the creation by such Grantor of a security interest in such license, franchise, charter or authorization in favor of the Collateral Agent (after giving effect to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law), (xii) “Margin Stock” within the meaning of such term under Regulation U and (xiii) to the extent not otherwise pledged under the Pledge Agreement, assets that are located outside of the United States or assets that require action under the law of any non-U.S. jurisdiction to create or perfect a Security Interest in such assets; provided that with respect to clauses (iii), (vii) and (ix), such property shall be Excluded Property only to the extent and for so long as such prohibition is in effect; provided, further, that, except as expressly set forth above, proceeds and products from any and all of the of the foregoing that would constitute Excluded Property shall also not be considered Collateral and proceeds and products from any and all of the foregoing that do not constitute Excluded Property shall be considered Collateral.

“General Intangibles” shall mean all “general intangibles” as such term is defined in Article 9 of the UCC and, in any event, including with respect to any Grantor, all contracts, agreements, instruments and indentures in any form, and portions thereof, to which such Grantor is a party or under which such Grantor has any right, title or interest or to which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, supplemented or otherwise modified, including (a) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (b) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guarantee with respect thereto, (c) all claims of such Grantor for damages arising out of any breach of or default thereunder and (d) all rights of such Grantor to terminate, amend, supplement, modify or exercise rights or options thereunder, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder.

“Grantors” shall mean the Subsidiary Grantors and the Borrower, and “Grantor” shall mean each of them.

”Intellectual Property” shall mean all U.S. intellectual property of any Grantor, including all (i) (a) Patents, inventions, processes, developments, technology and know-how; (b) Copyrights, graphics, advertising materials, labels, package designs and photographs; (c) Trademarks; (d) trade secrets, designs, intellectual property rights in Software, data, databases and confidential, proprietary or non-public information; and (e) all other intellectual property rights, and (ii) all rights, priorities and privileges related thereto and all rights to sue at law or in equity for any infringement or other impairment thereof, including

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the right to receive all Proceeds therefrom, in each case to the extent the grant by such Grantor of a Security Interest pursuant to this Security Agreement in any such rights, priorities and privileges relating to such Intellectual Property (A) does not constitute or result in the abandonment, invalidation of or rendering unenforceable any right, title or interest therein, and (B) does not constitute a grant of a Security Interest in Excluded Property.

“Investment Property” shall mean all Securities (whether certificated or uncertificated), Security Entitlements and Commodity Contracts of any Grantor (other than Excluded Stock and Stock Equivalents).

“Patents” shall mean, with respect to any Person, all of the following now owned or hereafter acquired by such Person and arising under the laws of the United States: (a) all patents and pending applications in the United States Patent and Trademark Office, and (b) all reissues, reexaminations, continuations, divisionals, continuations-in-part, or extensions thereof, and the inventions, discoveries or designs disclosed or claimed therein, including those U.S. patents and applications therefor owned by any Grantor and listed on Schedule 2.

“Pledged Debt” shall have the meaning provided in the Pledge Agreement.

“Pledged Shares” shall have the meaning provided in the Pledge Agreement.

”Proceeds” shall mean all “proceeds” as such term is defined in Article 9 of the UCC and, in any event, shall include with respect to any Grantor, any consideration received from the sale, exchange, license, lease or other disposition of any asset or property that constitutes Collateral, any value received as a consequence of the possession of any Collateral and any payment received from any insurer or other Person or entity as a result of the destruction, loss, theft, damage or other involuntary conversion of whatever nature of any asset or property that constitutes Collateral, and shall include (a) all cash and negotiable instruments received by or held on behalf of the Collateral Agent, (b) any claim of any Grantor against any third party for (and the right to sue and recover for and the rights to damages or profits due or accrued arising out of or in connection with) (i) past, present or future infringement of any Patent now or hereafter owned by any Grantor, (ii) past, present or future infringement or dilution of any Trademark now or hereafter owned by any Grantor or injury to the goodwill associated with or symbolized thereby, (iii) past, present or future infringement of any Copyright now or hereafter owned by any Grantor and (c) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Registered Intellectual Property” shall mean all Copyrights, Patents and Trademarks issued by, registered with, renewed by or the subject of a pending application before the United States Patent and Trademark Office or the United States Copyright Office.

“Security Agreement” shall mean this Security Agreement.

“Security Interest” shall have the meaning provided in Section 2.

“Short-form Intellectual Property Security Agreement” shall have the meaning provided in Section 3.2(b).

“Termination Date” shall have the meaning provided in Section 6.5(a).

“Trademarks” shall mean, with respect to any Person, all of the following now owned or hereafter acquired by such Person and arising under the laws of the United States: (i) all trademarks, service marks, trade names, brand names, domain names, corporate names, company names, business names,

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fictitious business names, trade dress, logos, other source or business identifiers and designs, all registrations and recordings thereof (if any), and all registrations and applications filed in connection therewith in the United States Patent and Trademark Office or any similar offices in any State of the United States, and all extensions or renewals thereof, including those U.S. registered trademarks and applications therefor owned by any Grantor and listed on Schedule 3 hereto, and (ii) all goodwill associated therewith or symbolized thereby.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of any provisions of law, any of the attachment, perfection or priority of the Collateral Agent’s and the Secured Parties’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“Vehicles” shall mean all cars, trucks, trailers, and other vehicles covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing.

(d)                                 The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Security Agreement shall refer to this Security Agreement as a whole and not to any particular provision of this Security Agreement, and Section, subsection, clause and Schedule references are to this Security Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(e)                                  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(f)                                   Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

(g)                                  Sections 1.2, 1.5, 1.9, 1.10 and 1.12 of the Credit Agreement are incorporated herein by reference, mutatis mutandis.

2.                                      Grant of Security Interest.

(a)                                 Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a lien on and security interest in (the “Security Interest”) all of such Grantor’s right, title and interest in, to and under the following, whether now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations:

(i)                                     all Accounts;

(ii)                                  all Chattel Paper;

(iii)                               all Commercial Tort Claims described on Schedule 4 (as such Schedule may be amended from time to time);

(iv)                              all Documents;

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(v)                                 all Equipment, Fixtures and Goods;

(vi)                              all General Intangibles;

(vii)                           all Instruments;

(viii)                        all Intellectual Property;

(ix)                              all Inventory;

(x)                                 all Investment Property;

(xi)                              all Deposit Accounts;

(xii)                           all Supporting Obligations;

(xiii)                        all books and records pertaining to the Collateral; and

(xiv)                       to the extent not otherwise included, all Proceeds and products of any or all of the foregoing;

provided that the Collateral (and any defined term used in the definition thereof) for any Obligations shall not include any (x) Excluded Stock and Stock Equivalents or (y) Excluded Property; provided, however, that Collateral shall include any Proceeds, substitutions or replacements of any assets referred to in the foregoing clauses (x) and (y) (unless such Proceeds, substitutions or replacements would constitute assets referred to in clause (x) or (y)).

(b)                                 Each Grantor hereby irrevocably authorizes the Collateral Agent and its Affiliates, counsel and other representatives, at any time and from time to time, to file or record financing statements, amendments to financing statements and, with notice to the applicable Grantors, other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect the Security Interests of the Collateral Agent under this Security Agreement, and such financing statements and amendments may describe the Collateral covered thereby as “all assets”, “all assets now owned or hereafter acquired” or words of similar effect, provided that with respect to fixtures, the Collateral Agent shall only file or record financing statements in the jurisdiction of organization of a Grantor, except in connection with a Mortgage. Each Grantor hereby also authorizes the Collateral Agent and its Affiliates, counsel and other representatives, at any time and from time to time, to file continuation statements with respect to previously filed financing statements.

Subject to the limitations contained herein and in the Credit Agreement, each Grantor hereby agrees to provide to the Collateral Agent, promptly upon request, any information reasonably necessary to effectuate the filings or recordings authorized by this Section 2(b).

The Collateral Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office), with the signature of each applicable Grantor, such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted hereunder by each Grantor and naming any Grantor or the Grantors as debtors and the Collateral Agent, as the case may be, as secured party.

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The Security Interests are granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral, unless the Collateral Agent has expressly assumed such obligations or liabilities and released the Grantors from such obligations and liabilities.

3.                                      Representations and Warranties.

Each Grantor hereby represents and warrants to the Collateral Agent and each Secured Party on the date hereof (after giving effect to the Transactions) (and on the date of each Credit Event) that:

3.1                               Title; No Other Liens. Except for (a) the Security Interests granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Security Agreement and the Pledge Agreement and (b) the Liens permitted by the Credit Agreement, such Grantor owns, or has valid leaseholds in or the right to use, each item of the Collateral free and clear of any and all Liens. To the knowledge of such Grantor, no security agreement, financing statement or other public notice with respect to all or any part of the Collateral that evidences a Lien securing any material Indebtedness is on file or of record in any public office, except such as (i) have been filed in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to this Security Agreement, (ii) are permitted by the Credit Agreement or (iii) relate to obligations no longer outstanding or are in respect of commitments to lend which have been terminated.

3.2                               Perfected Liens.

(a)                                 This Security Agreement is effective to create in favor of the Collateral Agent, for its benefit and for the benefit of the Secured Parties, legal, valid and enforceable Security Interests in the Collateral (with respect to Collateral consisting of the Equity Interests or Pledged Debt of Foreign Subsidiaries, to the extent the creation of such Security Interest is governed by the UCC), except as enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general equitable principles and principles of good faith and fair dealing.

(b)                                 Subject to the limitations set forth in clause (c) of this Section 3.2, the Security Interests granted pursuant to this Security Agreement (i) will constitute valid and perfected Security Interests in the Collateral (to the extent perfection may be obtained by the filings or other actions described in clause (A), (B) or (C) of this paragraph) in favor of the Collateral Agent, for the benefit of the Secured Parties, as collateral security for the Obligations, upon (A) with respect to Collateral in which perfection can be obtained by filing a financing statement, the filing in the applicable filing offices of all financing statements, in each case, naming each Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral, (B) with respect to Instruments, Chattel Paper, Certificated Securities and negotiable Documents, delivery to the Collateral Agent (or its bailee) of all Instruments, Chattel Paper, Certificated Securities and negotiable Documents in each case, properly endorsed for transfer in blank and (C) with respect to Intellectual Property, completion or recordation of the filing of a fully executed agreement substantially in the form of Annex B hereto (the “Short-form Intellectual Property Security Agreement”) and containing a description of all Collateral constituting Registered Intellectual Property in the United States Patent and Trademark Office, with respect to U.S. registered and applied for Patents and Trademarks, within 90 days from the execution date of such Short-form Intellectual Property Security Agreement, or in the United States Copyright Office, with respect to U.S. registered Copyrights, within 30 days from the execution date of such Short-form Intellectual Property Security Agreement, as applicable and (ii) are prior to all other Liens on the Collateral other than Liens permitted pursuant to Section 10.2 of the Credit Agreement.

(c)                                  Notwithstanding anything to the contrary herein, no Grantor shall be required to perfect the Security Interests granted by this Security Agreement or the Pledge Agreement by any means

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other than by (i) filings pursuant to the Uniform Commercial Code of the relevant State(s), (ii) filings approved or required by United States federal government offices with respect to Registered Intellectual Property under applicable United States law, (iii) delivery to the Collateral Agent (or its bailee) to be held in its possession of all Collateral consisting of (y) Pledged Shares and Pledged Debt and (z) Tangible Chattel Paper, Instruments or Certificated Securities (other than Pledged Shares and Pledged Debt) with a fair market value in excess of the greater of (a) $25,000,000 and (b) 15% of Consolidated EBITDA (calculated on a Pro Forma Basis) individually; and (iv) actions to perfect a Security Interest in Commercial Tort Claims to the extent set forth in Section 4.1(f). No additional actions shall be required hereunder with respect to any assets that are located outside of the United States or assets that require action under the law of any non-U.S. jurisdiction to create or perfect a security interest in such assets; it being understood, for the avoidance of doubt, that there shall be no requirement to execute any security agreement or pledge agreement governed by the laws of any non-U.S. jurisdiction. No Grantor shall be required hereunder or under the Pledge Agreement to deliver landlord lien waivers, estoppels or collateral access letters.

(d)                                 It is understood and agreed that the Security Interests in cash and Investment Property created hereunder shall not prevent the Grantors from using such assets in the ordinary course of their respective businesses.

3.3                               Schedules

(a)                                 As of the Closing Date (after giving effect to the Transactions), Schedule 1 sets forth a true and complete list of all of each Grantor’s United States registered and applied for Copyrights, including the name of the registered owner and the registration number.

(b)                                 As of the Closing Date (after giving effect to the Transactions), Schedule 2 and Schedule 3 set forth a true and complete list of all of each Grantor’s Patents and Trademarks, respectively, applied for or registered with the United States Patent and Trademark Office, including the name of the registered owner or applicant and the registration and/or, application number, as applicable, of each United States Patent or United States registered Trademark owned by each Grantor.

(c)                                  As of the Closing Date (after giving effect to the Transactions), Schedule 5(a) sets forth, with respect to each Grantor, (i) its exact legal name, as such name appears in its respective certificate of incorporation or formation or any other organizational document filed in its jurisdiction of incorporation, formation or organization, (ii) its type of organization, (iii) its organizational identification number, if any, (iv) its jurisdiction of formation and (v) the address of its chief executive office. As of the Closing Date after giving effect to the Transactions, set forth in Schedule 5(b) hereto is a list of (w) any other corporate or organizational legal names each Grantor has had, together with the date of the relevant change, (x) all other names used by each Grantor, (y) any other business or organization to which each Grantor became the successor by merger, consolidation or acquisition, (other than any merger or consolidation with, or acquisition from, any other Grantor), and in each case to the extent such merger, consolidation or acquisition exceeded the greater of (a) $25,000,000 and (b) 15% of Consolidated EBITDA (calculated on a Pro Forma Basis), and any changes in the form, nature or jurisdiction of organization or otherwise, and (z) all other names used by each Grantor on any filings with the Internal Revenue Service, in the case of each of clauses (w) through (z), at any time in the past five years. As of the Closing Date, except as set forth in Schedule 5(c), no Grantor has changed is jurisdiction of organization at any time during the past four months.

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4.                                      Covenants.

Each Grantor hereby covenants and agrees with the Collateral Agent and the Secured Parties that, from and after the date of this Security Agreement (after giving effect to the Transactions) until the Termination Date:

4.1                               Maintenance of Perfected Security Interest; Further Documentation.

(a)                                 Except as otherwise permitted in the Credit Documents, such Grantor shall maintain the Security Interest created by this Security Agreement as a perfected Security Interest having at least the priority described in Section 3.2(b) and shall use commercially reasonable efforts to defend such Security Interest against the material claims and demands of all Persons (except to the extent that the Collateral Agent and the Borrower agree that the cost of such defense is excessive in relation to the benefit to the Lenders of the Security Interest and priority), in each case other than a Security Interest in assets of such Grantor subject to a disposition permitted by Sections 10.3 and 10.4 of the Credit Agreement to a Person that is not a Credit Party, and in each case subject to Section 3.2(c).

(b)                                 Such Grantor will furnish to the Collateral Agent and the Lenders from time to time statements and schedules further identifying and describing the Collateral of such Grantor and such other reports in connection therewith as the Collateral Agent may reasonably request.

(c)                                  Such Grantor will (A) furnish to the Collateral Agent at the time of the delivery of the financial statements provided for in Section 9.1(a) of the Credit Agreement: a schedule setting forth any new or additional Registered Intellectual Property owned by any Grantor, which has not been previously disclosed to the Collateral Agent, following the Closing Date (or following the date of the last supplement provided to the Collateral Agent pursuant to this Section 4.1(c)), all in reasonable detail, and (B) within 30 days following the delivery of such financial statements, execute and file appropriate supplement agreements in substantially the same form as the Short-form Intellectual Property Security Agreement with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, evidencing the Collateral Agent’s security interest in such new or additional Registered Intellectual Property.

(d)                                 Subject to clause (e) below, Section 3.2(c) and Section 4.1(a), each Grantor agrees that at any time and from time to time, upon the written request of the Collateral Agent and at the expense of such Grantor, it will execute or otherwise authorize the filing of any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents, including all applicable documents required under Section 3.2(b)(C)), which may be required under any applicable law, or which, subject to the terms of any Intercreditor Agreement then in effect, the Collateral Agent may reasonably request, in order (i) to grant, preserve, protect and perfect the validity and priority of the Security Interests created or intended to be created hereby or (ii) to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral, including the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Security Interests created hereby and all applicable documents required under Section 3.2(b)(C), all at the expense of such Grantor.

(e)                                  Notwithstanding anything in this Section 4.1 to the contrary, (i) with respect to any assets acquired by such Grantor after the date hereof that are required by the Credit Agreement to be subject to the Lien created hereby or (ii) with respect to any Person that, subsequent to the date hereof, becomes a Subsidiary that is required by the Credit Agreement to become a party hereto, the relevant Grantor after the

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acquisition or creation thereof shall promptly take all actions required by the Credit Agreement and this Section 4.1.

(f)                                   As of the date hereof, each Grantor hereby represents and warrants that it holds no Commercial Tort Claims with a claim value of the greater of (a) $25,000,000 and (b) 15% of Consolidated EBITDA (calculated on a Pro Forma Basis) or more other than those listed in Schedule 4. If any Grantor shall at any time hold or acquire a Commercial Tort Claim with a claim value of the greater of (a) $25,000,000 and (b) 15% of Consolidated EBITDA (calculated on a Pro Forma Basis) or more, such Grantor shall promptly (and in any event within 30 days upon obtaining knowledge thereof, or such longer period as the Collateral Agent may reasonably agree) notify the Collateral Agent in a writing signed by such Grantor of the brief details thereof which writing shall serve to supplement Schedule 4 hereto.

(g)                                  With respect to each material Patent, Trademark and Copyright included in the Collateral, each Grantor agrees to take, at its expense, commercially reasonable steps, including, without limitation, in the United States Patent and Trademark Office and the United States Copyright Office, to (i) maintain the validity and enforceability of such Patent, Trademark or Copyright and maintain such Patent, Trademark or Copyright in full force and effect, and (ii) pursue the registration and maintenance of each material Patent, Trademark or Copyright registration or application, now or hereafter included in the Intellectual Property of such Grantor, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the United States Patent and Trademark Office and the United States Copyright Office, the filing of affidavits under Sections 8 and 15 of the Lanham Act, and the payment of maintenance fees. Each Grantor shall take commercially reasonable steps which it or the Collateral Agent (during the continuation of an Event of Default), deems reasonable and appropriate under the circumstances to preserve and protect each material Patent, Trademark and Copyright included in the Collateral, including, without limitation, maintaining the quality of products or services used or provided in connection with any of the material Trademarks, at least consistent with the quality of the products and services as of the date hereof, and taking commercially reasonable steps to ensure that all of such Grantor’s licensed users of any of the material Trademarks maintain such standards of quality.

4.2                               Changes in Locations, Name, etc. Each Grantor will furnish to the Collateral Agent promptly (and in any event within 30 days (or such longer period as the Collateral Agent may reasonably agree) of such change) a written notice of any change (i) in its legal name, (ii) in its jurisdiction of organization or, if not a registered organization, location for purposes of the UCC, (iii) in its type of organization or corporate structure which would impair the perfection and priority of the Security Interest granted hereby; or (iv) in its organizational identification number (if any). Each Grantor agrees promptly to provide the Collateral Agent with certified organizational documents reflecting any of the changes described in the first sentence of this paragraph and, subject to Section 3.2(c), take all other action reasonably necessary to maintain the perfection and priority of the Security Interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral and, subject to Section 3.2(c), take all other action reasonably necessary to maintain the perfection and priority of the Security Interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral.

5.                                      Remedial Provisions.

5.1                               Certain Matters Relating to Accounts.

(a)                                 At any time after the occurrence and during the continuance of an Event of Default and after giving reasonable notice to the Borrower and any other relevant Grantor, the Collateral Agent shall have the right, but not the obligation, to make test verifications of the Accounts in any manner and through any medium that the Collateral Agent reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Collateral Agent may reasonably require in connection

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with such test verifications. The Collateral Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.

(b)                                 The Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Accounts and the Collateral Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default and after giving reasonable prior notice to the Borrower and any other relevant Grantor. If required in writing by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Accounts, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control of and on terms and conditions reasonably satisfactory to the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Secured Parties only as provided in Section 5.4 and (ii) until so turned over, shall be held by such Grantor in trust for the Collateral Agent and the Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Accounts shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c)                                  At the Collateral Agent’s request at any time after the occurrence and during the continuance of an Event of Default, subject to the terms of any Intercreditor Agreement then in effect, each Grantor shall deliver to the Collateral Agent all original (if available) and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Accounts, including all original (if available) orders, invoices and shipping receipts.

(d)                                 Each Grantor hereby grants to the Collateral Agent, to be exercised solely upon the occurrence and during the continuance of an Event of Default, subject to the terms of any Intercreditor Agreement then in effect, solely for the purpose of enabling the Collateral Agent to exercise rights and remedies under this Article 5, and solely to the extent such grant would not constitute or result in the abandonment, termination, acceleration, invalidation of or rendering unenforceable any right, title or interest therein or result in a breach of the terms of, or constitute a breach or default under such Intellectual Property, a non-exclusive, fully paid-up, royalty-free, worldwide license to use, license or sublicense (on a non-exclusive basis) any of the Intellectual Property included in the Collateral and now owned or hereafter acquired by such Grantor (subject to the rights of any person or entity under any pre- existing license or other agreement); provided, however, that nothing in this Section 5.1 shall require any Grantor to grant any license that is prohibited by any rule of law, statute or regulation or is prohibited by, or constitutes a breach of default under or results in the termination of or gives rise to any right of acceleration, modification or cancellation under any contract, license, agreement, instrument or other document evidencing, giving rise to a right to use or theretofore granted with respect to such property, provided, further, that such licenses to be granted hereunder with respect to Trademarks shall be subject to reasonable quality control standards applicable to each such Trademark as in effect as of the date such licenses hereunder are granted. Any license granted pursuant to this Section 5.1(d) shall be exercisable solely during the continuance of an Event of Default.

5.2                               Communications with Credit Parties; Grantors Remain Liable.

(a)                                 The Collateral Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default, subject to the terms of any Intercreditor Agreement then in effect, after giving reasonable notice to the relevant Grantor of its intent to do so, communicate with obligors under the Accounts to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Accounts. The Collateral Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.

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(b)                                 Upon the written request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, subject to the terms of any Intercreditor Agreement then in effect, each Grantor shall notify obligors on the Accounts that the Accounts have been assigned to the Collateral Agent for the benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Collateral Agent.

(c)                                  Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Accounts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Unless the Collateral Agent has expressly in writing assumed the obligations and liabilities with respect thereto, and released the Grantors therefrom, neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Security Agreement or the receipt by the Collateral Agent or any Secured Party of any payment relating thereto, nor shall the Collateral Agent or any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

5.3                               Proceeds to be Turned Over To Collateral Agent. In addition to the rights of the Collateral Agent and the Secured Parties specified in Section 5.1 with respect to payments of Accounts, if an Event of Default shall have occurred and be continuing and the Collateral Agent, subject to the terms of any Intercreditor Agreement then in effect, so requires by notice in writing to the relevant Grantor, all Proceeds received by any Grantor consisting of cash, checks and other near cash items shall be held by such Grantor in trust for the Collateral Agent and the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Collateral Agent, if required). All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its dominion and control and on terms and conditions reasonably satisfactory to the Collateral Agent. All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Collateral Agent and the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 5.4.

5.4                               Application of Proceeds. Subject to the Intercreditor Agreements then in effect, the Collateral Agent shall apply the proceeds of any collection or sale of the Collateral as well as any Collateral consisting of cash, at any time after receipt in the order set forth in Section 11.13 of the Credit Agreement. If, despite the provisions of this Security Agreement, any Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the Obligations to which it is then entitled in accordance with this Security Agreement, such Secured Party shall hold such payment or other recovery in trust for the benefit of all Secured Parties hereunder for distribution in accordance with this Section 5.4.

5.5                               Code and Other Remedies. Subject to the terms of any Intercreditor Agreement then in effect, if an Event of Default shall occur and be continuing, and after giving prior notice to the Borrower and any applicable Grantor, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC or any other applicable law and also may upon prior notice to the relevant Grantor, sell the Collateral or any part thereof in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any Secured Party or elsewhere for cash or on credit or for future delivery at such price or prices and upon such other

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terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral. The Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers of such Collateral to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and, upon consummation of any such sale, the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent and any Secured Party shall have the right upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase the whole or any part of the Collateral so sold, and the Collateral Agent or such Secured Party may pay the purchase price by crediting the amount thereof against the Obligations. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, each Grantor hereby waives any claim against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent, at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 5.5 in accordance with the provisions of Section 5.4.

5.6                               Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the reasonable and documented fees and disbursements of any attorneys employed by the Collateral Agent or any Secured Party to collect such deficiency (in each case subject to the limitations set forth in Section 13.5 of the Credit Agreement).

5.7                               Amendments, etc. with Respect to the Obligations; Waiver of Rights. Each Grantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Grantor and without notice to or further assent by any Grantor, (a) any demand for payment of any of the Obligations made by the Collateral Agent or any other Secured Party may be rescinded by such party and any of the Obligations continued, (b) the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any other Secured Party, (c) the Credit Agreement, the other Credit Documents and any other documents executed and delivered in connection therewith and the Secured Cash Management Agreements, Secured Hedge Agreements and any other documents executed and delivered in connection therewith may, in accordance with Section 13.1 of the Credit Agreement or any applicable Secured Cash Management Agreement or Secured Hedge Agreement, be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agents (or the Required Lenders, as the case may be, or, in the case of any Secured Hedge Agreement or Secured Cash Management Agreement, the Hedge Bank or Cash Management Bank party thereto) may deem advisable from time to time and (d) any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any other Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Collateral Agent nor any other Secured Party shall have any obligation to protect,

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secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Security Agreement or any property subject thereto. When making any demand hereunder against any Grantor, the Collateral Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on any Grantor or any other Person, and any failure by the Collateral Agent or any other Secured Party to make any such demand or to collect any payments from any Grantor or any other Person or any release of any Grantor or any other Person shall not relieve any Grantor in respect of which a demand or collection is not made or any Grantor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Collateral Agent or any other Secured Party against any Grantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

6.                                      The Collateral Agent.

6.1                               Collateral Agent’s Appointment as Attorney-in-Fact, etc.

(a)                                 Each Grantor hereby appoints, which appointment is irrevocable and coupled with an interest, and shall automatically terminate with respect to such Grantor on the Termination Date or, if sooner, upon the termination or release of such Grantor hereunder pursuant to Section 6.5, effective upon the occurrence and during the continuance of an Event of Default, the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, for the purpose of carrying out the terms of this Security Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or advisable to accomplish the purposes of this Security Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, either in the Collateral Agent’s name or in the name of such Grantor or otherwise, without assent by such Grantor, to do any or all of the following, in each case after the occurrence and during the continuance of an Event of Default and after written notice by the Collateral Agent to the Borrower and any applicable Grantor of its intent to do so:

(i)                                     take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account constituting Collateral or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Account constituting Collateral or with respect to any other Collateral whenever payable;

(ii)                                  in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s and the Secured Parties’ Security Interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii)                               upon at least three Business Days’ prior written notice, pay or discharge taxes and Liens levied or placed on or threatened against the Collateral (other than taxes not required to be discharged under the Credit Agreement and other than Permitted Liens);

(iv)                              execute, in connection with any sale provided for in Section 5.5, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral;

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(v)                                 obtain and adjust insurance required to be maintained by such Grantor pursuant to Section 9.3 of the Credit Agreement;

(vi)                              direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct;

(vii)                           ask or demand for, collect and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral;

(viii)                        sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral;

(ix)                              commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral;

(x)                                 defend any suit, action or proceeding brought against such Grantor with respect to any Collateral (with such Grantor’s consent to the extent such action or its resolution could materially affect such Grantor or any of its Affiliates in any manner other than with respect to its continuing rights in such Collateral);

(xi)                              settle, compromise or adjust any such suit, action or proceeding with respect to the Collateral and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate (with such Grantor’s consent to the extent such action or its resolution could materially affect such Grantor or any of its Affiliates in any manner other than with respect to its continuing rights in such Collateral); and

(xii)                           generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things that the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s and the Secured Parties’ Security Interests therein and to effect the intent of this Security Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 6.1(a) to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 6.1(a) unless an Event of Default shall have occurred and be continuing and after the expiration of any notice periods otherwise required hereunder or under any other Credit Document.

(b)                                 Subject to any limitations of the Collateral Agent to take actions as set forth in clause (a), if any Grantor fails to perform or comply with any of its agreements contained herein within a reasonable period of time after the Collateral Agent has requested it to do so, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)                                  The reasonable and documented out-of-pocket expenses of the Collateral Agent, in each case subject to the limitations on reimbursement of costs and expenses set forth in Section 13.5 of

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the Credit Agreement, incurred in connection with actions undertaken as provided in this Section 6.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due ABR Loans under the Credit Agreement, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Collateral Agent within ten Business Days of receipt by the Borrower of an invoice setting forth such expense in reasonable detail.

(d)                                 Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Security Agreement are coupled with an interest and are irrevocable until this Security Agreement is terminated and the Security Interests created hereby are released.

6.2                               Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent and the Secured Parties hereunder are solely to protect the Collateral Agent’s and the Secured Parties’ interests in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers. The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own respective gross negligence or willful misconduct as determined in a final non-appealable judgment of a court of competent jurisdiction. The Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

6.3                               Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Security Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Security Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by any Intercreditor Agreement then in effect and the Credit Agreement, and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the applicable Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

6.4                               Security Interest Absolute. All rights of the Collateral Agent hereunder, the Security Interest and all obligations of the Grantors hereunder shall be absolute and unconditional.

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6.5                               Continuing Security Interest; Assignments Under the Credit Agreement; Release.

(a)                                 This Security Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Grantor and the successors and assigns thereof and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their respective successors, endorsees, transferees and assigns permitted under the Credit Agreement until the date on which all Obligations (other than (x) any contingent indemnity obligations for which no claim or demand for payment has been made or is not then due and (y) any Secured Hedge Obligations or Secured Cash Management Obligations that have been collateralized, back-stopped or otherwise provided for) shall have been satisfied by payment in full, the Commitments shall have been terminated and all Letter of Credit Outstandings shall have been reduced to zero, Cash Collateralized, backstopped or otherwise provided for in accordance with the terms of the Credit Agreement (such date, the “Termination Date”), notwithstanding that from time to time during the term of the Credit Agreement, the Credit Parties may be free from any Obligations.

(b)                                 A Grantor shall automatically be released from its obligations hereunder and the Collateral of such Grantor shall be automatically released as it relates to the Obligations upon ceasing to be a Credit Party in accordance with Section 13.1 of the Credit Agreement. Any such release in connection with any sale, transfer or other disposition of such Collateral not prohibited under the Credit Agreement to a Person that is not a Credit Party shall result in such Collateral being sold, transferred or disposed of, as applicable, free and clear of the Lien and Security Interest created hereby.

(c)                                  The Security Interest granted hereby in any Collateral shall automatically be released as it relates to the Obligations (i) to the extent provided in Section 13.1 of the Credit Agreement and (ii) upon the effectiveness of any written consent to the release of the Security Interest granted hereby in such Collateral pursuant to Section 13.1 of the Credit Agreement.

(d)                                 In connection with any termination or release pursuant to paragraph (a), (b) or (c), the Collateral Agent shall execute and deliver to any Grantor or authorize the filing of, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release subject to, if reasonably requested by the Collateral Agent, the Collateral Agent’s receipt of a certification by the Borrower and the applicable Grantor stating that such transaction is in compliance with the Credit Agreement and the other Credit Documents. Any execution and delivery of documents pursuant to this Section 6.5 shall be without recourse to or warranty by the Collateral Agent.

6.6                               Reinstatement. Each Grantor further agrees that, if any payment made by any Credit Party or other Person and applied to the Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the Proceeds of Collateral are required to be returned by any Secured Party to such Credit Party, its estate, trustee, receiver or any other Person, including any Grantor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto the Lien granted hereby or other Collateral securing such liability hereunder shall have been released or terminated by virtue of such cancellation or surrender, such Lien or other Collateral shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect any Lien or other Collateral securing the obligations of any Grantor in respect of the amount of such payment.

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7.                                      Collateral Agent As Agent.

(a)                                 Royal Bank of Canada has been appointed to act as the Collateral Agent under the Credit Agreement, by the Lenders under the Credit Agreement and, by their acceptance of the benefits hereof, the other Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Collateral), solely in accordance with this Security Agreement and the Credit Agreement; provided that the Collateral Agent shall exercise, or refrain from exercising, any remedies provided for in Section 5 in accordance with the instructions of Required Lenders. In furtherance of the foregoing provisions of this Section 7(a), each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, except to the extent specifically set forth in Section 5 of the Guarantee, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the ratable benefit of the applicable Lenders and Secured Parties in accordance with the terms of this Section 7(a).

(b)                                 The Collateral Agent shall at all times be the same Person that is the Collateral Agent under the Credit Agreement. Written notice of resignation by the Collateral Agent pursuant to Section 12.9 of the Credit Agreement shall also constitute notice of resignation as Collateral Agent under this Security Agreement; removal of the Collateral Agent shall also constitute removal under this Security Agreement; and appointment of a successor Collateral Agent pursuant to Section 12.9 of the Credit Agreement shall also constitute appointment of a successor Collateral Agent under this Security Agreement. Upon the acceptance of any appointment as Collateral Agent under Section 12.9 of the Credit Agreement by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Security Agreement, and the retiring or removed Collateral Agent under this Security Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Security Agreement and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the Security Interests created hereunder, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Security Agreement. After any retiring or removed Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Security Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Security Agreement while it was Collateral Agent hereunder.

(c)                                  Neither the Collateral Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be liable to any party for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any Security Document (except for its or such other Person’s own gross negligence or willful misconduct, as determined in a final non-appealable judgment of a court of competent jurisdiction).

8.                                      Miscellaneous.

8.1                               Intercreditor Agreements. Notwithstanding anything herein to the contrary, the Liens and Security Interests granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder, are subject to the provisions of any Intercreditor Agreement then in effect. In the event of any conflict between the terms of any Intercreditor Agreement then in effect and the terms of this Agreement, the terms of such Intercreditor Agreement shall govern and control. No right, power or remedy granted to the Collateral Agent hereunder shall be exercised by the

19

Collateral Agent, and no direction shall be given by the Collateral Agent, in contravention of any such Intercreditor Agreement.

8.2                               Amendments in Writing. None of the terms or provisions of this Security Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Grantor and the Collateral Agent in accordance with Section 13.1 of the Credit Agreement.

8.3                               Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.2 of the Credit Agreement. All communications and notices hereunder to any Grantor shall be given to it in care of the Borrower at the Borrower’s address set forth on Schedule 13.2 to the Credit Agreement.

8.4                               No Waiver by Course of Conduct; Cumulative Remedies. Neither the Collateral Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 8.2), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent or such other Secured Party would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.5                               Enforcement Expenses; Indemnification.

(a)                                 Each Grantor agrees to pay any and all reasonable and documented out of pocket expenses (including all reasonable and documented fees and disbursements of counsel) that may be paid or incurred by any Secured Party in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, such Grantor under this Security Agreement, in each case subject to the limitations on reimbursement of costs and expenses set forth in Section 13.5 of the Credit Agreement.

(b)                                 Each Grantor agrees to pay, and to save the Collateral Agent and the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Security Agreement to the extent the Credit Parties would be required to do so pursuant to Section 13.5 of the Credit Agreement.

(c)                                  The agreements in this Section 8.5 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Credit Documents.

8.6                               Successors and Assigns. The provisions of this Security Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Grantor may assign, transfer or delegate any of its rights or obligations under this Security Agreement without the prior written consent of the Collateral Agent or as otherwise permitted by the Credit Agreement.

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8.7                               Counterparts. This Security Agreement may be executed by one or more of the parties to this Security Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8.8                               Severability. Any provision of this Security Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9                               Section Headings. The Section headings used in this Security Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10                        Integration. This Security Agreement together with the other Credit Documents represents the agreement of each of the Grantors with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by the Collateral Agent or any other Secured Party relative to the subject matter hereof not expressly set forth herein or in the other Credit Documents.

8.11                        GOVERNING LAW. THIS SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.12                        Submission To Jurisdiction Waivers. Each party hereto irrevocably and unconditionally:

(a)                                 submits for itself and its property in any legal action or proceeding relating to this Security Agreement and the other Credit Documents to which it is a party to the exclusive general jurisdiction of the courts of the State of New York or the courts of the United States for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives (to the extent permitted by applicable law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address referred to in Section 8.3 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;

(d)                                 agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Grantor in any other jurisdiction; and

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(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.12 any special, exemplary, punitive or consequential damages.

8.13                        Acknowledgments. Each party hereto hereby acknowledges that:

(a)                                 it has been advised by counsel in the negotiation, execution and delivery of this Security Agreement and the other Credit Documents to which it is a party;

(b)                                 neither the Collateral Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Security Agreement or any of the other Credit Documents, and the relationship between the Grantors, on the one hand, and the Collateral Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                                  no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders and any other Secured Party or among the Grantors and the Lenders and any other Secured Party.

8.14                        Additional Grantors. Each Subsidiary that is required to become a party to this Security Agreement pursuant to Section 9.11 of the Credit Agreement shall become a Subsidiary Grantor, with the same force and effect as if originally named as a Grantor herein, for all purposes of this Security Agreement, upon execution and delivery by such Subsidiary of a written supplement substantially in the form of Annex A hereto. The execution and delivery of any instrument adding an additional Grantor as a party to this Security Agreement shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.

8.15                        WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS SECURITY AGREEMENT, ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, each of the undersigned has caused this Security Agreement to be duly executed and delivered as of the date first above written.

FOCUS FINANCIAL PARTNERS, LLC

By:
Name:
Title:

[SUBSIDIARY GRANTORS]

By:
Name:
Title:

[Signature Page to Security Agreement]

ROYAL BANK OF CANADA,
as the Collateral Agent

By:
Name:
Title:

[Signature Page to Security Agreement]

Schedule 1

U.S. REGISTERED COPYRIGHTS

[          ]

Schedule 2

U.S. PATENTS AND PATENT APPLICATIONS

[          ]

Schedule 3

U.S. REGISTERED TRADEMARKS AND TRADEMARK APPLICATIONS

[          ]

Schedule 4

COMMERCIAL TORT CLAIMS

[          ]

Schedule 5(a)

LEGAL NAMES, ETC.

[          ]

Schedule 5(b)

PRIOR ORGANIZATIONAL NAMES

[          ]

Schedule 5(c)

CHANGES TO JURISDICTIONS

[          ]

ANNEX A TO THE
SECURITY AGREEMENT

SUPPLEMENT NO. [     ] dated as of [     ], 20[  ] (this “Supplement”), to the Security Agreement dated as of [•], 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), among Focus Financial Partners, LLC, a Delaware limited liability company (the “Borrower”), each of the Subsidiaries listed on the signature pages thereto or that becomes a party thereto pursuant to Section 8.14 thereof (each such Subsidiary being a “Subsidiary Grantor” and, collectively, the “Subsidiary Grantors”) and Royal Bank of Canada, as collateral agent (in such capacity, the “Collateral Agent”) for the benefit of the Secured Parties.

A.            Reference is made to the First Lien Credit Agreement dated as of July 3, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the Lenders from time to time party thereto, Bank of America N.A., as Revolver Administrative Agent, the Swingline Lender, a Letter of Credit Issuer and Royal Bank of Canada, as the Administrative Agent, the Collateral Agent and a Lender.

B.            Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement.

C.            The Grantors have entered into the Security Agreement in order to induce the Administrative Agents, the Collateral Agent, the Swingline Lender, the Letter of Credit Issuers and the Lenders to enter into the Credit Agreement, to induce the Lenders to make their respective Loans to the Borrower, the Letter of Credit Issuers to issue their respective Letters of Credit and the Swingline Lender to extend Swingline Loans under the Credit Agreement and to induce one or more Cash Management Banks or Hedge Banks to enter into Secured Cash Management Agreements or Secured Hedge Agreements, respectively, with the Borrower.

D.            Section 9.11 of the Credit Agreement and Section 8.14 of the Security Agreement provide that each Subsidiary that is required to become a party to the Security Agreement pursuant to Section 9.11 of the Credit Agreement shall become a Subsidiary Grantor, with the same force and effect as if originally named as a Subsidiary Grantor therein, for all purposes of the Security Agreement upon execution and delivery by such Subsidiary of an instrument in the form of this Supplement. Each undersigned Subsidiary (each a “New Grantor”) is executing this Supplement in accordance with the requirements of the Security Agreement to become a Subsidiary Grantor under the Security Agreement in order to induce the Administrative Agents, the Collateral Agent, the Swingline Lender, the Letter of Credit Issuers and the Lenders to enter into the Credit Agreement, to induce the Lenders to make their respective Loans to the Borrower, the Letter of Credit Issuers to issue their respective Letters of Credit and the Swingline Lender to extend Swingline Loans under the Credit Agreement and to induce one or more Cash Management Banks or Hedge Banks to enter into Secured Cash Management Agreements or Secured Hedge Agreements, respectively, with the Borrower.

Accordingly, the Collateral Agent and the New Grantors agree as follows:

SECTION 1.         In accordance with Section 8.14 of the Security Agreement, each New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and each New Grantor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, each New Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a Security Interest in all of such New Grantor’s Collateral

A-1

whether now or hereafter existing or in which it now has or hereafter acquires an interest, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations. Each reference to a “Grantor” in the Security Agreement shall be deemed to include each New Grantor. The Security Agreement is hereby incorporated herein by reference.

SECTION 2.         Each New Grantor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general equitable principles and principles of good faith and fair dealing.

SECTION 3.         This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Supplement shall become effective as to each New Grantor when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of such New Grantor and the Collateral Agent.

SECTION 4.         Each New Grantor hereby represents and warrants that (a) as of the date hereof, set forth on Schedule I hereto is (i) its exact legal name, as such name appears in its respective certificate of incorporation or formation or any other organizational document filed in its jurisdiction of incorporation, formation or organization, (ii) its type of organization, (iii) its organizational identification number, if any, (iv) its jurisdiction of formation and (v) the address of its chief executive office and (b) as of the date hereof (i) Schedule II hereto lists all of each New Grantor’s registered Copyrights (and all applications therefor), (ii) Schedule III hereto lists all of each New Grantor’s Patents (and all applications therefor), (iii) Schedule IV hereto lists all of each New Grantor’s registered Trademarks (and all applications therefor), and (iv) Schedule V hereto lists all of each New Grantor’s Commercial Tort Claims with a claim value of the greater of (a) $25,000,000 and (b) 15% of Consolidated EBITDA (calculated on a Pro Forma Basis) or more.

SECTION 5.         Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 6.        THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 7.         Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Security Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8.         All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.2 of the Credit Agreement. All communications and notices hereunder to each New Grantor shall be given to it in care of the Borrower at the Borrower’s address set forth on Schedule 13.2 to the Credit Agreement.

[SIGNATURE PAGES FOLLOW]

A-2

IN WITNESS WHEREOF, each New Grantor and the Collateral Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR],
as the New Grantor

By:
Name:
Title:

ROYAL BANK OF CANADA
as the Collateral Agent

By:
Name:
Title:

[Signature Page for Supplement No. [ ] to Security Agreement]

SCHEDULE I
TO SUPPLEMENT NO. [   ] TO THE
SECURITY AGREEMENT

COLLATERAL

Legal Name	Jurisdiction of Incorporation or Organization	Type of Organization or Corporate Structure	Organizational Identification Number

SCHEDULE II
TO SUPPLEMENT NO. [   ] TO THE
SECURITY AGREEMENT

U.S. REGISTERED COPYRIGHTS

Registrations:

OWNER	REGISTRATION NUMBER	TITLE

SCHEDULE III
TO SUPPLEMENT NO. [   ] TO THE
SECURITY AGREEMENT

U.S. PATENTS AND PATENT APPLICATIONS

OWNER	APPLICATION NUMBER	REGISTRATION NUMBER	TITLE

SCHEDULE IV
TO SUPPLEMENT NO. [   ] TO THE
SECURITY AGREEMENT

U.S. REGISTERED TRADEMARKS AND TRADEMARK APPLICATIONS

OWNER	APPLICATION NUMBER	REGISTRATION NUMBER	TRADEMARK

SCHEDULE V
TO SUPPLEMENT NO. [   ] TO THE
SECURITY AGREEMENT

COMMERCIAL TORT CLAIMS

ANNEX B TO THE
SECURITY AGREEMENT

FORM OF GRANT OF
SECURITY INTEREST IN [TRADEMARK/PATENT/COPYRIGHT] RIGHTS

This GRANT OF SECURITY INTEREST IN [TRADEMARK/PATENT/COPYRIGHT] RIGHTS (this “Agreement”), dated as of [   ], 20[  ], is made by [   ], a [  ] (“Grantor”), in favor of Royal Bank of Canada, as collateral agent (in such capacity, the “Agent”) in connection with that certain First Lien Credit Agreement, dated as of July 3, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Focus Financial Partners, LLC, a Delaware limited liability company (the “Borrower”), the Lenders from time to time party thereto and the Agent.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make loans to the Borrower, the Swing Line Lender to make Swingline Loans and the Letter of Credit Issuers have agreed to issue Letters of Credit for the account of the Borrower and the Restricted Subsidiaries upon the terms and subject to the conditions set forth therein;

WHEREAS, in connection with the Credit Agreement, each Grantor and any Subsidiaries that become a party thereto, have executed and delivered a Security Agreement, dated as of [•], 2017 in favor of the Agent (together with all amendments and modifications, if any, from time to time thereafter made thereto, the “Security Agreement”);

WHEREAS, pursuant to the Security Agreement, Grantor has granted to the Agent, for the benefit of the Secured Parties, a lien on and security interest in, all of its right, title and interest in, to and under certain Intellectual Property, including the [Trademarks/Patents/Copyrights], that is not Excluded Property; and

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Lenders to make their respective loans to the Borrower, the Letter of Credit Issuers to issue their respective Letters of Credit and the Swingline Lender to extend Swingline Loans under the Credit Agreement and to induce one or more Cash Management Banks or Hedge Banks to enter into Secured Cash Management Agreements or Secured Hedge Agreements, respectively, with the Borrower, Grantor agrees, for the benefit of the Agent and the Secured Parties, as follows:

1.             Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Agreement, including its preamble and recitals, have the meanings provided or provided by reference in the Credit Agreement and the Security Agreement.

2.             Grant of Security Interest. Grantor hereby grants a Lien on and Security Interest in all of Grantor’s right, title and interest in, to and under the [Trademarks/Patents/Copyrights] that are not Excluded Property (including, without limitation, those items listed on Schedule A hereto), including [the goodwill associated with such Trademarks and](1) the right to receive all Proceeds therefrom (collectively, the “Collateral”), to the Agent for the benefit of the Secured Parties as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations[; provided that, applications in the United States Patent and Trademark Office

(1)         Language applicable to Grant of Security Interest in Trademark Rights

B-1

to register trademarks or service marks on the basis of Grantor’s “intent to use” such trademarks or service marks will not be deemed to be Collateral unless and until an amendment to allege use or a statement of use has been filed and accepted by the United States Patent and Trademark Office, whereupon such application shall be automatically subject to the security interest granted herein and deemed to be included in the Collateral.](2)

3.             Purpose. This Agreement has been executed and delivered by Grantor for the purpose of recording the grant of security interest herein with the United States [Patent and Trademark][Copyright] Office. The Security Interest granted hereby has been granted to the Secured Parties in connection with the Security Agreement and is expressly subject to the terms and conditions thereof. The Security Agreement (and all rights and remedies of the Secured Parties thereunder) shall remain in full force and effect in accordance with its terms.

4.             Acknowledgment. Grantor does hereby further acknowledge and affirm that the rights and remedies of the Secured Parties with respect to the Security Interest in the Collateral granted hereby are more fully set forth in the Credit Agreement and the Security Agreement, the terms and provisions of which (including the remedies provided for therein) are incorporated by reference herein as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the terms of the Security Agreement, the terms of the Security Agreement shall govern. In the event of any conflict between the terms of this Agreement and the terms of the Credit Agreement, the terms of the Credit Agreement shall govern.

5.             Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together constitute one and the same original.

6.             Governing Law: This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

(2)         Language applicable to Grant of Security Interest in Trademark Rights

B-2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.

[ ],
as the Grantor

By:
Name:
Title:

[Signature Page for Grant of Security Interest in [Trademark/Patent/Copyright] Rights]

ROYAL BANK OF CANADA
as the Agent

By:
Name:
Title:

[Signature Page for Grant of Security Interest in [Trademark/Patent/Copyright] Rights]

SCHEDULE A

U.S. [Patent/Trademark/Copyright] Registrations and Applications

[For Patents:]

OWNER	APPLICATION NUMBER	REGISTRATION NUMBER	TITLE

[For Trademarks:]

OWNER	APPLICATION NUMBER	REGISTRATION NUMBER	TRADEMARK

[For Copyrights:]

OWNER	REGISTRATION NUMBER	TITLE

EXHIBIT E

FORM OF CREDIT PARTY CLOSING CERTIFICATE

FORM OF SECRETARY’S CERTIFICATE

[          , 2017]

Reference is hereby made to that certain First Lien Credit Agreement, dated as of the date hereof (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), by and among Focus Financial Partners, LLC, a Delaware limited liability company (the “Company”), as Borrower, the lending institutions from time to time parties thereto, Bank of America, N.A., as revolver administrative agent, swing line lender and a letter of credit issuer and Royal Bank of Canada, as term administrative agent and collateral agent, providing for, among other things, initial term loans in an aggregate principal amount of $795,000,000 and a revolving credit facility in an aggregate principal amount of $250,000,000 (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement). This certificate is being delivered pursuant to Section 6.5(x) of the Credit Agreement.

The undersigned, being the duly elected, qualified and acting General Counsel of the Company, hereby certifies on behalf of the Company and each subsidiary of the Company listed on Schedule I attached hereto, each as organized under the laws of its correlative jurisdiction of organization indicated on Schedule I attached hereto (each, individually, a “Subsidiary”, and collectively, the “Subsidiaries”, and together with the Company, the “Credit Parties”), in his capacity as an officer of the Company, and not individually, and without assuming any personal liability as follows:

(a)           Attached hereto as Annex 1 is a certified copy of the certificate of incorporation, articles of incorporation, articles of organization or certificate of formation (each, a “Charter Document”), as applicable, of each Credit Party, as filed in the Office of the Secretary of State of the State (or analogous office of the relevant jurisidiction) of each correlative jurisdiction indicated on Schedule I. Each Charter Document is in full force and effect on the date hereof.

(b)           Attached hereto as Annex 2 is a true, correct and complete copy of the by-laws or operating agreement, as applicable, of each Credit Party (each a “Governing Agreement”) as in effect at all times since the adoption thereof to and including the date hereof. Such Governing Agreements have not been amended, repealed, modified, superseded, revoked or restated (other than as attached hereto) and such Governing Agreements are in full force and effect on the date hereof.

(c)           Attached hereto as Annex 3 is a true, correct and complete copy of the written consent duly executed by the Approving Party (as defined in such written consent), as applicable, of each Credit Party (each a “Written Consent”) authorizing the execution, delivery and performance of each Credit Document to be executed and delivered by such Credit Party. Such Written Consents have not in any way been amended, modified, revoked or rescinded and are in full force and effect on the date hereof.

(d)           Attached hereto as Annex 4 is a list of the persons who, as of the date hereof, are duly elected and qualified officers of such Credit Party holding the offices indicated next to their respective names, and the signatures appearing opposite their respective names are the true and genuine signatures of such officers or true facsimiles thereof, and each of such officers is duly authorized to execute and deliver, on behalf of such Credit Party, the Credit Documents to which the Company is a party and any of the other documents contemplated thereby.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has executed and delivered, in the name and on behalf of each Credit Party, this Certificate to be effective as of the date first above written.

By:
Name:	[ ]
Title:	[ ]

The undersigned, being the duly authorized [Chief Financial Officer] of the Company, hereby certifies that [               ] holds the office of [General Counsel] of the Company and that the signature above is his genuine signature.

IN WITNESS WHEREOF, the undersigned has hereunto set his or her hand as of the date first above written.

By:
Name:	[ ]
Title:	[ ]

[Signature Page to Secretary’s Certificate of [Name of Company]]

Schedule I

	Subsidiary	State of Organization
1.	Focus Financial Partners, LLC	Delaware
2.	Acorn Insurance Agency, Inc.	Massachusetts
3.	AFG Acquisition, LLC	Delaware
4.	Atlas Private Wealth Management, LLC (f/k/a Dion Money Management, LLC)	Delaware
5.	Atlas Risk Management, LLC	Delaware
6.	BAM Advisor Services, LLC	Delaware
7.	BAM Risk Management, LLC	Delaware
8.	Beirne Wealth Consulting Services, LLC	Delaware
9.	BFSG, LLC	Delaware
10.	Bordeaux Wealth Advisors LLC	Delaware
11.	BRFA Insurance Services, LLC (f/k/a XML Insurance Services, LLC)	Delaware
12.	Bridgewater Wealth & Financial Management LLC	Delaware
13.	Brownlie & Braden Advisors, LLC	Delaware
14.	BSWM Acquisition, LLC	Delaware
15.	Buckingham Asset Management, LLC	Delaware
16.	Carnick & Kubik Group, LLC	Delaware
17.	CFO4Life Group, LLC	Delaware
18.	Colony Funds, LLC	Delaware
19.	Crestwood Advisors Group, LLC	Delaware
20.	Douglas Lane & Associates, LLC	Delaware
21.	FAM Acquisition, LLC	Delaware
22.	FFO-HG LLC	Delaware
23.	FHC Acquisition, LLC	Delaware

	Subsidiary	State of Organization
24.	FI Services, LLC	Delaware
25.	FI Services Holdings, LLC (f/k/a Strategic Point Holdings, LLC)	Delaware
26.	Fidelity Independent Adviser Newsletter, LLC	Delaware
27.	Flynn Family Office LLC	Delaware
28.	Focus Advisors, LLC	New York
29.	Focus Australia Holdings, LLC	Delaware
30.	Focus BMF Australia, LLC	Delaware
31.	Focus Canada Holdings, LLC	Delaware
32.	Focus Consulting, LLC (f/k/a Delphi Investment Advisors LLC)	Delaware
33.	Focus International Partners LLC	Delaware
34.	Focus MW Lomax Australia, LLC	Delaware
35.	Focus Operating, LLC	Delaware
36.	Focus Operating Holding Co.	Delaware
37.	Focus Wealth Advisors, LLC	Delaware
38.	Fort Pitt Capital Group, LLC	Delaware
39.	Gelfand, Rennert & Feldman, LLC	Delaware
40.	Gratus Capital, LLC	Delaware
41.	GRF Advisory Services, LLC	Delaware
42.	GW & Wade, LLC	Delaware
43.	GYL Financial Synergies, LLC	Delaware
44.	HC Insurance Services, LLC	Delaware
45.	HoyleCohen, LLC	Delaware
46.	Institutional and Family Asset Management, LLC	Delaware
47.	JFS Risk Management, LLC	Delaware

	Subsidiary	State of Organization
48.	JFS Wealth Advisors, LLC	Delaware
49.	Joel Isaacson & Co., LLC	Delaware
50.	JPS Acquisition, LLC	Delaware
51.	Kovitz Investment Group Partners, LLC	Delaware
52.	LaFleur & Godfrey LLC	Delaware
53.	Lake Street Advisors Group, LLC	Delaware
54.	LLBH Private Wealth Management, LLC (D/B/A Coastal Bridge Advisors)	Delaware
55.	LVW Advisors, LLC	Delaware
56.	LVW Flynn, LLC	Delaware
57.	Merriman Wealth Management, LLC	Delaware
58.	One Charles Group Insurance Services, LLC	Delaware
59.	One Charles Private Wealth Services, LLC	Delaware
60.	PAM Fiduciary Services Limited, LLC	South Dakota
61.	Patton Albertson Miller Group, LLC	Delaware
62.	Pettinga Financial Advisors LLC	Delaware
63.	PPG Acquisition, LLC	Delaware
64.	Quadrant Insurance Wealth Structuring, LLC	Pennsylvania
65.	Quadrant Private Wealth Management, LLC	Delaware
66.	Relative Value Partners Group, LLC	Delaware
67.	Resnick Investment Advisors, LLC	Delaware
68.	Retirement Advisory Group, LLC (f/k/a/ Geller Advisory Group LLC)	Delaware
69.	Retirement Benefit Consulting Services, LLC (f/k/a Focus Benefit Consulting Services, LLC)	Delaware
70.	Retirement Consulting Group, LLC (f/k/a Geller Consulting Group LLC)	Delaware

	Subsidiary	State of Organization
71.	Retirement Group, LLC (f/k/a Geller Group LLC)	Delaware
72.	Sapient Private Wealth Management Services, LLC	Delaware
73.	Sentinel Benefits Group, Inc.	Massachusetts
74.	Sentinel Benefits Group, LLC (f/k/a CACPA Acquisition, LLC)	Delaware
75.	Sentinel Financial Group, LLC	Massachusetts
76.	Sentinel Insurance Agency, Inc.	Massachusetts
77.	Sentinel Pension Advisors, Inc.	Massachusetts
78.	Strategic Point Insurance Services, LLC	Delaware
79.	Strategic Point Investment Advisors, LLC	Delaware
80.	Strategic Wealth Partners Group, LLC	Delaware
81.	Summit Financial Wealth Advisors, LLC	Delaware
82.	Telemus Capital, LLC	Delaware
83.	Telemus Decorrelation Opportunity GP, LLC	Delaware
84.	Telemus Decorrelation Opportunity GP QP, LLC	Delaware
85.	Telemus Insurance Services, LLC	Delaware
86.	TFG Acquisition, LLC	Delaware
87.	The Colony Group, LLC	Delaware
88.	The Fiduciary Group, LLC	Delaware
89.	The Portfolio Strategy Group, LLC	Delaware
90.	Vestor Capital, LLC	Delaware
91.	Vestor Capital Insurance Advisors, LLC	Delaware
92.	Waddell & Associates, LLC	Delaware
93.	Wespac Advisors, LLC	Delaware
94.	Wespac Benefit & Insurance Services, LLC	Delaware

	Subsidiary	State of Organization
95.	Wespac Plan Services, LLC	Delaware
96.	XML Financial, LLC	Delaware

Annex 1

Annex 2

Annex 3

Annex 4 — Incumbency Certificate

Name	Title	Signature
[•]	[•]
[•]	[•]
[•]	[•]

EXHIBIT F

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each](1) Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each](2) Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees](3) hereunder are several and not joint.](4) Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the [Term][Revolver] Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] in respect of the Commitments and Loans identified below [including Letters of Credit and Swingline Loans as applicable](5) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor. The benefit of each Security Document shall be maintained in favor of each Assignee.

1.                                      Assignor[s]:

Assignor[s] is not a Defaulting Lender.

(1)         For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

(2)         For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

(3)         Select as appropriate.

(4)         Include bracketed language if there are either multiple Assignors or multiple Assignees.

(5)         Include only if assignment is of Revolving Credit Commitments.

2.                                      Assignee[s]:

[for each Assignee, indicate [Lender][[Affiliate] of [identify Lender][Approved Fund]]

3.                                      Assignee Status:

The Assignee[s] is an Affiliated Lender	Yes ☐ No ☐
The Assignee[s] is an Affiliated Institutional Lender	Yes ☐ No ☐
The Assignee[s] is not a natural Person or Defaulting Lender	Yes ☐ No ☐

4.                                      Borrower: Focus Financial Partners, LLC

5.                                      Administrative Agent: [Royal Bank of Canada, as the Term Administrative Agent] [Bank of America, N.A., as the Revolver Administrative Agent](6) under the Credit Agreement

6.                                      Credit Agreement: First Lien Credit Agreement, dated as of July 3, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Focus Financial Partners, LLC, as the Borrower, the lending institutions from time to time parties thereto (each a “Lender” and collectively the “Lenders”), Bank of America, N.A., as the Revolver Administrative Agent, the Swingline Lender and a Letter of Credit Issuer and Royal Bank of Canada, as the Term Administrative Agent and the Collateral Agent (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement).

7.                                      Assigned Interest:

Assignor[s](7)	Assignee[s](8)	Commitment/ Loans Assigned(9)	Aggregate Amount of Commitment/ Loans for all Lenders(10)		Amount of Commitment/ Loans Assigned		Percentage Assigned of Commitment/ Loans(11)
					$	[ ]
			$	[ ]	$	[ ]		%
			$	[ ]	$	[ ]		%
			$	[ ]	$	[ ]		%

[8.           Trade Date:                           ](12)

(6)         Insert as appropriate.

(7)         List each Assignor, as appropriate.

(8)         List each Assignee, as appropriate.

(9)         Fill in Class (and Series or Extension Series, as applicable) of Commitment/Loans being assigned.

(10)  Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date. “All Lenders” refers to all Lenders under the applicable Class (and Series or Extension Series, as applicable).

(11)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders under the applicable Class (and Series or Extension Series, as applicable).

(12)  To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                    , 20   [TO BE INSERTED BY [TERM][REVOLVER] ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

[BANK OF AMERICA, N.A.
as the Revolver Administrative Agent

By:
Name:
Title:]

[ROYAL BANK OF CANADA
as the Term Administrative Agent

By:
Name:
Title:]

[Consented to:

BANK OF AMERICA, N.A.,
as Swingline Lender

By:
Name:
Title:](13)

[Consented to:

BANK OF AMERICA, N.A.,
as a Letter of Credit Issuer

By:
Name:
Title:](14)

[Consented to:

FOCUS FINANCIAL PARTNERS, LLC,
as Borrower

By:
Name:
Title:](15)

(13)  Include only if required under Section 13.16.

(14)  Include only if required under Section 13.16.

(15)  Include only if required under Section 13.16.

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1.             Representations and Warranties.

1.1.         Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2.         Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 13.6(b)(i) [and][,] (b)(ii) [and (h)](16) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 13.6(b)(i) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) (x) it has received a copy of the Credit Agreement and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 9.1 of the Credit Agreement, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest and (y) attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [such] Assignee, (vi) it has, independently and without reliance upon the Administrative Agents, the Collateral Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vii) it [is][is not] an Affiliated Lender [and acknowledges and agrees to the provisions set forth in Section 13.6(h)(ii)] [and][,] (viii) it [is][is not] an Affiliated Institutional Lender, (ix) it [is] [is not] a Defaulting Lender [and (x) as of the Effective Date, after giving effect to the assignment of the Assigned Interest pursuant to this Assignment and Acceptance, the aggregate principal amount of Term Loans held by Affiliated Lenders shall not exceed 30% of the aggregate principal amount of all Term Loans outstanding at the time of such assignment](17); and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agents, the Collateral Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking

(16)  Include bracketed language if Assignee is an Affiliated Lender.

(17)  Include bracketed language if Assignee is an Affiliated Lender.

action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.             Payments. From and after the Effective Date, the [Term][Revolver] Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the [Term][Revolver] Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the] [the relevant] Assignee.

3.             General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT G-1

FORM OF PROMISSORY NOTE

(TERM LOANS)

             ,

FOR VALUE RECEIVED, the undersigned Borrower (as defined below) hereby promises to pay to                 or its registered assigns (the “Lender”), in accordance with the provisions of the First Lien Credit Agreement (as hereinafter defined), the principal amount of (a) [          ] ($[     ]), or, if less, (b) the aggregate unpaid principal amount, if any, of the Term Loan made by the Lender to the Borrower under that certain Credit Agreement, dated as of July 3, 2017 (the “Credit Agreement”), among Focus Financial Partners, LLC, as Borrower (the “Borrower”), the lending institutions from time to time parties thereto (each a “Lender” and collectively the “Lenders”), Bank of America, N.A., as Revolver Administrative Agent, the Swingline Lender and a Letter of Credit Issuer and Royal Bank of Canada, as the Term Administrative Agent and the Collateral Agent (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement).

The Borrower promises to pay interest on the unpaid principal amount of the Term Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Term Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Term Administrative Agent’s office or such other place as the Term Administrative Agent shall have specified. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This promissory note (this “Promissory Note”) is one of the promissory notes referred to in Section 2.5(g) of the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. The Term Loan evidenced hereby is guaranteed and secured as provided therein and in the other Credit Documents. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Promissory Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Promissory Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself and its respective successors and assigns, hereby waives presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Promissory Note.

[SIGNATURE PAGE FOLLOWS]

G-1-1

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

FOCUS FINANCIAL PARTNERS, LLC

By:
Name:
Title:

G-1-2

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

G-1-3

EXHIBIT G-2

FORM OF PROMISSORY NOTE

(REVOLVING CREDIT LOANS)

               ,

FOR VALUE RECEIVED, the undersigned Borrower (as defined below) hereby promises to pay to                    or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of (a) [                    ] ($[           ]) (or such amount denominated in an Alternative Currency as provided in the Credit Agreement), or, if less, (b) the aggregate unpaid principal amount, if any, of the Revolving Credit Loan made by the Lender to the Borrower under that certain First Lien Credit Agreement, dated as of July 3, 2017 (the “Credit Agreement”), among Focus Financial Partners, LLC, as Borrower (the “Borrower”), the lending institutions from time to time parties thereto (each a “Lender” and collectively the “Lenders”), Bank of America, N.A., as Revolver Administrative Agent, the Swingline Lender and a Letter of Credit Issuer and Royal Bank of Canada, as the Term Administrative Agent and the Collateral Agent (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement).

The Borrower promises to pay interest on the unpaid principal amount of the Revolving Credit Loan made by the Lender from the date of such Loan, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Revolver Administrative Agent for the account of the Lender in the currency in which such Revolving Credit Loan is denominated (or as otherwise provided in the Credit Agreement) in immediately available funds at the Revolver Administrative Agent’s office or such other place as the Revolver Administrative Agent shall have specified. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This promissory note (this “Promissory Note”) is one of the promissory notes referred to in Section 2.5(g) of the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. The Revolving Credit Loan evidenced hereby is guaranteed and secured as provided therein and in the other Credit Documents. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Promissory Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The Revolving Credit Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Promissory Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself and its respective successors and assigns, hereby waives presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Promissory Note.

G-2-1

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

FOCUS FINANCIAL PARTNERS, LLC

By:
Name:
Title:

G-2-2

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Repaid This Date	Unpaid Principal Balance This Date	Notation Made By

G-2-3

EXHIBIT G-3

FORM OF PROMISSORY NOTE

(SWINGLINE LOANS)

                ,

FOR VALUE RECEIVED, the undersigned Borrower (as defined below) hereby promises to pay to                       or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of (a) [            ] ($[             ]), or, if less, (b) the aggregate unpaid principal amount, if any, of the Swingline Loan made by the Lender to the Borrower under that certain First Lien Credit Agreement, dated as of July 3, 2017 (the “Credit Agreement”), among Focus Financial Partners, LLC, as the Borrower (the “Borrower”), the lending institutions from time to time parties thereto (each a “Lender” and collectively the “Lenders”), Bank of America, N.A., as Revolver Administrative Agent, the Swingline Lender and a Letter of Credit Issuer and Royal Bank of Canada, as the Term Administrative Agent and the Collateral Agent (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement).

The Borrower promises to pay interest on the unpaid principal amount of the Swingline Loan made by the Lender from the date of such Loan, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Revolver Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Revolver Administrative Agent’s office or such other place as the Revolver Administrative Agent shall have specified. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This promissory note (this “Promissory Note”) is one of the promissory notes referred to in Section 2.5(g) of the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. The Swingline Loan evidenced hereby is guaranteed and secured as provided therein and in the other Credit Documents. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Promissory Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The Swingline Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Promissory Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself and its respective successors and assigns, hereby waives presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Promissory Note.

[SIGNATURE PAGE FOLLOWS]

G-3-1

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

FOCUS FINANCIAL PARTNERS, LLC

By:
Name:
Title:

G-3-2

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Repaid This Date	Unpaid Principal Balance This Date	Notation Made By

G-3-3

EXHIBIT H

FORM OF COMPLIANCE CERTIFICATE

[DATE]

This Compliance Certificate is delivered pursuant to Section 9.1(d) of the First Lien Credit Agreement, dated as of July 3, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Focus Financial Partners, LLC, as the Borrower (the “Borrower”), the lending institutions from time to time parties thereto (each a “Lender” and collectively the “Lenders”), Bank of America, N.A., as Revolver Administrative Agent, the Swingline Lender and a Letter of Credit Issuer and Royal Bank of Canada, as the Term Administrative Agent and the Collateral Agent (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement).

The undersigned hereby certifies, solely in the capacity as an Authorized Officer of the Borrower, and not individually, as follows:

1.             No Default or Event of Default has occurred during the most recently ended fiscal [year][period] to which this Compliance Certificate relates (the “Relevant Period”) and is continuing as of the date hereof[, except as set forth below:](1).

2.             Set forth on Annex I hereto are computations demonstrating compliance, as at the end of the Relevant Period, with the Total Secured Leverage Ratio contained in Section 10.7 of the Credit Agreement.

3.             Set forth on Annex II hereto are computations demonstrating, as at the end of the Relevant Period, the First Lien Leverage Ratio.

4.             There has been no change in the identity of the Restricted Subsidiaries and Unrestricted Subsidiaries since [the Closing Date][the date of the most recent fiscal year or period ended prior to the Relevant Period][, except as set forth on Annex III hereto].

5.             There has been no change to the legal name, jurisdiction of formation, type of entity and organizational number (or equivalent) of the Person organized in a jurisdiction where an organizational identification number is required to be included in a Uniform Commercial Code financing statement, in each case for each Credit Party since [the Closing Date][the date of the most recent Compliance Certificate][, except as set forth on Annex IV hereto].

[signature page follows]

(1)         If a Default or Event of Default has occurred and is continuing, specify the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto.

H-1

IN WITNESS WHEREOF, the undersigned has hereto set his name as of the date first set forth above.

FOCUS FINANCIAL PARTNERS, LLC

By:
Name:
Title:

Annex I

Total Secured Leverage Ratio

Total Secured Leverage Ratio(1)

(A) The aggregate amount of all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries on a consolidated basis at such time consisting of Indebtedness for borrowed money, Capitalized Lease Obligations, Purchase Money Obligations and debt obligations evidenced by promissory notes and similar instruments (and excluding, for the avoidance of doubt, Hedging Obligations) secured by a Lien on the Collateral; provided that Letters of Credit shall not be included, except to the extent of Unpaid Drawings thereunder:

$[ ]
(B) Cash and Cash Equivalents (in each case, free and clear of all Liens other than Permitted Liens) of the Borrower and its Restricted Subsidiaries:	$[ ]
(C) Total Secured Debt [(A) minus (B)]:	$[ ]
(D) Consolidated EBITDA for the Test Period most recently ended:	$[ ]
(E) Total Secured Leverage Ratio [(C) to (D)]:	[ ]:1.00
(F) Required Total Secured Leverage Ratio:	[8.85][8.60](2):1.00

(1)         Calculations to be made on a Pro Forma Basis and subject to the application, if applicable, of any Cure Amount

(2)         For any Test Period ending on or prior to the date which is one day before March 31, 2019, 8.85:1.00, and for any Test Period ending thereafter, 8.60:1.00.

H-I-1

Annex II

First Lien Leverage Ratio

First Lien Leverage Ratio

(A) The aggregate amount of all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries on a consolidated basis at such time consisting of Indebtedness for borrowed money, Capitalized Lease Obligations, Purchase Money Obligations and debt obligations evidenced by promissory notes and similar instruments (and excluding, for the avoidance of doubt, Hedging Obligations) secured by a Lien on the Collateral on a pari passu basis with the Liens securing the Credit Facilities; provided that Letters of Credit shall not be included, except to the extent of Unpaid Drawings thereunder:

$[ ]
(B) Cash and Cash Equivalents (in each case, free and clear of all Liens other than Permitted Liens) of the Borrower and its Restricted Subsidiaries:	$[ ]
(C) Total First Lien Debt [(A) minus (B)]:	$[ ]
(D) Consolidated EBITDA for the Test Period most recently ended:	$[ ]
(E) First Lien Leverage Ratio [(C) to (D)]:	[ ]:1.00

H-I-2

Annex III

[Changes in the identity of the Restricted Subsidiaries and Unrestricted Subsidiaries]

H-II-1

Annex IV

[Changes to legal names, jurisdictions of formation, types of entity and organizational numbers]

H-III-1

EXHIBIT I-1

FORM OF CLOSING DATE INTERCREDITOR AGREEMENT

[See Attached.]

I-1-1

INTERCREDITOR AGREEMENT

dated as of

[•]

among

ROYAL BANK OF CANADA,

as the Initial First Lien Representative for the Initial First Lien Secured Parties,

ROYAL BANK OF CANADA,

as the Initial Second Lien Representative for the Initial Second Lien Secured Parties,

and

each additional Representative from time to time party hereto,

and acknowledged and agreed to by

FOCUS FINANCIAL PARTNERS, LLC,
as the Borrower,

and the other Grantors referred to herein

i

SECTION 7.	Reliance; Waivers; Etc.	39

7.1	Reliance	39
7.2	No Warranties or Liability	39
7.3	No Waiver of Lien Priorities	39
7.4	Obligations Unconditional	41

SECTION 8.	Miscellaneous	42

8.1	Integration/Conflicts	42
8.2	Effectiveness; Continuing Nature of this Agreement; Severability	42
8.3	Amendments; Waivers	42
8.4	Information Concerning Financial Condition of the Grantors and their Subsidiaries	43
8.5	Subrogation	44
8.6	Application of Payments	44
8.7	Additional Debt Facilities	44
8.8	Submission to Jurisdiction; Certain Waivers	47
8.9	WAIVER OF JURY TRIAL	48
8.10	Notices	48
8.11	Further Assurances	50
8.12	Agency Capacities	50
8.13	GOVERNING LAW	50
8.14	Binding on Successors and Assigns	50
8.15	Section Headings	50
8.16	Counterparts	50
8.17	Authorization	50
8.18	No Third Party Beneficiaries/Provisions Solely to Define Relative Rights	50
8.19	No Indirect Actions	51
8.20	Grantors; Additional Grantor	51

EXHIBITS

Exhibit I - Joinder Agreement (Additional Second Lien Debt)
Exhibit II - Joinder Agreement (Additional First Lien Debt)
Exhibit III - Additional Debt Designation
Exhibit IV — Intercreditor Grantor Joinder Agreement

ii

INTERCREDITOR AGREEMENT

INTERCREDITOR AGREEMENT dated as of [•] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among ROYAL BANK OF CANADA, as First Lien Representative for the Initial First Lien Secured Parties (in such capacity and together with its successors in such capacity, and together with any Replacement First Lien Representative, the “Initial First Lien Representative”), ROYAL BANK OF CANADA, as Second Lien Representative for the Initial Second Lien Secured Parties (in such capacity and together with its successors in such capacity and together with any Replacement Second Lien Representative, the “Initial Second Lien Representative”), and each additional First Lien Representative and Second Lien Representative that from time to time becomes a party hereto pursuant to Section 8.7, and acknowledged and agreed to by FOCUS FINANCIAL PARTNERS, LLC, a Delaware limited liability company (the “Borrower”), and the other Grantors.

RECITALS

The Borrower, the lenders party thereto, Bank of America, N.A., as revolver administrative agent, and Royal Bank of Canada, as administrative agent and collateral agent, have entered into that certain First Lien Credit Agreement, dated as of the date hereof, providing for a revolving credit facility and term loan (as amended, restated, supplemented, modified, replaced or Refinanced from time to time in accordance with the terms thereof and hereof, the “First Lien Credit Agreement”).

The Borrower, the lenders party thereto and Royal Bank of Canada, as administrative agent and collateral agent, have entered into that certain Second Lien Credit Agreement dated as of the date hereof providing for a term loan (as amended, restated, supplemented, modified, replaced or Refinanced from time to time in accordance with the terms thereof and hereof, the “Second Lien Credit Agreement”).

Pursuant to (i) the First Lien Credit Agreement, the Grantors and the Borrower have agreed to cause certain current and future Subsidiaries to agree to guaranty certain of the First Lien Obligations pursuant to a Subsidiary Guaranty dated as of the date hereof (the “First Lien Subsidiary Guaranty”) and (ii) the Second Lien Credit Agreement, the Grantors and the Borrower have agreed to cause certain current and future Subsidiaries to agree to guaranty certain of the Second Lien Obligations pursuant to a Subsidiary Guaranty dated as of the date hereof (the “Second Lien Subsidiary Guaranty”).

The obligations of the Borrower under the First Lien Credit Agreement, the obligations of the Borrower under certain Hedge Agreements and certain agreements governing any Bank Product Obligations and the obligations of the Subsidiary Guarantors under the First Lien Subsidiary Guaranty will be secured on a first priority basis by liens on substantially all the assets of the Borrower and the Subsidiary Guarantors, respectively, pursuant to the terms of the First Lien Collateral Documents.

The obligations of the Borrower under the Second Lien Credit Agreement and the obligations of the Subsidiary Guarantors under the Second Lien Subsidiary Guaranty will be secured on a second priority basis by liens on substantially all the assets of the Borrower and the Subsidiary Guarantors, respectively, pursuant to the terms of the Second Lien Collateral Documents.

The First Lien Documents and the Second Lien Documents provide, among other things, that the parties thereto shall set forth in this Agreement their respective rights and remedies with respect to the Collateral.

In order to induce the First Lien Secured Parties and Second Lien Secured Parties to extend credit and other financial accommodations to or for the benefit of the Borrower, or any other Grantor, the

1

Representatives on behalf of the Secured Parties have agreed to the lien subordination, intercreditor and other provisions set forth in this Agreement.

The Grantors may, from time to time, to the extent permitted by this Agreement, the First Lien Documents and the Second Lien Documents, incur additional secured debt which the Grantors and the debtholders thereunder may elect, subject to the terms and conditions hereof, and of the First Lien Documents and of the Second Lien Documents, to be secured by the Collateral on a first priority basis or a second priority basis.

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Initial First Lien Representative (for itself and on behalf of the Initial First Lien Secured Parties), the Initial Second Lien Representative (for itself and on behalf of the Initial Second Lien Secured Parties), each Additional First Lien Representative (for itself and on behalf of the Additional First Lien Secured Parties represented by it) and each Additional Second Lien Representative (for itself and on behalf of the Additional Second Lien Secured Parties represented by it), intending to be legally bound, hereby agree as follows:

SECTION 1.                         Definitions.

1.1                               Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Initial First Lien Credit Agreement or Initial Second Lien Credit Agreement, as applicable, or if defined in the UCC, the meanings specified therein. As used in this Agreement, the following terms shall have the following meanings:

“Additional Debt” has the meaning set forth in Section 8.7.

“Additional First Lien Debt” means any Indebtedness and guarantees thereof that is incurred, issued or guaranteed by the Borrower and/or any other Grantor (and not guaranteed by any Subsidiary that is not a Guarantor) after the date of this Agreement (other than the Initial First Lien Debt) and documented in the applicable Additional First Lien Documents, which Indebtedness and guarantees are secured by the First Lien Collateral (or a portion thereof) on a pari passu basis with the Initial First Lien Debt (and which are not secured by Liens on the assets of the Borrower or any other Grantor other than the First Lien Collateral or which are not included in the Second Lien Collateral); provided, however, that with respect to any such Indebtedness (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by this Agreement and by each First Lien Document and each Second Lien Document in effect at the time of such incurrence, (ii) unless already a party with respect to that Series of Additional First Lien Debt, the First Lien Representative for the holders of such Indebtedness shall have become party to (A) this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.7 hereof and (B) the First Lien Pari Passu Intercreditor Agreement in accordance with the terms thereof; provided, that, if such Indebtedness will be the initial Additional First Lien Debt incurred by the Borrower or any other Grantor after the date hereof, then the Grantors, the Initial First Lien Representative and the First Lien Representative for such Indebtedness shall have executed and delivered the First Lien Pari Passu Intercreditor Agreement and (iii) each of the other applicable requirements of Section 8.7 shall have been complied with. Additional First Lien Debt shall include any Registered Equivalent Notes and guarantees thereof by the Grantors issued in exchange therefor. For avoidance of doubt, Indebtedness under a Replacement First Lien Credit Agreement shall not constitute Additional First Lien Debt.

“Additional First Lien Documents” means, with respect to any Series of Additional First Lien Debt, (i) the loan agreements, promissory notes, indentures, guarantees or other operative agreements evidencing or governing such Indebtedness, any document governing reimbursement obligations in respect of letters of credit issued pursuant to any Additional First Lien Documents and (ii) the First Lien Collateral

2

Documents securing such Series of Additional First Lien Debt, in each case, without regard to any provision thereof that contravenes Section 5.3 of this Agreement.

“Additional First Lien Obligations” means, with respect to any Series of Additional First Lien Debt that is designated as Additional First Lien Obligations pursuant to Section 8.7, (a) all principal, interest (including without limitation any Post-Petition Interest), premium (if any), penalties, fees, expenses (including, without limitation, fees, expenses and disbursements of agents, professional advisors and legal counsel), indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts, in each case whether or not allowed or allowable in an Insolvency or Liquidation Proceeding, payable with respect to such Additional First Lien Debt, (b) all other amounts payable to the related Additional First Lien Secured Parties under the related Additional First Lien Documents, (c) all Hedging Obligations (and guarantees thereof) and Bank Product Obligations (and guarantees thereof) secured under the First Lien Collateral Documents securing such Series of Additional First Lien Debt and (d) any renewals or extensions of the foregoing.

“Additional First Lien Representative” has the meaning set forth in the definition of “First Lien Representative”.

“Additional First Lien Secured Parties” means, with respect to any Series of Additional First Lien Debt, the holders of such Additional First Lien Debt, the First Lien Representative with respect thereto, any trustee or agent therefor under any related Additional First Lien Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any other Grantor under any related Additional First Lien Documents and the holders of any other Additional First Lien Obligations secured by the First Lien Collateral Documents for such Series of Additional First Lien Debt.

“Additional Obligations” means the Additional First Lien Obligations and the Additional Second Lien Obligations.

“Additional Representative” means an Additional First Lien Representative and/or an Additional Second Lien Representative, as the context may require.

“Additional Second Lien Debt” means any Indebtedness and guarantees thereof that is incurred, issued or guaranteed by the Borrower and/or any Grantor (and not guaranteed by any Subsidiary that is not a Guarantor) after the date of this Agreement (other than the Initial Second Lien Debt) and documented in the applicable Additional First Lien Documents, which Indebtedness and guarantees are secured by the Second Lien Collateral (or a portion thereof) on a pari passu basis with the Initial Second Lien Debt (and which are not secured by Liens on the assets of the Borrower or any other Grantor other than the Second Lien Collateral or which are not included in the First Lien Collateral); provided, however, that with respect to any such Indebtedness (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by this Agreement and by each First Lien Document and Second Lien Document in effect at the time of such incurrence, (ii) unless already a party with respect to that Series of Additional Second Lien Debt, the Second Lien Representative for the holders of such Indebtedness shall have become party to (A) this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.7 hereof and (B) the Second Lien Pari Passu Intercreditor Agreement in accordance with the terms thereof; provided, that, if such Indebtedness will be the initial Additional Second Lien Debt incurred by the Borrower or any other Grantor after the date hereof, then the Grantors, the Initial Second Lien Representative and the Second Lien Representative for such Indebtedness shall have executed and delivered the Second Lien Pari Passu Intercreditor Agreement and (iii) each of the other applicable requirements of Section 8.7 shall have been complied with. Additional Second Lien Debt shall include any Registered Equivalent Notes and guarantees thereof by the Grantors issued in exchange therefor. For avoidance of doubt, Indebtedness under a Replacement Second Lien Credit Agreement shall not constitute Additional Second Lien Debt.

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“Additional Second Lien Documents” means, with respect to any Series of Additional Second Lien Debt that is designated as Additional Second Lien Obligations pursuant to Section 8.7, (i) the loan agreements, promissory notes, indentures, guarantees and other operative agreements evidencing or governing such Indebtedness, any document governing reimbursement obligations in respect of letters of credit issued pursuant to any Additional Second Lien Documents and (ii) the Second Lien Collateral Documents securing such Series of Additional Second Lien Debt, in each case, without regard to any provision thereof that contravenes Section 5.3 of this Agreement.

“Additional Second Lien Obligations” means, with respect to any Series of Additional Second Lien Debt, (a) all principal, interest (including without limitation any Post-Petition Interest), premium (if any), penalties, fees, expenses (including, without limitation, fees, expenses and disbursements of agents, professional advisors and legal counsel), indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts, in each case whether or not allowed or allowable in an Insolvency or Liquidation Proceeding, payable with respect to such Additional Second Lien Debt, (b) all other amounts payable to the related Additional Second Lien Secured Parties under the related Additional Second Lien Documents and (c) any renewals or extensions of the foregoing.

“Additional Second Lien Representative” has the meaning set forth in the definition of “Second Lien Representative”.

“Additional Second Lien Secured Parties” means, with respect to any Series of Additional Second Lien Debt, the holders of such Additional Second Lien Debt, the Second Lien Representative with respect thereto, any trustee or agent therefor under any related Additional Second Lien Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any other Grantor under any related Additional Second Lien Documents and the holders of any other Additional Second Lien Obligations secured by the Second Lien Collateral Documents for such Series of Additional Second Lien Debt.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Bank Product Obligations” means all obligations and liabilities (whether direct or indirect, absolute or contingent, due or to become due or now existing or hereafter incurred) of the Borrower or any other Grantor, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise, which may arise under, out of or in connection with any treasury, investment, depository, clearing house, wire transfer, overdraft, credit, purchasing or debit card, electronic funds transfer and other cash management or automated clearing house transfers of funds services or any related services to any Person permitted to be a secured party in respect of such obligations under the applicable First Lien Documents.

“Bankruptcy Case” means a case under the Bankruptcy Code or any other Bankruptcy Law.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and all other liquidation, receivership, moratorium, conservatorship, assignment for the benefit of creditors, insolvency or similar federal, state or foreign law for the relief of debtors.

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“Borrower” has the meaning set forth in the introductory paragraph of this Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York City.

“Cap Amount” has the meaning assigned to that term in the definition of First Lien Obligations.

“Collateral” means, at any time, all of the property and assets (whether real, personal or mixed, or tangible or intangible) in which the holders of First Lien Obligations under at least one Series of First Lien Obligations and the holders of Second Lien Obligations under at least one Series of Second Lien Obligations (or their Representatives) hold, or purport to hold, a security interest at such time (or, in the case of the First Lien Obligations, are deemed pursuant to Section 2 to hold a security interest). If, at any time, any portion of the First Lien Collateral under one or more Series of First Lien Obligations does not constitute Second Lien Collateral under one or more Series of Second Lien Obligations, then such portion of such First Lien Collateral shall constitute Collateral only with respect to the Second Lien Obligations for which it constitutes Second Lien Collateral and shall not constitute Collateral for any Second Lien Obligations which do not have a security interest in such Collateral at such time.

“Collateral Documents” means, collectively, the First Lien Collateral Documents and the Second Lien Collateral Documents.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Designated First Lien Representative” means (i) if at any time there is only one Series of First Lien Obligations with respect to which the Discharge of First Lien Obligations has not occurred, the First Lien Representative for the First Lien Secured Parties in such Series and (ii) at any time when clause (i) does not apply, the “Applicable Representative” (or similar term, in each case as defined in the First Lien Pari Passu Intercreditor Agreement) at such time. As of the date hereof, the Initial First Lien Representative is the Designated First Lien Representative and the Designated Second Lien Representative may treat the Initial First Lien Representative as Designated First Lien Representative until such time as it receives a written notice from any subsequent Designated First Lien Representative that the Initial First Lien Representative was replaced as Designated First Lien Representative.

“Designated Second Lien Representative” means (i) if at any time there is only one Series of Second Lien Obligations with respect to which the Discharge of Second Lien Obligations has not occurred, the Second Lien Representative for the Second Lien Secured Parties in such Series and (ii) at any time when clause (i) does not apply, the “Applicable Representative” (or similar term, in each case as defined in the Second Lien Pari Passu Intercreditor Agreement) at such time. As of the date hereof, the Initial Second Lien Representative is the Designated Second Lien Representative and the Designated First Lien Representative may treat the Initial Second Lien Representative as Designated Second Lien Representative until such time as it receives a written notice from any subsequent Designated Second Lien Representative that the Initial Second Lien Representative was replaced as Designated Second Lien Representative.

“Designation” means a designation of Additional First Lien Debt, Additional Second Lien Debt, Indebtedness under a Replacement First Lien Credit Agreement or Indebtedness under a Replacement Second Lien Credit Agreement in substantially the form of Exhibit III attached hereto.

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“DIP Cap Amount” has the meaning set forth in Section 6.1.

“DIP Financing” has the meaning set forth in Section 6.1.

“Discharge” means, with respect to any Series of First Lien Obligations or Series of Second Lien Obligations

(a)                                 payment in full in cash of the principal of, and interest (including Post-Petition Interest) and premium, if any, on, all Indebtedness outstanding under the applicable First Lien Documents and constituting First Lien Obligations with respect to such Series of First Lien Obligations or the applicable Second Lien Documents and constituting Second Lien Obligations with respect to such Series of Second Lien Obligations, as the case may be;

(b)                                 payment in full in cash of all other First Lien Obligations (or, in the case of Hedging Obligations and Bank Product Obligations, the cash collateralization of such obligations in a manner satisfactory to the respective counterparties) or Second Lien Obligations under the applicable First Lien Documents or the applicable Second Lien Documents, as the case may be, of such Series that are due and payable or otherwise accrued and owing or as to which, in the case of indemnitees, no underlying claim or demand for payment, whether oral or written, has been made, at or prior to the time such principal, interest and premium, if any, are paid;

(c)                                  termination or expiration of all commitments, if any, to extend credit that would constitute First Lien Obligations or Second Lien Obligations, as the case may be, under such Series;

(d)                                 termination or cash collateralization (in an amount and manner reasonably satisfactory to the applicable letter of credit issuer, but in no event in an amount greater than 103% of the aggregate undrawn face amount), or the making of other arrangements satisfactory to the applicable letter of credit issuer of all letters of credit issued under the applicable First Lien Documents constituting First Lien Obligations or the applicable Second Lien Documents constituting Second Lien Obligations, in each case, of such Series; and

(e)                                  adequate provision has been made for any contingent or unliquidated First Lien Obligations or Second Lien Obligations under the applicable First Lien Documents or the applicable Second Lien Documents, as the case may be, of such Series related to claims, causes of action or liabilities that have been asserted in writing against the First Lien Secured Parties or Second Lien Secured Parties for which indemnification is required under the applicable First Lien Documents or the applicable Second Lien Documents.

The term “Discharged” shall have a corresponding meaning.

“Discharge of Initial First Lien Obligations” means, the Discharge of all Initial First Lien Obligations constituting First Lien Obligations; provided, that the Discharge of Initial First Lien Obligations shall be deemed not to have occurred in connection with a Refinancing of such Initial First Lien Obligations if a Replacement First Lien Credit Agreement is entered into.

““Discharge of First Lien Obligations” means the date on which the Discharge of First Lien Obligations has occurred, other than Excess First Lien Obligations; provided, that (i) a Discharge of First Lien Obligations will be deemed to have occurred regardless of whether any Excess First Lien Obligations remain outstanding and (ii) the Discharge of First Lien Obligations shall not be deemed to have occurred if such payments are made with the proceeds of other First Lien Obligations that constitute an exchange or replacement for or a Refinancing of such First Lien Obligations.

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“Discharge of Second Lien Obligations” means the date on which the Discharge of Second Lien Obligations has occurred; provided, that the Discharge of Second Lien Obligations shall not be deemed to have occurred if such payments are made with the proceeds of other Second Lien Obligations that constitute an exchange or replacement for or a Refinancing of such Second Lien Obligations.

“Disposition” has the meaning set forth in Section 5.1(b).

“Enforcement Action” means any action to:

(a)                                 foreclose, execute, levy, or collect on, take possession or control of, sell or otherwise realize upon (judicially or non-judicially), or lease, license, or otherwise dispose of (whether publicly or privately), Collateral, or otherwise exercise or enforce remedial rights against Collateral under the First Lien Documents or the Second Lien Documents (including by way of setoff, recoupment, notification of a public or private sale or other disposition pursuant to the UCC or other applicable law, notification to account debtors, notification to depositary banks under deposit account control agreements, or exercise of rights under landlord consents, if applicable);

(b)                                 solicit bids from third Persons, approve bid procedures for any proposed disposition of Collateral, conduct the liquidation or disposition of Collateral or engage or retain sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers or other third Persons for the purposes of valuing, marketing, promoting and selling Collateral;

(c)                                  receive a transfer of Collateral in satisfaction of Indebtedness or any other Obligation secured thereby;

(d)                                 otherwise enforce a security interest, or exercise another secured creditor right or remedy, against the Collateral at law, in equity or pursuant to the First Lien Documents or Second Lien Documents (including the commencement of applicable legal proceedings or other actions against all or any portion of the Collateral to facilitate the actions described in the preceding clauses, exercising any credit bid right, and exercising voting rights in respect of equity interests comprising Collateral); or

(e)                                  the Disposition of Collateral by any Grantor after the occurrence and during the continuation of an event of default under any of the First Lien Documents or the Second Lien Documents with the consent of the applicable First Lien Representative or Second Lien Representative, as the case may be;

provided, however, that the foregoing shall be deemed to not include the acceleration of Obligations or the commencement of any Insolvency or Liquidation Proceeding.

“Excess First Lien Obligations” means any Obligations that would constitute First Lien Obligations if not for the Cap Amount.

“First Lien Collateral” means any “Collateral” as defined in any First Lien Document or any other assets and property of any kind whatsoever of any Grantor (whether real, personal or mixed, tangible or intangible, movable or immovable) now or hereafter acquired or wherever located with respect to which a Lien is granted or purported to be granted or required to be granted pursuant to a First Lien Document as security for any First Lien Obligations and shall include any property or assets subject to replacement Liens or adequate protection Liens granted in any Insolvency or Liquidation Proceeding in favor of any First Lien Secured Party.

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“First Lien Collateral Documents” means the “Security Documents” or “Collateral Documents” (as defined in the applicable First Lien Documents), the First Lien Pari Passu Intercreditor Agreement (upon the initial execution and delivery thereof by the initial parties thereto) and any other agreement, document or instrument executed by the Borrower or any other Grantor pursuant to which a Lien is granted securing any First Lien Obligations or pursuant to which any such Lien is perfected.

“First Lien Debt” means the Initial First Lien Debt and any Additional First Lien Debt.

“First Lien Documents” means the Initial First Lien Documents and any Additional First Lien Documents.

“First Lien Obligations” means, at any time, (a) the Initial First Lien Obligations and (b) any Additional First Lien Obligations; provided, that if the sum of: (1) Indebtedness constituting principal outstanding under the Initial First Lien Credit Agreement and the Additional First Lien Documents plus  (2) the aggregate face amount of any letters of credit issued and outstanding under the Initial First Lien Credit Agreement and the Additional First Lien Documents (whether or not drawn, but without duplication of any amounts included in clause (1)), exceeds the sum of (x) (i) $1,045,000,000, plus (ii) the maximum amount of any then-outstanding New Term Loan Commitments (as defined in the Initial First Lien Credit Agreement (as in effect on the date hereof without any modification, amendment, waiver or supplement)) permitted to be incurred pursuant to Section 2.14 of the Initial First Lien Credit Agreement or any equivalent term in any Additional First Lien Document (to the extent such similar or corresponding provisions do not permit an aggregate principal amount of Indebtedness in excess of an amount permitted under the Initial First Lien Credit Agreement (as in effect on the date hereof without any modification, amendment, waiver or supplement)), New Revolving Credit Commitments (as defined in the Initial First Lien Credit Agreement (as in effect on the date hereof without any modification, amendment, waiver or supplement)) permitted to be incurred pursuant to Section 2.14 of the Initial First Lien Credit Agreement or any equivalent term in any Additional First Lien Document (to the extent such similar or corresponding provisions do not permit an aggregate principal amount of Indebtedness in excess of an amount permitted under the Initial First Lien Credit Agreement (as in effect on the date hereof without any modification, amendment, waiver or supplement)) (and unutilized commitments in respect thereof) and Indebtedness permitted to be incurred pursuant to Section 10.1(x) of the Initial First Lien Credit Agreement or “incremental equivalent debt” or any equivalent term in any Additional First Lien Document (to the extent such similar or corresponding provisions do not permit an aggregate principal amount of Indebtedness in excess of an amount permitted under the Initial First Lien Credit Agreement (as in effect on the date hereof without any modification, amendment, waiver or supplement)), plus (iii) the aggregate principal amount of First Lien Ratio Debt then outstanding (and unutilized commitments in respect thereof) under the Initial First Lien Credit Agreement or any Additional First Lien Document, in each case, (I) constituting (and permitted, at the time of incurrence thereof, to constitute) First Lien Obligations (as defined in the Initial First Lien Credit Agreement (as in effect on the date hereof without any modification, amendment, waiver or supplement)) or any equivalent term in any Additional First Lien Document and (ii) without duplication for any “refinancing” or replaced Indebtedness, less in each of clause (x)(i) and (x)(ii), all payments or prepayments of principal (subject, to the extent such First Lien Obligations constitute revolving loans, to the permanent reductions of the revolving commitments with respect thereto) but excluding any such payment or prepayment (or reduction of commitments) in connection with a Refinancing and less all permanent commitment reductions (other than in connection with a Refinancing), plus (y) the amount of any accrued and unpaid interest, paid in kind amounts and premium on any Indebtedness under the Initial First Lien Credit Agreement or any Additional First Lien Document to be paid in connection with any Refinancing plus fees and expenses incurred in connection with such Refinancing, plus (z) an amount equal to 15% of the amount determined under clause (x)(i) at such time (the sum of clauses (x), (y) and (z), the “Cap Amount”), then only that portion of the principal amount of such Indebtedness and such aggregate face amount in respect of letters of credit (on a pro rata basis based on the aggregate outstanding principal

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amount of such Indebtedness and such aggregate face amount in respect of letters of credit) equal to the Cap Amount at such time shall be included in First Lien Obligations and interest and reimbursement obligations with respect to such Indebtedness and letters of credit shall only constitute First Lien Obligations to the extent related to Indebtedness and face amounts of letters of credit included in the First Lien Obligations. For the avoidance of doubt, (i) Hedging Obligations and Bank Product Obligations shall not be subject to the Cap Amount and (ii) Excess First Lien Obligations do not constitute, and shall not be included in, First Lien Obligations.

“First Lien Pari Passu Intercreditor Agreement” means an agreement among each First Lien Representative substantially in the form of Exhibit I-2 to the Initial First Lien Credit Agreement or any other intercreditor agreement among each First Lien Representative allocating rights among the various Series of First Lien Obligations (any such intercreditor agreement, an “Other First Lien Pari Passu Intercreditor Agreement”).

“First Lien Ratio Debt” means any Indebtedness incurred pursuant to the first paragraph of Section 10.1 and Section 10.1(x) of the Initial First Lien Credit Agreement (as in effect on the date hereof) or any equivalent section or provision in any Additional First Lien Document (to the extent such similar or corresponding provisions do not permit an aggregate principal amount of Indebtedness in excess of an amount permitted under the Initial First Lien Credit Agreement (as in effect on the date hereof)) and corresponding term in any Refinancing thereof) to the extent such similar or corresponding provisions do not permit an aggregate principal amount of such Indebtedness in excess of the amount permitted under the Initial First Lien Credit Agreement as in effect on the date hereof) that is secured on a pari passu basis by the First Lien Collateral (or a portion thereof) on a basis senior to the Second Lien Obligations.

“First Lien Representative” means (i) in the case of any Initial First Lien Obligations or the Initial First Lien Secured Parties, the Initial First Lien Representative and (ii) in the case of any Additional First Lien Obligations and the Additional First Lien Secured Parties thereunder each trustee, administrative agent, collateral agent, security agent and similar agent that is named as the “First Lien Representative” in respect of such Additional First Lien Obligations in the applicable Joinder Agreement executed and delivered pursuant to the terms hereof (each, an “Additional First Lien Representative”).

“First Lien Secured Parties” means the Initial First Lien Secured Parties and any Additional First Lien Secured Parties.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Grantors” means the Borrower and the Guarantors that have executed and delivered, or may from time to time hereafter execute and deliver any Collateral Document to secure any Secured Obligations.

“Grantor Joinder Agreement” means a joinder to this Agreement entered into by a Grantor, substantially in the form of Exhibit IV hereto or such other form as shall be approved by the Designated First Lien Representative and Designated Second Lien Representative.

“Guarantors” means (i) each “Guarantor” as defined in the Initial First Lien Credit Agreement, the Initial Second Lien Credit Agreement and any Additional First Lien Document and Additional Second Lien Document and (ii) any other future guarantor of all or any part of the First Lien Obligations or the Second Lien Obligations.

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“Hedging Obligations” of any Person means any obligation of such Person pursuant to any Secured Hedge Agreement.

“Indebtedness” means indebtedness in respect of borrowed money; for avoidance of doubt, “Indebtedness” shall not include Hedging Obligations or Bank Product Obligations.

“Initial First Lien Credit Agreement” means that certain First Lien Credit Agreement dated as of July 3, 2017, among the Borrower, the Grantors, Royal Bank of Canada, as administrative agent, and the lenders party from time to time thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time and shall also include any Replacement First Lien Credit Agreement.

“Initial First Lien Debt” means the Indebtedness and guarantees thereof now or hereafter incurred pursuant to the Initial First Lien Documents.

“Initial First Lien Documents” means the Initial First Lien Credit Agreement and the other “Credit Documents” as defined in the Initial First Lien Credit Agreement and any other document or agreement entered into for the purpose of evidencing, governing, securing or perfecting the Initial First Lien Obligations.

“Initial First Lien Obligations” means the “First Lien Obligations” as defined in the Initial First Lien Credit Agreement.

“Initial First Lien Representative” has the meaning set forth in the introductory paragraph to this Agreement.

“Initial First Lien Secured Parties” means the “Secured Parties” as defined in the Initial First Lien Credit Agreement.

“Initial Second Lien Credit Agreement” means that certain Second Lien Credit Agreement dated as of July 3, 2017, among the Borrower, as issuer, the Grantors, Royal Bank of Canada, as administrative agent, and the lenders party from time to time thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time and shall also include any Replacement Second Lien Credit Agreement.

“Initial Second Lien Debt” means the Indebtedness and guarantees thereof now or hereafter incurred pursuant to the Initial Second Lien Documents.

“Initial Second Lien Documents” means the Initial Second Lien Credit Agreement and the other “Credit Documents” as defined in the Initial Second Lien Credit Agreement and any other document or agreement entered into for the purpose of evidencing, governing, securing or perfecting the Initial Second Lien Obligations.

“Initial Second Lien Obligations” means the “Obligations” as defined in the Initial Second Lien Documents.

“Initial Second Lien Representative” has the meaning set forth in the introductory paragraph to this Agreement.

“Initial Second Lien Secured Parties” means the “Secured Parties” as defined in the Initial Second Lien Documents.

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“Insolvency or Liquidation Proceeding” means:

(a)                                 any voluntary or involuntary case or proceeding under the Bankruptcy Code or any other Bankruptcy Law with respect to any Grantor;

(b)                                 any other voluntary or involuntary insolvency, reorganization or Bankruptcy Case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to a material portion of their respective assets;

(c)                                  any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(d)                                 any assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Grantor.

“Joinder Agreement” means a supplement to this Agreement in the form of Exhibit I or Exhibit II hereto, as applicable, required to be delivered by a Representative to each other then-existing Representative pursuant to Section 8.7 hereof in order to include Additional First Lien Debt or Additional Second Lien Debt hereunder and to become the Representative hereunder in respect thereof for the applicable Additional First Lien Secured Parties or applicable Additional Second Lien Secured Parties, as the case may be, under such Additional First Lien Debt or Additional Second Lien Debt.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, claim, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including (i) any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, (ii) any leases evidencing Capitalized Lease Obligations (as defined in the Initial First Lien Credit Agreement (as in effect on the date hereof)) and (iii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities) having substantially the same economic effect as any of the foregoing.

“Obligations” means all debts, liabilities, obligations, covenants and duties of every nature of the Borrower and each other Grantor from time to time owed to the First Lien Secured Parties, the Second Lien Secured Parties or any of them or their respective Affiliates under the First Lien Documents or the Second Lien Documents whether for principal, interest, payments for early termination of hedge agreements, fees, costs, expenses, indemnification, reimbursement obligations, premiums or otherwise and all guarantees of any of the foregoing and including any Post-Petition Interest.

“Pay-Over Amount” has the meaning set forth in Section 6.3(b).

“Person” or “person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pledged Collateral” has the meaning set forth in Section 5.5.

“Post-Petition Interest” means interest, fees, costs, expenses and other charges that pursuant to the First Lien Documents or the Second Lien Documents, as applicable, continue to accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, costs, expenses and other charges are allowed or allowable under the Bankruptcy Law or in any such Insolvency or Liquidation Proceeding.

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“Purchase Price” has the meaning set forth in Section 5.6. “Recovery” has the meaning set forth in Section 6.5.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, refund, replace or repay, or to issue other Indebtedness whether of the same principal amount or greater or lesser principal amount in exchange or replacement for such Indebtedness, including by adding or replacing lenders, creditors, purchasers, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement; provided, however, (i) in the case of the First Lien Obligations, any Refinance shall not exceed the Cap Amount and shall otherwise be subject to limitations contained in Section 5.3(a) and (ii) in the case of Second Lien Obligations, any Refinance shall otherwise be subject to the limitations contained in Section 5.3(b). “Refinanced” and “Refinancing” shall have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees and collateral) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Replacement First Lien Credit Agreement” means any loan agreement, indenture or other agreement that (i) Refinances in full the Initial First Lien Credit Agreement, so long as, after giving effect to such Refinancing, the agreement that was the Initial First Lien Credit Agreement immediately prior to such Refinancing is no longer secured, or required to be secured, by any of the Collateral, (ii) if the First Lien Pari Passu Intercreditor Agreement (or any Other First Lien Pari Passu Intercreditor Agreement) is then in effect, effects such Refinancing in accordance with the terms thereof (or the equivalent section of such Other First Lien Pari Passu Intercreditor Agreement), (iii) becomes the Initial First Lien Credit Agreement hereunder by designation as such pursuant to Section 8.7 and (iv) shall otherwise be subject to limitations contained in Section 5.3(a).

“Replacement First Lien Representative” means, in respect of any Replacement First Lien Credit Agreement, the administrative agent, trustee or person serving in similar capacity under the Replacement First Lien Credit Agreement.

“Replacement Second Lien Credit Agreement” means any loan agreement, indenture or other agreement that (i) Refinances in full the Initial Second Lien Credit Agreement, so long as, after giving effect to such Refinancing, the agreement that was the Initial Second Lien Credit Agreement immediately prior to such Refinancing is no longer secured, or required to be secured, by any of the Collateral, (ii) if the Second Lien Pari Passu Intercreditor Agreement (or any Other Second Lien Pari Passu Intercreditor Agreement) is then in effect, effects such Refinancing in accordance with the terms thereof (or the equivalent section of such Other Second Lien Pari Passu Intercreditor Agreement), (iii) becomes the Initial Second Lien Credit Agreement hereunder by designation as such pursuant to Section 8.7 and (iv) shall otherwise be subject to limitations in Section 5.3(b).

“Replacement Second Lien Representative” means, in respect of any Replacement Second Lien Credit Agreement, the administrative agent, trustee or person serving in similar capacity under the Replacement Second Lien Credit Agreement.

“Representative” means any First Lien Representative and/or any Second Lien Representative, as the context may require.

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“Responsible Officer” means the chief executive officer, director, president, vice president, executive vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of the Borrower or the applicable Grantor and, as to any document delivered on the date hereof, any secretary or assistant secretary. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower or the applicable Grantor shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of the Borrower or applicable Grantor and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower or applicable Grantor.

“Restricted Subsidiaries” has the meaning set forth in the Initial First Lien Credit Agreement.

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Second Lien Adequate Protection Payments” has the meaning set forth in Section 6.3(b).

“Second Lien Collateral” means any “Collateral” as defined in any Second Lien Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted or required to be granted pursuant to a Second Lien Document as security for any Second Lien Obligation and shall include any property or assets subject to replacement Liens or adequate protection Liens granted in any Insolvency or Liquidation Proceeding in favor of any Second Lien Secured Party.

“Second Lien Collateral Documents” means the “Security Documents” or “Collateral Documents” (as defined in the applicable Second Lien Documents) and any other agreement, document or instrument pursuant to which a Lien is granted securing any Second Lien Obligations or pursuant to which any such Lien is perfected.

“Second Lien Debt” means the Initial Second Lien Debt and any Additional Second Lien Debt.

“Second Lien Documents” means the Initial Second Lien Documents and any Additional Second Lien Documents.

“Second Lien Mortgage” means each mortgage, deed of trust and any other document or instrument under which any Lien on real property owned or leased by any Grantor is granted to secure any Second Lien Obligations or under which rights or remedies with respect to any such Liens are governed.

“Second Lien Obligations” means, the Initial Second Lien Obligations and any Additional Second Lien Obligations.

“Second Lien Pari Passu Intercreditor Agreement” means an agreement among each Second Lien Representative substantially in the form of Exhibit K to the Initial Second Lien Credit Agreement or any other intercreditor agreement among each Second Lien Representative allocating rights among the various Series of Second Lien Obligations (any such intercreditor agreement, an “Other Second Lien Pari Passu Intercreditor Agreement”).

“Second Lien Representative” means (i) in the case of the Initial Second Lien Obligations or the Initial Second Lien Secured Parties, the Initial Second Lien Representative and (ii) in the case of any

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Additional Second Lien Obligations and the Additional Second Lien Secured Parties thereunder, each trustee, administrative agent, collateral agent, security agent and similar agent that is named as the Second Lien Representative in respect of such Additional Second Lien Obligations in the applicable Joinder Agreement (each, an “Additional Second Lien Representative”).

“Second Lien Secured Parties” means the Initial Second Lien Secured Parties and any Additional Second Lien Secured Parties.

“Secured Hedge Agreement” has the meaning set forth in the Initial First Lien Credit Agreement.

“Secured Obligations” means the First Lien Obligations and/or the Second Lien Obligations, as the context may require.

“Secured Parties” means the First Lien Secured Parties and/or the Second Lien Secured Parties, as the context may require.

“Series” means, (x) with respect to First Lien Debt or Second Lien Debt, any series, issue or class of First Lien Debt or Second Lien Debt, as applicable, represented by the same Representative acting in the same capacity and (y) with respect to First Lien Obligations or Second Lien Obligations, all such obligations secured by same First Lien Collateral Documents or same Second Lien Collateral Documents, as the case may be.

“Short Fall” has the meaning set forth in Section 6.3(b).

“Standstill Period” has the meaning set forth in Section 3.1.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (a) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or (b) the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” has the meaning set forth in the First Lien Subsidiary Guaranty and/or the Second Lien Subsidiary Guaranty, as the context may require.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement, including any obligations or liabilities under any such master agreement.

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“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

1.2                               Terms Generally. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise:

(a)                                 any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, modified, renewed or extended to the extent not prohibited by the terms hereof;

(b)                                 any reference herein to any law or regulations shall (i) include all statutory and regulatory provisions consolidating, amending, replacing, interpreting or supplementing such law or regulation and (ii) unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time;

(c)                                  any reference herein to any Person shall be construed to include such Person’s successors and assigns;

(d)                                 the words “herein”, “hereof” and “hereunder” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(e)                                  all references herein to Sections shall be construed to refer to Sections of this Agreement; and

(e)                                  the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 2.                         Lien Priorities.

2.1                               Relative Priorities. Notwithstanding (i) the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the Second Lien Obligations granted on the Collateral or of any Liens securing the First Lien Obligations granted on the Collateral, (ii) any provision of the UCC, or any applicable Bankruptcy Law or any other applicable law or this Agreement, the First Lien Documents or the Second Lien Documents, (iii) any defect or deficiencies in, or failure to perfect or lapse in perfection of, or avoidance as a fraudulent conveyance or otherwise of, the Liens securing the First Lien Obligations, the subordination of such Liens to any other Liens, or (iv) any other circumstance whatsoever, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, each Second Lien Representative, on behalf of itself and the Second Lien Secured Parties represented by it, hereby agrees that:

(a)                                 any Lien on the Collateral securing any First Lien Obligations now or hereafter held by or on behalf of any First Lien Representative or any First Lien Secured Parties or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Collateral securing any Second Lien Obligations and any Excess First Lien Obligations;

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(b)                                 any Lien on the Collateral securing any Second Lien Obligations now or hereafter held by or on behalf of any Second Lien Representative or any Second Lien Secured Parties or any agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Collateral securing any First Lien Obligations (other than, for the avoidance of doubt, Excess First Lien Obligations). All Liens on the Collateral securing any First Lien Obligations (other than, for the avoidance of doubt, Excess First Lien Obligations) shall be and remain senior in all respects and prior to all Liens on the Collateral securing any Second Lien Obligations for all purposes, whether or not such Liens securing any such First Lien Obligations are subordinated to any Lien securing any other obligation of the Borrower, any other Grantor or any other Person;

(c)                                  any Lien on the Collateral securing Second Lien Obligations now or hereafter held by or on behalf of any Second Lien Representative or any Second Lien Secured Parties or any agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Collateral securing any of the Excess First Lien Obligations.

Subject to the other terms and provisions of this Agreement, the priorities of the Liens provided in Section 2.1 shall not be altered or otherwise affected by (a) any Refinancing of the First Lien Obligations or the Second Lien Obligations or (b) any action or inaction which any First Lien Secured Party or any Second Lien Secured Party may take or fail to take in respect of the Collateral. Each Second Lien Representative, for itself and on behalf of its Second Lien Secured Parties, agrees and acknowledges that (i) a portion of the First Lien Obligations is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (ii) the terms of the First Lien Documents and the First Lien Obligations may be amended, supplemented or otherwise modified, and the First Lien Obligations, or a portion thereof, may be Refinanced from time to time subject to the provisions hereof and (iii) the aggregate amount of the First Lien Obligations may be increased (subject to any limitations with respect thereto set forth in the Second Lien Documents and in this Agreement), in each case, without notice to or consent by the Designated Second Lien Representative or the Second Lien Secured Parties and without affecting the provisions hereof, except as otherwise expressly set forth herein. As between the Borrower and the other Grantors and the Second Lien Secured Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Borrower and the other Grantors contained in any Second Lien Document with respect to the incurrence of additional First Lien Obligations.

2.2                               Prohibition on Contesting Liens; No Marshalling.  Each Second Lien Representative, for itself and on behalf of each Second Lien Secured Party represented by it, and each First Lien Representative, for itself and on behalf of each First Lien Secured Party represented by it, agrees that it will not (and hereby waives any right to) directly or indirectly contest or challenge, or support any other Person in contesting or challenging, in any proceeding (including any Insolvency or Liquidation Proceeding), (i) the validity or enforceability of any Lien securing any First Lien Document or any Second Lien Document, or any First Lien Obligation or any Second Lien Obligation, (ii) the priority, validity, perfection, extent or enforceability of a Lien held, or purported to be held, by or on behalf of any of the First Lien Secured Parties in the First Lien Collateral or by or on behalf of any of the Second Lien Secured Parties in the Second Lien Collateral, as the case may be, or (iii) the relative rights and duties of the First Lien Secured Parties or the Second Lien Secured Parties granted and/or established in this Agreement or any First Lien Collateral Document or Second Lien Collateral Document as to such Liens; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any First Lien Representative or any First Lien Secured Party to enforce this Agreement, including the provisions of this Agreement relating to the priority of the Liens securing the First Lien Obligations as provided in Sections 2.1 and 3.1. So long as the Discharge of First Lien Obligations has not occurred, no Second Lien Representative or

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Second Lien Secured Party will assert any marshaling, appraisal, valuation or other similar right that may otherwise be available to a junior secured creditor.

2.3                               No New Liens.  (a) So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, no Second Lien Representative or Second Lien Secured Party (in the case of clause (i) below) and no First Lien Representative or First Lien Secured Party (in the case of clause (ii) below) shall acquire from the Borrower or any other Grantor:

(i)                                     grant of any additional Liens on any asset or property to secure any Second Lien Obligation unless the applicable Grantor has granted or concurrently grants a Lien on such asset or property to secure the First Lien Obligations, the parties hereto agreeing that any such Lien shall be subject to Section 2.1 hereof; or

(ii)                                  grant of any additional Liens on any asset or property to secure any First Lien Obligations unless the applicable Grantor has granted or concurrently grants a Lien on such asset or property to secure the Second Lien Obligations.

If any Second Lien Representative or any Second Lien Secured Party shall hold any Lien on any assets or property of any Grantor securing any Second Lien Obligations that are not also subject to the first-priority Liens, securing all First Lien Obligations under the First Lien Collateral Documents, such Second Lien Representative or Second Lien Secured Party shall notify the Designated First Lien Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien, on such assets or property to each First Lien Representative as security for the First Lien Obligations represented by it, such Second Lien Representative and Second Lien Secured Parties shall, without the need for any further consent of any other Person and notwithstanding anything to the contrary in any other Second Lien Document, (x) hold and be deemed to hold and have held such Lien for the benefit of each First Lien Representative and the other First Lien Secured Parties or (y) release such Lien.  To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to any First Lien Representative and/or the First Lien Secured Parties, each Second Lien Representative, on behalf of the Second Lien Secured Parties represented by it, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in breach of this Section 2.3 shall be subject to Section 4.2.

Notwithstanding anything in this Agreement to the contrary, cash and Cash Equivalents may be pledged to secure reimbursement obligations in respect of letters of credit without granting a Lien thereon to secure any other First Lien Obligations or any other Second Lien Obligations.

(b)                                 So long as the Discharge of Second Lien Obligations has not occurred, if any First Lien Representative or any First Lien Secured Party shall hold any Lien on any assets or property of any Grantor securing any First Lien Obligations that are not also subject to the second-priority Liens securing all Second Lien Obligations under the Second Lien Collateral Documents, such First Lien Representative or First Lien Secured Party shall notify the Second Lien Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to each Second Lien Representative as security for the Second Lien Obligations represented by it, such First Lien Representative and First Lien Secured Parties shall, without the need for any further consent of any other Person and notwithstanding anything to the contrary in any other First Lien Document, (x) hold and be deemed to hold and have held such Lien for the benefit of each Second Lien Representative and the other Second Lien Secured Parties, subject to the relative priority of such Lien as set forth in Section 2.1 hereof, or (y) release such Lien. To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to any Second Lien Representative and/or the

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Second Lien Secured Parties, each First Lien Representative, on behalf of the First Lien Secured Parties represented by it, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in breach of this Section 2.3 shall be subject to Section 4.2.

2.4                               Similar Liens and Agreements. The parties hereto (including the Borrower and the other Grantors) agree that it is their intention that the First Lien Collateral and the Second Lien Collateral be substantially identical. In furtherance of the foregoing and of Section 8.11, the parties hereto agree, subject to the other provisions of this Agreement:

(a)                                 upon request by any First Lien Representative or any Second Lien Representative, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the First Lien Collateral and the Second Lien Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the First Lien Documents and the Second Lien Documents; and

(b)                                 that the documents and agreements creating or evidencing the First Lien Collateral and the Second Lien Collateral and guarantees for the First Lien Obligations and the Second Lien Obligations, subject to Section 2.3, shall be in all material respects the same forms of documents other than with respect to the first lien and the second lien nature of the Obligations thereunder.

(c)                                  Notwithstanding anything in this Agreement or any other First Lien Documents or Second Lien Documents to the contrary, collateral consisting of cash and Cash Equivalents specifically pledged to any Secured Party or group of Secured Parties with respect to letters of credit or other Secured Obligations thereunder (or other credit support issued or pledged in favor of such Secured Party) shall secure only the Secured Obligations owing to such Secured Parties with respect to such letters of credit (or other credit support issued or pledged in favor of such Secured Party) (“Excluded Cash Collateral”) and shall be applied as specified in the applicable First Lien Document or Second Lien Document pursuant to which such Secured Obligations are issued and secured and will not constitute Collateral hereunder; provided, however, that if any Grantor shall fail to pay any of such Secured Obligations owing under such First Lien Document or Second Lien Document as and when required thereunder, then the applicable Secured Party agrees that to the extent it seeks to satisfy any such Secured Obligations owing to it, such Secured Party shall first proceed to satisfy such Secured Obligations with the proceeds of Excluded Cash Collateral (or any letter of credit or other credit support issued or pledged in favor of such Secured Party to support such Secured Obligations). If, following the application of any such Excluded Cash Collateral, letter of credit or other credit support to the repayment of such Secured Obligations owing to the applicable Secured Party, such Secured Party has not received the full amount of the Secured Obligations then due and owing to it, it shall be entitled to its pro rata share of any Collateral proceeds as otherwise contemplated by this Agreement. Nothing in this Agreement shall be construed to impair the right of any Secured Party to recoup, set off, net or off-set amounts (including amounts delivered as margin or cash collateral) to satisfy such Secured Obligations secured by Excluded Cash Collateral to the extent permitted under the applicable First Lien Document or Second Lien Document, or exercise its rights and remedies with respect to any Excluded Cash Collateral pledged for its sole benefit or as a beneficiary under and pursuant to any other credit support issued solely in its favor, each of which will be governed by the terms of such First Lien Document or Second Lien Document, as applicable.

2.5                               Perfection of Liens. Except for the arrangements contemplated by Section 5.5, none of the First Lien Representatives or the First Lien Secured Parties shall be responsible for perfecting

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and maintaining the perfection of Liens with respect to the Collateral for the benefit of the Second Lien Representatives or the Second Lien Secured Parties. The provisions of this Agreement are intended to govern the respective Lien priorities as between the First Lien Secured Parties on the one hand and the Second Lien Secured Parties on the other hand and such provisions shall not impose on the First Lien Representatives, the First Lien Secured Parties, the Second Lien Representatives, the Second Lien Secured Parties or any agent or trustee therefor any obligations in respect of the disposition of proceeds of any Collateral which would conflict with prior-perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

SECTION 3.                         Enforcement.

3.1                               Exercise of Remedies.

(a)                                 Until the Discharge of First Lien Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, the Second Lien Representatives and the Second Lien Secured Parties:

(1)                                 will not commence or maintain, or seek to commence or maintain (or join any other Person in commencing or maintaining), any Enforcement Action or otherwise exercise any rights or remedies (including setoff, recoupment, and the right to credit bid debt, if any) against Collateral; provided that the Designated Second Lien Representative may commence an Enforcement Action after the passage of a period of at least 150 days has elapsed since the later of (i) the date on which a Second Lien Representative declared the existence of any “Event of Default” under (and as defined in) any Second Lien Document and demanded the repayment of all the principal amount of any Second Lien Obligations thereunder; and (ii) the date on which the First Lien Representatives received notice from such Second Lien Representative of such declarations of such Event of Default and demand for payment (the “Standstill Period”); provided, further, that such 150 days Standstill Period shall be tolled at any time when the First Lien Representative or the applicable First Lien Secured Parties (i) have commenced and are diligently pursuing in good faith an Enforcement Action against all or any material portion of the Collateral or (ii) are stayed from exercising remedies with respect to the Collateral;

(2)                                 will not contest, protest or object to (or support any other Person contesting, protesting or objecting) any foreclosure or enforcement proceeding or action brought by any First Lien Representative or any First Lien Secured Party or any other exercise by any First Lien Representative or any First Lien Secured Party of any rights and remedies against the Collateral under the First Lien Documents or otherwise (including any Enforcement Action initiated by or supported by any First Lien Representative or any First Lien Secured Party); and

(3)                                 subject to their rights under clause (a)(1) above will not object to the forbearance by any First Lien Representative or the First Lien Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies against the Collateral, in each case so long as any proceeds received by any First Lien Representative in excess of those necessary to achieve a Discharge of First Lien Obligations are distributed in accordance with Section 4.1.

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(b)                                 Until the Discharge of First Lien Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, subject to Section 3.1(a)(1), the First Lien Representatives and the First Lien Secured Parties shall have the exclusive right to commence and maintain an Enforcement Action, and subject to Section 5.1, make determinations regarding the release, disposition, or restrictions of the Collateral without any consultation with or the consent of any Second Lien Representative or any other Second Lien Secured Party; provided that any proceeds received by any First Lien Representative in excess of those necessary to achieve a Discharge of First Lien Obligations are distributed in accordance with Section 4.1 hereof. In commencing or maintaining any Enforcement Action, the First Lien Representatives and the First Lien Secured Parties may enforce the provisions of the First Lien Documents and exercise remedies thereunder all in such order and in such manner as they may determine in the exercise of their sole discretion in compliance with any applicable law and without consultation with any Second Lien Representative or any other Second Lien Secured Party and regardless of whether any such exercise is adverse to the interest of any Second Lien Secured Party. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(c)                                  Notwithstanding the foregoing, any Second Lien Representative and any Second Lien Secured Party may:

(1)                                 file a claim or statement of interest with respect to the Second Lien Obligations; provided that an Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor;

(2)                                 take any action (not in breach of any term of this Agreement and not adverse to the priority status of the Liens on the Collateral securing the First Lien Obligations, or the rights of any First Lien Representative or the First Lien Secured Parties to exercise remedies in respect thereof) in order to create, perfect, preserve or protect its Lien on the Collateral;

(3)                                 file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of, or treatment of, the claims of the Second Lien Secured Parties, including any claims secured by the Collateral, if any, in each case not in breach of any term of this Agreement;

(4)                                 vote on any plan of reorganization, arrangement, compromise or liquidation, file any proof of claim, make other filings and make any arguments and motions that are, in each case, not in breach of any term of this Agreement, with respect to the Second Lien Obligations, the Liens securing the Second Lien Obligations and the Collateral; provided that no such vote, filing of any claim, other filings or arguments shall be in breach of any term of this Agreement;

(5)                                 exercise any of its rights or remedies against the Collateral after the termination of the Standstill Period to the extent permitted by Section 3.1(a)(1);

(6)                                 bid for or purchase Collateral at any public, private or judicial foreclosure upon such Collateral initiated by any First Lien Representative or any other First Lien Secured Party, or any sale of Collateral during an Insolvency or Liquidation

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Proceeding; provided that such bid may not include a “credit bid” in respect of any Second Lien Obligations unless the cash proceeds of such bid are otherwise sufficient to cause the Discharge of First Lien Obligations.

(7)                                 join (but not exercise any control with respect to) any judicial foreclosure proceeding, other judicial lien enforcement proceeding or motion to lift the automatic stay with respect to the Collateral initiated by the First Lien Representative or any other First Lien Secured Party to the extent that any such action would not restrain, hinder, limit, delay or otherwise interfere (in each case, as reasonably determined by the Designated First Lien Representative) with the exercise of remedies by the Designated First Lien Representative or such other First Lien Secured Party (it being understood that neither the Designated Second Lien Representative nor any other Second Lien Secured Party shall be entitled to receive any proceeds thereof unless otherwise permitted herein);

(8)                                 take any action, and file any pleading or document, in each case, that is necessary to prevent the running of any statute of limitations with respect to any claim or cause of action related to the Second Lien Obligations or the Liens securing the Second Lien Obligations;

(9)                                 exercise all rights to obtain information concerning the Grantor, the Collateral or the Liens securing the Second Lien Obligations; or

(10)                          take any action, and exercise any and all rights provided for under this Agreement.

Each Second Lien Representative, on behalf of itself and the Second Lien Secured Parties represented by it, agrees that it will not take or receive any Collateral or any proceeds of Collateral in connection with the exercise of any right or remedy (including set-off and recoupment) against any Collateral in its capacity as a creditor, unless and until the Discharge of First Lien Obligations has occurred, except in connection with any foreclosure expressly permitted by Section 3.1(a)(1) to the extent such Second Lien Representative and Second Lien Secured Parties represented by it are permitted to retain the proceeds thereof in accordance with Section 4.2 of this Agreement. Without limiting the generality of the foregoing, unless and until the Discharge of First Lien Obligations has occurred, except as expressly provided in Sections 3.1(a), 6.3(b) and this Section 3.1(c), the sole right of the Second Lien Representatives and the other Second Lien Secured Parties against the Collateral is to hold a Lien on the Collateral pursuant to the Second Lien Collateral Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of First Lien Obligations has occurred.

(d)                                 Subject to Sections 3.1(a), (b), (c) and Section 6:

(1)                                 each Second Lien Representative, for itself and on behalf of the Second Lien Secured Parties represented by it, agrees that such Second Lien Representative and such Second Lien Secured Parties represented by it will not take any action that would hinder, delay, limit or prohibit any exercise of remedies under the First Lien Documents against the Collateral or is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the Collateral, whether by foreclosure or otherwise;

(2)                                 each Second Lien Representative, for itself and on behalf of the Second Lien Secured Parties represented by it, hereby waives any and all rights such Second Lien Representative or such Second Lien Secured Parties represented by it may

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have as a junior lien creditor or otherwise (whether arising under the UCC, any Bankruptcy Law or any other applicable law) to object to the manner in which any First Lien Representative or other First Lien Secured Party seeks to enforce or collect the First Lien Obligations or Liens securing the First Lien Obligations granted in any of the First Lien Collateral undertaken in accordance with this Agreement and applicable law, regardless of whether any action or failure to act by or on behalf of any First Lien Representative or other First Lien Secured Party is adverse to the interest of any Second Lien Secured Party; and

(3)                                 each Second Lien Representative, for itself and on behalf of the Second Lien Secured Parties represented by it, hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Lien Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of any First Lien Representative or any other First Lien Secured Party with respect to the Collateral as set forth in this Agreement and the First Lien Documents.

(e)                                  Except as would be in breach of the express terms of this Agreement, the Second Lien Representatives and the other Second Lien Secured Parties may exercise any and all rights and remedies as unsecured creditors against the Borrower or any other Grantor that has guaranteed or granted Liens to secure the Second Lien Obligations in accordance with the terms of the Second Lien Documents and applicable law (other than initiating or joining in an involuntary case or proceeding under any Insolvency or Liquidation Proceeding with respect to any Grantor); provided that in the event that any Second Lien Secured Party becomes a judgment Lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Second Lien Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the First Lien Obligations) in the same manner as the other Liens securing the Second Lien Obligations are subject to this Agreement.

(f)                                   Nothing in this Agreement shall prohibit the receipt by any Second Lien Representative or any other Second Lien Secured Party of the required payments of interest, principal (other than any such principal that is due and owing as a result of acceleration of the applicable Second Lien Debt) and other amounts owed in respect of the Second Lien Obligations as and when required pursuant to the terms of the Second Lien Documents (as in effect on the date hereof or as amended in accordance with this Agreement) to the extent permitted under the terms of the Initial First Lien Credit Agreement (as in effect on the date hereof) so long as such receipt is not the direct or indirect result of the exercise by any Second Lien Representative or any other Second Lien Secured Party of rights or remedies as a secured creditor (including set-off and recoupment) against the Collateral or enforcement in breach of this Agreement of any Lien held by any of them or as a result of any other violation by any Second Lien Secured Party in breach of the terms of this Agreement. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies any First Lien Representative or other First Lien Secured Party may have with respect to the First Lien Collateral.

3.2                               Actions Upon Breach; Specific Performance. If any Second Lien Representative or any Second Lien Secured Party, in breach of the terms of this Agreement, in any way takes, attempts to or threatens to take any action against the Collateral, or fails to take any action required by this Agreement, this Agreement shall create an irrebutable presumption and admission by such Second Lien Representative or such Second Lien Secured Party that relief against such Second Lien Representative or such Second Lien Secured Party by injunction, specific performance and/or other appropriate equitable relief is necessary to prevent irreparable harm to the First Lien Secured Parties, it being understood and agreed by each Second Lien Representative, on behalf of each Second Lien Secured Party represented by it, that (i) the First Lien

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Secured Parties’ damages from actions of any Second Lien Secured Party may at that time be difficult to ascertain and may be irreparable and (ii) each Second Lien Secured Party waives any defense that the Grantors and/or the First Lien Secured Parties cannot demonstrate damage and/or be made whole by the awarding of damages. Each of the First Lien Representatives may demand specific performance of this Agreement. Each Second Lien Representative, on behalf of itself and the Second Lien Secured Parties represented by it, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by any First Lien Representative or any other First Lien Secured Party. No provision of this Agreement shall constitute or be deemed to constitute a waiver by any First Lien Representative on behalf of itself and the First Lien Secured Parties represented by it of any right to seek damages from any Person in connection with any breach or alleged breach of this Agreement.

SECTION 4.                         Payments.

4.1                               Application of Proceeds. So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, any Collateral or any proceeds thereof, received in connection with any Enforcement Action shall in each case be applied by the First Lien Representatives to the First Lien Obligations in such order as specified in the relevant First Lien Documents and, if then in effect, the First Lien Pari Passu Intercreditor Agreement. Upon the Discharge of First Lien Obligations, each First Lien Representative shall (w) if a Discharge of Second Lien Obligations has not already occurred, deliver any proceeds of Collateral, held by it to the Designated Second Lien Representative, to be applied by the Designated Second Lien Representative and the other Second Lien Representatives, as applicable, to the applicable Second Lien Obligations in such order as specified in the applicable Second Lien Collateral Documents and, if then in effect, the Second Lien Pari Passu Intercreditor Agreement, (x) if a Discharge of Second Lien Obligations has already occurred and there are Excess First Lien Obligations, apply such proceeds of Collateral to the Excess First Lien Obligations in such order as specified in the relevant First Lien Documents and, if then in effect, the First Lien Pari Passu Intercreditor Agreement or, (y) if a Discharge of Second Lien Obligations has already occurred and there are no Excess First Lien Obligations, deliver such proceeds of Collateral to the Grantors, their successors or assigns, or to whomever may be lawfully entitled to receive the same. Without limiting the obligations of the Second Lien Secured Parties under Section 4.2 hereof, after the Discharge of First Lien Obligations has occurred, upon the Discharge of Second Lien Obligations, each Second Lien Representative shall deliver any proceeds of Collateral held by it, (x) if there are any Excess First Lien Obligations, to the Designated First Lien Representative, for application by the Designated First Lien Representative to the Excess First Lien Obligations in such order as specified in the relevant First Lien Documents and, if then in effect, the First Lien Pari Passu Intercreditor Agreement until the payment in full in cash of all Excess First Lien Obligations and (y) if there are no such Excess First Lien Obligations, to the Grantors, their successors or assigns, or to whomever may be lawfully entitled to receive the same.

4.2                               Payments Over.

(a)                                 So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, any Collateral or any proceeds thereof (including assets or proceeds subject to Liens referred to in the final sentence of the second to last paragraph of Section 2.3 and any assets or proceeds subject to Liens that have been avoided or otherwise invalidated) received by any Second Lien Representative or any other Second Lien Secured Party in connection with any Enforcement Action in all cases shall be segregated and held in trust and forthwith paid over to the Designated First Lien Representative for the benefit of the First Lien Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may

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otherwise direct. Until the Discharge of First Lien Obligations occurs, each Second Lien Representative, for itself and on behalf of the Second Lien Secured Parties represented by it, hereby appoints the Designated First Lien Representative, and any officer or duly authorized person of the Designated First Lien Representative, with full power of substitution, as the true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Second Lien Representative and such Second Lien Secured Parties or in the Designated First Lien Representative’s own name, from time to time, in the Designated First Lien Representative’s sole discretion, for the purpose of carrying out the provisions of this Section 4.2 and taking any and all appropriate action and executing and delivering any and all documents and instruments that the Designated First Lien Representative may deem necessary or advisable to accomplish the purposes of this Section 4.2 (which appointment, being coupled with an interest, is irrevocable until the Discharge of First Lien Obligations).

(b)                                 So long as the Discharge of First Lien Obligations has not occurred, if in any Insolvency or Liquidation Proceeding any Second Lien Representative or any other Second Lien Secured Party shall receive any Collateral or proceeds of Collateral (including any assets or proceeds subject to Liens that have been avoided, are not enforceable for any reason or otherwise invalidated) such Collateral or proceeds of Collateral shall be segregated and held in trust and forthwith paid over to the First Lien Representative for the benefit of the First Lien Secured Parties in the same form as received, with any necessary endorsements. Any Lien received by any Second Lien Representative or any other Second Lien Secured Party in respect of any of the Second Lien Obligations in any Insolvency or Liquidation Proceeding shall be subject to the terms of this Agreement.

SECTION 5.                         Other Agreements.

5.1                               Releases.

(a)                                 If any First Lien Representative, for itself or on behalf of any of the First Lien Secured Parties, releases any of its Liens on any part of the Collateral or such First Lien Representative, for itself or on behalf of any of the First Lien Secured Parties, releases any Grantor (and any Subsidiary of such Grantor) from its obligations under its guaranty of the First Lien Obligations in connection with any Enforcement Action by any First Lien Representative prior to the Discharge of First Lien Obligations, then the Liens, if any, of each Second Lien Representative, for itself or for the benefit of the Second Lien Secured Parties, on such Collateral, and the obligations of such Grantor under its guaranty of the Second Lien Obligations, shall be automatically, unconditionally and simultaneously released; provided, however, if no event of default under the First Lien Documents has occurred and is continuing as of the time of such Enforcement Action and release of Liens or guaranty, the Second Lien Representative shall have no obligation to release the Liens securing, or any guaranty of, the Second Lien Obligations unless the same is permitted under the Second Lien Documents. If in connection with any Enforcement Action by any First Lien Representative prior to the Discharge of First Lien Obligations, the equity interests of any Person are foreclosed upon or otherwise disposed of and such First Lien Representative releases its Lien on the property or assets of such Person then the Liens of each Second Lien Representative with respect to the property or assets of such Person will be automatically released to the same extent as the Liens of such First Lien Representative; provided, however, if no event of default under the First Lien Documents has occurred and is continuing as of the time of such Enforcement Action and release of Liens on the property or assets of such Person, the Second Lien Representative shall have no obligation to release the Liens on the property or assets of such Person securing the Second Lien Obligations unless the same is permitted under the Second Lien Documents. Each Second Lien Representative, for itself or on behalf of any

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Second Lien Secured Parties represented by it, shall promptly execute and deliver to the First Lien Representatives or such Grantor such termination statements, releases and other documents as any First Lien Representative or such Grantor may request to effectively confirm the foregoing releases set forth in this Section 5.1(a).

(b)                                 If in connection with any sale, lease, exchange, transfer or other disposition of any Collateral (collectively, a “Disposition”) by any Grantor permitted under the terms of the First Lien Documents and permitted under the terms of the Second Lien Documents (other than in connection with an Enforcement Action, which shall be governed by Section 5.1(a) above), any First Lien Representative, for itself or on behalf of any of the First Lien Secured Parties represented by it, releases any of its Liens on any part of the Collateral, or any First Lien Representative, for itself or on behalf of any of the First Lien Secured Parties represented by it, releases any Grantor from its obligations under its guaranty of the First Lien Obligations, in each case other than in connection with, or following, the Discharge of First Lien Obligations, then the Liens, if any, of each Second Lien Representative, for itself or for the benefit of the Second Lien Secured Parties represented by it, on such Collateral, and the obligations of such Grantor under its guaranty of the Second Lien Obligations, shall be automatically, unconditionally and simultaneously released. Each Second Lien Representative, for itself and on behalf of each Second Lien Secured Party represented by it, shall promptly execute and deliver to the First Lien Representatives or such Grantor such termination statements, releases and other documents as any First Lien Representative or such Grantor may request to effectively confirm such release.

(c)                                  Until the Discharge of First Lien Obligations occurs, each Second Lien Representative, for itself and on behalf of the Second Lien Secured Parties represented by it, hereby appoints the Designated First Lien Representative, and any officer or duly authorized person of the Designated First Lien Representative, with full power of substitution, as the true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Second Lien Representative and such Second Lien Secured Parties or in the Designated First Lien Representative’s own name, from time to time, in the Designated First Lien Representative’s sole discretion, for the purpose of carrying out the provisions of this Section 5.1 and taking any and all appropriate action and executing and delivering any and all documents and instruments that the Designated First Lien Representative may deem necessary or advisable to accomplish the purposes of this Section 5.1 (which appointment, being coupled with an interest, is irrevocable until the Discharge of First Lien Obligations).

(d)                                 Until the Discharge of First Lien Obligations occurs, to the extent that any First Lien Representative or First Lien Secured Parties (i) have released any Lien on Collateral or any Grantor from its obligation under its guaranty and any such Liens or guaranty are later reinstated or (ii) obtain any new liens or additional guarantees from any Grantor, then each Second Lien Representative, for itself and for the Second Lien Secured Parties represented by it, shall be granted a Lien on any such Collateral, subject to the lien subordination provisions and other terms and conditions of this Agreement, and each Second Lien Representative, for itself and for the Second Lien Secured Parties represented by it, shall be granted an additional guaranty, as the case may be.

(e)                                  Notwithstanding the foregoing provisions of this Section 5.1, no Disposition otherwise subject to the provisions of this Section 5.1 may be to a Grantor or any affiliate of a Grantor, or to the Sponsor or any affiliate of the Sponsor.

5.2                               Insurance. Unless and until the Discharge of First Lien Obligations has occurred, subject to the rights of the Grantors under the First Lien Documents, (a) the First Lien Representatives and

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the other First Lien Secured Parties shall have the sole and exclusive right to (i) adjust or settle any insurance policy covering the Collateral in the event of any loss thereunder and (ii) approve any award granted in any condemnation (or any deed in lieu of condemnation) or similar proceeding affecting the Collateral and (b) all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect of the Collateral shall be paid, first to the Designated First Lien Representative for the benefit of the First Lien Secured Parties pursuant to the terms of the First Lien Documents (including for purposes of cash collateralization of letters of credit), second to the extent no First Lien Obligations are outstanding, and subject to the rights of the Grantors under the Second Lien Documents, to the Designated Second Lien Representative for the benefit of the Second Lien Secured Parties to the extent required under the Second Lien Documents, third to the extent no Second Lien Obligations are outstanding, to the Designated First Lien Representative for application to any Excess First Lien Obligations to the extent required under the First Lien Documents and fourth, to the extent no Excess First Lien Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. Until the Discharge of First Lien Obligations has occurred, if any Second Lien Representative or any other Second Lien Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in breach of this Agreement, it shall segregate and hold in trust and forthwith pay such proceeds over to the Designated First Lien Representative in accordance with the terms of Section 4.2.

5.3                               Amendments to First Lien Documents and Second Lien Documents.

(a)                                 The First Lien Documents of any Series may be amended, supplemented or otherwise modified in accordance with their terms and the First Lien Debt of any Series may be Refinanced, in each case, without notice to, or the consent of, any Second Lien Representative or any other Second Lien Secured Party, all without affecting the lien subordination or other provisions of this Agreement; provided that any such amendment, supplement or modification or Refinancing is not in breach of the terms of this Agreement and, in the case of any Refinancing, the holders of such Refinancing debt (or their agents) bind themselves in writing addressed to the Second Lien Representative to the terms of this Agreement; and provided, further that any such amendment, supplement, modification or Refinancing shall not, without the consent of each Second Lien Representative:

(1)                                 increase the sum of (i) the outstanding aggregate principal amount of the First Lien Obligations under the First Lien Documents (including the undrawn portion (if any) of the commitments under the First Lien Loan Documents)plus (ii) the aggregate face amount of undrawn letters of credit, in excess of the Cap Amount,

(2)                                 increase the “Applicable Margin” or similar component of the interest rate or yield applicable to the Indebtedness outstanding under the First Lien Documents of that Series with “yield” taking into account the “applicable margin”, upfront fees, original issue discount and any interest rate floors, in a manner that would result in the total yield thereon to exceed by more than 4.00 % per annum the total yield on Indebtedness thereunder as in effect on the date such Indebtedness became First Lien Debt (excluding increases resulting from (A) application of any pricing grid set forth in the applicable First Lien Document as in effect on the date such Indebtedness became First Lien Debt, (B) the accrual of interest at the default rate, (C) fluctuations in underlying rate indices, or (D) payment of any underwriting or arrangement fee not payable to all of the holders of the First Lien Obligations of such Series);

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(3)                                 modify (or have the effect of a modification of) the mandatory prepayment provisions of the First Lien Document in a manner adverse to the Second Lien Secured Parties;

(4)                                 increase or add any recurring fees, prepayment premiums or similar amounts above those in effect on the date hereof in an amount that would exceed 2.00% of the aggregate principal amount of such Series of First Lien Obligations;

(5)                                 subject the Grantors to any prohibitions or limitations on the making of payments on the Second Lien Obligations other than those prohibitions and/or limitations in the First Lien Documents as in effect on the date hereof;

(6)                                 modify the First Lien Documents to permit any Grantor, the Sponsor (as such term is defined in the First Lien Credit Agreement) or any of their respective affiliates to acquire, vote and/or enforce any of the First Lien Obligations in excess of the amounts and rights set forth in the First Lien Documents as in effect on the date hereof; or

(7)                                 contravene the provisions of this Agreement.

(b)                                 The Second Lien Documents may be amended, supplemented or otherwise modified in accordance with their terms and the Second Lien Debt of any Series may be Refinanced, in each case, without notice to, or the consent of, any First Lien Representative or any other First Lien Secured Party, all without affecting the lien subordination or other provisions of this Agreement, to the extent the terms and conditions of such amendment, supplement or modification meet any applicable requirements set forth in the First Lien Documents; provided that any such amendment, supplement or modification or Refinancing is not in breach of the terms of this Agreement and, in the case of any Refinancing, the holders of such Refinancing debt (or their agents) bind themselves in writing addressed to the First Lien Representative to the terms of this Agreement; and provided, further that any such amendment, supplement or modification or Refinancing shall not, without the consent of each First Lien Representative:

(1)                                 increase the “Applicable Margin” or similar component of the interest rate or yield applicable to the Indebtedness outstanding under the Second Lien Documents of that Series with “yield” taking into account the “applicable margin”, upfront fees, original issue discount and any interest rate floors, in a manner that would result in the total yield thereon to exceed by more than 4.00% per annum the total yield on Indebtedness thereunder as in effect on the date such Indebtedness became Second Lien Debt (excluding increases resulting from (A) the accrual of interest at the default rate, (B) resulting from fluctuations in underlying rate indices, or (C) payment of any underwriting or arrangement fee not payable to all of the holders of the Second Lien Obligations of such Series);

(2)                                 accelerate any date upon which a scheduled payment of principal or interest is due (including, without limitation, by shortening the maturity date applicable thereto), or otherwise decrease the weighted average life to maturity;

(3)                                 modify (or have the effect of a modification of) the mandatory prepayment provisions of the Second Lien Document for that Series in a manner adverse to the First Lien Secured Parties;

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(4)                                 add or make more restrictive any “Event of Default” under (and as defined in) any Second Lien Document or any covenant with respect to the Second Lien Debt or make any change to any “Event of Default” under (and as defined in) any Second Lien Document or any covenant which would have the effect of making such event of default or covenant more restrictive; provided, that if the First Lien Documents are amended or otherwise modified to provide for additional covenants or “Events of Default” under (and as defined in) the applicable First Lien Document or to make more restrictive any existing covenants or events of default applicable to the Loan Parties, then the Second Lien Documents may be amended to provide for such additional covenants or events of default or such more restrictive covenants or events of default, as the case may be, so long as, in each such case, any applicable cushion is maintained (determined on a percentage basis based on the relevant levels under the First Lien Documents and the Second Lien Documents on the date hereof) and no such amendments, additions or modifications would have the effect of making any such event of default or covenant more restrictive than those set forth in the First Lien Documents, as so amended or otherwise modified);

(5)                                 contravene the provisions of this Agreement;

(6)                                 alter the lien subordination provisions with respect to the Second Lien Obligations (other than in a manner consistent with the terms of the Initial Second Lien Credit Agreement as in effect on the date hereof);

(7)                                 increase or add any recurring fees, prepayment provisions or similar amounts above those in effect on the date hereof in an amount that would exceed 2.00% of the aggregate principal amount of such Series of Second Lien Obligations;

(8)                                 subject any Grantor to any prohibitions or limitations on the making of payments on the First Lien Obligations other than those prohibitions and/or limitations in the Second Lien Documents as in effect on the date hereof; or

(9)                                 modify the Second Lien Documents to permit any Grantor, the Sponsor (as such term is defined in the Second Lien Credit Agreement) or any of their respective affiliates to acquire, vote and/or enforce any of the Second Lien Obligations in excess of the amounts and rights set forth in the Second Lien Documents as in effect on the date hereof.

(c)                                  In the event any First Lien Representative or the applicable First Lien Secured Parties and the relevant Grantor enter into any amendment, waiver or consent in respect of any of the First Lien Collateral Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First Lien Collateral Document or changing in any manner the rights of the applicable First Lien Representative, such First Lien Secured Parties, the Borrower or any other Grantor thereunder, then such amendment, waiver or consent shall apply automatically to any comparable provision of a Second Lien Collateral Document without the consent of any Second Lien Representative or other Second Lien Secured Party and without any action by any Second Lien Representative, any other Second Lien Secured Party, the Borrower or any other Grantor; provided, that no such amendment, waiver or consent shall have any force or effect with respect to, and shall not be binding upon and modify any of, the Second Lien Collateral Documents, or the rights of the Second Lien Representative or the Second Lien Parties thereunder, that (1) amends, modifies or otherwise affects the rights or duties of any Second Lien Representative or any Second Lien Secured Party without its prior written consent, (2) removes assets subject to the Lien of the Second Lien Collateral Documents, except to the extent

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that a release of such Lien is permitted or required by Section 5.1 and provided that there is a corresponding release of the Liens securing the First Lien Obligations (3) waives any default or event of default that has occurred, (4) is prejudicial to the interests of the Second Lien Secured Parties to a greater extent than the First Lien Secured Parties (other than by virtue of their relative priority and rights and obligations hereunder), or (5) permits other Liens on the Collateral not permitted under the terms of the Second Lien Documents or Section 6; and provided, further that, the First Lien Representative shall provide prior written notice to the Second Lien Representative of any such amendment, waiver or consent at least 10 days prior to such action.

5.4                               Confirmation of Subordination in Second Lien Collateral Documents.  Each Second Lien Representative agrees that each Second Lien Collateral Document shall include the following language (or language to similar effect approved by the Designated First Lien Representative):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement, dated as of [•] (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Royal Bank of Canada, in its capacity as first lien administrative agent and first lien collateral agent under the Initial First Lien Credit Agreement (in such capacities and together with its successors and assigns from time to time in such capacities, the “Initial First Lien Representative”), Royal Bank of Canada, as Initial Second Lien Representative, each other additional representative that is from time to time party thereto and acknowledged and agreed to by Focus Financial Partners, LLC, a Delaware limited liability company (the “Borrower”), and the other grantors from time to time party thereto. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”

In addition, each Second Lien Representative agrees that each Second Lien Mortgage covering any Collateral shall contain such other language as the Designated First Lien Representative may reasonably request that is consistent with this Agreement to reflect the subordination of such Second Lien Mortgage to the First Lien Collateral Documents covering such Collateral.

5.5                               Gratuitous Bailee/Agent for Perfection.

(a)                                 The Designated First Lien Representative agrees to hold that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC (such Collateral being the “Pledged Collateral”) as gratuitous bailee for the Second Lien Representative (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC) and any assignee thereof solely for the purpose of perfecting the security interest granted under the First Lien Documents and the Second Lien Documents, respectively, subject to the terms and conditions of this Section 5.5. Solely with respect to any deposit accounts under the control (within the meaning of Section 9-104 of the UCC) of any First Lien Representative, such First Lien Representative agrees to also hold control over such deposit accounts as gratuitous agent for the Second Lien Representatives, subject to the terms and conditions of this Section 5.5.

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(b)                                 If any First Lien Representative or First Lien Secured Party acquires Pledged Collateral or other Collateral in its possession or control (or in the possession or control of its agents or bailees), each such First Lien Representative and/or First Lien Secured Party shall promptly turn over such acquired Pledged Collateral or other Collateral to the Designated First Lien Representative; provided that, prior to turning over such Pledged Collateral or other Collateral to the Designated First Lien Representative, such First Lien Representative or other First Lien Secured Party acknowledges that it holds the Pledged Collateral or other Collateral in its possession or control (or in the possession or control of its agents or bailees) as collateral agent for the other First Lien Secured Parties and as gratuitous bailee for the Second Lien Secured Parties and any assignee solely for the purpose of perfecting the security interest granted under the First Lien Documents and Second Lien Documents (such bailment and agency being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC), subject to the terms and conditions of this Section 5.5.

(c)                                  If prior to the Discharge of First Lien Obligations, any Second Lien Representative or other Second Lien Secured Party acquires Pledged Collateral or other Collateral in its possession or control (or in the possession or control of its agents or bailees), such Second Lien Representative or other Second Lien Secured Party shall promptly turn over such acquired Pledged Collateral or other Collateral to the Designated First Lien Representative; provided that, prior to turning over such Pledged Collateral or other Collateral to the Designated First Lien Representative, such Second Lien Representative or other Second Lien Secured Party acknowledges that such Second Lien Representative or other Second Lien Secured Party holds the Pledged Collateral or other Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the First Lien Secured Parties and as collateral agent for the Second Lien Secured Parties and any assignee solely for the purpose of perfecting the security interest granted under the First Lien Documents and Second Lien Documents (such bailment and agency being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC), subject to the terms and conditions of this Section 5.5.

(d)                                 No First Lien Representative shall have any obligation whatsoever to the other First Lien Secured Parties, the Second Lien Representatives or the Second Lien Secured Parties to ensure that the Pledged Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.5. The duties or responsibilities of any First Lien Representative under this Section 5.5 shall be limited solely to holding the Pledged Collateral as bailee (and with respect to deposit accounts, agent) in accordance with this Section 5.5 and delivering the Pledged Collateral upon a Discharge of First Lien Obligations as provided in paragraph (f) below.

(e)                                  No First Lien Representative or any other First Lien Secured Party shall have, by reason of the First Lien Collateral Documents, the Second Lien Collateral Documents, this Agreement or any other document, a fiduciary relationship in respect of any First Lien Secured Party, any Second Lien Representative or any other Second Lien Secured Party and each of the foregoing hereby waives and releases the Designated First Lien Representative and the each other First Lien Secured Party from all claims and liabilities arising pursuant to the First Lien Representative’s role under this Section 5.5 as gratuitous bailee and gratuitous agent, as applicable, with respect to the Pledged Collateral. It is understood and agreed that the interests of the First Lien Representatives and the other First Lien Secured Parties, on the one hand, and the Second Lien Representatives and the other Second Lien Secured Parties on the other hand, may differ and the First Lien Representatives and the other First Lien Secured Parties shall be fully entitled to act in

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their own interest without taking into account the interests of the Second Lien Representatives or other Second Lien Secured Parties as long as such party acts in compliance with all applicable laws.

(f)                                   Upon the Discharge of First Lien Obligations, the Designated First Lien Representative shall deliver the remaining Pledged Collateral in its possession (if any) (or proceeds thereof) together with any necessary endorsements (which endorsement shall be without recourse and without any representation or warranty), in the following order: first if a Discharge of Second Lien Obligations has not already occurred, to the Designated Second Lien Representative, second if a Discharge of Second Lien Obligations has already occurred and there are Excess First Lien Obligations, to the appropriate First Lien Secured Parties to apply such Pledged Collateral to the Excess First Lien Obligations in such order as specified in the relevant First Lien Documents and, if then in effect, the First Lien Pari Passu Intercreditor Agreement, and third, if there are no Excess First Lien Obligations, to the Borrower or to whomever may be lawfully entitled to receive the same. Following the Discharge of First Lien Obligations, each First Lien Representative further agrees to take all other action reasonably requested by any Second Lien Representative at the expense of the Borrower in connection with the Second Lien Representatives obtaining a first-priority security interest in the Collateral. After the Discharge of First Lien Obligations has occurred, upon the Discharge of Second Lien Obligations, each Second Lien Representative shall deliver the remaining Pledged Collateral in its possession (if any) together with any necessary endorsements (which endorsement shall be without recourse and without any representation or warranty), (x), if there are then any Excess First Lien Obligations, to the Designated First Lien Collateral Agent and (y) to the extent no Excess First Lien Obligations remain outstanding, to the Borrower or to whomever may be lawfully entitled to receive the same.

5.6                               Purchase Right.

(a)                                 Without prejudice to the enforcement of any of the First Lien Secured Parties’ remedies under the First Lien Documents, this Agreement, at law or in equity or otherwise, the First Lien Secured Parties agree at any time following any of: (i) the occurrence of a payment default on the final maturity date under the First Lien Documents; (ii) the commencement of an Enforcement Action; (iii) an acceleration of the First Lien Obligations in accordance with the terms of the applicable First Lien Documents; or (iv) the commencement any Insolvency or Liquidation Proceeding with respect to any Grantor; (each a “Purchase Event”), one or more of the Second Lien Secured Parties (other than any such Second Lien Secured Party that is a direct or indirect Affiliate of the Borrower or the Sponsor (as defined in the Initial Second Lien Credit Agreement)), shall have the right, until the 45th day after the Purchase Event by written notice to the Designated First Lien Representative, to purchase on a pro rata basis by way of assignment, and the First Lien Secured Parties hereby offer (except to the extent such offer would conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction) the Second Lien Secured Parties the option to so purchase, for cash the entire aggregate amount (but not less than the entirety) of outstanding First Lien Obligations (including unfunded commitments under any Initial First Lien Document) at the Purchase Price without warranty or representation or recourse except as provided in 5.6(d), which offer may be accepted by less than all of the Second Lien Secured Parties so long as all the accepting Second Lien Secured Parties shall when taken together purchase such entire aggregate amount as set forth above.

(b)                                 The “Purchase Price” will equal the sum of (1) the full amount of all First Lien Obligations then-outstanding and unpaid at par (including principal, accrued but unpaid interest and fees and any other unpaid amounts, including breakage costs, but excluding Bank Product Obligations and Hedging Obligations, and excluding any penalties or premiums), (2) in the case of any agreements governing any Bank Product Obligations, all amounts then due and

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owing thereunder and cash collateral in such amounts as the Initial First Lien Representative reasonably determines is necessary to secure the First Lien Secured Parties in connection with such agreements governing any Bank Product Obligations, (3) in the case of any Secured Hedging Agreements, the aggregate amount then owing to each counterparty thereunder pursuant to the terms of the respective Secured Hedging Agreements, including all amounts owing to such counterparty as a result of the termination (or early termination) thereof (in each case, to the extent of its interest as a First Lien Secured Party), (4) the cash collateral to be furnished to the First Lien Secured Parties providing letters of credit under the First Lien Documents in such amounts (not to exceed 103% thereof) as such First Lien Secured Parties determine is reasonably necessary to secure such First Lien Secured Parties in connection with any such outstanding and undrawn letters of credit and the aggregate facing and other similar fees which will accrue thereon through the stated maturity of the letters of credit (assuming no drawings thereon before stated maturity) and (5) all accrued and unpaid fees, expenses and other amounts (including reasonable attorneys’ fees and expenses) owed to the First Lien Secured Parties under or pursuant to the First Lien Documents on the date of purchase to the extent not allocable to Excess First Lien Obligations.

(c)                                  The purchase option described in Section 5.6(a) above shall, upon the occurrence of each Purchase Event, be exercisable and legally enforceable upon at least 10 Business Days’ prior irrevocable written notice to the Designated First Lien Representative. Such sale shall be pursuant to documentation mutually acceptable to each of the First Lien Representatives and the Second Lien Representatives, without the prior written consent of the Borrower or any other Grantor. If the Second Lien Secured Parties fail to exercise such purchase option with respect to a Purchase Event within the required timeframe, the First Lien Secured Parties shall have no further obligations pursuant to this Section 5.6 with respect to such Purchase Event and may take any further actions in their sole discretion in accordance with the First Lien Documents and this Agreement. Each First Lien Secured Party will retain all rights to indemnification provided in the relevant First Lien Documents for all claims and other amounts relating to periods prior to the purchase of the First Lien Obligations pursuant to this Section 5.6. If more than one Second Lien Secured Party has exercised such purchase right and the aggregate amount of all purchase right exercises exceeds the amount of the First Lien Obligations, the amount with respect to which each exercising Second Lien Secured Party shall be deemed to have exercised its purchase rights shall be reduced on a ratable basis according to the amounts of the amounts of the original exercises of such purchase right by each such Second Lien Secured Party.

(d)                                 The purchase and sale of the First Lien Obligations under this Section 5.6 will be without recourse and without representation or warranty of any kind by the First Lien Secured Parties, except that the First Lien Secured Parties shall severally and not jointly represent and warrant to the Second Lien Secured Parties that on the date of such purchase, immediately before giving effect to the purchase:

(1)                                 each First Lien Secured Party has the requisite authority to convey the First Lien Obligations;

(2)                                 the principal of and accrued and unpaid interest on the First Lien Obligations, and the fees and expenses thereof owed to the respective First Lien Secured Parties, are as stated in any assignment agreement prepared in connection with the purchase and sale of the First Lien Obligations; and

(3)                                 each First Lien Secured Party owns the First Lien Obligations purported to be owned by it free and clear of any Liens (other than participation interests not prohibited by the First Lien Documents, in which case the Purchase Price will be appropriately adjusted so that

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the Second Lien Secured Parties do not pay amounts represented by participation interests to the extent that the Second Lien Secured Parties expressly assume the obligations under such participation interests).

(e)                                  On the date of such purchase, each purchasing Second Lien Secured Party shall execute and deliver to the Designated First Lien Representative a waiver and release of all claims arising out of this Agreement, the relationship between the First Lien Secured Parties and the Second Lien Secured Parties in connection with the First Lien Documents and the Second Lien Documents, and the transactions contemplated hereby as a result of exercising the purchase option contemplated by this Section 5.6.

SECTION 6.                         Insolvency or Liquidation Proceedings.

6.1                               Finance and Sale Issues. Until the Discharge of First Lien Obligations has occurred, if the Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the First Lien Representative shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code), on which the First Lien Representatives or any other creditor has a Lien or to permit the Borrower or any other Grantor to obtain financing (including on a priming basis), whether from the First Lien Secured Parties or, subject to the proviso at the end of this Section 6.1, any other Person under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (“DIP Financing”), then, (A) each Second Lien Representative, on behalf of itself and the Second Lien Secured Parties represented by it, will not object to, or oppose or contest (or join with or support any third party in opposing, objecting or contesting) such Cash Collateral use or DIP Financing, (B) each Second Lien Representative, on behalf of itself and the Second Lien Secured Parties represented by it, will be deemed to have consented to such use of Cash Collateral or DIP Financing and, to the extent the Liens securing the First Lien Obligations are subordinated to or pari passu with such DIP Financing, each Second Lien Representative will be deemed to subordinate its Liens in the Collateral, without any further action on the part of any Person, (i) to the Liens securing such DIP Financing (and all Obligations relating thereto) and (ii) to any “carve out” for fees of the United States Trustee and fees and expenses for professionals employed at the expense of the estate created under Section 541 of the Bankruptcy Code consented to in writing by the Designated First Lien Representative and the Liens securing the Second Lien Obligations shall have the same priority with respect to the Collateral relative to the Liens securing the First Lien Obligations as if such DIP Financing had not occurred and (C) each Second Lien Representative, on behalf of itself and the Second Lien Secured Parties represented by it, will not request adequate protection or any other relief in connection therewith (except as expressly agreed by the Designated First Lien Representative or to the extent permitted by Section 6.3); provided that (x) the aggregate principal amount of the DIP Financing does not exceed the outstanding principal amount of: (i) First Lien Obligations outstanding as of the date of the commencement of the Bankruptcy Case; plus (ii) the aggregate face amount of any letters of credit issued and not reimbursed under the First Lien Documents, by an amount in excess of $155,000,000 (the “DIP Cap Amount”), and (y) the terms of such Cash Collateral use and/or DIP Financing: (i) do not dictate the terms of any sale or liquidation of the Collateral, or the terms of any plan of reorganization and (ii) do not specify any milestones related to the filing, confirmation or consummation of a plan of reorganization that have to be achieved by the Grantors. No Second Lien Secured Party may provide DIP Financing to the Borrower or any other Grantor secured by Liens equal or senior in priority to the Liens securing any First Lien Obligations; provided, that if no First Lien Secured Party offers to provide DIP Financing to the extent permitted under this Section 6.1 on or before two (2) Business Days prior to the date of the hearing to approve DIP Financing, (x) then a Second Lien Secured Party may seek to provide such DIP Financing secured by Liens equal or senior in priority to the Liens securing any First Lien Obligations, and First Lien Secured Parties may object thereto and (y) if no Second Lien Secured Party offers to provide DIP Financing, pursuant to the preceding clause (x), on or before the date of the hearing to approve DIP Financing, then any other Person may seek to provide (and, subject to the first sentence of this Section 6.1(a), the Second

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Lien Secured Parties shall not object to such Person seeking to provide) such DIP Financing secured by Liens equal or senior in priority to the Liens securing any First Lien Obligations, and First Lien Secured Parties may object thereto.

Each Second Lien Representative, for itself and on behalf of the Second Lien Secured Parties represented by it, agrees that it will not seek consultation rights in connection with, and it will not object to or oppose or contest (or join with or support any third party objecting, opposing or contesting), a motion to sell, liquidate or otherwise dispose of Collateral (including any post-petition assets subject to adequate protection Liens in favor of the First Lien Representative) free and clear of its Liens or other claims under Section 363 of the Bankruptcy Code (or any similar provision under or order made pursuant to any other applicable law) if the requisite First Lien Secured Parties have consented to such sale, liquidation or other disposition. Each Second Lien Representative, for itself and on behalf of the Second Lien Secured Parties represented by it, further agrees that it will not directly or indirectly oppose or impede entry of any order in connection with such sale, liquidation or other disposition, including orders to retain professionals or set bid procedures in connection with such sale, liquidation or disposition, if the requisite First Lien Secured Parties have consented to (i) such retention of professionals and bid procedures in connection with such sale, liquidation or disposition of such assets and (ii) the sale, liquidation or disposition of such assets, in which event the Second Lien Secured Parties will be deemed to have consented to the sale or disposition of Collateral pursuant to Section 363(f) of the Bankruptcy Code; provided, that such motion does not impair the rights of the Second Lien Secured Parties under Section 363(k) of the Bankruptcy Code; and provided further, that the DIP Cap Amount shall be reduced by an amount equal to the net cash proceeds of such sale or other disposition which are used to pay the principal or face amount of the First Lien Obligations.

Notwithstanding the foregoing or any other provision of this Agreement, the foregoing shall not prevent each Second Lien Representative, on behalf of itself and the Second Lien Secured Parties from objecting to any sale, sale process or disposition (and proposing an alternative sale, sale process or disposition) in any Insolvency or Liquidation Proceeding so long as (x) any such objection (or proposal) is asserted prior the commencement of any such sale, sale process or other disposition and (y) such objection (or proposal) solely relates to the process to be implemented with respect to any such sale, sale process or other disposition (as opposed to the outcome or result of any such sale, sale process or other disposition) not being commercially reasonable and, for greater certainty, nothing in this paragraph 6.1 shall (i) prevent the payment in full in cash of the First Lien Obligations at any time prior to the completion of any such sale or other disposition or (ii) impede or otherwise affect in any manner the right of the Designated First Lien Representative or any other First Lien Secured Party to “credit bid” pursuant to Section 363(k) of the Bankruptcy Code.

6.2                               Relief from the Automatic Stay. Until the Discharge of First Lien Obligations has occurred, each Second Lien Representative, for itself and on behalf of the Second Lien Secured Parties represented by it, agrees that none of them shall: (i) seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral, without the prior written consent of the Designated First Lien Representative or (ii) oppose (or support any other Person in opposing) any request by any First Lien Representative for relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral; provided, however, if the Designated First Lien Representative or any other First Lien Secured Party obtains relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding, the Second Lien Representative and the Second Lien Secured Parties may seek relief from such stay to join (but not exercise any control with respect to) any judicial foreclosure proceeding, other judicial lien enforcement proceeding or motion to lift the automatic stay with respect to the Collateral initiated by the Designated First Lien Representative or any other First Lien Secured Party to the extent that any such action would not restrain, hinder, limit, delay or otherwise interfere (in each case, as reasonably determined by the Designated First

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Lien Representative) with the exercise of remedies by the Designated First Lien Representative or such other First Lien Secured Party (it being understood that neither the Second Lien Representative nor any other Second Lien Secured Party shall be entitled to receive any proceeds thereof unless otherwise permitted herein).

6.3                               Adequate Protection.

(a)                                 Each Second Lien Representative, for itself and on behalf of the Second Lien Secured Parties represented by it, agrees that none of them shall contest (or support any other Person contesting):

(1)                                 any request by any First Lien Representative or other First Lien Secured Party for “adequate protection” under any Bankruptcy Law; or

(2)                                 any objection by any First Lien Representative or other First Lien Secured Party to any motion, relief, action or proceeding based on such First Lien Representative or any other First Lien Secured Party claiming a lack of adequate protection.

(b)                                 Notwithstanding the foregoing provisions in this Section 6.3, in any Insolvency or Liquidation Proceeding:

if the First Lien Secured Parties (or any subset thereof) are granted adequate protection in the form of a Lien on additional or replacement collateral, and/or an administrative claim, in connection with any Cash Collateral use or DIP Financing, then each Second Lien Representative, for itself or on behalf of any of the Second Lien Secured Parties represented by it, may seek or request adequate protection in the form of a Lien on such additional or replacement collateral, and/or administrative claim, which Lien (and/or administrative claim) will be subordinated to the Liens (and/or administrative claim) securing the First Lien Obligations and such Cash Collateral use or DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second Lien Obligations are so subordinated to the First Lien Obligations under this Agreement; and

(2)                                 the Second Lien Representatives and Second Lien Secured Parties shall only be permitted to seek adequate protection with respect to their rights in the Collateral in any Insolvency or Liquidation Proceeding in the form of (A) a Lien on additional collateral; provided that as adequate protection for the First Lien Obligations, each First Lien Representative, on behalf of the First Lien Secured Parties represented by it, is also granted a Lien on such additional Collateral that is senior to any Lien thereon granted to the Second Lien Representatives and the other Second Lien Secured Parties; (B) a Lien on replacement Collateral; provided that as adequate protection for the First Lien Obligations, each First Lien Representative, on behalf of the First Lien Secured Parties represented by it, is also granted a Lien on such replacement Collateral that is senior to any Lien thereon granted to the Second Lien Representatives and the other Second Lien Secured Parties; (C) an administrative expense claim; provided that as adequate protection for the First Lien Obligations, each First Lien Representative, on behalf of itself and the First Lien Secured Parties represented by it, is also granted an administrative expense claim which is senior and prior to the administrative expense claim of the Second Lien Representatives and the other Second Lien Secured Parties; (D) cash payments with respect to interest and fees on the Second Lien Obligations; provided that (1) as adequate protection for the First Lien Obligations, each First Lien Representative, on behalf of the

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First Lien Secured Parties represented by it, is also granted cash payments with respect to interest and fees on the First Lien Obligation represented by it and (2) such cash payments do not exceed the sum of (x) an amount equal to the interest accruing on the principal amount of Second Lien Obligations outstanding on the date such relief is granted at the interest rate under the applicable Second Lien Documents and accruing from the date the applicable Second Lien Representative is granted such relief and (y) fees accruing in respect of such Second Lien Obligations on the date such relief is granted; and (E) such other adequate protection that may be granted to the First Lien Representative or the First Lien Secured Parties (so long as the grant of such adequate protection is consistent with the relative priority set forth in the Agreement). If any Second Lien Secured Party is entitled by order of a court of competent jurisdiction to receive or receives Post-Petition Interest and/or adequate protection payments in an Insolvency or Liquidation Proceeding (“Second Lien Adequate Protection Payments”), and the First Lien Secured Parties do not receive payment in full in cash of all First Lien Obligations (subject, in the case of principal outstanding under the First Lien Documents and face amounts of letters of credit issued and outstanding, to the Cap Amount) upon the effectiveness of the plan of reorganization, for, or conclusion of, that Insolvency or Liquidation Proceeding, then each Second Lien Secured Party shall pay over to the Designated First Lien Representative for the benefit of the First Lien Secured Parties an amount (such amount, the “Pay-Over Amount”) equal to the lesser of (i) the Second Lien Adequate Protection Payments received by such Second Lien Secured Party and (ii) the amount of the short-fall (the “Short Fall”) in payment in full of the First Lien Obligations (subject, in the case of principal outstanding under the First Lien Documents and face amounts of letters of credit issued and outstanding, to the Cap Amount); provided that to the extent any portion of the Short Fall represents payments received by the First Lien Secured Parties in the form of promissory notes, equity or other property equal in value to the cash paid in respect of the Pay-Over Amount, the First Lien Secured Parties shall, upon receipt of the Pay-Over Amount, transfer those promissory notes, equity or other property, equal in value to the cash paid in respect of the Pay-Over Amount, to the applicable Second Lien Secured Parties pro rata in exchange for the Pay-Over Amount. Notwithstanding anything herein to the contrary, the First Lien Secured Parties shall not be deemed to have consented to, and expressly retain their rights to object to, the grant of adequate protection in the form of cash payments to the Second Lien Secured Parties made pursuant to this Section 6.3(b). To the extent the First Lien Representatives are not granted such adequate protection in the applicable form, any amounts recovered by or distributed to any Second Lien Representative or any other Second Lien Secured Party pursuant to or as a result of any such additional collateral, any such replacement Lien, any such administrative expense claim or any such cash payment shall be subject to Sections 4.1 and 4.2. Each Second Lien Representative, for itself and on behalf of the other Second Lien Secured Parties represented by it, agrees that notice of a hearing to approve DIP Financing or use of Cash Collateral on an interim basis shall be adequate if delivered to such Second Lien Representative at least two (2) Business Days in advance of such hearing and that notice of a hearing to approve DIP Financing or use of Cash Collateral on a final basis shall be adequate if delivered to such Second Lien Representative at least fifteen (15) days in advance of such hearing.

6.4                               No Waiver. Subject to Section 6.7(b), nothing contained herein shall prohibit or in any way limit any First Lien Representative or any other First Lien Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Second Lien Representative or any other Second Lien Secured Party, including the seeking by any Second Lien Representative or any other Second Lien Secured Party of adequate protection or the asserting by any Second Lien Representative or any other Second Lien Secured Party of any of its rights and remedies under the Second Lien Documents

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or otherwise. Subject to the terms of this Agreement, nothing contained herein shall prohibit or in any way limit any Second Lien Representative or any other Second Lien Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any First Lien Representative or any other First Lien Secured Party.

6.5                               Avoidance Issues. (a) If any First Lien Secured Party is required in any Insolvency or Liquidation Proceeding, or otherwise, to turn over, or otherwise pay to the estate of the Borrower or any other Grantor any amount paid in respect of First Lien Obligations (a “Recovery”), then such First Lien Secured Party shall be entitled to a reinstatement of its First Lien Obligations with respect to all such recovered amounts on the date of such Recovery (subject to the Cap Amount), and thereafter the Discharge of First Lien Obligations shall be deemed not to have occurred for all purposes hereunder. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

This Section 6.5 shall survive termination of this Agreement.

6.6                               Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations or equity securities of the reorganized debtor, or any successor to the debtor, are distributed pursuant to a plan of reorganization, arrangement, compromise or liquidation or similar dispositive restructuring plan (“Reorganization Securities”) on account of Second Lien Obligations, the Second Lien Representative and the Second Lien Secured Parties may retain the Reorganization Securities; provided that any debt obligations received by a Second Lien Secured Party on account of a Second Lien Obligation that constitutes a “secured claim” within the meaning of Section 506(b) of the Bankruptcy Code will be paid over or otherwise transferred to the Designated First Lien Representative for application in accordance with Section 4.2, unless such distribution is made under a plan that is consented to by the affirmative vote of all classes composed of the secured claims of First Lien Secured Parties; provided, further, that if the Reorganization Securities are debt obligations and are distributed on account of the First Lien Obligations and on account of the Second Lien Obligations, and are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations. For the avoidance of doubt, Reorganization Securities are not, and shall not be deemed to be, Collateral or proceeds of Collateral.

6.7                               Post-Petition Interest.

(a)                                 None of the Second Lien Representatives or any other Second Lien Secured Party shall oppose or seek to challenge (or join with or support any other Person in opposing or challenging) any claim by any First Lien Representative or any other First Lien Secured Party for allowance in any Insolvency or Liquidation Proceeding of First Lien Obligations consisting of Post-Petition Interest to the extent of the value of the Lien of the First Lien Representatives on behalf of the First Lien Secured Parties on the Collateral or any other First Lien Secured Party’s Lien, (without regard to the existence of the Liens of the Second Lien Representatives on behalf of the Second Lien Secured Parties) on the Collateral.

(b)                                 None of the First Lien Representatives or any other First Lien Secured Party shall oppose or seek to challenge (or join with or support any other Person in opposing or challenging) any claim by any Second Lien Representative or any other Second Lien Secured Party for allowance in any Insolvency or Liquidation Proceeding of Second Lien Obligations consisting of Post-Petition Interest, so long as the First Lien Secured Parties are receiving Post- Petition Interest in at least the same form being requested by the Second Lien Secured Parties, and then only to the extent of the value of the Lien of the Second Lien Representative on behalf of the Second

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Lien Secured Parties on the Collateral (after taking into account the value of the First Lien Obligations); provided, however, to the extent that any such payments are later recharacterized as payments of principal by the applicable bankruptcy court, such payments shall, upon such recharacterization, be turned over to the Designated First Lien Representative and applied to the First Lien Obligations in accordance with Section 4.1 hereof.

6.8                               Waiver. Each Second Lien Representative, for itself and on behalf of the Second Lien Secured Parties represented by it, waives any claim it may hereafter have against any First Lien Secured Party arising out of (i) the election of any First Lien Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, and/or (ii) any cash collateral or financing arrangement, or any grant of a security interest in connection with the Collateral in any Insolvency or Liquidation Proceeding so long as such actions are not in breach of the express terms of this Agreement.

6.9                               Separate Grants of Security and Separate Classification. Each of the Grantors, each Second Lien Representative, for itself and on behalf of the Second Lien Secured Parties represented by it, and each First Lien Representative, for itself and on behalf of the First Lien Secured Parties represented by it, acknowledges and agrees that:

(a)                                 the grants of Liens pursuant to the First Lien Collateral Documents and the Second Lien Collateral Documents constitute two separate and distinct grants of Liens; and

(b)                                 because of, among other things, their differing rights in the Collateral, the Second Lien Obligations are fundamentally different from the First Lien Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding.

To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the First Lien Secured Parties and the Second Lien Secured Parties in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then each of the parties hereto hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Collateral (with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Second Lien Secured Parties), the First Lien Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing (or that would be owing if there were such separate classes of senior and junior secured claims) in respect of Post-Petition Interest, including any additional interest payable pursuant to the First Lien Documents, arising from or related to a default, which is disallowed as a claim in any Insolvency or Liquidation Proceeding) before any distribution is made in respect of the claims held by the Second Lien Secured Parties with respect to the Collateral, with each Second Lien Representative, for itself and on behalf of the Second Lien Secured Parties represented by it, hereby acknowledging and agreeing to turn over to the Designated First Lien Representative, for itself and on behalf of the First Lien Secured Parties, Collateral or proceeds of Collateral otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Lien Secured Parties.

6.10                        Effectiveness in Insolvency or Liquidation Proceedings. The parties hereto acknowledge that this Agreement governs the relative priority of the Liens of the First Lien Representative and the Second Lien Representative as set forth in Section 2.1, and that this Agreement does not subordinate (other than with respect to Lien subordination) the Second Lien Representative’s or Second Lien Secured Parties’ claims, or the right to payments, to the claims or rights to payment of the First Lien Representative

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or the First Lien Secured Parties. The parties hereto acknowledge that this Agreement is a lien “subordination agreement” under section 510(a) of the Bankruptcy Code, which will be effective before, during and after the commencement of an Insolvency or Liquidation Proceeding. All references in this Agreement to any Grantor will include such Person as a debtor-in-possession and any receiver or trustee for such Person in an Insolvency or Liquidation Proceeding.

SECTION 7.                         Reliance; Waivers; Etc.

7.1                               Reliance. Other than any reliance on the terms of this Agreement, each First Lien Representative, on behalf of itself and the First Lien Secured Parties represented by it, acknowledges that it and such First Lien Secured Parties have, independently and without reliance on (i) any other First Lien Representative or First Lien Secured Party or (ii) any Second Lien Representative or any other Second Lien Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the First Lien Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the First Lien Documents or this Agreement. Other than any reliance on the terms of this Agreement, each Second Lien Representative, on behalf of itself and the Second Lien Secured Parties represented by it, acknowledges that it and such Second Lien Secured Parties have, independently and without reliance on (i) any First Lien Representative or any other First Lien Secured Party or (ii) any other Second Lien Representative or any other Second Lien Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the Second Lien Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Second Lien Documents or this Agreement.

7.2                               No Warranties or Liability. Each First Lien Representative, on behalf of itself and the First Lien Secured Parties represented by it, acknowledges and agrees that no Second Lien Representative or other Second Lien Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Second Lien Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided herein, the Second Lien Secured Parties will be entitled to manage and supervise their respective extensions of credit under the Second Lien Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. Each Second Lien Representative, on behalf of itself and the Second Lien Secured Parties represented by it, acknowledges and agrees that no First Lien Representative or other First Lien Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the First Lien Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided herein, the First Lien Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the First Lien Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. The Second Lien Representatives and the other Second Lien Secured Parties shall have no duty to the First Lien Representatives or any of the other First Lien Secured Parties, and the First Lien Representatives and the other First Lien Secured Parties shall have no duty to the Second Lien Representatives or any of the other Second Lien Secured Parties, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Borrower or any other Grantor (including the First Lien Documents and the Second Lien Documents), regardless of any knowledge thereof which they may have or be charged with.

7.3                               No Waiver of Lien Priorities.

(a)                                 No right of the First Lien Secured Parties, the First Lien Representatives or any of them to enforce any provision of this Agreement or any First Lien Document shall at any time in any way

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be prejudiced or impaired by any act or failure to act on the part of the Borrower or any other Grantor or by any act or failure to act by any First Lien Secured Party or First Lien Representative, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the First Lien Documents or any of the Second Lien Documents, regardless of any knowledge thereof that any other First Lien Representative or any First Lien Secured Party, or any of them, may have or be otherwise charged with.

(b)                                 Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Borrower and the other Grantors under the First Lien Documents), the First Lien Secured Parties, the First Lien Representatives and any of them may, at any time and from time to time, without the consent of, or notice to, any Second Lien Representative or any other Second Lien Secured Party and without incurring any liabilities to any Second Lien Representative or any other Second Lien Secured Party, and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of any Second Lien Representative or any other Second Lien Secured Party is affected, impaired or extinguished thereby), but in all events in accordance with the First Lien Documents and this Agreement and applicable law, do any one or more of the following:

(1)                                 change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, (if such increased Indebtedness is permitted to be incurred, secured and guaranteed on a senior basis by each applicable First Lien Document and Second Lien Document) increase or alter, the terms of any of the First Lien Obligations or any Lien on any First Lien Collateral or guaranty of any of the First Lien Obligations or any liability of the Borrower or any other Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the First Lien Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by any First Lien Representative or any of the other First Lien Secured Parties, the First Lien Obligations or any of the First Lien Documents; provided, that any such increase in the First Lien Obligations shall not increase the sum of the Indebtedness constituting principal under the First Lien Documents and the face amount of any letters of credit issued under the First Lien Documents and not reimbursed to an amount in excess of the Cap Amount;

(2)                                 sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the First Lien Collateral or any liability of the Borrower or any other Grantor to any of the First Lien Secured Parties or the First Lien Representatives or any liability incurred directly or indirectly in respect thereof;

(3)                                 settle or compromise any First Lien Obligation or any other liability of the Borrower or any other Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the First Lien Obligations) in any manner or order; and

(4)                                 exercise or delay in or refrain from exercising any right or remedy against the Borrower or any other Grantor or any other Person or any security, and elect any remedy and otherwise deal freely with the Borrower, any other Grantor or any First Lien Collateral and any security and any guarantor or any liability of the Borrower or any other Grantor to the First Lien Secured Parties or any liability incurred directly or indirectly in respect thereof.

(c)                                  Except as otherwise expressly provided herein, each Second Lien Representative, on behalf of itself and the Second Lien Secured Parties represented by it, also agrees that the First Lien Secured Parties and the First Lien Representatives shall have no liability to such Second Lien Representative or any such Second Lien Secured Parties, and such Second Lien Representative, on behalf

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of itself and the Second Lien Secured Parties represented by it, hereby waives any claim against any First Lien Secured Party or any First Lien Representative arising out of any and all actions which the First Lien Secured Parties or any First Lien Representative may take or permit or omit to take with respect to:

(1)                                 the First Lien Documents (other than this Agreement);

(2)                                 the collection of the First Lien Obligations; or

(3)                                 the maintenance of, preservation of, foreclosure upon, or Disposition of, any First Lien Collateral.

Each Second Lien Representative, on behalf of itself and the Second Lien Secured Parties represented by it, agrees that the First Lien Secured Parties and the First Lien Representatives have no duty to them in respect of the maintenance or preservation of the First Lien Collateral, the First Lien Obligations or otherwise.

(d)                                 Until the Discharge of First Lien Obligations, each Second Lien Representative, on behalf of itself and the Second Lien Secured Parties represented by it, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to any First Lien Collateral or any other similar rights a junior secured creditor may have under applicable law, whether upon any foreclosure or other enforcement of the First Lien Collateral or the Second Lien Collateral or otherwise.

7.4                               Obligations Unconditional. All rights, interests, agreements and obligations of the First Lien Representatives and the other First Lien Secured Parties and the Second Lien Representatives and the other Second Lien Secured Parties, respectively, hereunder shall remain in full force and effect irrespective of:

(a)                                 any lack of validity or enforceability of any First Lien Documents or any Second Lien Documents;

(b)                                 except as otherwise expressly set forth in this Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any of the First Lien Obligations or Second Lien Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any First Lien Document or any Second Lien Document;

(c)                                  except as otherwise expressly set forth in this Agreement, any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First Lien Obligations or Second Lien Obligations or any guaranty thereof;

(d)                                 the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower or any other Grantor; or

(e)                                  except as otherwise expressly set forth in this Agreement, any other circumstances which otherwise might constitute a defense available to, or a discharge of, the Borrower or any other Grantor in respect of any First Lien Representative, the First Lien Obligations, any First Lien Secured Party, any Second Lien Representative, the Second Lien Obligations or any Second Lien Secured Party in respect of this Agreement.

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SECTION 8.                         Miscellaneous.

8.1                               Integration/Conflicts. This Agreement, the First Lien Documents and the Second Lien Documents represent the entire agreement of the Grantors, the First Lien Secured Parties and the Second Lien Secured Parties with respect to the subject matter hereof and thereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. There are no promises, undertakings, representations or warranties by the First Lien Secured Parties or the Second Lien Secured Parties relative to the subject matter hereof and thereof not expressly set forth or referred to herein or therein. In the event of any conflict between the provisions of this Agreement and the provisions of any other First Lien Document or any other Second Lien Document, the provisions of this Agreement shall govern and control.

8.2                               Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement of lien subordination and the First Lien Secured Parties may continue, at any time and without notice to any Second Lien Representative or any other Second Lien Secured Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower or any Grantor constituting First Lien Obligations in reliance hereon. Each Second Lien Representative, on behalf of itself and the Second Lien Secured Parties represented by it, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to those of the invalid, illegal or unenforceable provisions. All references to the Borrower or any other Grantor shall include the Borrower or such Grantor as debtor and debtor-in-possession and any receiver, trustee or similar person for the Borrower or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding. This Agreement shall terminate and be of no further force and effect:

(a)                                 with respect to any First Lien Representative, the First Lien Secured Parties represented by it and their First Lien Obligations, on the date of the Discharge of First Lien Obligations and payment in full in cash of the Excess First Lien Obligations, subject to the rights of the First Lien Secured Parties under Section 6.5; and

(b)                                 with respect to any Second Lien Representative, the Second Lien Secured Parties represented by it and their Second Lien Obligations, on the date of Discharge of Second Lien Obligations;

provided, however, that in each case, such termination shall not relieve any such party of its obligations incurred hereunder prior to the date of such termination.

8.3                               Amendments; Waivers.

(a)                                 No amendment, modification or waiver of any of the provisions of this Agreement shall be deemed to be made unless the same shall be in writing signed on behalf of each Second Lien Representative and each First Lien Representative and, each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding the foregoing, the Borrower and the other Grantors

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shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent their rights are directly and adversely affected; provided, however, that this sentence shall not prohibit the Designated First Lien Representative and the Designated Second Lien Representative from otherwise amending or modifying this Agreement in accordance with the terms hereof.

(b)                                 Notwithstanding the foregoing, without the consent of any First Lien Secured Party or Second Lien Secured Party, any Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.7 of this Agreement and upon such execution and delivery, such Representative and the Additional First Lien Secured Parties and Additional First Lien Obligations or Additional Second Lien Secured Parties or Additional Second Lien Obligations of the Series for which such Representative is acting shall be subject to the terms hereof.

(c)                                  Notwithstanding the foregoing, without the consent of any other Representative or First Lien Secured Party, the Designated First Lien Representative may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Additional First Lien Obligations or Additional Second Lien Obligations in compliance with this Agreement.

(d)                                 Any amendment, modification or waiver of any provision of this Agreement that would have the effect, directly or indirectly, through any reference in any First Lien Documents or Second Lien Documents to this Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying such First Lien Documents or Second Lien Documents, or any term or provision thereof, or any right or obligation of any Grantor thereunder or in respect thereof, shall not be given such effect except pursuant to a written instrument executed by the Borrower and each other affected Grantor.

(e)                                  Notwithstanding the foregoing, without the consent of any First Lien Secured Party or Second Lien Secured Party, any Grantor may become a Grantor hereunder by execution and delivery of a Grantor Joinder Agreement in accordance with Section 8.20 of this Agreement and upon such execution and delivery, such Grantor will become a Grantor hereunder with the same force and effect as if originally named a Grantor herein.

8.4                               Information Concerning Financial Condition of the Grantors and their Subsidiaries. (a) The First Lien Representatives and the First Lien Secured Parties, on the one hand, and the Second Lien Representatives and the Second Lien Secured Parties, on the other hand, shall each be responsible for keeping themselves informed of (i) the financial condition of the Grantors and their Subsidiaries and all endorsers and/or guarantors of the First Lien Obligations or the Second Lien Obligations and (ii) all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations or the Second Lien Obligations. The First Lien Representatives and the other First Lien Secured Parties shall have no duty to advise the Second Lien Representatives or any other Second Lien Secured Party of information known to it or them regarding such condition or any such circumstances or otherwise. In the event the First Lien Representatives or any of the other First Lien Secured Parties, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any Second Lien Representative or any other Second Lien Secured Party, it or they shall be under no obligation:

(1)                                 to make, and the First Lien Representatives and the other First Lien Secured Parties shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

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(2)                                 to provide any additional information or to provide any such information on any subsequent occasion;

(3)                                 to undertake any investigation; or

(4)                                 to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

(b)                                 The Grantors by their acknowledgement hereto agree that any information provided to any First Lien Representative, any Second Lien Representative, any First Lien Secured Party or any Second Lien Secured Party may be shared by such Person with any First Lien Secured Party, any Second Lien Secured Party, any First Lien Representative or any Second Lien Representative; provided, that such information shall otherwise be subject to the respective confidentiality provisions in the Initial First Lien Credit Agreement and the Initial Second Lien Credit Agreement, as applicable.

8.5                               Subrogation. With respect to the value of any payments or distributions in cash, property or other assets that any of the Second Lien Representatives or the other Second Lien Secured Parties pays over to any of the First Lien Representatives or the other First Lien Secured Parties under the terms of this Agreement, such Second Lien Secured Parties and Second Lien Representatives shall be subrogated to the rights of such First Lien Representatives and First Lien Secured Parties; provided that each Second Lien Representative, on behalf of itself and the Second Lien Secured Parties represented by it, hereby agrees not to assert or enforce any such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of First Lien Obligations has occurred. The Borrower and the other Grantors each acknowledges and agrees that the value of any payments or distributions in cash, property or other assets received by any Second Lien Representative or other Second Lien Secured Party that are paid over to any First Lien Representative or other First Lien Secured Party pursuant to, and applied in accordance with, this Agreement, shall not reduce any of the obligations under the First Lien Documents or Second Lien Documents.

8.6                               Application of Payments. All payments received by any First Lien Representative or other First Lien Secured Party may be applied, reversed and reapplied, in whole or in part, to such part of the First Lien Obligations provided for in the First Lien Documents (subject to the First Lien Pari Passu Intercreditor Agreement, if then in effect). Each Second Lien Representative, on behalf of itself and the Second Lien Secured Parties represented by it, agrees to any extension or postponement of the time of payment of the First Lien Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security which may at any time secure any part of the First Lien Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

8.7                               Additional Debt Facilities.

(a)                                 To the extent, but only to the extent, permitted by the provisions of the First Lien Documents and the Second Lien Documents (including this Agreement), the Grantors may (x) incur or issue and sell one or more series or classes of Indebtedness that the Borrower designates as Additional First Lien Debt and/or one or more series or classes of Indebtedness that the Borrower designates as Additional Second Lien Debt (each, “Additional Debt”), (y) incur Indebtedness under any Replacement First Lien Credit Agreement that is secured on an equal and ratable basis with the Liens securing the First Lien Obligations immediately prior to such incurrence of Indebtedness or (z) incur Indebtedness under any Replacement Second Lien Credit Agreement that is secured on an equal and ratable basis with the Liens securing the Second Lien Obligations immediately prior to such incurrence of Indebtedness.

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Any such series or class of Additional First Lien Debt may be secured by a first- priority, senior Lien on the Collateral, in each case under and pursuant to the First Lien Collateral Documents for such Series of Additional First Lien Debt, if and subject to the condition that the Additional First Lien Representative of any such Additional First Lien Debt becomes a party to this Agreement and the First Lien Pari Passu Intercreditor Agreement by satisfying the conditions set forth in clauses (1) through (3) of paragraph (b) of this Section 8.7; provided that the conditions set forth in clause (1) of paragraph (b) of this Section 8.7 (and the foregoing requirement to become party to the First Lien Pari Passu Intercreditor Agreement) shall not be applicable in the case of a series or class of Additional First Lien Debt that is part of an existing Series of Additional First Lien Debt represented by a First Lien Representative already party to this Agreement and the First Lien Pari Passu Intercreditor Agreement in its capacity as a First Lien Representative for such Series. Any Indebtedness and other Initial First Lien Obligations under any Replacement First Lien Credit Agreement may be secured by Liens on an equal and ratable basis, in each case under and pursuant to the Initial First Lien Documents, if and subject to the condition that the Replacement First Lien Representative, acting on behalf of the holders of such Initial First Lien Obligations, becomes a party to this Agreement and the First Lien Pari Passu Intercreditor Agreement by satisfying the conditions set forth in clauses (1) through (3) of paragraph (b) of this Section 8.7. Upon any Additional First Lien Representative, or Replacement First Lien Representative, as the case may be, so satisfying the applicable requirements referred to in the preceding two sentences, all Additional First Lien Obligations of such Series or all Initial First Lien Obligations under any Replacement First Lien Credit Agreement, as applicable, shall also be entitled to be so secured by a senior Lien on the Collateral in accordance with the terms hereof and thereof.

Any such series or class of Additional Second Lien Debt may be secured by a second-priority, subordinated Lien on the Collateral, in each case under and pursuant to the relevant Second Lien Collateral Documents for such Series of Additional Second Lien Debt, if and subject to the condition that the Additional Second Lien Representative of any such Additional Second Lien Debt becomes a party to this Agreement and the Second Lien Pari Passu Intercreditor Agreement by satisfying the conditions set forth in clauses (1) through (3) of paragraph (b) of this Section 8.7; provided that the conditions set forth in clause (1) of paragraph (b) of this Section 8.7 (and the foregoing requirement to become party to the Second Lien Pari Passu Intercreditor Agreement) shall not be applicable in the case of a series or class of Additional Second Lien Debt that is part of an existing Series of Additional Second Lien Debt represented by a Second Lien Representative already party to this Agreement and the Second Lien Pari Passu Intercreditor Agreement in its capacity as a Second Lien Representative for such Series. Any Indebtedness and other Initial Second Lien Obligations under any Replacement Second Lien Credit Agreement may be secured by Liens on an equal and ratable basis, in each case under and pursuant to the Initial Second Lien Documents, if and subject to the condition that the Replacement Second Lien Representative, acting on behalf of the holders of such Initial Second Lien Obligations, becomes a party to this Agreement and the Second Lien Pari Passu Intercreditor Agreement by satisfying the conditions set forth in clauses (1) through (3) of paragraph (b) of this Section 8.7. Upon any Additional Second Lien Representative, or Replacement Second Lien Representative, as the case may be, so satisfying the applicable requirements referred to in the preceding two sentences, all Additional Second Lien Obligations of such Series or all Initial Second Lien Obligations under any Replacement Second Lien Credit Agreement, as applicable, shall also be entitled to be so secured by a second-priority, subordinated Lien on the Collateral in accordance with the terms hereof and thereof.

(b)                                 In order for an Additional Representative or, in the case of a Replacement First Lien Credit Agreement, the Replacement First Lien Representative in respect thereof, or, in

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the case of a Replacement Second Lien Credit Agreement, the Replacement Second Lien Representative in respect thereof, to become a party to this Agreement:

(1)                                 such Additional Representative, such Replacement First Lien Representative or such Replacement Second Lien Representative shall have executed and delivered to each other then-existing Representative a Joinder Agreement substantially in the form of Exhibit I hereto (if such Representative is an Additional Second Lien Representative or in the case of a Replacement Second Lien Credit Agreement) or Exhibit II hereto (if such Representative is an Additional First Lien Representative or in the case of a Replacement First Lien Credit Agreement) (with such changes as may be reasonably approved by the Designated First Lien Representative and such Representative) pursuant to which (x) such Additional Representative becomes a Representative hereunder and the related First Lien Secured Parties or Second Lien Secured Parties, as applicable, become subject hereto and bound hereby, (y) such Replacement First Lien Representative becomes the Initial First Lien Representative hereunder, such Replacement First Lien Credit Agreement becomes the Initial First Lien Credit Agreement hereunder and such Initial First Lien Obligations and holders of such Initial First Lien Obligations become subject hereto and bound hereby or (z) such Replacement Second Lien Representative becomes the Initial Second Lien Representative hereunder, such Replacement Second Lien Credit Agreement becomes the Initial Second Lien Credit Agreement hereunder and such Initial Second Lien Obligations and holders of such Initial Second Lien Obligations become subject hereto and bound hereby;

(2)                                 the Borrower shall have delivered a Designation to each other then-existing Representative substantially in the form of Exhibit III hereto, pursuant to which a Responsible Officer of the Borrower shall (A) identify the Indebtedness to be designated as Additional First Lien Obligations, Additional Second Lien Obligations, Initial First Lien Obligations or Initial Second Lien Obligations, as applicable, and the initial aggregate principal amount of such Indebtedness, (B) specify the name and address of the applicable Additional Representative, the Replacement First Lien Representative or the Replacement Second Lien Representative, as applicable, (C) certify that such Additional Debt, Initial First Lien Obligations or Initial Second Lien Obligations, as applicable, is permitted to be incurred, secured and guaranteed by each First Lien Document and Second Lien Document and that the applicable conditions set forth in this Section 8.7 are satisfied with respect to such Additional Debt, Initial First Lien Obligations or Initial Second Lien Obligations, as applicable, and (D) in the case of a Replacement First Lien Credit Agreement or a Replacement Second Lien Credit Agreement, expressly state that such agreement giving rise to the new Indebtedness satisfies the requirements of a Replacement First Lien Credit Agreement or a Replacement Second Lien Credit Agreement, as applicable, and is designated as a Replacement First Lien Credit Agreement or a Replacement Second Lien Credit Agreement, as applicable. Each of the Representatives shall be entitled to rely conclusively on the determination by the Borrower that such issuance and/or incurrence does not violate the provisions of the First Lien Documents and the Second Lien Documents, if such determination is set forth in such officer’s certificate delivered to each Representative; provided, however, that such certification will not affect whether or not the Grantors have complied with their undertakings in the First Lien Documents, the Second Lien Documents or any then existing Additional First Lien Document or Additional Second Lien Document, as applicable; and

(3)                                 the Borrower shall have delivered to each other Representative true and complete copies of each of the First Lien Documents or Second Lien Documents,

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as applicable, relating to such Additional First Lien Debt, Additional Second Lien Debt, the Replacement First Lien Credit Agreement or the Replacement Second Lien Credit Agreement, as applicable, certified as being true and correct by a Responsible Officer of the Borrower.

(c)                                  The Additional Second Lien Documents or Additional First Lien Documents, as applicable, relating to such Additional Obligations shall provide that each of the applicable Secured Parties with respect to such Additional Obligations will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Obligations.

(d)                                 Upon the execution and delivery of a Joinder Agreement by an Additional First Lien Representative or an Additional Second Lien Representative or the Replacement First Lien Representative or the Replacement Second Lien Representative, in each case, in accordance with this Section 8.7, each other Representative shall acknowledge receipt thereof by countersigning a copy thereof and returning the same to such Additional First Lien Representative or such Additional Second Lien Representative or the Replacement First Lien Representative or the Replacement Second Lien Representative, as the case may be; provided that the failure of any Representative to so acknowledge or return the same shall not affect the status of such Additional Obligations as Additional First Lien Obligations or Additional Second Lien Obligations, or a Replacement First Lien Credit Agreement or a Replacement Second Lien Credit Agreement, as the case may be, if the other requirements of this Section 8.7 are complied with.

(e)                                  Each existing Representative shall promptly enter into such documents and agreements (including amendments, restatements, amendments and restatements, supplements or other modifications to this Agreement) as any existing Representative (but no other Secured Parties) may reasonably request in order to provide to it the rights, remedies and powers and authorities contemplated hereby, in each case consistent in all respects with the terms of this Agreement; provided that, for the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, it is understood and agreed that any such amendment, restatement, amendment and restatement, supplement or other modification to this Agreement requested pursuant to this clause (e) may be entered into by the existing Representatives without the consent of any other Secured Party to effect the provisions of this Section 8.7 and may contain additional intercreditor terms applicable solely to the holders of such Additional Debt vis-à-vis the holders of the relevant obligations hereunder or the holders of such Additional Debt vis-à-vis the Designated First Lien Representative and the First Lien Secured Parties or the Designated Second Lien Representative and the Second Lien Secured Parties, as applicable.

Notwithstanding the foregoing, nothing in this Agreement will be construed to allow any Grantor to incur additional Indebtedness unless otherwise permitted by the terms of each applicable First Lien Document and Second Lien Document.

8.8                               Submission to Jurisdiction; Certain Waivers. Each party hereto, on behalf of itself and the applicable Secured Parties for whom it is acting, hereby irrevocably and unconditionally:

(a)                                 submits for itself and its property in any legal action or proceeding relating to this Agreement (whether arising in contract, tort or otherwise), or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States for the Southern District of New York sitting in the Borough of Manhattan, and appellate courts from any thereof;

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(b)                                 agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state court or, to the fullest extent permitted by applicable law, in such federal court;

(c)                                  agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and that nothing in this Agreement or any other First Lien Document shall affect any right that any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other First Lien Document or Second Lien Document against such Grantor or any of its assets in the courts of any jurisdiction;

(d)                                 waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section 8.8 (and irrevocably waives to the fullest extent permitted by applicable law the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court);

(e)                                  consents to service of process in any such proceeding in any such court by registered or certified mail, return receipt requested, to the applicable party at its address provided in accordance with Section 8.10 (and agrees that nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law);

(f)                                   agrees that service as provided in paragraph (e) above is sufficient to confer personal jurisdiction over the applicable party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; and

(g)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover any special, exemplary, punitive or consequential damages.

8.9                               WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, BREACH OF DUTY, COMMON LAW, STATUTE OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FIRST LIEN DOCUMENTS AND SECOND LIEN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY HERETO FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES IT JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

8.10                        Notices. All notices to the Second Lien Secured Parties and the First Lien Secured Parties permitted or required under this Agreement shall be sent to the Borrower and the applicable Second Lien Representative and the applicable First Lien Representative, respectively. Unless otherwise

48

specifically provided herein, any notice hereunder shall be in writing and may be personally served or sent by facsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient), or three Business Days after depositing it in the United States mail with postage prepaid and, in each case, delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among the Borrower, the Initial First Lien Representative and the Initial Second Lien Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person. For the purposes hereof, the addresses of the parties hereto shall be as set forth below or in the Joinder Agreement pursuant to which it becomes a party hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

Initial First Lien Representative:	Royal Bank of Canada
20 King Street West, 4th Floor
Toronto, Ontario M5H 1C4
Canada
Attention: Manager, Agency Services
Facsimile: (416) 842-4023

Initial Second Lien Representative:	Royal Bank of Canada
20 King Street West, 4th Floor
Toronto, Ontario M5H 1C4
Canada
Attention: Manager, Agency Services
Facsimile: (416) 842-4023

Borrower or any other Grantor:	Focus Financial Partners, LLC
825 Third Avenue, 27th Floor
New York, NY 10022
Attention: James Shanahan
Fax: (516) 224-7440

with a copy to:

Stone Point Capital LLC
20 Horseneck Lane
Greenwich, Connecticut 06830-6327
Attn: Andrew Reutter
Tel: (203) 862-2930
Fax: (203) 862-2931

with a copy to:
White & Case LLP
1221 Avenue of the Americas
New York, NY 10020
Attn: Eliza McDougall
Tel: (212) 819-2590

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8.11                        Further Assurances. Each First Lien Representative, on behalf of itself and the First Lien Secured Parties represented by it, each Second Lien Representative, on behalf of itself and the Second Lien Secured Parties represented by it, and the Borrower and each other Grantor, agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as any First Lien Representative or any Second Lien Representative may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

8.12                        Agency Capacities. Except as expressly provided herein, Royal Bank of Canada, is acting in the capacity of First Lien Representative solely for the Initial First Lien Secured Parties. Except as expressly provided herein, Royal Bank of Canada is acting in the capacity as Initial Second Lien Representative solely for the Initial Second Lien Secured Parties. Except as expressly provided herein, each other Representative is acting in the capacity of Representative solely for the Secured Parties under the First Lien Documents or Second Lien Documents for which it is the named Representative in the applicable Joinder Agreement.

8.13                        GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8.14                        Binding on Successors and Assigns. This Agreement shall be binding upon the First Lien Representatives, the First Lien Secured Parties, the other First Lien Secured Parties, the Second Lien Representatives, the Second Lien Secured Parties, the other Second Lien Secured Parties and their respective successors and assigns. If any of the First Lien Representatives or the Second Lien Representatives resigns or is replaced pursuant to the First Lien Documents or the Second Lien Documents, as applicable, its successor shall be deemed to be a party to this Agreement and shall have all the rights of, and be subject to all the obligations of, this Agreement. No provision of this Agreement will inure to the benefit of a trustee, debtor-in-possession, creditor trust or other representative of an estate or creditor of any Grantor, including where any such trustee, debtor-in-possession, creditor trust or other representative of an estate is the beneficiary of a Lien securing Collateral by virtue of the avoidance of such Lien in an Insolvency or Liquidation Proceeding.

8.15                        Section Headings. Section headings and the Table of Contents used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.16                        Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic imaging means), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g., “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

8.17                        Authorization. By its signature, each Person executing this Agreement, on behalf of such party but not in his or her personal capacity as a signatory, represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

8.18                        No Third Party Beneficiaries/Provisions Solely to Define Relative Rights. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the First Lien Secured Parties and the Second Lien Secured Parties. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Representatives and the other First Lien Secured Parties on the one hand and the Second Lien Representatives and the other Second Lien Secured Parties on

50

the other hand. Nothing herein shall be construed to limit the relative rights and obligations as among the First Lien Secured Parties or as among the Second Lien Secured Parties; as among the First Lien Secured Parties, such rights and obligations are governed by, and any provisions herein regarding them are therefore subject to, the provisions of the First Lien Pari Passu Intercreditor Agreement and as among the Second Lien Secured Parties, such rights and obligations are governed by, and any provisions herein regarding them are therefore subject to, the provisions of the Second Lien Pari Passu Intercreditor Agreement. Other than as set forth in Section 8.3, none of the Borrower, any other Grantor or any other creditor thereof shall have any rights hereunder and neither the Borrower nor any Grantor may rely on the terms hereof. Nothing in this Agreement is intended to or shall impair the obligations of the Borrower or any other Grantor, which are absolute and unconditional, to pay the First Lien Obligations and the Second Lien Obligations as and when the same shall become due and payable in accordance with their terms.

8.19                        No Indirect Actions. Unless otherwise expressly stated, if a party may not take an action under this Agreement, then it may not take that action indirectly, or support any other Person in taking that action directly or indirectly. “Taking an action indirectly” means taking an action that is not expressly prohibited for the party but is intended to have substantially the same effects as the prohibited action.

8.20.                     Grantors; Additional Grantor. It is understood and agreed that the Borrower and each other Grantor on the date of this Agreement shall constitute the original Grantors party hereto. The original Grantors hereby covenant and agree to cause each subsidiary of Borrower that becomes a “Guarantor” as defined in the Initial First Lien Credit Agreement or the Initial Second Lien Credit Agreement (or any similar term in any other First Lien Document or Second Lien Document), as applicable, after the date hereof to contemporaneously become a party hereto (as a Grantor) by duly executing and delivering a counterpart of the Grantor Joinder Agreement to the Designated First Lien Representative and Designated Second Lien Representative in accordance with the relevant provisions of the relevant First Lien Documents and/or Second Lien Documents, as applicable. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Designated Second Lien Representative and the Designated First Lien Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement. The parties hereto further agree that, notwithstanding any failure to take the actions required by the immediately preceding sentence, each Person which becomes a “Guarantor” as defined in the Initial First Lien Credit Agreement or the Initial Second Lien Credit Agreement (or any similar term in any other First Lien Document or Second Lien Document), as applicable, at any time shall be subject to the provisions hereof as fully as if same constituted a Grantor party hereto and had complied with the requirements of the immediately preceding sentence.

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51

IN WITNESS WHEREOF, the Initial First Lien Representative, for and on behalf of itself and the First Lien Secured Parties, and the Initial Second Lien Representative, for and on behalf of itself and the Second Lien Secured Parties, have caused this Agreement to be duly executed and delivered as of the date first above written.

ROYAL BANK OF CANADA,
as Initial First Lien Representative

By:
Name:
Title:

By:
Name:
Title:

1

ROYAL BANK OF CANADA,
as Initial Second Lien Representative

By:
Name:
Title:

By:
Name:
Title:

1

Acknowledged and Agreed to by:

FOCUS FINANCIAL PARTNERS, LLC

By:
Name:
Title:

1

GRANTORS:

[GRANTORS]

By:
Name:
Title:

1

Exhibit I to the
Intercreditor Agreement

[FORM OF] SECOND LIEN JOINDER AGREEMENT NO. [ ] dated as of [ ], 20[ ] to the INTERCREDITOR AGREEMENT dated as of [•] (the “Intercreditor Agreement”), among ROYAL BANK OF CANADA, as Initial First Lien Representative, ROYAL BANK OF CANADA, as Initial Second Lien Representative, and the additional Representatives from time to time a party thereto, and acknowledged and agreed to by FOCUS FINANCIAL PARTNERS, LLC, a Delaware limited liability company (the “Borrower”) and the Grantors (each a “Grantor”).

A.                                    Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

B.                                    As a condition to the ability of the Borrower to incur [Additional Second Lien Debt][Initial Second Lien Obligations under the Replacement Second Lien Credit Agreement] after the date of the Intercreditor Agreement and to secure such [Additional Second Lien Debt and related Additional Second Lien Obligations][Initial Second Lien Obligations] with a lien on the Collateral and to have such [Additional Second Lien Debt and related Second Lien Obligations][Initial Second Lien Obligations] guaranteed by the Grantors, in each case under and pursuant to the Second Lien Documents, each of the [Additional Second Lien Representative in respect of such Additional Second Lien Debt and related Additional Second Lien Obligations][Replacement Second Lien Representative] is required to become [a Representative][the Initial Second Lien Representative] under, and the [Additional Second Lien Secured Parties][Initial Second Lien Secured Parties] in respect thereof are required to become subject to and bound by, the Intercreditor Agreement. Section 8.7 of the Intercreditor Agreement provides that such [Additional Second Lien Representative may become a Representative][Replacement Second Lien Representative may become the Initial Second Lien Representative], under, and such [Additional Second Lien Secured Parties][Initial Second Lien Secured Parties] may become subject to and bound by, the Intercreditor Agreement pursuant to the execution and delivery by the [Additional Second Lien Representative][Replacement Second Lien Representative] of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 8.7 of the Intercreditor Agreement. The undersigned [Additional Second Lien Representative][Replacement Second Lien Representative] (the “New Representative”) is executing this Joinder Agreement in accordance with the requirements of the Intercreditor Agreement.

Accordingly, the New Representative agrees as follows:

SECTION 1.                            In accordance with Section 8.7 of the Intercreditor Agreement, the New Representative by its signature below becomes [a Second Lien Representative][the Initial Second Lien Representative], under, and the related [Additional Second Lien][Initial Second Lien] Secured Parties represented by it become subject to and bound by, the Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as [a Second Lien Representative][the Initial Second Lien Representative] and the New Representative, on behalf of itself and the [Additional Second Lien][Initial Second Lien] Secured Parties represented by it, hereby agrees to all the terms and provisions of the Intercreditor Agreement applicable to it as [a Second Lien Representative][the Initial Second Lien Representative], and to the [Additional Second Lien][Initial Second Lien] Secured Parties represented by it as [a Second Lien][the Initial Second Lien] Secured Parties. Each reference to [a “Representative” or “Second Lien Representative”][“Initial Second Lien Representative”] in the Intercreditor Agreement shall be deemed to include the New Representative and each reference to [“Second Lien Secured Parties”][“Initial Second Lien Second Lien Secured Parties”] shall include [the Additional Second Lien Secured Parties][“Initial Second Lien Secured Parties”] represented by such New Representative. The Intercreditor Agreement is incorporated herein by reference.

1

SECTION 2.                            The New Representative represents and warrants to the other Representatives and the other Secured Parties that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent] [trustee], (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and the terms of the Intercreditor Agreement, except as such enforceability may be limited by bankruptcy insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity and (iii) [the Second Lien Documents relating to such Additional Second Lien Debt][Replacement Second Lien Credit Agreement] provide[s] that, upon the New Representative’s entry into this Agreement, the [Additional Second Lien][Initial Second Lien] Secured Parties in respect of such [Additional Second Lien Debt][Initial Second Lien Obligations] will be subject to and bound by the provisions of the Intercreditor Agreement as [Second Lien Secured Parties][Initial Second Lien Secured Parties].

SECTION 3.                            This Joinder Agreement may be executed by one or more of the parties to this Joinder Agreement on any number of separate counterparts (including by facsimile or other electronic image scan transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Joinder Agreement signed by all the parties shall be lodged with the Borrower, the Designated First Lien Representative and the Designated Second Lien Representative. Delivery of an executed counterpart of a signature page of this Joinder Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Joinder Agreement.

SECTION 4.                            Except as expressly supplemented hereby, the Intercreditor Agreement shall remain in full force and effect.

SECTION 5.                            THIS JOINDER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS JOINDER AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS JOINDER AGREEMENT (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.                            Any provision of this Joinder Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Intercreditor Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to those of the invalid, illegal or unenforceable provisions.

SECTION 7.                            All communications and notices hereunder shall be in writing and given as provided in Section 8.10 of the Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

[Remainder of this page intentionally left blank]

2

IN WITNESS WHEREOF, the New Representative has duly executed this Joinder Agreement to the Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE],
as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

attention of:
Facsimile:

Receipt of the foregoing acknowledged:
[NAME OF APPLICABLE REPRESENTATIVE],
as [Insert title of Representative]

By:
Name:
Title:

1

Exhibit II to the
Intercreditor Agreement

[FORM OF] FIRST LIEN JOINDER AGREEMENT NO. [ ] dated as of [     ], 20[  ] to the INTERCREDITOR AGREEMENT dated as of [•] (the “Intercreditor Agreement”), among ROYAL BANK OF CANADA, as Initial First Lien Representative, ROYAL BANK OF CANADA, as Initial Second Lien Representative and the Additional Representatives from time to time a party thereto, and acknowledged and agreed to by FOCUS FINANCIAL PARTNERS, LLC, a Delaware limited liability company (the “Borrower”) and the Grantors (each a “Grantor”).

A.                                    Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

B.                                    As a condition to the ability of the Borrower to incur [Additional First Lien Debt][Initial First Lien Obligations under the Replacement First Lien Credit Agreement] after the date of the Intercreditor Agreement and to secure such [Additional First Lien Debt and related Additional First Lien Obligations][Initial First Lien Obligations] with a lien on the Collateral and to have such [Additional First Lien Debt and related Additional First Lien Obligations][Initial First Lien Obligations] guaranteed by the Grantors, in each case under and pursuant to the First Lien Documents, each of the [Additional First Lien Representative in respect of such Additional First Lien Debt and related Additional First Lien Obligations][Replacement First Lien Representative] is required to become [a Representative][the Initial First Lien Representative] under, and the [Additional First Lien Secured Parties][Initial First Lien Secured Parties] in respect thereof are required to become subject to and bound by, the Intercreditor Agreement. Section 8.7 of the Intercreditor Agreement provides that such [Additional First Lien Representative may become a Representative][Replacement First Lien Representative may become the Initial First Lien Representative] under, and such [Additional First Lien Secured Parties][Initial First Lien Secured Parties] may become subject to and bound by, the Intercreditor Agreement, pursuant to the execution and delivery by the [Additional First Lien Representative][Replacement First Lien Representative] of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 8.7 of the Intercreditor Agreement. The undersigned [Additional First Lien Representative][Replacement First Lien Representative] (the “New Representative”) is executing this Joinder Agreement in accordance with the requirements of the Intercreditor Agreement.

Accordingly, the New Representative agrees with each other Representative as follows:

SECTION 1.                            In accordance with Section 8.7 of the Intercreditor Agreement, the New Representative by its signature below becomes a [First Lien Representative][the Initial First Lien Representative] under, and the related [Additional First Lien][Initial First Lien] Secured Parties represented by it become subject to and bound by, the Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein [a First Lien Representative][the Initial First Lien Representative] and each of the New Representative, on behalf of itself and the [Additional First Lien][Initial First Lien] Secured Parties represented by it, hereby agrees to all the terms and provisions of the Intercreditor Agreement applicable to it as [a First Lien Representative][the Initial First Lien Representative] and to the [Additional First Lien][Initial First Lien] Secured Parties represented by it as [First Lien Secured Parties][Initial First Lien Secured Parties]. Each reference to a [“Representative” or “First Lien Representative”][“Initial First Lien Representative”] in the Intercreditor Agreement shall be deemed to [include][refer to] the New Representative and each reference to [“First Lien Secured Parties”][“Initial First Lien Secured Parties’] shall include the [Additional First Lien Secured Parties][Initial First Lien Secured Parties] represented by such New Representative. The Intercreditor Agreement is hereby incorporated herein by reference.

2

SECTION 2.                            The New Representative represents and warrants to the other Representatives and the other Secured Parties that (i) it has full power and authority to enter into this Exhibit II to the Intercreditor Agreement Joinder Agreement, in its capacity as [agent] [trustee], (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of the Intercreditor Agreement, except as such enforceability may be limited by bankruptcy insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity and this Joinder Agreement and (iii) the [First Lien Documents relating to such Additional First Lien Debt provide][Replacement First Lien Credit Agreement provides] that, upon the New Representative’s entry into this Agreement, the [Additional First Lien][Initial First Lien] Secured Parties in respect of such [Additional First Lien Debt][Initial First Lien Obligations] will be subject to and bound by the provisions of the Intercreditor Agreement as [First Lien Secured Parties][Initial First Lien Secured Parties].

SECTION 3.                            This Joinder Agreement may be executed by one or more of the parties to this Joinder Agreement on any number of separate counterparts (including by facsimile or other electronic image scan transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Joinder Agreement signed by all the parties shall be lodged with the Borrower, the Designated First Lien Representative and the Designated Second Lien Representative. Delivery of an executed counterpart of a signature page of this Joinder Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Joinder Agreement.

SECTION 4.                            Except as expressly supplemented hereby, the Intercreditor Agreement shall remain in full force and effect.

SECTION 5.                            THIS JOINDER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS JOINDER AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS JOINDER AGREEMENT (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.                            Any provision of this Joinder Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Intercreditor Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to those of the invalid, illegal or unenforceable provisions.

SECTION 7.                            All communications and notices hereunder shall be in writing and given as provided in Section 8.10 of the Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

[Remainder of this page intentionally left blank]

3

IN WITNESS WHEREOF, the New Representative has duly executed this Joinder Agreement to the Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE],
as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

attention of:
Facsimile:

Receipt of the foregoing acknowledged:
[NAME OF APPLICABLE REPRESENTATIVE],
as [Insert title of Representative]

By:
Name:
Title:

1

Exhibit III to the
Intercreditor Agreement

[FORM OF] DEBT DESIGNATION NO. [  ] (this “Designation”) dated as of [     ], 20[  ] with respect to the INTERCREDITOR AGREEMENT dated as of [•] (the “Intercreditor Agreement”), among ROYAL BANK OF CANADA, as Initial First Lien Representative for the Initial First Lien Secured Parties, ROYAL BANK OF CANADA, as Initial Second Lien Representative, and the Additional Representatives from time to time a party thereto, and acknowledged and agreed to by FOCUS FINANCIAL PARTNERS, LLC, a Delaware limited liability company (the “Borrower”) and the Grantors (each a “Grantor”). Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

This Designation is being executed and delivered in order to designate [additional][replacement] secured Obligations of the Borrower and the Grantors as [Additional First Lien Debt][Additional Second Lien Debt][Initial First Lien Obligations under the Replacement First Lien Credit Agreement][Initial Second Lien Obligations under the Replacement Second Lien Credit Agreement] entitled to the benefit of, and subject to the terms of, the Intercreditor Agreement.

The undersigned, the duly appointed [specify title of Responsible Officer] of the Borrower hereby certifies on behalf of the Borrower that:

1.                                      [Insert name of the Borrower or other Grantor] intends to incur Indebtedness (the “Designated Obligations”) in the initial aggregate principal amount of [          ] pursuant to the following agreement: [describe credit/loan agreement indenture or other agreement giving rise to Additional First Lien Debt or Additional Second Lien Debt, as the case may be][Replacement Credit Agreement] (the “Designated Agreement”) which will be [Additional First Lien Obligations][Additional Second Lien Obligations][Initial First Lien Obligations][Initial Second Lien Obligations].

2.                                      The incurrence of the Designated Obligations is permitted by each applicable First Lien Document and Second Lien Document.

3.                                      Conform the following as applicable; Pursuant to and for the purposes of Section 8.7 of the Intercreditor Agreement, (i) the Designated Agreement is hereby designated as [an “Additional First Lien Document”] [an “Additional Second Lien Document”][the “Replacement First Lien Credit Agreement”] [and][,] (ii) the Designated Obligations are hereby designated as [“Additional First Lien Obligations”][“Additional Second Lien Obligations”][“Initial First Lien Obligations”][“Initial Second Lien Obligations”] [insert for Replacement Credit Agreements only: and (iii) the Designated Agreement satisfies the requirements of a Replacement Credit Agreement].

4.                                      The name and address of the [Representative][Replacement First Lien Representative] for such Designated Obligations is:

[Insert name and all capacities; Address]

Telephone:

Fax:

Email:

[Remainder of this page intentionally left blank]

1

IN WITNESS WHEREOF, the Borrower has caused this Designation to be duly executed by the undersigned Responsible Officer as of the day and year first above written.

FOCUS FINANCIAL PARTNERS, LLC

By:
Name:
Title:

[Signature Page to Designation]

Exhibit IV to the
Intercreditor Agreement

FORM OF INTERCREDITOR GRANTOR JOINDER AGREEMENT

Reference is made to the Intercreditor Agreement (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Intercreditor Agreement”), dated as of [•] and entered into by and among ROYAL BANK OF CANADA, in its capacity as first lien administrative agent and First Lien Representative under the Initial First Lien Credit Agreement (in such capacities and together with its successors and assigns from time to time in such capacities, the “Initial First Lien Representative”), ROYAL BANK OF CANADA, in its capacity as second lien administrative agent and Second Lien Representative under the Initial Second Lien Credit Agreement (in such capacities and together with its successors and assigns from time to time in such capacities, the “Initial Second Lien Representative”), each other REPRESENTATIVE that is from time to time party thereto and acknowledged and agreed to by FOCUS FINANCIAL PARTNERS, LLC, a Delaware limited liability company (the “Borrower”), and the GRANTORS (as defined below). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement. This Intercreditor Grantor Joinder Agreement, dated as of [•] (this “Joinder Agreement”), is being delivered pursuant to requirements of the Intercreditor Agreement.

1.             Joinder. The undersigned, [•], a [•], hereby agrees to become party to the Intercreditor Agreement as a Grantor thereunder for all purposes thereof on the terms set forth therein, and to be bound by the terms, conditions and provisions of the Intercreditor Agreement as fully as if the undersigned had executed and delivered the Intercreditor Agreement as of the date thereof.

2.             Agreements. The undersigned Grantor hereby agrees, for the enforceable benefit of all existing and future Secured Parties, that it is bound by the terms, conditions and provisions of the Intercreditor Agreement to the extent set forth therein.

3.             Notice Information. The address of the undersigned Grantor for purposes of all notices and other communications hereunder and under the Intercreditor Agreement is [•], Attention of [•] (Facsimile No. [•], electronic mail address: [•]).

4.             Counterparts. This Joinder Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission or by email as a “.pdf” or “.tif” attachment shall be as effective as delivery of a manually signed counterpart of this Joinder Agreement.

5.             Governing Law. THIS JOINDER AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS JOINDER AGREEMENT, WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6.             Loan Document. This Joinder Agreement shall constitute a “Credit Document”, under and as defined in, each of the Initial First Lien Credit Agreement and Initial Second Lien Credit Agreement.

7.             Miscellaneous. The provisions of Section 8 of the Intercreditor Agreement shall apply with like effect to this Joinder Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed by its authorized representative, and each Grantor has caused the same to be accepted by its authorized representative, as of the day and year first above written.

[NAME OF GRANTOR],
as a Grantor

By:
Name:
Title:

Acknowledged and Agreed to by:

ROYAL BANK OF CANADA,
as Initial First Lien Representative,

By:
Name:
Title:

ROYAL BANK OF CANADA,
as Initial Second Lien Representative,

By:
Name:
Title:

EXHIBIT I-2

FORM OF FIRST LIEN INTERCREDITOR AGREEMENT

[See Attached.]

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[Form of]

FIRST LIEN INTERCREDITOR AGREEMENT

among

FOCUS FINANCIAL PARTNERS, LLC,
as the Borrower,

the other Grantors party hereto,

ROYAL BANK OF CANADA,
as First Lien Collateral Agent for the Credit Agreement Secured Parties,

ROYAL BANK OF CANADA,
as Authorized Representative for the Credit Agreement Secured Parties,

[  ]

as the Initial Additional Authorized Representative,

and

each additional Authorized Representative from time to time party hereto dated as of [  ], 20[  ]

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FIRST LIEN INTERCREDITOR AGREEMENT, dated as of [  ], 20[  ] (this “Agreement”), among FOCUS FINANCIAL PARTNERS, LLC (the “Borrower”), the other Grantors (as defined below) from time to time party hereto, ROYAL BANK OF CANADA, as collateral agent for the Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Credit Agreement Collateral Agent”), ROYAL BANK OF CANADA, as Authorized Representative for the Credit Agreement Secured Parties (as each such term is defined below), [     ], as the Collateral Agent (in such capacity and together with its successors in such capacity, the “Initial Additional First Lien Collateral Agent”) and Authorized Representative for the Initial Additional First Lien Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Initial Additional Authorized Representative”), and each additional Collateral Agent and Authorized Representative from time to time party hereto for the other Additional First Lien Secured Parties of the Series (as defined below) with respect to which it is acting in such capacity.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Credit Agreement Collateral Agent, the Administrative Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Additional Authorized Representative (for itself and on behalf of the Initial Additional First Lien Secured Parties), the Grantors, and each additional Collateral Agent and Authorized Representative (for itself and on behalf of the Additional First Lien Secured Parties of the applicable Series) agree as follows:

ARTICLE I

Definitions

SECTION 1.01     Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Additional First Lien Collateral Agent” means (x) for so long as the Initial Additional First Lien Obligations are the only Series of Additional First Lien Obligations outstanding, the Initial Additional Authorized Representative and (y) thereafter, the Collateral Agent for the Series of Additional First Lien Obligations that constitutes the largest outstanding aggregate principal amount of any then outstanding Series of Additional First Lien Obligations.

“Additional First Lien Documents” means, with respect to the Initial Additional First Lien Obligations or any Series of Additional Senior Class Debt, the notes, indentures, credit agreements, security documents and other operative agreements evidencing or governing such indebtedness and liens securing such indebtedness, including the Initial Additional First Lien Documents and the Additional First Lien Security Documents and each other agreement entered into for the purpose of securing the Initial Additional First Lien Obligations or any Series of Additional Senior Class Debt; provided that, in each case, the Indebtedness thereunder (other than the Initial Additional First Lien Obligations) has been designated as Additional Senior Class Debt pursuant to Section 5.12 hereto.

“Additional First Lien Obligations” means (a) all amounts owing pursuant to the terms of any Additional First Lien Document (including the Initial Additional First Lien Documents), including, without limitation, all amounts in respect of any principal, premium, interest (including any interest, fees and expenses accruing subsequent to the commencement of a Bankruptcy Case at the rate provided for in the respective Additional First Lien Document, whether or not such interest, fees and expenses is an allowed or allowable claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses,

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indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts, (b) any Secured Hedge Obligations secured under the Additional First Lien Security Documents securing the related Series of Additional First Lien Obligations, (c) any Secured Cash Management Obligations secured under the Additional First Lien Security Documents securing the related Series of Additional First Lien Obligations and (d) any renewals or extensions of the foregoing that are not prohibited by each Additional First Lien Document and the Credit Agreement. Additional First Lien Obligations shall include any Permitted Other Indebtedness (as defined in the Credit Agreement) that constitute Additional Senior Class Debt and guarantees thereof by the Grantors issued in exchange therefor.

“Additional First Lien Secured Parties” means the holders of any Additional First Lien Obligations and any Authorized Representative or Collateral Agent with respect thereto, and shall include the Initial Additional First Lien Secured Parties and the Additional Senior Class Debt Parties.

“Additional First Lien Security Documents” means any collateral agreement, security agreement or any other document now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any Additional First Lien Obligations.

“Additional Senior Class Debt” has the meaning assigned to such term in Section 5.12.

“Additional Senior Class Debt Collateral Agent” has the meaning assigned to such term in Section 5.12.

“Additional Senior Class Debt Parties” has the meaning assigned to such term in Section 5.12.

“Additional Senior Class Debt Representative” has the meaning assigned to such term in Section 5.12.

“Administrative Agent” has the meaning assigned to such term in the definition of Credit Agreement and shall include any successor administrative agent as provided in Section 12 of the Credit Agreement; provided, however, that if the Credit Agreement is Refinanced, then all references herein to the Administrative Agent shall refer to the administrative agent (or trustee) under the Refinancing.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Authorized Representative” means with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Authorized Representative” means, at any time, (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent, (ii) in the case of the Initial Additional First Lien Obligations or the Initial Additional First Lien Secured Parties, the Initial Additional Authorized Representative, and (iii) in the case of any other Series of Additional First Lien Obligations or Additional First Lien Secured Parties that become subject to this Agreement after the date hereof, the Additional Senior Class Debt Representative for such Series named in the applicable Joinder Agreement.

“Bankruptcy Case” has the meaning assigned to such term in Section 2.06(b).

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

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“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Cash Management Agreement” means any agreement or arrangement to provide Cash Management Services.

“Cash Management Services” means any one or more of the following types of services or facilities (i) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, or electronic funds transfer services, (ii) treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, return items, and interstate depository network services), (iii) any other demand deposit or operating account relationships or other cash management services and (iv) and other services related, ancillary or complementary to the foregoing.

“Collateral” means any “Collateral” (as defined in the Credit Agreement or any other Credit Agreement Collateral Documents) or any other assets and properties subject to Liens created pursuant to any First Lien Security Document to secure one or more Series of First Lien Obligations.

“Collateral Agent” means (i) in the case of any Credit Agreement Obligations, the Credit Agreement Collateral Agent, (ii) in the case of the Initial Additional First Lien Obligations, [  ], and (iii) in the case of any other Series of Additional First Lien Obligations that become subject to this Agreement after the date hereof, the Additional Senior Class Debt Collateral Agent for such Series named in the applicable Joinder Agreement.

“Controlling Collateral Agent” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date with respect to such Shared Collateral, the Credit Agreement Collateral Agent; and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date with respect to such Shared Collateral, the Collateral Agent for the Controlling Secured Parties (acting on the instructions of the Applicable Authorized Representative).

“Controlling Secured Parties” means, with respect to any Shared Collateral, (i) at any time when the Credit Agreement Collateral Agent is the Controlling Collateral Agent with respect to such Shared Collateral, the Credit Agreement Secured Parties and (ii) at any other time, the Series of First Lien Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.

“Credit Agreement” means that certain First Lien Credit Agreement, dated as of July 3, 2017, among the Borrower, the lenders from time to time party thereto, Royal Bank of Canada, as administrative agent (in such capacity and together with its successors in such capacity, the “Administrative Agent”) and collateral agent, and the other parties thereto.

“Credit Agreement Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Credit Agreement Collateral Documents” means the Security Documents (as defined in the Credit Agreement or any similar term in any Refinancing thereof) and each other agreement entered into in favor of the Credit Agreement Collateral Agent for the purpose of securing any Credit Agreement Obligations.

“Credit Agreement Obligations” means all “Obligations” as defined in the Credit Agreement (or any similar term in any Refinancing thereof).

“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Credit Agreement (or any similar term in any Refinancing thereof).

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“DIP Financing” has the meaning assigned to such term in Section 2.06(b).

“DIP Financing Liens” has the meaning assigned to such term in Section 2.06(b). “DIP Lenders” has the meaning assigned to such term in Section 2.06(b).

“Discharge” means, with respect to any Shared Collateral and any Series of First Lien Obligations, the date on which (i) such Series of First Lien Obligations is no longer secured by such Shared Collateral pursuant to the terms of the documentation governing such Series of First Lien Obligations or, with respect to any Secured Hedge Obligations or Secured Cash Management Obligations secured by the First Lien Security Documents for such Series of First Lien Obligations, either (x) such Secured Hedge Obligations or Secured Cash Management Obligations have been paid in full and are no longer secured by such Shared Collateral pursuant to the terms of the documentation governing such Series of First Lien Obligations, (y) such Secured Hedge Obligations or Secured Cash Management Obligations shall have been cash collateralized or backstopped on terms satisfactory to each applicable counterparty (or other arrangements satisfactory to the applicable counterparty shall have been made) or (z) such Secured Hedge Obligations or Secured Cash Management Obligations are no longer secured by such Shared Collateral pursuant to the terms of the documentation governing such Series of First Lien Obligations, (ii) any letters of credit issued under the Additional First Lien Documents governing such Series of Additional First Lien Obligations have terminated or been cash collateralized, backstopped or otherwise provided for (in the amount and form required under the applicable Additional First Lien Documents) and (iii) all commitments of the First Lien Secured Parties of such Series under their respective Secured Credit Documents have terminated. The term “Discharged” shall have a corresponding meaning.

“Discharge of Credit Agreement Obligations” means, with respect to any Shared Collateral, the Discharge of the Credit Agreement Obligations with respect to such Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with additional First Lien Obligations secured by such Shared Collateral under an Additional First Lien Document which has been designated in writing by the Administrative Agent (under the Credit Agreement so Refinanced) to the Additional First Lien Collateral Agent and each other Authorized Representative as the “Credit Agreement” for purposes of this Agreement.

“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any Secured Credit Document.

“First Lien Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Additional First Lien Obligations.

“First Lien Secured Parties” means (i) the Credit Agreement Secured Parties and (ii) the Additional First Lien Secured Parties with respect to each Series of Additional First Lien Obligations.

“First Lien Security Documents” means, collectively, (i) the Credit Agreement Collateral Documents and (ii) the Additional First Lien Security Documents.

“Grantors” means the Borrower and each Subsidiary or direct or indirect parent company of the Borrower which has granted a security interest pursuant to any First Lien Security Document to secure any Series of First Lien Obligations. The Grantors existing on the date hereof are set forth in Annex I hereto.

“Impairment” has the meaning assigned to such term in Section 1.03.

“Initial Additional Authorized Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement.

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“Initial Additional First Lien Agreement” mean that certain [Agreement], dated as of [  ], 20[  ], among the Borrower, [the Grantors identified therein,] and [  ], as [description of capacity].

“Initial Additional First Lien Documents” means the Initial Additional First Lien Agreement, the debt securities or promissory notes issued thereunder, the Initial Additional First Lien Security Agreement and any security documents and other operative agreements evidencing or governing the Indebtedness thereunder, and the Liens securing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Additional First Lien Obligations.

“Initial Additional First Lien Obligations” means the “[Obligations]” as such term is defined in the Initial Additional First Lien Security Agreement (or similar term in any Refinancing thereof).

“Initial Additional First Lien Secured Parties” means the Initial Additional First Lien Collateral Agent, the Initial Additional Authorized Representative and the holders of the Initial Additional First Lien Obligations incurred pursuant to the Initial Additional First Lien Agreement.

“Initial Additional First Lien Security Agreement” means the security agreement, dated as of the date hereof, among the Borrower, the Initial Additional First Lien Collateral Agent and the other parties thereto.

“Insolvency or Liquidation Proceeding” means:

(1)           any case commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Company or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2)           any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3)           any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” has the meaning assigned to such term in Section 2.01(a).

“Joinder Agreement” means a joinder to this Agreement substantially in the form of Annex II hereto required to be delivered by an Additional Senior Class Debt Representative and the related Additional Senior Class Debt Collateral Agent pursuant to Section 5.12 hereof in order to establish an additional Series of Additional Senior Class Debt and add Additional Senior Class Debt Parties hereunder.

“Lien” means with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority, or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease or a license of Intellectual Property be deemed to constitute a Lien.

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“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral (i) at any time when the Credit Agreement Collateral Agent is the Controlling Collateral Agent, the Authorized Representative of the Series of Additional First Lien Obligations that constitutes the largest outstanding aggregate principal amount of any then outstanding Series of First Lien Obligations (including the Credit Agreement Obligations) with respect to such Shared Collateral and (ii) at any time when the Credit Agreement Collateral Agent is not the Controlling Collateral Agent, the Authorized Representative of the Series of First Lien Obligations that constitutes the largest outstanding aggregate principal amount of any then outstanding Series of First Lien Obligations (other than the Credit Agreement Obligations) with respect to such Shared Collateral.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.

“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non- Controlling Authorized Representative, the date which is 180 consecutive days (throughout which consecutive 180 day period such Non-Controlling Authorized Representative was the Major Non- Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Additional First Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) each Collateral Agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Additional First Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the Additional First Lien Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Additional First Lien Document; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Administrative Agent, the Applicable Authorized Representative or the Controlling Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to such any or all of Shared Collateral or (2) at any time the Grantor which has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding. If the Non-Controlling Authorized Representative or any other Non-Controlling Secured Party exercises any rights or remedies with respect to the Shared Collateral in accordance with the immediately preceding sentence of this paragraph and thereafter the Controlling Collateral Agent or any other Controlling Secured Party commences (or attempts to commence) the exercise of any of its rights or remedies with respect to the Shared Collateral (including seeking relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding), the Non-Controlling Authorized Representative Enforcement Date shall be deemed not to have occurred and the Non-Controlling Authorized Representative or any other Non-Controlling Secured Party shall stop exercising any such rights or remedies with respect to the Shared Collateral.

“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the First Lien Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.

“Other Intercreditor Agreements” means, if in effect, the Second Lien Intercreditor Agreement.

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“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust, or other enterprise or any Governmental Authority.

“Possessory Collateral” means any Shared Collateral in the possession of a Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of the Collateral Agent under the terms of the First Lien Security Documents.

“Proceeds” has the meaning assigned to such term in Section 2.01(a).

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay such indebtedness, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Second Lien Intercreditor Agreement” means the “Second Lien Intercreditor Agreement” substantially in the form of Exhibit I-2 to the Credit Agreement.

“Secured Cash Management Obligations” shall mean obligations of a Grantor under Cash Management Agreements with a First Lien Secured Party that are intended under the applicable First Lien Security Document to be secured by Shared Collateral.

“Secured Hedge Obligations” shall mean obligations of a Grantor under Hedge Agreements with a First Lien Secured Party that are intended under the applicable First Lien Security Document to be secured by Shared Collateral.

“Secured Credit Document” means (i) the Credit Agreement and each Credit Document (as defined in the Credit Agreement), (ii) each Initial Additional First Lien Document, and (iii) each Additional First Lien Document.

“Series” means (a) with respect to the First Lien Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Initial Additional First Lien Secured Parties (in their capacities as such), and (iii) the Additional First Lien Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional First Lien Secured Parties) and (b) with respect to any First Lien Obligations, each of (i) the Credit Agreement Obligations, (ii) the Initial Additional First Lien Obligations, and (iii) the Additional First Lien Obligations incurred pursuant to any Additional First Lien Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Additional First Lien Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders (or their Collateral Agent) of two or more Series of First Lien Obligations hold a valid and perfected security interest at such time. If more than two Series of First Lien Obligations are outstanding at any time and the holders of less than all Series of First Lien Obligations hold a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First Lien Obligations that hold a valid and perfected security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

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SECTION 1.02     Interpretive Provision. The interpretive provisions contained in Section 1 of the Credit Agreement are incorporated herein, mutatis mutandis, as if a part hereof.

SECTION 1.03     Impairments. It is the intention of the First Lien Secured Parties of each Series that the holders of First Lien Obligations of such Series (and not the First Lien Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the First Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First Lien Obligations), (y) any of the First Lien Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of First Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First Lien Obligations) on a basis ranking prior to the security interest of such Series of First Lien Obligations but junior to the security interest of any other Series of First Lien Obligations or (ii) the existence of any Collateral for any other Series of First Lien Obligations that is not Shared Collateral for such Series (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of First Lien Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to any Mortgaged Property (as defined in the Credit Agreement) that applies to all First Lien Obligations shall not be deemed to be an Impairment of any Series of First Lien Obligations. In the event of any Impairment with respect to any Series of First Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First Lien Obligations, and the rights of the holders of such Series of First Lien Obligations (including, without limitation, the right to receive distributions in respect of such Series of First Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First Lien Obligations subject to such Impairment. Additionally, in the event the First Lien Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such First Lien Obligations or the First Lien Security Documents governing such First Lien Obligations shall refer to such obligations or such documents as so modified.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01     Priority of Claims.

(a)           Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.03), if an Event of Default has occurred and is continuing, and the Controlling Collateral Agent is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Bankruptcy Case of the Borrower or any other Grantor or any First Lien Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement but including the Other Intercreditor Agreements) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Shared Collateral by the Controlling Collateral Agent or received by the Controlling Collateral Agent or any First Lien Secured Party pursuant to any such intercreditor agreement with respect to such Shared Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) to which the First Lien Obligations are entitled under any intercreditor agreement (other than this Agreement but including the Other Intercreditor Agreements) (all proceeds of any sale, collection or other liquidation of any Shared Collateral and any payment or distribution made in respect of Shared Collateral pursuant to any intercreditor agreement (including the Other Intercreditor Agreements) or in an Insolvency or Liquidation Proceeding being collectively referred to as “Proceeds”), shall be applied (i) FIRST, to the payment of all amounts owing to each Collateral Agent (in its capacity as such) pursuant to the terms of any Secured Credit Document, (ii) SECOND, subject to Section 1.03, to the payment in full of the First

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Lien Obligations of each Series on a ratable basis, with such Proceeds to be applied to the First Lien Obligations of a given Series in accordance with the terms of the applicable Secured Credit Documents and (iii) THIRD, after payment of all First Lien Obligations, to the Borrower and the other Grantors or their successors or assigns, as their interests may appear, or to whomsoever may be lawfully entitled to receive the same pursuant to the Second Lien Intercreditor Agreement, if in effect, or otherwise, as a court of competent jurisdiction may direct. If, despite the provisions of this Section 2.01(a), any First Lien Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the First Lien Obligations to which it is then entitled in accordance with this Section 2.01(a), such First Lien Secured Party shall hold such payment or recovery in trust for the benefit of all First Lien Secured Parties for distribution in accordance with this Section 2.01(a). Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a First Lien Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of First Lien Obligations, after giving effect to the Second Lien Intercreditor Agreement, if applicable, but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First Lien Obligations (such third party, an “Intervening Creditor”), the value of any Shared Collateral or Proceeds allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of First Lien Obligations with respect to which such Impairment exists.

(b)           It is acknowledged that the First Lien Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the First Lien Secured Parties of any Series.

(c)           Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the First Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.03), each First Lien Secured Party hereby agrees that the Liens securing each Series of First Lien Obligations on any Shared Collateral shall be of equal priority.

SECTION 2.02     [Reserved].

SECTION 2.03     Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

(a)           Only the Controlling Collateral Agent shall act or refrain from acting with respect to any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral). At any time when the Credit Agreement Collateral Agent is the Controlling Collateral Agent, no Additional First Lien Secured Party shall or shall instruct any Collateral Agent to, and neither the Initial Additional First Lien Collateral Agent nor any other Collateral Agent that is not the Controlling Collateral Agent shall, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Additional First Lien Security Document, applicable law or otherwise, only the Credit Agreement Collateral Agent (or a person authorized by it), acting in accordance with the Credit Agreement Collateral Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral at such time.

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(b)           With respect to any Shared Collateral at any time when the Credit Agreement Collateral Agent is not the Controlling Collateral Agent with respect thereto, (i) the Controlling Collateral Agent shall act only on the instructions of the Applicable Authorized Representative, (ii) the Controlling Collateral Agent shall not follow any instructions with respect to such Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Authorized Representative (or any other First Lien Secured Party other than the Applicable Authorized Representative) and (iii) no Non-Controlling Authorized Representative or other First Lien Secured Party (other than the Applicable Authorized Representative) shall or shall instruct the Controlling Collateral Agent to, commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any First Lien Security Document, applicable law or otherwise, it being agreed that only the Controlling Collateral Agent (or a person authorized by it), acting on the instructions of the Applicable Authorized Representative and in accordance with the applicable First Lien Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to such Shared Collateral.

(c)           Notwithstanding the equal priority of the Liens securing each Series of First Lien Obligations with respect to any Shared Collateral, the Controlling Collateral Agent with respect thereto (acting on the instructions of the Applicable Authorized Representative if it is not the Credit Agreement Collateral Agent) may deal with such Shared Collateral as if such Controlling Collateral Agent had a senior Lien on such Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party in respect of any Shared Collateral will contest, protest or object to any foreclosure proceeding or action brought by the Controlling Collateral Agent, the Applicable Authorized Representative or any Controlling Secured Party or any other exercise by the Controlling Collateral Agent, the Applicable Authorized Representative or a Controlling Secured Party of any rights and remedies relating to such Shared Collateral, or to cause the Controlling Collateral Agent to do so. The foregoing shall not be construed to limit the rights and priorities of any First Lien Secured Party, Collateral Agent or any Authorized Representative with respect to any Collateral not constituting Shared Collateral.

(d)           Each of the First Lien Secured Parties agrees that it will not (and hereby waives any right to) question or contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, allowability, validity, attachment or enforceability of a Lien held by or on behalf of any of the First Lien Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any Authorized Representative to enforce this Agreement.

SECTION 2.04     No Interference; Payment Over.

(a)           Each First Lien Secured Party agrees that (i) it will not challenge or question in any proceeding the validity or enforceability of any First Lien Obligations of any Series or any First Lien Security Document or the validity, attachment, perfection or priority of any Lien under any First Lien Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of any Shared Collateral by the Controlling Collateral Agent, (iii) except as provided in Section 2.03, it shall have no right to (A) direct the Controlling Collateral Agent or any other First Lien Secured Party to exercise, and shall not exercise, any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Controlling Collateral Agent or any other First Lien Secured Party of any right, remedy or power with

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respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Controlling Collateral Agent or any other First Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Controlling Collateral Agent, any Applicable Authorized Representative or any other First Lien Secured Party shall be liable for any action taken or omitted to be taken by the Controlling Collateral Agent, such Applicable Authorized Representative or other First Lien Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) if not the Controlling Collateral Agent, it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Shared Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Controlling Collateral Agent or any other First Lien Secured Party to enforce this Agreement.

(b)           Each First Lien Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any Proceeds or payment in respect of any such Shared Collateral, pursuant to any First Lien Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each Series of First Lien Obligations, then it shall hold such Shared Collateral, Proceeds or payment in trust for the other First Lien Secured Parties having a security interest in such Shared Collateral and promptly transfer such Shared Collateral, Proceeds or payment, as the case may be, to the Controlling Collateral Agent, to be distributed in accordance with the provisions of Section 2.01 hereof.

SECTION 2.05     Automatic Release of Liens; Amendments to First Lien Security Documents.

(a)           If, at any time the Controlling Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of each other Collateral Agent for the benefit of each Series of First Lien Secured Parties upon such Shared Collateral will automatically be released and discharged as and when, but only to the extent, such Liens of the Controlling Collateral Agent on such Shared Collateral are released and discharged; provided that any Proceeds of any Shared Collateral realized therefrom shall be allocated and applied pursuant to Section 2.01.

(b)           Each Collateral Agent and Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Controlling Collateral Agent to evidence and confirm any release of Shared Collateral provided for in this Section.

SECTION 2.06     Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a)           This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Bankruptcy Law by or against the Borrower or any of its Subsidiaries. The parties hereto acknowledge that the provisions of this Agreement are intended to be and shall be enforceable as contemplated by Section 510(a) of the Bankruptcy Code.

(b)           If the Borrower and/or any other Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Law and shall, as debtor(s)-in-possession, move for approval of financing (the “DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, each

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First Lien Secured Party (other than any Controlling Secured Party or the Authorized Representative of any Controlling Secured Party) agrees that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless the Controlling Collateral Agent (in the case of any Collateral Agent other than the Credit Agreement Collateral Agent, acting on the instructions of the Applicable Authorized Representative) shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non- Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First Lien Obligations of the Controlling Secured Parties, each Non- Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the First Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis- à-vis all the other First Lien Secured Parties (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the First Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any First Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral (in each case, except to the extent a Lien on additional collateral is granted to one Series in consideration of Collateral of such Series that is not Shared Collateral for a Series that does not receive a Lien on such additional collateral), with the same priority vis-à-vis the First Lien Secured Parties as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied pursuant to Section 2.01 (in each case, except to the extent a payment is made to one Series in consideration of Collateral of such Series that is not Shared Collateral for a Series that does not receive such payment), and (D) if any First Lien Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01 (in each case, except to the extent such adequate protection is granted to one Series in consideration of Collateral of such Series that is not Shared Collateral for a Series that does not receive such adequate protection); provided that the First Lien Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Lien Secured Parties of such Series or its Authorized Representative that shall not constitute Shared Collateral; and provided, further, that the First Lien Secured Parties receiving adequate protection shall not object to any other First Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First Lien Secured Parties (other than as a provider of DIP Financing) in connection with a DIP Financing or use of cash collateral.

SECTION 2.07     Reinstatement. In the event that any of the First Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason  (including an order or judgment for disgorgement of a preference under the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such First Lien Obligations shall again have been paid in full in cash.

SECTION 2.08     Insurance. As between the First Lien Secured Parties, the Controlling Collateral Agent (acting at the direction of the Applicable Authorized Representative) shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.

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SECTION 2.09     Refinancings. The First Lien Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Secured Credit Document) of any First Lien Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative and Collateral Agent of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.

SECTION 2.10     Possessory Collateral Agent as Gratuitous Bailee for Perfection.

(a)           Possessory Collateral shall be delivered to the Controlling Collateral Agent and the Controlling Collateral Agent agrees to hold all Possessory Collateral that is in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee (such bailment being intended, among other things, to satisfy the requirements of Section 8-301(a)(2) and 9- 313(c) of the Uniform Commercial Code, to the extent applicable) for the benefit of each other First Lien Secured Party for which such Possessory Collateral is Shared Collateral and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.10; provided that at any time a Collateral Agent ceases to be Controlling Collateral Agent with respect to any Possessory Collateral, such former Controlling Collateral Agent shall, at the request of the new Controlling Collateral Agent, promptly deliver all such Possessory Collateral to such new Controlling Collateral Agent together with any necessary endorsements (or otherwise allow such new Controlling Collateral Agent to obtain control of such Possessory Collateral). The Borrower shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Collateral Agent for loss or damage suffered by such Collateral Agent as a result of such transfer except for loss or damage suffered by such Collateral Agent as a result of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction.

(b)           The Controlling Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee (such bailment being intended, among other things, to satisfy the requirements of Section 8-301(a)(2) and 9- 313(c) of the Uniform Commercial Code, to the extent applicable) for the benefit of each other First Lien Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.10.

(c)           The duties or responsibilities of each Collateral Agent under this Section 2.10 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee (such bailment being intended, among other things, to satisfy the requirements of Section 8-301(a)(2) and 9-313(c) of the Uniform Commercial Code, to the extent applicable) for the benefit of each other First Lien Secured Party for purposes of perfecting the Lien held by such First Lien Secured Parties thereon.

SECTION 2.11     Amendments to Security Documents.

(a)           Without the prior written consent of the Credit Agreement Collateral Agent, each Additional First Lien Secured Party agrees that no Additional First Lien Security Document may be amended, restated, supplemented or otherwise modified or entered into to the extent such amendment, restatement, supplement or modification, or the terms of any new Additional First Lien Security Document would contravene any of the terms of this Agreement.

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(b)           Without the prior written consent of the Additional First Lien Collateral Agent, the Credit Agreement Collateral Agent agrees that no Credit Agreement Collateral Document may be amended, restated, supplemented or otherwise modified or entered into to the extent such amendment, restated, supplement or modification, or the terms of any new Credit Agreement Collateral Document would contravene any of the terms of this Agreement.

(c)           In making determinations required by this Section 2.11, each Collateral Agent may conclusively rely on a certificate of an Authorized Officer of the Borrower.

ARTICLE III

Existence and Amounts of Liens and Obligations

SECTION 3.01     Determinations with Respect to Amounts of Liens and Obligations. Whenever a Collateral Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative or Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if an Authorized Representative or a Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent or Authorized Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Borrower. Each Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First Lien Secured Party or any other Person as a result of such determination.

ARTICLE IV

The Controlling Collateral Agent

SECTION 4.01     Authority.

(a)           Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Controlling Collateral Agent to any Non-Controlling Secured Party or give any Non-Controlling Secured Party the right to direct any Controlling Collateral Agent, except that each Controlling Collateral Agent shall be obligated to distribute Proceeds of any Shared Collateral in accordance with Section 2.01 hereof.

(b)           In furtherance of the foregoing, each Non-Controlling Secured Party acknowledges and agrees that the Controlling Collateral Agent shall be entitled, for the benefit of the First Lien Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the First Lien Security Documents, as applicable, pursuant to which the Controlling Collateral Agent is the collateral agent for such Shared Collateral, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the First Lien Obligations held by such Non-Controlling Secured Parties. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Controlling Collateral Agent, the Applicable Authorized Representative or any other First Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First Lien Obligations), or to sell, dispose of or otherwise liquidate all

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or any portion of such Shared Collateral (or any other Collateral securing any First Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of Proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the First Lien Secured Parties waives any claim it may now or hereafter have against any Collateral Agent or the Authorized Representative of any other Series of First Lien Obligations or any other First Lien Secured Party of any other Series arising out of (i) any actions in accordance with this Agreement which any Collateral Agent, Authorized Representative or the First Lien Secured Parties take or omit to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First Lien Obligations from any account debtor, guarantor or any other party) in accordance with the First Lien Security Documents or any other agreement related thereto or to the collection of the First Lien Obligations or the valuation, use, protection or release of any security for the First Lien Obligations, (ii) any election in accordance with this Agreement by any Applicable Authorized Representative or any holders of First Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.06, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, by the Borrower or any of its Subsidiaries, as debtor-in- possession. Notwithstanding any other provision of this Agreement, the Controlling Collateral Agent shall not accept any Shared Collateral in full or partial satisfaction of any First Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of First Lien Obligations for whom such Collateral constitutes Shared Collateral.

SECTION 4.02     Appointment. Each of the First Lien Secured Parties hereby irrevocably appoints and authorizes the Controlling Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Controlling Collateral Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. Each of the First Lien Secured Parties also authorizes the Controlling Collateral Agent, at the request of the Borrower, to if applicable, execute and deliver the Second Lien Intercreditor Agreement in the capacity as “Designated Senior Representative,” or the equivalent agent, however referred to for the First Lien Secured Parties under such agreement and authorizes the Controlling Collateral Agent, in accordance with the provisions of this Agreement, to take such actions on its behalf and to exercise such powers as are delegated to, or otherwise given to, the Designated Senior Representative by the terms of the Second Lien Intercreditor Agreement, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Controlling Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Controlling Collateral Agent pursuant to the applicable Secured Credit Documents for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under any of the First Lien Security Documents, or for exercising any rights and remedies thereunder or under any of the Other Intercreditor Agreements at the direction of the Controlling Collateral Agent, shall be entitled to the benefits of all provisions of this Section 4.02 and Section 12 of the Credit Agreement and the equivalent provision of any Additional First Lien Document (as though such co-agents, sub-agents and attorneys-in-fact were the “Collateral Agent” named therein) as if set forth in full herein with respect thereto. Without limiting the foregoing, each of the First Lien Secured Parties, and each Collateral Agent, hereby agrees to provide such cooperation and assistance as may be reasonably requested by the Controlling Collateral Agent to facilitate and effect actions taken or intended to be taken by the Controlling Collateral Agent pursuant to this Section 4.02, such cooperation to include execution and delivery of notices, instruments and other documents as are reasonably deemed necessary by the Controlling Collateral Agent to effect such actions, and joining in any action, motion or proceeding initiated by the Controlling Collateral Agent for such purposes.

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ARTICLE V

Miscellaneous

SECTION 5.01     Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(a)           if to the Borrower or any Grantor, to the Borrower at [     ], Attention of [     ] (Fax No. [     ]);

(b)           if to the Credit Agreement Collateral Agent or the Administrative Agent, to it at [     ], Attention of [     ] (Fax No. [     ]);

(c)           if to the Initial Additional Authorized Representative or the Initial Additional First Lien Collateral Agent, to it at [     ], Attention of [     ] (Fax No. [     ]); or

(d)           if to any other Authorized Representative or Collateral Agent, to it at the address set forth in the applicable Joinder Agreement.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by facsimile or on the date three Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01. As agreed to in writing among each Collateral Agent and each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

SECTION 5.02     Waivers; Amendment; Joinder Agreements.

(a)           No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by Section 5.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)           Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative, each Collateral Agent and the Grantors.

(c)           Notwithstanding the foregoing, without the consent of any First Lien Secured Party, any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.12 and upon such execution and delivery, such Authorized Representative and the Additional

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First Lien Secured Parties and Additional First Lien Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof.

(d)           Notwithstanding the foregoing, in connection with any Refinancing of First Lien Obligations of any Series, or the incurrence of Additional First Lien Obligations of any Series, the Collateral Agents and the Authorized Representatives then party hereto shall enter (and are hereby authorized to enter without the consent of any other First Lien Secured Party or any Loan Party), at the request of any Collateral Agent, any Authorized Representative or the Borrower, into such amendments or modifications of this Agreement as are reasonably necessary to reflect such Refinancing or such incurrence and are reasonably satisfactory to each such Collateral Agent and each such Authorized Representative, provided that any Collateral Agent or Authorized Representative may condition its execution and delivery of any such amendment or modification on a receipt of a certificate from an Authorized Officer of the Borrower to the effect that such Refinancing or incurrence is permitted by the then existing Secured Credit Documents.

SECTION 5.03     Parties in Interest. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and their respective successors and assigns and shall inure to the benefit of and bind each of the First Lien Secured Parties. Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First Lien Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.04     Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.05     Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

SECTION 5.06     Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 5.07     GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 5.08     Submission to Jurisdiction Waivers; Consent to Service of Process. Each Collateral Agent and each Authorized Representative, on behalf of itself and the First Lien Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement to which it is a party to the exclusive general jurisdiction of the courts of the State of New York or the courts of the United States for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts and waives (to the extent permitted by applicable law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and

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agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth in Section 5.01;

(d)           agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower or any other Credit Party in any other jurisdiction; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.

SECTION 5.09     WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR FOR ANY COUNTERCLAIM THEREIN.

SECTION 5.10     Headings. Article, Section and Annex headings used herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

SECTION 5.11     Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the First Lien Security Documents or any of the other Secured Credit Documents, the provisions of this Agreement shall control.

SECTION 5.12     Additional Senior Debt. To the extent, but only to the extent, permitted by the provisions of the Credit Agreement and the Additional First Lien Documents, the Borrower may incur additional indebtedness after the date hereof that is permitted by the Credit Agreement and the Additional First Lien Documents to be incurred and secured on an equal and ratable basis by the Liens securing the First Lien Obligations (such indebtedness referred to as “Additional Senior Class Debt”). Any such Additional Senior Class Debt, together with obligations relating thereto, may be secured by such Liens if and subject to the condition that the trustee, administrative agent or similar representative for the holders of such Additional Senior Class Debt (each, an “Additional Senior Class Debt Representative”), and the collateral agent, collateral trustee or similar representative for the holders of such Additional Senior Class Debt (each, an “Additional Senior Class Debt Collateral Agent” and, together with the holders of such Additional Senior Class Debt and the related Additional Senior Class Debt Representative, the “Additional Senior Class Debt Parties”), in each case acting on behalf of the holders of such Additional Senior Class Debt, become a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iv) of the immediately succeeding paragraph.

In order, with respect to any Additional Senior Class Debt, for an Additional Senior Class Debt Representative and the related Additional Senior Class Debt Collateral Agent to become a party to this Agreement,

(i)            such Additional Senior Class Debt Representative and Additional Senior Class Debt Collateral Agent, each Collateral Agent, each Authorized Representative and each Grantor shall have executed and delivered an instrument substantially in the form of Annex II (with such changes as may be reasonably approved by such Authorized Representatives and such Additional Senior Class Debt Representative) pursuant to which such Additional Senior Class Debt Representative becomes an “Authorized

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Representative” hereunder, such Additional Senior Class Debt Collateral Agent becomes a “Collateral Agent” hereunder and such Additional Senior Class Debt and the related Additional Senior Class Debt Parties become subject hereto and bound hereby;

(ii)           the Borrower shall have (x) delivered to each Authorized Representative true and complete copies of each of the Additional First Lien Documents relating to such Additional Senior Class Debt, certified as being true and correct by an Authorized Officer of the Borrower and (y) identified in a certificate of an Authorized Officer of the Borrower such Additional Senior Class Debt, stating the initial aggregate principal amount or face amount thereof, and the obligations to be designated as Additional First Lien Obligations and certified that such obligations are permitted to be incurred and secured on a pari passu basis with Liens securing the then-extant First Lien Obligations and by the terms of the then-extant Secured Credit Documents;

(iii)          all filings, recordations and/or amendments or supplements to the First Lien Security Documents necessary or desirable in the reasonable judgment of such Additional Senior Class Debt Representative to confirm and perfect the Liens securing the relevant obligations relating to such Additional Senior Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordations shall have been taken in the reasonable judgment of such Additional Senior Class Debt Representative), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments have been taken in the reasonable judgment of such Additional Senior Class Debt Representative); and

(iv)          the Additional First Lien Documents, as applicable, relating to such Additional Senior Class Debt shall provide, in a manner reasonably satisfactory to each Collateral Agent, that each Additional Senior Class Debt Party with respect to such Additional Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Senior Class Debt.

SECTION 5.13     Agent Capacities. Except as expressly provided herein or in the Credit Agreement Collateral Documents, Royal Bank of Canada is acting in the capacities of Administrative Agent and Credit Agreement Collateral Agent solely for the Credit Agreement Secured Parties. Except as expressly provided herein or in the Additional First Lien Security Documents, [     ] is acting in the capacity of Additional First Lien Collateral Agent solely for the Additional First Lien Secured Parties. Except as expressly set forth herein, none of the Administrative Agent, the Credit Agreement Collateral Agent or the Additional First Lien Collateral Agent shall have any duties or obligations in respect of any of the Collateral, all of such duties and obligations, if any, being subject to and governed by the applicable Secured Credit Documents. The Administrative Agent and the Credit Agreement Collateral Agent shall have no liability for any actions in any role under this Agreement to anyone other than the Credit Agreement Secured Parties and only then in accordance with the Credit Agreement Collateral Documents.

SECTION 5.14     Additional Grantors. In the event any Subsidiary or a Grantor shall have granted a Lien on any of its assets to secure any First Lien Obligations, such Grantor shall cause such Subsidiary, if not already a party hereto, to become a party hereto as a “Grantor”. Upon the execution and delivery by any Subsidiary of a Grantor of a Grantor Joinder Agreement in substantially the form of Annex III hereof, any such Subsidiary shall become a party hereto and a Grantor hereunder with the same force and effect as if originally named as such herein. The execution and delivery of any such instrument shall not require the consent of any other party hereto. The rights and obligations of each party hereto shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 5.15     Integration. This Agreement together with the other Secured Credit Documents and the First Lien Security Documents represents the agreement of each of the Grantors and the First Lien Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or

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warranties by any Grantor, the Credit Agreement Collateral Agent, or any other First Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents or the First Lien Security Documents.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ROYAL BANK OF CANADA,
as Collateral Agent

By:
Name:
Title:

ROYAL BANK OF CANADA,
as Authorized Representative for the Credit Agreement Secured Parties

By:
Name:
Title:

[ ],
as a Collateral Agent and as Initial Additional Authorized Representative

By:
Name:
Title:

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IN WITNESS WHEREOF, we have hereunto signed this First Lien Intercreditor Agreement as of the date first written above.

FOCUS FINANCIAL PARTNERS, LLC,
as the Borrower

By:
Name:
Title:

[GRANTORS]

By:
Name:
Title:

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ANNEX I

Grantors

Schedule 1

[   ]

Annex I-1

ANNEX II

[FORM OF] JOINDER NO. [  ] dated as of [  ], 20[  ] (this “Joinder Agreement”) to the FIRST LIEN INTERCREDITOR AGREEMENT dated as of [  ], 20[  ] (the “First Lien Intercreditor Agreement”), among FOCUS FINANCIAL PARTNERS, LLC (the “Borrower”), the other Grantors (as defined below) party hereto, ROYAL BANK OF CANADA, as Credit Agreement Collateral Agent for the Credit Agreement Secured Parties under the First Lien Security Documents (in such capacity, the “Credit Agreement Collateral Agent”), ROYAL BANK OF CANADA, as Authorized Representative for the Credit Agreement Secured Parties, [  ], as Initial Additional Authorized Representative, and the additional Authorized Representatives from time to time a party thereto.(1)

A.                                    Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the First Lien Intercreditor Agreement. Section 1.02 contained in the First Lien Intercreditor Agreement is incorporated herein, mutatis mutandis, as if a part hereof.

B.                                    As a condition to the ability of the Borrower to incur Additional First Lien Obligations and to secure such Additional Senior Class Debt with the liens and security interests created by the Additional First Lien Security Documents, the Additional Senior Class Debt Representative in respect of such Additional Senior Class Debt is required to become an Authorized Representative, the Additional Senior Class Debt Collateral Agent in respect of such Additional Senior Class Debt is required to become a Collateral Agent, and such Additional Senior Class Debt and the Additional Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the First Lien Intercreditor Agreement. Section 5.12 of the First Lien Intercreditor Agreement provides that such Additional Senior Class Debt Representative may become an Authorized Representative, such Additional Senior Class Debt Collateral Agent may become a Collateral Agent, and such Additional Senior Class Debt and such Additional Senior Class Debt Parties may become subject to and bound by the First Lien Intercreditor Agreement upon the execution and delivery by the Additional Senior Debt Class Representative and the Additional Senior Debt Class Collateral Agent of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 5.12 of the First Lien Intercreditor Agreement. The undersigned Additional Senior Class Debt Representative (the “New Representative”) and Additional Senior Class Debt Collateral Agent (the “New Collateral Agent”) are executing this Joinder Agreement in accordance with the requirements of the First Lien Intercreditor Agreement and the First Lien Security Documents.

Accordingly, each Collateral Agent, each Authorized Representative, the New Representative and the New Collateral Agent agree as follows:

SECTION 1.                            In accordance with Section 5.12 of the First Lien Intercreditor Agreement, the New Representative by its signature below becomes an Authorized Representative under, the New Collateral Agent by its signature below becomes a Collateral Agent under, and the related Additional Senior Class Debt and Additional Senior Class Debt Parties become subject to and bound by, the First Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as an Authorized Representative and the New Collateral Agent had originally been named therein as a Collateral Agent, and each of the New Representative and the new Collateral Agent, on its behalf and on behalf of such Additional Senior Class Debt Parties, hereby agrees to all the terms and provisions of the First Lien Intercreditor Agreement applicable to it as Authorized Representative or Collateral Agent, as applicable, and to the Additional Senior Class Debt Parties that it represents as Additional First Lien Secured Parties. Each reference to an “Authorized Representative” in the First Lien Intercreditor Agreement shall be deemed to include the New Representative. Each reference to a “Collateral Agent” in the First Lien

(1)         In the event of the Refinancing of the Credit Agreement Obligations, revise to reflect joinder by a new Credit Agreement Collateral Agent.

Annex II-1

Intercreditor Agreement shall be deemed to include the New Collateral Agent. The First Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.                            Each of the New Representative and the New Collateral Agent represents and warrants to each Collateral Agent, each Authorized Representative and the other First Lien Secured Parties, individually, that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [trustee/administrative agent/collateral agent] under [describe new facility], (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and, (iii) the Additional First Lien Documents relating to such Additional Senior Class Debt provide that, upon its entry into this Joinder Agreement, the Additional Senior Class Debt Parties in respect of such Additional Senior Class Debt will be subject to and bound by the provisions of the First Lien Intercreditor Agreement as Additional First Lien Secured Parties.

SECTION 3.                            This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder Agreement shall become effective when each Collateral Agent shall have received a counterpart of this Joinder Agreement that bears the signatures of the New Representative and the New Collateral Agent. Delivery of an executed signature page to this Joinder Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

SECTION 4.                            Except as expressly supplemented hereby, the First Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5.                            THIS JOINDER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6.                            In case any one or more of the provisions contained in this Joinder Agreement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First Lien Intercreditor Agreement shall not in any way be affected or impaired.

SECTION 7.                            All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the First Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative or the New Collateral Agent shall be given to it at its address set forth below its signature hereto.

SECTION 8.                            The Borrower agrees to reimburse each Collateral Agent and each Authorized Representative for its reasonable out-of-pocket expenses in connection with this Joinder Agreement, including the reasonable fees, other charges and disbursements of counsel to the extent reimbursable under the Credit Agreement and the Credit Agreement Collateral Documents.

Annex II-2

IN WITNESS WHEREOF, the New Representative has duly executed this Joinder Agreement to the First Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ]
and as collateral agent for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

[NAME OF NEW COLLATERAL AGENT], as [ ]
and as collateral agent for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

Annex II-3

Acknowledged by:

ROYAL BANK OF CANADA,

as the Credit Agreement Collateral Agent and Authorized Representative

By:
Name:
Title:

[  ],

as the Initial Additional Authorized Representative and the Initial Additional First Lien Collateral Agent

By:
Name:
Title:

[OTHER AUTHORIZED REPRESENTATIVES]

THE OTHER GRANTORS
LISTED ON SCHEDULE I HERETO

By:
Name:
Title:

Annex II-4

Schedule I to the
Supplement to the
First Lien Intercreditor Agreement

Grantors

[  ]

Schedule I-1

ANNEX III

[FORM OF] GRANTOR JOINDER AGREEMENT NO. [  ] dated as of [  ] (this “Joinder Agreement”) to the FIRST LIEN INTERCREDITOR AGREEMENT dated as of [  ], 20[  ] (the “First Lien Intercreditor Agreement”), among FOCUS FINANCIAL PARTNERS, LLC (the “Borrower”), the other Grantors (as defined below) party hereto, ROYAL BANK OF CANADA, as Credit Agreement Collateral Agent for the Credit Agreement Secured Parties under the First Lien Security Documents (in such capacity, the “Credit Agreement Collateral Agent”), ROYAL BANK OF CANADA, as Authorized Representative for the Credit Agreement Secured Parties, [  ], as Initial Additional Authorized Representative, and the additional Authorized Representatives from time to time a party thereto.

Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

[  ], a [  ] [corporation] [limited liability company] and a Subsidiary of the Borrower (the “Additional Grantor”), has granted a Lien on all or a portion of its assets to secure First Lien Obligations and such Additional Grantor is not a party to the Intercreditor Agreement.

The Additional Grantor wishes to become a party to the First Lien Intercreditor Agreement and to acquire and undertake the rights and obligations of a Grantor thereunder. The Additional Grantor is entering into this Joinder Agreement in accordance with the provisions of the Intercreditor Agreement in order to become a Grantor thereunder.

Accordingly, the Additional Grantor agrees as follows, for the benefit of the Collateral Agents, the Authorized Representatives and the First Lien Secured Parties:

SECTION 1.01              Accession to the Intercreditor Agreement. The Additional Grantor hereby accedes and becomes a party to the Intercreditor Agreement as a “Grantor”, (b) agrees to all the terms and provisions of the Intercreditor Agreement and (c) acknowledges and agrees that the Additional Grantor shall have the rights and obligations specified under the Intercreditor Agreement with respect to a “Grantor”, and shall be subject to and bound by the provisions of the Intercreditor Agreement.

SECTION 1.                            Representations and Warranties of the Additional Grantor. The Additional Grantor represents and warrants to the Collateral Agents, the Authorized Representatives and the First Lien Secured Parties on the date hereof that this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 1.03              Parties in Interest. This Joinder Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First Lien Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 1.04              Counterparts. This Joinder Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Joinder Agreement shall become effective when the Authorized Representatives shall have received a counterpart of this Joinder Agreement that bears the signature of the Additional Grantor. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Joinder Agreement.

Schedule I-1

SECTION 1.05              Governing Law. THIS JOINDER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 1.06              Notices. Any notice or other communications herein required or permitted shall be in writing and given as provided in Section 5.01 of the Intercreditor Agreement.

SECTION 1.07              Expenses. The Grantor agrees to pay promptly the Collateral Agents and each of the Authorized Representatives for its reasonable and documented costs and expenses incurred in connection with this Joinder Agreement, including the reasonable fees, expenses and disbursements of counsel for the Collateral Agents and any of the Authorized Representatives to the extent reimbursable under the Credit Agreement and/or the other Secured Credit Documents.

SECTION 1.08              Incorporation by Reference. The provisions of Sections 1.02, 5.04, 5.06, 5.08, 5.09, 5.10, 5.11 and 5.12 of the Intercreditor Agreement are hereby incorporated by reference, mutatis mutandis, as if set forth in full herein.

Schedule I-2

IN WITNESS WHEREOF, the Additional Grantor has duly executed this Joinder Agreement to the Intercreditor Agreement as of the day and year first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

EXHIBIT I-3

FORM OF SECOND LIEN INTERCREDITOR AGREEMENT

[See Attached.]

I-3-1

[Form of]
FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT

among

FOCUS FINANCIAL PARTNERS, LLC,
as the Borrower,

the other Grantors party hereto,

ROYAL BANK OF CANADA,
as Senior Representative for the Credit Agreement Secured Parties,

[     ],

as the Initial Second Priority Representative,

and

each additional Representative from time to time party hereto dated as of [  ], 20[  ]

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FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT, dated as of [  ], 20[  ] (this “Agreement”), among FOCUS FINANCIAL PARTNERS, LLC (the “Borrower”), the other Grantors (as defined below) from time to time party hereto, ROYAL BANK OF CANADA, as Representative for the Credit Agreement Secured Parties (in such capacity, the “Administrative Agent”), [  ], as Representative for the Initial Second Priority Debt Parties (in such capacity, the “Initial Second Priority Representative”), and each additional Second Priority Representative and Senior Representative that from time to time becomes a party hereto pursuant to Section 8.09.

WHEREAS, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Administrative Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Second Priority Representative (for itself and on behalf of the Initial Second Priority Debt Parties), each additional Senior Representative (for itself and on behalf of the Additional Senior Debt Parties under the applicable Additional Senior Debt Facility), the Grantors, and each additional Second Priority Representative (for itself and on behalf of the Second Priority Debt Parties under the applicable Second Priority Debt Facility) agree as follows:

ARTICLE I

Definitions

SECTION 1.01.           Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Additional Senior Debt” means any Indebtedness that is issued or guaranteed by the Borrower and/or any Guarantor (other than Indebtedness constituting Credit Agreement Obligations) which Indebtedness and Guarantees are secured by the Senior Collateral (or a portion thereof) on a basis that is senior to the Second Priority Debt Obligations and equal priority (but without regard to control of remedies) with the Credit Agreement Obligations; provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each Senior Debt Document and Second Priority Debt Document and (ii) the Representative for the holders of such Indebtedness shall have (A) become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof and (B) become a party to the First Lien Intercreditor Agreement pursuant to, and by satisfying the conditions set forth in, Section 5.13 thereof; provided, further, that, if such Indebtedness will be the initial Additional Senior Debt incurred by the Borrower, then the Guarantors, the Administrative Agent and the Representative for such Indebtedness shall have executed and delivered the First Lien Intercreditor Agreement. Additional Senior Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.

“Additional Senior Debt Documents” means, with respect to any series, issue or class of Additional Senior Debt, the promissory notes, indentures, credit agreements, the Senior Collateral Documents or other operative agreements evidencing or governing such Indebtedness.

“Additional Senior Debt Facility” means each indenture, credit agreement or other governing agreement with respect to any Additional Senior Debt.

“Additional Senior Debt Obligations” means, with respect to any series, issue or class of Additional Senior Debt, (a) all principal of, and interest (including, without limitation, any interest, fees or expenses which accrues after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Additional Senior Debt, (b) all other amounts payable by any Grantor to the related Additional Senior Debt Parties under the related

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Additional Senior Debt Documents, (c) any Secured Hedge Obligations secured under the Senior Collateral Documents securing the related series, issue or class of Additional Senior Debt, (d) any Secured Cash Management Obligations secured under the Senior Collateral Documents securing the related series, issue or class of Additional Senior Debt and (e) any renewals or extensions of the foregoing that are not prohibited by each Senior Debt Document and each Second Priority Debt Document. Additional Senior Debt Obligations shall include any Permitted Other Indebtedness (as defined in the Credit Agreement) that constitute Additional Senior Debt and guarantees thereof by the Grantors issued in exchange therefor.

“Additional Senior Debt Parties” means, with respect to any series, issue or class of Additional Senior Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Additional Senior Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any Guarantor under any related Additional Senior Debt Documents.

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor administrative agent and collateral agent as provided in Section 12.9 of the Credit Agreement; provided, however, that if the Credit Agreement is Refinanced, then all references herein to the Administrative Agent shall refer to the administrative agent (or trustee) under the Refinancing.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Cash Management Agreement” means any agreement or arrangement to provide Cash Management Services.

“Cash Management Services” means any one or more of the following types of services or facilities (i) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, or electronic funds transfer services, (ii) treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, return items, and interstate depository network services), (iii) any other demand deposit or operating account relationships or other cash management services and (iv) and other services related, ancillary or complementary to the foregoing.

“Class Debt” has the meaning assigned to such term in Section 8.09.

“Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Class Debt Representatives” has the meaning assigned to such term in Section 8.09.

“Collateral” means the Senior Collateral and the Second Priority Collateral.

“Collateral Documents” means the Senior Collateral Documents and the Second Priority Collateral Documents.

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“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement” means that certain First Lien Credit Agreement, dated as of July 3, 2017, among the Borrower, the lenders from time to time party thereto, Royal Bank of Canada, as administrative agent and collateral agent, and the other parties thereto.

“Credit Agreement Loan Documents” means the Credit Agreement and the other “Credit Documents” as defined in the Credit Agreement (or similar term in any Refinancing thereof).

“Credit Agreement Obligations” means the “Obligations” as defined in the Credit Agreement (or similar term in any Refinancing thereof).

“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Credit Agreement (or similar term in any Refinancing thereof).

“Debt Facility” means any Senior Facility and any Second Priority Debt Facility.

“Designated Second Priority Representative” means (i) the Initial Second Priority Representative, until such time as the Second Priority Debt Facility under the Initial Second Priority Debt Documents ceases to be the only Second Priority Debt Facility under this Agreement and (ii) thereafter, the Second Priority Representative designated from time to time by the Second Priority Majority Representatives, in a written notice to the Designated Senior Representative and the Borrower hereunder, as the “Designated Second Priority Representative” for purposes hereof.

“Designated Senior Representative” means (i) if at any time there is only one Senior Representative for a Senior Facility with respect to which the Discharge of Senior Obligations has not occurred, such Senior Representative and (ii) at any time when clause (i) does not apply, the Applicable Authorized Representative (as defined in the First Lien Intercreditor Agreement) at such time. The Designated Second Priority Representative may treat the Administrative Agent as the Designated Senior Representative until such time as it receives written notice from the Administrative Agent that it was replaced as Designated Senior Representative.

“DIP Financing” has the meaning assigned to such term in Section 6.01.

“Discharge” means, with respect to the Shared Collateral and any Debt Facility, the date on which (i) such Debt Facility and the Senior Obligations or Second Priority Debt Obligations thereunder, as the case may be, are no longer secured by all the Shared Collateral pursuant to the terms of the documentation governing such Debt Facility or, with respect to any Secured Hedge Obligations or Secured Cash Management Obligations secured by the Collateral Documents for such Debt Facility, either (x) such Secured Hedge Obligations or Secured Cash Management Obligations have been paid in full and are no longer secured by all the Shared Collateral pursuant to the terms of the documentation governing such Debt Facility, (y) such Secured Hedge Obligations or Secured Cash Management Obligations shall have been cash collateralized or backstopped on terms satisfactory to each applicable counterparty (or other arrangements satisfactory to the applicable counterparty shall have been made) or (z) such Secured Hedge Obligations or Secured Cash Management Obligations are no longer secured by all the Shared Collateral pursuant to the terms of the documentation governing such Debt Facility, (ii) any letters of credit issued under any Additional Senior Debt Facilities have terminated or have been cash collateralized, backstopped or otherwise provided fore (in the amount and form required under the applicable Debt Facility) and (iii) all commitments of the Senior

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Secured Parties and the Second Priority Debt Parties under their respective Debt Facilities have terminated. The term “Discharged” shall have a corresponding meaning.

“Discharge of Credit Agreement Obligations” means, with respect to the Shared Collateral, the Discharge of the Credit Agreement Obligations with respect to all the Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with an Additional Senior Debt Facility secured by such Shared Collateral under one or more Additional Senior Debt Documents which has been designated in writing by the Administrative Agent (under the Credit Agreement so Refinanced) to the Designated Second Priority Representative as the “Credit Agreement” for purposes of this Agreement.

“Discharge of Senior Obligations” means the date on which the Discharge of Credit Agreement Obligations and the Discharge of each Additional Senior Debt Facility has occurred.

“First Lien Intercreditor Agreement” has the meaning assigned to such term in the Credit Agreement.

“Grantors” means the Borrower and each Subsidiary or direct or indirect parent company of the Borrower which has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations.

“Guarantors” means the “Guarantors” as defined in the Credit Agreement.

“Initial Second Priority Debt” means the Second Priority Debt incurred pursuant to the Initial Second Priority Debt Documents.

“Initial Second Priority Collateral Documents” means the Security Agreement and the other “[Security Documents]” as defined in the Initial Second Priority Debt Documents (or similar term in any Refinancing of the Initial Second Priority Debt) and each of the collateral agreements, security agreements, pledge agreements, debentures and other instruments and documents executed and delivered by the Borrower or any other Grantor for purposes of providing collateral security for the Initial Second Priority Debt Obligations.

“Initial Second Priority Debt Documents” means that certain [Agreement], dated as of [  ], 20[  ], among the Borrower, [the Grantors identified therein,] and [  ], as [description of capacity], and any notes, security documents, pledge agreements, debentures and other operative agreements evidencing or governing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Second Priority Debt Obligations.

“Initial Second Priority Debt Obligations” means the “[Obligations]” as defined in the Initial Second Priority Debt Documents (or similar term in any Refinancing thereof).

“Initial Second Priority Debt Parties” means the “[Secured Parties]” as defined in the Initial Second Priority Debt Documents (or similar term in any Refinancing thereof) and the Initial Second Priority Representative.

“Initial Second Priority Representative” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Insolvency or Liquidation Proceeding” means:

(1)                                 any case commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling

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of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Company or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2)                                 any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3)                                 any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intellectual Property” means all “Copyrights,” “Patents” and “Trademarks,” each as defined in the Security Agreement.

“Joinder Agreement” means a supplement to this Agreement substantially in the form of Annex III or Annex IV hereof required to be delivered by a Representative to the Designated Senior Representative pursuant to Section 8.09 hereof in order to include an additional Debt Facility hereunder and to become the Representative hereunder for the Senior Secured Parties or Second Priority Secured Parties, as the case may be, under such Debt Facility.

“Lien” means with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority, or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease or a license of Intellectual Property be deemed to constitute a Lien.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Officer’s Certificate” means a certificate of an Authorized Officer of the Borrower.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust, or other enterprise or any Governmental Authority.

“Pledged or Controlled Collateral” has the meaning assigned to such term in Section 5.05(a).

“Proceeds” means the proceeds of any sale, collection or other liquidation of Shared Collateral and any payment or distribution made in respect of Shared Collateral in an Insolvency or Liquidation Proceeding and any amounts received by any Senior Representative or any Senior Secured Party from a Second Priority Debt Party in respect of Shared Collateral pursuant to this Agreement.

“Purchase Event” has the meaning assigned to such term in Section 5.07.

“Recovery” has the meaning assigned to such term in Section 6.04.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay such indebtedness, or to issue other indebtedness or enter into alternative financing arrangements, in exchange or replacement for such indebtedness (in

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whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including, in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Representatives” means the Senior Representatives and the Second Priority Representatives.

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Second Priority Class Debt” has the meaning assigned to such term in Section 8.09.

“Second Priority Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Second Priority Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Second Priority Collateral” means any “Collateral” (or similar term) as defined in any Second Priority Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Second Priority Collateral Document as security for any Second Priority Debt Obligation.

“Second Priority Collateral Documents” means the Initial Second Priority Collateral Documents and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Borrower or any Grantor for purposes of providing collateral security for any Second Priority Debt Obligation.

“Second Priority Debt” means (a) the Initial Second Priority Debt and (b) any additional Indebtedness of the Borrower or any other Grantor guaranteed by the Guarantors, other than the Initial Second Priority Debt, which Indebtedness and guarantees are secured by the Second Priority Collateral on a pari passu basis (but without regard to control of remedies, other than as provided by the terms of the applicable Second Priority Debt Documents) with the Initial Second Priority Debt Obligations and any other Second Priority Debt Obligations and the applicable Second Priority Debt Documents provide that such Indebtedness and guarantees are to be secured by such Second Priority Collateral on a subordinate basis to the Senior Debt Obligations; provided, however, that, in the case of clause (b), (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by the Senior Debt Documents and Second Priority Debt Documents and (ii) the Representative for the holders of such Indebtedness shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof. Second Priority Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors.

“Second Priority Debt Documents” means the Initial Second Priority Debt Documents and, with respect to any additional series, issue or class of Second Priority Debt, the promissory notes, indentures, credit agreement, the Second Priority Collateral Documents or other operative agreements evidencing or governing such Indebtedness.

“Second Priority Debt Facility” means each indenture, credit agreement or other governing agreement with respect to any Second Priority Debt.

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“Second Priority Debt Obligations” means the Initial Second Priority Debt Obligations and, with respect to any other series, issue or class of Second Priority Debt, (a) all principal of, and interest (including, without limitation, any interest, fees or expenses which accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Second Priority Debt and (b) all other amounts payable to the related Second Priority Debt Parties under the related Second Priority Debt Documents.

“Second Priority Debt Parties” means the Initial Second Priority Debt Parties and, with respect to any other series, issue or class of Second Priority Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Second Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any other Grantor under any related Second Priority Debt Documents.

“Second Priority Enforcement Date” means, with respect to any Second Priority Representative, the date which is 180 consecutive days after the occurrence of both (i) an Event of Default (under and as defined in the Second Priority Debt Document for which such Second Priority Representative has been named as Representative) and (ii) the Designated Senior Representative’s and each other Representative’s receipt of written notice from the Designated Second Priority Representative that (x) it is the Designated Second Priority Representative and that an Event of Default (under and as defined in the Second Priority Debt Document for which such Second Priority Representative has been named as Representative) has occurred and is continuing and (y) all of the then outstanding Second Priority Debt Obligations are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Second Priority Debt Document; provided that the Second Priority Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Designated Senior Representative has commenced and is diligently pursuing any enforcement action with respect to any or all of the Shared Collateral or (2) at any time the Grantor which has granted a security interest in any Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding. If the Designated Second Priority Representative or any other Second Priority Debt Party exercises any rights or remedies with respect to the Shared Collateral in accordance with the immediately preceding sentence of this paragraph and thereafter the Designated Senior Representative or any other Senior Secured Party commences (or attempts to commence) the exercise of any of its rights or remedies with respect to any or all of the Shared Collateral (including seeking relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding), the Second Priority Enforcement Date shall be deemed not to have occurred and the Designated Second Priority Representative and each other Second Priority Secured Party shall stop exercising any such rights or remedies with respect to the Shared Collateral.

“Second Priority Majority Representatives” means Second Priority Representatives representing at least a majority of the then aggregate amount of Second Priority Debt Obligations that agree to vote together.

“Second Priority Lien” means the Liens on the Second Priority Collateral in favor of Second Priority Debt Parties under Second Priority Collateral Documents.

“Second Priority Representative” means (i) in the case of the Initial Second Priority Debt Obligations covered hereby, the Initial Second Priority Representative and (ii) in the case of any other Second Priority Debt Facility, the Second Priority Debt Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Second Priority Debt Facility that is named as the Representative in respect of such Second Priority Debt Facility in the applicable Joinder Agreement.

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“Secured Cash Management Obligations” shall mean obligations of a Grantor under Cash Management Agreements with a Senior Secured Party that are intended under the applicable Senior Priority Collateral Document to be secured by Shared Collateral.

“Secured Hedge Obligations” shall mean obligations of a Grantor under Hedge Agreements with a Senior Secured Party that are intended under the applicable Senior Priority Collateral Document to be secured by Shared Collateral.

“Secured Obligations” means the Senior Obligations and the Second Priority Debt Obligations.

“Secured Parties” means the Senior Secured Parties and the Second Priority Debt Parties.

“Security Agreement” means the “Security Agreement” as defined in the Credit Agreement (or similar term in any Refinancing thereof).

“Senior Class Debt” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Senior Collateral” means any “Collateral” (or similar term) as defined in any Credit Agreement Loan Document or any other Senior Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Senior Collateral Document as security for any Senior Obligations.

“Senior Collateral Documents” means the Security Agreement and the other “Security Documents” as defined in the Credit Agreement, the First Lien Intercreditor Agreement (upon and after the initial execution and delivery thereof by the initial parties thereto) and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Borrower or any other Grantor for purposes of providing collateral security for any Senior Obligation.

“Senior Debt Documents” means (a) the Credit Agreement Loan Documents and (b) any Additional Senior Debt Documents.

“Senior Facilities” means the Credit Agreement and any Additional Senior Debt Facilities.

“Senior Lien” means the Liens on the Senior Collateral in favor of the Senior Secured Parties under the Senior Collateral Documents.

“Senior Obligations” means the Credit Agreement Obligations and any Additional Senior Debt Obligations; provided further that any Credit Agreement Obligations and any Additional Senior Debt Obligations shall in each case be conclusively deemed to have been incurred in compliance with the Second Priority Debt Documents if the Borrower shall have delivered to the Designated Senior Representative and the Designated Second Priority Representative an Officer’s Certificate to that effect.

“Senior Representative” means (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent, (ii) in the case of any Additional Senior Debt Facility and the Additional Senior Debt Parties thereunder (including with respect to any Additional Senior Debt Facility initially covered hereby on the date of this Agreement), the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Senior Debt Facility that is named as the

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Representative in respect of such Additional Senior Debt Facility hereunder or in the applicable Joinder Agreement.

“Senior Secured Parties” means the Credit Agreement Secured Parties and any Additional Senior Debt Parties.

“Shared Collateral” means, at any time, Collateral in which the holders of Senior Obligations under at least one Senior Facility (or their Representatives) and the holders of Second Priority Debt Obligations under at least one Second Priority Debt Facility (or their Representatives) hold a security interest at such time (or, in the case of the Senior Facilities, are deemed pursuant to Article II to hold a security interest). If, at any time, any portion of the Senior Collateral under one or more Senior Facilities does not constitute Second Priority Collateral under one or more Second Priority Debt Facilities, then such portion of such Senior Collateral shall constitute Shared Collateral only with respect to the Second Priority Debt Facilities for which it constitutes Second Priority Collateral and shall not constitute Shared Collateral for any Second Priority Debt Facility which does not have a security interest in such Senior Collateral at such time.

“Subsidiary” of any Person shall mean and include (i) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Capital Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, or (ii) any limited liability company, partnership, association, joint venture, or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Parent.

“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.

SECTION 1.02.           Interpretive Provision. The interpretive provisions contained in Section 1 of the Credit Agreement are incorporated herein, mutatis mutandis, as if a part hereof.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01.           Subordination.

Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Second Priority Representative or any Second Priority Debt Parties on the Shared Collateral or of any Liens granted to any Senior Representative or any other Senior Secured Party on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC, any applicable law, any Second Priority Debt Document or any Senior Debt Document or any other circumstance whatsoever, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that (a) any Lien on the Shared Collateral securing any Senior Obligations now or hereafter held by or on behalf of any Senior Representative or any other Senior Secured Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing any Second Priority Debt Obligations and (b) any Lien on the Shared Collateral securing any Second Priority Debt Obligations now or hereafter held by or on behalf of any Second Priority Representative, any Second

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Priority Debt Parties or any Second Priority Representative or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing any Senior Obligations. All Liens on the Shared Collateral securing any Senior Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing any Second Priority Debt Obligations for all purposes, whether or not such Liens securing any Senior Obligations are subordinated to any Lien securing any other obligation of the Borrower, any Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.

SECTION 2.02.           Nature of Senior Lender Claims. Each Second Priority

Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that (a) a portion of the Senior Obligations is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (b) the terms of the Senior Debt Documents and the Senior Obligations may be amended, supplemented or otherwise modified, and the Senior Obligations, or a portion thereof, may be Refinanced from time to time and (c) the aggregate amount of the Senior Obligations may be increased, in each case, without notice to or consent by the Second Priority Representatives or the Second Priority Debt Parties and without affecting the provisions hereof, including, without limitation, pursuant to Section 2.14 of the Credit Agreement so long as such increase is not prohibited by the Second Priority Debt Documents then in effect (for the avoidance of doubt any increase in the aggregate amount of the Senior Obligations permitted by the Second Priority Debt Documents on the date hereof shall be permitted). The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, supplement or other modification, or any Refinancing, of either the Senior Obligations or the Second Priority Debt Obligations, or any portion thereof. As between the Borrower and the other Grantors and the Second Priority Debt Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Borrower and the Grantors contained in any Second Priority Debt Document with respect to the incurrence of additional Senior Obligations.

SECTION 2.03.           Prohibition on Contesting Liens. Each of the Second Priority Representatives, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority, allowability, or enforceability of any Lien securing any Senior Obligations held (or purported to be held) by or on behalf of any Senior Representative or any of the other Senior Secured Parties or other agent or trustee therefor in any Senior Collateral, and each Senior Representative, for itself and on behalf of each Senior Secured Party under its Senior Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority, allowability, or enforceability of any Lien securing any Second Priority Debt Obligations held (or purported to be held) by or on behalf of any of any Second Priority Representative or any of the Second Priority Debt Parties in the Second Priority Collateral. Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of any Senior Representative to enforce this Agreement (including the priority of the Liens securing the Senior Obligations as provided in Section 2.01) or any of the Senior Debt Documents.

SECTION 2.04.           No New Liens. (a) Subject to the terms hereof, the parties hereto agree that, so long as the Discharge of Senior Obligations has not occurred, (a) none of the Grantors shall, or shall permit any of its subsidiaries to, (1) grant or permit any additional Liens on any asset or property of any Grantor to secure any Second Priority Debt Obligation unless it has granted, or substantially concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the Senior Obligations, or (2) grant or permit any additional Liens on any asset or property of any Grantor to secure any Senior Obligations unless it has

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granted, or substantially concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the Second Priority Debt Obligations; and (b) if any Second Priority Representative or any Second Priority Debt Party shall hold any Lien on any assets or property of any Grantor securing any Second Priority Obligations that are not also subject to the first-priority Liens securing all Senior Obligations under the Senior Collateral Documents, such Second Priority Representative or Second Priority Debt Party (i) shall notify the Designated Senior Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to each Senior Representative as security for the Senior Obligations, shall assign such Lien to the Designated Senior Representative as security for all Senior Obligations for the benefit of the Senior Secured Parties (but may retain a junior lien on such assets or property subject to the terms hereof) and (ii) until such assignment or such grant of a similar Lien to each Senior Representative, shall be deemed to hold and have held such Lien for the benefit of each Senior Representative and the other Senior Secured Parties as security for the Senior Obligations. To the extent that the provisions of the immediately preceding sentence are not complied with for any reason, without limiting any other right or remedy available to any Senior Representative or any other Senior Secured Party, each Second Priority Representative agrees, for itself and on behalf of the other Second Priority Debt Parties, that any amounts received by or distributed to any Second Priority Debt Party pursuant to or as a result of any Lien granted in contravention of this Section 2.04 shall be subject to Section 4.01 and Section 4.02.

(b)                                 The existence of a maximum claim with respect to any real property subject to a mortgage which applies to all Secured Obligations shall not be deemed to be a difference in Collateral among any series, issue or class of Senior Obligations or Second Priority Debt Obligations.

SECTION 2.05.           Perfection of Liens. Except for the limited agreements of the Senior Representatives pursuant to Section 5.05 hereof, none of the Senior Representatives or the Senior Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Second Priority Representatives or the Second Priority Debt Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Secured Parties and the Second Priority Debt Parties and shall not impose on the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

SECTION 2.06.           [Reserved]

ARTICLE III

Enforcement

SECTION 3.01.           Exercise of Remedies.

(a)                                 So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, (i) neither any Second Priority Representative nor any Second Priority Debt Party will (x) exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Second Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Shared Collateral or any other Senior Collateral by any Senior Representative or any Senior Secured Party in respect of the Senior Obligations, the exercise of any right by any Senior Representative or any Senior Secured Party (or any agent or sub-agent on their behalf) in respect of the

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Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Senior Representative or any Senior Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the Senior Debt Documents or otherwise in respect of the Senior Collateral or the Senior Obligations, or (z) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of Senior Obligations and (ii) except as otherwise provided herein, the Senior Representatives and the Senior Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral without any consultation with or the consent of any Second Priority Representative or any Second Priority Debt Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Borrower or any other Grantor, any Second Priority Representative may file a claim, proof of claim or statement of interest with respect to the Second Priority Debt Obligations under its Second Priority Debt Facility, (B) any Second Priority Representative may take any action (not adverse to the prior Liens on the Shared Collateral securing the Senior Obligations or the rights of the Senior Representatives or the Senior Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (C) to the extent not otherwise inconsistent with this Agreement, any Second Priority Representative and the Second Priority Secured Parties may exercise their rights and remedies as unsecured creditors, as provided in Section 5.04, (D) any Second Priority Representative may exercise the rights and remedies provided for in Section 6.03 and the Second Priority Debt Parties may file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the Second Priority Debt Parties or the avoidance of any Second Priority Lien to the extent not inconsistent with the terms of this Agreement, (E) any Second Priority Debt Party may vote on any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency or Liquidation Proceeding that conforms to the terms and conditions of this Agreement, and (F) from and after the Second Priority Enforcement Date, the Designated Second Priority Representative (or a person authorized by it) may exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Second Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), but only so long as (1) the Designated Senior Representative has not commenced and is not diligently pursuing any enforcement action with respect to any or all of the Shared Collateral or (2) the Grantor which has granted a security interest in any Shared Collateral is not then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding, in each case (A) through (E) above, to the extent such action is not inconsistent with, or could not result in a resolution inconsistent with the terms of this Agreement. In exercising rights and remedies with respect to the Senior Collateral, the Senior Representatives and the Senior Secured Parties may enforce the provisions of the Senior Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b)                                 So long as the Discharge of Senior Obligations has not occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not, in the context of its role as secured creditor, take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Shared Collateral

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in respect of Second Priority Debt Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), the sole right of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Second Priority Debt Obligations pursuant to the Second Priority Debt Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.

(c)                                  Subject to the proviso in clause (ii) of Section 3.01(a), (i) each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that neither such Second Priority Representative nor any such Second Priority Debt Party will take any action that would hinder any exercise of remedies undertaken by any Senior Representative or any Senior Secured Party with respect to the Shared Collateral under the Senior Debt Documents, including any sale, lease, exchange, transfer or other disposition of the Shared Collateral, whether by foreclosure or otherwise, and (ii) each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any and all rights it or any such Second Priority Debt Party may have as a junior lien creditor or otherwise to object to the manner in which the Senior Representatives or the Senior Secured Parties seek to enforce or collect the Senior Obligations or the Liens granted on any of the Senior Collateral, regardless of whether any action or failure to act by or on behalf of any Senior Representative or any other Senior Secured Party is adverse to the interests of the Second Priority Debt Parties.

(d)                                 Each Second Priority Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Priority Debt Document shall be deemed to restrict in any way the rights and remedies of the Senior Representatives or the Senior Secured Parties with respect to the Senior Collateral as set forth in this Agreement and the Senior Debt Documents.

(e)                                  Until the Discharge of Senior Obligations, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), the Designated Senior Representative (or any person authorized by it) shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto. Following the Discharge of Senior Obligations, the Designated Second Priority Representative (or any person authorized by it) who may be instructed by the Second Priority Majority Representatives shall have the exclusive right to exercise any right or remedy with respect to the Second Priority Collateral, and the Designated Second Priority Representative (or any person authorized by it) who may be instructed by the Second Priority Majority Representatives shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Second Priority Debt Parties with respect to the Second Priority Collateral, or of exercising or directing the exercise of any trust or power conferred on the Second Priority Representatives, or for the taking of any other action authorized by the Second Priority Collateral Documents; provided, however, that nothing in this Section shall impair the right of any Second Priority Representative or other agent or trustee acting on behalf of the Second Priority Debt Parties to take such actions with respect to the Second Priority Collateral after the Discharge of Senior Obligations as may be otherwise required or authorized pursuant to any intercreditor agreement governing the Second Priority Debt Parties or the Second Priority Debt Obligations.

SECTION 3.02.           Cooperation. Subject to the proviso in clause (ii) of Section 3.01(a), each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, unless and until the Discharge of Senior Obligations has occurred, it will not commence, or join with any Person (other than the Senior Secured Parties and the Senior Representatives upon the request of the Designated Senior Representative) in commencing, any enforcement, collection,

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execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Second Priority Debt Documents or otherwise in respect of the Second Priority Debt Obligations.

SECTION 3.03.           Actions upon Breach. Should any Second Priority Representative or any Second Priority Debt Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, any Senior Representative or other Senior Secured Party (in its or their own name or in the name of the Borrower or any other Grantor) or the Borrower may obtain relief against such Second Priority Representative or such Second Priority Debt Party by injunction, specific performance or other appropriate equitable relief. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Facility, hereby (i) agrees that the Senior Secured Parties’ damages from the actions of the Second Priority Representatives or any Second Priority Debt Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Borrower, any other Grantor or the Senior Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Senior Representative or any other Senior Secured Party.

ARTICLE IV

Payments

SECTION 4.01.           Application of Proceeds. After an Event of Default (as defined therein) under any Senior Debt Document has occurred and until such Event of Default is cured or waived, so long as the Discharge of Senior Obligations has not occurred, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral upon the exercise of remedies shall be applied by the Designated Senior Representative to the Senior Obligations in such order as specified in the relevant Senior Debt Documents (including the First Lien Intercreditor Agreement) until the Discharge of Senior Obligations has occurred. Upon the Discharge of Senior Obligations, each applicable Senior Representative shall deliver promptly to the Designated Second Priority Representative any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Second Priority Representative to the Second Priority Debt Obligations in such order as specified in the relevant Second Priority Debt Documents.

SECTION 4.02.           Payments Over. Unless and until the Discharge of Senior Obligations has occurred, any Shared Collateral or Proceeds thereof received by any Second Priority Representative or any Second Priority Debt Party in connection with the exercise of any right or remedy (including setoff) relating to the Shared Collateral shall be segregated and held in trust for the benefit of and forthwith paid over to the Designated Senior Representative for the benefit of the Senior Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Designated Senior Representative is hereby authorized to make any such endorsements as agent for each of the Second Priority Representatives or any such Second Priority Debt Party. This authorization is coupled with an interest and is irrevocable.

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ARTICLE V

Other Agreements

SECTION 5.01.           Releases.

(a)                                 Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, if in connection with (i) any sale, transfer or other disposition of any Shared Collateral by any Grantor (other than in connection with any enforcement or exercise of rights or remedies with respect to the Shared Collateral which shall be governed by clause (ii)) permitted under the terms of the Senior Debt Documents or consented to by the holders of Senior Obligations under the Senior Debt Documents (other than after the occurrence and during the continuance of any Event of Default under the Second Priority Debt Documents) or (ii) the enforcement or exercise of any rights or remedies with respect to the Shared Collateral by a Senior Secured Party, including any sale, transfer or other disposition of Shared Collateral so long as net proceeds of any such Shared Collateral are applied to reduce permanently the Senior Obligations, the Designated Senior Representative, for itself and on behalf of the other Senior Secured Parties releases any of the Senior Liens on any of the Shared Collateral (a “Release”), then the Liens on such Shared Collateral securing any Second Priority Debt Obligations shall be automatically, unconditionally and simultaneously released and each Second Priority Representative shall, for itself and on behalf of the other applicable Second Priority Class Debt Parties and at the sole cost and expense of the Grantors, promptly execute and deliver to the Designated Senior Representative and the applicable Grantors such termination statements, releases and other documents as the Designated Senior Representative or any applicable Grantor may reasonably request to effectively confirm such Release; provided that, with respect to clause (ii) above, any proceeds received by the Senior Priority Representatives and any other Senior Secured Party in excess of those necessary to achieve the Discharge of Senior Obligations shall be distributed in accordance with Section 4.01. Similarly, if the equity interests of any Person are foreclosed upon or otherwise disposed of pursuant to clause (i) or (ii) above and in connection therewith the Designated Senior Representative releases the Senior Liens on the Shared Collateral of such Person or releases such Person from its guarantee of Senior Obligations, then the Second Priority Lien on such property or assets of such Person and such Person’s guarantee of Second Priority Debt Obligations shall be automatically released to the same extent. Nothing in this Section 5.01(a) will be deemed to affect any agreement of a Second Priority Representative, for itself and on behalf of the Second Priority Debt Parties under its Second Priority Debt Facility, to release the Liens on the Second Priority Collateral or to release any Person from its guarantee of Second Priority Debt Obligations as set forth in the relevant Second Priority Debt Documents.

(b)                                 Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby irrevocably constitutes and appoints the Designated Senior Representative and any officer or agent of the Designated Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Priority Representative or such Second Priority Debt Party or in the Designated Senior Representative’s own name, from time to time in the Designated Senior Representative’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release.

(c)                                  Unless and until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby consents to the application, whether prior to or after an Event of Default (as defined in any Senior Debt Document) of Proceeds of Shared Collateral to the repayment of Senior Obligations pursuant

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to the Senior Debt Documents, provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Second Priority Representatives or the Second Priority Debt Parties to receive Proceeds in connection with the Second Priority Debt Obligations not otherwise in contravention of this Agreement.

(d)                                 Notwithstanding anything to the contrary in any Second Priority Collateral Document, in the event the terms of a Senior Collateral Document and a Second Priority Collateral Document each require any Grantor (i) to make payment in respect of any item of Shared Collateral, (ii) to deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) to register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, both the Designated Senior Representative and any Second Priority Representative or Second Priority Debt Party, such Grantor may, until the applicable Discharge of Senior Obligations has occurred, comply with such requirement under the Second Priority Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Designated Senior Representative.

SECTION 5.02.           Insurance and Condemnation Awards. Unless and until the Discharge of Senior Obligations has occurred, the Designated Senior Representative and the Senior Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the Senior Debt Documents, (a) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (b) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral, in each case in accordance with the Senior Debt Documents. Unless and until the Discharge of Senior Obligations has occurred, all Proceeds of any such policy and any such award, if in respect of the Shared Collateral, shall be paid (i) first, prior to the occurrence of the Discharge of Senior Obligations, to the Designated Senior Representative for the benefit of Senior Secured Parties pursuant to the terms of the Senior Debt Documents, (ii) second, after the occurrence of the Discharge of Senior Obligations, to the Designated Second Priority Representative for the benefit of the Second Priority Debt Parties pursuant to the terms of the applicable Second Priority Debt Documents, and (iii) third, if no Second Priority Debt Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Second Priority Representative or any Second Priority Debt Party shall, at any time, receive any Proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such Proceeds over to the Designated Senior Representative in accordance with the terms of Section 4.02.

SECTION 5.03.           Amendments to Second Priority Collateral Documents.

(a)                                 The Senior Debt Documents may be amended, restated, supplemented or otherwise modified in accordance with their terms, and the Senior Debt Obligations may be Refinanced or replaced, in whole or in part, in each case, without the consent of any Second Priority Representative or any Second Priority Debt Party, all without affecting the Lien priorities provided for herein or the other provisions hereof; provided, however, that, without the consent of the Second Priority Majority Representatives, no such amendment,

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restatement, supplement, modification or Refinancing (or successive amendments, restatements, supplements, modifications or Refinancings) shall contravene any provision of this Agreement.

(b)                                 Without the prior written consent of the Senior Representatives, no Second Priority Debt Document may be amended, restated, supplemented or otherwise modified, or entered into, and no Indebtedness under the Second Priority Debt Documents may be Refinanced, to the extent such amendment, restatement, supplement or modification or Refinancing, or the terms of such new Second Priority Debt Document, would contravene the provisions of this Agreement. The Borrower agrees to deliver to the Designated Senior Representative copies of (i) any amendments, supplements or other modifications to the Second Priority Collateral Documents and (ii) any new Second Priority Collateral Documents promptly after effectiveness thereof; provided that the failure to give such notice shall not affect the effectiveness and validity thereof. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that each Second Priority Collateral Document under its Second Priority Debt Facility shall include the following language (or language to similar effect reasonably approved by the Designated Senior Representative):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Second Priority Representative pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Secured Parties (as defined in the Intercreditor Agreement referred to below), including liens and security interests granted to ROYAL BANK OF CANADA, as administrative agent, pursuant to or in connection with the Credit Agreement, dated as of July 3, 2017 (as amended, restated, supplemented or otherwise modified from time to time), FOCUS FINANCIAL PARTNERS, LLC (the “Borrower”), ROYAL BANK OF CANADA, as administrative agent and collateral agent, and (ii) the exercise of any right or remedy by the Second Priority Representative hereunder is subject to the limitations and provisions of the First Lien/Second Lien Intercreditor Agreement, dated as of [   ], 20[   ] (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among the Borrower, the other grantors party thereto, ROYAL BANK OF CANADA, as Administrative Agent, [   ], as Representative for the Initial Second Priority Debt Parties, and each additional Second Priority Representative and Senior Representative from time to time party thereto. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern.”

(c)                                  In the event that each applicable Senior Representative and/or the Senior Secured Parties enter into any amendment, waiver or consent in respect of any of the Senior Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the Senior Representatives, the Senior Secured Parties, the Borrower or any other Grantor thereunder (including the release of any Liens in Senior Collateral) in a manner that is applicable to all Senior Facilities, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Second Priority Collateral Document without the consent of any Second Priority Representative or any Second Priority Debt Party and without any action by any Second Priority Representative, the Company or any other Grantor; provided, however, that (i) no such amendment, waiver or consent shall (A) remove assets subject to the Second Priority Liens or release any such Liens, except to the extent that such release is permitted or required by Section 5.01(a) and provided that there is a substantially concurrent release of the corresponding Senior Liens or (B) impose duties that are adverse on any Second Priority Representative without its prior written consent and (ii) written notice of such amendment, waiver or consent shall have been given to each Second Priority Representative within ten (10) days after the effectiveness of such amendment, waiver or consent; provided that the failure to give such notice shall not affect the effectiveness and validity thereof.

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(d)                                 The Borrower agrees to deliver to each of the Designated Senior Representative and the Designated Second Priority Representative copies of (i) any material amendments, supplements or other modifications to the material Senior Debt Documents or the material Second Priority Debt Documents and (ii) any new material Senior Debt Documents or material Second Priority Debt Documents promptly after effectiveness thereof.

SECTION 5.04.           Rights as Unsecured Creditors. Notwithstanding anything to the contrary in this Agreement, the Second Priority Representatives and the Second Priority Debt Parties may exercise rights and remedies as unsecured creditors against the Borrower and any other Grantor in accordance with the terms of the Second Priority Debt Documents and applicable law so long as such rights and remedies do not violate any express provision of this Agreement. Nothing in this Agreement shall prohibit the receipt by any Second Priority Representative or any Second Priority Debt Party of the required payments of principal, premium, interest, fees and other amounts due under the Second Priority Debt Documents so long as such receipt is not the direct or indirect result of the exercise by a Second Priority Representative or any Second Priority Debt Party of rights or remedies as a secured creditor in respect of Shared Collateral in contravention of this Agreement. In the event any Second Priority Representative or any Second Priority Debt Party becomes a judgment lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Second Priority Debt Obligations, such judgment lien shall be subordinated to the Liens securing Senior Obligations on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Senior Representatives or the Senior Secured Parties may have with respect to the Senior Collateral.

SECTION 5.05.           Gratuitous Bailee for Perfection.

(a)                                 Each Senior Representative acknowledges and agrees that if it shall at any time hold a Lien securing any Senior Obligations on any Shared Collateral that can be perfected by the possession, control, or notation, of such Shared Collateral or of any account in which such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the possession or under the control of, or notation, in the name of, such Senior Representative, or of agents or bailees of such Person (such Shared Collateral being referred to herein as the “Pledged or Controlled Collateral”), or if it shall at any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, the applicable Senior Representative shall also hold such Pledged or Controlled Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent or gratuitous bailee (such bailment being intended, among other things, to satisfy the requirements of Section 8-301(a)(2) and 9-313(c) of the Uniform Commercial Code, to the extent applicable) for the relevant Second Priority Representatives, in each case solely for the purpose of perfecting the Liens granted under the relevant Second Priority Collateral Documents and subject to the terms and conditions of this Section 5.05.

(b)                                 In the event that any Senior Representative (or its agents or bailees) has Lien filings against Intellectual Property that is part of the Shared Collateral that are necessary for the perfection of Liens in such Shared Collateral, such Senior Representative agrees to hold such Liens as sub-agent and gratuitous bailee (such bailment being intended, among other things, to satisfy the requirements of Section 8-301(a)(2) and 9-313(c) of the Uniform Commercial Code, to the extent applicable) for the relevant Second Priority Representatives and any assignee thereof, solely for the purpose of perfecting the security interest granted in such Liens pursuant to the relevant Second Priority Collateral Documents, subject to the terms and conditions of this Section 5.05.

(c)                                  Except as otherwise specifically provided herein, until the Discharge of Senior Obligations has occurred, the Senior Representatives and the Senior Secured Parties shall be entitled to deal with the

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Pledged or Controlled Collateral in accordance with the terms of the Senior Debt Documents as if the Liens under the Second Priority Collateral Documents did not exist. The rights of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.

(d)                                 The Senior Representatives and the Senior Secured Parties shall have no obligation whatsoever to the Second Priority Representatives or any Second Priority Debt Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.05. The duties or responsibilities of the Senior Representatives under this Section 5.05 shall be limited solely to holding, controlling, or being notated on, the Shared Collateral and the related Liens referred to in paragraphs (a) and (b) of this Section 5.05 as sub-agent and gratuitous bailee (such bailment being intended, among other things, to satisfy the requirements of Section 8-301(a)(2) and 9-313(c) of the Uniform Commercial Code, to the extent applicable) for the relevant Second Priority Representative for purposes of perfecting the Lien held by such Second Priority Representative.

(e)                                  The Senior Representatives shall not have by reason of the Second Priority Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Second Priority Representative or any Second Priority Debt Party, and each, Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives and releases the Senior Representatives from all claims and liabilities arising pursuant to the Senior Representatives’ roles under this Section 5.05 as sub-agents and gratuitous bailees with respect to the Shared Collateral.

(f)                                   Upon the Discharge of Senior Obligations, each applicable Senior Representative shall, at the Grantors’ sole cost and expense, (i) (A) deliver to the Designated Second Priority Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all Proceeds thereof, held or controlled by such Senior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, or (B) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct, (ii) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier, and (iii) notify any governmental authority involved in any condemnation or similar proceeding involving any Grantor that the Designated Second Priority Representative is entitled to approve any awards granted in such proceeding. The Borrower and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Senior Representative for loss or damage suffered by such Senior Representative as a result of such transfer, except for loss or damage suffered by any such Person as a result of its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The Senior Representatives have no obligations to follow instructions from any Second Priority Representative or any other Second Priority Debt Party in contravention of this Agreement. No Senior Representative shall have any liability to any Second Priority Debt Party.

(g)                                  None of the Senior Representatives nor any of the other Senior Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Borrower or any Subsidiary to any Senior Representative or any Senior Secured Party under the Senior Debt Documents or any assurance of payment in respect thereof or to any Second Priority Debt Party, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral

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security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

SECTION 5.06.           When Discharge of Senior Obligations Deemed To Not Have Occurred. If, at any time substantially concurrently with or after the Discharge of Senior Obligations has occurred, the Borrower or any other Grantor consummates any Refinancing or incurs any Senior Obligations (other than in respect of the payment of indemnities surviving the Discharge of Senior Obligations), then such Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Obligations) and the applicable agreement governing such Senior Obligations shall automatically be treated as a Senior Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the agent, representative or trustee for the holders of such Senior Obligations shall be the Senior Representative for all purposes of this Agreement. Upon receipt of notice of such incurrence (including the identity of the new Senior Representative), each Second Priority Representative (including the Designated Second Priority Representative) shall promptly (a) enter into such documents and agreements (at the expense of the Borrower), including amendments or supplements to this Agreement, as the Borrower or such new Senior Representative shall reasonably request in writing in order to provide the new Senior Representative the rights of a Senior Representative contemplated hereby, (b) deliver to such Senior Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all Proceeds thereof, held or controlled by such Second Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral and (c) notify any governmental authority involved in any condemnation or similar proceeding involving a Grantor that the new Senior Representative is entitled to approve any awards granted in such proceeding.

SECTION 5.07.           Purchase Right. Without prejudice to the enforcement of the Senior Secured Parties’ remedies, the Senior Secured Parties agree that following (a) the acceleration of the Senior Obligations in accordance with the terms of the Credit Agreement Loan Documents or (b) the commencement of an Insolvency or Liquidation Proceeding (each, a “Purchase Event”), within thirty (30) days of the Purchase Event, one or more of the Second Priority Debt Parties may request, and the Senior Secured Parties hereby offer the Second Priority Debt Parties the option, to purchase all, but not less than all, of the aggregate amount of outstanding Senior Obligations outstanding at the time of purchase at par, plus any premium that would be applicable upon prepayment of the Senior Obligations and accrued and unpaid interest, fees, and expenses without warranty or representation or recourse (except for representations and warranties required to be made by assigning lenders pursuant to the Assignment and Assumption (as such term is defined in the Credit Agreement)). If such right is exercised, the parties shall endeavor to close promptly thereafter but in any event within ten (10) Business Days of the request. If one or more of the Second Priority Debt Parties exercise such purchase right, it shall be exercised pursuant to documentation mutually acceptable to each of the Senior Representative and the Second Priority Representative, subject to any consent rights of the Borrower under the Credit Agreement or any applicable Senior Debt Document. If none of the Second Priority Debt Parties exercise such right, the Senior Secured Parties shall have no further obligations pursuant to this Section 5.07 for such Purchase Event and may take any further actions in their sole discretion in accordance with the Senior Debt Documents and this Agreement.

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ARTICLE VI

Insolvency or Liquidation Proceedings.

SECTION 6.01.           Financing Issues. Until the Discharge of Senior Obligations has occurred, if the Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and any Senior Representative or shall desire to consent (or not object) to the sale, use or lease of cash or other collateral or to consent (or not object) to the Borrower’s or any other Grantor’s obtaining financing under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (“DIP Financing”), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will raise no (a) objection to and will not otherwise contest (or support any person in objecting or otherwise contesting) such sale, use or lease of such cash or other collateral or such DIP Financing and, except to the extent permitted by the proviso in clause (ii) of Section 3.01(a) and Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing any Senior Obligations are subordinated or pari passu with such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Second Priority Debt Obligations are so subordinated to Liens securing Senior Obligations under this Agreement, (y) any adequate protection Liens granted to the Senior Secured Parties, and (z) to any “carve-out” for professional and United States Trustee fees agreed to by the Senior Representatives, (b) objection to (and will not otherwise contest) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Obligations made by any Senior Representative or any other Senior Secured Party with respect to the Senior Collateral, (c) objection to (and will not otherwise contest or support any person in objecting to) any lawful exercise by any Senior Secured Party of the right to credit bid Senior Obligations at any sale in foreclosure of Senior Collateral or under Section 363(k) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, (d) objection to (and will not otherwise contest or support any person in objecting to) any other request for judicial relief made in any court by any Senior Secured Party relating to the lawful enforcement of any Lien on Senior Collateral, or (e) objection to (and will not otherwise contest or oppose or support any person in objecting to, contesting or opposing) any order relating to a sale or other disposition of assets of any Grantor for which any Senior Representative has consented or not objected that provides, to the extent such sale or other disposition is to be free and clear of Liens, that the Liens securing the Senior Obligations and the Second Priority Debt Obligations will attach to the Proceeds of the sale on the same basis of priority as the Liens on the Shared Collateral securing the Senior Obligations rank to the Liens on the Shared Collateral securing the Second Priority Debt Obligations pursuant to this Agreement; provided that the Second Priority Debt Parties may assert any objection to the proposed bidding procedures or protections to be utilized in connection with any such sale or disposition that may be asserted by any unsecured creditor of any Grantor, and further provided that the Second Priority Debt Parties are not deemed to have waived any rights to credit bid on the Shared Collateral in any such sale or disposition under Section 363(k) of the Bankruptcy Code (or any similar provision under the Bankruptcy Code or any other applicable law), so long as any such credit bid provides for the payment in full in cash of the Senior Obligations. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that notice received two (2) Business Days prior to the entry of an order approving such usage of cash or other collateral or approving such financing shall be adequate notice.

SECTION 6.02.           Relief from the Automatic Stay. Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the Designated Senior Representative.

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SECTION 6.03.           Adequate Protection. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall (A) object, contest or support any other Person objecting to or contesting (a) any request by any Senior Representative or any Senior Secured Parties for adequate protection, (b) any objection by any Senior Representative or any Senior Secured Parties to any motion, relief, action or proceeding based on any Senior Representative’s or Senior Secured Party’s claiming a lack of adequate protection, or (c) the payment of interest, fees, expenses or other amounts of any Senior Representative or any other Senior Secured Party under Section 506(b) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or (B) assert or support any claim for costs or expenses of preserving or disposing of any Collateral under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law. Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Senior Secured Parties (or any subset thereof) are granted adequate protection in the form of additional or replacement collateral or superpriority claims in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (other than in a role of DIP Financing provider), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, may seek or request adequate protection in the form of a Lien or superpriority claim on such additional or replacement collateral, which (A) Lien or superpriority claim is subordinated to the Liens securing or claims with respect to all Senior Obligations and such DIP Financing (and all obligations relating thereto and any “carve-out”) on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to the Liens securing Senior Obligations under this Agreement and (B) superpriority claim is subordinated to all claims of the Senior Secured Parties on the same basis as the other claims of the Second Priority Debt Parties are so subordinated to the claims of the Senior Secured Parties under this Agreement, and (ii) in the event any Second Priority Representatives, for themselves and on behalf of the Second Priority Debt Parties under their Second Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted in the form of additional or replacement collateral, then such Second Priority Representatives, for themselves and on behalf of each Second Priority Debt Party under their Second Priority Debt Facilities, agree that each Senior Representative shall also be granted a senior Lien on such additional or replacement collateral as security for the Senior Obligations and any such DIP Financing and that any Lien on such additional or replacement collateral securing the Second Priority Debt Obligations shall be subordinated to the Liens on such collateral securing the Senior Obligations and any such DIP Financing (and all obligations relating thereto and any “carve-out”) and any other Liens granted to the Senior Secured Parties as adequate protection on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement (and, to the extent the Senior Secured Parties are not granted such adequate protection in such form, any amounts recovered by or distributed to any Second Priority Debt Party pursuant to or as a result of any Lien on such additional or replacement collateral so granted to the Second Priority Debt Parties shall be subject to Section 4.02), and (iii) in the event any Second Priority Representatives, for themselves and on behalf of the Second Priority Debt Parties under their Second Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted (in each instance, to the extent such grant is otherwise permissible under the terms and conditions of this Agreement) in the form of a superpriority claim, then such Second Priority Representatives, for themselves and on behalf of each Second Priority Debt Party under their Second Priority Debt Facilities, agree that each Senior Representative shall also be granted adequate protection in the form of a superpriority claim, which superpriority claim shall be senior to the claims of the Second Priority Debt Parties (and, to the extent the Senior Secured Parties are not granted such adequate protection in such form, any amounts recovered by or distributed to any Second Priority Debt Party pursuant to or as a result of any such superpriority claim so granted to the Second Priority Debt Parties shall be subject to Section 4.02). Without limiting the generality of the foregoing, to the extent that the Senior Secured Parties are granted adequate protection in the form of payments in the amount of current post-petition fees and expenses, and/or other cash payments, then the Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt

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Facility, shall not be prohibited from seeking adequate protection in the form of payments in the amount of current post-petition incurred fees and expenses, and/or other cash payments (as applicable), subject to the right of the Senior Secured Parties to object to the reasonableness of the amounts of fees and expenses or other cash payments so sought by the Second Priority Debt Parties.

SECTION 6.04.           Preference Issues. If any Senior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Borrower or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as Proceeds of security, enforcement of any right of setoff or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Senior Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

SECTION 6.05.           Separate Grants of Security and Separate Classifications. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Collateral Documents and the Second Priority Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Second Priority Debt Obligations are fundamentally different from the Senior Obligations and must be separately classified in any plan of reorganization proposed, confirmed or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Senior Secured Parties and the Second Priority Debt Parties in respect of the Shared Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledges and agrees that all distributions from the Shared Collateral shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral (with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Debt Parties), the Senior Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees and expenses (whether or not allowed or allowable in such Insolvency or Liquidation Proceeding) before any distribution from the Shared Collateral is made in respect of the Second Priority Debt Obligations, with each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledging and agreeing to turn over to the Designated Senior Representative amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Debt Parties.

SECTION 6.06.           No Waivers of Rights of Senior Secured Parties. Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit any Senior Representative or any other Senior Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Second Priority Debt Party, including the seeking by any Second Priority Debt Party of adequate

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protection or the asserting by any Second Priority Debt Party of any of its rights and remedies under the Second Priority Debt Documents or otherwise.

SECTION 6.07.           Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Shared Collateral and Proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

SECTION 6.08.           Other Matters. To the extent that any Second Priority Representative or any Second Priority Debt Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, such Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees not to assert any such rights without the prior written consent of each Senior Representative, provided that if requested by any Senior Representative, such Second Priority Representative shall timely exercise such rights in the manner requested by the Designated Senior Representative, including any rights to payments in respect of such rights.

SECTION 6.09.           506(c) Claims. Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens securing the Senior Obligations for costs or expenses of preserving or disposing of any Shared Collateral.

SECTION 6.10.           Reorganization Securities; Voting.

(a)                                 If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the Senior Obligations and the Second Priority Debt Obligations, then, to the extent the debt obligations distributed on account of the Senior Obligations and on account of the Second Priority Debt Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(b)                                 No Second Priority Debt Party (whether in the capacity of a secured creditor or an unsecured creditor) shall propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of the Designated Senior Representative or to the extent any such plan is proposed or supported by the number of Senior Secured Debt Parties required under Section 1126(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law.

SECTION 6.11.           Section 1111(b) of the Bankruptcy Code. The Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, shall not object to, oppose, support any objection, or take any other action to impede, the right of any Senior Secured Party to make an election under Section 1111(b)(2) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to the Senior Collateral. The Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, waives any claim it may hereafter have against any senior claimholder arising out of the election by any Senior Secured Party of the

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application of Section 1111(b)(2) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to the Senior Collateral.

SECTION 6.12.           Post-Petition Interest.

(a)                                 Neither the Second Priority Representative nor any other Second Priority Debt Party shall oppose or seek to challenge any claim by the Senior Priority Representative or any other Senior Secured Party for allowance in any Insolvency or Liquidation Proceeding of Senior Obligations consisting of claims for post-petition interest, fees, or expenses under Section 506(b) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or otherwise.

(b)                                 Neither the Senior Priority Representative nor any other Senior Secured Party shall oppose or seek to challenge any claim by the Second Priority Representative or any other Second Priority Debt Party for allowance in any Insolvency or Liquidation Proceeding of Second Priority Debt Obligations consisting of claims for post-petition interest, fees, or expenses under Section 506(b) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or otherwise, to the extent of the value of the Lien of the Second Priority Representative on behalf of the Second Priority Debt Parties on the Shared Collateral (after taking into account the Senior Obligations).

ARTICLE VII

Reliance; Etc.

SECTION 7.01.           Reliance. The consent by the Senior Secured Parties to the execution and delivery of the Second Priority Debt Documents to which the Senior Secured Parties have consented and all loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Secured Parties to the Borrower or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that it and such Second Priority Debt Parties have, independently and without reliance on any Senior Representative or other Senior Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Second Priority Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decisions in taking or not taking any action under the Second Priority Debt Documents or this Agreement.

SECTION 7.02.           No Warranties or Liability. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that neither any Senior Representative nor any other Senior Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Senior Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Senior Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Second Priority Representatives and the Second Priority Debt Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. Neither any Senior Representative nor any other Senior Secured Party shall have any duty to any Second Priority Representative or Second Priority Debt Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Borrower or any Subsidiary (including the Second Priority Debt Documents), regardless of any knowledge thereof that they may have or be charged

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with. Except as expressly set forth in this Agreement, the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectibility of any of the Senior Obligations, the Second Priority Debt Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

SECTION 7.03.           Obligations Unconditional. All rights, interests, agreements and obligations of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties hereunder shall remain in full force and effect irrespective of:

(a)                                 any lack of validity or enforceability of any Senior Debt Document or any Second Priority Debt Document;

(b)                                 any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Second Priority Debt Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Credit Agreement or any other Senior Debt Document or of the terms of any Second Priority Debt Document;

(c)                                  any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Second Priority Debt Obligations or any guarantee thereof;

(d)                                 the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower or any other Grantor; or

(e)                                  any other circumstances that otherwise might constitute a defense available to, or a discharge of, (i) the Borrower or any other Grantor in respect of the Senior Obligations (other than as set forth in Section 5.06 hereof or other payments or performance) or (ii) any Second Priority Representative or Second Priority Debt Party in respect of this Agreement.

ARTICLE VIII

Miscellaneous

SECTION 8.01.           Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any Senior Debt Document or any Second Priority Debt Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, the relative rights and obligations of the Senior Secured Collateral Agent, the Senior Representatives and the Senior Secured Parties (as amongst themselves) with respect to any Senior Collateral shall be governed by the terms of the First Lien Intercreditor Agreement and in the event of any conflict between the First Lien Intercreditor Agreement and this Agreement with respect to such rights and obligations, the provisions of the First Lien Intercreditor Agreement shall control.

SECTION 8.02.           Continuing Nature of this Agreement; Severability. Subject to Section 6.04, this Agreement shall continue to be effective until the Discharge of Senior Obligations shall have occurred. This is a continuing agreement of Lien subordination, and the Senior Secured Parties may continue, at any time and without notice to the Second Priority Representatives or any Second Priority Debt Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower or any

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Subsidiary constituting Senior Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8.03.           Amendments; Waivers.

(a)                                 No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)                                 This Agreement may be amended in writing signed by each Representative (in each case, acting in accordance with the documents governing the applicable Debt Facility) and the Grantors. Any such amendment, supplement or waiver shall be in writing and shall be binding upon the Senior Secured Parties and the Second Priority Debt Parties and their respective successors and assigns.

(c)                                  Notwithstanding the foregoing, without the consent of any Secured Party, any Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.09 of this Agreement and upon such execution and delivery, such Representative and the Secured Parties and Senior Obligations or Second Priority Debt Obligations of the Debt Facility for which such Representative is acting shall be subject to the terms hereof.

SECTION 8.04.           Information Concerning Financial Condition of the Company and the Subsidiaries. The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Borrower and the Subsidiaries of the Borrower and all endorsers or guarantors of the Senior Obligations or the Second Priority Debt Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Obligations or the Second Priority Debt Obligations. The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any Senior Representative, any Senior Secured Party, any Second Priority Representative or any Second Priority Debt Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

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SECTION 8.05.           Subrogation. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Obligations has occurred.

SECTION 8.06.           Application of Payments. Except as otherwise provided herein, all payments received by the Senior Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Obligations as the Senior Secured Parties, in their sole discretion, deem appropriate, in accordance with the terms of the Senior Debt Documents. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, assents to any such extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

SECTION 8.07.           Additional Grantors. The Grantors agree that, if any Subsidiary shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument substantially in the form of Annex II. Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Designated Second Priority Representative and the Designated Senior Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 8.08.           Reserved.

SECTION 8.09.           Additional Debt Facilities. To the extent, but only to the extent, permitted by the provisions of the Senior Debt Documents and the Second Priority Debt Documents, the Borrower may incur or issue and sell (and the Guarantors may guarantee) one or more series or classes of Second Priority Debt pursuant to clause (b) of the definition thereof and one or more series or classes of Additional Senior Debt. Any such additional class or series of Second Priority Debt pursuant to clause (b) of the definition thereof (the “Second Priority Class Debt”) may be secured by a second priority, subordinated Lien on Shared Collateral, in each case under and pursuant to the relevant Second Priority Collateral Documents for such Second Priority Class Debt, if and subject to the condition that the Representative of any such Second Priority Class Debt (each, a “Second Priority Class Debt Representative”), acting on behalf of the holders of such Second Priority Class Debt (such Representative and holders in respect of any Second Priority Class Debt being referred to as the “Second Priority Class Debt Parties”), becomes a party to this Agreement by satisfying conditions (i) through (iii), as applicable, of the immediately succeeding paragraph. Any such additional class or series of Additional Senior Debt (the “Senior Class Debt”; and the Senior Class Debt and Second Priority Class Debt, collectively, the “Class Debt”) may be secured by a Lien on Shared Collateral senior in priority to the Second Priority Debt Obligations, in each case under and pursuant to the relevant Senior Collateral Documents, if and subject to the condition that the Representative of any such Senior Class Debt (each, a “Senior Class Debt Representative”; and the Senior Class Debt Representatives and Second Priority Class Debt Representatives, collectively, the “Class Debt Representatives”), acting on behalf of the holders of such Senior Class Debt (such Representative and holders in respect of any such Senior Class Debt being referred to as the “Senior Class Debt Parties; and the Senior Class Debt Parties and Second Priority Class Debt Parties, collectively, the “Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iii), as applicable, of the immediately succeeding paragraph. In order for a Class Debt Representative to become a party to this Agreement:

(i)                                     such Class Debt Representative shall have executed and delivered a Joinder Agreement to the Designated Senior Representative and the Designated Junior Representative substantially in the form

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of Annex III (if such Representative is a Second Priority Class Debt Representative) or Annex IV (if such Representative is a Senior Class Debt Representative) (with such changes as may be reasonably approved by the Designated Senior Representative and such Class Debt Representative) pursuant to which it becomes a Representative hereunder, and the Class Debt in respect of which such Class Debt Representative is the Representative and the related Class Debt Parties become subject hereto and bound hereby;

(ii)                                  the Borrower shall have delivered to the Designated Senior Representative and the Designated Junior Representative an Officer’s Certificate stating that the conditions set forth in this Section 8.09 are satisfied (or waived) with respect to such Class Debt and, if requested by the Designated Senior Representative or the Designated Junior Representative, true and complete copies of each of the Second Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt, certified as being true and correct in all material respects by an Authorized Officer of the Borrower; and identifying the obligations to be designated as Additional Senior Debt or Second Priority Debt, as applicable, and certifying that such obligations are permitted to be incurred and secured by a Lien on the applicable Collateral (I) in the case of Additional Senior Debt, on a basis senior in priority to the Second Priority Debt Obligations and equal priority (but without regard to control of remedies) with the Senior Debt Obligations under each of the Senior Debt Documents and the Second Priority Debt Documents and (II) in the case of Second Priority Debt, on a basis junior in priority to the Senior Debt Obligations and equal priority (but without regard to control of remedies) with Second Priority Debt Obligations under each of the Second Priority Debt Documents and the Senior Priority Debt Documents; and

(iii)                               the Second Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt shall provide that each Class Debt Party with respect to such Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Class Debt.

SECTION 8.10.           Consent to Jurisdiction; Waivers. Each Representative, on behalf of itself and the Secured Parties of the Debt Facility for which it is acting, irrevocably and unconditionally:

(a)                                 submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Collateral Documents to which it is a party to the exclusive general jurisdiction of the courts of the State of New York or the courts of the United States for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives (to the extent permitted by applicable law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth in Section 8.11;

(d)                                 agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower or any other Credit Party in any other jurisdiction; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.10 any special, exemplary, punitive or consequential damages.

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SECTION 8.11. Notices. All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:

(i)                                     if to the Borrower or any Grantor, to the Borrower, at its address at: [  ], Attention: [  ]; with copies (which shall not constitute notice) to: [  ], Attention: [  ];

(ii)                                  if to the Initial Second Priority Representative to it at: [  ], [  ];

(iii)                               if to the Administrative Agent, to it at: [  ], Attention: [  ] (Fax No.: [  ]) (email: [  ]);

(iv)                              if to any other Representative, to it at the address specified by it in the Joinder Agreement delivered by it pursuant to Section 8.09.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, faxed, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a fax or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. As agreed to in writing among each Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 8.12.           Further Assurances. Each Senior Representative, on behalf of itself and each Senior Secured Party under the Senior Debt Facility for which it is acting, each Second Party Representative, on behalf of itself, and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

SECTION 8.13.           GOVERNING LAW; WAIVER OF JURY TRIAL.

(A)                               THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(B)                               EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 8.14.           Binding on Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties, the Borrower, the other Grantors party hereto and their respective permitted successors and assigns.

SECTION 8.15.           Section Headings. Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

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SECTION 8.16.           Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

SECTION 8.17.           Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The Administrative Agent represents and warrants that this Agreement is binding upon the Credit Agreement Secured Parties under the Credit Agreement Loan Documents. The Initial Second Priority Representative represents and warrants that this Agreement is binding upon the Initial Second Priority Debt Parties under the Second Priority Debt Documents.

SECTION 8.18.           No Third Party Beneficiaries; Successors and Assigns. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of and bind each of the Senior Secured Parties and the Second Priority Debt Parties. Nothing in this Agreement shall impair, as between the Borrower, and the other Grantors and the Senior Representatives and the Senior Secured Parties, and as between the Borrower and the other Grantors and the Second Priority Representatives, the Second Priority Debt Parties, the obligations of the Borrower and the other Grantors, which are absolute and unconditional, to pay principal, interest, fees and other amounts as provided in the Senior Debt Documents and the Second Priority Debt Documents respectively.

SECTION 8.19.           Effectiveness. This Agreement shall become effective when executed and delivered by all parties hereto.

SECTION 8.20.           Administrative Agent and Representative. It is understood and agreed that (a) the Administrative Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the Credit Agreement and the provisions of Section 12 of the Credit Agreement applicable to the Agents (as defined therein) thereunder shall also apply to the Administrative Agent hereunder and (b) [  ] is entering into this Agreement in its capacity as administrative agent and collateral agent under that certain Second Lien [Agreement] dated as of [  ], 20[  ], among the Borrower, [the Grantors identified therein], [  ], as [description of capacity] and the other parties thereto and the provisions of Section [12] of such credit agreement applicable to the administrative agent thereunder shall also apply to it as Initial Second Priority Representative hereunder.

SECTION 8.21.           Relative Rights. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement is intended to or will (a) except to the extent expressly contemplated herein amend, waive or otherwise modify the provisions of the Credit Agreement, any other Senior Debt Document or any Second Priority Debt Documents, or permit the Borrower or any Grantor to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, the Credit Agreement or any other Senior Debt Document or any Second Priority Debt Documents, (b) change the relative priorities of the Senior Obligations or the Liens granted under the Senior Collateral Documents on the Shared Collateral (or any other assets) as among the Senior Secured Parties, (c) otherwise change the relative rights of the Senior Secured Parties in respect of the Shared Collateral as among such Senior Secured Parties, or (d) obligate the Borrower or any Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the Credit Agreement or any other Senior Debt Document or any Second Priority Debt Document.

SECTION 8.22.           Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

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[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ROYAL BANK OF CANADA,
as Administrative Agent

By:
Name:
Title:

[ ],
as Initial Second Priority Representative

By:
Name:
Title:

Signature Page to
Intercreditor Agreement

FOCUS FINANCIAL PARTNERS, LLC,
as the Borrower

By:
Name:
Title:

Signature Page to
Intercreditor Agreement

[SUBSIDIARY GRANTORS]

By:
Name:
Title:

Signature Page to
Intercreditor Agreement

ANNEX II

SUPPLEMENT NO. [   ], dated as of [   ], to the FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT, dated as of [l], 20[  ] (as amended, restated, supplemented or otherwise modified from time to time, the “First Lien/Second Lien Intercreditor Agreement”), among FOCUS FINANCIAL PARTNERS, LLC (the “Borrower”), the other Grantors (as defined below) party hereto, ROYAL BANK OF CANADA, as Representative for the Credit Agreement Secured Parties (in such capacity, the “Administrative Agent”), [     ], as Initial Second Priority Representative, and the additional Representatives from time to time a party thereto.

A.                                    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the First Lien/Second Lien Intercreditor Agreement. Section 1.02 contained in the First Lien/Second Lien Intercreditor Agreement is incorporated herein, mutatis mutandis, as if a part hereof.

B.                                    The Grantors have entered into the First Lien/Second Lien Intercreditor Agreement. Pursuant to the Credit Agreement, certain Additional Senior Debt Documents and certain Second Priority Debt Documents, certain newly acquired or organized Subsidiaries of the Borrower are required to enter into the First Lien/Second Lien Intercreditor Agreement. Section 8.07 of the First Lien/Second Lien Intercreditor Agreement provides that such Subsidiaries may become party to the First Lien/Second Lien Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement, the Second Priority Debt Documents and Additional Senior Debt Documents.

Accordingly, the Designated Senior Representative and the New Subsidiary Grantor agree as follows:

SECTION 1.                            In accordance with Section 8.07 of the First Lien/Second Lien Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the First Lien/Second Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the First Lien/Second Lien Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the First Lien/Second Lien Intercreditor Agreement shall be deemed to include the New Grantor. The First Lien/Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.                            The New Grantor represents and warrants to the Designated Senior Representative and the other Secured Parties on the date hereof that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3.                            This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic method shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.                            Except as expressly supplemented hereby, the First Lien/Second Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5.                         THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Annex II-1

SECTION 6.                            In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First Lien/Second Lien Intercreditor Agreement shall not in any way be affected or impaired.

SECTION 7.                            All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the First Lien/Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrower as specified in the First Lien/Second Lien Intercreditor Agreement.

SECTION 8.                            The Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative to the extent reimbursable under the Senior Debt Documents.

Annex II-2

IN WITNESS WHEREOF, the New Grantor, and the Designated Senior Representative have duly executed this Supplement to the First Lien/Second Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY GRANTOR]

By:
Name:
Title:

Acknowledged by:

ROYAL BANK OF CANADA,
as Designated Senior Representative

By:
Name:
Title:

[ ],
as Designated Second Priority Representative

By:
Name:
Title:

Annex II-3

ANNEX III

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [   ], dated as of [   ], to the FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT, dated as of [   ], 20[   ] (as amended, restated, supplemented or otherwise modified from time to time, the “First Lien/Second Lien Intercreditor Agreement”), among FOCUS FINANCIAL PARTNERS, LLC (the “Borrower”), the other Grantors (as defined below) party hereto, ROYAL BANK OF CANADA, as Representative for the Credit Agreement Secured Parties (in such capacity, the “Administrative Agent”), [     ], as Initial Second Priority Representative, and the additional Representatives from time to time a party thereto.

A.                                    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the First Lien/Second Lien Intercreditor Agreement. Section 1.02 contained in the First Lien/Second Lien Intercreditor Agreement is incorporated herein, mutatis mutandis, as if a part hereof.

B.                                    As a condition to the ability of the Borrower to incur Second Priority Debt and to secure such Second Priority Class Debt with the Second Priority Lien and to have such Second Priority Class Debt guaranteed by the Grantors on a subordinated basis, in each case under and pursuant to the Second Priority Collateral Documents, the Second Priority Class Representative in respect of such Second Priority Class Debt is required to become a Representative under, and such Second Priority Class Debt and the Second Priority Class Debt Parties in respect thereof are required to become subject to and bound by, the First Lien/Second Lien Intercreditor Agreement. Section 8.09 of the First Lien/Second Lien Intercreditor Agreement provides that such Second Priority Class Debt Representative may become a Representative under, and such Second Priority Class Debt and such Second Priority Class Debt Parties may become subject to and bound by, the First Lien/Second Lien Intercreditor Agreement, pursuant to the execution and delivery by the Second Priority Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the First Lien/Second Lien Intercreditor Agreement. The undersigned Second Priority Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Second Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1.                            In accordance with Section 8.09 of the First Lien/Second Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Second Priority Class Debt and Second Priority Class Debt Parties become subject to and bound by, the First Lien/Second Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Second Priority Class Debt Parties, hereby agrees to all the terms and provisions of the First Lien/Second Lien Intercreditor Agreement applicable to it as a Second Priority Representative and to the Second Priority Class Debt Parties that it represents as Second Priority Debt Parties. Each reference to a “Representative” or “Second Priority Representative” in the First Lien/Second Lien Intercreditor Agreement shall be deemed to include the New Representative. The First Lien/Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.                            The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee under [describe new facility]], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Second Priority Debt Documents relating to such Second Priority Class Debt provide that, upon the New Representative’s entry into this Agreement, the Second Priority Class Debt Parties in respect of such Second

Annex III-1

Priority Class Debt will be subject to and bound by the provisions of the First Lien/Second Lien Intercreditor Agreement as Second Priority Debt Parties.

SECTION 3.                            This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4.                            Except as expressly supplemented hereby, the First Lien/Second Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5.                         THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6.                            In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First Lien/Second Lien Intercreditor Agreement shall not in any way be affected or impaired.

SECTION 7.                            All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the First Lien/Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8.                            The Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative to the extent reimbursable under the Senior Debt Documents.

Annex III-2

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the First Lien/Second Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE],
as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

Attention of:
Telecopy:

ROYAL BANK OF CANADA,
as Designated Senior Representative

By:
Name:
Title:

Annex III-3

Ackonowledged by:

FOCUS FINANCIAL PARTNERS, LLC

By:
Name:
Title:

THE GRANTORS
LISTED ON SCHEDULE I HERETO
By:
Name:
Title:

Annex III-4

Schedule I to the
Representative Supplement to the
First Lien/Second Lien Intercreditor Agreement

Grantors

[             ]

Annex III-5

ANNEX IV

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [   ], dated as of [   ], to the FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT, dated as of [   ], 20[   ] (as amended, restated, supplemented or otherwise modified from time to time, the “First Lien/Second Lien Intercreditor Agreement”), among FOCUS FINANCIAL PARTNERS, LLC (the “Borrower”), the other Grantors (as defined below) party hereto, ROYAL BANK OF CANADA, as Representative for the Credit Agreement Secured Parties (in such capacity, the “Administrative Agent”), [     ], as Initial Second Priority Representative, and the additional Representatives from time to time a party thereto.

A.            Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the First Lien/Second Lien Intercreditor Agreement. Section 1.02 contained in the First Lien/Second Lien Intercreditor Agreement is incorporated herein, mutatis mutandis, as if a part hereof.

B.            As a condition to the ability of the Borrower to incur Senior Class Debt after the date of the First Lien/Second Lien Intercreditor Agreement and to secure such Senior Class Debt with the Senior Lien and to have such Senior Class Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Senior Collateral Documents, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become a Representative under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the First Lien/Second Lien Intercreditor Agreement. Section 8.09 of the First Lien/Second Lien Intercreditor Agreement provides that such Senior Class Debt Representative may become a Representative under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the First Lien/Second Lien Intercreditor Agreement, pursuant to the execution and delivery by the Senior Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the First Lien/Second Lien Intercreditor Agreement. The undersigned Senior Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Second Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1.         In accordance with Section 8.09 of the First Lien/Second Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the First Lien/Second Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the First Lien/Second Lien Intercreditor Agreement applicable to it as a Senior Representative and to the Senior Class Debt Parties that it represents as Senior Debt Parties. Each reference to a “Representative” or “Senior Representative” in the First Lien/Second Lien Intercreditor Agreement shall be deemed to include the New Representative. The First Lien/Second Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.         The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee under [describe new facility]], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Senior Debt Documents relating to such Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the First Lien/Second Lien Intercreditor Agreement as Secured Parties.

SECTION 3.         This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4.         Except as expressly supplemented hereby, the First Lien/Second Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5.        THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6.         In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First Lien/Second Lien Intercreditor Agreement shall not in any way be affected or impaired.

SECTION 7.         All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the First Lien/Second Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8.         The Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative to the extent reimbursable under the Senior Debt Documents.

2

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the First Lien/Second Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE],

as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

Attention of:
Telecopy:

[ ],
as Designated Senior Representative

By:
Name:
Title:

3

Acknowledged by:

FOCUS FINANCIAL PARTNERS, LLC

By:
Name:
Title:

THE GRANTORS
LISTED ON SCHEDULE I HERETO

By:
Name:
Title:

4

Schedule I to the
Representative Supplement to the
First Lien/Second Lien Intercreditor Agreement

Grantors

[           ]

EXHBIT J-1

FORM OF
NON-BANK TAX CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the First Lien Credit Agreement, dated as of July 3, 2017 (the “Credit Agreement”), among Focus Financial Partners, LLC, as the Borrower, the lending institutions from time to time parties thereto (each a “Lender” and collectively the “Lenders”), Bank of America, N.A., as the Revolver Administrative Agent, the Swingline Lender and a Letter of Credit Issuer and Royal Bank of Canada, as the Term Administrative Agent and the Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 5.4(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) no payments in connection with any Credit Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the [Term][Revolver] Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the [Term][Revolver] Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the [Term][Revolver] Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made by the Borrower or the [Term][Revolver] Administrative Agent to the undersigned, or in either of the two calendar years preceding such payment.

[Lender]

By:
Name:
Title:

[Address]

Dated:

J-1-1

EXHBIT J-2

FORM OF
NON-BANK TAX CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the First Lien Credit Agreement, dated as of July 3, 2017 (the “Credit Agreement”), among Focus Financial Partners, LLC, as the Borrower, the lending institutions from time to time parties thereto (each a “Lender” and collectively the “Lenders”), Bank of America, N.A., as the Revolver Administrative Agent, the Swingline Lender and a Letter of Credit Issuer and Royal Bank of Canada, as the Term Administrative Agent and the Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 5.4(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no payments in connection with any Credit Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the [Term][Revolver] Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partner’s/member’s that is claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN or W-8BEN-E or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the [Term][Revolver] Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the [Term][Revolver] Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.

[SIGNATURE PAGE FOLLOWS]

J-2-1

[Lender]

By:
Name:
Title:

[Address]

Dated:

J-2-2

EXHIBIT J-3

FORM OF
NON-BANK TAX CERTIFICATE
(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the First Lien Credit Agreement, dated as of July 3, 2017 (the “Credit Agreement”), among Focus Financial Partners, LLC, as the Borrower, the lending institutions from time to time parties thereto (each a “Lender” and collectively the “Lenders”), Bank of America, N.A., as the Revolver Administrative Agent, the Swingline Lender and a Letter of Credit Issuer and Royal Bank of Canada, as the Term Administrative Agent and the Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 5.4(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Code Section 871(h)(3)(B), (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) no payments in connection with any Credit Document effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.

[Participant]

By:
Name:
Title:

[Address]

Dated:

J-3-1

EXHIBIT J-4

FORM OF
NON-BANK TAX CERTIFICATE
(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the First Lien Credit Agreement, dated as of July 3, 2017 (the “Credit Agreement”), among Focus Financial Partners, LLC, as the Borrower, the lending institutions from time to time parties thereto (each a “Lender” and collectively the “Lenders”), Bank of America, N.A., as the Revolver Administrative Agent, the Swingline Lender and a Letter of Credit Issuer and Royal Bank of Canada, as the Term Administrative Agent and the Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 5.4(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no payments in connection with any Credit Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partner’s/member’s that is claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN or W-8BEN-E or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W- 8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.

[Participant]

By:
Name:
Title:

[Address]

J-4-1

EXHIBIT K

NOTICE OF BORROWING OR CONVERSION OR CONTINUATION

Date:                , 20

To:                             [Royal Bank of Canada][Bank of America, N.A.]
as the [Term][Revolver] Administrative Agent
Attn:[   ]

Ladies and Gentlemen:

Reference is made to the First Lien Credit Agreement, dated as of July 3, 2017 (the “Credit Agreement”), among Focus Financial Partners, LLC, as the Borrower, the lending institutions from time to time parties thereto (each a “Lender” and collectively the “Lenders”), Bank of America, N.A., as the Revolver Administrative Agent, the Swingline Lender and a Letter of Credit Issuer and Royal Bank of Canada, as the Term Administrative Agent and the Collateral Agent. Unless otherwise defined herein, capitalized terms used in this Notice of Borrowing or Conversion or Continuation shall have the meanings given to them in the Credit Agreement.

Pursuant to [Section 2.3][Section 2.6] of the Credit Agreement, the Borrower hereby requests the following borrowing or conversion or continuation of certain Loans as specified below:

Class of Loans to be borrowed or converted or continued:

[Initial Term Loans]
[Series [  ] of Extended Term Loans]
[Series [  ] of Replacement Term Loans]
[Series [  ] of New Term Loans]
[Revolving Loans]
[Series [  ] of Extended Revolving Credit Loans]
[Series [  ] of New Revolving Credit Loans]
[Swingline Loans]

(1)           Proposed Borrowing:

(a)           Amount of [insert applicable Loan] to be [$](1)                       .(2)

(b)           Requested funding date is                  , 20  .

(c)                                                                     of such borrowing is to be a LIBOR Loan; of such borrowing is to be an ABR Loan.

(d)           [Length of Interest Period for LIBOR Loans is:   month(s).](3)

(1)         Insert applicable symbol for Revolving Credit Loans to be denominated in an Alternative Currency.

(2)         Shall be in a minimum amount of at least (i) with respect to a Borrowing of Term Loans, $1,000,000, (ii) with respect to Revolving Credit Loans, $1,000,000 (or the Dollar Equivalent thereof) and (iii) with respect to a Borrowing of Swingline Loans, $250,000.

(3)         One, two, three or six (or if approved by all the Lenders making such LIBOR Loans as determined by such Lenders in good faith based on prevailing market conditions, a twelve month or shorter period).

(2)                                 convert $[          ](4) of ABR Loans in the name of the Borrower into LIBOR Loans with an Interest Period duration of           (5) month(s) on           .(6)

(3)                                 convert $[          ](7) of LIBOR Loans in the name of the Borrower into ABR Loans on           .(8)

(4)                                 continue $[          ] of LIBOR Loans in the name of the Borrower with an Interest Period duration of           (9) month(s) on          (10).

[Signature Page Follows]

(4)         Shall be in a minimum amount of at least $2,500,000.

(5)         One, two, three or six (or if approved by to all the Lenders making such LIBOR Loans as determined by such Lenders in good faith based on prevailing market conditions, a twelve month or shorter period).

(6)         Date of conversion (must be a Business Day).

(7)         Shall be in a minimum amount of at least $2,500,000.

(8)         Date of conversion (must be a Business Day).

(9)         One, two, three or six (or if approved by all the Lenders making such LIBOR Loans as determined by such Lenders in good faith based on prevailing market conditions, a twelve month or shorter period).

(10)  Date of continuation (must be a Business Day).

FOCUS FINANCIAL PARTNERS, LLC

By:
Name:
Title:

EXHIBIT L

FORM OF LETTER OF CREDIT REQUEST

[See attached.]

L-1

Bankof America For Bank of Amorica Use Only UCNo. Application and Agreement for Standby Letter of Credit TO: Bank of America,N.A. ("Bank of America") A. Application. 1.Applicant Name & AddrtsS requests Bank of America to issue an irrevocable letter of credit (the "L€tter of Credir') as follows· 0Full text teletransmissioo 0Airmail0 Courter 2.In favor of (Btndiciary Name an d Addrtss): 3a. Is this party Iogany related to 1. Applicant through ownorship? D Yes 0 No If yes, please indicate relationship: 0 Parent 0Subsidiary 0 Affiliate 0Owner H No,provide the following: a. Tax id number/counby equivalent: 3.For AccoWit of I Named Applicant on tho Ldtor of Crodit (Name and address (PO Box is not acceptable),if different from Applicant): b. H an individual, Date of Birtb: c. Brief explanation of why applicant is applying for a Letter of Credt for a non·related entitv 5.Brief description of underlying transaction: 4.AdvisingBank (If "ffplicable) 6.AmoWit: (in words and figures) Clll'rency: (of left tlank, U.S. Doll,..s) Expiration Date.Drafts to be <Iawn on and presented at Bank of America's Address set forth in the Letter of Credit on or before: 0H this box is marked, Applicant authorizes Bank of America to effect payment of any sums rue under this Application and Agreement by--means of debiting Applicant's account with Bank of America set forth below.This authorization does not effect the obligation of Applicant to pay such sums when rue, if there are insufficient fimds in such account to make such payment when rue,or if Bank of America fails to debit the account, and this authorization does not effect any setoff rights of Bank of America at law or in e<p.Jity. Applicant's account number with Bank of America --------------Page 1 00-35-0521NSBW 02-2012 US 5560746v.l

Bank of America

For Bank of America Use Only

L/C No.

Application and Agreement for Standby Letter of Credit

TO: Bank of America, N.A. ("Bank of America")

A. Application.

1. Applicant Name & Address requests Bank of America to issue an irrevocable letter of credit (the "Letter of Credit") as follows:

☐ Full test teletransmission ☐ Airmail ☐ Courier

2. In favor of (Beneficiary Name and Address):

3. For Account of / Named Applicant on the Letter of Credit

3a. Is this party legally related to 1. Applicant through ownership?

☐ Yes ☐ No

If yes, please indicate relationship:

☐ **Parent** ☐ **Subsidiary** ☐ **Affiliate** ☐ **Owner**

If No, provide the following:

a. Tax id number/country equivalent:

b. If an individual, Date of Birth:

4. Advising Bank (If applicable)

5. Brief description of underlying transaction:

6. Amount: ______________________________ (______________)

(in words and figures)

Currency: ______________________________

(if left blank, U.S. Dollars)

00-35-0121NSBW 02-2012 Page 1

US 5560746v.1

7. Available by drafts drawn at sight on Bank of America when accompanied by the following documentation: a.The original Letter of Credit. b. The signed statement of the Beneficiary worded as follows (state wording that is to appear in the statement accompanying the draft; specifY if such wording must be exact): 8. Special Instructions: Page 2 00-35-Q.521NSBW 02-2012 US 5560746v.l

B. Agreement. THIS STANDBY LEITER OF CREDIT AGREEMENT (this "Agreement") is issued by the tmdersigned applicant (the "Applicant") in favor of Bank of America, N. A. (together with its affiliates, the "Bank"). The Applicant hereby requests that the Bank issue the Letter of Credit (as defined below) for the account of the Applicant, pursuant to the application for Letter of Credit attached hereto C'Application", the Application and Agreement shall sometimes be collectively referred to as the "Application and Agreement"). The tenn "Letter of Credif ' shall mean the standby letter of credit issued by the Bank for the account of the Applicant (including if the letter of credit is issued jointly fer the accOlllt of the Applicant and any other Person, as defmed below), in each case as amended or otherwise modified from time to time. "Person" means any natural pers:>n, corporation, parblership, trust,limited liability company, assodation, govenunental authority or tmit, or any other entity, whether acting in an indivicilal,fiduciruy or other capacity. A standby letter of credit issued by the Bari: pursuant to this Application and Agreement shall be the Letter of Credit hereunder even if another Person is mmed as the "Applicant'' cr "Account Party" in such Letter of Credit The Applicant agrees that, except as provided below, the Letter of Credit shall be subject to the tenns and provisions of this Agreement, and the Applicant further agrees with and for the benefit of the Bank as follows: 1.Letter Of Credit Procedures. (a) Subject to the tenns and conditions of this Agreement, the Bank may, in its sole and complete discretion, issue the Letter of Credit for the account of the Applicant; provided that the terms and provisions of the Letter of Credit and the Application therefor shall be satisfactory to the Bank in its discretion. (b) Not later than three Banking Days (as defined in UCP 600 and ISP 98 as applicab le, which are defined herein below) prior to the date of the proposed issuance of the Letter of Credit (or such later date as the Bank shall agree), the Applicant shall deliver this Application and Agreement for such Letter of Credit to the Bank. The Application may be sent by facsimile, by Un ited States mail, by overnight courier, by electronic transmission using the system provided by the Bank, by personal delivery or by any other means acceptable to the Bank. (c) The Applicant authorizes the Bank to set forth the tenns of the Application in the Letter of Credit (and in any amendment thereto) in such language as the Bank deems appropriate, with such variations from such tenns as the Bank may in its discretion determine to be necessary (which determination shall be conclusive) and not materially inconsistent with the Application. The Bank may, but shall not be obligated to, request the Applicant to rev iew the form of the Letter of Credit prior to issuance thereof, in which case the Applicant shall be deemed to have approved the form of such Letter of Credit. Notwithstanding, the Applicant agrees that the Letter of Credit shall be conclusively presumed to be in proper form tmless the Applicant notifies the Bank in writing of any inconsistency in the Letter of Credit within three Banking Days of its issuance. Upon receipt oftimely notice of any inconsistency in the Letter of Credit, the Bank will endeavor to obtain the consent of the Beneficiary and any confirming bank for an appropriate modification to the Letter of Credit; provided that the Bank shall have no liability or responsibility for its failure to obtain such consent. (d) The Applicant accepts the risk th.t the Letter of Credit will be int<rpreted or applied other tlmn a; irLtm1t:tl by l11e Appli<.:arJLlo l11e exteul l11e Ltftu·of 0-eJiL (i) penni!.'; prt'SttJLation at a pla<.:e other than the place of issuance, (ii) permits application of laws or practice rules with V\hich the Applicant cr theBank is unfamiliar, (iii) includes ambiguous, inconsistmt cr impa;sible requinments, (iv) reCJ-Iires tennination cr reduction against a presentatim made by the Applicant rather than the Beneficiary or (v)fails to incorporateor modifies appropriate letter ofcredit practices rules. (e) The delivery of this Application and Agreement shall automatically constitute a representation and warranty by the Applicant to the Bank to the effect that on the requested date of issuance or amendment of the Letter of Credit, (i) the representatioos and warranties of the Applicant set forth inshall be true and correct as of such requested date as though made on the date thereof and (ii ) no Deposit Event, as defined in Section 3 below, shall have then occUITed and be continuing or will result from the issuance. (f) The Letter of Credit may be issued by any office of the Bank in its sole discretion within or outside the United States. 2. Applicant Payments. (a) The Applicant hereby agrees to reimburse the Bank forthwith upon demand in an amotmt equal to any payment or disbursement made by the Bank tmder the Letter of Credit, together with interest on the amotmt so paid or disbursed by the Bank from and including the date of payment or disbursement to but not including the date the Bank is reimbursed by the Applicant at the interest rate described in Section 2(g). The obligation of the Applicant to reimburse the Bank under this Section 2 for payments and disbursements made by the Bank tmder the Letter of Credit shall be absolute and unconditional tmder any and all circumstances, including, without limitation, the following: (vi) honor of a demand for payment presented electronically even if the Letter of Credit requires that demand be in the fonn of a draft; (vii) waiver by the Bank of any requirement that exists for the Bank 's protection and not the protection of the Applicant or any waiver by the Bank which does not in fact materially prejudice the Applicant; (viii) any payment made by the Bank in respect of an otherwise complying Item presented after the date specified as the expiration date of, or the date by which documents must be received under the Letter of Credit if presentation after such date is authorized by the UCC, ISP98 or the UCP, as applicable; or (ix) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing. In the event that the Applicant shall provide written notice to the Bank within five (5) Banking Days of a payment by the Bank, that Applicant disagrees with the Bank's findings and it is determined in a final non-appealable order by a court of competent jw-isdiction that any wrongful payment or disbursement made by the Bank under the Letter of Credit was a result of any act or omission constituting gross negligence or willful misconduct on the part of the Bank, the Bank shall refund reimbursement payment paid heretmder by Applicant to the Bank without interest or cost. (b) On each fee payment date, so long as any undrawn amount of the Letter of Credit remains available, Applicant shall pay the Bank the Letter of Credit fee. The fee payment date(s) shall be the date(s) as Applicant and the Bank may agree, or in the absence of such agreement, the fee payment date shall be the date on which the Bank issues the Letter of Credit. The fee shall be at such rate per annum as Applicant and the Bank may agree or, in the absence of such agreement, at the rate customarily charged by the Bank at the time such fee is payable, based upon Applicant's creditworthiness, as detennined by the Bank in its sole discretion. The applicable Letter of Credit fee shall be calculated and payable on the undrawn amount of the Letter of Credit as of each fee payment date, and shall be for the period cormnencing on such fee payment date and ending on the day preceding the next fee payment date (or the expiration date of the Letter of Credit, as the case may be), both dates in clusive. The Letter of Credit fees will be computed on the basis of a 360 day year and actual days elapsed. The Bank shall not be required to refund any portion of the Letter of Credit fees paid for any period during which (i) the Letter of Credit expires or othei"W"ise terminates or (ii) any undrawn amount of the Letter of Credit is reduced by drawings or by amendment. (c) Applicant shall pay the Bank, on demand, cormnissions and fees for amendments to, payments under, extensions of or cancellation of the Letter of Credit, and other services in the amotmts Applicant and the Bank may agree or, in the absence of such agreement, in the amounts customarily charged by the Bank on the date of the Bank's demand. (d) All payments and deposits of any kind by Applicant under this Application and Agreement, including prepayments, shall be made at the banking center or office the Bank may designate from time to time. The Bank shall have no obligation to pay Applicant interest on any such payment, prepayment or deposit made by Applicant under this Application and Agreement. (e) (i) All payments and deposits by Applicant under this Application and Agreement shall be in the currency in which the Letter of Credit is payable, except that the Bank may, at its option, require payments and deposits by Applicant under this Application and Agreement to be made in U.S. Dollars if the Letter of Credit is payable in a currency other than U.S. Dollars. (ii) the amount of each payment and each deposit by Applicant under this Application and Agreement in U.S. Dollars for the Letter of Credit payable in a currency other than U.S. Dollars shall be detennined by converting the relevant amount to U.S. Dollars at the Conversion Rate in effect: (A) with respect to each payment under Section 2(a) of this Agreement, on the date the payment is made by the Bank tmder or in respect of the Letter of Credit; and (B) with respect to each payment not falling under the preceding clause (A) and each deposit, on the date of the Bank 's demand for such payment or deposit (iii) If aU.S. Dollar deposit by Applicant under this Application and Agreement for the Letter of Credit payable in a foreign currency becomes less than the U.S. Dollar equivalent of the undrawn amount of the Letter of Credit because of any variation in rates of exchange, Applicant shall deposit with the Bank, on demand, additional amounts in U.S. Dollars so that the total amount deposited by Applicant under this Application and Agreement is not less than the U.S. Dollar equivalent of the undrawn amount of the Letter of Credit, detennined by using the Conversion Rate on the date of the Bank's latest demand. (iv) "Conversion Rate" means the rate quoted by the Bank for the purchase from the Bank of the relevant ctuTency other than U.S. Dollars with U.S. Dollars. (f) Applicant shall reimbw-se or compensate the Bank, on demand, for all costs incWTed, losses suffered and payments made by the Bank which are applied or allocated by the Bank to the Letter of Credit (as detennined by the Bank) by reason of any and all present or future reserve, capital, deposit, assessment or similar requirements against (or against any class of or change in or in the amount of) assets or liabilities of, or commitments or extensions of credit by, the Bank. (g) Applicant shall pay interest, on demand, on any amount not paid when due tmder this Application and Agreement from the due date tmtil payment in full at a rate per aJilltun equal to the rate of interest publicly announced from time to time by the Bank as its prime rate (the "Prime Rate"), plus three percentage points (not to exceed the maximum rate permitted by applicable law)or as othei"W"ise agreed by the Bank. The Prime Rate is set by the Bank based on various factors, including the Bank's costs and desired retwn, general economic conditions and other factors, and is used as a reference point for pricing some credits. The Bank may price credit at, above or below the Prime Rate. Any change in the Bank's Prime Rate shall take effect at the opening of busin ess on the day specified in the Bank 's public announcement of a change in the Bank 's Prime Rate. Interest will be computed on the basis of a 360-day year and actual days elapsed. 3. Deposit Events. Upon the occUITence of any of the following events (each a "Deposit Event"), Applicant shall deposit with the Bank, on demand (except that such demand shall (i) any failure of any ckaft, order, instnunent, demand or other document drawn or presented, or to be drawn or presented, under the Letter of Credit ('Item" or collectively referred to as "Items") to strictly comply with the terms of the Letter of Credit; the legality, validity, regularity or enforceability of the Letter of Credit or of any Item presented thereunder; any defense based on the identity of the transferee of the Letter of Credit or the sufficiency of the transfer if the Letter of Credit is transferable; the existence of any claim, set-off, defense or other right that the Applicant may have at any time against any Beneficiary or transferee of the Letter of Credit, the Bank or any other Person, V\hether in coJillection with this Agreement, the (ii) (iii) (iv) transactions contemplated hereby or any unrelated transaction; (v) any Item presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; Page3 00 35.0521NSBW 02·2012 US 5560746v.l not be required in the event of an occurrence described in (b) below) and as cash security for Applicant's obligations to the Bank under this Application and Agreement, an amount equal to the undrawn amotmt of the Letter of Credit: (a) Applicant defaults tu1der any provision of this Application and Agreement; (b) Any bankruptcy or similar proceeding is commenced with respect to Applicant; (c) Any default occurs tmder any other agreement involving the boiTOwing of money or the extension of credit tmder which Applicant may be ob ligated as borrower, installment purchaser or guarantor, if such default consists of the failure to pay any indebtedness when due or if such default permits or causes the acceleration of any indebtedness or the termination of any commitment to lend or to extend credit; (d) Applicant or any of its affiliates defaults on any other obligation to the Bank; (e) In the opinion of the Bank, any material adverse change occurs in Applicant's business, operations, financial condition or ability to perf01m its ob ligations under this Ap plication and Agreement; (f) Any guarantee of Applicant's obligations tu1der this Application and Agreement terminates, is revoked or its validity is contested by the guarantor, or any of the events set forth in (b) through (e) above occur with respect to the gu arantor rather than the Applicant; or (g) Any court order, injunction or other legal process is issued restraining or seeking to restrain drawing or payment tmder the Letter of Credit. 4.Charge to Accounts.If the Bank is tu1able to debit the accotu1t, if any, specified on the Application, Applicant authorizes the Bank to charge any of Applicant's accounts with the Bank, or any affiliate of the Bank, for all amotu1ts then due and payable to the Bank under this Application and Agreement. 5.lndenmltles. (a) Applicant will indenmifY and hold the Bank (such term to includefor plU]loses of this Section 5 affiliates of the Bank and its affiliates' officers, directon;, employees and agents) harmless from and against (i) all loss or damage arising out of the issuance by the Bank, or any other action taken by any such indemnified party in coJlllection with the Letter of Oedit including any loss or damage arising in whole or in part from the negligence of the party seeking indenrnification, but excluding any loss or damage resu lting from the gross negligence or willful misconduct of the party seeking indemnification, and (ii) all costs and expenses (including reasonable attorneys' fees and allocated costs of in-house cotmsel and legal expenses) of all claims or legal proceedings arising out of the issuance and all actions arising from or relating to issuance by the Bank of the Letter of Oedit or incident to the collection of amounts owed by Applicant hereunder or the enforcement of the rights of the Bank hereunder, including, without limitation, lega l proceedings related to any court order, injunction, or other process or decree restraining or seeking to restrain the Bank from paying any amount under the Letter of Credit. Additionally, Applicant will indemnifY and hold the Bank harmless from and against all claims, losses, damages, suits, costs or expenses (including reasonable attorneys' fees and allocated costs of in-house cotu1sel, and legal expenses) arising out of Applicant's failure to timely procw-e licenses or comply with applicable laws, regulations or rules, or any other conduct or failure of Applicant relating to or affecting the Letter of Credit. (b) If any award, judgment or order is given or made for the payment of any amount due tmder this Application and Agreement and such award, judgment or order is expressed in a currency other than the currency required under this Application and Agreement, Applicant shall indenrnifY the Bank against and hold the Bank harmless from all loss and damage incLUTed by the Bank as a result of any variation in rates of exchange between the date of such award, judgment or order and the date of payment (or, in the case of partial payments, the date of each partial payment thereof) in the required currency (c) Without limiting the foregoing, the above indenmities cover all claims and liabilities for which the indemnified party is not responsible to the Applicant under this Agreement, or, if not covered in this Agreement, under applicable law or practice, and the above indenrnities cover all claims and liabilities, whether they arise or are settled formally or infonna lly, in which (i) the Beneficiary seeks to enforce the Letter of Credit or any pre-advice of its issuance or amendment, (ii) a third party seeks to enforce the rights of an applicant, Beneficiary, nominated bank, assignee of letter of credit proceeds, or holder of a document, (iii) Applicant seeks to enjoin honor or to attach proceeds from honor or to obtain similar relief against the Bank or (iv) a government agency seeks to investigate or regulate specifically this Agreement, the Letter of Credit, or any document or property received tmder this Application and Agreement or the Letter of Credit. (d) Each of these indenmities shall constitute an obligation separate and independent from the other obligations contained in this Application and Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Bank from time to time, and shall continue in full force and effect notwithstanding any award, judgment or order for a liquidated stun in respect of an amotmt due under this Application and Agreement 6. Limitations on the Bank's Liability. (a) The Bank shall not be responsible to Applicant for, and the Bank's rights and remedies against Applicant shall not be impaired by: (i) action or inaction of the Bank required or permitted under any Jaw, order, or practice that is required or permitted to be applied to the Letter of Credit or this Agreement (including the law or any order of a jurisdiction where the Bank or the Beneficiary is located and the practice stated in the Intemational Standby Practices, ICC Publication No. 590 ("ISP98") or the current version, Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce ("I.QQ') Publication No. 600 ("") or current version thereof, as determined at the time the Letter of Credit is issued, , and the decisions, opinions, practice statements, and official commentary of the ICC Bank ing Commission, the Bankers Association for Finance and Trade - International Financial Senrices Association (BAFf IFSA), and the Institute of International Banking Law & Practice whether or not the Letter of Credit chooses such law or practice; (ii) honor without regard to any non-docrnnentary condition(s) in the Letter of Credit; (iii) honor or other recognition of a presentation or other demand that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the Beneficiary or other person (excluding employees of the Bank and any processing agent engaged by the Bank), whether or not Applicant is innocent and obtains no benefit; (iv) dishonor of any presentation that does not strictly comply or that is fraudulent, forged, or otherwise not entitled to honor; (v) dishonor, \\hich is authorized by Applicant, which occurs during the continuance of a Dep osit Event, or for which Applicant is unwilling or unable to reimburse the Bank; (vi) non-notification to Applicant of the Bank's receipt of a presentation or claim for reimbursement under the Letter of Credit or of the Bank's disposition thereof; (vii) if the Bank in its sole discretion approaches Applicant for a waiver of discrepancies, dishonors regardless of Applicant's waiver of discrepancies or request for honor; or (viii) retention of Letter of Credit proceeds based on a valid exercise of Bank's set off rights or on an apparently applicable attachment order, blocking regulation, or third-party claim notified to the Bank. (b) Except as may b e expressly provided in this Agreement, the Bank shall not be liable to the Applicant in contract, tort or otherwise and under no circumstances shall the Bank be liable to the Applicant or any other person for any special, indirect, consequential, exemplary, or punitive damages. 7. The Bank's Discretion. (a) The Bank may for Applicant's accotu1t at any time provide in the Letter of Credit or otherwise agree to do or do any one or more of the following: (i) send the Letter of Credit or conduct any conununication to or from the Beneficiary via the Society for Worldwide Interbank Financial Telecommunication ("SWIFT") message or overnight courier, or any other commercially reasonable means of commtmicating with a Beneficiary; (ii) assert or waive or, with any necessary consent from the Beneficiary or other person, amend any provision in the Letter of Credit or applicable practice that primarily concerns issuer operations (including (A) identification of the Letter of Credit in any presentation, (B) marking of the Letter of Credit to reflect a transfer, payment, or other action, (C) specification of banking days and hours, manner, and place for the Bank's receiving a presentation, effecting honor, and giving notice of dishonor under the Letter of Oedit, (D) duration of the period(s) for examination, approaching Applicant for a waiver, or sending a notice of refusal, (E) disposition of the Beneficiary's documents after dishonor or while approaching Applicant for a waiver, and (F) replacement of a lost Letter of Credit or recognition of a successor Beneficiary); (iii) select any branch or office of the Bank or any affiliate of the Bank or another Bank to act as advising, transferring, confnming, ancVor nominated bank or person under the law and practice of the place where it acts (if the Letter of Credit pennits advice, transfer, confirmation, and/or nomination) or to act as letter of credit processing agent for the Bank in the Bank's issuance of the Letter of Credit or processing of demands or in any other action that the Bank is required or permitted to take under the Letter of Credit; (iv) honor any presentation that substantially complies with the terms and conditions of the Letter ofOedit, whether or not the Letter of Credit requires strict or literal compliance; and (v) provide for or submit to arbitration, mediation, or the like for the resolution of any dispute between the Bank and Beneficiary. (b) Unless specifically committed to do so in a writing signed by the Bank, the Bank need not consent to any Letter of Credit amendment If the Letter of Credit may be extended or terminated by a notice given or other action taken by the Bank (with or without the passage of time) and if Applicant desires that the Bank give a notice of non-extension under the Letter of Credit, Applicant should so notify the Bank in writing more than 15 calendar days in advance of the last day on which a timely notice may be given to Beneficiary. Whether or not requested to d o so by Applicant, the Bank shall have the right to give such notice or take such action, to fail or refuse to do so, or to fail to retain proof of doing so. If the Bank gives such notice or takes such action at Applicant's request, then Applicant shall obtain the Beneficiary's acknowledgement thereof and, in the case of Letter of Credit termination, return of the original Letter of Credit. If the Bank fails or refuses to give a notice of non-extension or termination at Applicant's timely written request, then the Bank's Letter of Oedit fees shall be calculated as if the Bank had given such notice or taken such action. (c) If the Beneficiary or another person claims that the Bank has wrongfully repudiated or dishonored, then the Bank shall have the right to defend or settle the claim, with or without joining Applicant in any proceeding or negotiation and without regard to whether the claimant asserts that the Bank is precluded from relying on a valid defense, and Applicant shall have the obligation to mitigate damages and, if the Bank pays or settles, to reimburse, indenrnify, account for any benefits, as provided above, and to cooperate with the Bank as subrogee. (d) The Bank's agreement to use, or its use of, its discretion in one or more instances shall not waive its right, with or without notice to Applicant, to use its discretion differently in other similar instances and shall not establish a course of conduct on which Applic ant may rely in any other instances under the same Letter of Credit. 8. Applicant's Responsibility for Letter of Credit Text and Practice. Applicant is responsible for preparing or approving the text of the Letter of Credit as submitted to and as issued by the Bank and as received by the Beneficiary. The Bank 's recommendation or drafting of text or the Bank's use or non-use or refusal to us e text submitted by Applicant shall not affect Applicant's ultimate respons ibility for the final text Applicant is responsible for the Bank 's failure to apply, or to absente standard practice as applied to, Letter of Credit terms or conditions that (i) are erroneous, ambiguous, inconsistent, insufficient, ineffective, or illegal, (ii) require the Bank to respond to a demand in fewer than 3 banking days, or (iii) require Applicant to sign, issue, or present a docrnnent. 9. Governing Law and Rules. (a) This Agreement will be governed by and interpreted in accordance with (i) U.S. federal law and, (ii) the laws of the state of New York. Unless otherwise specified in the terms of the Letter of Credit, the Letter of Credit will be subject to and governed by and interpreted in accordance with the most current version of the UCP 600 or ISP98, as applicable, in effect on the date the Letter of Credit is issued. In any event, each choice of law shall be without reference to the chosen jurisdiction 's provisions regarding conflicts oftaws. Page4 00-3.'i.O.'i21NSBW 02·2012 US 5560746v.l

(b) Applicant and the Bank agree, to the extent permitted under applicable law, to waive any right to a trial by jury in any action or proceeding with respect to any dispute or controversy under this Application and Agreement and hereby agree that such action or proceeding will be tried before a judge without a jury. 10. Applicant Status.The word "Applicant" in this Application and Agreement refers to each signer (other than the Bank) of this Application and Agreement If this Application and Agreement is signed by more than one Applicant, their obligations under this Application and Agreement sha ll be joint and several and each Applicant hereby waives all sw-etyship defenses such Applicant may now or hereafter have with respect to any obligations under this Agreement. If there is more than one Applicant, the Letter of a-edit will be issued in the name of the Account Party listed on the Application, or if no such party is listed, the first Applicant named on the Application (the "Designated Party"). Applicant further agrees that or negotiation of the Letter of Credit by the Bank, even if the Applicant is awarded such relief, provided only that the Bank has acted in good faith in defending such action). 1)1) Unless the Applicant has specified in the Application that the wording of the Letter of Credit must be exact, Applicant understands that the fmal form of the Letter ofCred itmay val)' from the wording specified in the Application, and Applicant authorizes the Bank to make such changes, not materially inconsistent with the Application, which the Bank deems necessary or appropriate. Applicant understands that the risk to Applicant is greater if Applicant requests a standby letter of credit which requires only a draft, rather than a standby letter of credit which requires supporting documentation. (i) In the event of any change or modification, with the consent of Applicant, which consent may be given by any means of submission acceptable to the Bank, including, without limitation, computer, facsimile or telex, relative to the Letter of Credit or any instrument called for hereunder, including any waiver made or in good faith believed by the Bank to have been made by Applicant of any tenn hereof or the noncompliance of any such instruments with the terms of the Letter of Cred it, this Application and Agreement shall be binding upon Applicant with regard to the Letter of Credit as so changed or modified, and to any action taken by the Bank or any of its correspondents relative thereto. No term or provision of this Application and Agreement can be changed orally, but only in a writing and signed by Applicant and the Bank. This App lication and Agreement may be amended, supplemented or modified from time to time by a rider, amendment or supplement executed by Applicant and accepted by the Bank. G) The Bank assumes no liability or responsibility for the consequences arising out of delay and/or loss in transit of any message, letter or doclUTlentation, or for delay, mutilation or other error arising in the transmission of any teletransmission. In no event shall the Bank be liable for any special, indirect, consequential or exemplary damages. (k) If Applicant includes in the Application any language describing events or conditions that would not be possible for the Bank to verifY solely from the doclUTlents required to be presented under the Letter of Credit, Applicant acknowledges and agrees that the Bank has no obligation to verifY compliance with such requirements. NOTICE OF FlNAL AGREEMENT. THIS WRITTEN AGREEMENT REPRESENTS THE FlNAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITIEN ORAL AGREEMENTS BEI"WEEN THE PARTIES. the Designated Party shall have the exclusive right to issue all insbuctions relating to the Letter of a-edit including (without limitation) insbuctions as to the disposition of documents and any unutilized funds, waiver of discrepancies, and to agree with the Bank upon any amendments, modifications, extensions, renewals, or increases in the Letter of Credit or the ftuther financing or refinancing of any transaction effected thereunder, irrespective of whether the same may now or hereafter affect its rights or those of its legal representatives, heirs, successors or assigns. The Designated Party shall have specimen signatures on file with the Bank and the Bank may give any notices to the Designated Party without notice to any other person listed as an Applicant on the Application. 11. Representations and Warranties. Applicant represents and warrants to the Bank that it has the authority to enter into this Application and Agreement and that such Agreement will not violate or conflict with any of the provisions of its constituent doclUTlents or any other agreement or undertaking to which it is a party or to which it is bound. (b)Applicant represents and warrants to the Bank that Applicant has obtained all licenses and other govenunental approvals required for the import, export, shipping, storage of, financing of or payment for goods and the documents described in the Letter of Credit. Applicant also represents and warrants to the Bank that it has paid all applicable levies, duties or other taxes imposed in cormection with the Letter of Credit (other than net income taxes payable by the Bank). Without limiting the generality of the foregoing, Applicant ftuther expressly represents and warrants to the Bank that the transactions underlying the Letter of Credit are not prohibited under the Foreign Assets Control Regulations of the United States Treasury Department and any importation covered by the Letter of Credit conforms in every respect with all existing applicable U.S. and state laws. 12. Miscellaneous. (a) No delay, extension of time, renewa l, compromise or other indulgence \\hich may occur or be granted by the Bank shall impair the rights and powers of the Bank hereunder. The Bank shall not be deemed to have waived any of its rights hereunder, unless the Bank shall have signed such waiver in writing. (b) Any notice from the Bank to Applicant shall be deemed given when mailed, postage paid, or when delivered to a courier, fee paid by shipper, addressed to Applicant at the address furnished by Applicant to the Bank pursuant to this Application and Agreement, or when confirmed by electronic confirmation to the Bank as having been delivered via facsimile or other teletransmission. Any notice from Applicant to the Bank shall be sent to the address oftheBank specified by the Bank to Applicant and shall be effective upon receipt by the Bank. (c) Each provision of this Application and Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Application and Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Application and Agreement. (d) Any and all payments made to the Bank hereunder shall be made free and clear of and without deduction for any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding income or franchise taxes imposed by the United States and any political subdivisions thereof (such nonexcluded taxes being herein called "Taxes"). If Applicant shall be required by Jaw to deduct any Taxes from or in respect of any sum payable hereunder, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 12(d)), the Bank shall receive an amount equal to the sum the Bank would have received had no such deductions been made, (ii) Applicant shall make such deductions, and (iii) Applicant shall pay the full amount deducted to the relevant authority in accordance with applicable law. Applicant will indemnifY the Bank for the full amount of Taxes (including, without limitation, any Taxes imposed by any jurisd iction on amounts payable under this Section 12(d)) paid by the Bank and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. This indeJJUiification shall be made within 30 days from the date the Bank makes written demand therefor. Within 30 days after the date of any payment of Taxes, Applicant will furnish to the Bank the original or a cerlifit:d copy uf<t rt:ceipl evidencing payrm:nl lliereuf (e) This Application and Agreement shall be binding upon Applicant, its successors and assigns, and shall inure to the benefit of the Bank, its successors, transferees and assigns; provided that any assigmnent by Applicant of any of its rights or obligations under this Application and Agreement without the prior \Vritten consent of the Bank shall be void. (f) If the Applicant requests the Bank to increase the amount of the Letter of Credit, extend or renew the Letter of Credit, other.-:ise modifY the terms of the Letter of Credit, or finance or refmance any transaction effected under the Letter of Credit, Applicant agrees that this Agreement shall continue to bind it with respect to any action taken by the Bank or any of the Bank's correspondents in accordance with such increase, extension, renewal or other modification and as to any transaction so fmanced or refinanced. (g)Applicant shall pay the Bank for reasonable attorneys' fees and allocated costs of in house counsel, and legal costs paid or incurred by the Bank in connection with this Agreement or the related Letter of Credit (including, without limitation, the defense by the Bank of any proceeding initiated by the Applicant to enjoin or restrain any drawing, payment This Application and Agreement is executed by Applicant on . Name of Appll::ant By Tnle Name of Appll::ant (if Elly,co-si!Jling with the ApplicEJllabove) By Tnle (WHERE SPECIMEN SIGNATURES OF THE N'PLIC/>NT N.'MED ABOVE ARE NOT ON FILE WITH B/>NK OF.'MERICA THE FOLOWING SIGNATURE VERIFICATION IS REQUIRED) The above signature of an cfficer,partner or agent of ea:::h Appll::ant indcated abae corfirms to that on file W1th us and su:::h officer. partner C'l agent is fully auth::lrized to sign this ,Agreement fcr su:::h Apj)K:ant By B/>NK (Full Name) (EankAddress) ALihonzed Signatureffitle (Specimen signcture of the signer must be on file with Bank cf Amenca) '"" APPROVING OFFICER frirted Na ) PHct-JE # Bank of Amenca, N.A. Page 5 00·35·0521NSBW 02·2012 US 5560746v.l FOR OFFICE USE 0Y 0Trade OperationsMailCode# CCM.ISSION[]Per S<I llcBrdFeeSchedule[]Other[]Cffirge BCllkingCefller []ChargeDiroctly[]Commissions andCt-erges []Drawings.Commissioos and01arges OFFICER TELEPHONE # FAX # DDA APPLICANT N:. # APPROVINGBANK OFACER SIGNATURE OFFICER INTEROFFICC ADDRESS OFFICER NUM3ER AND COST CENTER NUM3ER

EXHIBIT M-1

FORM OF HEDGE BANK DESIGNATION

To:                             Royal Bank of Canada
as the Term Administrative Agent
Attn: [                               ]
[
                                          ]

Designation of Secured Hedge Agreement (“Designation”)

Ladies and Gentlemen:

Reference is made to the First Lien Credit Agreement, dated as of July 3, 2017 (the “Credit Agreement”), among Focus Financial Partners, LLC, as the Borrower, the lending institutions from time to time parties thereto (each a “Lender” and collectively the “Lenders”), Bank of America, N.A., as the Revolver Administrative Agent, the Swingline Lender and a Letter of Credit Issuer and Royal Bank of Canada, as the Term Administrative Agent and the Collateral Agent. Unless otherwise defined herein, capitalized terms used in this Designation shall have the respective meanings given to them in the Credit Agreement.

Notice is hereby given to the Term Administrative Agent that the Borrower designates [  ] (the “Hedge Bank”) as a “Hedge Bank” pursuant to and in accordance with the terms of the Credit Agreement. The Hedge Bank hereby (i) appoints the Term Administrative Agent and Collateral Agent as its agent under the applicable Credit Documents and (ii) agrees to be bound by the provisions of Sections 10, 11, 12, 13, 23, 24 and 25 of the Pledge Agreement and Sections 5.4, 5.5, 5.7, 6.2, 6.5, 7, 8.1, 8.11, 8.12 and 8.15 of the Security Agreement, in each case, as if it were a Lender.

[Each of the Borrower and the undersigned Hedge Bank hereby designates each Hedge Agreement entered into pursuant to the [Master Agreement], dated as of [      ], 20[  ], between [the Borrower] and [such Hedge Bank] (as amended, restated, supplemented or otherwise modified from time to time, together with each confirmation effected pursuant thereto) as a “Secured Hedge Agreement” pursuant to, and in accordance with, the terms of the Credit Agreement.]

[signature page follows]

M-1-1

Very truly yours,

FOCUS FINANCIAL PARTNERS, LLC

By:
Name:
Title:

[HEDGE BANK]

By:
Name:
Title:

M-1-2

EXHIBIT M-2

FORM OF CASH MANAGEMENT BANK DESIGNATION

To:                             Royal Bank of Canada
as the Term Administrative Agent
Attn: [  ]

Designation of Cash Management Agreement (“Designation”)

Ladies and Gentlemen:

Reference is made to the First Lien Credit Agreement, dated as of July 3, 2017 (the “Credit Agreement”), among Focus Financial Partners, LLC, as the Borrower, the lending institutions from time to time parties thereto (each a “Lender” and collectively the “Lenders”), Bank of America, N.A., as the Revolver Administrative Agent, the Swingline Lender and a Letter of Credit Issuer and Royal Bank of Canada, as the Term Administrative Agent and the Collateral Agent. Unless otherwise defined herein, capitalized terms used in this Designation shall have the respective meanings given to them in the Credit Agreement.

Notice is hereby given to the Term Administrative Agent that the Borrower designates [   ] (the “Cash Management Bank”) as a “Cash Management Bank” pursuant to and in accordance with the terms of the Credit Agreement. The Cash Management Bank hereby (i) appoints the Term Administrative Agent and Collateral Agent as its agent under the applicable Credit Documents and (ii) agrees to be bound by the provisions of Sections 10, 11, 12, 13, 23, 24 and 25 of the Pledge Agreement and Sections 5.4, 5.5, 5.7, 6.2, 6.5, 7, 8.1, 8.11, 8.12 and 8.15 of the Security Agreement, in each case, as if it were a Lender.

[Each of the Borrower and the undersigned Cash Management Bank hereby designates each Cash Management Agreement entered into pursuant to the [Master Agreement], dated as of [         ], 20[  ], between [the Borrower] and [such Cash Management Bank] (as amended, restated, supplemented or otherwise modified from time to time, together with each confirmation effected pursuant thereto) as a “Cash Management Agreement” pursuant to, and in accordance with, the terms of the Credit Agreement.]

[signature page follows]

M-2-1

Very truly yours,

FOCUS FINANCIAL PARTNERS, LLC

By:
Name:
Title:

[CASH MANAGEMENT BANK]

By:
Name:
Title:

M-2-2